As filed with the Securities and Exchange Commission on May 31, 2006
Registration No. 333-133025

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Amendment No. 1
To
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HALO TECHNOLOGY HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	7372	88-0467845
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
HALO TECHNOLOGY HOLDINGS, INC.
200 Railroad Avenue, Third Floor
Greenwich, Connecticut 06830
(203) 422-2950
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Ernest Mysogland, Esq.
HALO TECHNOLOGY HOLDINGS, INC.
200 Railroad Avenue, Third Floor
Greenwich, Connecticut 06830
(203) 422-2950
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:

Todd E. Wille President and Chief Executive Officer Unify Corporation 2101 Arena Blvd., Suite 100 Sacramento, California 95834 (916) 928-6400	Kevin A. Coyle, Esq. DLA Piper Rudnick Gray Cary US LLP 400 Capitol Mall, Suite 2400 Sacramento, California 95814 (916) 930-3200
     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement and all other conditions under the merger agreement (described in the proxy statement/ prospectus herein) are satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Each Class of	to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered	Per Share	Price	Fee

Common Stock, par value $0.00001 per share	14,619,070(1)	Not Applicable	$12,377,703(2)	$1,324.41(3)*

(1)	The number of shares being registered is based upon (x) an estimate of the maximum number of shares of common stock, par value $0.00001 per share, of Unify Corporation (“Unify”) presently outstanding or issuable or expected to be issued in connection with the merger of Unify Corporation and a wholly-owned subsidiary of the registrant including shares issuable upon the exercise of Unify options and warrants prior to the date the merger is expected to be consummated and multiplied by (y) the exchange ratio of 0.437 common shares, par value $0.00001 per share, of the registrant, for each share of common stock of Unify.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is the product of (x) $0.37 (the average of the high and low prices of Unify common stock, as quoted on the Over-The-Counter Bulletin Board on March 31, 2006), and (y) 33,453,250, the estimated maximum number of shares of Unify common stock that may be exchanged for the common shares of the registrant being registered.

(3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.000107.

*	previously paid

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/ prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/ prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/ prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED MAY 31, 2006
Proxy Statement for Special Meeting of Stockholders of
UNIFY CORPORATION
Prospectus for Up to 14,619,070 Shares of Common Stock of
HALO TECHNOLOGY HOLDINGS, INC.
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Holders of Unify common stock:
     Halo Technology Holdings, Inc. (“Halo”) and Unify Corporation (“Unify”) have entered into an agreement and plan of merger pursuant to which Halo will acquire Unify if the conditions to the merger are met. The combination of Halo and Unify is expected to substantially strengthen Halo’s suite of enterprise software offerings while providing Unify with access to greater resources, a larger installed base of customers and significant product synergies with several of the Halo portfolio companies.
     If the merger is completed, Unify will become a wholly-owned subsidiary of Halo. At the effective time of the merger (the “Effective Time”), each issued and outstanding share of Unify common stock (other than those exercising appraisal rights) shall be converted into the right to receive 0.437 of shares of Halo common stock (the “Exchange Ratio”). Further, each outstanding and unexercised Unify stock option that has an exercise price of less than $1.00 per share shall become and represent an option to purchase shares of Halo common stock as adjusted for the Exchange Ratio. All other outstanding Unify options shall be cancelled at the Effective Time.
     The value of the merger consideration to be received in exchange for each share of Unify common stock will fluctuate with the market price of the Halo common stock. Based on the closing sale price for Halo’s common stock on March 14, 2006 (the day of public announcement of the proposed merger), the 0.437 Exchange Ratio represented approximately $0.65 in value for each share of Unify common stock. Based on the closing sale price of the Halo common stock on                 , 2006, the last trading day before the printing of this proxy statement/ prospectus for which it was practicable to obtain this information, the 0.437 exchange ratio represented approximately $        in value for each share of Unify common stock. It is a condition to closing the merger that the holders of outstanding shares of Halo’s preferred stock and holders of certain Halo convertible promissory notes convert these securities into shares of common stock of Halo. If all such securities convert to common stock approximately 23,041,951 shares of Halo common stock would be issued as a result of such conversion. Therefore, if such conditions are met, upon completion of the merger (assuming that no shares have yet been issued in the InfoNow transaction described herein), Unify’s former stockholders would own approximately 29% of the then outstanding Halo common stock based upon the number of shares of Halo estimated to be outstanding upon the conversion of preferred stock and certain convertible notes. Halo’s shareholders will continue to own their existing shares, which will not be affected by the merger. Halo common shares are listed on the OTC/ BB under the symbol “HALO”. Unify common stock is listed on the OTC/ BB under the symbol “UNFY.” We urge you to obtain current market quotations for the shares of Halo and Unify.
     YOUR VOTE IS VERY IMPORTANT. The proposed merger cannot be completed unless it is approved by the affirmative vote of the holders of a majority of the shares of Unify common stock. Whether or not you plan to attend the special meeting of Unify stockholders, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you do not return your card, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have the same effect as a vote against the merger. If you decide to attend the special meeting and wish to change your proxy vote, you may do so by voting in person at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.
     Unify’s board of directors has approved and adopted the merger agreement and determined that the merger is advisable, fair to and in the best interests of Unify and its stockholders and recommends that Unify stockholders vote “FOR” adoption of the merger agreement.
     In lieu of receiving the merger consideration, Unify stockholders who properly preserve their rights are entitled under Delaware law to an appraisal of and payment for their shares of Unify common stock if the merger is completed.
     Only stockholders who hold shares of Unify common stock at the close of business on                 , 2006 will be entitled to vote at the special meeting. If the merger agreement is adopted by the Unify stockholders, the parties intend to close the merger as soon as possible after the special meeting and after all of the other conditions to closing the merger are satisfied or waived, if permissible under applicable law.
     If the proposed merger is completed, you will be sent written instructions for exchanging your certificates of Unify common stock for the merger consideration. Please do not send in your certificates until you have received these instructions.
     This proxy statement/ prospectus explains the merger in greater detail and provides you with detailed information concerning Halo, Unify and the special meeting. Please give all of the information contained in this proxy statement/ prospectus your careful attention. In particular, you should carefully consider the discussion of the risk factors relating to the proposed merger in the section entitled “Risk Factors” beginning on page 33 of this proxy statement/ prospectus.
     On behalf of Unify’s board of directors, I thank you for your support and urge you to VOTE FOR ADOPTION of the merger agreement.

Sincerely,

Steven D. Whiteman
Chairman
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this proxy statement/ prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     The date of this proxy statement/ prospectus is                 , 2006. This proxy statement/ prospectus and the form of proxy are first being mailed to the stockholders of Unify on or about                 , 2006.

UNIFY CORPORATION
2101 Arena Blvd., Suite 100
Sacramento, CA 95834
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD                         , 2006
       NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Unify Corporation, a Delaware corporation, will be held on                     , 2006 at                     at       a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 14, 2006, by and among Halo Technology Holdings, Inc., UCA Merger Sub Inc., a wholly-owned subsidiary of Halo, and Unify Corporation, as amended, as described in more detail in the proxy statement/ prospectus that accompanies this notice.

2. To consider and vote on a proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the merger agreement.

3. To transact such other business as may properly come before the special meeting.
      Unify’s board of directors has fixed the close of business on                     , 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournments or postponements thereof. All stockholders are cordially invited to attend the special meeting, but only stockholders of record on                     , 2006 are entitled to notice of and to vote at the special meeting. A list of such stockholders will be available for inspection at the special meeting and at Unify’s principal executive offices during ordinary business hours for the ten-day period prior to the special meeting. Adoption of the merger agreement will require the affirmative vote of Unify stockholders representing a majority of the outstanding shares of Unify common stock entitled to vote at the special meeting. Authorizing the proxy holders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement will require the affirmative vote of Unify stockholders representing a majority of the shares of Unify common stock present and entitled to vote at the special meeting.
      The board of directors of Unify has determined that the merger is advisable, fair to and in the best interests of the Unify stockholders and recommends that you vote to adopt the merger agreement and for the other matters proposed for approval at the special meeting. The affirmative vote of a majority of the outstanding shares of Unify common stock on the record date is required to adopt the merger agreement.
      Unify stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Delaware law. In order to perfect dissenters’ rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provision is included as Annex D to the attached proxy statement/ prospectus and a summary of this provision can be found in the section entitled “Appraisal Rights for Unify Stockholders” beginning on page 81 of the attached proxy statement/ prospectus.
      Please do not send your stock certificates in at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

By Order of the Board of Directors:

Steven D. Whiteman
Chairman
                    , 2006
Sacramento, California
      Whether or not you plan to attend the annual meeting in person, please complete, date, sign and promptly return the enclosed proxy in the enclosed envelope, which requires no postage. You may revoke your proxy at any time before the vote is taken by delivering to the secretary of Unify a written revocation or a proxy with a later date or by voting your shares in person at the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.
EACH VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 14, 2006, BY AND AMONG HALO TECHNOLOGY HOLDINGS, INC., UCA MERGER SUB, INC. AND UNIFY, INC	ANNEX A
OPINION OF DOUGLAS, CURTIS & ALLYN LLC	ANNEX B
FORM OF STOCKHOLDER AGREEMENT	ANNEX C
DELAWARE GENERAL CORPORATION LAW SECTION 262	ANNEX D

QUESTIONS AND ANSWERS ABOUT THE MERGER
      The following are some questions that you, as a stockholder of Unify, may have regarding the merger and the other matters being considered at the special meeting and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/ prospectus, including the documents attached to this proxy statement/ prospectus, because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the Unify special meeting. Additional important information is also contained in the annexes that are incorporated by reference in this proxy statement/ prospectus.

Q:	Why am I receiving this proxy statement/ prospectus?

A:	Unify and Halo have agreed to the acquisition of Unify by Halo pursuant to the terms of a merger agreement that is described in this proxy statement/ prospectus. A copy of the merger agreement, as amended, is attached to this proxy statement/ prospectus as Annex A. In order to complete the merger, Unify stockholders must approve and adopt the merger agreement and the transactions contemplated thereby. This proxy statement/ prospectus contains important information about the merger, the merger agreement and the special meeting, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending the special meeting. Your vote is very important. We encourage you to vote as soon as possible. Halo stockholders are not required to vote to approve and adopt the merger agreement and the transactions contemplated thereby. Halo is not asking its stockholders for a proxy and Halo stockholders are requested not to send us a proxy.

Q:	What is the purpose of this document?

A:	This document serves as both a proxy statement of Unify and a prospectus of Halo. As a proxy statement, it is provided to you because Unify’s board of directors is soliciting your proxy for use at the Unify special meeting of stockholders called to consider and vote on the merger agreement. As a prospectus, it is provided to you because Halo is offering to exchange shares of its common stock for shares of Unify common stock in the merger.

Q:	What will be the impact of the merger?

A:	If the merger is completed, Unify will become a wholly-owned subsidiary of Halo. By becoming part of Halo, which is a holding company whose subsidiaries operate enterprise software and information technology businesses, Unify’s ability to develop software, provide services, market its services and expand its business is expected to be enhanced. However, Unify will also become part of a much larger enterprise of which Unify management will not have control, and the ability of Unify to achieve positive results for its stockholders will depend on the success of Halo, and not of Unify as a separate company. Descriptions of anticipated impact of the merger, as well the balance of this proxy statement/ prospectus, contain forward-looking statements about events that are not certain to occur as described, or at all, and you should not place undue reliance on these statements. Please carefully read the section entitled “Forward-Looking Statements” beginning on page 49 of this proxy statement/ prospectus. Halo’s business is subject to risks, the occurrence of which may also impact such forward-looking statements. You should read the section entitled “Risk Factors” beginning on page 33 of this proxy statement/ prospectus.

Q:	Why are Halo and Unify proposing the merger?

A:	To review the reasons for the merger, see the sections entitled “The Merger — Halo’s Reasons for the Merger” and “The Merger — Unify’s Reasons for the Merger” beginning on pages 58 and 61, respectively, of this proxy statement/ prospectus.

Q:	What will happen in the merger?

A:	In the merger, UCA Merger Sub, Inc., a wholly-owned subsidiary of Halo, will merge with and into Unify, with Unify continuing after the merger as the surviving entity and a wholly-owned subsidiary of Halo.

Q:	As a Unify stockholder, what will I receive in the merger?

A:	If the merger is completed, you will receive 0.437 shares of Halo common stock for each share of Unify common stock you own as the merger consideration. Certain outstanding options to purchase shares of Unify common stock and outstanding warrants to purchase shares of Unify common stock will also be converted into the right to acquire shares of Halo common stock. The merger consideration is more fully described in the sections of this proxy statement/ prospectus titled “The Merger Agreement — Merger Consideration; Stock Payment” and “; Common Stock Options and Warrants” and in the merger agreement, which is attached to this proxy statement/prospectus as Annex A.

Q:	Will I receive any fractional shares of Halo common stock?

A:	No. In the event application of the exchange ratio to your Unify shares would result in any fractional shares, you will receive cash in lieu of any fractional shares in an amount equal to the fair market value of such fractional shares as of the closing date of the merger.

Q:	What are the principal risks relating to the merger?

A:	If all of the conditions to the merger are not met, the merger may not occur and Halo and Unify may lose the intended benefits of the merger. Even if the merger is completed, the anticipated benefits of combining Halo and Unify may not be realized. Halo may have difficulty integrating Unify and may incur substantial costs in connection with the integration. The merger may result in the loss of customers and/or a drop in Halo’s stock price. Halo may not be able to service its current debt obligations. If the merger fails to qualify as a tax-free reorganization, you will recognize a gain or loss on your Unify shares. These and other risks are explained in the section entitled “Risk Factors — Risks Related to the Merger” beginning on page 33 of this proxy statement/ prospectus.

Q:	Can the value of the transaction change between now and the time the merger is completed?

A:	Yes. While the exchange rate is fixed at 0.437 shares of Halo common stock for each share of Unify stock, the value of each share to you will be determined based on the Halo stock price from time to time. Each holder of Unify stock will receive 0.437 shares of Halo stock. We do not know what the Halo common stock will be worth at the time of closing or thereafter, and you should obtain a current quotation for Halo common stock before voting on the merger. See the sections entitled “The Merger Agreement — Merger Consideration; Stock Payment” and “; Common Stock Options and Warrants” beginning on page 85 of this proxy statement/ prospectus.

Q:	As a holder of options or warrants to purchase Unify common stock, what will I receive in the merger?

A:	Each outstanding option to acquire Unify common stock with a per share exercise price less than $1.00 (whether or not then vested) that remains outstanding immediately prior to consummation of the merger will be converted into an equivalent Halo stock option with the number of shares and option price adjusted to reflect the Exchange Ratio. Each outstanding warrant to acquire Unify common stock will be converted into a warrant to purchase the number of shares of Halo common stock determined by multiplying the number of Unify common shares covered by the option by the Exchange Ratio, with an exercise price per warrant share of Halo common stock of $1.836 irrespective of the Halo common stock price at the Effective Time of the merger. See the sections of this proxy statement/ prospectus titled “The Merger Agreement — Stock Payment” and “; Common Stock Options and Warrants” beginning on page 85 of this proxy statement/ prospectus and in the merger agreement, attached to this proxy statement/ prospectus as Annex A. Each outstanding option to acquire Unify common stock with an exercise price equal to or greater than $1.00 (whether or not then vested) that remains outstanding immediately prior to the consummation of the merger will be cancelled.

Q:	When and where will the special meeting take place?

A:	The Unify special meeting is scheduled to take place at a.m., local time, on , , 2006 at the , , , .

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of Unify common stock as of the close of business on , 2006, referred to as the record date, are entitled to vote at the special meeting. Each stockholder has one vote for each share of Unify common stock that the stockholder owns on the record date.

Q:	What vote is required to adopt the merger agreement?

A:	The affirmative vote of a majority of the shares of Unify common stock outstanding as of the record date is the only vote required to adopt the merger agreement. No vote is required of the Halo stockholders.

Q:	If my shares are held in “street name” by my broker or bank, will my broker or bank automatically vote my shares for me?

A:	No, your broker or bank will not be able to vote your shares without instructions from you. You should instruct your broker or bank to vote your shares by following the instructions your broker or bank provides. If you do not instruct your broker or bank, they will not have the discretion to vote your shares.

Q:	What is the effect of abstentions or broker non-votes?

A:	If you or your broker or bank attends the meeting or returns a proxy card but abstains from voting, or your broker or bank returns a proxy card indicating your broker or bank has no discretionary authority to vote the shares and has not been provided with instructions from you (which is called a broker non-vote), those shares will be counted for purposes of determining whether a quorum is present at the meeting. However, those shares will not be voted, and since adoption of the merger agreement requires the affirmative vote of a majority of Unify’s outstanding shares, abstentions and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

Q:	How can I receive my own copy of this proxy statement/ prospectus even though one has already been delivered to my household?

A:	Some banks, brokers or nominees may participate in the practice of “householding,” which means that only one copy of this proxy statement/ prospectus may be sent to a household where multiple stockholders reside. If you would like to receive an additional copy of this proxy statement/ prospectus, Unify will promptly deliver a separate copy of this proxy statement/ prospectus, including the attached Annexes, to you if you send a written request to Unify Investor Relations, 2101 Arena Boulevard, Suite 100, Sacramento, California 95834 or call Unify Investor Relations at (916) 928-6400.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Unify common stock?

A:	The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the merger qualifies as a Code Section 368 reorganization, U.S. holders of Unify common stock will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of Unify common stock for Halo common shares.

Tax matters are very complicated, and the tax consequences of the merger applicable to a particular stockholder will depend in part on each stockholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For more information, please see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 79 of this proxy statement/ prospectus.

Q:	Can the Merger Agreement be Terminated Before Closing?

A:	Yes, there are several ways the merger agreement can be terminated before closing, including if the merger is not consummated by September 30, 2006, and there are several conditions to closing

(including Halo raising an additional $2 million in equity funding), which, if not met, could result in termination of the merger agreement.

Q:	How does the Unify board of directors recommend that Unify stockholders vote?

A:	Unify’s board of directors recommends that Unify stockholders vote “FOR” the adoption of the merger agreement. Because consummation of the merger is conditioned on Halo raising at least $2 million in equity funding and because one of Unify’s directors, Robert J. Majteles, has an agreement with Special Situation Funds, a Unify investor that may provide that financing, Mr. Majteles abstained from voting on the merger. Other than Mr. Majteles’ abstention, the Unify board of directors recommendation was unanimous.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/ prospectus, please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. You may also attend the special meeting and vote in person. If your shares are held in “street name” by your broker or bank, your broker or bank will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares.

Q:	What if I do not vote, do not fully complete my proxy card or fail to instruct my broker?

A:	It is very important for you to vote. If you do not submit a proxy or instruct your broker how to vote your shares if your shares are held in street name, and you do not vote in person at the special meeting, the effect will be the same as if you voted “AGAINST” the adoption of the merger agreement. If you submit a signed proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” the adoption of the merger agreement. However, if your shares are held in “street name” and you do not instruct your broker how to vote your shares, your broker will not vote your shares, such failure to vote being referred to as a broker non-vote, which will have the same effect as voting “AGAINST” the adoption of the merger agreement. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares in order to ensure that your shares will be voted at the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may change your vote at any time before the vote takes place at the special meeting. To change your vote, you may (1) submit a new proxy card bearing a later date by mail, or (2) send a signed written notice bearing a date later than the date of the proxy to the Secretary of Unify stating that you would like to revoke your proxy. You may also change your vote by attending the special meeting and voting in person, although your attendance alone will not revoke your proxy. However, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a legal proxy from the broker, bank or other nominee authorizing you to vote the shares.

Q:	Will a proxy solicitor be used?

A:	No.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting to vote your shares if Unify has previously received your proxy, although you are welcome to attend.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, , acting the exchange agent, will send you instructions (including a letter of transmittal) explaining how to exchange your shares of Unify common stock for the appropriate number of shares of Halo common stock. Please do not send in your stock certificates with your proxy.

Q:	When do you expect to complete the merger?

A:	We are working to complete the merger as promptly as practicable after the special meeting. However, because the merger is subject to closing conditions, we cannot predict the exact timing.

Q:	Will I have appraisal rights as a result of the merger?

A:	If you do not wish to participate in the merger and wish to exercise your appraisal rights, you must follow the requirements of Delaware law. A copy of the applicable Delaware statutory provision is included as Annex D to this proxy statement/ prospectus and a summary of this provision can be found in the section entitled “Appraisal Rights for Unify Stockholders” beginning on page 81 of this proxy statement/ prospectus. If more than 10% of the Unify stockholders elect to exercise appraisal rights, then Halo can elect to terminate the merger agreement.

Q:	How will Unify stockholders receive the merger consideration?

A:	Following the merger, you will receive a letter of transmittal and instructions on how to obtain the merger consideration in exchange for your Unify common stock. You must return the completed letter of transmittal and surrender your Unify shares of common stock as described in the instructions, and you will receive the merger consideration as soon as practicable after the exchange agent receives your completed letter of transmittal and Unify shares of common stock.

Q:	Who can I call with questions?

A:	If you have any questions about the merger, how to submit your proxy or other matters discussed in this proxy statement/ prospectus or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy card, you should contact Unify Investor Relations at (916) 928-6288.

SUMMARY OF THE PROXY STATEMENT/ PROSPECTUS
      This summary highlights selected information from this proxy statement/ prospectus. It does not contain all of the information that is important in deciding how to vote your shares. To understand the merger fully and for more complete description of the legal terms of the merger, you should read carefully this entire proxy statement/ prospectus and the annexes attached to it, including the merger agreement, as amended, and fairness opinion which are attached as Annexes A and B to this proxy statement/ prospectus and made a part of this proxy statement/ prospectus. For more information about Halo and Unify, see the section of this proxy statement/ prospectus entitled “Where You Can Find More Information.” This summary and this proxy statement/ prospectus contain forward-looking statements about events that are not certain to occur as described, or at all, and you should not place undue reliance on those statements. Please carefully read the section of this proxy statement/prospects entitled “Forward-Looking Statements.”
The Companies (see pages 138 and 94)

Unify Corporation
2101 Arena Blvd., Suite 100
Sacramento, California 95834
Telephone: (916) 928-6400
      Unify provides automation solutions including specialty insurance risk management and driver performance applications. Unify’s solutions deliver a broad set of capabilities for automating business processes, integrating existing information systems and delivering collaborative information. Through its industry expertise and market leading technologies, Unify helps organizations drive business optimization, apply governance and increase customer service.

Halo Technology Holdings, Inc.
200 Railroad Avenue
Greenwich, CT 06830
Telephone: (203) 422-2950
      Halo is a holding company whose subsidiaries operate enterprise software and information technology businesses. In addition to holding its existing subsidiaries, Halo’s strategy is to pursue acquisitions of businesses that either complement Halo’s existing businesses or expand the industries in which Halo operates. Halo’s current operating subsidiaries include Gupta Technologies, LLC (“Gupta”), Warp Solutions, Inc. (“Warp Solutions”), Kenosia Corporation (“Kenosia”), DAVID Corporation (“DAVID”), Process Software (“Process”), ProfitKey International (“ProfitKey”) and Empagio, Inc. (“Empagio”). Halo has merged former subsidiaries Tesseract Corporation and Executive Consultants, Inc. into Empagio.
Reasons for the Merger (see pages 58 and 61)
      Halo’s and Unify’s board of directors, respectively, believe the proposed merger will enhance value for stockholders of both companies. We expect that the combination of Halo and Unify will substantially strengthen Halo’s suite of enterprise software offerings while providing Unify with access to greater resources, a larger installed base of customers and significant product synergies with several of the Halo portfolio companies. In addition, as of the date Unify’s board of directors approved the merger [and as of the date this proxy statement/ prospectus is mailed] , the merger consideration provides a premium for Unify stockholders. To review the reasons for the merger in greater detail, see the sections entitled “The Merger — Halo’s Reasons for the Merger” and “The Merger — Unify’s Reasons for the Merger” beginning on pages 58 and 61, respectively, of this proxy statement/ prospectus.

Potential Disadvantages concerning the Merger (see pages 59 and 62)
      The Halo board of directors identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the possibility that the potential benefits of the merger may not be fully realized;

•	the substantial costs of integrating the businesses of Halo and Unify and the transaction expenses arising from the merger;

•	the difficulty of integrating Unify with Halo’s existing development tools and risk management operations and Halo management efforts required to complete the integration;

•	the risk that the premium offered relative to Unify’s stock price at the time the merger agreement was executed may not be viewed favorably by the market;

•	the effect of the public announcement of the merger on Unify’s customer relations;

•	certain risks applicable to the merger and the business of the combined company as set forth under “Risk Factors” beginning on page 33; and

•	the possibility that the merger might not be consummated, resulting in a potential adverse effect on the market price of the Halo common stock.

      Unify’s board of directors also identified and considered the following potentially negative factors in its deliberations:

•	the possible disruption to Unify’s business that may result from the announcement of the transaction;

•	the potential adverse effects of the public announcement of the merger on Unify’s sales and operating results, ability to retain key employees, the progress of some of Unify’s strategic initiatives, and Unify’s overall strategic position;

•	the inherent difficulties of integrating diverse businesses and the risk that the cost savings, synergies and other benefits expected to be obtained in the merger might not be fully realized;

•	the terms of the merger agreement regarding the restrictions on the operation of Unify’s business during the period between the signing of the merger agreement and the completion or termination of the merger;

•	the $600,000 termination fee to be paid to Halo if the merger agreement is terminated under circumstances specified in the merger agreement, which may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, Unify, as described in the section entitled “The Merger Agreement — Termination” beginning on page 92 of this proxy statement/ prospectus);

•	the terms of the merger agreement placing limitations on the ability of Unify to solicit alternative business combination transactions or engage in negotiations or discussions with, a third party interested in pursuing an alternative business combination transaction (see the section entitled “The Merger Agreement — No Solicitation” beginning on page 91 of this proxy statement/ prospectus);

•	the amount of time it could take to complete the merger, including the fact that completion of the transaction depends on certain factors outside of Unify’s control;

•	the transaction costs expected to be incurred in connection with the merger;

•	the risk that, notwithstanding the likelihood of the merger being completed, the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

•	the market price of Unify common stock, and

•	Unify’s ability to attract and retain customers and personnel; and

•	the risks described in the section entitled “Risk Factors” beginning on page 33 of this proxy statement/ prospectus.
Structure of the Transaction (see page 54)
      On the closing date, UCA Merger Sub, Inc., a wholly-owned subsidiary of Halo, will merge with and into Unify, with Unify continuing after the merger as the surviving entity and a wholly-owned subsidiary of Halo pursuant to the terms of the merger agreement that are described in this proxy statement/ prospectus. Holders of outstanding Unify common stock (other than holders perfecting appraisal rights, see the section of this proxy statement/ prospectus entitled “Appraisal Rights for Unify Stockholders” beginning on page 81 of this proxy statement/ prospectus) will receive as the merger consideration 0.437 shares of Halo common stock for each share of Unify common stock.
      Further, each outstanding and unexercised Unify stock option that has an exercise price of less than $1.00 per share shall become and represent an option to purchase shares of Halo common stock as adjusted for the Exchange Ratio. All other outstanding Unify options shall be cancelled at the Effective Time. The Halo options issued in substitution of assumed Unify options shall contain substantially the same terms and conditions as the applicable assumed Unify options.
      Each outstanding warrant to purchase shares of common stock of Unify shall become and represent a warrant to purchase the number of shares of Halo common stock determined by multiplying the number of shares of Unify common stock subject to the warrant immediately prior to the Effective Time of the merger by the Exchange Ratio, with an exercise price of $1.836 per share. The Halo warrants issued in substitution of Unify warrants shall contain substantially the same terms and conditions as the applicable Unify warrants.
      The merger consideration and treatment of Unify options and warrants are more fully described in the sections entitled “The Merger Agreement — Merger Consideration” and “— Stock Payment; Common Stock Options and Warrants” beginning on page 85 of this proxy statement/ prospectus and in the merger agreement, which is attached to this proxy statement/ prospectus as Annex A. Stockholders of Unify are encouraged to carefully read the merger agreement in its entirety as it is the legal document that governs the merger.
Special Meeting of Unify Stockholders (see page 50)
      The special meeting will be held on                     ,                     , 2006, at       a.m., local time, at                     .
      The purpose of the Unify special meeting is to (1) consider and vote upon a proposal to adopt the merger agreement, (2) consider and vote upon a proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the merger agreement, and (3) transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting. Adoption of the merger agreement by Unify stockholders will also constitute approval of the merger and the other transactions contemplated by the merger agreement as are described more fully in this proxy statement/ prospectus and in the merger agreement, which is attached to this proxy statement/ prospectus as Annex A.
      Only stockholders who hold shares of Unify common stock at the close of business on                     ,                     , 2006, which is also referred to as the record date, are entitled to notice of and to vote at the Unify special meeting. As of the close of business on the record date, there were                      shares of Unify common stock outstanding, which were held of record by approximately                      stockholders. A

majority of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Unify special meeting. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Each Unify stockholder is entitled to one vote for each share of Unify common stock held as of the record date.
      Adoption of the merger agreement by Unify’s stockholders is required by Delaware law in order to consummate the merger. Such adoption requires the affirmative vote of the holders of a majority of the shares of Unify common stock outstanding on the record date and entitled to vote at the special meeting. In addition, authorizing the proxy holders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement will require the affirmative vote of Unify stockholders representing a majority of the shares of Unify common stock present and entitled to vote at the special meeting.
      Unify stockholders representing approximately 33% of the Unify shares entitled to vote at the special meeting have entered into a Stockholder Agreement with Halo pursuant to which they have agreed to vote their shares in favor of the merger. As of the record date, Unify’s directors, executive officers and their affiliates held approximately 6% of the shares entitled to vote at the special meeting.
      Halo shareholders are not required to approve the issuance of the shares of Halo common stock as part of the merger consideration.
Recommendation of Unify’s Board of Directors (see page 53)
      After careful consideration, Unify’s board of directors has approved and adopted the merger agreement and determined that the merger is advisable, fair to and in the best interests of Unify and its stockholders and recommends that Unify stockholders vote “FOR” adoption of the merger agreement. Because consummation of the merger is conditioned on Halo raising at least $2 million in equity funding and because an affiliate of one of Unify’s directors, Robert J. Majteles, has an agreement with Special Situation Funds, a Unify investor which may provide that financing, Mr. Majteles abstained from voting on the merger. Other than Mr. Majteles’ abstention, the Unify board’s recommendation was unanimous.
Fairness Opinion of Douglas Curtis & Allyn LLC (see page 64)
      In connection with the merger, Douglas Curtis & Allyn LLC (“DCA”), delivered a written opinion to Unify’s board of directors to the effect that, as of March 10, 2006, and based upon and subject to the respective assumptions, factors, and limitations set forth in its opinion, the merger consideration to be received by the holders of the outstanding shares of Unify common stock pursuant to the merger agreement was fair from a financial point of view to those holders.
      The full text of the written opinion of DCA dated March 10, 2006, which sets forth the procedures followed, matters considered, assumptions made and limitations on the review undertaken in connection with its opinion, is attached to this proxy statement/ prospectus as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, matters considered, assumptions made and limitations on the review undertaken. DCA provided its opinion for the information and assistance of Unify’s board of directors in connection with its consideration of the merger. DCA’s opinion is directed to Unify’s board of directors as of March 10, 2006 and does not constitute a recommendation as to how any Unify stockholder should vote with respect to the merger.
Interests of Certain Persons in the Merger (see page 75)
      Unify stockholders should be aware that members of Unify’s board of directors and management have interests in the merger that are different from, or in addition to, the interests of other Unify stockholders that may make them more likely to approve and adopt the merger agreement and approve the merger. These are summarized below and described in the section “The Merger — Interests of Certain Persons in the Merger” beginning on page 75 of this proxy statement/ prospectus.

      Todd Wille, who is Unify’s Chief Executive Officer and a member of its Board of Directors, has an employment agreement with Unify which would entitle Mr. Wille to severance benefits if he is terminated from his employment following the merger. However, it is a condition to closing of the merger that Mr. Wille terminate this agreement and enter into a new employment agreement with Halo. Under the new agreement, Mr. Wille will receive substantially the same salary as he is currently receiving from Unify and will be eligible to receive such performance bonuses and stock options as may be determined from time to time by the Halo Compensation Committee, consistent with such bonuses or options as are provided at that time to other similarly-situated senior managers at Halo. These bonuses and options have not yet been determined.
      Treehouse Capital, which is an affiliate of Robert J. Majteles (a director of Unify), has an agreement with certain funds associated with Special Situations Fund (which collectively have a beneficial ownership of approximately 30% of Unify), pursuant to which Treehouse Capital is entitled to receive 10% of the net gain or net loss on the funds’ investment in Unify, subject to certain offsets. This amount is not determined or paid on closing of the merger but rather is calculated from time to time under the agreement based on the value of the total portfolio of the funds’ investments as to which Treehouse Capital provides management or advisory services. In addition, it is contemplated that funds associated with Special Situations Fund may provide funding to Halo either prior to, at or upon completion of the merger. In such event, it is possible that Treehouse Capital may have a similar relationship with respect to such an investment in Halo, although there can be no assurance that such investment will be made or that Treehouse Capital will have any rights to gain or loss with respect to any such investment. Mr. Majteles is required to act independently of Special Situations Fund in discharging his fiduciary duties to the stockholders of Unify.
      The merger agreement provides that any rights to indemnification of Unify’s officers and directors found in Unify’s certificate of incorporation and bylaws will continue following closing of the merger. Further, Halo is required to purchase a directors and officers insurance policy for the benefit of Unify’s current officers and directors for acts or omissions occurring prior to closing of the merger.
Risk Factors (see page 33)
      In evaluating the merger and the merger agreement and before deciding how to vote your shares of Unify common stock at the Unify special meeting, you should carefully read this proxy statement/ prospectus and consider the following risk factors in the section entitled “Risk Factors” beginning on page 33 of this proxy statement/ prospectus for an explanation of the material risks of relating to the merger and Halo’s business. Specific factors that might cause actual results to differ from our expectations include, but are not limited to:

•	failure to complete the merger could negatively impact Unify’s and/or Halo’s stock price, future business, or operations;

•	because the market price of Halo common shares will fluctuate, the value of the Halo common shares that will be issued in the merger will not be known until the closing of the merger;

•	Halo will incur significant costs to achieve and may not be able to realize the anticipated savings, synergies or revenue enhancements from the merger;

•	Halo may not successfully integrate Unify into its business and operations;

•	the costs of the merger and the costs of integrating Halo’s and Unify’s operations are substantial and may make it more difficult for the combined company to achieve profitability;

•	the market price of Halo common stock may decline as a result of the merger;

•	the issuance of shares of Halo common stock in the merger will result in immediate dilution of Halo’s outstanding common stock;

•	Halo’s relatively low trading volume may limit your ability to sell your shares of Halo common stock received in the merger;

•	Halo has a limited operating history, has a history of losses and negative working capital and may need additional financing in the near future;

•	Halo may be unable to borrow funds;

•	If Halo fails to meet its obligations under its debt agreements, its secured lender could foreclose on its assets;

•	The markets for Halo’s products are highly competitive and rapidly changing;

•	The technology Halo uses is rapidly changing;

•	failure to manage anticipated growth and expansion could have a material adverse effect on Halo’s business;

•	Halo expects to pay no cash dividends;

•	Halo’s common stock is subject to the “penny stock” restrictions under federal securities laws, which could reduce the liquidity of the Halo common stock;

•	Halo’s acquisition strategy may place substantial burdens on Halo’s management resources and financial controls; and

•	Halo may not be able to successfully integrate all of its other recent acquisitions with Unify.

Conditions to the Merger (see page 89)
      Each party’s obligation to complete the merger is subject to the prior satisfaction or waiver of each of the conditions specified in the merger agreement and Amendment No. 1 thereto.
      The following conditions, in addition to other customary closing conditions, must be satisfied before Halo and/or Unify are obligated to complete the merger:

•	the merger agreement must be adopted by the holders of a majority of the outstanding shares of Unify common stock as of the record date;

•	there must not be any order, injunction or decree preventing the completion of the merger;

•	this proxy statement/ prospectus must be declared effective by the SEC and no stop order suspending such effectiveness shall be in effect; and

•	Counsel to Unify and tax counsel to Halo shall have delivered opinions dated as of the date of the registration statement, of which this prospectus is part, is declared effective, to the effect that the merger will constitute a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

      The following conditions, in addition to other customary closing conditions, must be satisfied or waived, if permissible, before Halo and/or Unify are obligated to complete the merger:

•	there shall have been no material adverse change in the business, operations, condition (financial or otherwise), assets or liabilities of either Unify or Halo;

•	Halo must have received at least $2,000,000 in new money equity investments;

•	certain holders of convertible promissory notes of Halo must have converted such promissory notes into shares of Halo common stock;

•	the holders of all outstanding shares of Halo’s preferred stock must convert their shares of Halo preferred stock to shares of Halo common stock;

•	should any holders of Unify common stock exercise dissenters rights with respect to the merger, the number of shares of common stock held by such dissenting holders shall not be more than ten percent of Unify’s common stock; and

•	Todd Wille and Halo must have entered into an employment agreement.

      Neither Halo nor Unify can assure you that all of the conditions to the merger will be either satisfied or waived or that the merger will occur.
Termination of the Merger Agreement (see page 92)
      Even if the Unify stockholders approve the merger agreement, the merger agreement may be terminated by mutual consent, or by either Halo or Unify, at any time before the completion of the merger under specified circumstances, including:

•	by mutual consent of Halo and Unify if the board of directors of each company so determines by a vote of a majority of the members of its entire board;

•	upon written notice to the other party 30 days after the date on which any request or application for a regulatory approval shall have been denied or withdraw at the request or recommendation of the governmental entity which must grant such approval, unless within the 30 day period following such denial or withdrawal the Parties agree to file, and have filed with the applicable governmental entity, a petition for rehearing or an amended application;

•	if the merger is not completed, through no fault of the terminating party, by September 30, 2006;

•	if the approval of the stockholders of Unify required for the consummation of the merger is not obtained by reason of the failure to obtain the required vote at a duly held stockholders meeting;

•	if the other party has breached any of its representations and warranties or failed to perform any of its covenants and the breach or failure, individually or in the aggregate, has had or is likely to have a material adverse effect on the non-breaching party and such failure or breach is not cured or curable within 30 days following receipt of written notice of such breach or failure, or such breach, by its nature, cannot be cured prior to the closing of the merger; or

•	if Unify, after compliance with the terms of the merger agreement, accepts a superior proposal (as defined in the section entitled “The Merger Agreement — No Solicitation” beginning on page 91 of this proxy statement/ prospectus), provided that Unify pays Halo the termination fee under the merger agreement (see the section entitled “The Merger Agreement — Termination Fee” beginning on page 93 of this proxy statement/ prospectus).

      In addition, Halo may unilaterally terminate the merger agreement if:

•	Unify or its board of directors fails to call and hold the Unify special meeting; fails to recommend the approval of the merger; fails to oppose a third party acquisition proposal under certain circumstances as defined in the merger agreement; or solicits, initiates, encourages inquiries or company acquisition proposals, or engages in negotiations or discussions regarding a company acquisition proposal (as defined in the sections entitled “The Merger Agreement — Termination Fee” and “— No Solicitation” beginning on pages 93 and 91, respectively, of this proxy statement/ prospectus).
Payment of Termination Fee (see page 93)
      Unify has agreed to pay Halo a termination fee of $600,000 if the merger agreement is terminated under specified circumstances.

No Solicitation of Transactions Involving Unify (see page 91)
      The merger agreement contains restrictions on the ability of Unify to solicit or engage in discussions or negotiations with a third party with respect to a proposal regarding a tender offer, exchange offer, merger, consolidation, business combination or similar transaction, involving Unify. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if Unify receives an unsolicited proposal from a third party to acquire more than fifty percent of the Unify shares then outstanding or all or substantially all of Unify’s assets and Unify’s board of directors determines in good faith such proposal is, or is reasonably likely to be, a proposal that is superior to the merger, Unify may furnish nonpublic information to that third party and engage in negotiations regarding a takeover proposal with that third party.
Material U.S. Federal Income Tax Consequences of the Merger (see page 79)
      The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, holders of Unify common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Unify common stock for Halo common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional Halo common share or upon exercise of appraisal rights.
      Tax matters are complicated and the tax consequences to you of the merger will depend on your particular tax situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/ prospectus. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.
Appraisal Rights (see page 81)
      Unify is a Delaware corporation and under Delaware law, you have the right to dissent from the merger, exercise your appraisal rights and receive payment in cash for the fair value of your Unify common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery. You should be aware that the fair value of your Unify shares as determined by the Chancery Court under Section 262 could be greater, the same, or less than the value that you are entitled to receive for your Unify shares pursuant to the merger agreement. This right to appraisal is subject to a number of restrictions and technical requirements, and Delaware law requires strict compliance with these provisions. Generally, in order to exercise your appraisal rights you must:

•	deliver to Unify a written demand for appraisal of your shares in compliance with Delaware law before the vote on the merger;

•	not vote in favor of the merger by proxy or in person. A proxy which is signed and does not contain voting instructions, unless revoked, will be voted in favor of the merger; and

•	continuously hold your Unify common stock as record holder, from the date you make the demand for appraisal through the closing of the merger.
      Merely voting against the merger will not protect your rights to an appraisal, which requires strict compliance with all the steps mandated under Delaware law. These requirements under Delaware law for exercising appraisal rights are described in further detail in the section entitled “Appraisal Rights for Unify Stockholders” beginning on page 81 of this proxy statement/ prospectus. The relevant section of the Delaware General Corporation Law Section 262 regarding appraisal rights is reproduced and attached as Annex D to this proxy statement/ prospectus. We encourage you to read these provisions carefully and in their entirety.
      IF YOU VOTE FOR THE MERGER, YOU WILL WAIVE YOUR RIGHTS TO SEEK APPRAISAL OF YOUR SHARES OF UNIFY COMMON STOCK UNDER DELAWARE LAW.

      All demands for appraisal should be delivered before the vote on the merger is taken at the Unify special meeting to the following address: Unify Corporation, Attention: Investor Relations, 2101 Arena Boulevard, Suite 100, Sacramento, California 95834, and should be executed by, or on behalf of, the record holder of the shares of Unify common stock. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval and adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.
Surrender of Unify Shares of Common Stock (see page 86)
      Following the Effective Time of the merger, Halo will cause a letter of transmittal to be mailed to all holders of Unify common stock containing instructions for surrendering their shares of common stock. Unify stockholders should not surrender their Unify common stock certificates until they receive the letter of transmittal and fully complete and return it as instructed in the letter of transmittal.
Certain Effects of the Merger (see page 156)
      Upon completion of the merger, Unify stockholders will become stockholders of Halo. The internal affairs of Halo are governed by Nevada law and Halo’s articles of incorporation and bylaws. The internal affairs of Unify are governed by Delaware law and Unify’s certificate of incorporation and bylaws. Due to differences between the governing documents and governing state laws of Halo and Unify, the merger will result in Unify stockholders having different rights once they become Halo stockholders, which rights are summarized in the section entitled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 156 of this proxy statement/ prospectus.

SELECTED FINANCIAL DATA
      You should review the following financial information of Halo and its subsidiaries and of Unify: (i) the financial information and the consolidated financial statements of Halo for the fiscal year ended June 30, 2005 and for the three and nine months ended March 31, 2006 included in this prospectus beginning at page F-1; (ii) the financial statements of Halo’s subsidiary, Gupta Technologies, LLC, for the years ended December 31, 2004 and December 31, 2003 included in this prospectus at page F-72; (iii) the financial statements for Halo’s subsidiary, Tesseract, for the years ended June 30, 2005 and June 30, 2004 included in this prospectus at page F-85, (iv) the financial statements of Halo’s subsidiaries, Process Software, LLC and Affiliates (consisting of DAVID, ProfitKey, Foresight and Process) for the years ended June 30, 2005 and June 30, 2004 included in this prospectus at page F-97; and (v) the financial statements of Unify for the fiscal year ended April 30, 2005 and for the three and nine months ended January 31, 2006, included in this prospectus beginning at page F-118.
      Halo has included unaudited pro forma condensed combined financial statements that reflect the acquisition of Unify in this proxy statement/prospectus beginning on page F-156 and unaudited pro forma condensed combined financial statements that reflect the acquisition of Unify and InfoNow in this proxy statement/prospectus beginning on page F-164. We have included financial information of Unify and InfoNow in the pro formas as we expect both acquisitions to be completed shortly.
      The historical financial information of Halo presented in this proxy statement/ prospectus may not be indicative of Halo’s future performance.
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Unaudited Consolidated Condensed Halo and Unify Pro Forma Financial Statements
      The following Unaudited Pro Forma Consolidated Condensed Financial Statements for Halo give effect to the proposed acquisition of Unify by Halo using the purchase method of accounting for the transaction.
      The unaudited pro forma consolidated condensed balance sheet of Halo gives effect to the proposed acquisition as if it occurred on March 31, 2006 and combines the unaudited historical consolidated balance sheet of Halo as of March 31, 2006 and the unaudited historical consolidated balance sheet of Unify as of January 31, 2006.
      The unaudited pro forma consolidated condensed statement of operations of Halo for the year ended June 30, 2005 gives effect to the proposed acquisition as if it occurred on July 1, 2004. The unaudited pro forma consolidated condensed statement of operations of Halo for the year ended June 30, 2005 combines the results of operations of Halo for the year ended June 30, 2005 with the results of operations of Unify for the twelve months ended July 31, 2005.
      The unaudited pro forma consolidated condensed statement of operations of Halo for the nine months ended March 31, 2006 gives effect to the acquisition of Unify as if the transaction occurred on July 1, 2005. The unaudited pro forma consolidated condensed statement of operations combines the results of Halo for the nine months ended March 31, 2006 with the results of operations of Unify for the nine months ended January 31, 2006.
      The pro forma statements do not reflect any increases or decreases in revenues or costs or any synergies that might result from the Unify acquisition. The pro forma statements reflect the adjustments described in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.
      The pro forma adjustments contained in the pro forma statements are based upon the best information available to management as of the date of report. Accordingly, the final allocation of purchase price could differ from that presented in the pro forma statements and the difference could be significant.

      The pro forma statements have been derived from the historical consolidated financial statements of Halo and Unify and are qualified in their entirety by reference to, and should be read in conjunction with, such historical consolidated financial statements and related notes thereto.
      The pro forma statements are presented for illustrative purposes only and do not purport to be indicative of the operating results or financial position that would have actually occurred if the acquisition of Unify by Halo had occurred on the dates indicated, nor are they necessarily indicative of future operating results or financial position of Halo subsequent to its acquisition of Unify.

Halo Technology Holdings, Inc.
Pro Forma Consolidated Condensed Balance Sheet
March 31, 2006
(Unaudited)

			Pro Forma Adjustments

					Purchase		Halo
	Halo(A)	Unify(B)	Conditions(C)		Accounting		Pro Forma

ASSETS
Current Assets:
Cash and cash equivalents	$1,749,926	$2,729,170	$—		$—		$4,479,096
Marketable Securities	33,800	—	—		—		33,800
Accounts receivable, net of allowance for doubtful accounts	3,993,731	2,673,676	—		—		6,667,407
Due from Platinum Equity, LLC	465,000	—	—		—		465,000
Prepaid expenses and other current assets	873,006	618,100	—		—		1,491,106

Total current assets	7,115,463	6,020,946	—		—		13,136,409
Property and equipment, net	288,335	301,585	—		—		589,920
Deferred financing costs, net	1,653,701	—	—		—		1,653,701
Intangible assets, net of accumulated amortization	24,302,862	242,667	—		5,600,808	(F)	30,146,336
Goodwill	31,517,696	1,405,111	—		7,929,990	(F)	40,852,797
Investment and other assets	168,179	412,103	—		—		580,282

Total assets	$65,046,236	$8,382,411	$—		$13,530,798		$86,959,445

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of senior notes payable	$500,063	$—	$—		$—		$500,063
Accounts payable	1,929,685	160,764	—		—		2,090,449
Accrued expenses	6,091,890	1,325,816	(93,333	)(D)	275,000	(F)	7,599,373
Note payable to Platinum Equity, LLC	1,750,000	—	—		—		1,750,000
Notes payable	3,346,870	811,955	(3,225,000	)(D)	—		933,825
Deferred revenue	14,085,877	3,361,788	—		(1,633,565	)(F)	15,814,100
Due to ISIS	1,243,712	—	—		—		1,243,712

Total current liabilities	28,948,097	5,660,323	(3,318,333)		(1,358,565)		29,931,522
Subordinate notes payable	1,695,004	—	—		—		1,695,004
Senior notes payable	21,481,806	—	—		—		21,481,806
Other long term liabilities	42,499	699,762	—		—		742,261

Total liabilities	52,167,406	6,360,085	(3,318,333)		(1,358,565)		53,850,593
Commitments and contingencies	—	—	—		—		—
Stockholders’ equity:
Preferred stock (Canadian subsidiary)	2	—	—		—		2
Series C Preferred Stock	13,362,688	—	(13,362,688	)(E)	—		—
Series D Preferred Stock	7,840,909	—	(7,840,909	)(E)	—		—
Shares of Common Stock to be issued for accrued dividends on Series C Preferred Stock	412,399	—	—		—		412,399
Shares of Common Stock to be issued for accrued interest on subordinate debt	104,167	—	—		—		104,167
Common stock	81	29,373	27	(D)	128	(F)	448
			212	(E)	(29,373	)(G)
Additional paid-in-capital	67,548,896	63,885,760	5,110,691	(D)	16,911,561	(F)	110,774,533
			21,203,385	(E)	(63,885,760	)(G)
Accumulated other comprehensive loss	(48,072)	23,888	—		(23,888	)(G)	(48,072)
Accumulated deficit	(76,342,240)	(61,916,695)	(1,792,385	)(D)	61,916,695	(G)	(78,134,625)

Total stockholders’ equity	12,878,830	2,022,326	3,318,333		14,889,363		33,108,852

Total liabilities and stockholders’ equity	$65,046,236	$8,382,411	$—		$13,530,798		$86,959,445

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED)
      (A) Reflects the historical financial position of the Company at March 31, 2006.
      (B) Reflects the historical financial position of Unify at January 31, 2006.
      (C) Pro forma adjustments for the conditions to be met before closing this acquisition per the Merger Agreement.
      (D) Certain existing Halo convertible notes are to be converted to Halo’s common stock. As of March 31, 2006, these notes amounted to $3,225,000 in principal, and $93,333 in accrued interest. The total $3,318,333 is to be converted at $1.25 per share, issuing 2,654,666 shares of Halo’s common stock. The value of the common stock issued is $3,318,333 at $1.20 per share market price as of March 31, 2006. At the $.00001 par value, $27 is recorded as common stock, and $3,318,306 is recorded as additional paid in capital. One of these convertible notes were originally issued with warrants, whose fair market value was reduced from the principal. Furthermore, additional warrants are to be issued to the note holders on conversion of these notes. The fair market value of these warrants are estimated to be $1,792,385 using the Black-Scholes method.
      (E) Halo’s Preferred Series C and Preferred Series D Stock are to be converted to Halo’s common stock at a one share to one share ratio. 13,362,688 shares of Preferred Series C Stock (the liquidation value of $13,362,688) and 7,045,454 shares of Preferred Series D Stock (the liquidation value of $7,840,909) were converted into the same number of shares of Halo’s common stock. At the $.00001 par value, $204 ($134 for Series C and $78 for Series D) is recorded as common stock. $21,203,385 ($13,362,554 for Series C and $7,840,831 for Series D) is recorded as additional paid in capital.
      (F) The following represents the acquisition of Unify and the preliminary allocation of the purchase price. Estimates are made based on Halo’s stock price as of March 31, 2006, Unify’s balance sheet, common stock, warrants, and stock options information as of January 31, 2006. The fair market value (“FMV”) of options and warrants are estimated using the Black-Scholes method. The final allocation of the purchase price will be determined based on a comprehensive final evaluation of the fair value of the tangible and intangible assets acquired and liabilities assumed.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED) — (Continued)
Calculation of Purchase Price:

Estimated number of Unify shares to be acquired	29,373,201
Exchange Ratio	0.437

Estimated number of Halo shares to be issued	12,836,089
Halo stock price as of 3/31/2006	$1.20

Estimated stock consideration		$15,403,307
FMV of vested Unify options to be converted to Halo options(1)		721,610
FMV of vested Unify warrants to be converted to Halo warrants(2)		786,772
Estimated Transaction Costs Accrued		275,000

Total Purchase Price		$17,186,689

(1)	Unify’s number of shares underlying the options outstanding as of 1/31/06 was 2,703,991, of which 2,406,374 options had an exercise price of less than $1.00, and of which 1,498,008 options were vested. These options are converted into 654,622 Halo options whose FMV is estimated to be $721,610.

(2)	Unify’s number of shares underlying the warrants outstanding as of 1/31/06 was 2,703,991. These warrants were fully vested and are converted into 993,176 Halo warrants whose FMV was estimated to be $786,772.

Allocation of Purchase Price:

Assets:
Unify’s historical assets	$8,382,411
Write-up of intangible assets consisting of developed technologies and customer relationships	5,600,808
Write-up of goodwill	7,929,990
Liabilities:
Unify’s historical liabilities	(6,360,085)
Adjustment of deferred revenue to fair market value	1,633,565

Total purchase price	$17,186,689

Details of Intangible Assets Acquired:

	Estimated FMV	Estimated Life

Trade name	$171,867	7 Years
Developed technology	2,234,270	7 Years
Customer relationships	3,437,338	7 Years

Total intangible assets acquired	$5,843,475
      (G) Unify’s stockholder’s equity related to the pre-acquisition period is eliminated.

Halo Technology Holdings, Inc.
Pro Forma Consolidated Condensed Statements of Operations
Nine Months ended March 31, 2006
(Unaudited)

Pro Forma	Halo Pro
Halo(H)	Unify(I)	Adjustments	Forma

Revenue
Licenses	$4,556,387	$3,443,802	$—	$8,000,189
Services	12,230,196	4,365,229	—	16,595,425

Total revenues	16,786,583	7,809,031	—	24,595,614
Cost of revenue
Cost of license	925,872	355,207	239,386	(K)	1,520,465
Cost of services	2,462,574	1,358,429	—	3,821,003

Total cost of revenues	3,388,446	1,713,636	239,386	5,341,468
Gross Profit	13,398,137	6,095,395	(239,386)	19,254,146
Product development	4,294,336	2,067,715	—	6,362,051
Sales, marketing and business development	5,403,501	3,086,721	—	8,490,222
General and administrative	8,187,431	1,668,588	111,732	(J)	9,967,751
Amortization of intangibles	1,441,774	90,999	386,701	(K)	1,919,474

Loss before interest	(5,928,905)	(818,628)	(737,819)	(7,485,352)
Interest (expense) income	(6,592,164)	23,720	349,679	(L)	(6,218,765)

Loss before income taxes	(12,521,069)	(794,908)	(388,140)	(13,704,117)
Income taxes	(171,786)	—	—	(M)	(171,786)

Net Loss	$(12,692,855)	$(794,908)	$(388,140)	$(13,875,903)

Computation of loss applicable to Common Shareholders
Net loss before Preferred dividends	$(12,692,855)	$(794,908)	$(388,140)	$(13,875,903)
Preferred dividends	(1,069,162)	—	—	(1,069,162)

Loss attributable to common stockholders	$(13,762,017)	$(794,908)	$(388,140)	$(14,945,065)

Basic and diluted loss per share pro forma	$(2.97)	$(0.37)

Weighted average shares outstanding pro forma	4,637,578	40,536,575	(N)

See accompanying notes to unaudited pro forma consolidated condensed financial statement

Halo Technology Holdings, Inc.
Pro Forma Consolidated Condensed Statements of Operations
Year ended June 30, 2005
(Unaudited)

Pro Forma	Halo Pro
Halo(H)	Unify(I)	Adjustments	Forma

Revenue
Licenses	$2,986,752	$5,210,035	$—	$8,196,787
Services	2,137,170	6,085,751	—	8,222,921

Total revenues	5,123,922	11,295,786	—	16,419,708
Cost of revenue
Cost of license	449,073	392,040	319,181	(K)	1,160,294
Cost of services	396,490	1,290,641	—	1,687,131

Total cost of revenues	845,563	1,682,681	319,181	2,847,425
Gross Profit	4,278,359	9,613,105	(319,181)	13,572,283
Product development	1,589,099	2,825,834	—	4,414,933
Sales, marketing and business development	3,652,117	6,231,706	—	9,883,823
General and administrative	4,042,702	2,537,618	146,235	(J)	6,726,555
Amortization of intangibles	648,041	60,666	515,601	(K)	1,224,308
Late filing penalty	1,033,500	—	—	1,033,500
Intangible impairment	62,917	—	—	62,917
Goodwill impairment	3,893,294	—	—	3,893,294

Loss before interest	(10,643,311)	(2,042,719)	(981,017)	(13,667,047)
Interest (expense) income	(4,631,683)	54,635	0	(L)	4,577,048

Loss before income taxes	(15,274,994)	(1,988,084)	(981,017)	(18,244,095)
Income taxes	(97,945)	(14,002)	—	(M)	(111,947)

Net Loss	$(15,372,939)	$(2,002,086)	$(981,017)	$(18,356,042)

Computation of loss applicable to Common Shareholders
Net loss before beneficial conversion — Preferred dividends	$(15,372,939)	$(2,002,086)	$(981,017)	$(18,356,042)
Beneficial conversion — Preferred dividends	(7,510,590)	—	—	(7,510,590)

Loss attributable to common stockholders	$(22,883,529)	$(2,002,086)	$(981,017)	$(25,866,632)

Basic and diluted loss per share pro forma	$(11.97)	$(0.68)

Weighted average shares outstanding pro forma	1,912,033	$37,810,930	(U)

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
      (H) Reflects the Company’s historical statement of operations for the nine months ended March 31, 2006 and the year ended June 30, 2005.
      (I) Reflects Unify’s historical statement of operations for the nine months ended January 31, 2006 and the twelve months ended July 31, 2005, including various reclassifications to conform to the company’s financial statement presentation. In order to conform Unify’s fiscal year end from April 30 year end to Halo’s June 30 year end, Unify’s historical operating results have been derived from combinations of quarters in its two fiscal years. For the pro forma statements of operations for the nine months ended March 31, 2006, Unify’s results were derived by combining the quarters ended January 31, 2006, October 31, 2005 and July 31, 2005 in its fiscal year ending April 30, 2006. For the pro forma statements of operations for the year ended June 30, 2005, Unify’s results were derived by combining the quarter ended July 31, 2005 in the fiscal year ending April 30, 3006 and last three quarters of its fiscal year ended April 30, 2005.
      (J) To record the increased amortization of deferred compensation of $111,732 and $146,235 for the nine months ended March 31, 2006 and for the year ended June 30, 2005, respectively. These increases are the results of the conversion of unvested Unify stock options.
      (K) To record the increased amortization of intangibles of $626,087 and $834,782 for the nine months ended March 31, 2006 and for the year ended June 30, 2005, respectively. The increase in the amortization results from the increase in the fair market value of the intangible assets acquired.
      (L) To record the decreased interest expense of $349,679 and 0 for the nine months ended March 31, 2006 and for the year ended June 30, 2005, respectively. The decrease in the interest expense results from conversion of the convertible notes described in the note (E) of NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET.
      (M) The Company did not record an income tax benefit because the company provided a full valuation allowance against the deferred tax asset.
      (N) The weighted average number of shares are calculated as follows:

	Nine Months
	Ended March 31,	Year Ended
	2006	June 30, 2005

Halo’s weighted average shares as reported on 10-QSB and 10-KSB	4,637,578	1,912,033
Common stock to be issued under Closing Conditions
Convertible notes to be converted	2,654,666	2,654,666
Preferred Series C and Series D to be converted	20,408,142	20,408,142
Common stock to be issued to Unify stockholders	12,836,089	12,836,089

Weighted average shares pro forma	40,536,475	37,810,930

Unaudited Consolidated Condensed Halo, Unify and InfoNow Pro Forma Financial Statements
      On December 23, 2005, Halo entered into an Agreement and Plan of Merger to acquire InfoNow. Halo anticipates that the InfoNow transaction is likely to close in the first fiscal quarter of 2007, close to the timing of the consummation of the Unify merger and therefore Halo has included pro forma financial statements reflecting the acquisition of both companies.
      The following Unaudited Pro Forma Consolidated Condensed Financial Statements for Halo give effect to the proposed acquisitions of Unify and InfoNow by Halo using the purchase method of accounting for the transaction.
      The unaudited pro forma consolidated condensed balance sheet of Halo gives effect to the proposed acquisitions as if they occurred on March 31, 2006 and combines the unaudited historical consolidated balance sheet of Halo and the unaudited historical consolidated balance sheets of Unify as of January 31, 2006 and InfoNow as of March 31, 2006.
      The unaudited pro forma consolidated condensed statement of operations of Halo for the year ended June 30, 2005 gives effect to the proposed acquisitions as if they occurred on July 1, 2004. The unaudited pro forma consolidated condensed statement of operations of Halo for the year ended June 30, 2005 combines the results of operations of Halo for the year ended June 30, 2005 with the results of operations of Unify for the twelve months ended July 31, 2005 and of InfoNow for the twelve months ended June 30, 2005.
      The unaudited pro forma consolidated condensed statement of operations combines the results of Halo for the nine months ended March 31, 2006 with the results of operations of Unify for the nine months ended January 31, 2006 with the results of operations of InfoNow for the nine months ended March 31, 2006.
      The pro forma statements do not reflect any increases or decreases in revenues or costs or any synergies that might result from the Unify and InfoNow acquisitions. The pro forma statements reflect the adjustments described in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.
      The pro forma adjustments contained in the pro forma statements are based upon the best information available to management as of the date of report. Accordingly, the final allocation of purchase price could differ from that presented in the pro forma statements and the difference could be significant.
      The pro forma statements have been derived from the historical consolidated financial statements of Halo, Unify and InfoNow and are qualified in their entirety by reference to, and should be read in conjunction with, such historical consolidated financial statements and related notes thereto. The historical consolidated financial statements of InfoNow are contained in reports and other information filed by InfoNow with the Securities and Exchange Commission. The Securities and Exchange Commission maintains a website that contains such reports and other information which may be accessed at http://www.sec.gov.
      The pro forma statements are presented for illustrative purposes only and do not purport to be indicative of the operating results or financial position that would have actually occurred if the acquisitions of Unify and InfoNow by Halo had occurred on the dates indicated, nor are they necessarily indicative of future operating results or financial position of Halo subsequent to its acquisition of Unify and InfoNow.

HALO TECHNOLOGY HOLDINGS, INC.
PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
March 31, 2006
(Unaudited)

								Pro Forma
			Pro Forma Adjustments					Adjustment

					Purchase			Purchase		Halo
	Halo(A)	Unify(B)	Conditions(C)		Accounting		InfoNow(H)	Accounting		Pro Forma

Assets
Current Assets:
Cash and cash equivalents	$1,749,926	$2,729,170	$—		$—		$1,670,922	$(6,410	)(I)	$6,143,608
Marketable Securities	33,800	—	—		—		—	—		33,800
Accounts receivable, net of allowance for doubtful accounts	3,993,731	2,673,676	—		—		1,105,616	—		7,773,023
Due from Platinum Equity, LLC	465,000	—	—		—		—	—		465,000
Prepaid expenses and other current assets	873,006	618,100	—		—		432,040	—		1,923,146

Total current assets	7,115,463	6,020,946	—		—		3,208,578	(6,410)		16,338,577
Property and equipment, net	288,335	301,585	—		—		327,692	—		917,612
Deferred financing costs, net	1,653,701	—	—		—		—	—		1,653,701
Intangible assets, net of accumulated amortization	24,302,862	242,667	—		5,600,808	(F)	792,352	1,765,103	(I)	32,703,791
Goodwill	31,517,696	1,405,111	—		7,929,990	(F)	—	4,279,766	(I)	45,132,563
Investment and other assets	168,179	412,103	—		—		—	—		580,282

Total assets	$65,046,236	$8,382,411	$—		$13,530,798		$4,328,622	$6,038,459		$97,326,526

Liabilities and stockholders’ equity
Current liabilities:
Current portion of senior notes payable	$500,063	$—	$—		$—		$—	$—		$500,063
Accounts payable	1,929,685	160,764	—		—		1,227,462	—		3,317,911
Accrued expenses	6,091,890	1,325,816	(93,333	)(D)	275,000	(F)	308,924	275,000	(I)	8,183,297
Note payable to Platinum Equity, LLC	1,750,000	—	—		—		—	—		1,750,000
Notes payable	3,346,870	811,955	(3,225,000	)(D)	—		—	—		933,825
Deferred revenue	14,085,877	3,361,788	—		(1,633,565	)(F)	1,665,878	(474,775	)(I)	17,005,203
Due to ISIS	1,243,712	—	—		—		—	—		1,243,712

Total current liabilities	28,948,097	5,660,323	(3,318,333)		(1,358,565)		3,202,264	(199,775)		32,934,011
Subordinate notes payable	1,695,004	—	—		—		—	—		1,695,004
Senior notes payable	21,481,806	—	—		—		—	—		21,481,806
Other long term liabilities	42,499	699,762	—		—		148,087	(24,011	)(I)	866,337

Total liabilities	52,167,406	6,360,085	(3,318,333)		(1,358,565)		3,350,351	(223,786)		56,977,158
Commitments and contingencies	—	—	—		—		—	—		—
Stockholders’ equity:
Preferred stock (Canadian subsidiary)	2	—	—		—		—	—		2
Series C Preferred Stock	13,362,688	—	(13,362,688	)(E)	—		—	—		—
Series D Preferred Stock	7,840,909	—	(7,840,909	)(E)	—		—	—		—
Shares of Common Stock to be issued for accrued dividends on Series C Preferred Stock	412,399	—	—		—		—	—		412,399
Shares of Common Stock to be issued for accrued interest on subordinate debt	104,167	—	—		—		—	—		104,167
Common stock	81	29,373	27	(D)	128	(F)	10,157	60	(I)	508
			212	(E)	(29,373	)(G)		(10,157	)(J)
Additional paid-in-capital	67,548,896	63,885,760	5,110,691	(D)	16,911,561	(F)	40,172,116	7,240,456	(I)	118,014,989
			21,203,385	(E)	(63,885,760	)(G)		(40,172,116	)(J)
Accumulated other comprehensive loss	(48,072)	23,888	—		(23,888	)(G)	—	—		(48,072)
Accumulated deficit	(76,342,240)	(61,916,695)	(1,792,385	)(D)	61,916,695	(G)	(39,204,002)	39,204,002	(J)	(78,134,625	) )

Total stockholders’ equity	12,878,830	2,022,326	3,318,333		14,889,363		978,271	6,262,245		40,349,368

Total liabilities and stockholders’ equity	$65,046,236	$8,382,411	$—		$13,530,798		$4,328,622	$6,038,459		$97,326,526

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (Unaudited)
      (A) Reflects the historical financial position of the Company at March 31, 2006.
Acquisition
      (B) Reflects the historical financial position of Unify at January 31, 2006.
      (C) Pro forma adjustments for the conditions to be met before closing this acquisition per the Merger Agreement.
      (D) Certain existing Halo convertible notes are to be converted to Halo’s common stock. As of March 31, 2006, these notes amounted to $3,225,000 in principal, and $93,333 in accrued interest. The total $3,318,333 is to be converted at $1.25 per share, issuing 2,654,666 shares of Halo’s common stock. The value of the common stock issued is $3,318,333 at $1.20 per share market price as of March 31, 2006. At the $.00001 par value, $27 is recorded as common stock, and $3,318,306 is recorded as additional paid in capital. One of these convertible notes were originally issued with warrants, whose fair market value was reduced from the principal. Furthermore, additional warrants are to be issued to the note holders on conversion of these notes. The fair market value of these warrants are estimated to be $1,792,385 using the Black-Scholes method.
      (E) Halo’s Preferred Series C and Preferred Series D Stock are to be converted to Halo’s common stock at a one share to one share ratio. 13,362,688 shares of Preferred Series C Stock (the liquidation value of $13,362,688) and 7,045,454 shares of Preferred Series D Stock (the liquidation value of $7,840,909) were converted into the same number of shares of Halo’s common stock. At the $.00001 par value, $212 ($134 for Series C and $78 for Series D) is recorded as common stock. $21,203,389 ($13,362,554 for Series C and $7,840,831 for Series D) is recorded as additional paid in capital.
      (F) The following represents the acquisition of Unify and the preliminary allocation of the purchase price. Estimates are made based on Halo’s stock price as of March 31, 2006, Unify’s balance sheet, common stock, warrants, and stock options information as of January 31, 2006. The fair market value (“FMV”) of options and warrants are estimated using the Black-Scholes method. The final allocation of the purchase price will be determined based on a comprehensive final evaluation of the fair value of the tangible and intangible assets acquired and liabilities assumed.
Calculation of Purchase Price:

Estimated number of Unify shares to be acquired	29,373,201
Exchange Ratio	0.437

Estimated number of Halo shares to be issued	12,836,089
Halo stock price as of 3/31/2006	$1.20

Estimated stock consideration		$15,403,307
FMV of vested Unify options to be converted to Halo options(1)		721,610
FMV of vested Unify warrants to be converted to Halo warrants(2)		786,772
Estimated transaction costs accrued		275,000

Total purchase price		$17,186,689

(1)	Unify’s number of shares underlying the options outstanding as of 1/31/06 was 2,703,991, of which 2,406,374 options had an exercise price of less than $1.00, and of which 1,498,008 options were vested. These options are converted into 654,622 Halo options whose FMV is estimated to be $721,610.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (Unaudited) — (Continued)

(2)	Unify’s number of shares underlying the warrants outstanding as of 1/31/06 was 2,272,715. These warrants were fully vested and are converted into 993,176 Halo warrants whose FMV was estimated to be $786,772.
Allocation of Purchase Price:

Assets:
Unify’s historical assets	$8,382,411
Write-up of intangible assets consisting of developed technologies and customer relationships	5,600,808
Write-up of goodwill	7,929,990
Liabilities:
Unify’s historical liabilities	(6,360,085)
Adjustment of deferred revenue to fair market value	1,633,565

Total purchase price	$17,186,689

      (G) Unify’s stockholder’s equity related to the pre-acquisition period is eliminated.
      (H) Reflects the historical financial position of InfoNow at March 31, 2006.
      (I) The following represents the acquisition of InfoNow and the preliminary allocation of the purchase price. Estimates are made based on InfoNow’s balance sheet, common stock, and stock options information as of March 31, 2006. The final allocation of the purchase price will be determined based on a comprehensive final evaluation of the fair value of the tangible and intangible assets acquired and liabilities assumed.
Calculation of Purchase Price:

Estimated number of InfoNow shares to be acquired	10,055,398
Conversion price	$0.71

Total conversion value	$7,139,333		100%
InfoNow cash balance as of 3/31/06	$1,670,922
InfoNow net working capital as of 3/31/06	$6,314

Lesser of two (to be paid in cash to InfoNow stockholders)		$6,314	0%
Total conversion value minus cash consideration (to be paid in Halo common shares)		$7,133,019	100%
Estimated value of InfoNow stock options with exercise price of $.71 or lower	$107,593		100%

Option conversion value allocated to cash		$96	0%
Option conversion value allocated to stock		$107,497	100%
Estimated transaction costs accrued		275,000

Total purchase price		$7,521,926

*	The estimated purchase prices by category: cash $6,410; common stock $7,240,516 (6,033,763 shares); and transaction costs $275,000.
      (J) InfoNow’s stockholder’s equity related to the pre-acquisition period is eliminated.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (Unaudited) — (Continued)
Allocation of Purchase Price:

Assets:
InfoNow’s historical assets	$4,328,622
Write-up of intangible assets consisting of developed technologies and customer relationships	1,765,103
Recording of goodwill	4,279,766
Liabilities:
InfoNow’s historical liabilities ($24,011 of long-term liabilities)	(3,350,351)
Adjustment of deferred revenue to fair market value ($24,011 long term)	498,786

Total purchase price	$7,521,926

HALO TECHNOLOGY HOLDINGS, INC.
PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
Nine Months Ended March 31, 2006
(Unaudited)

Pro Forma	Pro Forma	Halo
Halo(K)	Unify(L)	Adjustments	InfoNow(Q)	Adjustments	Pro Forma

Revenue
Licenses	$4,556,387	$3,443,802	$—	$—	$—	$8,000,189
Services	12,230,196	4,365,229	—	6,490,580	—	23,086,005

Total revenues	16,786,583	7,809,031	—	6,490,580	—	31,086,194
Cost of revenue
Cost of license	925,872	355,207	239,386	(M)	—	104,770	(R)	1,625,235
Cost of services	2,462,574	1,358,429	—	4,188,835	—	8,009,838

Total cost of revenues	3,388,446	1,713,636	239,386	4,188,835	104,770	9,635,073
Gross Profit	13,398,137	6,095,395	(239,386)	2,301,745	(104,770)	21,451,121
Product development	4,294,336	2,067,715	—	448,295	—	6,810,346
Sales, marketing and business development	5,403,501	3,086,721	—	741,075	—	9,231,297
General and administrative	8,187,431	1,668,588	111,732	(N)	1,773,604	—	11,741,355
Amortization of intangibles	1,441,774	90,999	386,701	(M)	—	169,243	(R)	2,088,717

Loss before interest	(5,928,905)	(818,628)	(737,819)	(661,229)	(274,013)	(8,420,594)
Interest (expense) income	(6,592,164)	23,720	(349,679	)(O)	63,311	—	(6,155,454)

Loss before income taxes	(12,521,069)	(794,908)	(388,140)	(597,919)	(274,013)	(14,576,048)
Income taxes	(171,786)	—	—	(P)	—	—	(S)	(171,786)

Net Loss	$(12,692,855)	$(794,908)	$(388,140)	$(597,919)	$(274,013)	$(14,747,834)

Computation of loss applicable to Common Shareholders
Net loss before Preferred dividends	$(12,692,855)	$(794,908)	$(388,140)	$(597,919)	$(274,013)	$(14,747,834)
Preferred dividends	(1,069,162)	—	—	—	—	(1,069,162)

Loss attributable to common stockholders	$(13,762,017)	$(794,908)	$(388,140)	$(597,919)	$(274,013)	$(15,816,996)

Basic and diluted loss per share pro forma	$(2.97)	$(0.34)

Weighted average shares outstanding pro forma	4,637,578	46,570,238	(T)

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

HALO TECHNOLOGY HOLDINGS, INC.
PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
Year ended June 30, 2005
(Unaudited)

Pro Forma	Pro Forma	Halo
Halo(K)	Unify(L)	Adjustments	InfoNow(Q)	Adjustments	Pro Forma

Revenue
Licenses	$2,986,752	$5,210,035	$—	$—	$8,196,787
Services	2,137,170	6,085,751	—	9,501,411	—	17,724,332

Total revenues	5,123,922	11,295,786	—	9,501,411	—	25,921,119
Cost of revenue
Cost of license	449,073	392,040	319,181	(M)	—	139,693	(R)	1,299,987
Cost of services	396,490	1,290,641	—	6,177,554	—	7,864,685

Total cost of revenues	845,563	1,682,681	319,181	6,177,554	139,693	9,164,672
Gross Profit	4,278,359	9,613,105	(319,181)	3,323,857	(139,693)	16,756,446
Product development	1,589,099	2,825,834	—	865,067	—	5,280,000
Sales, marketing and business development	3,652,117	6,231,706	—	1,534,301	—	11,418,124
General and administrative	4,042,702	2,537,618	146,235	(N)	3,002,134	—	9,728,689
Amortization of intangibles	648,041	60,666	515,601	(M)	—	225,658	(R)	1,449,966
Late filing penalty	1,033,500	—	—	—	—	1,033,500
Intangible impairment	62,917	—	—	—	—	62,917
Goodwill impairment	3,893,294	—	—	—	—	3,893,294

Loss before interest	(10,643,311)	(2,042,719)	(981,017)	(2,077,645)	(365,351)	(16,110,043)
Interest (expense) income	(4,631,683)	54,635	0	(O)	47,859	—	(4,529,189)

Loss before income taxes	(15,274,994)	(1,988,084)	(981,017)	(2,029,786)	(365,351)	(20,639,232)
Income taxes	(97,945)	(14,002)	—	(P)	—	—	(S)	(111,947)

Net Loss	$(15,372,939)	$(2,002,086)	$(981,017)	$(2,029,786)	$(365,351)	$(20,751,179)

Computation of loss applicable to Common Shareholders
Net loss before beneficial conversion — Preferred dividends	$(15,372,939)	$(2,002,086)	$(981,017)	$(2,029,786)	$(365,351)	$(20,751,179)
Beneficial conversion — Preferred dividends	(7,510,590)	—	—	—	—	(7,510,590)

Loss attributable to common stockholders	$(22,883,529)	$(2,002,086)	$(981,017)	$(2,029,786)	$(365,351)	$(28,261,769)

Basic and diluted loss per share pro forma	$(11.97)	$(0.64)

Weighted average shares outstanding pro forma	1,912,033	43,844,693	(T)

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

NOTES TO THE PRO FORMA CONSOLIDATED
CONDENSED STATEMENTS OF OPERATIONS — (Continued)
(Unaudited)
      (K) Reflects the Company’s historical statement of operations for the nine months ended March 31, 2006 and the year ended June 30, 2005.
      (L) Reflects Unify’s historical statement of operations for the nine months ended January 31, 2006 and the twelve months ended July 31, 2005, including various reclassifications to conform to the company’s financial statement presentation. In order to conform Unify’s fiscal year end from April 30 year end to Halo’s June 30 year end, Unify’s historical operating results have been derived from combinations of quarters in its two fiscal years. For the pro forma statements of operations for the nine months ended March 31, 2006, Unify’s results were derived by combining the quarters, ended January 31, 2006, October 31, 2005 and July 31 in its fiscal year ended April 30, 2006. For the pro forma statements of operations for the year ended June 30, 2005, Unify’s results were derived by combining the quarter ended July 31, 2005 in the fiscal year ending April 30, 3006 and last three quarters of its fiscal year ended April 30, 2005.
      (N) To record the increased amortization of deferred compensation of $111,732 and $146,235 for the nine months ended March 31, 2006 and for the year ended June 30, 2005, respectively. These increases are the results of the conversion of unvested Unify stock options.
      (M) To record the increased amortization of intangibles of $626,087 and $834,782 for the nine months ended March 31, 2006 and for the year ended June 30, 2005, respectively. The increase in the amortization results from the increase in the fair market value of the intangible assets acquired.
      (O) To record decreased interest expense of $349,679 and 0 for the nine months ended March 31, 2006 and for the year ended June 30, 2005, respectively. The decrease in interest expense results from conversion of the convertible notes described in the note (E) of NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET.
      (P) The Company did not record an income tax benefit because the company provided a full valuation allowance against the deferred tax asset.
      (Q) Reflects InfoNow’s historical statement of operations for the nine months ended March 31, 2006 and the twelve months ended June 30, 2005, including various reclassifications to conform to the company’s financial statement presentation. In order to conform InfoNow’s fiscal year end from calendar year end to Halo’s June 30 year end, InfoNow’s historical operating results have been derived from combinations of quarters in its two fiscal years. For the pro forma statements of operations for the nine months ended March 31, 2006, InfoNow’s results were derived by combining the last two quarters ended December 31, 2005 in its fiscal year ended December 31, 2005 and the first quarter ended March 31, 2006 in its fiscal year ending December 31, 2006. For the pro forma statements of operations for the year ended June 30, 2005, InfoNow’s results were derived by combining the first two quarters of its the fiscal year ended December 31, 2005 and last two quarters of its fiscal year ended December 31, 2004.
      (R) To record the increased amortization of intangibles of $274,013 and $365,351 for the nine months ended March 31, 2006 and for the year ended June 30, 2005, respectively. The increase in the amortization results from the increase in the fair market value of the intangible assets acquired.
      (S) The Company did not record an income tax benefit because the company provided a full valuation allowance against the deferred tax asset.

NOTES TO THE PRO FORMA CONSOLIDATED
CONDENSED STATEMENTS OF OPERATIONS — (Continued)
(Unaudited)
      (T) The weighted average number of shares are calculated as follows:

	Nine Months
	Ended March 31,	Year Ended
	2006	June 30, 2005

Halo’s weighted average shares as reported on 10-QSB and 10-KSB	4,637,578	1,912,033
Common stock to be issued under Closing Conditions
Convertible notes to be converted	2,654,666	2,654,666
Preferred Series C and Series D to be converted	20,408,142	20,408,142
Common stock to be issued to Unify stockholders	12,836,089	12,836,089
Common stock to be issued to InfoNow stockholders	6,033,763	6,033,763

Weighted average shares pro forma	46,570,238	43,844,693

Comparative Market Price
      Halo common stock trades on the over the counter bulletin boards under the symbol “HALO.” Unify common stock trades on the over the counter bulletin boards under the symbol “UNFY.”
      The following table sets forth, for the periods indicated, the high and low sale prices per share of Halo and Unify common stock, each as reported on the bulletin boards or the exchange on which the stock was trading as of the relevant date:

	Halo		Unify

Three Months Ended	High	Low	High	Low

2004
March 31, 2004	$31.00	$17.00	$1.39	$0.86
June 30, 2004	18.00	6.00	1.02	0.71
2005
September 30, 2004	8.00	3.00	0.80	0.37
December 31, 2004	5.00	1.50	0.66	0.38
March 31, 2005	5.00	1.51	0.66	0.46
June 30, 2005	4.00	1.60	0.638	0.35
2006
September 30, 2005	2.85	.92	0.42	0.35
December 31, 2005	1.75	1.10	0.37	0.30
March 31, 2006	1.80	1.20	0.45	0.32
      The following table presents the last reported sale price of a share of Halo common stock and a share of Unify common stock on March 13, 2006, the last full trading day before announcement of the signing of the merger agreement, and on                     , 2006, the last practicable date prior to the mailing of this document. The table also presents the implied value of a share of Unify common stock on an equivalent per share basis on each of these two dates, calculated by multiplying the last reported sale price of a Halo common share on each such date by 0.437, which is the exchange ratio.

Implied per
	Halo	Unify	Share Value of
	Common	Common	Unify Common
Date	Shares	Shares	Shares

March 13, 2006	$1.57	$0.43	$0.68
, 2006	$—	$—	$—
      You should obtain current stock price quotations for Unify common stock and Halo common stock.

RISK FACTORS
      You should carefully consider the following factors, together with the other information contained in this proxy statement/ prospectus, before determining whether or not to vote in favor of the approval and adoption of the merger agreement and the merger. By voting in favor of the merger, you will be choosing to invest in Halo common stock. An investment in Halo common stock involves a high degree of risk. Additional risks and uncertainties not currently known to Halo or that Halo does not currently deem material may also become important factors that may harm Halo’s business. If any of the following risks actually occur, Halo’s business, financial condition or results of operations would likely suffer, the trading price of Halo’s common stock would probably decline, and you may lose all or part of your investment.
Risks Related to the Merger

Failure to complete the merger could negatively impact Unify’s and/or Halo’s stock price, future business, or operations.
      If the merger is not completed, Halo and Unify may be subject to a number of material risks, including the following:

•	Unify may be required under certain circumstances to pay Halo a termination fee of $600,000;

•	the price of Halo’s and/or Unify’s common stock may decline to the extent that the relevant current market price reflects a market assumption that the merger will be completed; and

•	costs related to the merger, such as legal, accounting, certain financial advisory and financial printing fees, must be paid, even if the merger is not completed.
      Further, if the merger is terminated and Unify’s board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner on terms as attractive as those provided for in the merger agreement. In addition, while the merger agreement is in effect and subject to very narrowly defined exceptions, Unify is prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, disposition, consolidation, dissolution, sale of assets or other business combination, other than with Halo. See the sections entitled “The Merger Agreement — No Solicitation,” “— Termination,” “— Termination Fee,” and “Risk Factors — Risks Related to Halo’s Business” beginning on pages 91, 92, 93 and 38, respectively, of this proxy statement/ prospectus.

Failure to satisfy or waive certain conditions could prevent the merger from occurring.
      The closing of the merger is contingent upon various conditions being satisfied or waived. If all the conditions are not satisfied or waived, the merger will not occur. If the merger does not occur, each of Halo and Unify will lose the intended benefits of the merger. The following conditions, in addition to other customary closing conditions, must be satisfied or waived, if permissible, before Halo and/or Unify are obligated to complete the merger:

•	the merger agreement must be adopted by the holders of a majority of the outstanding shares of Unify common stock as of the record date;

•	there must not be any order, injunction or decree preventing the completion of the merger;

•	this proxy statement/ prospectus must be declared effective by the SEC and no stop order suspending such effectiveness shall be in effect;

•	there shall have been no material adverse change in the business, operations, condition (financial or otherwise), assets or liabilities of either Unify or Halo;

•	Halo must have received at least $2,000,000 in new money equity investments;

•	certain holders of convertible promissory notes of Halo must have converted such promissory notes into shares of Halo common stock;

•	the holders of all outstanding shares of Halo’s preferred stock must convert their shares of Halo preferred stock to shares of Halo common stock;

•	should any holders of Unify common stock exercise dissenters rights with respect to the merger, the number of shares of common stock held by such holders shall not be more than ten percent of Unify’s common stock; and

•	Todd Wille and Halo must have entered into an employment agreement.
      Any termination of the merger agreement, regardless of whether termination expenses are required to be paid, could lead to a possible decline in the market price of Halo and/or Unify common stock to the extent current market prices reflect a market assumption that the merger will be completed.

Because the market price of Halo common shares will fluctuate, the value of the Halo common shares that will be issued in the merger will not be known until the closing of the merger.
      The value of the Halo common stock to be issued in the merger could be considerably higher or lower than the value at the time the merger consideration was negotiated. Neither Halo nor Unify is permitted to terminate the merger agreement or resolicit the vote of Unify stockholders solely because of changes in the market prices of either company’s stock. Stock price changes may result from a variety of factors, including changes in the respective businesses operations and prospects of Halo and Unify, changes in general market and economic conditions, and regulatory considerations. Many of these factors are beyond the control of Halo or Unify.
      Upon the completion of the merger, each share of Unify common stock outstanding immediately prior to the merger will be converted into the right to receive 0.437 shares of Halo common stock. Because the exchange ratio for Halo common shares to be issued in the merger has been fixed, the value of the merger consideration will depend upon the market price of Halo common shares. This market price may vary from the closing price of Halo common shares on the date the merger was announced, on the date that the proxy statement/ prospectus is mailed to Unify stockholders and Halo shareholders and on the date of the Unify special meeting. Accordingly, at the time of the stockholder meetings, stockholders will not know or be able to calculate the value of the merger consideration that would be issued upon completion of the merger. Further, the time period between the stockholder votes taken at the meeting and the completion of the merger will depend on the satisfaction or waiver of other conditions to closing, and there is currently no way to predict how long it will take or the changes in Halo’s and Unify’s respective businesses, operations and prospects that may occur during this interval. See the sections entitled “The Merger Agreement — Merger Consideration; Stock Payment” and “; Common Stock Options and Warrants” beginning on page 85 of this proxy statement/ prospectus.

Halo will incur significant costs to achieve and may not be able to realize the anticipated savings, synergies or revenue enhancements from the merger.
      Halo and Unify entered into the merger agreement with the expectation that the merger will result in various benefits, including among others, the ability to spread certain redundant costs associated with operating as separate public companies, including duplicative corporate functions and accounting and legal fees associated with SEC reporting, over a broader base of portfolio companies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether Halo integrates Unify in an effective and efficient manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs and diversification of management’s time and energy could materially impact Halo’s business, financial condition and operating results.
      Even if Halo is able to integrate successfully its operations with Unify’s operations, Halo may not be able to realize the cost savings, synergies or revenue enhancements that Halo anticipates from the integration, either in the amount or the time frame that Halo currently expects. Halo’s ability to realize anticipated cost savings, synergies and revenue enhancements may be affected by a number of factors, including, but not limited to:

•	Halo’s ability to effectively eliminate duplicative back office overhead and overlapping and redundant general and administrative functions and costs associated with operating as separate public companies;

•	the anticipated utilization of cash resources on integration and implementation activities to achieve those cost savings, which could be greater than Halo currently expects and which could offset any such savings and other synergies resulting from the merger;

•	increases in other expenses, operating losses or problems unrelated to the merger, which may offset the cost savings and other synergies from the merger or divert resources intended to be used in the integration plan; and

•	Halo’s ability to avoid labor disruption in connection with the integration.

Halo may not successfully integrate Unify into its business and operations.
      Prior to the consummation of the merger, Halo and Unify operated as separate entities. Halo may experience material negative consequences to its business, financial condition or results of operations if it cannot successfully integrate Unify’s operations with Halo’s. The integration of companies that have previously been operated separately involves a number of risks, including, but not limited to:

•	demands on management related to the significant increase in the size of the business for which they are responsible;

•	diversion of management’s attention from the management of daily operations to the integration of operations, whether perceived or actual;

•	management of employee relations across facilities;

•	difficulties in the assimilation of different corporate cultures and practices, as well as in the assimilation and retention of broad and geographically dispersed personnel and operations;

•	difficulties and unanticipated expenses related to the integration of departments, systems (including accounting systems), technologies, books and records, procedures and controls (including internal accounting controls, procedures and policies), as well as in maintaining uniform standards, including environmental management systems;

•	expenses of any undisclosed or potential liabilities; and

•	Halo’s ability to maintain its customers and Unify’s customers after the acquisition.
      Successful integration of Unify’s operations with Halo’s depends on Halo’s ability to manage the combined operations, to realize opportunities for revenue growth presented by broader product offerings and expanded geographic coverage and to eliminate redundant and excess costs. If Halo’s integration efforts are not successful, Halo may not be able to maintain the levels of revenues, earnings or operating efficiency that it and Unify have achieved or might achieve separately. In addition, the unaudited pro forma condensed consolidated financial data presented in this proxy statement/ prospectus cover periods during which Halo and Unify were not under the same management and, therefore, may not be indicative of Halo’s future financial condition or operating results.

The costs of the merger and the costs of integrating Halo’s and Unify’s operations are substantial and will make it more difficult for the combined company to achieve profitability.
      Halo and Unify will incur substantial costs in connection with the merger that may make it more difficult to achieve profitability in the future. Halo and Unify expect that they will incur costs associated with the merger, consisting of transaction fees for attorneys, accountants and other related costs in an amount currently estimated to be approximately $645,000. In addition, we anticipate incurring nonrecurring restructuring costs associated with the merger. There is no guarantee that Halo and Unify will not, however, incur merger related costs in excess of these amounts.

The price of Halo common stock may be affected by factors different than those affecting the price of Unify common stock.
      Holders of Unify common stock will be entitled to receive Halo common stock in the merger and will become holders of Halo common stock. Halo’s business differs in certain ways from Unify’s business, and the factors affecting Halo’s results of operations, as well as the price of Halo common stock, may be different than the factors affecting Unify’s results of operations and the price of Unify common stock. The price of Halo common stock may fluctuate significantly following the merger for many reasons, including as a result of factors over which Halo has no control. For a discussion of the businesses of Halo and Unify and certain factors to consider in connection with their businesses, see the sections entitled “Certain Information Concerning Halo — Business of Halo,” “Certain Information Concerning the Merger Sub” “Certain Information Concerning Unify — Description of Business” and “Where You Can Find More Information” beginning on pages 99, 138, 138 and 168, respectively of this proxy statement/ prospectus.

The market price of Halo common stock may decline as a result of the merger.
      The market price of Halo common stock may decline as a result of the merger for a number of reasons, including if:

•	the premium offered by Halo relative to Unify’s stock price on the date the merger agreement was announced is not viewed favorably by the market;

•	the integration of Halo and Unify is unsuccessful;

•	Halo does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

•	the effects of the merger on Halo’s results are not consistent with the expectations of financial or industry analysts.

The issuance of shares of Halo common stock in the merger will result in immediate dilution of Halo’s outstanding common stock.
      Upon completion of the merger, up to 14,900,000 shares of Halo common stock will be issued or reserved for issuance to holders of common stock and options and warrants to purchase or acquire Unify common stock. The resulting dilution of Halo’s common stock could have a negative impact the market price for its common stock.

Halo’s relatively low trading volume may limit your ability to sell your shares of Halo common stock received in the merger.
      The average daily trading volume of Halo’s common stock was less than 5,000 shares during the year ended December 31, 2005. As a result of this low trading volume, you may have difficulty selling Halo shares received in the merger in the manner or at the price that might be attainable if Halo’s common stock were more actively traded.

Sales of substantial amounts of Halo common stock in the open market could depress Halo’s stock price.
      Sales of a large number of shares of Halo common stock in the public market following the completion of the merger, or even the belief that such sales could occur, could cause a drop in the market price of Halo common stock and could impair Halo’s ability to raise capital through offerings of Halo’s equity securities. Based on current assumptions, we estimate that, immediately after the merger, there will be approximately 43,754,608 shares of Halo common stock outstanding (assuming Halo fulfills the conditions in the merger agreement requiring conversion of Halo preferred stock and convertible notes into

Halo common stock; assuming no Unify options or warrants are converted or exercised prior to the merger; and excluding any shares of Halo common stock issuable in the InfoNow acquisition). All of the shares issued to Unify stockholders will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, unless such shares are held by any person who was an “affiliate” of Unify prior to the merger, as that term is defined in Rule 144 under the Securities Act of 1933, as amended. The term “affiliate” would include directors and some officers and principal stockholders of Unify.

Halo and Unify may waive one or more of the conditions to the merger without resoliciting Unify stockholder approval for the merger, which may result in the merger being less advantageous to the Unify stockholders.
      Each of the conditions to Halo’s and Unify’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Halo and Unify if the condition is a condition to both Halo’s and Unify’s obligation to complete the merger, or by the party for which such conditions are a condition of its obligation to complete the merger. Unify’s board of directors will evaluate the materiality of any such waiver to determine whether amendment of this proxy/statement prospectus and resolicitation of proxies is necessary. However, Halo and Unify generally do not expect any such waiver to be significant enough to require resolicitation of stockholders. In the event that any such waiver is not determined to be significant enough to require resolicitation of the stockholders, the companies will have the discretion to complete the merger without seeking further stockholder approval.

The contractual provision that requires Unify to pay a termination fee could adversely affect its financial condition and may discourage other companies from trying to acquire Unify.
      Under the merger agreement, Unify has agreed to pay a termination fee of $600,000 plus expenses to Halo in particular circumstances, including circumstances in which a third party seeks to acquire or acquires Unify. This termination fee could discourage other companies from trying to acquire Unify even though those other companies might be willing to offer greater consideration to Unify stockholders than Halo has offered in the merger agreement. In addition, payment of the termination fee could have a material adverse effect on Unify’s financial condition.

Departure of key personnel or the failure to attract qualified employees may negatively impact the business of Halo after the consummation of the merger.
      Halo’s ability to maintain its competitive position after the consummation of the merger will depend, in large part, on its ability to attract and retain highly qualified development, sales, professional services and managerial personnel. Competition for these persons is intense. While the merger will increase Halo’s human resources in this area, there is always a risk of departure of key employees due to the combination process. The announcement of the proposed merger may impede Halo’s and Unify’s ability to attract and retain personnel before and after the transaction. The loss of a significant group of key personnel would adversely affect Halo’s business efforts after the consummation of the merger.

General uncertainty related to the merger could harm Halo’s post merger revenues, ability to retain key personnel, its stock price and operating results.
      Halo’s or Unify’s customers may, in response to the announcement of the proposed merger, delay or defer purchasing decisions. If Halo’s or Unify’s customers delay or defer purchasing decisions, Halo and Unify’s pre-and post merger revenues could materially decline. Similarly, Halo’s and Unify’s employees may experience uncertainty about their future role after the merger is completed. This may harm Halo’s and Unify’s ability to attract and retain key management, sales, marketing and technical personnel. Also, speculation regarding the likelihood of the completion of the merger could increase the volatility of Halo’s stock price. The disruption of the businesses of Halo and Unify caused by these issues could cause quarterly and annual operating results to be lower than expected.

Halo’s and Unify’s officers and directors have interests different from the stockholders that may influence them to support or approve the merger.
      Unify stockholders should be aware that certain members of the Unify board of directors and management have interests in the merger that are different from, or are in addition to, the interests of other Unify stockholders that may make them more likely to approve and adopt the merger agreement and approve the merger.
      The merger agreement provides that rights to indemnification, found in Unify’s certificate of incorporation and bylaws, benefiting Unify’s directors and officers, will survive the closing of the merger. The merger agreement also provides for the purchase of a directors and officers insurance policy for the benefit of Unify’s directors and officers.
      In addition, Todd Wille, Chief Executive Officer of Unify, is party to a “Change of Control” agreement which could be triggered if Mr. Wille were terminated in connection with the merger. It is a condition to the merger that Mr. Wille and Halo enter into an employment agreement pursuant to which Mr. Wille will receive an annual salary similar to his salary at Unify and will be eligible to receive performance bonuses and stock options as may be determined from time to time by the Halo Compensation Committee.
      Mr. Robert J. Matjeles, a director of Unify, is an affiliate of Treehouse Capital, which has an agreement with Special Situation Funds, the largest stockholder of Unify, pursuant to which Treehouse, through Mr. Matjeles, provides certain management and financial advisory services for Special Situation Funds on request. As a result, Treehouse is entitled to 10% of Special Situation Funds’ net gain (as defined) or net loss (as defined) on its investment in Unify during the term of the agreement, offset by certain fees that may be paid by Unify to Treehouse or Mr. Matjeles directly. Mr. Matjeles does not have or share voting or dispositive power over any securities held by Special Situation Funds. It is contemplated that Special Situation Funds may provide funding to Halo either prior to, at or upon completion of the merger. In such event, it is possible that Treehouse Capital may have a similar relationship with respect to such an investment in Halo, although there can be no assurance that such investment will be made or that Treehouse Capital will have any rights to gain or loss with respect to any such investment.
Risks Related to Halo’s Business
      References to “we,” “us” and “our” throughout this “Risks Related to Halo’s Business” section are references to Halo.

We have a limited operating history which may make it difficult to predict future results of operations.
      Halo has a limited operating history. Such limited operating history makes it more difficult to predict whether or not we will be successful in the future. Our future financial and operational success is subject to the risks, uncertainties, expenses, delays and difficulties associated with managing a new business, many of which may be beyond our control. In addition, Halo competes in a relatively new market known as the information technology market. Because this market rapidly evolves, companies competing in it may face many uncertainties. Our success will depend on many factors, including those described in this Risk Factors section.

We have a history of losses and negative working capital and may need additional financing in the near future in order to continue operations.
      We have experienced operating losses, as well as net losses, for each of the years during which we have operated. Halo has incurred recurring operating losses since its inception. As of March 31, 2006, Halo had an accumulated deficit of approximately $76.3 million and a working capital deficit of $21.8 million.
      Conditions may arise, including potential risks described herein, that may require Halo to raise additional funds for its working capital needs and to continue to execute the requirements of its business plan. If these conditions arise, there can be no assurance that Halo will be successful in its efforts to raise sufficient capital.
      If we achieve profitability, we cannot give any assurance that we would be able to sustain or increase profitability on a quarterly or annual basis in the future. Furthermore, Halo intends to pursue opportunities to acquire other businesses, and may need to raise capital in order to pursue such acquisitions.
      Similarly, in the future, we may not generate sufficient revenue from operations to pay our operating expenses. If we fail to generate sufficient cash from operations to pay these expenses, our management will need to identify other sources of funds. We may not be able to borrow money or issue more shares of common stock or preferred stock to meet our cash needs. Even if we can complete such transactions, they may not be on terms that are favorable or reasonable from our perspective. As a result, you may lose your entire investment.

We may not be able to borrow funds, which in turn could impair our ability to carry out our business plan.
      There currently are no legal limitations on our ability to borrow funds to increase the amount of capital available to us to carry out our business plan. However, our limited resources and limited operating history may make it difficult to borrow additional funds. The amount and nature of any such borrowings would depend on numerous considerations, including our capital requirements, our perceived ability to meet debt service on any such borrowings and the then prevailing conditions in the financial markets, as well as general economic conditions. There can be no assurance that debt financing, if required or sought, would be available on terms deemed to be commercially acceptable by us and in our best interest.

If we fail to meet our obligations under our debt agreements our secured lender could foreclose on our assets.
      On August 2, 2005, Halo entered into a credit agreement (as amended, the “Fortress Credit Agreement”), between Halo, the Subsidiaries of Halo listed in Schedule 1 thereto, Fortress Credit Corp. as original lender (together with any additional lenders, the “Fortress Lenders”), and Fortress Credit Corp. as agent (the “Fortress Agent”) pursuant to which Halo may borrow up to $50 million. Halo initially borrowed $10 million, the proceeds of which were used to pay off prior senior secured notes and a portion of Halo’s subordinated indebtedness. On October 26, 2005, in connection with the acquisitions of five enterprise software companies, Halo entered into Amendment Agreement with Fortress amending the Fortress Credit Agreement. Under the Amendment, the Fortress Lenders made an additional loan of $15,000,000 under the credit facility. There can be no assurance that Halo will be able to borrow further amounts under the Fortress Credit Agreement. Future borrowings are subject to the satisfaction of various conditions precedent, including lender approval of the use of further borrowings.
      The Fortress Credit Agreement contains numerous financial and operating covenants. There can be no assurance that Halo will be able to comply with these covenants, and failure to meet such covenants or the failure of the lenders to agree to amend or waive compliance with covenants that Halo does not meet would result in a default under the Fortress Credit Agreement. Moreover, Halo’s subordinated debt incorporates the covenants and default provisions of the Fortress Credit Agreement. Any material default that is not amended or waived under any of these agreements will result in a default under most or all of Halo’s financing arrangements.
      The Credit Agreement contains certain financial covenants usual and customary for facilities and transactions of this type. The Company is currently in compliance with these financial covenants. The Company anticipates that due to recent transactions, as well as the InfoNow and Unify acquisitions, certain of the covenants under the Credit Agreement may have to be modified in order for the Company to continue to comply for future periods. The Company has engaged in discussions with the Fortress Agent, and anticipates negotiating appropriate modifications to the covenants to reflect these changes in the Company’s business as they occur. In the event the Company completes further acquisitions, the Company and the other parties to the Credit Agreement will be required to agree upon modifications to the financial covenants to reflect the changes to the Company’s consolidated assets, liabilities, and expected results of operations in amounts to be mutually agreed to by the parties. There can be no assurance that any such modifications will be agreed upon. In addition, the Credit Agreement provides that in the event of certain changes of control, including (i) a reduction in the equity ownership in the Company of Ron Bienvenu or his immediate family members below 90% of such equity interests on the date of the Credit Agreement, or (ii) Ron Bienvenu ceases to perform his current management functions and is not replaced within 90 days by a person satisfactory to Fortress, all amounts due may be declared immediately due and payable. The Credit Agreement contains specific events of default, including failure to make a payment, the breach of certain representations and warranties, and insolvency events. There is also a “cross-default” provision that provides that certain events of default under certain contracts between the Company or its subsidiaries and third parties will constitute an event of default under the Credit Agreement.
      The Fortress Lenders have a security interest in all of Halo’s and its subsidiaries’ assets, including the stock in the subsidiaries held by Halo. An unwaived default by Halo under the Fortress Credit Agreement could permit the lenders thereunder to foreclose on all of the assets of Halo, thereby causing Halo to cease doing business. Upon such an occurrence, stockholders would lose their entire investment in Halo.

A failure to adapt to rapidly changing markets and develop new technologies could harm our business.
      The markets for our products are characterized by:

•	rapidly changing technologies;

•	evolving and competing industry standards;

•	changing customer needs;

•	frequent new product introductions and enhancements;

•	increased integration with other functions; and

•	rapid product obsolescence.
To develop new products for our target markets, we must develop, gain access to and use leading technologies in a cost-effective and timely manner and continue to expand our technical and design expertise. In addition, we must maintain close working relationships with key customers and potential customers in order to develop new products that meet their changing needs. A failure to develop new technologies and adapt to changing technologies could affect our ability to remain competitive.
      Halo may not be able to identify new product opportunities successfully, develop and bring to market new products, achieve design wins or respond effectively to new technological changes or product announcements by its competitors. In addition, we may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense. Failure in any of these areas could harm our operating results.

Failure to timely develop new products which achieve market acceptance could interfere with Halo’s customer relationships and adversely affect Halo’s business, financial condition and results of operations.
      Halo’s subsidiaries are currently developing new products, as well as new applications of existing products. There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of our products, or that our new or enhanced products will adequately meet the requirements of our current or prospective customers. Any failure by Halo or its subsidiaries to successfully design, develop, test and introduce such new products, or the failure of Halo’s recently introduced products to achieve market acceptance, could prevent us from maintaining existing customer relationships, gaining new customers or expanding our markets and could have a material adverse effect on our business, financial condition and results of operations.

A failure by us to manage our growth and expansion could have a material adverse effect on our business.
      Halo is currently anticipating a period of growth as a result of its recent marketing and sales efforts. The resulting strain on our managerial, operational, financial and other resources could be significant. Success in managing this expansion and growth will depend, in part, upon the ability of senior management to manage effectively. Any failure to manage the anticipated growth and expansion could have a material adverse effect on our business.

We do not anticipate declaring any cash dividends in the foreseeable future which could reduce the liquidity of your investment.
      We presently do not expect to pay cash dividends in the foreseeable future. The payment of cash dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. We presently intend to retain all earnings, if any, to implement our business plan. Accordingly, we do not anticipate the declaration of any cash dividends in the foreseeable future.

Our obligations to indemnify our officers and directors may divert funds from our business operations.
      Our Articles of Incorporation provide for the indemnification of our officers and directors to the fullest extent permitted by the laws of the State of Nevada and the federal securities laws. It is possible that the indemnification obligations imposed under these provisions could result in a charge against our earnings and thereby affect the availability of funds for other uses.

Our common stock is subject to “penny stock” restrictions under federal securities laws which could reduce the liquidity of our common stock.
      The Securities and Exchange Commission has adopted regulations, which generally define penny stock to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. On March 31, 2006, the last sale price for our common stock, as quoted on the OTC Bulletin Board, was $1.20 per share and therefore, our common stock is designated a “penny stock.” As a penny stock, our common stock may become subject to Rule 15g-9 under the Exchange Act or the Penny Stock Rules. These rules include, but are not limited to, Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-7 under the Securities Exchange Act of 1934, as amended. These rules impose additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.
      The rules may further affect the ability of owners of our shares to sell their securities in any market that may develop for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker-dealers. The market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark-ups or commissions charged by the broker-dealers may be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.
      For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.
      The penny stock restrictions will no longer apply to our common stock if we become listed on a national exchange. In any event, even if our common stock were exempt from the penny stock restrictions, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Securities and Exchange Commission the authority to restrict any person from participating in a distribution of penny stock, if the Securities and Exchange Commission finds that such a restriction would be in the public interest.
Risk Factors Related to Halo’s Acquisition Strategy
      References to “we,” “us” and “our” throughout this “Risk Factors Related to Halo’s Acquisition Strategy” section are references to Halo.

Failure to manage the risks associated with our growth and acquisition strategy could have a material adverse effect on Halo’s operations and financial condition.
      One of Halo’s primary strategies is to pursue the acquisition of other companies or assets that either complement or expand its existing business. Halo completed the acquisition of Gupta in January 2005, the acquisition of Kenosia in July 2005, and the acquisition of Tesseract and four other software companies, DAVID, Process, ProfitKey and Foresight, in October 2005. In addition, Halo completed the acquisition of Empagio in January 2006 and ECI in March 2006, and entered into an agreement for the acquisition of InfoNow in December 2005. The acquisition of Unify and InfoNow are expected to close in the fourth quarter of fiscal 2006. Halo has also had preliminary acquisition discussions with, or has evaluated the potential acquisition of, several other companies. However, Halo is unable to predict the likelihood or timing of a material acquisition being completed in the future.
      Halo anticipates that one or more potential acquisition opportunities, including those that would be material, may become available in the near future. If and when appropriate acquisition opportunities become available, Halo intends to pursue them actively. There can be no assurance that Halo will be able to profitably manage the addition of Gupta, Kenosia, Tesseract, DAVID, ProfitKey, Foresight, Process, Empagio, ECI, InfoNow and Unify or that it will be able to identify, acquire or profitably manage additional companies or successfully integrate such additional companies into its operations without substantial costs, delays or other problems. In addition, there can be no assurance that any companies acquired will be profitable at the time of their acquisition or will achieve sales and profitability that justify the investment therein. Acquisitions may involve a number of special risks, including adverse effects on Halo’s reported operating results, diversion of management’s attention, dependence on retention and hiring of key personnel, and risks associated with unanticipated problems or legal liabilities, some or all of which could have a material adverse effect on Halo’s operations and financial performance. The expansion of Halo’s operations, whether through acquisitions or internal growth, may place substantial burdens on Halo’s management resources and financial controls. There is no assurance that the increasing burdens on Halo’s management resources and financial controls will not have an adverse effect on Halo’s operations.

We may be required to recognize impairment charges.
      Goodwill and intangible assets account for approximately $55.8 million or 86% of Halo’s assets as of March 31, 2006. We are required to perform impairment tests on our identifiable intangible assets with indefinite lives, including goodwill, annually or at any time when certain events occur, which could impact the value of our business. Our determination of whether impairment has occurred is based on a comparison of the assets’ fair market values with the assets’ carrying values. Significant and unanticipated changes could require a provision for impairment that could substantially affect our reported earnings in a period of such change.
      Additionally, we are required to recognize an impairment loss when circumstances indicate that the carrying value of long-lived tangible and intangible assets with finite lives may not be recoverable.

Management’s policy in determining whether an impairment indicator exists, (a triggering event), comprises measurable operating performance criteria as well as qualitative measures. If a determination is made that a long-lived asset’s carrying value is not recoverable over its estimated useful life, the asset is written down to estimated fair value, if lower. The determination of fair value of long-lived assets is generally based on estimated expected discounted future cash flows, which is generally measured by discounting expected future cash flows identifiable with the long-lived asset at our weighted-average cost of capital. For the nine months ended March 31, 2006, Halo did not have any impairment charges.

Failure to finance future acquisitions could limit our ability to implement our business plan.
      We seek to use shares of our common stock to finance a portion of the consideration for acquisitions. If our common stock does not maintain a sufficient market value or the owners of businesses we may seek to acquire are otherwise unwilling to accept shares of common stock as part of the consideration for the sale of their businesses, we may be required to use more of our cash resources in order to implement our acquisition strategy. If we have insufficient cash resources, our ability to pursue acquisitions could be limited unless we are able to obtain additional funds through debt or equity financing. Our ability to obtain debt financing may be constrained by existing or future loan covenants, the satisfaction of which may be dependent upon our ability to raise additional equity capital through either offerings for cash or the issuance of stock as consideration for acquisitions. We cannot assure you that our cash resources will be sufficient, or that other financing will be available on terms we find acceptable. If we are unable to obtain sufficient financing, we may be unable to implement fully our acquisition strategy.
Additional Risk Factors Related to the Business of Halo’s Operating Subsidiaries
      References to “we,” “us” and “our” throughout this “Additional Risk Factors Related to the Business of Halo’s Operating Subsidiaries” section are references to Halo.

Financial results may vary significantly from quarter to quarter which could affect our ability to sustain our operations.
      Halo’s operating results have varied significantly from quarter to quarter at times in the past and may continue to vary significantly from quarter to quarter in the future due to a variety of factors. Many of these factors are outside of our control. These factors include:

•	fluctuations in demand for Halo’s products, upgrades to Halo’s products, or services;

•	fluctuations in demand for Halo’s products due to the potential deteriorating economic conditions of Halo’s customer base;

•	seasonality of purchases and the timing of product sales and shipments;

•	unexpected delays in introducing new products and services or improvements to existing products and services;

•	new product releases, licensing models or pricing policies by Halo’s competitors;

•	acquisitions or mergers involving Halo’s competitors or customers;

•	impact of changes to Halo’s product distribution strategy and pricing policies;

•	lack of order backlog;

•	loss of a significant customer or distributor;

•	changes in purchasing and/or payment practices by Halo’s distributors or other customers;

•	a reduction in the number of independent software vendors (“ISVs”), who embed Halo’s products, or value-added resellers (or “VARs”), who sell and deploy Halo’s products;

•	changes in the mix of domestic and international sales;

•	impact of changes to Halo’s geographic investment levels and business models;

•	gains or losses associated with discontinued operations; and

•	changes in Halo’s business plan or strategy.
      Halo’s revenue growth and profitability depend on the overall demand for Halo’s products and services, which in turn depends on general economic and business conditions. The nature and extent of the effect of the current economic climate on Halo’s ability to sell its products and services is uncertain. A softening of demand for Halo’s products and services caused by weakening of the economy may result in decreased revenues or lower growth rates. There can be no assurance that we will be able to effectively promote revenue growth rates in all economic conditions.
      Significant portions of Halo’s expenses are not variable in the short term and cannot be quickly reduced to respond to decreases in revenues. Therefore, if Halo’s revenues are below expectations, Halo’s operating results are likely to be adversely and disproportionately affected. In addition, Halo may change its prices, modify its distribution strategy and policies, accelerate its investment in research and development, sales or marketing efforts in response to competitive pressures or pursue new market opportunities. Any one of these activities may further limit Halo’s ability to adjust spending in response to revenue fluctuations.

Seasonality may contribute to fluctuations in Halo’s quarterly operating results.
      Halo’s business has experienced seasonal customer buying patterns with relatively weaker demand in the quarters ending June 30 and September 30. We believe that this pattern may continue.

Halo currently operates without a backlog which can affect our periodic results.
      Halo generally operates with virtually no order backlog because Halo’s software products are shipped and revenue is recognized shortly after orders are received. This lack of backlog makes product revenues in any quarter substantially dependent on orders booked and shipped throughout that quarter.

Our efforts to develop and maintain brand awareness of Halo products may not be successful. A lack of brand awareness could adversely affect Halo’s sales.
      Brand awareness is important given competition in the markets where Halo operates. We are aware of other companies that use similar product names in order to promote their competing products and services, including but not limited to services to port Halo’s customers’ applications to other database’s and/or programming languages or development suites. We expect that it may be difficult or impossible to prevent third-party usage of Halo’s or its operating subsidiaries’ names and our products names and variations of these names for competing goods and services. Competitors or others who use marks similar to Halo brand names may cause confusion among actual and potential customers, which could prevent Halo from achieving significant brand recognition. If we fail to promote and maintain the Halo brand or incur significant related expenses, Halo’s business, operating results and financial condition could be materially adversely affected.

Halo must succeed in the cross platform application development market if it is to realize the expected benefits of its Linux development.
      Halo’s long-term strategic plan for its Gupta subsidiary depends upon the successful development and introduction of products and solutions that address the needs of cross platform development of applications targeting both Microsoft Windows and Linux operating systems. In order for Halo to succeed in these markets, it must implement strategies and products to ensure single-source code line compatibility on both platforms and provide a Web services model that is capable of consuming both J2EE and .Net Web services consistently on both the Microsoft Windows and Linux platforms. This will require focusing a significant portion of Halo’s resources on product development.

      The challenges involved include the following:

•	coordinating software development operations in a rapid and efficient manner to ensure timely release of products to market;

•	combining product offerings and support services quickly and effectively;

•	successfully managing difficulties associated with transitioning current customers to new technologies;

•	demonstrating to Halo customers the new technology will provide greater integration throughout the enterprise; and

•	creating key alliances.
      In addition, Halo’s success in these markets will depend on several factors, many of which are outside Halo’s control including:

•	General adoption of Web services as the preferred method of integrating data and applications; and

•	Halo’s ability to position itself as a premier provider of cross platform application development tools for integrating enterprise data and information.
      If we are unable to succeed in this market, Halo’s business may be harmed and we may be prevented from realizing the anticipated benefits of Halo’s cross platform strategy.

Halo may face problems in connection with product line expansion which could affect its future operations.
      In the future, Halo may acquire, license or develop additional products. Future product line expansion may require Halo to modify or expand its business. If Halo is unable to fully integrate new products with its existing operations, Halo may not receive the intended benefits of such product line expansion. We cannot be certain that the market acceptance or demand for these new products will meet our expectations. The failure to integrate new products with Halo’s existing operations could materially affect our business.

A small number of distributors account for a significant percentage of Halo’s billings. The loss of one or more of such distributors could have a material adverse impact on Halo’s business.
      The loss of a major distributor, changes in a distributor’s payment practices, changes in the financial stability of a major distributor or any reduction in orders by such distributor, including reductions due to market or competitive conditions combined with the potential inability to replace the distributor on a timely basis, or any modifications to our pricing or distribution channel strategy could materially adversely affect Halo’s business, operating results and financial condition. Many of Halo’s ISVs, VARs and end users place their orders through distributors. A relatively small number of distributors (five) have accounted for a significant percentage (37% in the year ended June 30, 2005) of Halo’s revenues. The five significant distributors are ADN Distribution, GmbH, Scientific Computers, NOCOM AB, Sphinx CST, and Xtura B.V. The loss of one or more significant distributors, unless it was offset by the attraction of sufficient new customers, could have a material adverse impact on the business of Halo. Halo expects it will continue to depend on a limited number of distributors for a significant portion of its revenues in future periods and the loss of a significant distributor could have a material adverse impact on Halo. Halo’s distributors have not agreed to any minimum order requirements.

Halo depends on an indirect sales channel. A failure to grow its indirect sales or the loss of indirect channel partners could have an adverse effect on our business.
      Halo’s failure to grow its indirect sales channel or the loss of a significant number of members of its indirect channel partners would have a material adverse effect on Halo’s business, financial condition and operating results. Halo derives a substantial portion of its revenues from indirect sales through a channel consisting of independent software vendors, value-added resellers, systems integrators, consultants and distributors. Halo’s sales channel could be adversely affected by a number of factors including:

•	the emergence of a new platform resulting in the failure of independent software vendors to develop and the failure of value-added resellers to sell Halo’s products based on Halo’s supported platforms;

•	pressures placed on the sales channel to sell competing products;

•	Halo’s failure to adequately support the sales channel;

•	consolidation of certain of Halo’s indirect channel partners;

•	competing product lines offered by certain of Halo’s indirect channel partners; and

•	business model or licensing model changes of Halo’s channel partners or their competitors.
      We cannot be certain Halo will be able to continue to attract additional indirect channel partners or retain its current channel partners. In addition, we cannot be certain that Halo’s competitors will not attempt to recruit certain of Halo’s current or future channel partners. This may have an adverse effect on Halo’s ability to attract and retain channel partners.

Halo may not be able to develop the strategic relationships necessary to succeed in its operations.
      Halo’s current collaborative relationships may not prove to be beneficial to us, and they may not be sustained. We may not be able to enter into successful new strategic relationships in the future, which could have a material adverse effect on Halo’s business, operating results and financial condition. From time to time, Halo has collaborated with other companies in areas such as product development, marketing, distribution and implementation. However, many of Halo’s current and potential strategic relationships are with either actual or potential competitors. In addition, many of Halo’s current relationships are informal or, if written, terminable with little or no notice.

The failure of Halo to maintain or obtain third-party software licenses could harm our business, operating results and financial condition.
      Halo relies upon certain software that it licenses from third parties, including software integrated with Halo’s internally developed software and used in Halo’s products to perform key functions. These third-party software licenses may not continue to be available to Halo on commercially reasonable terms. In addition, some of Halo’s software components have been licensed from the open source community. The loss of, or inability to maintain or obtain any of these software licenses, could result in shipment delays or reductions until Halo develops, identifies, licenses and integrates equivalent software. Any delay in product development or shipment could damage Halo’s business, operating results and financial condition.

Halo may become subject to product or professional services liability claims which could divert a significant amount of our revenues from operations.
      A product or professional services liability claim, whether or not successful, could damage Halo’s reputation and business, operating results and financial condition. Halo’s license and service agreements with its customers typically contain provisions designed to limit Halo’s exposure to potential product or service liability claims. However, these contract provisions may not preclude all potential claims. Product or professional services liability claims could require us to spend significant time and money in litigation or to pay significant damages.

Halo competes with Microsoft while simultaneously supporting Microsoft technologies. Our business may be harmed if Microsoft’s technology becomes more directly competitive with Halo.
      Halo currently competes with Microsoft in the market for application development tools and data management products while simultaneously maintaining a working relationship with Microsoft. Microsoft has a longer operating history, a larger installed base of customers and substantially greater financial, distribution, marketing and technical resources than Halo. As a result, Halo may not be able to compete effectively with Microsoft now or in the future, and Halo’s business, operating results and financial condition may be materially adversely affected.
      We expect that Microsoft’s commitment to and presence in the application development and data management products market will substantially increase competitive pressures. We believe that Microsoft will continue to incorporate SQL Server database technology into its operating system software and certain of its server software offerings, possibly at no additional cost to its users. We believe that Microsoft will also continue to enhance its SQL Server database technology and that Microsoft will continue to invest in various sales and marketing programs involving certain of Halo’s channel partners.
      We believe Halo must maintain a working relationship with Microsoft to achieve success. Many of Halo’s customers use Microsoft-based operating platforms. Thus it is critical to Halo’s success that Halo’s products be closely integrated with Microsoft technologies. Notwithstanding Halo’s historical and current support of Microsoft platforms, Microsoft may in the future promote technologies and standards more directly competitive with or not compatible with Halo’s technology.

A failure to remain competitive in our industry could have a material adverse effect on our sales.
      Halo, through its operating subsidiaries, encounters competition for its embedded database products primarily from large, public companies, including Microsoft, Oracle, Sybase, IBM, Progress, Pervasive Software, and Borland. In particular, Sybase’s small memory footprint database software product, Adaptive Server Anywhere, and Microsoft’s product, SQL Server, directly compete with Halo’s products. There are also competitive pressures for application development tools from Microsoft Visual Studio, SYBASE PowerBuilder and Borland Delphi and Kylix. And, because there are relatively low barriers to entry in the software market, Halo may encounter additional competition from other established or emerging companies providing database products based on existing, new or open-source technologies.
      Open-source software, which is an emerging trend in the software marketplace, may impact Halo’s business as interest, demand and use increases in the database segment and poses a challenge to Halo’s business model, including recent efforts by proponents of open-source software to convince governments worldwide to mandate the use of open-source software in their purchase and deployments of software products. Firms adopting the open-source software model typically provide customers software produced by loosely associated groups of unpaid programmers and made available for license to end users at nominal cost, and earn revenue on complementary services and products, without having to bear the full costs of research and development for the open-source software. Because the present demand for open-source database software is largely concentrated in major corporations, Halo’s embedded database business has not been adversely affected to date. However, it is likely that increased adoption of Linux will drive heightened interest in other more mature software categories such as database and certain business applications. To the extent competing open-source software products gain increasing market acceptance, sales of Halo’s products may decline, Halo may have to reduce prices it charges for its products, and Halo’s revenue and operating margins may decline. Mass adoption of open source databases in the SME market could have a material adverse impact on Halo’s database business.
      Application service providers (ASPs) may enter Halo’s market and could cause a change in revenue models from licensing of client/server and Web-based applications to renting applications. Halo’s competitors may be more successful than it is in adopting these revenue models and capturing related market share.
      In addition, Halo competes or may compete against database vendors that currently offer, or may develop, products with functionalities that compete with Halo’s solutions. These products typically operate specifically with these competitors’ proprietary databases. Such competitors include IBM, Microsoft and Oracle. Competition also comes in the form of custom code, where potential customers have sufficient internal technical resources to develop solutions in-house without the aid of Halo’s products or those of its competitors.

      Most of Halo’s competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers. In addition, some competitors have demonstrated willingness to, or may willingly in the future, incur substantial losses as a result of deeply discounted product offerings or aggressive marketing campaigns. As a result, Halo’s competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of competitive products, than we can. There is also a substantial risk that changes in licensing models or announcements of competing products by competitors such as Microsoft, Oracle, Sybase, IBM, Progress, MySQL, or others could result in the cancellation of customer orders in anticipation of the introduction of such new licensing models or products. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs which may limit Halo’s ability to sell its products through particular partners. Accordingly, new competitors or alliances among, or consolidations of, current and new competitors may emerge and rapidly gain significant market share in Halo’s current or anticipated markets. We also expect that competition will increase as a result of software industry consolidation. Increased competition is likely to result in price reductions, fewer customer orders, reduced margins and loss of market share, any of which could materially adversely affect Halo’s business. We cannot be certain Halo will be able to compete successfully against current and future competitors or that the competitive pressures Halo faces will not materially adversely affect Halo’s business, operating results and financial condition.

Halo is susceptible to a shift in the market for client/ server applications toward server based thin client or web-based applications.
      Halo has derived substantially all of its historical application development tool and embedded database product revenues from the use of its products in client/server applications. Halo expects to rely on continued market demand for client/server applications indefinitely. However, we believe market demand may shift from client/server applications to server based solutions using Citrix or similar technology or, Web-based applications. If so, this shift could occur before Halo’s product line has achieved market acceptance for use in Web-based applications. In addition, we cannot be certain that Halo’s existing client/server developers will migrate to Web-based applications and continue to use Halo’s products or that other developers of Web-based applications would select Halo’s data management products. Further, this shift could result in a change in revenue models from licensing of client/server and Web-based applications to renting of applications from application service providers. A decrease in client/server application sales coupled with an inability to derive revenues from the Web-based application market could have a material adverse effect on Halo’s business, operating results and financial condition.

Halo’s dependence on international sales and operations subjects it to risks associated with foreign laws, staffing and currency.
      We anticipate that for the foreseeable future Halo will derive a significant portion of its revenues from sources outside North America. In the fiscal year ended June 30, 2005, Halo derived more than 60% of its revenues outside North America. Halo’s international operations, including its German operations, are generally subject to a number of risks. These risks include:

•	foreign laws and business practices favoring local competition;

•	dependence on local channel partners;

•	compliance with multiple, conflicting and changing government laws and regulations;

•	longer sales cycles;

•	greater difficulty or delay in collecting payments from customers;

•	difficulties in staffing and managing foreign operations;

•	foreign currency exchange rate fluctuations and the associated effects on product demand and timing of payment;

•	increased tax rates in certain foreign countries;

•	difficulties with financial reporting in foreign countries;

•	foreign protectionist laws and business practices that favor local competition;

•	failure of local laws to provide the same degree of protection against infringement of our intellectual property;

•	quality control of certain development, translation or localization activities; and

•	political and economic instability.
      We may not be successful in developing and implementing policies and strategies to address the foregoing factors in a timely and effective manner in each country where we do business. Consequently, the occurrence of one or more of the foregoing factors could have a material adverse effect on our international operations or upon our financial condition and results of operations. In addition, because a significant amount of our revenues are derived from sales in Germany, the factors adversely affecting Germany and its region could have an especially material impact on our operations.
      Halo may expand or modify its operations internationally. Despite Halo’s efforts, it may not be able to expand or modify its operations internationally in a timely and cost-effective manner. Such an outcome would limit or eliminate any sales growth internationally, which in turn would materially adversely affect Halo’s business, operating results and financial condition. Even if Halo successfully expands or modifies its international operations, Halo may be unable to maintain or increase international market demand for its products.
      We expect Halo’s international operations will continue to place financial and administrative demands on us, including operational complexity associated with international facilities, administrative burdens associated with managing relationships with foreign partners, and treasury functions to manage foreign currency risks and collections.

Fluctuations in the relative value of foreign currencies can reduce our revenues or increase our costs.
      To date, the majority of Halo’s transactions have been denominated in U.S. dollars. However, the majority of Halo’s international operating expenses and substantially all of its international sales have been denominated in currencies other than the U.S. dollar. Therefore, Halo’s operating results may be adversely affected by changes in the value of the U.S. dollar. Certain of Halo’s international sales are denominated in U.S. dollars, especially in Europe. Any strengthening of the U.S. dollar against the currencies of countries where Halo sells products denominated in U.S. dollars will increase the relative cost of Halo’s products and could negatively impact its sales in those countries. To the extent Halo’s international operations expand or are modified, our exposure to exchange rate fluctuations may increase. Although these transactions have not resulted in material gains and losses to date, similar transactions could have a damaging effect on Halo’s business, results of operations or financial condition in future periods.
FORWARD-LOOKING STATEMENTS
      This proxy statement/ prospectus contains forward-looking statements about Halo and Unify, which, with respect to Unify, are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). The safe harbor for forward-looking statements provided by the Reform Act is unavailable to issuers of “penny stock”. Halo’s shares may be considered a “penny stock” and, as a result, the safe harbor may not be available to Halo. In particular, statements contained in this prospectus that concern future operating results, including projections, or other statements using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “strategy,” “will,” “would,” and similar expressions constitute forward-looking statements and are made under these safe harbor provisions with respect to Unify.
      Forward-looking statements are statements that are not historical facts, and include financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, results, ability to generate income or cash flows, products and services; the outcome of litigation; the impact of regulatory initiatives on our operations; our share of new and existing markets; general industry and macroeconomic growth rates and our performance relative to them and statements regarding future performance.
      The forward-looking statements in this proxy statement/ prospectus are subject to various risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Accordingly, our actual results following the merger may differ materially from those expressed in, or implied by, the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include:

•	those risks and uncertainties we discuss under “Risk Factors”;

•	those risks and uncertainties we discuss or identify in our public filings with the Securities and Exchange Commission;

•	changes in both companies’ businesses during the period between now and the completion of the merger; and

•	the successful integration of Unify into Halo’s business subsequent to the completion of the merger.
      You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to in this document, could affect the future results of Halo and Unify following the merger and could cause results to differ materially from those expressed in these forward-looking statements. The actual results, performance or achievement of Halo or Unify following the merger could differ significantly from those expressed in, or implied by, our forward-looking statements. In addition, any of the events anticipated by our forward-looking statements might not occur, and if they do, we cannot predict what impact they might have on the results of operations and financial condition of Halo and Unify following the merger. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.
THE SPECIAL MEETING OF UNIFY STOCKHOLDERS
      Unify is furnishing this proxy statement/ prospectus to Unify’s stockholders as part of the solicitation of proxies for use at the Unify special meeting of stockholders, including any adjournment or postponement of the meeting.
Date, Time and Place of the Special Meeting
      The special meeting of Unify stockholders is scheduled to be held on                     ,                     , 2006 at       a.m. local time at                     .
Matters to be Considered at the Special Meeting
      At the special meeting, stockholders of Unify will be asked to (1) consider and vote upon a proposal to adopt the merger agreement, (2) consider and vote on a proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the merger agreement, and (3) transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

Shares Entitled to Vote
      Unify’s board of directors has fixed the close of business on                     , 2006 as the record date for determination of Unify stockholders entitled to notice of and to vote at the special meeting. As of the close of business on                     , 2006, there were                      shares of Unify common stock outstanding and entitled to vote, held of record by approximately                     stockholders.
Quorum
      The presence of a majority of Unify common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.
Voting Rights; Vote Required for Approval
      Each Unify stockholder is entitled to one vote for each share of Unify common stock held as of the record date. Adoption of the merger agreement by Unify’s stockholders is required by Delaware law. Such adoption requires the affirmative vote of the holders of a majority of the shares of Unify common stock outstanding on the record date and entitled to vote at the special meeting. Authorizing the proxy holders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement will require the affirmative vote of Unify stockholders representing a majority of the shares of Unify common stock present and entitled to vote at the special meeting.
Voting of Proxies; Revocation of Proxies
      If you vote your shares of Unify common stock by signing and returning the enclosed proxy in the enclosed prepaid and addressed envelope, your shares, unless your proxy is revoked, will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” adoption of the merger agreement and authorization of the proxy holders to vote for the adjournment or postponement of the special meeting for the purpose of soliciting additional votes.
      You are urged to mark the box on the proxy card, following the instructions included on your proxy card, to indicate how to vote your shares. If your shares are held in an account at a brokerage firm or bank, you must instruct such institution on how to vote your shares. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares and such vote will be recorded as a vote against the merger.
      You may revoke your proxy at any time prior to its use by delivering to the Secretary of Unify, at Unify’s offices at 2101 Arena Boulevard, Suite 100, Sacramento, California 95834, a signed notice of revocation bearing a date later than the date of the proxy stating that the proxy is revoked, by granting a duly executed new, signed proxy bearing a later date, or if you are a holder of record by attending the special meeting and voting in person (although, attendance at the special meeting does not in itself constitute the revocation of a proxy). If you hold your shares in “street name,” you must get a proxy from your broker, bank or other custodian to vote your shares in person at the special meeting.
Certain Beneficial Owners; Voting Agreement
      Unify’s board of directors, executive officers and their affiliates, who collectively beneficially own approximately 6% of the outstanding shares of Unify common stock as of the record date, expect to vote their shares “FOR” adoption of the merger agreement. In addition, holders who own approximately 33% of the voting shares of Unify common stock as of the record date have agreed to vote their shares “FOR” adoption of the merger agreement.

Other Business
      Unify’s board of directors does not presently intend to bring any other business before the special meeting and, so far as is presently known to Unify’s board of directors, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect of such business in accordance with the judgment of the proxy holders voting such proxies.
Quorum; Broker Abstentions and Broker Non-Votes
      The required quorum for the transaction of business at the special meeting is a majority of the shares of Unify common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Unify common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement. Abstentions and broker non-votes also will have the same effect as votes against the authorization of the proxy holders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes. In addition, the failure of a Unify stockholder to return a proxy will have the effect of a vote against the adoption of the merger agreement.
      The actions proposed in this proxy statement/ prospectus are not matters that can be voted on by brokers holding shares for beneficial owners without the owners’ specific instructions. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares, such failure to vote is a broker non-vote. Accordingly, if a broker or bank holds your shares you are urged to instruct your broker or bank on how to vote your shares.
Expenses of Solicitation
      Halo will pay 50% of the costs of printing and distributing this proxy statement/ prospectus for the special meeting and Unify will bear 50% of those costs. Halo and Unify will pay their own costs incurred in connection with preparing this proxy statement/ prospectus and Halo will pay the SEC registration fee. In addition to solicitation by mail, directors, officers and regular employees of Unify or its subsidiaries may solicit proxies from stockholders by telephone, telegram, e-mail, personal interview or other means. Halo and Unify currently expect not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with a merger agreement. Directors, officers and employees of Halo and Unify will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out of pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out of pocket expenses.
Householding
      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement/ prospectus may have been sent to multiple stockholders in your household. Unify will promptly deliver a separate copy of this proxy statement/ prospectus, including the attached Annexes to you if you write to Unify Investor Relations, 2101 Arena Boulevard, Suite 100, Sacramento, California 95834, Attention: Investor Relations or call (916) 928-6400. If you wish to receive separate copies of an annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact Unify, as applicable, at the above address and phone number.

Assistance
      If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Unify at (916) 928-6400 or write to Unify Investor Relations, 2101 Arena Boulevard, Suite 100, Sacramento, California 95834.
      The matters to be considered at the special meeting are of great importance to the stockholders of Unify. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this proxy statement/ prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.
Board Recommendation
      The Unify board of directors has approved and adopted the merger agreement and recommends that Unify stockholders vote “FOR” the adoption of the merger agreement and authorization of the proxy holders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement. See the section entitled “The Merger — Unify’s Reasons for the Merger” beginning on page 61 of this proxy statement/ prospectus.

THE MERGER
      This section of the proxy statement/ prospectus describes material aspects of the merger. While Halo and Unify believe that the description covers the material terms of the merger and the related transactions, this summary does not contain all of the information that is important to you. You should carefully read this entire proxy statement/ prospectus, the attached annexes, and the other documents to which this proxy statement/ prospectus refers, for a more complete understanding of the merger.
General Description of the Merger
      At the effective time of the merger, UCA Merger Sub, Inc. will merge with and into Unify. Upon completion of the merger, the separate corporate existence of UCA Merger Sub, Inc. will cease and Unify will continue as the surviving entity.
      As a result of the merger, each share of Unify common stock outstanding at the effective time of the merger will be converted automatically into 0.437 shares of Halo common stock. The merger consideration is more fully described in the sections entitled “The Merger Agreement — Merger Consideration; Stock Payment” and “; Common Stock Options and Warrants” beginning on page 85 of this proxy statement/ prospectus and in the merger agreement, which is attached to this proxy statement/ prospectus as Annex A.
      The exchange ratio is subject to adjustment to reflect the effects of any stock split, reverse stock split, stock dividend, extraordinary stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change in the outstanding common stock of Halo or Unify.
      The merger is expected to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning in Section 368(a) of the Internal Revenue Code of 1986, as amended. See the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 79 of this proxy statement/ prospectus.
Background of the Merger
      For a number of years, Unify’s board of directors and senior management have periodically reviewed changes and developments in the enterprise software industry and Unify’s strategic position. In the course of this review, Unify’s board of directors and management explored various potential strategic alternatives to improve Unify’s strategic position and increase stockholder value.
      One of these alternatives was the acquisition, on February 3, 2005, of Acuitrek, Inc. as a result of a shift in Unify’s revenue growth strategy from a focus on development tools to an application solution orientation. The Acuitrek acquisition, which became the centerpiece of Unify’s Insurance Risk Management (IRM) division, promised great potential with an underserved specialty market, a strong, functionally-rich application, and 10 customers. During the first twelve months, the IRM division has generated revenue growth for Unify, but as Acuitrek was a young company, significant investments were required resulting in net losses for the IRM division since its creation.
      On August 25, 2005, Unify’s board of directors met and reviewed Unify’s strategic plan for both its long-time Unify Business Solutions (UBS) and IRM divisions. Management discussed the revenue assumptions for each division including the expectation that the UBS revenues would continue to decline at a rate consistent with the decline over the previous three fiscal years. The IRM division, however, was expected to generate significant revenue growth and break-even results, and management noted that the market appeared to be validating the IRM value proposition.
      On September 12, 2005, Halo announced that it had entered into an agreement to acquire DAVID Corporation, a claims management vendor and made a public announcement regarding the acquisition agreement. Thereafter, Todd Wille, President and CEO of Unify, contacted Halo to discuss the possibility of Unify acquiring DAVID Corporation. Prior to this contact by Mr. Wille, there was no relationship between Unify and Halo or any of their affiliates, including the Halo subsidiaries.

      On September 26, 2005, Ron Bienvenu, Halo’s Chairman and Chief Executive Officer, forwarded a nondisclosure agreement to Mr. Wille so that Mr. Bienvenu and Mr. Wille could begin a dialog regarding a possible acquisition of DAVID Corporation by Unify. This nondisclosure agreement was executed and returned by Mr. Wille on September 28, 2005.
      On October 3, 2005, Mr. Bienvenu informed Mr. Wille that Halo was not interested in selling DAVID Corporation, but that after reviewing Unify’s SEC filings and website, it was Mr. Bienvenu’s belief that Unify might be a very good strategic fit with Halo and Halo was interested in exploring an acquisition of Unify. Mr. Bienvenu explained to Mr. Wille Halo’s valuation models, of generally valuing companies between 3.5 and 5 times EBITDA, and its general valuation of Unify, but no understanding was reached regarding a purchase price or other terms.
      During October and the first half of November of 2005, Unify did not have any substantive discussions with Halo and continued to pursue its business plan of growing the IRM division through internal growth and potential acquisitions by Unify of claims administration vendors. During this period, Unify had informal discussions with over fifteen claims administration vendors that were potential acquisition targets for Unify. Unify had follow on discussions and on-site visits with three companies. However, none of these discussions or visits prompted any offers or term sheets from either Unify or the potential acquisition target. Then, as Unify’s second quarter (October 31) financial results became apparent to Unify management and were eventually announced, management believed the quarter and year-to-date losses and deteriorating balance sheet would make it increasingly difficult to generate interest by a seller in being acquired by Unify. The primary consideration for an acquisition would have been Unify’s common stock, which management believed was not likely to be an attractive instrument to a seller at that time. Furthermore, management believed that the dilutive effect of doing a stock-based acquisition at that time would have outweighed any benefit to Unify’s stockholders of any such an acquisition.
      On November 15, 2005, Unify’s board of directors held a regularly scheduled meeting and discussed Unify’s business and financial plan, including its business model and related assumptions, the competitive environment, the decline in UBS revenues and projected losses for the IRM division. For the six months ended October 31, 2005, the actual UBS revenue decline was 11%. Management noted that this decline plus the impact of the net losses from the IRM division put significant strain on Unify’s financial model and resources. The statement of cash flows for the six months ended October 31, 2005 showed a decline in cash of over $1,000,000. The board had lengthy discussions regarding the potential need for additional financing and the anticipated difficulty of finding funding sources given Unify’s performance to date. The board also discussed the possibility of a sale of, or some type of strategic investment in, Unify, including the strategic rationale for each, and including the benefits, opportunities, risks and uncertainties associated with Unify remaining an independent company. Mr. Wille informed the Board, among other things, of his discussions with Halo and other potential strategic alternatives. The Board instructed Mr. Wille to resume discussions with Halo exploring a possible business combination or other strategic relationship and to explore possible transactions with other parties.
      From November 2005 through January 2006, Unify informally contacted multiple parties regarding a potential investment in Unify or acquisition of certain of the Unify product lines or even the company as a whole. While there was some interest in acquiring the NXJ product line (part of Unify’s UBS product suite), no additional parties contacted expressed interest in pursuing an acquisition of Unify as a company or a financing transaction for Unify.
      In December 2005 and January 2006, Halo and Unify had multiple discussions (both in person and by teleconference) regarding the potential business combination of Halo and Unify, including an in person meeting in the Tesseract office in San Francisco on December 12, 2005, attended by Mr. Wille, Mr. Jeff Bailey, CEO of Halo’s subsidiary Gupta Technologies, Mr. Bienvenu, Richard Bigelow, then CEO of Halo’s Tesseract subsidiary and Charles Stevenson, Chief Technology Officer of Halo. The purpose of this meeting was to discuss each party’s business and explore how they would fit together. Prior to this meeting, Mr. Wille provided some preliminary business and financial information regarding Unify to Mr. Bienvenu.
      On December 14, 2005, Halo’s board of directors held a regularly scheduled meeting where Halo’s management updated the Halo board of directors on the status of discussions with Unify. Halo’s management discussed the strategic reasons for a possible combination, outlined potential financial risks and benefits resulting from an acquisition of Unify, and the synergies offered by Unify’s products and customers with those of Halo’s Gupta and DAVID subsidiaries. Halo’s management and board also reviewed the possible risks and uncertainties of an acquisition by Halo of Unify. After discussion, the Halo board of directors authorized continued discussions with Unify regarding a potential transaction.
      On January 21, 2006, Mr. Bienvenu and Mr. Wille had a telephonic meeting at which valuation was discussed. After that call Mr. Wille sent Mr. Bienvenu, via email, his analysis of the synergies of Unify/Gupta together. In the course of this conversation, Mr. Wille indicated to Mr. Bienvenu that he thought Unify’s board would consider accepting a $20.0 million all stock deal assuming the other terms and conditions were acceptable.
      On January 26, 2006, there was another telephonic meeting among Mr. Bienvenu, Mr. Wille and Mr. Jude Sullivan, Director of Mergers and Acquisitions and Business Development for Halo, during which Mr. Sullivan discussed Halo’s belief that Unify was really worth $12.7 million as a stand-alone company, but that he believed they could find cost savings to drive up that value.
      On January 27, 2006, Mr. Bienvenu called Mr. Wille and confirmed that Halo was indeed interested in acquiring Unify and Mr. Sullivan forwarded Mr. Wille a proposed summary of terms that suggested Halo would be amenable to an all stock deal with Unify valued at $18.5 million, the increased price due to Halo’s analysis of the cost savings and synergies anticipated from combining Unify’s business with the businesses of Halo’s Gupta and DAVID subsidiaries. After multiple discussions between Mr. Wille and Mr. Sullivan (regarding additional value Unify would bring to the combined entity that Halo had not factored into the $18.5 million proposal) on February 3, 2006 Unify received from Halo an updated summary of proposed terms, which included a purchase price of $19.4 million in Halo stock and assumption of “in the money” outstanding Unify options. Unify circulated and discussed the proposal with representatives of its legal counsel, DLA Piper Rudnick Gray Cary US LLP (DLA Piper), as well as informally with each member of the Unify board.
      From February 3, 2006 to February 17, 2006, Mr. Bienvenu, Mr. Sullivan, and Mr. Wille conducted several further discussions regarding the proposed deal structure, exchange rate methodologies and Unify’s valuation. A tax free stock-for-stock transaction was preferred to avoid taxation for the Unify stockholders and to effectively move their investment from Unify to Halo where they could continue to benefit from any potential increase in shareholder value of Halo. Both parties agreed that the current stock prices were not necessarily reflective of each constituent company’s true value. Therefore, both parties looked at the relative values for Unify and Halo’s underlying businesses and calculated what they believed to be a reasonable Unify stockholder ownership post-merger based on Unify’s contribution to total revenues, cash flows and growth potential. The Unify valuation was calculated using a combination of several methodologies including revenue and cash flow multiples, general market comparables, discounted cash flow analysis, and the valuation from Unify’s April 2004 PIPE financing. Due to the financial sophistication and experience of the parties and the understanding that a fairness opinion would be obtained by Unify’s Board, no third party financial appraisals were used in determining the purchase price.
      On February 7, 2006, Mr. Bienvenu and Mr. Sullivan met with Unify to present information about Halo, its business operations, strategy and financial history and outlook, and answered questions about Halo and its proposal for Unify. On February 7, 2006 after this meeting, Halo provided Unify an updated summary of proposed terms which included a purchase price of $20.6 million in Halo stock and the assumption of outstanding Unify warrants and options.
      On February 8, Mr. Wille informed Halo that representatives of Special Situations Funds (SSF), Unify’s largest stockholder, would like to meet with Halo to discuss the Halo business and the Unify transaction. On February 14, 2006, Mr. Bienvenu, Mr. Sullivan and Mark Finkel, Halo’s Chief Financial Officer, under an executed non-disclosure agreement, met with representatives of SSF to present information about Halo, its business operations, strategy and financial history and outlook, and answered questions about Halo and its proposal to acquire Unify. From February 14, 2006 until execution of the merger agreement, Halo management had additional direct contact with representatives of SSF for the purpose of negotiating a possible funding commitment from SSF for an equity investment into Halo. Details on the proposal to acquire Unify were not discussed during these later meetings.
      On February 16, 2006, Unify’s board of directors held a regularly scheduled meeting where management updated the Unify board of directors on the status of discussions with Halo and reviewed the Halo corporate presentation. At the meeting, Unify’s board of directors also reviewed with management Unify’s financial condition and prospects for the remainder of fiscal 2006 and fiscal 2007 and a discussion of strategic alternatives available to Unify. Management and the board also discussed the benefits, opportunities, risks and uncertainties associated with Unify remaining an independent company, as well as the merits of a possible business combination transaction with Halo. After discussion, the Unify board of directors authorized continued discussions with Halo regarding a potential offer.
      On February 17, 2006, Unify received from Halo an updated summary of proposed terms which included a purchase price of $21 million in Halo stock and the assumption of outstanding Unify warrants and options. Unify subsequently requested that Halo submit a final indication of interest detailing the possible terms of a transaction between Halo and Unify for Unify’s board of directors to review and consider.
      On February 28, 2006, Halo provided a draft merger agreement to Unify detailing the terms that had been generally described in its most recent indication of interest. Halo also communicated to Unify that its offer was based on the satisfaction of certain contingencies including Halo lender and board approval.
      On February 28, 2006, Unify’s board of directors held a special meeting to evaluate the possible business combination with Halo. At the meeting, management updated the Unify board of directors on the status of negotiations with Halo. Representatives of DLA Piper discussed the process of evaluating and acquisition and recommended that Unify obtain a fairness opinion in connection with this evaluation. The board discussed the proposed business combination with Halo and requested Mr. Wille to hire a financial advisor to advise the board on the fairness of the consideration being offered. At the meeting, Unify’s board of directors also reviewed the merits of a possible business combination transaction with Halo. After discussion, the Unify board of directors authorized continued negotiations with Halo to finalize the draft merger agreement.
      In January and February, Halo’s management informed members of Halo’s board of the status of the ongoing acquisition discussions with Unify.
      On March 1, 2 and 3, 2006, Halo met with certain members of Unify’s senior management team. Both Halo and Unify conducted financial, operational and legal due diligence which continued until the parties signed the merger agreement on March 14, 2006. During that time, Halo and Unify and their respective legal advisors had extensive negotiations in meetings and conversations regarding the terms of the draft merger agreement including, among others, representations, warranties and covenants, closing conditions and final disclosure schedules.
      On March 3, 2006, Unify’s board of directors held a special meeting to evaluate the possible business combination with Halo. At the meeting, management updated the Unify board of directors on the status of negotiations with Halo and the results of the Halo due diligence of Unify to date. The board discussed the proposed business combination with Halo and Halo due diligence. At the meeting, Unify’s board of directors also reviewed potential strategic alternatives available to Unify, including the benefits, opportunities, risks and uncertainties associated with Unify remaining an independent company, as well as the merits of a possible business combination transaction with Halo. After discussion, the Unify board of directors authorized continued negotiations with Halo to finalize the draft merger agreement.

      On March 6 and 7, 2006, Mr. Wille of Unify met with certain members of Halo’s senior management, including Mr. Bienvenu, Mr. Sullivan, Ernest Mysogland (Halo’s Chief Legal Officer), Mr. Finkel, Brian McDonald (CEO of Halo’s Process Software subsidiary), Mr. Stevenson and Mr. Bailey. During that time, Halo and Unify and their respective legal and financial advisors had extensive discussions regarding Halo’s capital structure, twelve month cash flow projections (including those discussed herein under “Liquidity and Capital Resources; Working Capital Requirements”) and operating plan and an in depth review of Halo’s long-term business model and expected shareholder value creation.
      On March 10, 2006, Unify’s board of directors met to discuss the rationale, opportunities, benefits, prospects, risks and disadvantages associated with the proposed transaction with Halo and continuing as an independent company. Representatives from DLA Piper were present at the meeting and provided an update of the status of certain legal due diligence on Halo as well as an overview of the terms of the proposed transaction with Halo and the status of the merger agreement. Representatives from DLA Piper also reviewed the board’s legal duties and fiduciary obligations and other considerations regarding the proposed business combination transaction. Unify’s board of directors again considered whether accepting Halo’s offer or continuing as an independent company would best maximize stockholder value. Management presented a description of the mechanics of the merger consideration, an overview of Halo and its financial performances and capitalization. The board discussed in detail the risks and benefits of a fixed exchange ratio versus a floating ratio or a combination of the two with a cap and a collar. Douglas, Curtis & Allyn LLC (DCA), provided its financial analysis regarding the proposed business combination transaction, and rendered to the Unify board of directors its oral opinion, subsequently confirmed by delivery of a written opinion dated March 10, 2006, to the effect that, as of the date of the opinion and based on and subject to the various assumptions and limitations described in the opinion, the merger consideration to be received by Unify stockholders pursuant to the merger agreement was fair from a financial point of view to such holders. Such opinion is attached hereto as Annex B (see the section entitled “Opinion of Douglas Curtis & Allyn LLC” beginning on page 64 of this proxy statement/prospectus). After deliberation, Unify’s board of directors unanimously determined, among other things, that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to, and in the best interests of, Unify and its stockholders. The Unify board of directors then unanimously approved the merger agreement and resolved to recommend to Unify stockholders approval and adoption of the merger agreement. Due to a financial interest in the investment in Unify by Special Situations Funds and their possible investment in Halo, director Robert J. Majteles abstained from voting on the proposed merger.
      On March 10, 2006, Halo’s board of directors, with one director absent, after consideration of the opportunity including its risks and benefits, approved the merger agreement and the consummation of the merger in accordance with the terms outlined by Halo’s management team.
      On March 14, 2006, Mr. Bienvenu and Mr. Wille negotiated a slight increase to the exchange ratio resulting in a valuation at the time the merger agreement was executed of $20.25 million, based upon the number of outstanding shares of Unify as of that date without regard to shares to be issued in exchange for outstanding warrants or options. Unify, UCA Merger Sub, Inc. and Halo executed the merger agreement. Thereafter, on March 14, 2006, Unify and Halo issued a joint press release announcing the transaction.
Halo’s Reasons for the Merger
      The Halo board of directors believes that the Unify merger is fair to, and in the best interest of, Halo’s stockholders and, with one director not present at the meeting at which action was taken, voted to unanimously approve the merger and the issuance of Halo common stock to the Unify stockholders.

      In reaching its decision, in addition to the anticipated joint benefits described above, the Halo board of directors consulted with Halo’s management, and considered, among others, the following information and potential material factors:

•	the compatibility of Unify’s products and services with Halo’s technology, products and risk management solutions and “software as a service” enterprise solutions business strategy;

•	the economics of the software solutions industry, and the belief of the Halo board and management team that greater product variety and company size will increasingly be required for companies to compete successfully;

•	the belief that the combination of Unify’s technology, products and services with Halo’s products, services and sales and marketing infrastructure should enable the combined company to expand the range of products and services offered to the combined company’s customers and increase sales;

•	the Halo board’s belief that the addition of Unify’s operations to Halo could possibly increase the overall value and profitability of Halo;

•	information concerning Halo’s and Unify’s respective businesses, historical financial performance and condition, operations, technology, products, customers, competitive positions, prospects and management;

•	current financial market conditions and the historical market prices and trading information of Halo common stock and Unify common stock;

•	the financial and other terms of the merger, including the relationship between the market value of Halo common stock and Unify common stock;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are fair and reasonable;

•	the likelihood that the merger would be completed, including the limited conditions to the closing of the merger, as well as the experience and reputation of Unify;

•	Halo management’s view of the financial condition, results of operations and businesses of Halo and Unify before and after giving effect to the merger and Halo management’s and the board of directors’ view of the merger’s potential effect on stockholder value;

•	the potential impact of the merger on strategic partners, customers and employees of Halo and Unify;

•	the likely reaction to the merger in the financial markets; and

•	the results of the due diligence investigation of Unify.
      The Halo board of directors considered various alternatives to the merger, including alternative acquisitions and directly competing with Unify in its markets. The Halo board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the possibility that the potential benefits set forth above may not be fully realized;

•	the substantial costs of integrating the businesses of Halo and Unify and the transaction expenses arising from the merger;

•	the difficulty of integrating Unify with Halo’s existing development tools and risk management operating spheres and the management effort required to complete the integration;

•	the risk that the premium offered relative to Unify’s stock price at the time the merger agreement was executed may not be viewed favorably by the market;

•	the effect of the public announcement of the merger on Unify’s customer relations;

•	certain risks applicable to the merger and the business of the combined company as set forth under “Risk Factors” beginning on page 33; and

•	the possibility that the merger might not be consummated, resulting in a potential adverse effect on the market price of the Halo common stock.
The Halo board of directors concluded that certain of these risks could be managed or mitigated or were unlikely to have a material impact on Halo or the merger, and that, on balance, the potential benefits of the merger outweighed the risks of the merger.
      Halo also considered not pursuing the transaction, and instead focusing on the growth of its existing products and services. Halo determined that the merger would provide a means of enhancing the sales and marketing of certain of its existing product offerings, specifically those of its Gupta and DAVID subsidiaries. In the enterprise software industry generally, customers do not frequently change the software used in critical business applications due to the cost incurred with the removal of existing software and the implementation of new software, as well as the effort and expense involved in training personnel to use new software. Customers for many software providers, including those of Halo and its subsidiaries, tend to renew their existing software licenses year after year. Due to this general industry maturity, attracting customers which had been using competitors’ software, is often difficult and costly. Halo determined that combining the operations of its Gupta and DAVID subsidiaries with the complementary products offered by Unify would allow them to maintain their market share, and introduce them to new sales opportunities, while also offering synergies leading to reduced costs by sharing research and development, sales and marketing, and administrative functions. The alternatives — continuing with the existing business plan of Gupta and DAVID without attempting to compete with Unify, or developing new products and then implementing sales and marketing efforts in competition with Unify — were determined to be less attractive because they offered less revenue growth potential and increased costs than pursuing a combination with Unify. As discussed in the Background of the Merger section above, Halo and Unify also discussed Unify acquiring Halo’s DAVID subsidiary. After Halo investigated the businesses of Unify, it determined that a more desirable transaction would be the merger, due to the synergies between not only the Halo’s DAVID subsidiary with Unify’s Insurance Risk Management division, but also the synergies of combining Halo’s Gupta subsidiary and Unify’s Business Solutions division.
      Halo anticipates an increase in revenues as a result of the consummation of the acquisitions of Unify and InfoNow. Halo anticipates that the acquired companies’ revenues will not significantly change from those reported in prior periods, so that the increase in the Halo’s revenues will be of a similar magnitude to these prior period results. Halo intends to effect cost savings where duplicative expenses exist. Thus, Halo anticipates an increase in income before taxes as a result of the consummation of the two acquisitions. The extent of these savings will be determined post-acquisition. Additionally, it is anticipated that Halo’s cash position will be enhanced by these acquisitions, as a result of cash being carried over from the Unify closing. Furthermore, Halo anticipates raising $2 million in equity financing on or before the time of the consummation of the merger with Unify, such financing being a condition to closing the transaction.
The foregoing discussion of the information and factors considered by the Halo board of directors is not intended to be exhaustive but is believed to include the material factors considered by the Halo board of directors in connection with its review of the proposed merger. In view of the variety of factors, both positive and negative, considered, the Halo board did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered. Rather, the Halo board viewed its position and recommendations as being based on the totality of the information presented to, and considered by, the board. In addition, individual members of the Halo board may have given different weight to different factors.
      Based on the above-described analysis, the Halo board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, the Halo stockholders.

Unify’s Reasons for the Merger
      After careful consideration, Unify’s board of directors approved the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger are advisable, fair to, and in the best interests of, Unify and its stockholders. In reaching this decision, Unify’s board of directors consulted with senior management, independent financial advisors and legal counsel.
      The decision of Unify’s board of directors to enter into the merger agreement was the result of careful consideration over a number of months by the Unify’s board of directors of a number of factors, including the following positive factors:

•	the value of the merger consideration represents a premium of approximately 65% over the last reported sales price per share for Unify’s common stock as reported on the Over the Counter Bulletin Board on March 13, 2006, the last trading day for Unify’s common stock prior to the announcement of the merger;

•	Unify stockholders will retain the ability to hold stock in a larger and more diversified technology holding company;

•	the financial presentations of Unify’s financial advisors, DCA, including their opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to Unify stockholders pursuant to the merger agreement, as more fully described in the section entitled “The Merger — Opinion of Douglas Curtis & Allyn LLC” beginning on page 64 of this proxy statement/prospectus;

•	Unify’s board of directors’ analysis and understanding of Unify’s “stand-alone” strategic alternative in the context of the increasingly competitive market for database and development tool products, and Unify’s board of directors’ analysis of the business, operations, financial performance, earnings and prospects for Unify on a stand-alone basis, and Unify’s board of directors’ belief, based on its analysis and understanding, that the combined company would best maximize value for Unify’s shareholders in light of the risks and potential rewards associated with Unify continuing to operate on a stand-alone basis;

•	Unify’s board of directors’ evaluation of Unify’s financial performance and future opportunities and prospects, including the risks related to achieving these prospects and current industry, economic and market conditions, including the recognition that Unify has experienced declining revenues and net losses;

•	the risk that the trading price of Unify stock may decline further;

•	the fact that Unify had reviewed potential strategic alternatives as described in the section entitled “The Merger — Background of the Merger” beginning on page 54 of this proxy statement/prospectus. In this process, no party expressed interest in pursuing a financing transaction, and two potential acquirers were identified. Ultimately, one of the potentially interested parties dropped out of the process. In light of these developments, Unify’s board of directors considered the risk of losing the sole potential transaction;

•	Unify’s board of directors’ belief there are synergies likely to result in combining Unify’s business with two of Halo’s subsidiaries, Gupta and DAVID, and the ability to spread certain redundant costs associated with operating Unify as a separate public company, including duplicative corporate functions and accounting and legal fees associated with SEC reporting, over a broader base of portfolio companies;

•	the opportunity for Unify stockholders to participate, as Halo stockholders, in a larger and more diversified company with diversified partnership opportunities and significant cash flow;

•	the opportunity for Unify to have access to significantly greater financial and operational resources as part of Halo than Unify would otherwise have on a stand-alone basis;

•	Unify’s board of directors’ understanding of the information concerning Unify’s and Halo’s respective businesses, financial performance, and condition, operations, capitalization and stock performance;

•	Unify will not be obligated to consummate the merger unless Halo receives $2 million of new equity financing and Halo successfully converts all of its preferred stock and the majority of its convertible debt to common stock, as described in the sections entitled “The Merger Agreement — Conditions to the Merger” beginning on page 89 of this proxy statement/prospectus;

•	the merger agreement provisions permitting Unify to engage in discussions with a third party that makes an unsolicited bona fide proposal to engage in a business combination or other transaction, provided that Unify’s board of directors determines in good faith, after consulting with outside counsel, that there is a reasonable probability that failure to take such action would result in Unify’s board of directors breaching its fiduciary duties under applicable law and determines in good faith, after receiving the advice from its legal advisor, that the proposal reasonably would be expected to result in a transaction that, if consummated, would be more favorable to Unify stockholders than the merger with Halo (see the section entitled “The Merger Agreement — No Solicitation” beginning on page 91 of this proxy statement/prospectus);

•	the merger agreement provisions permitting Unify’s board of directors to, under certain circumstances, withdraw, modify or change its recommendation with respect to the merger if Unify’s board of directors determines in good faith, after consulting with its outside counsel, that there is a reasonable probability that the failure to take such action would result in the Unify’s board of directors breaching its fiduciary duties under applicable law (see the section entitled “The Merger Agreement — No Solicitation” beginning on page 91 of this proxy statement/prospectus);

•	the structure of the transaction and the terms of the merger agreement, including the fact that the merger should qualify as a tax-free reorganization within the meaning of the Internal Revenue Code, as amended, meaning the merger is not expected to be taxable to Unify stockholders;

•	the merger will offer stockholders of Halo the potential benefits described in the section entitled “The Merger — Halo’s Reasons for the Merger” beginning on page 58 of this proxy statement/prospectus;

      Unify’s board of directors also identified and considered the following potentially negative factors in its deliberations:

•	the possible disruption to Unify’s business that may result from the announcement of the transaction;

•	the potential adverse effects of the public announcement of the merger on Unify’s sales and operating results; ability to retain key employees; the progress of some of Unify’s strategic initiatives; and Unify’s overall strategic position;

•	the inherent difficulties of integrating diverse businesses and the risk that the cost savings, synergies and other benefits expected to be obtained in the merger might not be fully realized;

•	the terms of the merger agreement regarding the restrictions on the operation of Unify’s business during the period between the signing of the merger agreement and the completion of the merger;

•	the $600,000 termination fee to be paid to Halo if the merger agreement is terminated under circumstances specified in the merger agreement, which may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, Unify, as described in the section entitled “The Merger Agreement — Termination” beginning on page 92 of this proxy statement/prospectus);

•	the terms of the merger agreement placing limitations on the ability of Unify to solicit alternative business combination transactions or engage in negotiations or discussions with, a third party interested in pursuing an alternative business combination transaction (see the section entitled “The Merger Agreement — No Solicitation” beginning on page 91 of this proxy statement/prospectus);

•	the amount of time it could take to complete the merger, including the fact that completion of the transaction depends on factors outside of Unify’s control;

•	the transaction costs expected to be incurred in connection with the merger;

•	the risk that, notwithstanding the likelihood of the merger being completed, the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

•	the market price of Unify common stock, and

•	Unify’s ability to attract and retain customers and personnel; and

•	the risks described in the section entitled “Risk Factors” beginning on page 33 of this proxy statement/prospectus.
      Unify’s board also carefully reviewed its due diligence examination of Halo, including its financial condition and prospects, contractual obligations and management team, and discussed Halo’s experiences in consummating and integrating its prior acquisitions.
      Unify’s board of directors also considered the interests that certain executive officers and directors of Unify may have with respect to the merger in addition to their interests as stockholders of Unify generally (see the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 75 of this proxy statement/prospectus), which the Unify’s board of directors considered as being neutral in its evaluation of the proposed transaction.
      Although the foregoing discussion sets forth the material factors considered by Unify’s board of directors in reaching its determination to recommend the merger, it does not include all of the factors considered by Unify’s board of directors, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, Unify’s board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. Unify’s board of directors realized that there can be no assurance about future results, including results expected or considered in the factors above. However, Unify’s board of directors concluded that the potential positive factors described above significantly outweighed the neutral and negative factors described above. The recommendation was made after consideration of all of the factors as a whole. This explanation of Unify’s reasons for the merger and the other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Forward-Looking Statements” beginning on page 49 of this proxy statement/prospectus.
      UNIFY’S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF UNIFY AND ITS STOCKHOLDERS. ACCORDINGLY, UNIFY’S BOARD OF DIRECTORS RECOMMENDS THAT THE UNIFY STOCKHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.
      In considering the recommendation of Unify’s board of directors with respect to the merger agreement, you should be aware that certain of Unify’s directors and officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of Unify stockholders generally. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 75 of this proxy statement/prospectus.

Opinion of Douglas Curtis & Allyn LLC
      By letter dated March 2, 2006, Unify retained Douglas Curtis & Allyn LLC (“DCA”) to provide it with a fairness opinion in connection with the potential merger with Halo. The Unify board of directors selected DCA based on its knowledge of DCA’s qualifications, expertise and reputation, and DCA’s prior knowledge of the business and affairs of Unify. DCA was instructed to deliver its opinion on the fairness of the consideration to Unify’s stockholders from a financial point of view and not to address the underlying business decision of Unify to engage in the merger or any other aspect of the merger. Other than the foregoing, there were no limitations placed by Unify on the scope of DCA’s investigation. DCA is a recognized investment banking firm headquartered in Roseville, California. In the ordinary course of its investment banking business, DCA engages in the valuation of companies and their securities in connection with mergers and acquisitions and other corporate transactions.
      At the March 10, 2006 Board of Directors meeting at which the board considered and approved the merger, DCA delivered to the board its oral opinion, subsequently confirmed in writing that as of such date, and subject to the assumptions, qualifications and limitations set forth therein the merger consideration was fair to Unify’s shareholders from a financial point of view. The full text of DCA’s opinion is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The opinion provides disclosure about the procedures followed, information reviewed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by DCA in rendering its opinion. The opinion is summarized below. You are urged to read the entire opinion carefully in connection with your consideration of the proposed merger.
      DCA’s opinion speaks only as of the date of the opinion. The opinion was directed to the Unify Board of Directors and is directed only to the fairness of the merger consideration to Unify shareholders from a financial point of view under the assumptions specified. The opinion does not address the underlying business decision of Unify to engage in the merger or any other aspect of the merger and is not a recommendation to any Unify shareholder as to how such shareholder should vote with respect to the merger or any other matter.
      The material used by DCA to evaluate the fairness of the consideration was compiled for use solely by the Unify Board of Directors in evaluating the proposed merger with Halo. The opinion is not intended to provide the sole basis for evaluating the merger, does not purport to contain all information that may or should be considered, and should not be considered a recommendation with respect to the merger. The opinion was not prepared to conform with any disclosure standards under applicable securities laws, SEC requirements, generally accepted accounting or reporting standards, or otherwise. Neither DCA nor any of its officers, directors, employees, affiliates, advisors, agents or representatives warrants the accuracy or completeness of any of the material set forth in the opinion, and nothing contained in the opinion is, or shall be relied upon as, a promise or representations as to the past, present or future conditions or performance of the Company, Halo, or the combined entity.
      DCA was not asked to and did not independently verify the accuracy or completeness of any of the financial information, analyses, projections, and other information that was publicly available or otherwise furnished to, reviewed by, or discussed with DCA, and further relied on the assurance of management of Unify and Halo that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. DCA did not make an independent evaluation or appraisal of the assets, liabilities (including any intangible, contingent, derivative or off-balance sheet assets and liabilities) of Unify, Halo, or any of their respective subsidiaries. With Unify’s consent, DCA assumed that Unify’s technology and software code were adequate and capable to be used for the purpose intended and will continue to produce the revenues forecast by management on a pro forma basis for the combined entity. In addition, DCA did not conduct any physical inspection or review of the software code, properties or facilities, or other assets of Unify or Halo. DCA was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Unify. The opinion does not attempt to assess whether the merger represents the highest potential value for which Unify could be sold.

      Materials used to prepare the opinion, including any estimates, valuations and/or projections contained in the opinion were prepared or derived from information supplied by Unify, Halo management, or from public sources, and DCA has not assumed the responsibility for any independent verification thereof nor for conducting any due diligence investigation of Unify or Halo, or their underlying business risks, as such validation and investigations are beyond the scope of its engagement. Accordingly, DCA makes no representation or warranty as to the accuracy or achievability of any such valuations, estimates, forecasts, and/or projections including synergies, and DCA expressly disclaims any and all liability relating to or resulting from use of the opinion.
      The opinion was necessarily based upon information available to DCA and financial, stock market and other conditions and circumstances existing and disclosed or available as of March 9, 2006, and the opinion speaks as of such date. DCA does not have any obligation to update or otherwise revise the opinion. Actual results may vary from such valuations, estimates or projections including synergies, and such variations may be material.
      In connection with rendering the opinion, DCA reviewed and considered, among other things:

•	a draft of the merger agreement dated March 9, 2006, together with certain of the exhibits and schedules thereto;

•	historical and projected earnings, other operating data and other historical financial information of Unify and Halo;

•	Unify’s and Halo’s quarterly reports on Form 10-Q or Form 10-QSB, as the case may be, and annual reports on Form 10-K or Form 10-KSB, as the case may be, and a draft of Unify’s quarterly report on Form 10-Q for the quarter ended January 31, 2006;

•	certain internal financial projections, analyses and forecasts prepared by management of Unify and Halo;

•	publicly-reported historical price and trading activity for Unify’s and Halo’s common stock, and similar publicly available information for certain other publicly-traded companies;

•	the views of the senior managements of Unify and Halo regarding the business, financial condition, and results of operations and prospects of their respective companies;

•	publicly-available financial terms of certain recent business combinations in the software industry; and

•	such other information, financial studies, analyses, investigations and financial criteria as DCA considered relevant.
      In rendering its opinion, DCA, with the permission of the Board of Unify, relied upon the following assumptions:

(i) the accuracy and completeness of all the financial, accounting, legal, tax and other information discussed with or reviewed by DCA;

(ii) the internal financial forecasts prepared by the management of Unify and Halo have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Unify and Halo and that such forecasts will be realized in the amounts and time periods contemplated thereby;

(iii) All representations and warranties contained in the Agreement and Plan of Merger, including the disclosure schedules attached thereto, are true and correct;

(iv) All representations made and information provided by, as well as interviews conducted with, the management of Unify and Halo are true and correct and contain no omissions of material facts or information;

(v) Each party will perform all of the covenants required by the Agreement and Plan of Merger;

(vi) Conditions precedent to the merger have not been waived;

(vii) There are no material changes in Unify’s or Halo’s assets, financial condition, results of operations, business or prospects;

(viii) There are no material changes to the Agreement and Plan of Merger, including exhibits and schedules thereto, from the draft version as of March 9, 2006 provided to DCA prior to DCA issuing its opinion as of March 10, 2006;

(ix) Unify’s and Halo’s technology, intellectual property rights and source code are adequate and capable of being used for the purpose intended and will continue to produce the revenues forecast by management on a pro forma basis for the separate companies and combined entity;

(x) Unify and Halo remain going concerns for all periods relevant to this analysis;

(xi) All debt, other than that owed to Fortress and approximately $1.1 million of subordinated debt, will be paid, retired or converted into Halo common stock prior to close;

(xii) Sufficient liquidity will exist in Halo shares to prevent share price erosion resulting from increased trading volume;

(xiii) The acquisition of InfoNow by Halo has not closed by the time this transaction closes and the effect thereof has not been considered in DCA’s fairness opinion analysis; and

(xiv) Performance by the parties of all conditions precedent to effect the Merger including (among other obligations):

a. the required registration statement shall have been declared effective

b. certain Unify stockholder agreements shall have been executed

c.	receipt by Halo of at least $2,000,000 in new equity investment on terms described to DCA prior to the effective time of the Merger

d. conversion of each share of all classes of Halo preferred stock into common stock, and

e. execution of mutually acceptable employment agreements with certain Unify employees.
      DCA performed a variety of financial analyses in preparing the opinion. The following is a summary of the material analyses performed by DCA. In order to fully understand these financial analyses, you should read the opinion attached as Annex B in its entirety.
      The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. DCA believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in DCA’s comparative analyses described below is identical to Unify or Halo and no transaction is identical to the proposed merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial operations characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Unify or Halo and the companies to which they are being compared.
      DCA expressed no opinion as to the financial projections provided by the managements of Unify and Halo or the assumptions on which they were based. With respect to such financial projections, Unify’s and Halo’s managements confirmed to DCA that they reflected the best currently available information, estimates and judgments of such managements of the future financial performance of Unify and Halo, respectively. The financial projections provided by management of Unify and Halo were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by DCA in its analyses, were based on numerous variables and assumptions that are inherently uncertain, and, accordingly, actual results could vary materially from those set forth in such projections.
      In performing its analyses, DCA also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Unify, Halo, and DCA. The analyses performed by DCA are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. DCA prepared its analyses solely for purposes of advising the Unify Board of Directors and estimates on the values of companies, including Unify and Halo, do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, DCA’s analyses do not necessary reflect the value of Unify’s common stock or Halo’s common stock or the prices at which Unify or Halo’s common stock may be sold at any time. Further, the opinion does not address the question of whether the consideration to be received by Unify in the merger is the maximum value it could receive for its shares, but only that the consideration being offered is fair to Unify shareholders, from a financial point of view.
      In performing its analysis and rendering its opinion as to the fairness of the consideration, DCA acknowledges that its conclusion may be affected by the risk factors listed below, among others, whose effect, outcome or circumstances are currently unknown, indeterminate, and not subject to quantification. The effect and impact of these risk factors may be, and in most cases would be, material to the factors considered in arriving at DCA’s conclusion. In addition to the risk factors described elsewhere in this prospectus/proxy solicitation and cited by Unify and Halo in their respective SEC filings and other documents, there are other risks introduced by the proposed merger, including, but not limited to:

•	there is no mechanism in the merger agreement to protect Unify stockholders against downward movement in Halo’s share price between signing the merger agreement and closing the merger;

•	the ability of Halo and Unify to access additional debt and/or equity capital;

•	the ability of Unify and Halo to meet forecasted results;

•	risks that certain customers or suppliers may elect not to do business with the combined company;

•	the dilutive impact that Halo’s future acquisitions may have on earnings per share (EPS);

•	potential adverse impact on the market perception of the combined company due to the diversity of its business model;

•	the limited trading market for Halo common stock;

•	Halo’s significant debt load and Halo’s ability to maintain covenant compliance;

•	ability to maintain Sarbanes-Oxley compliance;

•	the potential loss of key management or employees; and

•	the ability of the combined company to achieve NASDAQ listing.
      Summary of Findings. DCA based its opinion on several financial analyses, including:

•	Premium paid analysis

•	Comparable public company analysis

•	Analysis of selected merger and acquisition transactions

•	Discounted cash flow and terminal value analysis

•	Pro Forma ownership and contribution analysis
      Premium Paid. DCA reviewed the financial terms negotiated between Halo and Unify as commemorated in the merger agreement. The parties structured the proposed merger as a stock for stock exchange with an agreed upon exchange ratio of at least 0.43 shares of Halo Common stock for each share of Unify common stock. The parties arrived at this ratio based on a value of $1.65 per share of Halo stock implying a value of $0.71 per share of Unify common stock. The ratio was subsequently increase to $0.437 shares of Halo common stock for each share of Unify common stock after DCA delivered its opinion.
      Based upon this implied value per share and the number of shares of Unify stock outstanding or options to be assumed by Halo subsequent to the merger, the aggregate transaction has a value of approximately $21.35 million. This value represents an approximate 82% premium to Unify’s pre-announcement market capitalization of approximately $11.75 million as of the close of the market on March 9, 2006.
      The proposed purchase price of approximately $21.35 million also represents an approximate 43% premium to the estimated fair market value determined by DCA based on the average of the premiums calculated using the following three valuation models:

•	a premium of approximately 80% based on the comparable public company analysis;

•	a premium of approximately 15% based on the analysis of selected merger and acquisition transactions; and

•	a premium of approximately 50% based on the discounted cash flow analysis.
      In addition, the proposed purchase price represents an approximate 90% premium to the 3-month trailing average stock price compared to an average control premium of 29.8% that DCA calculated for other acquisitions in the computer software, supplies and services industries. Finally, the proposed purchase price premium compares favorably to the median premiums offered of 35.1%, 30.5% and 29.8% in DCA’s analysis of acquisition premiums offered in computer software, supplies and services acquisition transactions for the years 2002, 2003 and 2004, respectively. The control premiums applied in DCA’s analysis were derived from the median of control premiums offered in 2004 in the Computer Software, Supplies and Services industry as published by FactSet Mergerstat LLC in 2005. In total there were 86 transactions documented by Mergerstat in the Computer Software, Supplies and Services industry in 2004, all of which were included in the determination of the 2004 29.8% control premium used by DCA. The data from 2004 was the most recent that Mergerstat had compiled in its annually published Mergerstat Review as of the date of DCA’s fairness opinion.
      Comparable Public Company Analysis. DCA used publicly available information to compare selected financial and market trading information for Unify and Halo and certain public companies determined to be relevant by DCA. The analysis methodology included, among other procedures and criteria, the following:

•	identification of appropriate public companies in the software development tools and vertical software applications sectors;

•	compilation of appropriate operating and financial statistics;

•	identification of the five companies within the initial group with the most similar operating statistics to relevant Unify operating statistics, including total enterprise value, market capitalization, last twelve month revenue, gross margin, EBITDA margin, EBIT margin and net income margin, estimated long term growth rate, and one-, two- and three-year total revenue growth;

•	if multiple companies had the same number of similarities, the company(s) with revenues that most closely approximated Unify’s revenues were selected in the comparison set;

•	the analyses were weighted in accordance with Unify’s percentage of UBS (Unify Business Solutions) and IRM (Insurance Risk Management) revenues contained in the draft of Unify’s most recent quarterly report on Form 10-Q for the quarter ended January 31, 2006 reviewed by DCA; and

•	the “median” of the various ratios or multiples were selected for comparison because the median most closely approximates the center point of the array and reduces the effect of outlying data points.

      Fifteen publicly-traded companies were used in the analysis for the software development tools sector. Of these DCA identified the following five companies as having operating statistics similar to Unify’s:

•	Borland Software Corp.

•	NetIQ Corp.

•	Quovadx, Inc.

•	NetManage, Inc

•	IDI Global, Inc.
      For these five companies, DCA calculated the Total Enterprise Value/Last Twelve Months Revenue (“TEV/LTM Revenue”) ratio which resulted in a median of 0.8, compared to 2.0 for Unify based on the implied transaction value.
      Fifteen publicly-traded companies were used in the analysis for the vertical software applications sector. Of these, DCA identified the following five companies as having operating statistics similar to Unify’s:

•	Misys plc

•	S1 Corp.

•	Sapiens International Corp. NV

•	Sirius Financial Solutions plc

•	Healthaxis, Inc.
      For these five companies DCA calculated the TEV/LTM Revenue ratio, which resulted in a median of 0.9, compared to 2.0 for Unify based on the implied transaction value.
      DCA concluded that the implied merger multiple of 2.0x compares favorably to the TEV/ LTM Revenue median multiples of comparable Software Development Tools and Vertical Applications Software public companies of 0.8x and 0.9x, respectively. These multiples were applied against Unify’s gross revenues from each business unit (i.e. UBS and IRM) for the twelve months ending January 31, 2006. Applying the application of a control premium of 29.8%, the implied transaction value of approximately $21.35 million represents a premium of approximately 80%.

							Premium of
							Proposed
							Transaction
							Value to
	Median		Applicable				Implied
Comparable Public Company Analysis — Premium	Multiple		Unify Metric*		Implied Value		Value

TEV/LTM of Comparable Software Development Tools Companies	0.8	x	$9,789	=	$8,043
TEV/LTM of Comparable Vertical Application Software Companies	0.9	x	$793	=	$701

Total				=	$8,744
Control Premium Adjustment				x	(1 + 29.8%	)

Adjusted Total				=	$11,887		79.6%

*	Unify gross revenues for UBS and IRM.
      Analysis of Selected Merger Transactions. DCA reviewed thirty merger and acquisition transactions announced during the period January 1, 2004 through March 6, 2006, involving acquisitions of software companies with transaction values greater than $5.0 million. The analysis methodology included, among other procedures and criteria, the following:

•	identification of appropriate merger and acquisition transactions in the software development tools and vertical software applications sectors;

•	compilation of appropriate operating and financial statistics;

•	identification of the five companies within the initial group with the most similarities to relevant Unify operating statistics, including total enterprise value, market capitalization, last twelve month revenue, gross margin, EBITDA margin, EBIT margin and net income margin, estimated long term growth rate, and one-, two- and three-year total revenue growth;

•	if multiple companies had the same number of similarities, the company(s) with revenues that most closely approximated Unify’s revenues were selected in the comparison set;

•	the analyses were weighted in accordance with Unify’s percentage of UBS and IRM revenues contained in its draft quarterly report on Form 10-Q for the quarter ended January 31, 2006; and

•	the “median” of the various ratios or multiples were selected for comparison because the median most closely approximates the center point of the array and reduces the effect of outlying data points.
      Twelve transactions were used in the analysis for the software development tools sector. Of these, DCA identified the acquisitions of the five following companies as having operating statistics similar to Unify’s:

•	UGS Corp.

•	Plumtree Software, Inc.

•	Segue Software, Inc.

•	NEON Systems, Inc.

•	Persistence Software, Inc.
      DCA calculated the TEV/ LTM Revenue ratio for these five companies, which resulted in a median of 1.8, compared to 2.0 for Unify based on the implied transaction value.
      Eighteen transactions were used in the analysis for the vertical software applications sector. Of these DCA identified the acquisitions of the following five companies as having operating statistics similar to Unify’s:

•	Vertex Financial Services

•	Financial Models Company, Inc.

•	DAOU Systems, Inc.

•	UCA Services, Inc.

•	InteliData Technologies, Corp.

      DCA calculated the TEV/ LTM Revenue ratio for these five companies, which resulted in a median of 1.5, compared to 2.0 for Unify.

	Software Development Tools Sector	Vertical Software Application Sector
	(5 comparable companies)	(5 comparable companies)

Selected Merger Transactions — Multiples	TEV/LTM Revenue	TEV/LTM Revenue

Median	1.8	1.5
Unify*	2.0	2.0

*	TEV for Unify based on proposed merger transaction value. LTM Revenue for Unify based on draft quarterly report on Form 10-Q for the quarter ended January 31, 2006.
      DCA determined that the implied merger multiple of 2.0x compares favorably to the TEV/ LTM Revenue median multiples of comparable software development tools and vertical applications software public companies of 1.8x and 1.5x, respectively. These multiples were applied against Unify’s gross revenue from each business unit (i.e. UBS and IRM) for the twelve months ending January 31, 2006. The implied transaction value of approximately $21.35 million represents a premium of approximately 15% over the median acquisition multiple.

						Premium of
						Proposed
						Transaction
						Value to
	Median		Applicable		Implied	Implied
Selected Merger Transactions — Premiums	Multiple		Unify Metric*		Value	Value

TEV/ LTM of Comparable Software Development Tools Companies M&A Transactions	1.8	x	$9,789	=	$17,380
TEV/ LTM of Comparable Vertical Application Software Companies M&A Transactions	1.5	x	$793	=	$1.211

Total				=	$18,591	14.8%

*	Unify gross revenues for UBS and IRM.
      Discounted Cash Flow and Terminal Value Analysis. DCA performed an analysis that estimated the future stream of projected free cash flows of Unify through April 30, 2009, in accordance with the financial projections received from, and reviewed with, Unify management. To that estimated stream of future cash flows, DCA applied a discount rate equal to 23.9% determined by utilizing factors including a risk-free rate, Unify’s Beta, equity risk premium and equity size adjustment. Among those factors used in calculating the discount rate, DCA used Unify’s actual 5-year Beta of 1.77, rather than a weighted average of 2.64 of certain companies selected by DCA. The decision to use Unify’s actual Beta had the effect of reducing the discount rate and increasing the implied value of Unify when compared to using the weighted average of the selected companies.
      The terminal value multiple selected was computed as the weighted average of the median multiples of the selected software development tools and vertical applications software public companies of 2.06 and 1.62, respectively, applied against Unify’s estimated gross income percentage from UBS and IRM for the twelve months ending April 30, 2009.
      The estimated value of Unify’s projected free cash flows over the period ending April 30, 2009, discounted at a rate of 23.9% implies a present value of the Company equal to approximately $14.24 million. The proposed transaction value of approximately $21.35 million represents a premium of approximately 50% above this implied discounted cash flow value.
      In connection with its analyses, DCA considered and discussed with the Unify board how the discounted cash flow analyses would be affected by changes in the underlying assumptions, including variations with respect to net income, the growth rate of revenues, and free cash flows. DCA noted that the discounted free cash flow and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made and results thereof are not necessarily indicative of actual values or future results.

      Pro Forma Ownership and Contribution Analysis. DCA analyzed certain potential pro forma effects of the merger, based upon the following assumptions, among others: (i) a per share transaction value of $0.71 per share, with 100% of the outstanding shares of Unify being exchanged for shares of Halo common stock at an assumed exchange ratio of 0.43 to 1.00, and (ii) the revenue and EBITDA projections of Unify and Halo as provided by the senior managements of Unify and Halo. The analysis indicated that for the year ending June 30, 2007, the first full year following the merger, Unify shareholders would own approximately 18.6% of the combined company while projected Unify operations would contribute approximately 21.5% and 1.9% to the combined entity’s revenues and EBITDA, respectively. DCA was unable to analyze the pro forma effects after the first year because Halo management only provided estimates of quarterly revenues and EBITDA (and no other detail) through December 31, 2007. Consequently, no Halo revenues and EBITDA were included in this analysis for the period January 1, 2008 through June 30, 2009, so DCA did not prepare a pro forma ownership and contribution analysis for that period. Additionally, Unify and Halo have year ends of April 30 and June 30; the effects of conforming such year ends were ignored for purposes of this analysis. Halo did not provide DCA with detailed consolidating or consolidated financial projections or budgets for any periods subsequent to January 1, 2006, limiting DCA’s ability to perform a full contribution analysis. The actual results achieved by the combined company may vary from projected results and the variations may be material.
      In April of 2003, Unify engaged DCA on a monthly retainer to provide various financial advisory and consulting services including assessing strategic alternatives, pursuing strategic acquisitions and eventually raising capital in April 2004 with Special Situations Funds. Subsequent to April 2004, DCA did not provide any services to Unify until February 2006, when Unify engaged DCA to provide the fairness opinion.
      Unify agreed to pay DCA $80,000 for rendering its opinion, all of which was paid prior to delivery of the opinion to the Unify Board of Directors on March 10, 2006. Unify has also agreed to reimburse DCA for its reasonable attorney’s fees and out of pocket expenses, up to a maximum of $5,000 or such higher amount as is approved by Unify, incurred in connection with its engagement, and to indemnify DCA and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including, but not limited to, liabilities under securities laws. None of DCA’s fees or other rights under the engagement are in any way dependent upon the ultimate conclusion of the opinion.
Certain Projections
      Neither Halo nor Unify, as a matter of course, publicly discloses detailed forecasts or internal projections as to future revenues, earnings or financial condition. However, in the course of their discussions with each other, each provided the other and DCA with certain business and financial information. Certain information described below, which Halo and Unify believes was not publicly available, was provided to DCA in connection with its preparation of its fairness opinion regarding the potential merger between Halo and Unify.

Projected Financial Information of Halo
      The following is a summary of the projected financial information that Halo provided to DCA in connection with its preparation of its fairness opinion. This information does not take into account the proposed merger or the acquisition by Halo of InfoNow:

	Projections

	Fiscal Year	Fiscal Year
	2006(1)	2007(1)

	(in thousands)
Total Revenues	$26,364	$40,748
Estimated EBITDA(2)	$4,361	$9,815

(1)	Halo’s fiscal year ends of June 30 of each year presented.

(2)	Estimated EBITDA as provided to DCA represented EBITDA from Halo operating subsidiaries only; it does not include any of the parent (Halo) cost and other corporate and acquisition expenses.

      Halo uses EBITDA as a supplemental financial measure to assess the financial performance of its assets without regard to financing methods and capital structure. EBITDA excludes some items that affect net income and operating income. Since these items may vary among other companies, EBITDA as presented may not be comparable to similarly titled measures of other companies. A reconciliation of net loss to EBITDA, which was not provided to DCA, is shown in the table below.

	Twelve Months Ended
	June 30,

	2006	2007

	(in thousands)
Reconciliation of projected net income to EBITDA
Net loss as projected	$(9,696)	$(3,473)
Corporate costs and other	7,595	4,279
Net income (loss) — portfolio companies	(2,101)	806
Depreciation	84	197
Amortization	1,621	3,247
Interest expense	4,614	5,336
Provision for income taxes	143	229

Estimated EBITDA(1)	$4,361	$9,815

(1)	Estimated EBITDA as provided to DCA represented EBITDA from Halo operating subsidiaries only; it does not include any of the parent (Halo) cost and other corporate and acquisition expenses.

Projected Financial Information of Unify
      The following is a summary of the projected financial information that Unify provided to DCA in connection with its preparation of its fairness opinion:

	Projections

	Fiscal Year	Fiscal Year
	2006(1)	2007(1)

	(in thousands)
Revenues:
Total Revenues	$10,400	$11,164
Cost of Revenues	2,443	2,394

Gross Margin	7,957	8,770
Expenses:
Product Development	2,740	2,740
Selling, General and Administrative	6,482	6,158

Total Expenses	9,222	8,898

Income (Loss) from Operations	(1,265)	(128)
Other Income/Exp, net	17
Provision for income taxes	—	—
Net Income (Loss)	(1,248)	(128)

Estimated EBITDA	(1,093)	192

(1)	Unify’s fiscal year ends on April 30 of each year presented.

Assumptions
      While such projections were prepared in good faith by Halo and Unify, no assurance can be made regarding future events. Therefore, such projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such.
      Halo made a number of assumptions in preparing its projections including continued and future performance of its subsidiaries, Gupta, Kenosia, Empagio/Tesseract, DAVID, Process and Profitkey. Halo assumed that maintenance revenues from its subsidiaries would continue at the historical renewal rate or better during the periods presented. Halo also assumed, after an analysis of the sales pipeline and capacity, that software license revenues, and professional services revenues, would continue at the subsidiaries at least at historical rates, with some modest additional growth. Accordingly, Halo assumed that with these acquisitions and growth Halo would be able to increase revenues by approximately 415% for its 2006 fiscal year and 55% for its 2007 fiscal year. Halo’s expenses were projected based upon the current run rate adjusted for expected changes over time. Thus, existing positions were modified for the expected needs of the business, based upon the projected revenues. Salaries and benefits were adjusted for expected changes in costs of living. Expenses that generally vary with headcount, such as rent and telecommunications expenses, were projected based on projected headcount. Expenses other than headcount-related ones, such as third-party marketing expenses, were projected based upon the projected revenues of the respective subsidiary business. Capital expenditures projections, for cash flow purposes, were based upon an assessment of the state of current equipment and the timing of the need to replace it, as well as the need to purchase equipment to support the level of projected revenues and headcount. Based on these assumptions, Halo assumed its cost of revenues and operating expenses to decline to approximately 83% of fiscal 2005 cost of revenues and operating expenses for fiscal year 2006 and further improve to 76% of fiscal 2005 cost of revenues and operating expenses for fiscal 2007. Halo projected these improvement in its forecast because of expected cost savings related to elimination of duplicate costs and synergies with its past acquisitions.
      In addition, a number of assumptions were made in preparing the Unify forecasts including, but not limited to, assumptions regarding Unify’s ability to increase total revenue by 7% in both fiscal year 2006 and fiscal year 2007 compared to each of the previous years, relatively stable overall average selling prices, successful introduction of products, a 23% reduction in expenses in fiscal year 2006 and a 4% reduction in expenses in FY2007, the ability of Unify to execute to its plan without error and the existence of stable economic conditions in the key markets in which Unify sells its products. Furthermore, Unify prepared these projections on the same basis as audited financial statements, except that SFAS 123R was not taken into consideration, the effect of which would be to recognize additional compensation expense and reduce projected income after taxes.
      The estimates and assumptions underlying the Halo and Unify projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of Halo and Unify. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the projections, and the estimates and assumptions underlying the projections, do not reflect any potential impact from the announcement or pendency of the proposed merger on Halo or Unify’s operations, financial results or financial condition. These estimates, assumptions and projections are subject to risks and uncertainties which could cause actual results to differ materially from these projections.
      The information in this section was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants or by the Securities and Exchange Commission regarding the preparation and presentation of projections or forecasts, or U.S. generally accepted accounting principles. In the view of each of Halo and Unify’s management, the information was prepared on a reasonable basis, reflects their best estimates and judgments at the time, and presents, to the best of Halo and Unify’s knowledge and belief, the then expected course of action and future financial performance of Halo and/or Unify. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. Neither Unify nor Halo’s management or board of directors relied on these projections for purposes of their evaluation of the potential merits and risks of the merger, and DCA did not rely solely on these projections for purposes of its fairness opinion rendered in connection with the merger.
      These projections are not included in this proxy statement/prospectus in order to induce any stockholder to vote in favor of adoption of the merger agreement and are being included herein to disclose the financial information provided to DCA in connection with the preparation of its fairness opinion.
      The projections reflected herein were presented to DCA on March 8, 2006 with respect to Halo and March 2, 2006 with respect to Unify. Since the date that the Unify projections were provided to Halo and DCA, and since the date that the Halo projections were provided to Unify and DCA, assumptions underlying such projections have changed. Therefore, if Halo or Unify were to prepare projections currently, such projections would be different from the projections provided earlier. Such assumptions will continue to change in the future. Neither Halo nor Unify intends to update or otherwise revise the projections to reflect any circumstances occurring since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, neither Halo nor Unify intends to update or revise the projections to reflect changes in general economic or industry conditions. There can be no assurance that these projections are accurate as of the date of this proxy statement/prospectus.
Completion and Effectiveness of the Merger
      The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, if permissible, including adoption of the merger agreement by the stockholders of Unify. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.
      Halo and Unify are working to complete the merger as quickly as possible, and we hope to do so as promptly as practicable after the Unify special meeting. However, because the merger is subject to closing conditions, Halo and Unify cannot give any assurance that all the conditions to the merger will be either satisfied or waived or that the merger will occur and cannot predict the exact timing of the completion of the merger.
      As promptly as practicable after the merger is completed,                     , the exchange agent for the merger, will mail to you instructions (including a letter of transmittal) for surrendering your shares of Unify common stock in exchange for Halo common stock, and cash for fractional shares, if any. When you deliver your Unify stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Unify stock certificates will be cancelled and you will receive a certificate representing that number of whole shares of Halo stock that you are entitled to receive pursuant to the merger agreement.
      You should not submit your stock certificates for exchange until you have completed and mailed the letter of transmittal as directed by the instructions referred to above.
      You will be entitled to receive dividends or other distributions on Halo common stock with a record date after the merger is completed, but only after you have surrendered your Unify stock certificates. If there is any dividend or other distribution on Halo common stock with a record date after completion of the merger, you will receive the dividend or distribution promptly after the later of the date that your Halo shares are issued to you or the date the dividend or other distribution is paid to all Halo shareholders.
      Halo will issue a Halo stock certificate and a check for fractional shares, if applicable, in a name other than the name in which a surrendered Unify stock certificate is registered only if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.
Operations Following the Merger
      Following completion of the merger, the business of Unify will be continued as a wholly-owned subsidiary of Halo. The stockholders of Unify will become stockholders of Halo and their rights as stockholders will be governed by the Halo articles of incorporation, the Halo bylaws and the laws of the State of Nevada. See the section entitled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 156 of this proxy statement/prospectus for a discussion of some of the differences in the rights of stockholders of Halo and the stockholders of Unify.
Interests of Certain Persons in the Merger
      Unify stockholders should be aware that members of Unify’s board of directors and management have interests in the merger that are different from, or in addition to, the interests of other Unify stockholders that may make them more likely to approve and adopt the merger agreement and approve the merger. The Unify board of directors was aware of these interests and considered the following matters, among others, in approving the merger agreement, as amended, and the merger:

Todd Wille Employment Agreement
      Unify currently has an employment agreement with Mr. Wille, its Chief Executive Officer and a director. Under the agreement, Mr. Wille receives an annual salary, subject to adjustment by the Unify board of directors, which was initially set at $210,000. The employment agreement also provides that

Mr. Wille is eligible to receive bonuses of up to $150,000 as determined by Unify, and that Mr. Wille was to receive an option to purchase 500,000 shares of Unify common stock to be granted pursuant to the Unify 1991 Stock Option Plan. Should Mr. Wille be terminated upon a “Change of Control” of Unify, Mr. Wille is entitled to receive twelve months’ salary payable in accordance with Unify’s regular payroll cycle, the continuance of Mr. Wille’s employee benefits for twelve months, and 100% immediate vesting of any unvested portion of the option to purchase 500,000 shares provided for in the employment agreement.
      It is a condition to completion of the merger however that Halo and Mr. Wille terminate the employment agreement described above and enter into a new employment agreement under which Mr. Wille will be employed by Halo as the general manager of the Unify business unit or an equivalent position. Under the new agreement, Mr. Wille will receive an annual salary of $220,000, subject to increase at the discretion of the Halo board, and will be eligible to receive such performance bonuses and stock options as may be determined from time to time by the Halo Compensation Committee, consistent with such bonuses or options as are provided at that time to other similarly-situated senior managers at Halo.
      While Halo does not have an established bonus plan for the managers of its operating businesses, it is anticipated that the terms and conditions of Mr. Wille’s bonuses will require meeting earnings and profitability goals for the businesses over which he will be responsible. If all such goals are met, it is anticipated that the amount of such bonus would be approximately equivalent to Mr. Wille’s base salary, such amount to be payable in cash, options or other equity securities of Halo, or a combination of both cash and equity. These bonuses and options have not yet been determined. If Mr. Wille is terminated prior to the end of the two-year term without cause, or Mr. Wille resigns for good reason (in each case as defined in the agreement) Halo is obligated to pay his salary and bonus and continue his benefits for a period of 12 months.

Treehouse Capital Agreement
      In April 2004, certain funds associated with Special Situations Fund (SSF) purchased from Unify 5,633,900 shares of its common stock in a private placement. Pursuant to a right granted thereunder to SSF, Robert J. Matjeles was appointed to Unify’s Board of Directors. SSF and its related funds currently have a beneficial ownership of approximately 30% of Unify. Mr. Majteles is the founder of Treehouse Capital, which has an agreement with SSF pursuant to which Treehouse, through Mr. Majteles, provides certain management and financial advisory services for SSF on request. If Mr. Majteles’s services are requested by SSF with respect to a particular portfolio investment (such as Unify), Treehouse is entitled to 10% of SSF’s net gain (as defined) or net loss (as defined) on the investment during the term of the agreement, offset by certain fees that may be paid by the portfolio company to Treehouse or Mr. Majteles directly (such as director fees). The amount of gain or loss with respect to the Unify investment is not determined or paid on closing of the merger but rather is calculated from time to time under the agreement based on the value of the total portfolio of SSF investments as to which Treehouse Capital provides management or advisory services. Under the agreement, Mr. Majteles is required to act independently of SSF in discharging his fiduciary duties to the stockholders of any company for which he serves as a member of the board of directors, including Unify, and also is obligated not to disclose to the funds or use for his own benefit any confidential information he obtains in connection with his service for a particular portfolio company. Mr. Majteles does not have or share voting or dispositive power over any securities held by SSF.
      In addition, it is contemplated that SSF may provide funding to Halo either prior to, at or upon completion of the merger. In such event, it is possible that Treehouse Capital may have a similar relationship with respect to such an investment in Halo, although there can be no assurance that such investment will be made or that Treehouse Capital will have any rights to gain or loss with respect to any such investment.
      Indemnification. If we complete the merger, for a period of five years Halo will provide rights to indemnification benefiting Unify’s directors and officers that are at least as favorable as those in effect under Unify’s certificate of incorporation and bylaws as of the closing of the merger agreement, as amended. The merger agreement also provides for the purchase of a five-year directors and officers “tail” insurance policy for the benefit of Unify’s directors and officers covering them for acts or omissions occurring prior to closing of the merger.

Stock Options and Warrants
      In connection with the merger, each outstanding option to acquire Unify common stock with a per share exercise price of less than $1.00 which remains outstanding and unexercised immediately prior to consummation of the merger will become and represent an option to purchase the number of shares of Halo common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Unify common stock subject to such option by 0.437. The exercise price of the substituted Halo option will be determined by dividing the exercise price of the Unify option by the exchange ratio and rounding the result up to the nearest tenth of a cent. All other Unify options will be cancelled. Each outstanding and unexercised warrant to purchase Unify common stock immediately prior to consummation of the merger will become and represent a warrant to purchase the number of shares of Halo common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Unify common stock subject to such warrant by 0.437. See the section entitled “The Merger Agreement — Stock Payment; Common Stock Options and Warrants” beginning on page 85 of this proxy statement/prospectus.
Stockholder Agreement
      Special Situations Funds, consisting of Special Situations Fund III, L.P., Special Situations Cayman Fund L.P., Special Situations Private Equity Fund, L.P. and Special Situations Tech. Fund, L.P. (collectively, “Special Situations Funds”) and Diker Management, LLC, affiliates of Unify, who beneficially own approximately 21% and 12%, respectively, of Unify’s outstanding voting securities have entered into a stockholder agreement with Halo. Pursuant to the stockholder agreement, such holders have agreed to vote all of their shares of Unify common stock beneficially owned:

•	for adoption and approval of the merger agreement, the merger and all agreements related to the merger and any actions related to or contemplated by the merger; and

•	not in favor of any other proposal to acquire Unify (other than an unsolicited superior proposal, as defined in the merger agreement and described in the section entitled “The Merger Agreement — No Solicitation” beginning on page 91 of this proxy statement/prospectus), any reorganization, recapitalization, liquidation or winding up of Unify or any other extraordinary transaction involving Unify, any corporate action the consummation of which would frustrate the purposes of, or prevent or delay the consummation of the merger or other transactions contemplated by the merger agreement or any other related matters.

      Robert J. Majteles is a director of Unify and the founder of Treehouse Capital. Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Fund, L.P. (who collectively beneficially own approximately 30% of the outstanding Unify common stock and are parties to the stockholder agreement) have entered into an agreement with Mr. Majteles and Treehouse pursuant to which Treehouse, through Mr. Majteles, agrees to provide certain management and financial advisory services for the funds on request. See “— Interests of Certain Persons in the Merger” beginning on page 75.
Indemnification and Insurance
      In the event of any threatened or actual claim against a current or former director or officer of Unify, Unify and Halo have agreed to defend the director or officer against the threatened or actual claim to the fullest extent permitted by applicable law and the certificate of incorporation and bylaws of Unify. The merger agreement also provides that after the effectiveness of the merger, the surviving corporation and Halo shall indemnify and hold harmless each current or former director and officer of Unify, to the fullest extent permitted by applicable law and the certificate of incorporation and bylaws of Unify, against any damages incurred in connection with any threatened or actual claim or suit for a period of five years after the consummation of the merger.
      The merger agreement provides that Unify will purchase directors’ and officers’ liability insurance coverage for five years after the consummation of the merger for the benefit of its executive officers and directors serving prior to the merger under either Unify’s current policy or under a policy of similar coverage containing terms and conditions which are generally not less advantageous than Unify’s current policy, except that Unify will not be obligated to purchase directors’ and officers’ liability insurance with a premium of more than $200,000.
Unify Common Stock Ownership
      The following table and notes set forth as of March 23, 2006, the number of shares of Unify’s outstanding common stock beneficially owned by (i) beneficial owners of 5% or more of Unify’s common stock; (ii) the named executive officers of Unify, (iii) each director and nominee for director of Unify, and (iv) all named executive officers and directors of Unify as a group. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to Unify, and the percentages are based upon 29,523,608 shares of common stock outstanding on March 23, 2006.

	Amount and Nature
	of Beneficial	Percent of Class	Shares
Name and Address of Beneficial Owner	Ownership	Beneficially Owned(1)	Beneficially Owned(2)

Certain Beneficial Owners
Diker Management, LLC(3)(7)	3,463,517	11.73%	0
745 Fifth Avenue, Suite 1409 New York, New York 10151
Special Situations Funds(4)(7)	8,608,135	29.67%	0
527 Madison Ave, Suite 2600 New York, New York 10022
Executive Officers and Directors(5):
Steven D. Whiteman	254,905	0.86%	131,666
Robert J. Majteles	30,057	0.10%	0
Tery R. Larrew	222,211	0.75%	59,722
Richard M. Brooks	24,750	0.08%	6,250
Todd E. Wille	782,894	2.61%	450,000
Frank Verardi	348,193	1.17%	191,250
David M. Glende	473,955	1.59%	378,875
Daniel S. Romine(6)	1,002,531	3.39%	39,062
Steven D. Bonham	41,666	0.14%	41,666
All Executive Officers and Directors as a Group (9 persons):	3,181,162	10.69%	1,298,491

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants which are currently exercisable or exercisable within 60 days of March 23, 2006 are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, Unify believes that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Represents the number of shares of common stock set forth under the column “Amount and Nature of Beneficial Ownership” that the beneficial owner has the right to acquire through the exercise of warrants or options that are currently exercisable or that are exercisable within 60 days of March 23, 2006.

(3)	As the sole general partner of the Diker Funds, Diker GP, has the power to vote and dispose of the shares of the common stock owned by the Diker Funds and, accordingly, may be deemed the beneficial owner of such shares. Pursuant to investment advisory agreements, Diker Management serves as the investment manager of the Diker Funds. Accordingly, Diker Management may be deemed the beneficial owner of shares held by the Diker Funds. Charles M. Diker and Mark N. Diker are the managing members of each of Diker GP and Diker Management, and in that capacity direct their operations. Therefore, Charles M. Diker and Mark N. Diker may be beneficial owners of shares beneficially owned by Diker GP and Diker Management. The Reporting Persons disclaim all beneficial ownership, however, as affiliates of a Registered Investment Adviser, and in any case disclaim beneficial ownership except to the extent of their pecuniary interest in the shares.

(4)	AWM Investment Company, Inc. is a hedge fund management firm based in New York. The firm is owned by David Greenhouse and Austin Marxe. They manage the Special Situations Fund III, L.P., Special Situations Cayman Fund L.P., Special Situations Private Equity Fund, L.P., and Special Situations Tech. Fund, L.P.

(5)	The business address for each named executive officer and director is 2101 Arena Blvd, Suite 100, Sacramento, California 95834.

(6)	Daniel Romine owns 481,734 shares of the common stock of Unify and Carrie Romine owns 481,735 shares of common stock of Unify. Daniel and Carrie Romine are husband and wife and shares held by one of them are deemed beneficially owned by the other.

(7)	Diker Management, LLC and Special Situations Funds have entered into a stockholder agreement whereby they agreed to vote their shares together in favor of, among other things, the merger agreement and, as a group, they beneficially own 12,071,652 shares of the common stock of Unify, which represents beneficial ownership of approximately 41.09% of the common stock of Unify.

Regulatory Matters
      Other than compliance with applicable federal and state securities laws pursuant to the issuance of Halo common stock in connection with the merger and compliance with applicable provisions of the Delaware General Corporation Law and the Nevada Revised Statutes, no federal or state regulatory requirements must be satisfied in connection with the merger.
Material U.S. Federal Income Tax Consequences of the Merger

General
      The following discussion sets forth the material U.S. federal income tax consequences of the merger to Unify stockholders.
      This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion. The discussion below also assumes that the merger will be completed in accordance with the terms of the merger agreement.
      This discussion is limited to shareholders who hold Unify common stock and, after the merger, will hold Halo common stock, as capital assets within the meaning of section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including, without limitation, if you are:

•	a non-United States person or entity;

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a shareholder subject to the alternative minimum tax provisions of the Code;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options, or a shareholder who acquired Unify common stock pursuant to employee stock options or otherwise as compensation;

•	a broker-dealer; or

•	a shareholder who holds Unify common stock or shares as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction.
      You are advised to consult your own tax advisor as to the U.S. federal income tax consequences of the merger, and the ownership and disposition of Halo common stock, in each case in light of the facts and circumstances that may be unique to you.
      Based on representations contained in representation letters provided by Halo and Unify and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Day, Berry & Howard LLP, tax counsel to Halo, and DLA Piper Rudnick Gray Cary US LLP, counsel to Unify, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, the material U.S. federal income tax consequences of the merger to a U.S. holder of Unify common stock will be as follows:

•	you will not recognize gain or loss when you exchange your Unify common stock solely for Halo common stock, except to the extent of any cash received in lieu of a fractional share of Halo;

•	your aggregate tax basis in the Halo common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will equal your aggregate tax basis in the Unify common stock you surrender; and

•	your holding period for the Halo common stock that you receive in the merger will include your holding period for the shares of Unify common stock that you surrender in the exchange.
      If you acquired different blocks of Unify common stock at different times and at different prices, your tax basis and holding period in your Halo common stock may be determined with reference to each block of Unify common stock.
      Cash in lieu of Fractional Shares. A U.S. holder will generally recognize capital gain or loss on any cash received in lieu of a fractional share of Halo common stock equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. That gain or loss will constitute long-term capital gain or loss if such U.S. holder’s holding period in Unify common stock surrendered in the merger is greater than 12 months as of the date of the merger.
      Tax Opinion. It is a condition to the completion of the merger that Halo and Unify each receive an opinion from its respective counsel that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, you will recognize taxable gain or loss on the merger equal to the difference between the fair market value of the Halo stock received in the merger and your tax basis in the Unify stock surrendered in the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for your Unify stock is greater than one year. Long-term capital gain of non-corporate stockholders is subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Unify stockholders will receive an information report notifying them if Halo or Unify determines that, due to some unanticipated change in facts and circumstances, the merger is a fully taxable transaction.
      Backup Withholding. If you are a non-corporate holder of Unify common stock you may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share of Halo common stock. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger; or

•	are otherwise exempt from backup withholding.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.
      Reporting Requirements. Upon the receipt of Halo common shares as a result of the merger, you will be required to retain records pertaining to the merger. You will also be required to file with your U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.
      Dissenting Stockholders. A dissenting holder of Unify common stock who perfects dissenter’s rights will generally be treated as having received a distribution in redemption of his, her, or its shares subject to the provisions of the Code, which, in certain circumstances, treat such payments as a stockholder distribution not in connection with a sale or exchange. While the tax consequences of such a redemption depend on a stockholder’s particular circumstances, a dissenting stockholder who, after the transaction, does not own (actually or constructively) any common stock of either Unify or Halo will generally recognize gain or loss with respect to a share of Unify common stock equal to the difference between the amount of cash received and his, her, or its basis in such share. This gain or loss should be a capital gain or loss.
Accounting Treatment
      Halo will record the merger using the purchase method of accounting in accordance with U.S. generally accepted accounting principles. This method assumes that for financial reporting purposes, Halo will treat both companies as one company beginning as of the date we complete the merger. In addition, under this method of accounting, Halo will record the fair value of Unify’s net assets on its consolidated financial statements, with the remaining purchase price in excess of the fair value of Unify’s net assets recorded as goodwill. See “Unaudited Pro Forma Condensed Combined Financial Statements of Warp Technology Holdings Reflecting Acquisition of Unify Corporation” on page F-156.
Over-the-Counter Bulletin Board Listing of Halo Common Stock
      Shares of Halo’s common stock are quoted on the Over-the-Counter Bulletin Board, operated by the National Association of Securities Dealers, Inc. and after the completion of the merger the Halo common stock issued to Unify stockholders will be quoted on the OTC:BB as well. Shares of Unify common stock will be deregistered under the Securities Exchange Act of 1934 on completion of the merger.
APPRAISAL RIGHTS FOR UNIFY STOCKHOLDERS
      Unify is a Delaware corporation and under Delaware law, you have the right to dissent from the merger and receive payment in cash for the fair value of your Unify common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery. This right is often referred to as appraisal or dissenters’ rights. Appraisal rights are governed by Section 262 of the Delaware General Corporation Law, and strict compliance with the statutory procedures of Section 262 is required of stockholders in order to perfect their appraisal rights.
      The following is a brief summary of the material provisions of the statutory procedural requirements to be followed by a Unify stockholder in order to dissent from the merger and perfect the stockholder’s appraisal rights under Section 262. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of which is attached to this proxy statement/prospectus as Annex D. The following summary of Section 262 does not constitute any legal or other advice, nor does it constitute a recommendation that Unify stockholders exercise their appraisal rights. Should you wish to exercise your appraisal rights, you should carefully review the text of Section 262 contained in Annex D. Failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
      Under Section 262, stockholders as of the record date for the stockholders’ special meeting with respect to shares for which appraisal rights are available must be notified not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. This notice must be accompanied by a copy of Section 262. This proxy statement/prospectus, including Annex D, constitutes Unify’s notice to its stockholders regarding the availability of appraisal rights in connection with the merger in compliance with Section 262.
      If you elect to exercise your dissenters’ rights and demand appraisal of your shares, you must satisfy each of the following conditions:

1. Before the vote is taken on the merger agreement at the Unify special meeting on , 2006, you must deliver to Unify a written demand for appraisal of your shares. The requirement that you make written demand for appraisal is in addition to and separate from any proxy or vote abstaining from or voting against the merger. Under Section 262, voting against or failing to vote for the merger itself does not constitute a demand for appraisal. A proxy which is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement. Any demand must reasonably inform Unify of the identity of the stockholder and the stockholder’s intention to demand appraisal of his, her or its shares, and should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name for which the stockholder is demanding appraisal.

All demands for appraisal should be delivered before the vote on the merger is taken at the Unify special meeting to the following address: Unify Corporation, Attention: Investor Relations, 2101 Arena Boulevard, Suite 100, Sacramento, California 95834, and should be executed by, or on behalf of, the record holder of the shares of Unify common stock. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval and adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

2. You must not vote in favor of the merger by proxy or in person. A vote in favor of the merger, whether by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demand for appraisal.

3. You must be the record holder of the shares of Unify common stock on the date the written demand for appraisal is made and continue to hold the shares as record holder through the completion of the merger.

      If you fail to comply with any of these conditions, and the merger is completed, you will be entitled to receive the shares of Halo common stock and cash in lieu of fractional shares, if any, for your shares of Unify common stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares of Unify common stock.
      A Unify stockholder who wishes to exercise his, her or its appraisal rights and who votes by proxy must vote against the merger, or abstain from voting on the merger. A proxy that is signed but does not contain voting instructions will, unless revoked, be voted in favor of the merger, and will constitute a waiver of the stockholder’s appraisal rights and will nullify any previously delivered written demand for appraisal.
      Under Section 262, a stockholder’s demand for appraisal must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. In such cases, the beneficial holder must have the record owner submit the required demand with respect to such shares.
      If the Unify shares for which appraisal rights are demanded are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of demand for appraisal should be made in such capacity. If more than one person owns the shares of record, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a Unify stockholder of record. In order for such demand to be effective, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner(s). A record owner who holds shares as a nominee for others, such as a broker, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. The written demand in such case should state the number of shares as to which appraisal is demanded. In the case of demand where no number of shares is expressly stated, the demand will be presumed to cover all shares held in the name of such record owner.
      If you wish to exercise appraisal rights and you hold your shares of Unify common stock in a brokerage or bank account or in other nominee form, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for such nominee to make demand.
      Within 10 days after the effective date of the merger, Unify must give written notice of the date the merger became effective to each Unify stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, either Unify or any Unify stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery to demand a determination of the fair value of the shares held by all Unify stockholders entitled to appraisal. Should any Unify stockholders exercise their dissenters’ rights, Unify has no obligation to file such a petition and has no present intention to do so. Therefore, the failure of a Unify stockholder to file such a petition under Section 262 could nullify such stockholder’s previous written demand for appraisal.
      Any Unify stockholder who has demanded an appraisal has the right to withdraw the demand at any time within 60 days after the effective date of the merger and to accept the shares of Halo common stock and cash in lieu of fractional shares, if any, specified by the merger agreement for his or her shares of Unify common stock. A Unify stockholder’s attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of Unify. Within 120 days after the effective date of the merger, any Unify stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of Unify common stock not voted in favor of the merger, and the aggregate number of shares for which demands for appraisal have been received, and the aggregate number of holders of such shares. Such statement must be mailed to the Unify stockholder exercising appraisal rights within ten days after a written request has been received by Unify or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. If an Unify stockholder duly files a petition for appraisal and delivers a copy of the petition to Unify, Unify will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all Unify stockholders who have demanded an appraisal of their shares. After providing notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those Unify stockholders who have complied with Section 262 and who are become entitled to appraisal rights. The Register in Chancery, if so ordered by the Chancery Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Unify and to the stockholders shown on the Unify stockholders list who have demanded an appraisal of their shares. Such notice shall also be given by 1 or more publications in the City of Wilmington, Delaware or such publication as the Chancery Court deems advisable. Under Section 262, the Chancery Court may require the Unify stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If the Chancery Court so requires and if any Unify stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings with respect to such stockholder.
      After determination of the Unify stockholders, if any, entitled to appraisal of their shares of Unify common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest (which may be simple or compound), if any, to be paid. The Chancery Court is required to take into account all relevant factors in determining fair value of the shares. You should be aware that the fair value of your Unify shares as determined by the Chancery Court under Section 262 could be greater, the same, or less than the value that you are entitled to receive for your Unify shares pursuant to the merger agreement. After determining the value of such shares and upon surrender by the holders of the certificates representing such shares, the Chancery Court will direct the payment of such value to the holders, with interest thereon accrued during the pendency of the proceeding, if any, as determined by the Chancery Court.
      The Chancery Court may impose the costs of the appraisal proceeding upon Unify and the Unify stockholders participating in the appraisal proceeding as the Chancery Court deems equitable under the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any Unify stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all Unify shares entitled to appraisal. After the effective date of the merger, any Unify stockholder who had demanded appraisal rights will not be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the appraisal rights of such stockholder will cease and such stockholder will be entitled to receive the shares of Halo common stock and cash in lieu of fractional shares, if any, for shares of his or her Unify common stock pursuant to the merger agreement. Any Unify stockholder’s withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of Unify and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the court deems just. In order to be effective, such request for withdrawal must be made within 120 days after the effective date of the merger. The shares of Unify to which the shares of the objecting stockholders would have been converted had they assented to the merger will have the status of authorized but unissued shares of Unify.
      A Unify stockholder’s failure to take any required step in exercising appraisal rights under Section 262 may result in the termination or waiver of such appraisal rights. Given the complexity of Section 262, and the strict compliance required by its provisions, Unify stockholders who wish pursue their appraisal rights under Section 262 should consult their legal advisors.

THE MERGER AGREEMENT
      The following is a summary of the material provisions of the merger agreement. This summary does not purport to describe all the terms of the merger agreement, as amended, and is qualified by reference to the complete merger agreement, which is attached as Annex A to this proxy statement/ prospectus and incorporated by reference. You should read the merger agreement, as amended, in its entirety, as it represents the legal document governing this merger.
The Merger
      Pursuant to the merger agreement, UCA Merger Sub, Inc., a wholly-owned subsidiary of Halo, will merge with and into Unify. Unify will survive the merger and, as a result, will become a wholly-owned subsidiary of Halo. The directors and officers of the merger subsidiary immediately prior to the effective time of the merger shall be the directors and officers of the surviving corporation. The certificate of incorporation and bylaws of Unify shall be amended and restated to be the same in substance as the bylaws of the merger subsidiary as in effect immediately prior to the effective time. The merger is intended to constitute a reorganization for federal income tax purposes.
Timing of Closing and Effective Time
      The closing of the merger will take place no later than the second business day after satisfaction or waiver of the conditions to the merger agreement (except for those conditions to be satisfied at closing, unless another time or date is agreed to by the parties).
      Halo and Unify cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived or that the merger will not be terminated. See “Conditions To The Merger” and “Termination.” The parties intend to complete the merger as promptly as practicable, subject to the approval and adoption of the merger agreement by the Unify stockholders and receipt of all requisite regulatory approvals.
      The merger will be completed and become effective when the certificate of merger is filed with the Secretary of State of Delaware or at such later date or time as the parties may agree and specify in the certificate of merger.
Merger Consideration

Stock Payment
      At the completion of the merger, holders of Unify common stock issued and outstanding prior to the completion of the merger will have the right to receive 0.437 shares of Halo common stock for each share of Unify stock.

Common Stock Options and Warrants
      In connection with the merger, each outstanding option to acquire Unify common stock with a per share exercise price of less than $1.00 which remains outstanding and unexercised immediately prior to consummation of the merger will become and represent an option to purchase the number of shares of Halo common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Unify common stock subject to such option by 0.437. The exercise price of the substituted Halo option will be determined by dividing the exercise price of the Unify option by the exchange ratio and rounding the result up to the nearest tenth of a cent. All other Unify options will be cancelled. Each new Halo option will contain substantially the same terms and conditions, including vesting, as the applicable Unify option.
      Each outstanding and unexercised warrant to purchase Unify common stock immediately prior to consummation of the merger will become and represent a warrant to purchase the number of shares of Halo common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Unify common stock subject to such warrant by 0.437. The exercise price of the warrant and other terms and conditions have been negotiated between Halo and the warrantholder.
Exchange Procedures

Exchange Agent
      Halo has appointed [                    ] to serve as exchange and payment agent to handle the exchange of Unify certificates and stock options for Halo common stock. At or before the completion of the merger, Halo will cause to be deposited with the exchange agent sufficient certificates representing whole shares of Halo stock to make all deliveries required under the merger agreement.

Payment Procedures
      As soon as reasonably practicable after the closing of the merger, but no later than two days thereafter, the exchange agent will mail to each former Unify stockholder or option holder a letter of transmittal and instructions explaining the procedure for exchanging Unify stock certificates or options for the merger consideration.
      You should not surrender your stock certificates or options for exchange until you received a letter of transmittal and instructions from the exchange agent.
      Upon delivery to the exchange agent of the Unify certificates or options, along with the properly completed letter of transmittal, the exchange agent will deliver to the holder:

•	a stock certificate representing the number of whole shares of Halo common stock such holder has a right to receive pursuant to the merger; and

•	cash in lieu of any fractional shares.
      At the time of the completion of the merger, all shares of Unify common stock and options and warrants to purchase shares of Unify common stock will be cancelled, and all such shares and options and warrants will cease to have any rights except the right to receive the merger consideration, including the substituted Halo option or warrant, as the case may be. No interest will be paid or accrued on any amount payable to holders of Unify common stock. In addition, no holder of Unify common shares, options, or warrants will receive any dividends or other distributions nor will they be permitted to exercise any voting rights with respect to Halo common stock to which the holder may be entitled, until such holder surrenders the certificates representing its shares of Unify common stock, options, or warrants to the exchange agent with a properly executed letter of transmittal.
      If any Unify stock certificate shall have been lost, stolen, or destroyed, Halo will require the person claiming such lost, stolen, or destroyed certificate to provide an appropriate affidavit and may require the delivery of a bond as indemnity against any claim that may be made against the exchange agent, Halo, or Unify with respect to such certificate.
      Halo stockholders will not exchange their certificates representing common stock or preferred stock.
Representations and Warranties
      The merger agreement contains a number of representations and warranties made by Unify to Halo and Merger Sub, and by Halo and Merger Sub to Unify. Some of these representations and warranties are qualified as to materiality, knowledge, or the disclosure made by Halo or Unify in certain of their respective filings with the SEC. The representations and warranties by Unify include, but are not limited to, those regarding:

•	capitalization;

•	corporate organization and good standing;

•	corporate power and authority to enter into the merger agreement and, subject to receipt of Unify stockholder approval, to consummate the transactions contemplated thereby;

•	absence of breach of corporate governance documents, certain contracts, and laws at the time of the merger, and as a result of the merger;

•	the receipt of all third party and other governmental consents and filings required for the merger;

•	accuracy of financial statements and compliance with the filing requirements of the SEC and certain accounting principals and requirements and the absence of any change in accounting principles;

•	the absence of broker’s fees, other than those specified in the merger agreement;

•	the existence of legal proceedings;

•	material indebtedness, obligations, and liabilities;

•	tax matters;

•	Unify’s employee benefit plans;

•	certain Unify contracts and Unify’s property and assets, including intellectual property;

•	compliance with laws, including environmental laws and the absence of unlawful payments and contributions;

•	accuracy of information supplied in the merger agreement or for use in this proxy statement/ prospectus and the registration statement of which it is a part;

•	the receipt of a fairness opinion with respect to the merger; and

•	ownership of Halo securities;
      The representations and warranties by Halo include, but are not limited to, those regarding:

•	capitalization;

•	corporate organization and good standing;

•	corporate power and authority to enter into the merger agreement and consummate the transactions contemplated thereby;

•	the receipt of all third party and other governmental consents and filings required for the merger;

•	adequacy of financial resources to consummate the merger;

•	the absence of broker’s fees, other than those specified in the merger agreement;

•	the existence of legal proceedings;

•	accuracy of financial statements and compliance with the filing requirements of the SEC and certain accounting principals and requirements and the absence of any change in accounting principles;

•	the absence of any material adverse effect, or any condition, event, change, or occurrence that is reasonably likely to result in a material adverse effect;

•	material indebtedness, obligations, and liabilities;

•	tax matters;

•	Halo’s employee benefit plans;

•	compliance with laws, including the absence of unlawful payments and contributions;

•	accuracy of information supplied in the merger agreement or for use in this proxy statement/ prospectus and the registration statement of which it is a part;

•	the absence of any state takeover statute or similar statue or regulation; and

•	ownership of Unify common stock.
Covenants

Conduct Of Unify’s Business Prior To Completion of The Merger
      Unify has agreed to certain restrictions on the manner in which it will carry on its business until either completion of the merger or the termination of the merger agreement. In general, except as specifically contemplated by the merger agreement, or to the extent Halo consents in writing, Unify will conduct its business in the ordinary course consistent with past practices and use reasonable best efforts to preserve intact its business organization, keep available the present services of its employees, and preserve the goodwill of its customers and those having business relationships with it. In addition, Unify has agreed that, subject to specified exceptions or the written consent of Halo, it will not, among other things:

•	declare or pay dividends on, or make any distributions in respect of, its capital stock;

•	make changes in its share capital, including by stock splits, combinations, and reclassifications;

•	issue, or sell shares of its capital stock or securities convertible into or exercisable for any shares;

•	amend its certificate of incorporation, bylaws or other similar governing documents;

•	repurchase or redeem its capital stock or other securities, or rights to any securities;

•	amend its governing documents;

•	make individual capital expenditures in excess of $50,000 in the aggregate;

•	enter into any new line of business or material partnership, joint development agreements or strategic alliances;

•	acquire or agree to acquire an entity through a merger, or by purchasing an equity interest in, or the assets of, such other entity;

•	take action that may reasonably be expected to result in any of its representations and warranties in the merger agreement being untrue or in any of the conditions to the merger not being satisfied, or in violation the merger agreement, except as may be required by law;

•	change its methods of accounting in effect at April 30, 2005, except to comply with applicable accounting rules or principles;

•	enter into or change employee benefit plans, or increase compensation or severance for any employee, director or officer, except as required by law or the merger agreement;

•	hire a new employee at a salary greater than $100,000 or promote an employee to rank of senior vice president or higher;

•	incur any indebtedness, except for draw downs from the existing line of credit in the ordinary course of business consistent with past practice;

•	dispose of any properties or assets, except in the ordinary course of business;

•	settle any claim, action, or investigation against Unify in excess of $50,000;

•	transfer or license, or amend, rights to Unify’s intellectual property, other than in the ordinary course of business; or

•	commence material litigation, except in specified circumstances.

Conduct Of Halo’s Business Prior To Completion of The Merger
      Halo also has agreed to certain restrictions on the manner in which it will carry on its business until either completion of the merger or the termination of the merger agreement. In general, except as specifically contemplated by the merger agreement, or to the extent Unify consents in writing, Halo will conduct its business in the ordinary course consistent with past practices. In addition, Halo has agreed that, subject to specified exceptions or the written consent of Unify, it will, among other things:

•	notify Unify of any change in the normal course of its or its subsidiaries businesses, or in the operation of its properties, and of complaints or investigations by government entities having a material adverse effect on Halo;

•	notify Unify of any material transaction;

•	not declare or pay dividends on, or make any distributions in respect of, its capital stock (other than dividends on Halo’s outstanding Series C and Series D preferred stock);

•	make changes in its share capital, including by stock splits, combinations, and reclassifications other than as contemplated by the merger agreement;

•	not repurchase or redeem its capital stock or other securities, or rights to any securities;

•	not amend its governing documents (except to change its name to Halo Technology Holdings, Inc.);

•	not modify its operating model in any material respect;

•	not acquire or agree to acquire any business or entity if the acquisition or related announcement would adversely affect the timing of the merger or the preparation and distribution of the proxy materials and registration statement;

•	not change its method of accounting in effect at June 30, 2005, except to comply with applicable accounting rules and principles;

•	not sell, lease, license, encumber or dispose of any material properties or assets, except in the ordinary course of business consistent with past practice; and

•	not, and will not permit its subsidiaries to, agree to take any of the actions set forth directly above, or except as allowed in the merger agreement, take action that could reasonably be expected to interfere with the merger agreement.
Conditions To The Merger
      The obligations of all parties to complete the merger are subject to the satisfaction, at or before the closing of the merger, of each of the conditions described below:

•	approval and adoption of the merger agreement by holders of a majority of the outstanding shares of Unify common stock entitled to vote thereon;

•	absence of any legal restraints or prohibitions preventing consummation of the merger;

•	effectiveness of the registration statement of which this proxy statement/ prospectus is a part and the absence of any stop order suspending such effectiveness;

•	the entry by Halo and Todd Wille into an employment agreement; and

•	Counsel to Unify and tax counsel to Halo shall have delivered opinions dated as of the date the registration statement, of which this prospectus is part, is declared effective, to the effect that the merger will constitute a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

      Additionally, unless waived by Halo, Halo’s obligations to complete the merger are subject to a number of customary conditions, including the following:

•	certain of the representations and warranties of Unify being true and correct in all respects, and the remaining representations and warranties being true and correct in all material respects, both as of the date of the merger agreement and the date of the closing of the merger;

•	Unify’s performance in all material respects of all of its covenants and agreements under the merger agreement, except where failure to perform would not likely have a material adverse effect on Unify;

•	Unify’s having obtained consents from third parties that are necessary for the consummation of the merger, except as would not have a material adverse effect on Unify or the surviving corporation;

•	absence of any change in the business, operations, condition (financial or otherwise), assets, or liabilities of Unify that individually or in the aggregate has had or would likely have a material adverse effect on Unify;

•	each stockholder agreement being in full force and effect; and

•	to the extent appraisal rights are available, the number of shares of Unify common stock whose holders exercise appraisal rights does not exceed ten percent (10%) of Unify’s outstanding shares of common stock.
      Further, unless waived by Unify, Unify’s obligations to complete the merger are subject to the satisfaction or waiver, at or prior to the closing of the merger, of the following additional conditions:

•	certain of the representations and warranties of Halo and Merger Sub being true and correct in all respects, and the remaining representations and warranties being true and correct in all material respects, both as of the date of the merger agreement and the date of the closing of the merger;

•	Halo’s performance in all material respects of all of its covenants and agreements under the merger agreement, except where failure to perform would not likely have a material adverse effect on Halo;

•	Halo’s having obtained consents from third parties, other than governmental entities, which are required in connection with the merger under any loan agreement, note, mortgage, indenture, or other agreement to which Halo is bound, except where failure to obtain such consent would not likely have a material adverse effect on Halo;

•	absence of any change in the business, operations, condition (financial or otherwise), assets, or liabilities of Halo that individually or in the aggregate has had or would likely have a material adverse effect on Halo;

•	Halo will have received at least $2,000,000 in new money equity investments;

•	the conversion of all of Halo’s issued and outstanding shares of preferred stock into shares of Halo common stock; and

•	the holders of certain convertible promissory notes of Halo will have converted such notes into shares of Halo common stock.

Compliance with Antitrust Laws
      Halo and Unify agree to use reasonable best efforts to resolve any objections asserted with respect to the merger under antitrust law. Halo and Unify also agree to use reasonable best efforts to take such action as may be required by a court or governmental entity with respect to the merger under antitrust law.
No Solicitation
      The merger agreement provides that Unify will not, and will not permit its directors, officers, affiliates, or agents to:

•	solicit, initiate, encourage, or otherwise facilitate any inquiries that relate to any alternative acquisition proposal;

•	participate in any discussions or negotiations regarding an alternative acquisition proposal; or

•	withdraw approval or recommendation by the Unify board, or approve or recommend or permit Unify to enter into an agreement relating to an alternative acquisition proposal.
      The prohibition on solicitation does not prevent Unify’s board, as required by its fiduciary duties, as determined by its board in good faith, and upon consultation with Unify’s outside counsel, from engaging in discussions or negotiations with, and furnishing information concerning Unify to, a person or entity that makes an unsolicited superior proposal. The merger agreement requires Unify to promptly notify Halo after receiving any request for information or any proposal which could lead to an alternative acquisition proposal, indicating the identity of the potential acquirer and the principal terms and conditions of the request or proposal, and to keep Halo informed of the status and details of that request or proposal.
      A “superior proposal” is an unsolicited alternative acquisition proposal on terms which the Unify board determines in good faith, based on consultation with a financial advisor, among other things, would result in a transaction more favorable to Unify’s stockholders than the merger with Halo and, in the good faith judgment of the board of Unify after consultation with its financial advisor, the persons or entity making such alternative acquisition proposal has the financial means to conclude such transaction.
      Further, the prohibition on solicitation does not prevent Unify or its board from complying with SEC rules with regard to an alternative acquisition proposal by means of a tender offer or from making any disclosure to the Unify stockholders if Unify’s board determines in good faith and after consultation with Unify’s outside counsel, such disclosure is necessary for the Unify board to comply with its fiduciary duties under applicable law.

Other Covenants
      The merger agreement contains certain other covenants and agreements, including agreements relating to preparation and distribution of this proxy statement/ prospectus, public announcements, and cooperation regarding certain filings with governmental and other agencies and organizations. In addition, the merger agreement contains a general covenant requiring each of the parties to use its reasonable best efforts to effectuate the merger.

Stockholder Meeting
      Unify has agreed to convene and hold a meeting of its stockholders promptly after the date of the merger agreement to vote upon the approval of the merger agreement and the merger. The board of Unify, subject to its fiduciary duties, also will recommend that its stockholders approve the merger agreement and merger.

Indemnification and Insurance
      Halo and Unify have agreed that, to the fullest extent permitted under applicable law, after the merger has become effective, Halo and the surviving corporation in the merger will indemnify and hold harmless each present and former director and officer of Unify against all losses, costs, expenses, claims, judgments, fines, damages, or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding, or investigation based at least in part on, the fact that the indemnified party is or was a director of officer of Unify or any of its predecessors, or the merger agreement. In addition, Unify will purchase directors’ and officers’ liability insurance for the benefit of those holding such positions in Unify immediately prior to the completion of the merger. The coverage will last five years after the completion of the merger and will be similar to Unify’s current policy. However, Unify will not purchase such insurance for a premium of more than $200,000.
Termination
      The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of Unify’s stockholders:

•	by mutual consent of Halo and Unify if the board of directors of each so determines by a majority vote;

•	by either party, thirty (30) days after a request for regulatory approval is denied or withdrawn at the request of a governmental entity which must grant such approval, unless the denial or withdrawal request is due to failure of the party seeking to terminate the merger to observe the covenants and agreements of such party in the merger agreement;

•	by either party, if the merger is not consummated by September 30, 2006, unless the failure to close by such date is due to the failure of the party seeking to terminate the merger to observe the covenants and agreements of such party in the merger agreement;

•	by either party, if the approval of the merger by the stockholders is not obtained because of the failure to obtain the required vote at Unify’s meeting of stockholders held for the purpose of voting on the approval of the merger agreement;

•	by either party, if the other party has breached any representation or warranty in the merger agreement, if such breach has had or is likely to have a material adverse effect on the breaching party, and such breach is not cured within thirty (30) days of notice by the breaching party of the breach or such breach cannot be cured prior to the closing of the merger agreement;

•	by either party, if the other party has breached any covenant or agreement in the merger agreement, if such breach has had or is likely to have a material adverse effect on the breaching party, and such breach is not cured within thirty (30) days of notice by the breaching party of the breach or such breach cannot be cured prior to the closing of the merger agreement;

•	by Halo, if the management or board of directors of Unify fails to hold a stockholders meeting to consider the merger agreement, fails to recommend to its stockholders the approval of the merger agreement, fails to oppose a third party proposal that is inconsistent with the merger agreement, or violates the “No Solicitation” covenant of the merger agreement; or

•	by either party, if Unify agrees to enter into a superior proposal in compliance with the “No Solicitation” covenant of the merger agreement, provided that Unify complies with the “Termination Fee” requirements in the merger agreement.
Effects of Termination
      If the merger agreement is terminated as described above, it will become void, without any liability or obligation on the part of Halo, Merger Sub, or Unify or their respective directors, officers, or stockholders, except with respect to the treatment of confidential information, payment of expenses as provided for in the merger agreement, to the extent that such termination results from the willful breach of a party’s representations or warranties or covenants or agreements, or knowing misrepresentation in connection with the merger agreement.
Termination Fee
      Unify will be required to pay a termination fee of $600,000 to Halo if the merger agreement is terminated under the following circumstances:

•	if (i) an alternative acquisition proposal is made or intended to be made directly to Unify’s stockholders or is otherwise publicly announced, (ii) such proposal is not irrevocably and publicly withdrawn, and (iii) the merger agreement is then terminated by either party because the merger has not been consummated by September 30, 2006, due to the Unify stockholders meeting not occurring due to such proposal or the Unify stockholders failing to vote in favor of the adoption of the merger agreement;

•	Unify’s board withdraws its recommendation, fails to call a stockholders meeting to consider the merger agreement, fails to oppose a third party proposal that is inconsistent with the merger agreement, or violates the “No Solicitation” clause of the merger agreement, and Halo terminates the agreement; or

•	If Unify agrees to enter into a superior proposal in compliance with the “No Solicitation” clause of the merger agreement and the merger agreement is terminated by either party.
Expenses
      All costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expense, except that:

•	Halo shall pay the registration statement filing fee; and

•	The cost of printing the registration statement and proxy materials will be borne one-half (50%) by Halo and one-half (50%) by Unify.
Amendment, Extensions, Waivers
      Unify and Halo may amend the merger agreement in writing at any time before or after the Unify stockholders approve the merger agreement. However, after such approval by the Unify stockholders, the merger agreement cannot be amended in any way that would reduce the amount or change the form of merger consideration to be delivered to the Unify stockholders other than as contemplated by the merger agreement. Any amendment must be in writing signed on behalf of each of the parties.
      At any time prior to the completion of the merger, Unify or Halo may extend the time for performance of any of the obligations or other acts of the parties, waive any inaccuracies in the representations and warranties in the merger agreement or in any document delivered pursuant to the merger agreement, or waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement of extension or waiver must be in writing.
AGREEMENTS RELATING TO THE MERGER
Stockholder Agreements
      As an inducement to Halo entering into the merger agreement, Special Situations Funds and Diker Management, LLC, affiliates of Unify, who own approximately 21% and 12%, respectively, of Unify’s outstanding voting securities have entered into a stockholder agreement with Halo. Under the stockholder agreement, each such holder has agreed to vote all shares of Unify stock owned by such holder in favor of the merger, the merger agreement, and all related agreements. In addition, each such holder has irrevocably appointed Halo as its lawful attorney and proxy to vote all Unify stock owned by such holder in favor of the approval and adoption of the merger agreement and all transactions contemplated by the merger agreement. The stockholder agreements terminate upon the termination of the merger agreement or upon receipt by Unify of a superior offer under the merger agreement.
      A copy of the form of stockholder agreement is attached as Annex C to this proxy statement/ prospectus.
Ownership of Halo Following the Merger
      If we complete the merger, the actual number of shares of Halo common stock that you will receive in the merger will be determined by multiplying the total number of shares of Unify common stock that you own by 0.437, rounded down to the nearest whole share.
      Assuming (1) Halo has 30,852,791 shares of common stock issued and outstanding as of the closing of the merger (after satisfaction of the closing condition to the merger that the holders of outstanding shares of Halo’s preferred stock and holders of certain Halo convertible promissory notes convert those securities into shares of common stock of Halo and assuming that no shares have yet been issued in the InfoNow transaction), and (2) that 29,523,608 shares of Unify common stock are issued and outstanding as of the second business day prior to the closing of the merger, Unify stockholders would receive 12,901,817 shares of Halo common stock in the merger and would hold approximately 29% of the issued and outstanding common stock of Halo after the merger.
CERTAIN INFORMATION CONCERNING HALO
      Halo is sometimes referred to throughout this section as “we,” “us,” “our” and the “Company.”
Historical Background
      Halo was incorporated in the State of Nevada on June 26, 2000 under the name Abbott Mines, Ltd. to engage in the acquisition and exploration of mining properties. Halo obtained an interest in one mining property with mining claims on land located near Vancouver in British Columbia, Canada. To finance its exploration activities, Halo completed a public offering of its common stock, par value $.00001 per share, on March 14, 2001 and listed its common stock on the OTC Bulletin Board on July 3, 2001. Halo conducted its exploration program on the mining property and the results did not warrant further mining activity. Halo then attempted to locate other properties for exploration but was unable to do so.
The Acquisition of Warp Solutions
      On May 24, 2002, Halo and Warp Solutions closed a share exchange transaction (the “Warp Solutions Share Exchange”) pursuant to a share exchange agreement dated as of May 16, 2002, by and among Halo, Carlo Civelli, Mike Muzylowski, Warp Solutions, Karl Douglas, John Gnip and related sellers. Following the closing of the Warp Solutions Share Exchange, Warp Solutions became a subsidiary of Halo and the operations of Warp Solutions became the sole operations of Halo.
      Subsequent to the closing of the Warp Solutions Share Exchange, Halo ceased all mineral exploration activities and the sole operations of Halo were the operations of its subsidiary, Warp Solutions.
The Upstream Merger and Name Change
      On August 19, 2002, the board of directors of Halo authorized and approved the upstream merger of WARP Technology Holdings, Inc., a wholly owned subsidiary of Halo which had no operations, with and into Halo pursuant to Chapter 92A of the Nevada Revised Statutes. The upstream merger became effective on August 21, 2002, when Halo filed Articles of Merger with the Nevada Secretary of State. In connection with the upstream merger, and as authorized by Section 92A.180 of the Nevada Revised Statutes, Halo changed its name from Abbott Mines Ltd. to WARP Technology Holdings, Inc.

      In February, 2006, Halo’s board of directors approved resolutions to change the Company’s name from Warp Technology Holdings, Inc. to Halo Technology Holdings, Inc. by amending our Articles of Incorporation. We received from our shareholders the consent of a majority of the outstanding votes entitled to be cast approving the amendment. Accordingly, effective April 2, 2006, our name changed to Halo Technology Holdings, Inc.
The Acquisition of Spider Software, Inc.
      On January 10, 2003, Halo, through its wholly-owned subsidiary 6043577 Canada Inc., acquired one hundred percent (100%) of the issued and outstanding capital stock of Spider Software, Inc. (“Spider”), a privately held Canadian corporation, through a share exchange transaction pursuant to a Share Exchange Agreement (the “Spider Exchange Agreement”) dated as of December 13, 2002. Pursuant to the Spider Exchange Agreement the Spider shareholders were issued 1,500,000 shares of the preferred stock of 6043577 Canada Inc., and Halo forgave outstanding Spider promissory notes of approximately $262,000, all in exchange for one hundred percent (100%) of the issued and outstanding capital stock of Spider. Halo owns 100% of the voting common stock of 6043577 Canada Inc. The preferred stock of 6043577 Canada Inc. has no voting rights or other preferences but is convertible on a 100 for 1 basis into the common stock of Halo. As a result, following the closing, Spider became a wholly-owned subsidiary of 6043577 Canada Inc. and thereby an indirect, wholly-owned subsidiary of Halo.
Acquisition of Gupta Technologies, LLC
      On January 31, 2005, Halo completed the acquisition of Gupta Technologies, LLC and its wholly-owned subsidiaries Gupta Technologies GmbH, a German company, Gupta Technologies Ltd., a U.K. company, and Gupta Technologies S.A. de C.V., a Mexican company (collectively referred to herein as “Gupta”). The acquisition of Gupta was made pursuant to a Membership Interest Purchase Agreement (as amended, the “Gupta Agreement”) between Halo and Gupta Holdings, LLC.
      Under the Gupta Agreement, the total purchase price was $21,000,000, excluding transaction costs, of which Halo delivered $15,750,000 in cash on or before the closing. The remainder of the purchase price was paid in Halo equity and debt securities. As a result, following the closing, Gupta became a wholly-owned subsidiary of Halo.
Acquisition of Kenosia Corporation
      On July 6, 2005 Halo purchased Kenosia, a software company whose products include its DataAlchemy product line. DataAlchemy is a sales and marketing analytics platform that is utilized by global companies to drive retail sales and profits through timely and effective analysis of transactional data. Kenosia’s installed customers span a wide range of industries, including consumer packaged goods, entertainment, pharmaceutical, automotive, spirits, wine and beer, brokers and retailers. The purchase price paid for Kenosia was $1,800,000 (net of a working capital adjustment).
Acquisition of Five Enterprise Software Companies
      On October 26, 2005, Halo completed the acquisition of Tesseract and four other companies; DAVID Corporation, Process Software, ProfitKey International, and Foresight Software, Inc. (collectively “Process and Affiliates”).
      Tesseract, headquartered in San Francisco, is a total HR solutions provider offering an integrated Web-enabled HRMS suite. Tesseract’s Web-based solution suite allows HR users, employees and external service providers to communicate securely and electronically in real time. The integrated nature of the system allows for easy access to data and a higher level of accuracy for internal reporting, assessment and external data interface. Tesseract’s customer base includes corporations operating in a diverse range of industries, including financial services, transportation, utilities, insurance, manufacturing, petroleum, retail, and pharmaceuticals.

      DAVID Corporation is a pioneer in Risk Management Information Systems. DAVID Corporation offers client/server-based products to companies that provide their own workers’ compensation and liability insurance. Many of DAVID Corporation’s clients have been using its products for 10 years or longer.
      Process Software develops infrastructure software solutions for mission-critical environments, including industry-leading TCP/ IP stacks, an Internet messaging product suite, and an anti-spam software subscription service to large enterprises worldwide. With a loyal customer base of over 5,000 organizations, including Global 2000 and Fortune 1000 companies, Process Software has earned a strong reputation for meeting the stringent reliability and performance requirements of enterprise networks.
      ProfitKey International develops and markets integrated manufacturing software and information control systems for make-to-order and make-to-stock manufacturers. ProfitKey’s offering includes a suite of e-business solutions that includes customer, supplier and sales portals. ProfitKey’s highly integrated system emphasizes online scheduling, capacity management, and cost management.
      Foresight Software, Inc., a client/ server Enterprise Resource Planning and Customer Relationship Management software company, was acquired as part of the acquisition of these five enterprise software companies. Foresight Software, Inc. was sold to a third-party on May 23, 2006 and is no longer a subsidiary of Halo.
      The purchase price for the acquisition of DAVID Corporation, Process Software, ProfitKey International, and Foresight Software was an aggregate of $12,000,000, which Halo paid in cash. Under the merger agreement for the acquisition of Tesseract (the “Tesseract Merger Agreement”), the merger consideration consisted of (i) $4,500,000 in cash which was paid at closing, (ii) 7,045,454 shares of Series D Preferred Stock of Halo, and (iii) $1,750,000 payable no later than March 31, 2006 and evidenced by a promissory note to Platinum Equity, LLC (the “Platinum Note”). Additionally, Halo is required to pay a working capital adjustment of $1,000,000. Since this amount was not paid by November 30, 2005, Platinum Equity, LLC (“Platinum”), the seller of Tesseract, has the option to convert the working capital adjustment into up to 1,818,182 shares of Series D Preferred Stock. To date, the Platinum has not elected to do so. Furthermore, since the working capital adjustment was not paid by November 30, 2005, Halo must pay Platinum a monthly transaction advisory fee of $50,000 per month, commencing December 1, 2005. At December 31, 2005, Halo accrued $50,000 of such fees.
      On March 31, 2006, the Company and Platinum entered into an Amendment and Consent (the “Amendment and Consent”) to the Platinum Note. Pursuant to the Amendment and Consent, the maturity of the Platinum Note was modified such that the aggregate principal amount of the Platinum Note and all accrued interest thereon shall be due and payable as follows: (i) $1,000,000 on March 31, 2006; and (ii) the remaining $750,000 in principal, plus all accrued but unpaid interest shall be paid on the earliest of (w) the second business day following the closing of the acquisition of Unify by the Company, (x) the second business day following termination of the merger agreement pursuant to which Unify is to be acquired by the Company, (y) the second business day after the Company closes an equity financing of at least $2.0 million subsequent to the date of the Amendment and Consent or (z) July 31, 2006. In accordance with the Amendment and Consent, $1,000,000 was paid to Platinum on March 31, 2006. Since the entire amount of the Platinum Note was not paid on or before March 31, 2006, Platinum retained 909,091 shares of Series D Preferred Stock of the Company, which had been previously issued to Platinum as part of the consideration under the Tesseract Merger Agreement. These shares would have been canceled if the Platinum Note had been paid in full by that date.
      The Tesseract Merger Agreement further provides that the rights, preferences and privileges of the Series D Preferred Stock will adjust to equal the rights, preferences and privileges of the next round of financing if such financing is a “Qualified Equity Offering”. Under the Tesseract Merger Agreement, a Qualified Equity Offering is defined as an equity financing (i) greater than $5,000,000, (ii) not consummated with any affiliate of Halo, and (iii) the securities issued in such equity financing are equal or senior in liquidation and dividend preference to the Series D Preferred Stock. If Halo’s next round of equity financing is not a Qualified Equity Offering, the shares of the Series D Preferred Stock will convert at the option of Platinum into the terms of the offering, or maintain the terms of the Series D Preferred Stock. In addition, the Series D Stock may be converted into common stock at the election of the holder.
      On April 3, 2006, the Company filed a Registration Statement on Form SB-2, File No. 333-132962, registering for resale the shares of common stock of the Company issuable upon conversion of the Series D Preferred Stock issued to Platinum in connection with the Tesseract Merger and as payment of dividends on such stock. This Registration Statement is currently pending before the Securities and Exchange Commission and is not yet effective. The Company will not receive any proceeds from the resale of the shares nor will the Company control the timing, manner and size of each sale pursuant to this Registration Statement.
Acquisition of Empagio
      Halo entered into a merger agreement dated December 19, 2005, to acquire Empagio. On January 13, 2006, the closing occurred under the merger agreement and Empagio is now a wholly-owned subsidiary of Halo. The merger consideration consisted of 1,438,455 shares of common stock. Based on the closing price of Halo’s Common Stock on the day of the closing, the total purchase price was $1,869,992, subject to adjustment.
      Empagio is a human resources management software company. Its signature product is its SymphonyHR hosted software solution which automates HR procedures and reduces paperwork, ranging from payroll to benefits administration. Halo intends to integrate Empagio with additional HR solutions already within its portfolio to create a premier human resources management solutions provider. Empagio’s operations have been consolidated with the operations of Tesseract and the consolidated entity operates under the name “Empagio.”
Acquisition of ECI
      On January 30, 2006, Halo entered into a merger agreement with ECI (the “ECI Merger Agreement”). On March 1, 2006, the closing occurred under the ECI Merger Agreement, and ECI became a wholly owned subsidiary of Halo. The total merger consideration for all of the equity interests in ECI was $558,863 in cash and cash equivalents and 330,688 shares of Halo’s common stock (with a value of $558,829 at the closing price of Halo’s common stock), subject to adjustment based on the Net Working Capital (as defined in the ECI Merger Agreement) on the closing date. The acquisition of ECI’s clients will enhance Empagio’s human resources software offerings. ECI’s operations will be consolidated with the operations of Empagio.
Agreement to Acquire InfoNow
      On December 23, 2005, Halo entered into an Agreement and Plan of Merger (the “InfoNow Merger Agreement”) with a wholly-owned subsidiary of the Company, and InfoNow in a transaction valued at $7.2 million. Pursuant to the InfoNow Merger Agreement, the merger subsidiary will be merged with and into InfoNow, with InfoNow surviving the merger as a wholly-owned subsidiary of Halo.
      InfoNow is a public enterprise software company, headquartered in Denver, Colorado. InfoNow provides channel visibility and channel management solutions, in the form of software and services to companies that sell their products through complex networks of distributors, dealers, resellers, retailers, agents or branches (i.e. “channel partners”). Companies use InfoNow’s software and services to collaborate with their channel partners to create demand, increase revenues, lower operating costs and maximize the return on investment of their channel strategies. InfoNow’s clients are generally companies with extensive channel partner networks, and include companies such as Apple, Hewlett-Packard, Juniper Networks, NEC Display Solutions of America, The Hartford, Visa, and Wachovia Corporation. The merger with InfoNow is expected to close in the fourth quarter of fiscal 2006.
      Under the terms of the InfoNow Merger Agreement, which was approved by both companies’ boards of directors, each share of InfoNow’s common stock outstanding immediately prior to the merger will be converted into the right to receive approximately $0.71 in a combination of cash and common stock of Halo. The amount of cash per share to be received in the merger by InfoNow stockholders will be determined by the amount of InfoNow’s cash on hand and net working capital available to it three days prior to the closing. The lesser of the two amounts will be paid in cash by Halo pro rata in proportion to each stockholder’s ownership in InfoNow at the closing of the merger. The remainder of the approximately $0.71 per share merger consideration will be paid in shares of Halo common stock, the value of which will be deemed to be the greater of $1.00 or the average closing price of Halo’s common stock as reported on the over-the-counter bulletin board for the twenty consecutive trading days ending two trading days prior to the closing of the merger (the “InfoNow Conversion Price”). The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Code.
      In addition, each InfoNow common stock option outstanding at the closing with an exercise price less than $0.71 per share will be converted into the right to receive cash and Halo common stock to the extent that the approximately $0.71 per share merger consideration exceeds the applicable exercise price. The amount of cash and Halo common stock to be issued in respect of the outstanding in-the-money stock options as described above will be calculated based upon the relative proportions of the cash and Halo common stock issued in the merger in respect of the outstanding InfoNow common stock.
      Halo will also issue a contingent value right (a “CVR”) in respect of each share of Halo common stock issued in the merger. The CVRs will be payable on the 18-month anniversary of the closing date, and will entitle each holder thereof to an additional cash payment if the trading price of Halo’s common stock (based on a 20-day average) is less than the InfoNow Conversion Price. The CVRs will expire prior to the 18-month payment date if during any consecutive 45-day trading period during that time when the volume of Halo’s common stock is not less than 200,000 per day, the stock price is 175% of the InfoNow Conversion Price. The shares of Halo common stock and related CVRs to be issued in the merger are expected to be registered with the SEC.
      The InfoNow Merger Agreement includes representations and warranties regarding, among other things, InfoNow’s corporate organization and capitalization, the accuracy of its reports and financial statements filed under the Exchange Act, the absence of certain changes or events relative to InfoNow since September 30, 2005, and InfoNow’s receipt of a fairness opinion regarding the merger from its financial advisor. Similarly, Halo makes representations and warranties regarding, among other things, its corporate organization and capitalization and the accuracy of its reports and financial statements filed under the Exchange Act. The InfoNow Merger Agreement also includes covenants governing, among other things, InfoNow’s and Halo’s operations outside the ordinary course of business prior to the closing. Consummation of the merger is subject to several closing conditions, including, among others, approval by a majority of InfoNow’s common shares entitled to vote thereon, negotiation of the final terms of the CVR agreement and the effectiveness of a registration statement on Form S-4 to be filed by Halo, registering the shares of Halo common stock and related CVRs to be issued in the merger. In addition, the merger agreement contains certain termination rights allowing InfoNow, Halo or both parties to terminate the agreement upon the occurrence of certain conditions, including the failure to consummate the merger by July 31, 2006. The InfoNow Merger is expected to close in the first quarter of fiscal 2007.
      On April 13, 2006, the Company filed a Registration Statement on Form S-4, File No. 333-133293, registering the shares of common stock and contingent value rights to be issued to the InfoNow stockholders under the InfoNow Merger Agreement. This Registration Statement is currently pending before the Securities and Exchange Commission and is not yet effective. If the shares registered under this Registration Statement are issued in connection with the InfoNow Merger, an additional 7,200,000 shares of common stock of Halo will be issued and outstanding which would dilute the percentage ownership of Halo and Unify stockholders of the combined company.
      Under separate stockholder agreements executed at time of the execution of the InfoNow Merger Agreement, each member of the board of directors of InfoNow has agreed to vote the shares of InfoNow held by such director in favor of the merger.

Business of Halo
      Halo is a holding company whose subsidiaries operate enterprise software and information technology businesses. The following pages describe the business of Halo’s existing subsidiaries, Gupta Technologies, LLC, Warp Solutions, Kenosia Corporation, Tesseract Corporation, DAVID Corporation, Process Software, ProfitKey International, Empagio and ECI. In addition to holding its existing subsidiaries, Halo’s strategy is to pursue acquisitions of businesses, which either complement Halo’s existing businesses or expand the industries in which Halo operates.
     Gupta Business
      Gupta develops, markets and supports software products that enable software programmers to create enterprise class applications, operating on either the Microsoft Windows or Linux operating systems that are used in large and small businesses and governmental entities around the world. Applications developed using Gupta products are used in mission-critical processes in thousands of businesses worldwide. Everyday, people rely on Gupta products when filling a prescription at their local pharmacy, banking online, shipping a package, riding a train, or shopping at a convenience store. Businesses rely on Gupta products to run their manufacturing operations, track their finances and organize their data.
      Gupta’s flagship products, Team Developer and SQLBase, are specifically designed to meet the demands for enterprise performance and functionality combined with low total cost of ownership. SQLBase is a relational database that is easily embedded in applications. Data is stored in tables; each table contains data about a real world object such as customer, vendor, employee, invoice, etc. The term relational means that SQLBase through the use of primary keys (unique ID numbers) maintains the relationships between these various object allowing business to quickly find out all invoices for a particular customer or purchase orders for a particular vendor. SQLBase is easily embeddable because a software vendor may include the SQLBase installation process in their application and when the customer installs the application, the customer is not aware of the database being installed, just that the application is able to store and retrieve data as desired. SQLBase uses a statistical optimizer, which means it keeps track of the number of customers, or invoices in a table and will execute the best query to retrieve the data. SQLBase manages the tables, indexes on its own, and does not require the customer to perform on-going maintenance, therefore, is a low — or zero database administration required. Team Developer offers an object-oriented, GL toolset. Team Developer offers a very structured, easy to use outline format to write your application code. The structure, or indentations, make it easy to understand what application code is executed and its relationship with all the other code in the program. Team Developer is considered a 4-GL (fourth generation language) because its language is very business like and a programmer can focus more on what they want to accomplish — rather than the tedious and time consuming “how” to do a given task. For example, the command “SALPOPULATETABLE()” is all a programmer needs to use to populate an excel like data grid. Under the covers, Team Developer executes many lines of code to connect to the database, retrieve the data, format it and display it.
      While Gupta products can be used independently with other tools and databases, the majority of Gupta’s customers use them in conjunction with each other to develop business applications. A typical customer uses Team Developer to create a software application for a business solution, with SQLBase as the embedded database, and deploys that application within their organization (a corporate user), or sells the application as a proprietary product (ISVs and VARs).
      Gupta sells its products using a traditional software licensing model. Developers buy Team Developer licenses by the seat. SQLBase licenses are sold as either a single workstation version or a multi-user server version on a per seat basis. Gupta additionally offers maintenance and support contracts that allow customers to receive product upgrades and telephone support on an annual basis.
      Gupta in its present form originated in February 2001 when Platinum, a private equity firm in Los Angeles, California, acquired certain assets and liabilities from Centura Software Corporation (“Centura”). These assets and liabilities related principally to the SQLBase and Team Developer product lines and included all rights to the intellectual property, the working capital, fixed assets, contracts, and operating subsidiaries that supported these products. Gupta also hired certain employees from Centura to support the development, sales, technical support, and administration of the acquired assets. Originally founded in 1983 as Plum Computers, Inc., the entity became Gupta Technologies, Inc. in 1984, then Gupta Corporation in 1992, then Centura Software Corporation in 1996. Gupta is a limited liability company formed under the laws of the State of Delaware. In January 2005, Gupta was acquired by the Company from Gupta Holdings, LLC, a wholly owned subsidiary of Platinum.
      Gupta is based in Redwood Shores, California with offices in Munich, London, and Paris. It has over 1,000 customers in over 50 countries.

Warp Solutions Business
      In addition to the Gupta businesses, Halo operates in the United States, Canada and the U.K. through its subsidiaries, Warp Solutions, Inc. a Delaware corporation, Warp Solutions, Ltd., a U.K. corporation, 6043577 Canada, Inc., a Canadian corporation, and Spider Software, Inc., a Canadian corporation. These subsidiaries are collectively referred to in this prospectus as “Warp Solutions.” Warp Solutions produces a series of application acceleration products that improve the speed and efficiency of transactions and information requests that are processed over the Internet and intranet network systems. These products and technologies are designed to accelerate network applications, reduce network congestion, and reduce the cost of expensive server deployments for enterprises engaged in high volume network activities.
      The primary product offered is the SpiderSoftware product, which is a software solution designed to enable caching of pure dynamic content at the web server layer. This product is installed on the web server of an enterprise to allow network administrators to select certain sections of its content to remain dynamic, a feature known as partial page caching.
      The benefits of the SpiderSoftware solution are increased speed, performance, scalability, availability and efficiency of a network infrastructure’s informational and transactional data flow. The primary advantages of the SpiderSoftware solution include highly granular (in other words, easily modified) cache control, support for both static caching (caching of non-changing data) and dynamic caching (caching of changing data), partial page caching, cross platform web administration tool, real-time cache efficiency performance monitoring, automatic image optimization, and support for multiple operating systems including Windows NT, Linux, Solaris, and Unix.

Kenosia Business
      Kenosia is a software company whose products include its DataAlchemy product line. DataAlchemy is a sales and marketing analytics platform that is utilized by global companies to drive retail sales and profits through timely and effective analysis of transactional data. Kenosia’s installed customers span a wide range of industries, including consumer packaged goods, entertainment, pharmaceutical, automotive, spirits, wine and beer, brokers and retailers.

Tesseract Business
      Tesseract, headquartered in San Francisco, is a total human resources (HR) solutions provider offering an integrated Web-enabled human resources management solutions (HRMS) suite. Tesseract’s Web-based solution suite allows HR users, employees and external service providers to communicate securely and electronically in real time. The integrated nature of the system allows for easy access to data and a higher level of accuracy for internal reporting, assessment and external data interface. Tesseract’s customer base includes corporations operating in a diverse range of industries, including financial services, transportation, utilities, insurance, manufacturing, petroleum, retail, and pharmaceuticals.

DAVID Business
      DAVID is a pioneer in Risk Management Information Systems. DAVID offers client/server-based products to companies that provide their own workers’ compensation and liability insurance. Many of DAVID’s clients have been using its products for 10 years or longer.

Process Business
      Process Software develops infrastructure software solutions for mission-critical environments, including industry-leading TCP/ IP stacks (suites of data communication protocols), an Internet messaging product suite, and an anti-spam software subscription service to large enterprises worldwide. With a loyal customer base of over 5,000 organizations, including Global 2000 and Fortune 1000 companies, Process Software has earned a strong reputation for meeting the stringent reliability and performance requirements of enterprise networks.

ProfitKey Business
      ProfitKey International develops and markets integrated manufacturing software and information control systems for make-to-order and make-to-stock manufacturers. ProfitKey’s offering includes a suite of e-business solutions that includes customer, supplier and sales portals. ProfitKey’s highly integrated system emphasizes online scheduling, capacity management, and cost management.

Empagio Business
      Empagio is a human resources management software company. Its signature product is its SymphonyHR hosted software solution which automates HR procedures and reduces paperwork, ranging from payroll to benefits administration.
      Halo has integrated the operations of Empagio and Tesseract and has merged those entities. The intent is to create a premier human resources management solutions provider. Halo also intends to integrate the operations of ECI and merge ECI into Empagio.

ECI Business
      ECI is a human resource solutions provider. Halo is integrating the business of ECI, including its clients and delivery assets, into its Empagio subsidiary.

Sales and Marketing
      Halo currently uses both indirect and direct sales models, based on geography. In Europe, Halo uses an indirect sales channel relying on VARs and distributors to sell its products to end users. Halo’s sales and marketing team in Europe works directly with its VAR partners to help them market and sell Halo’s products by engaging in joint efforts to meet with their customers, attend their roadshows, provide technical support and training and attending major technology trade events. In North America, Halo relies on direct sales force to sell its products. Halo is currently working on developing an indirect channel in North America. Halo is targeting VARs and ISVs, similar to ones Halo is successfully working with in Europe, to partner with in selling Halo’s products. Throughout Latin America and AsiaPacific, Halo uses an indirect sales model similar to Europe. It is Halo’s intent to increase its marketing activities worldwide in fiscal 2006 to increase Halo brand awareness, attract new partners and customers and generate increased revenues.
      Halo consistently re-evaluates its marketing programs. The Company anticipates that during fiscal 2006 it will invest in sales tools, website presence, public relations, advertising, events, direct marketing, customer loyalty programs and market research to support brand awareness, attract new customers and attract new partners. Without giving effect to the proposed acquisitions, the Company does not anticipate materially increasing its marketing expenses in fiscal 2006 over the prior fiscal year.

Software Product Development
      Halo’s software development effort is based in its North American offices with another 30 full-time contractors based in India. It is Halo’s intent to continue developing enhanced functionality in Halo’s existing products.
      Halo’s future success will depend upon its ability to continue to enhance its current products and to develop and introduce new products on a timely basis that keep pace with technological developments and new industry standards and satisfy increasingly sophisticated customer requirements. Rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards characterize the market for Halo’s products. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. As a result of the complexities inherent in client/server and Web computing environments and in data and application integration solutions, new products and product enhancements can require long development and testing periods. In order to effectively compete in its market Halo must be able to develop and market, on a timely and cost-effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements, avoid difficulties that could delay or prevent the successful development, introduction or marketing of these products and work to achieve market acceptance for its new products and product enhancements.

Intellectual Property and Proprietary Rights
      We regard certain aspects of Halo’s operations, products and documentation as proprietary. We rely on a combination of patent, copyright, trademark and trade secret laws and other measures to protect our proprietary rights. We also rely on contractual restrictions in Halo’s agreements with customers, employees and others to protect our intellectual property rights. However, in certain foreign countries, effective copyright and trade secret protection may be unavailable or the laws of these other jurisdictions may not protect our proprietary technology rights to the same extent as the laws of the United States. Failure to obtain and/or maintain appropriate patent, copyright or trade secret protection either in the United States or in certain foreign countries, for any reason, may have a material adverse effect on Halo’s business, operating results and financial condition.
      Halo licenses software and technology from third parties, including some competitors, and incorporates them into its own software products, some of which are critical to the operation of Halo’s software.
      The third party technology providers include CodeWeavers, Inc., Trolltech Inc., Graphics Server Technologies, L.P., Data Techniques, Inc. and Rogue Wave Software Inc. The Company licenses software from these providers under terms customary for similar agreements. The agreements with these third parties provide for the Company’s license of software during the term of the agreement in exchange for the payment of license fees. The agreements are generally renewable annually, subject to termination for breach by the Company.
      The source code for Halo’s software products is protected both as a trade secret and as a copyrighted work. Some of Halo’s customers are beneficiaries of a source code escrow account arrangement which enables the customer to obtain a contingent future limited right to use Halo’s source code solely for the customer’s internal use. If Halo’s source code is accessed, the likelihood of misappropriation or other misuse of Halo’s intellectual property may increase.
      Halo may be subjected to claims of intellectual property infringement by third parties as the number of products and competitors in Halo’s industry segment continues to grow and the functionality of products in different industry segments increasingly overlaps. Additionally, the fact that some of Halo’s software components have been licensed from the open source community may expose Halo to increased risk of infringement claims by third parties.
      We believe that Halo’s copyrights, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against Halo in the future with respect to current or future products or that any such assertion will not require Halo to enter into royalty arrangements or result in litigation.

Competition
      Our markets for products and services are highly competitive, and we expect competition to persist and intensify. We face competition from both established and emerging software companies that offer similar products targeted at businesses within markets served by our operating subsidiaries. Some of these companies have greater resources than we do, and we compete with these companies primarily on:

•	product functionality, technology, integration, performance and price;

•	industry-specific products and industry-expert service;

•	ease of use and installation;

•	cost benefits;

•	sales and marketing efforts;

•	support efforts; and

•	new products.

      Historically, many enterprise software vendors have targeted potential customers in the markets served by our operating subsidiaries:

•	Gupta — Gupta’s primary competitors are Oracle, Microsoft, Sybase, Borland, and MySQL.

•	Warp Solutions — Warp Solution’s primary competitor is Cisco.

•	Kenosia — Kenosia’s primary competitors are Interactive Edge, Vision Chain, Decisions Made Easy, Proclarity and Verisync.

•	DAVID — DAVID’s primary competitors are Valley Oak Systems, CSC RiskMaster, ATS, Guidewire and CS Stars.

•	Process — Process’s primary competitors are HP, Microsoft, Sun, Lotus and Sendmail, Brightmail, Barracuda and MailFrontier.

•	Empagio(including the former Tesseract and ECI) — Empagio’s primary competitors are Ultimate Software, Hewitt, Accenture/ Savista, ADP, Employease and Kronos.

•	ProfitKey — ProfitKey’s primary competitors are Epicor, Global Shop, Infor, Made 2 Manage, Intuitive, E2 and Exact Software.

      We believe that the number of enterprise software vendors will continue to decline as the market consolidates around larger vendors who offer complete end-to-end solutions to customers at reasonable prices. Consolidation may occur through established companies developing their own products, through acquisitions, or through cooperative relationships between companies. Future consolidation could lead to increased price competition and other forms of competition.
      Most of Halo’s and Halo’s subsidiaries’ competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers. In addition, some competitors have demonstrated willingness to, or may willingly in the future, incur substantial losses as a result of deeply discounted product offerings or aggressive marketing campaigns. As a result, Halo’s and Halo’s subsidiaries’ competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of competitive products, than we can. There is also a substantial risk that changes in licensing models or announcements of competing products by large, established competitors Microsoft, Oracle, HP, or others could result in the cancellation of customer orders in anticipation of the introduction of such new licensing models or products. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs which may limit Halo’s ability to sell its products through particular partners. Accordingly, new competitors or alliances among, or consolidations of, current and new competitors may emerge and rapidly gain significant market share in Halo’s current or anticipated markets. We also expect that competition will increase as a result of software industry consolidation. Increased competition is likely to result in price reductions, fewer customer orders, reduced margins and loss of market share, any of which could materially adversely affect Halo’s business. We cannot be certain Halo will be able to compete successfully against current and future competitors or that the competitive pressures Halo faces will not materially adversely affect Halo’s business, operating results and financial condition.

Raw Materials
      Halo does not use any raw materials in its business.

Dependence on Major Customers
      Halo has no customer that accounted for more than 10% of Halo’s revenues in fiscal 2004. In fiscal 2005, Halo had one distributor, ADN Distribution, that accounted for approximately 22% of Halo’s revenue. In addition, in fiscal 2005, Halo had one customer, UPS, that accounted for 15% of its revenues. In the nine months ended March 31, 2006, Halo had no single customer that accounted for more than 10% of its revenues.

Research and Development
      During the fiscal year 2004, Halo spent approximately $812,000 on research and development of its products. During the fiscal year 2005, Halo spent approximately $1,589,000 on research and the development of its products. The pricing of Halo’s products reflects, among other things, the cost of their development as well as the cost of the component parts and applicable license fees.

Personnel
      As of June 30, 2005, Halo employed 57 people, including 25 in sales and marketing, 12 in research and development, 5 in technical support and 15 in administration. As of March 1, 2006, Halo employed 234 people, including 50 in sales and marketing, 99 in research and development, 40 in technical support and 45 in administration, all of whom are full-time employees. None of Halo’s employees are covered by a labor union or collective bargaining agreement. Halo’s success depends in large part on its ability to attract, motivate and retain highly skilled employees on a timely basis, particularly executive management, sales and marketing personnel, software engineers and other senior personnel. While Halo’s efforts and that of its subsidiaries to attract and retain highly skilled employees could be harmed by its past or any future workforce reductions, Halo management believes that it can attract and retain the highly trained technical personnel who are essential to its product development, marketing, service and support teams.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
      The following discussion and analysis provides information that Halo’s management believes is relevant to an assessment and understanding of Halo’s results of operations and financial condition. This discussion is based on, and should be read together with, Halo’s consolidated financial statements, and the notes to such financial statements, which are included in this proxy statement/prospectus. This proxy statement/ prospectus contains forward-looking statements that involve risks and uncertainties. Halo’s actual results may differ materially from those projected in the forward-looking statements. References to “we,” “us” and “our” throughout this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section are references to Halo.
Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment”, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. For the Company, SFAS No. 123(R) is effective as of January 1, 2006. The Company did not apply this method to prior periods.
      On March 29, 2005, the Staff of the Securities and Exchange Commission (SEC or the Staff) issued Staff Accounting Bulletin No. 107, “Share-Based Payment” (SAB 107). Although not altering any conclusions reached in SFAS 123(R), SAB 107 provides the views of the Staff regarding the interaction between SFAS 123(R) and certain SEC rules and regulations and, among other things, provide the Staff’s views regarding the valuation of share-based payment arrangements for public companies. The Company follows the interpretative guidance on share-based payment set forth in SAB 107.
      In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections,” that applies to all voluntary changes in accounting principles. This statement requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 will be effective for us for the fiscal year ended June 30, 2007. We do not anticipate that the adoption of SFAS No. 154 will have an impact on our overall results of operations or financial position.
      In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140,” that allows a preparer to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. It also eliminates the exemption from applying Statement 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not anticipate that the adoption of SFAS No. 155 will have an impact on the Company’s overall results of operations or financial position.

      In March 2006, the FASB issued SFAS 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140,” that applies to the accounting for separately recognized servicing assets and servicing liabilities. This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not anticipate that the adoption of SFAS No. 156 will have an impact on the Company’s overall results of operations or financial position.
Critical Accounting Policies
      The discussion and analysis of Halo’s financial condition and results of operations is based on Halo’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent liabilities.
      On an on-going basis, we evaluate our estimates, including those related to revenue recognition and accounting for intangible assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
      We have identified the accounting policies below as the policies critical to Halo’s business operations and the understanding of Halo’s results of operations. We believe the following critical accounting policies and the related judgments and estimates affect the preparation of Halo’s consolidated financial statements:

Revenue Recognition
      Halo recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition.
      Revenues are derived from the licensing of software, maintenance contracts, training, and other consulting services.
      In arrangements that include rights to multiple software products and/or services, Halo allocates and defers revenue for the undelivered items, based on vendor-specific objective evidence of fair value, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. In arrangements in which Halo does not have vendor-specific objective evidence of fair value of maintenance, and maintenance is the only undelivered item, Halo recognizes the total arrangement fee ratably over the contractual maintenance term.
      Software license revenues are recognized upon receipt of a purchase order and delivery of software, provided that the license fee is fixed or determinable; no significant production, modification, or customization of the software is required; and collection is considered probable by management. For licensing of Gupta’s software through its indirect sales channel, revenue is recognized when the distributor sells the software to its end-users, including value-added resellers. For licensing of software to independent software vendors, revenue is recognized upon shipment to the independent software vendors.
      Service revenue for maintenance contracts is deferred and recognized ratably over the term of the agreement. Revenue from training and other consulting services is recognized as the related services are performed.
      Vendor specific objective evidence of fair value for undelivered elements of an arrangement is based upon the normal pricing and discounting practices for those products and services when sold separately and maintenance contracts is measured by the renewal rate offered to the customer.

Business Combinations and Deferred Revenue
      In accordance with business combination accounting, we allocate the purchase price of acquired companies to the tangible and intangible assets acquired, and liabilities assumed, based on their estimated fair values. We engage third-party appraisal firms to assist management in determining the fair values of certain assets acquired and liabilities assumed. Such a valuation requires management to make significant estimates and assumptions, especially with respect to intangible assets and deferred revenue.
      Management makes estimates of fair value based upon assumptions believed to be reasonable. These estimates are based on historical experience and information obtained from the management of the acquired companies and are inherently uncertain. Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from license sales, maintenance agreements, consulting contracts, customer contracts and acquired developed technologies and patents; the acquired company’s brand awareness and market position, as well as assumptions about the period of time the acquired brand will continue to be used in the combined company’s product portfolio; and discount rates. Unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.
      We have acquired several software companies in fiscal 2006, and we plan to make more acquisitions in the future. Acquired deferred revenue is recognized at fair value to the extent it represents a legal obligation assumed by us in accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-03, “Accounting in a Business Combination for Deferred Revenue of an Acquiree.” Under this guidance, Halo estimates fair values of acquired deferred revenue by adding an approximated normal profit margin to the estimated cost required to fulfill the obligation underlying the deferred revenue. As a result of this valuation, the deferred revenues of the acquired companies normally decrease substantially. In the enterprise software industry, this reduction averages between forty to sixty percent of the original balance. The reduction of the deferred revenue has a negative effect on the recognized revenue until the deferred revenue balance builds up to a normal level of the acquired business. The length of this effect depends on contracts underlying the deferred revenue. As Halo continues to acquire more businesses in the enterprise software industry, the effect of this deferred revenue valuation will have significant effect on Halo’s results of operations.
      The Company currently contemplates closing the acquisitions of Unify and of InfoNow in the first quarter of fiscal 2007. The Company anticipates, as a result of closing these transactions, that the Company’s revenues will increase. The Company anticipates that the acquired companies’ revenues will not significantly change from those reported in prior periods, so that the increase in the Company’s revenues will be of a similar magnitude to these prior period results. The Company intends to effect cost savings where duplicative expenses exist. Thus, the Company anticipates an increase in income before taxes as a result of the close of the two acquisitions. The extent of these savings will be determined after the completion of the acquisitions. Additionally, we anticipated that the Company’s cash position will be enhanced by these acquisitions, as a result of cash being carried over from the consummation of the Unify merger. Furthermore, we anticipate raising $2 million in equity financing on or before the time of the consummation of the merger with Unify, such financing being a condition to closing the transaction. If only one of the proposed transactions is completed, the Company’s revenues will not increase to the same extent as if both transactions are completed and the cost savings will not be as significant. If only the Unify transaction is completed, the Company’s cash position will be further enhanced, as a result of the consummation of the Unify merger and the Company’s raising of the additional $2 million in equity financing that is a condition to this transaction. If the Unify transaction is not completed and the Company does not raise this additional $2 million in equity financing but the InfoNow transaction is completed, the Company’s cash position will not be enhanced and the Company will require additional cash to fund operations. If neither transaction is completed, the Company expects revenues to be substantial similar to revenues for prior periods.

Product Development Costs
      Product development costs incurred in the process of developing product improvements and enhancements or new products are charged to expense as incurred. Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on Halo’s product development process, technological feasibility is established upon the completion of a working model. Costs incurred by Halo between the completion of the working model and the point at which the product is ready for general release has been insignificant.

Intangible assets and Goodwill
      Intangible assets are primarily comprised of customer relationships, developed technology, trade names and contracts. Goodwill represents acquisition costs in excess of the net assets of businesses acquired. In accordance with SFAS 142, “Goodwill and Other Intangible Assets” goodwill is no longer amortized; instead goodwill is tested for impairment on an annual basis. We assess the impairment of identifiable intangibles and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider to be important which could trigger an impairment review include the following:

•	Significant underperformance relative to expected historical or projected future operating results;

•	Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and

•	Significant negative industry or economic trends.
      When we determine that the carrying value of intangibles and other long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, we record an impairment charge. We measure any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. Trade names are considered to have indefinite life. All other intangibles are being amortized over their estimated useful life of three to ten years.
      We have recorded a significant amount of goodwill on our balance sheet. As of March 31, 2006, goodwill was approximately $32 million, representing approximately 48% of our total assets and approximately 55% of our long-lived assets subject to depreciation, amortization and impairment. In the future, goodwill may increase as a result of additional acquisitions we will make. Goodwill is recorded on the date of acquisition and is reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in the performance of our business, adverse market conditions and a variety of other circumstances. Any future determination requiring the write-off of a significant portion of the goodwill recorded on our balance sheet could have an adverse effect on our financial condition and results of operations.

Stock-Based Compensation
      Prior to January 1, 2006, the Company used the intrinsic value method to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees,” and had adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). As a result, compensation cost of the Company for the three months ended March 31, 2006 includes compensation expense for unvested portion of all the stock options outstanding and all the stock options granted after the effective date. No restatement has been made to prior periods. We had applied APB 25’s intrinsic value method up to December 31, 2005, and presented pro forma income statements in the footnote to show the effect of FAS123(R) as if it had been implemented in the prior periods.
Results of Operations

Revenue
      Revenue is derived from the licensing of software, maintenance contracts, training, and other consulting services. License revenue is derived from licensing of our software and third-party software products. Services revenue results from consulting and education services, and maintaining, supporting and providing periodic unspecified upgrades for previously licensed products.
      Total revenue increased by $14.2 million to $16.8 million for the nine months ended March 31, 2006 from $2.6 million for the nine months ended March 31, 2005. This increase was primarily due to the acquisitions of Gupta, $6.5 million, Kenosia, $935,000, Empagio, $2.9 million, and Process and Affiliates, $4.1 million. During the twelve months ending June 30, 2005, Halo recognized approximately $5,124,000 of revenues, compared to $882,000 for the twelve months ended June 30, 2004. The increase in revenue during the twelve months ending June 30, 2004 as compared to the twelve months ended June 30, 2004 was due primarily to the acquisition of Gupta, which accounted for approximately $4,781,000 of the fiscal 2005 revenues.
      License revenue increased by $2.8 million to $4.6 million for the nine months ended March 31, 2006 from $1.8 million for the nine months ended March 31, 2005. This increase was primarily due to the acquisitions of Gupta, $1.8 million, Kenosia, $131,000, Empagio, $20,000, and Process and Affiliates, $948,000.
      Services revenue increased $11.4 million to $12.2 million for the nine months ended March 31, 2006 from $783,000 for the nine months ended March 31, 2005. This increase was primarily due to the acquisitions of Gupta, $4.7 million, Kenosia, $804,000, Empagio, $2.9 million, and Process and Affiliates, $3.1 million.
      Because of the reduction of deferred revenue after an acquisition under generally accepted accounting principles, which has the effect of reducing the amount of revenue recognized in a given period from what would have been recognized had the acquisition not occurred, past reported periods should not be relied upon as predictive of future performance. Additionally, Halo’s operating strategy is to continue to acquire technology companies. Each of such transactions will cause a change to our future financial results. Halo believes such transactions will have a positive effect on Halo’s revenues and income (loss) before interest.

Cost of Revenue
      Total cost of revenue increased by $3 million to $3.4 million for the nine months ended March 31, 2006 from $413,000 for the nine months ended March 31, 2005. This increase was primarily due to the acquisitions of Gupta, $852,000, Kenosia, $287,000, Empagio, $847,000, and Process and Affiliates, $1.1 million. Total cost of revenue for the twelve months ended June 30, 2005 was approximately $548,000, as compared to $425,000 for the same period in 2004. The increase in cost of revenue for the twelve months ended June 30, 2005 compared to the same period in 2004 is directly related to the increase in revenues. In addition, for the twelve months ended June 30, 2004, the cost of sales included a write-off of approximately $238,000 of obsolete and damaged WARP 2063 servers.
      The principal components of cost of license fees are manufacturing costs, shipping costs, and royalties paid to third-party software vendors and amortization of acquired technologies. Cost of license revenue increased by $667,000 to $926,000 for the nine months ended March 31, 2006 from $259,000 for the nine months ended March 31, 2005. This increase was primarily due to the acquisitions of Gupta, $349,000, Kenosia, $28,000, Empagio, $118,000 and Process and Affiliates, $316,000. This increase was partially offset by a $85,000 decrease in amortization of acquired technologies due to a write-off of intangible assets related to the Warp Solutions business in June 2005.
      The principal components of cost of services are salaries paid to our customer support personnel and professional services personnel, amounts paid for contracted professional services personnel and third-party resellers, maintenance royalties paid to third-party software vendors and hardware costs. Cost of services revenue increased by $2.3 million to 2.5 million for the nine months ended March 31, 2006 from $154,000 for the nine months ended March 31, 2005. This increase was primarily a result of an increase in employee compensation directly related to additional headcounts added in conjunction with the acquisitions of Gupta, $503,000, Kenosia, $260,000, Empagio, $729,000, and Process and Affiliates, $829,000.
      Gross profit margins decreased to 80% for the nine months ended March 31, 2006, compared to 84% for the nine months ended March 31, 2005. The gross margin decrease was mainly due to the change in the product mix (increase in the proportion of maintenance and services revenue) the Company sells from the new subsidiaries. Gross profit margins increased to 84% for the year ended June 30, 2005, compared to 52% for the year ended June 30, 2004. The gross margin increase was mainly due to the change in the product mix Halo sells due to its Gupta subsidiary, which was acquired in January 2005.

Operating Expenses

Research and Development
      Research and development expense consists primarily of salaries and other personnel-related expenses for engineering personnel, expensable hardware and software costs, overhead costs and costs of contractors. Research and development expenses increased by approximately $3.6 million to $4.3 million for the nine months ended March 31, 2006 from $729,000 for the nine months ended March 31, 2005. This increase primarily resulted from the acquisitions of Gupta, $1.8 million, Kenosia, $227,000, Empagio, $451,000, and Process and Affiliates, $1.1 million. Product development expenses were approximately $1,589,099 and $812,000 for the twelve months ended June 30, 2005 and June 30, 2004, respectively. The increase in product development expenses for the twelve months ended June 30, 2005 was due to the acquisition of Gupta, which accounted for approximately $1,397,000 of the 2005 product development expense. To date, all software development costs have been expensed as incurred.

Sales and Marketing
      Selling and marketing expenses consist primarily of salaries, commissions, benefits, advertising, tradeshows, travel and overhead costs for Halo’s sales and marketing personnel. Sales and marketing expenses increased by approximately $3.6 million to $5.4 million for the nine months ended March 31, 2006 from $1.8 million for the nine months ended March 31, 2005. This increase was primarily attributable to the acquisitions of Gupta, $3 million, Kenosia, $116,000, Empagio, $105,000, and Process and Affiliates, $616,000. Sales, marketing and business development expenses were approximately $3,652,000 and $2,310,000 for the twelve months ended June 30, 2005 and June 30, 2004, respectively. The increase in sales, marketing and business development expenses for the twelve months ended June 30, 2005 was due to the acquisition of Gupta, which accounted for approximately $2,171,000 of the 2005 sales and marketing expense.

General and Administrative
      General and administrative costs include salaries and other direct employment expenses of our administrative and management employees, as well as legal, accounting and consulting fees and bad debt expense. General and administrative expenses increased by approximately $6.6 million to $9.6 million for the nine months ended March 31, 2006 from $3 million for the nine months ended March 31, 2005. This increase was primarily attributable to the acquisitions of Gupta, $2.2 million, Kenosia, $508,000, Empagio, $1.5 million, and Process and Affiliates, $2.1 million. There was also an increase of approximately $1 million in corporate headcount to manage the increasing size and complexity of the Company’s operations, as the Company has acquired new subsidiaries, as well as professional services fees associated with the acquisitions, securities laws, and tax compliance. However, this increase in corporate expenses was almost entirely offset by a decrease in non-cash compensation of approximately $803,000.
      General and administrative expense was approximately $4,691,000 and $8,468,000 for the twelve months ended June 30, 2005 and June 30, 2004 respectively. The decrease of $3,777,000 in general and administrative expense from the twelve months ended June 30, 2004 to the twelve months ended June 30, 2005 was due primarily to a decrease in non-cash compensation of $4,464,000, which was off set by increased cost due to the acquisition of Gupta.

Interest Expense
      Interest expense increased by $4.1 million to $6.6 million for the nine months ended March 31, 2006 from $2.5 million for the nine months ended March 31, 2005. The increase was primarily due to Series D Preferred Stock paid as penalty of $1,091,000, accretion of warrants of $1.5 million, and cash interest and the conversion of interest into common stock of $2.1 million. The increase was partially offset by the decrease in the amortization of the deferred financing costs of $567,000. There were also insignificant changes in miscellaneous categories.
Net Operating Loss Carryforwards
      The Company has a U.S. Federal net operating loss carryforward of approximately $45,989,000 as of March 31, 2006, which may be used to reduce taxable income in future years through the year 2025. The deferred tax asset primarily resulting from net operating losses was approximately $19,034,000. Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a full valuation allowance against its net deferred tax asset. At such time as it is determined that it is more likely than not that the deferred tax asset is realizable, the valuation allowance will be reduced. Furthermore, the net operating loss carryforward may be subject to further limitation pursuant to Section 382 of the Internal Revenue Code.
Liquidity and Capital Resources
      Halo has three primary cash needs. These are (1) operations, (2) acquisitions and (3) debt service and repayment. Halo has financed a significant component of its cash needs through the sale of equity securities and debt.
      For the nine months ended March 31, 2006, cash provided by operating activities was approximately $666,000. Our net loss of $12.7 million was offset by non-cash interest expense of $4.3 million, depreciation and amortization expense of $2.1 million, and non-cash compensation expense of $677,000. In addition, components of cash provided by operating activities included an increase in deferred revenue of $6.2 million, accounts receivable of $317,000. The Company also acquired additional cash through various credit and note agreements described below. Approximately $17,113,000 was used to fund acquisitions, and approximately $10,375,000 was used to repay the principal portion of the outstanding debt.
      As of June 30, 2005 Halo used approximately $15.8 million for investing activities. Halo paid approximately $15 million in cash for the acquisition of Gupta and deposited approximately $.8 million for the Kenosia acquisition.
      As of June 30, 2005 Halo raised approximately $20.8 million, of which $12.2 million was from the sale of preferred stock, $2.5 million from issuance of subordinated notes and $6.1 million from the issuance of senior notes.
      On January 31, 2005, Halo issued $2,500,000 principal amount of subordinated convertible promissory notes (the “Subordinated Notes”). The Subordinated Notes bear interest at 10%, payable in common stock or cash, and mature January 31, 2007. The Subordinated Notes are convertible at any time into shares of Halo common stock at $1.00 per share, which conversion rate is subject to certain anti-dilution adjustments. The common stock issuable upon conversion of the Subordinated Notes has certain registration rights.

      Halo entered into a $50,000,000 credit facility with Fortress Credit Opportunities I LP and Fortress Credit Corp. on August 2, 2005 (the “ Credit Agreement”). Subject to the terms and conditions of the Credit Agreement, the lenders thereunder (the “Lenders”) agreed to make available to Halo a term loan facility in three Tranches, Tranches A, B and C, in an aggregate amount equal to $50,000,000 (the “Loan”). In connection with entering into the Credit Agreement, Halo borrowed $10,000,000 under Tranche A to repay its then-existing senior indebtedness, as well as certain existing subordinated indebtedness and to pay certain closing costs. On October 26, 2005, in connection with the closings of the acquisition of Tesseract, DAVID Corporation, Process Software, ProfitKey International and Foresight Software, Inc., Halo entered into Amendment Agreement No. 1 (“Amendment Agreement”) to the Credit Agreement under which the Lenders made an additional loan of $15,000,000 under Tranche B of the credit facility under the Credit Agreement. The rate of interest payable on the amounts borrowed under the Loan is a floating percentage rate per annum equal to the sum of the “LIBOR” for that period plus the “Margin”. For theses purposes, LIBOR means the rate offered in the London interbank market for U.S. Dollar deposits for the relevant period but no less than 2.65%. For these purposes, “Margin” means 9% per annum. Interest is due and payable monthly in arrears.
      The Credit Agreement contains certain financial covenants usual and customary for facilities and transactions of this type. These financial covenants include Total Debt to EBITDA, Cash Interest Coverage Ratio, and Fixed Charge Covenant Ratio as defined. As of March 31, 2006, the Company is in compliance with these financial covenants. The Company anticipates that due to recent transactions, as well as the InfoNow and Unify acquisitions, certain of the covenants under the Credit Agreement may have to be modified in order for the Company to continue to comply for future periods. The Company has engaged in discussions with Fortress, and anticipates negotiating appropriate modifications to the covenants to reflect these changes in the Company’s business as they occur. In the event the Company completes further acquisitions, the Company and the Lenders will be required to agree upon modifications to the financial covenants to reflect the changes to the Company’s consolidated assets, liabilities, and expected results of operations in amounts to be mutually agreed to by the parties. If the Company were to fail to comply with the financial covenants under the Credit Agreement and the Lenders failed to agree to amend or waive compliance with the covenants that Halo did not meet, Halo would be in default under the Credit Agreement. Any default under the Credit Agreement would result in a default under most or all of Halo’s other financing arrangements. The Lenders could foreclose on all of Halo’s assets, including the stock in its subsidiaries, and could cause Halo to cease operating.
      In addition, the Credit Agreement provides that in the event of certain changes of control, including (i) a reduction in the equity ownership in Halo of Ron Bienvenu or his immediate family members below 90% of such equity interests on the date of the Credit Agreement, or (ii) Ron Bienvenu ceases to perform his current management functions and is not replaced within 90 days by a person satisfactory to Fortress, all amounts due may be declared immediately due and payable.
      The Credit Agreement contains specific events of default, including failure to make a payment, the breach of certain representations and warranties, and insolvency events. There is also a “cross-default” provision that provides that certain events of default under certain contracts between Halo or its subsidiaries and third parties will constitute an event of default under the Credit Agreement.
      Halo’s obligations under the Credit Agreement are guaranteed by the direct and indirect subsidiaries of Halo, and any new subsidiaries of Halo are obligated to become guarantors. Halo and its subsidiaries granted first priority security interests in their assets, and pledged the stock or equity interests in their respective subsidiaries, as collateral for the Loans. In addition, Halo has undertaken to complete certain matters, including the delivery of stock certificates in subsidiaries, and the completion of financing statements perfecting the security interests granted under the applicable state or foreign jurisdictions concerning the security interests and rights granted to the Lenders. Any new subsidiary of Halo will become subject to the same provisions.
      On September 20, 2005, Halo issued a $500,000 principal amount promissory note (the “September 2005 Note”). The maturity on this note was December 19, 2005, unless it was converted prior to that date into equity. On January 11, 2006, the holder of this note converted the $500,000 principal (plus accrued interest) into the Series E Subscription Agreement described under “— Recent Developments; Series E Notes and Series E Subscription Agreements” below. Under the Series E Subscription Agreement, the holder of the September 2005 note had the right, in the event that Halo completed or entered into agreements to sell equity securities on or before February 15, 2006, to convert the securities received under the Series E Subscription Agreement into such other equity securities as if the investor had invested the amount invested in such securities. The holder of the September 2005 Note has indicated to Halo that it intends to exercise this right and receive the same securities as were issued under the January 2006 Subscription Agreements. The terms of the January 2006 Subscription Agreements are described more fully below under “— Recent Developments; January 2006 Subscription Agreements.”
      Also on September 20, 2005, the Company issued to the holder of the September 2005 Notes a Warrant to purchase 181,818 shares of common stock of the Company. The Warrant was issued in connection with the September 2005 Note described above. The exercise price for the Warrant shares is $1.375, subject to adjustment as provided in the Warrant. The Warrant is exercisable until September 20, 2010.
      On October 14, 2005, one of Halo’s directors, David Howitt, made a short-term loan to Halo for $150,000. On January 11, 2006, Mr. Howitt converted the principal (plus accrued interest) under this loan into the Series E Subscription Agreement described under “— Recent Developments; Series E Notes and Series E Subscription Agreements” below. Under the Series E Subscription Agreement, Mr. Howitt has the right, in the event that Halo completed or entered into agreements to sell equity securities on or before February 15, 2006, to convert the securities received under the Series E Subscription Agreement into such other equity securities as if he had invested the amount invested in such securities. Mr. Howitt has indicated to Halo that he intends to exercise this right and receive the same securities as were issued under the January 2006 Subscription Agreements. The terms of the January 2006 Subscription Agreements are described more fully below under “— Recent Developments; January 2006 Subscription Agreements.”
      On October 26, 2005, as part of the acquisition of Tesseract, Halo issued a promissory note in the amount of $1,750,000 to Platinum (the “Platinum Note”). The principal under the Platinum Note accrues interest at a rate of 9.0% per annum. The principal and accrued interest under the Platinum Note was due on March 31, 2006. Interest is payable in registered shares of common stock of Halo, provided that until such shares are registered, interest shall be paid in cash. The Platinum Note contains certain negative covenants including that Halo will not incur additional indebtedness, other than permitted indebtedness under the Platinum Note. Under the Platinum Note, the following constitute an event of default: (a) Halo shall fail to pay the principal and interest when due and payable: (b) Halo fails to pay any other amount under the Platinum Note when due and payable: (c) any representation or warranty of Halo was untrue or misleading in any material respect when made; (d) there shall have occurred an acceleration of the state maturity of any indebtedness for borrowed money of Halo or any Halo subsidiary of $50,000 or more in aggregate principal amount; (e) Halo shall sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets in one transaction or a series of related transactions, participate in any share exchange, consummate any recapitalization, reclassification, reorganization or other business combination transaction or adopt a plan of liquidation or dissolution or agree to do any of the foregoing; (f) one or more judgments in an aggregate amount in excess of $50,000 shall have been rendered against Halo or any Halo subsidiary; (g) Halo breaches certain of its covenants set forth in the Platinum Note; or (h) an Insolvency Event (as defined in the Platinum Note) occurs with respect to Halo or a Halo subsidiary. Upon such an event of default, the holder may, at its option, declare all amounts owed under the Platinum Note to be due and payable.
      On October 21, 2005, Halo entered into certain convertible promissory notes to various accredited investors (the “October 2005 Notes”) in the aggregate principal amount of One Million Dollars ($1,000,000). Interest accrues under the October 2005 Notes at the rate of ten percent (10%) per annum. The principal amount of the October 2005 Notes, together with accrued interest, was due February 19, 2006, or 90 days after the date it was entered into, unless the October 2005 Notes were converted into debt or equity securities of Halo in Halo’s next financing involving sales by Halo of a class of its preferred stock or convertible debt securities, or any other similar or equivalent financing transaction. Five hundred thousand dollars ($500,000) in principal amount (plus accrued interest) of the October 2005 Notes was repaid by Halo in early March. On January 11, 2006, the holder of the remaining $500,000 October 2005 Note converted the $500,000 principal (plus accrued interest) under this October 2005 Note into the Series E Subscription Agreement described under “— Recent Developments; Series E Notes and Series E Subscription Agreements” below. Under the Series E Subscription Agreement, the holder of this October 2005 Note had the right, in the event that Halo completed or entered into agreements to sell equity securities on or before February 15, 2006, to convert the securities received under the Series E Subscription Agreement into such other equity securities as if the investor had invested the amount invested in such securities. The holder of the October 2005 Note has indicated to Halo that it intends to exercise this right and receive the same securities as were issued under the January 2006 Subscription Agreements. The terms of the January 2006 Subscription Agreements are described more fully below under “— Recent Developments; January 2006 Subscription Agreements.”
      Also on October 21, 2005, Halo issued warrants (the “October 2005 Warrants”) to purchase an aggregate of 363,636 shares of common stock, par value $0.00001 per share of Halo. The October 2005 Warrants were issued in connection with the October 2005 Notes described above. The exercise price for the October 2005 Warrants is $1.375, subject to adjustment as provided in the October 2005 Warrants. The October 2005 Warrants are exercisable until October 21, 2010. The October 2005 Warrants contain an automatic exercise provision in the event that the warrant has not been exercised but the Fair Market Value of the Warrant Shares (as defined in the October 2005 Warrants) is greater than the exercise price per share on the expiration date. The October 2005 Warrants also contain a cashless exercise provision. The October 2005 Warrants also contain a limitation on exercise which limits the number of shares of Halo common stock that may be acquired by the holder on exercise to that number of shares as will insure that, following such exercise, the total number of shares of common stock then beneficially owned by such holder and its affiliates will not exceed 9.99% of the total number of issued and outstanding shares of Halo common stock. This provision is waivable by the holder on 60 days notice.
      For the nine months ended March 31, 2006, the Company used approximately $17,204,000 for investing activities. During the same period, the Company paid approximately $507,000 in cash as part of consideration to acquire Kenosia, approximately $16,048,000 in cash as part of consideration to purchase Tesseract, Process, David, Profitkey, and Foresight from Plantinum Equity, LLC, and approximately $558,000 in cash as part of consideration to purchase Executive Consultants, Inc.
      As of March 31, 2006, the Company had debt that matures in the next 12 months in the amount of approximately $4,792,000. This consists of $1,750,000 payable to Platinum Equity, LLC (seller of Tesseract, Process, David, Profitkey, and Foresight), $3,347,000 notes payable to other investors. The $500,000 note payable to Bristol Technology, Inc. has been paid off in the quarter ended March 31, 2006. The Company has also taken additional debt in the amount of $700,000 and $1,375,000 in January 2006, both of which are expected to be paid in equity securities. In addition, the principal amounts due under the Credit Agreement with Fortress begin to amortize on August 2, 2006. The repayment for this loan due within one year is $1,373,063 as of March 31, 2006.
      Halo continues to evaluate strategic alternatives, including opportunities to strategically grow the business, enter into strategic relationships, make acquisitions or enter into business combinations. Halo can provide no assurance that any such strategic alternatives will come to fruition and may elect to terminate such evaluations at any time.
Working Capital Requirements
      Halo’s future capital requirements will depend on many factors, including cash flow from operations, continued progress in research and development programs, competing technological and market developments, and Halo’s ability to maintain its current customers and successfully market its products, as well as any future acquisitions it undertakes. Halo intends to meet its cash needs, as in the past, through cash generated from operations, the proceeds of privately placed equity issuances and debt. Even without further acquisitions, in order to meet its financial obligations including repayment of outstanding debt obligations, Halo will have to issue further equity and engage in further debt transactions. There can be no guarantee that Halo will be successful in such efforts. In the absence of such further financing, Halo will either be unable to meet its debt obligations or with have to significantly restructure its operations, or a combination of these two actions. Such actions would significantly negatively affect the value of Halo’s common stock.
      Halo’s working capital as of June 30, 2005 was a deficit of approximately $5.3 million, comprised primarily of accounts payable and accrued expenses, $4.6 million, deferred revenue, $3.4 million, and current notes payable, $1.3 million, which was partially offset by cash, $1.5 million, accounts receivable, $2 million and other prepaid expenses, $0.4 million. Halo’s working capital requirements as of March 31, 2006 was a deficit of approximately $22 million, comprised primarily of accounts payable and accrued expenses, $8 million, deferred revenue, $14 million, and current notes payable, $6.8 million, which was partially offset by cash $1.8 million, accounts receivable, $4.5 million, and other prepaid expenses, $0.9 million.
      The material increase in our capital requirements for the current fiscal year, ending June 30, 2006, over the prior year is primarily due to the increase in headcount and compensation costs resulting from the acquisition of eight companies since June 30, 2005, and the expansion of our management team to lead the Company’s acquisition, integration and management of our operating subsidiaries. As of June 30, 2005, Halo employed 57 people. As of March 31, 2006, Halo employed 234 people. Our accounts payable and accrued expenses similarly increased, rising from $4.6 million on June 30, 2005 to $8.0 million as of March 31, 2006. Likewise, our debt service has increased, primarily due to loans under the Fortress credit facility, the proceeds of which were used to fund part of the purchase price for the five companies we acquired in October, 2005.
      The Company anticipates further material increases in its operating costs for the year ending June 30, 2007. We expect substantially increasing operating expenses in connection with the growth of our operations, the development of our enterprise technologies, the expansion of our services operations and our acquisition activity. Our capital requirements during the year ending June 30, 2007 will depend on numerous factors including the amount of resources we devote to:

•	Funding the continued development of our products;

•	Sales and marketing efforts;

•	improving and extending our services and the technologies used to deliver these services to our customers;

•	pursuing other strategic acquisitions and alliances, including the anticipated completion of the InfoNow and Unify acquisitions, for which we have entered into agreements, described under the headings “Certain Information concerning Halo; Agreement to Acquire InfoNow”, and “The Merger”; and

•	making possible investments in businesses, products and technologies.

      Given our current cash position, and our expectations of cash flows from operations, and assuming that we close the Unify and InfoNow mergers under their current terms (including the receipt of $2 million in equity financing), with Unify having approximately $2.6 million in cash on hand as of the closing, we anticipate requiring additional working capital requirements of approximately $4-6 million in year ending June 30, 2007. This number would decrease by approximately $500,000 if the InfoNow transaction is not completed. If neither the InfoNow or the Unify transaction was completed, the Company anticipates it would require additional working capital of approximately $200,000 in the year ended June 30, 2007. If the InfoNow transaction is completed but the Unify transaction is not, the Company anticipates it would require additional working capital of approximately $2,500,000 in the year ended June 30, 2007. We expect to pursue equity or debt financing in order to meet these capital needs. There can be no assurance that we will be successful in such efforts. In the absence of such further financing, Halo will either be unable to meet its debt obligations or will have to significantly restructure its operations, or a combination of these two actions. Such actions would significantly negatively affect the value of Halo’s common stock.
Recent Developments

Options Granted to Mark Finkel
      In connection with his employment by Halo, and under the Halo Technology Holdings 2005 Equity Incentive Plan, on January 4, 2006, Mr. Finkel received stock options for 600,000 shares of Halo’s common stock. The exercise price for Mr. Finkel’s options is $1.22 per share (the Fair Market Value on the date of grant by the Compensation Committee). The options granted to Mr. Finkel have a ten year term. 25% of these options vest on the first anniversary of the award, provided Mr. Finkel remains in his position through that date, and the remaining options vest ratably over the following 36 months, provided that Mr. Finkel remains with Halo.

Series E Notes and Series E Subscription Agreements
      On January 11, 2006, Halo entered into certain convertible promissory notes (the “Series E Notes”) in the aggregate principal amount of Seven Hundred Thousand Dollars ($700,000). Interest accrues under the Series E Notes at the rate of ten percent (10%) per annum. The Notes provide that they automatically convert into (i) such number of fully paid and non-assessable shares of Halo’s Series E Preferred Stock (the “Series E Stock”) equal to the aggregate outstanding principal amount due under the Series E Notes plus the amount of all accrued but unpaid interest under the Series E Notes divided by $1.25, and (ii) warrants (the “Series E Warrants”) to purchase a number of shares of Halo’s common stock equal to 40% of such number of shares of Series E Stock issued to the holder. Under the terms of the Series E Notes, the automatic conversion was to occur upon the effectiveness of the filing of the Certificate of Designations, Preferences and Rights (the “Certificate of Designations”) pertaining to Halo’s Series E Stock, and, in the event that the Certificate of Designations was not filed 30 days after the Series E Notes were issued (February 10, 2006) then the holders of the Series E Notes may demand that Halo pay the principal amount of the Series E Notes, together with accrued interest. No demand for payment has been made.
      Under the Series E Subscription Agreements described below, holders of the Series E Notes had the right, in the event that Halo completed or entered into agreements to sell equity securities on or before February 15, 2006, to convert the Series E Notes into such other equity securities as if the investor had invested the amount invested in such securities. The holders of the Series E Notes have indicated to Halo that they intend to exercise this right and receive the same securities as were issued under the January 2006 Subscription Agreements. The terms of the January 2006 Subscription Agreements are described more fully below under “Recent Developments — January 2006 Subscription Agreements.”
      Also on January 11, 2006, Halo entered into certain Subscription Agreements (the “Series E Subscription Agreements”) for the sale of Series E Stock and Series E Warrants. In addition to the conversion of the principal and interest under the Series E Notes described above, investors under the Series E Subscription Agreements agreed to invest $150,000 in cash and committed to convert the $500,000 principal (plus accrued interest) under the September 2005 Note, and the $500,000 principal (plus accrued interest) under the outstanding October 2005 Note (each as described above). Accordingly, Halo has taken the position that these notes were amended by the Series E Subscription Agreement. Also under the Series E Subscription Agreement, an investor agreed to convert $67,500 in certain advisory fees due from Halo into Series E Stock and Warrants.
      The material terms of the Subscription Agreements are as follows. Halo designates the closing date. The closing is anticipated to occur when the Series E Certificate of Designations becomes effective. The obligations of the investors under the Series E Subscription Agreement are revocable if the closing has not occurred within 30 days of the date of the agreement. No later than seventy five (75) days after the completion of the offering, Halo agreed to file with the SEC a registration statement covering the Halo common stock underlying the Series E Stock and the Series E Warrants, and any common stock that Halo may elect to issue in payment of the dividends due on the Series E Stock.
      Upon the completion of this offering, with a full round of investment of $10,000,000, the Series E investors will have the right for 15 months to invest, in the aggregate, an additional $10,000,000 in common stock of Halo, at $2.00 per share of common stock (as adjusted for stock splits, reverse splits, and stock dividends) or a 20% discount to the prior 30 day trading period, whichever is lower. Each such investor’s right shall be his, her or its pro rata amount of the initial offering.
      In the event that Halo completes or enters into agreements to sell equity securities on or before February 15, 2006, investors in Series E Stock may convert the securities received under the Series E Subscription Agreement into such other equity securities as if the investor had invested the amount invested in such securities. Halo will provide the Series E investors with five business days notice of such right. The investor will be required to execute and deliver all such transaction documents as required by Halo in order to convert such securities into such other securities.
      Certain of the transactions in connection with the Series E Subscription Agreement were entered into by Mr. David Howitt, a director of Halo. Mr. Howitt invested $350,000 under the Series E Notes, and agreed to invest another $150,000 under the Series E Subscription Agreement. Mr. Howitt recused himself from the Halo board of directors decisions approving these transactions.
      Investors under the Series E Subscription Agreements have indicated to Halo that they intend to exercise the right described above and receive the same securities as were issued under the January 2006 Subscription Agreements. The terms of the January 2006 Subscription Agreements are described more fully below under “— Recent Developments; January 2006 Subscription Agreements.”

Issuance of common stock in connection with the Acquisition of Empagio
      Halo entered into a merger agreement dated December 19, 2005, with Empagio, certain stockholders of Empagio, and a wholly owned subsidiary of Halo. On January 13, 2006, the closing under the merger agreement occurred and Empagio became a wholly-owned subsidiary of Halo.
      Upon the closing of the Empagio merger, Halo issued 1,438,455 shares of its common stock. Halo has delivered to the Empagio stockholders 1,330,571 shares of Halo common stock and retained 107,884 shares of Halo common stock as security for Empagio stockholder indemnification obligations under the merger agreement (the “Empagio Indemnity Holdback Shares”). The Empagio Indemnity Holdback Shares shall be released to the Empagio stockholders on the later of (i) the first anniversary of the closing date of the transaction and (ii) the date any indemnification issues pending on the first anniversary of the closing date are finally resolved.

January 2006 Convertible Promissory Notes
      On January 27 and on January 30, 2006, Halo entered into certain convertible promissory notes (the “January 2006 Convertible Notes”) in the aggregate principal amount of One Million Three Hundred Seventy-Five Thousand Dollars ($1,375,000). The principal amount of the January 2006 Convertible Notes, together with accrued interest, shall be due and payable on demand by the holder thereof on the maturity date which is no earlier than sixty (60) days after the date such January 2006 Convertible Notes were issued (the “Original Maturity Date”), unless the January 2006 Convertible Notes are converted into common stock and warrants as described below. In the event that the January 2006 Convertible Notes are not converted by their Original Maturity Date, interest will begin to accrue at the rate of ten percent (10%) per annum.
      Each January 2006 Convertible Note shall convert into (i) such number of fully paid and non-assessable shares of Halo’s common stock equal to the aggregate outstanding principal amount due under the January 2006 Convertible Note plus the amount of all accrued but unpaid interest on the January 2006 Convertible Note divided by $1.25, and (ii) warrants (the “January 2006 Warrants”) to purchase a number of shares of Halo’s common stock equal to 75% of such number of shares of common stock. The

January 2006 Convertible Notes shall so convert automatically (“Mandatory Conversion”) and with no action on the part of the holder on their Original Maturity Date to the extent that upon such conversion, the total number of shares of common stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of Halo common stock. For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In the event that a portion of the principal and interest under the January 2006 Convertible Notes has not been converted on the first Mandatory Conversion (and the holder has not demanded payment), there will be subsequent mandatory conversions until all of the principal and interest has been converted, provided that at each such Mandatory Conversion the total number of shares of common stock then beneficially owned by such lender does not exceed 9.99% of the total number of issued and outstanding shares of common stock. Prior to any such mandatory conversion the holder may at its option by writing to Halo, convert all or a portion of the principal and interest due under such holder’s January 2006 Convertible Notes into common stock and January 2006 Warrants provided that at each such conversion the total number of shares of common stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of Halo common stock. By written notice to Halo, each holder may waive the foregoing limitations on conversion but any such waiver will not be effective until the 61st day after such notice is delivered to Halo.

January 2006 Subscription Agreements
      Also on January 27 and January 30, 2006, Halo entered into certain Subscription Agreements (the “January 2006 Subscription Agreements”) for the sale of the January 2006 Convertible Notes and the underlying common stock and January 2006 Warrants.
      The material terms of the January 2006 Subscription Agreements are as follows. Halo and the investors under the January 2006 Subscription Agreements made certain representations and warranties customary in private financings, including representations from the Investors that they are “accredited investors” as defined in Rule 501(a) of Regulation D (“Regulation D”) under the Securities Act.
      The January 2006 Subscription Agreements further provide that Halo shall register the shares of common stock issuable upon conversion of the January 2006 Convertible Notes and upon conversion of the January 2006 Warrants (together, the “Registrable Shares”) via a suitable registration statement If a registration statement covering the Registrable Shares has not been declared effective after 180 days following the closing, the holders shall receive a number of shares of common stock equal to 1.5% of the number of shares received upon conversion of the January 2006 Convertible Notes for each 30 days thereafter during which the Registrable Shares have not been registered, subject to a maximum penalty of 9% of the number of shares received upon conversion of the January 2006 Convertible Notes.
      The January 2006 Subscription Agreements allow the Investors to “piggyback” on the registration statements filed by Halo. Halo agreed that it will maintain the registration statement effective under the Securities Act until the earlier of (i) the date that all of the Registrable Shares have been sold pursuant to such registration statement, (ii) all Registrable Shares have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, or (iii) all Registrable Shares may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) under the Securities Act.
      Upon the completion of the offering under the January 2006 Subscription Agreements, with a full round of investment of $10,000,000, the investors will have the right for 15 months after the final closing to invest, in the aggregate an additional $10,000,000 in common stock of Halo. The price of such follow-on investment will be $2.00 per share of common stock or a 20% discount to the prior 30 day trading period, whichever is lower; provided that the price per share shall not be less than $1.25. Each investor’s portion of this follow-on right shall be such investor’s pro rata amount of the January 2006 Convertible Notes issued pursuant to the January 2006 Subscription Agreements. Once Halo has issued a total of $5,000,000 of January 2006 Convertible Notes, the investors will be able to invest up to 50% of the amount which they may invest pursuant to this follow-on right; subsequent to the completion of the full round of $10,000,000 the investors may invest the remainder of the amount which they may invest pursuant to this follow-on right.
      Notwithstanding anything to the contrary in the January 2006 Subscription Agreements, the number of shares of common stock that may be acquired by any investor upon any exercise of this follow-on right (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such investor and its Affiliates and any other persons whose beneficial ownership of common stock would be aggregated with such investor for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding shares of Halo common stock. By written notice to Halo, any investor may waive this provision, but any such waiver will not be effective until the 61st day after such notice is delivered to Halo.
      In addition to the $1,375,000 in January 2006 Convertible Notes issued January 27 and January 30, 2006, pursuant to the January 2006 Subscription Agreements, the following investors have expressed an intention to exercise their right to accept the terms of the January 2006 Subscription Agreements in lieu of the Series E Subscription Agreements:

•	the holder of the $500,000 principal amount September 2005 Note;

•	the holder of the $500,000 principal amount October 2005 Note that is still outstanding;

•	the holders of the $700,000 principal amount of Series E Notes;

•	David Howitt, who made a $150,000 short term loan to Halo;

•	the investor who had agreed to convert $67,500 in certain advisory fees due from Halo into a Series E Subscription Agreement.
      It is a condition to the closing of the merger with Unify that all such convertible notes and all shares of Halo preferred stock shall have been converted into common stock of Halo.

Acquisition of ECI
      On January 30, 2006, Halo entered into a Merger Agreement (the “Merger Agreement”) with ECI Acquisition, Inc., a Maryland corporation and wholly owned subsidiary of Halo (“MergerSub”), Executive Consultants, Inc., a Maryland corporation (“ECI”), and certain stockholders of ECI (the “Sellers”). On March 1, 2006, the closing occurred under the Merger Agreement. Accordingly, under the terms of the Merger Agreement, MergerSub was merged with and into ECI (the “Merger”) and ECI survived the Merger and is now a wholly-owned subsidiary of Halo. The total merger consideration for all of the equity interests in ECI (the “Purchase Price”) was $558,663 in cash and cash equivalents and 330,668 shares of Halo’s common stock (the “Halo Shares”), subject to adjustment based on the Net Working Capital (as defined in the Merger Agreement) on the Closing Date.

Commercial Lease
      On May 1, 2006, the Company entered into a Commercial Lease (the “Lease”) with 200 Railroad Avenue, LLC (the “Landlord”). The Lease supersedes that certain Commercial Lease between the Company and the Landlord (the “Existing Lease”) a copy of which was filed as Exhibit 10.85 to the Company’s Current Report on Form 8-K filed September 2, 2005. The Lease is for approximately 4,466 square feet of office space (the “Premises”); the Company currently occupies one section consisting of approximately 1,800 square feet (“Section 1”), pursuant to the Existing Lease. The other two sections consist of approximately 916 square feet (“Section 2”), and 1750 square feet (“Section 3”) all located at 200 Railroad Avenue, Greenwich, Connecticut, 06830, where the Company has its principal executive offices. The term commenced on the effective dates of the Existing Lease for Section 1 and April 1, 2006 for Section 2; the Lease commences July 1, 2006 for Section 3 (the “Commencement Dates”). The Lease expires on August 31, 2010 (the “Expiration Date”). This description of the Lease is qualified in its entirety by reference to the Lease, a copy of which was attached as Exhibit 10.121 to the Current Report Form 8-K filed on May 5, 2006.

MANAGEMENT
Directors and Executive Officers

Directors of Halo
      Rodney A. Bienvenu, Jr., 40, has been Chief Executive Officer of Halo, a Director of Halo and Chairman of Halo’s Board of Directors since August 4, 2004. From September 2003 through the present, Mr. Bienvenu has been a founder and Managing Partner of ISIS Capital Management, LLC (“ISIS”), an investment firm specializing in active investment strategies and strategic transactions in information technology and other sectors. Prior to ISIS, Mr. Bienvenu founded Strategic Software Holdings, LLC, a successful investment vehicle that initiated a takeover attempt of Mercator Software, Inc., and invested in other public and private enterprise software companies. Mr. Bienvenu acted as Chief Executive Officer of Strategic Software Holdings, LLC, from August 2002 through September 2003. Prior to Strategic Software Holdings, LLC, Mr. Bienvenu served as President of Software at Halo, a publicly traded software company, from May 2001 through July 2002. During his tenure at Halo, Mr. Bienvenu led the planning, acquisition and consolidation of over thirty companies, including five public companies. Prior to Halo, Mr. Bienvenu served as CEO and President of SageMaker, Inc., a provider of digital asset management solutions for Global 2000 companies that he founded in 1992. Under his guidance, SageMaker raised more than $33 million in venture capital funding and acquired several technology companies in the U.S. and Europe. SageMaker was sold to Halo in early 2001. Mr. Bienvenu’s previous industry experience includes the founding of a successful electronic publishing company and sale to a major publisher in 1991. Mr. Bienvenu has a seventy percent interest in ISIS, and ISIS has entered into transactions with Halo as described below under the heading “Certain Relationships and Related Transactions”.
      John A. Boehmer, 42, has been a director since March 30, 2005. Mr. Boehmer is an executive recruitment and human resources professional with more than 20 years experience. Mr. Boehmer is a Managing Partner with the Barlow Group, LLC, an executive search firm, specializing in matching early and mature growth-stage technology businesses with executive leadership and industry partnerships. Mr. Boehmer has been with the Barlow Group since September, 2005. Previously, Mr. Boehmer was a Managing Director with Korn/ Ferry International, a position he has held since September 2003. Prior to joining Korn/ Ferry, from January 2002 through September 2003, Mr. Boehmer was the Founder and Managing Director of Matlin Partners LLC. Previously, from July 1999 through December 2001, Mr. Boehmer served as Vice President of Executive Recruiting at Internet Capital Group. Mr. Boehmer holds a B.A. from Denison University.
      Mr. David M. Howitt, 37, has been a director since March 30, 2005. Mr. Howitt is the President and CEO of The Meriwether Group, Inc., a boutique brand consulting and marketing firm which he founded in May 2004. From May 2001 until April 2004, Mr. Howitt served as director of licensing and business development at adidas America, Inc. Mr. Howitt also worked for several years as corporate counsel with adidas. Mr. Howitt holds a B.A. from Denison University, and a J.D. from the Lewis & Clark Northwestern School of Law. Mr. Howitt has a fifty percent interest in ISIS Acquisition Partners II, LLC, (“IAP II”) an entity which has entered into transactions with Halo as described below under the heading “Certain Relationships and Related Transactions”.
      John L. Kelly, 53, has been a director since April 18, 2006. Mr. Kelly currently serves as managing director of JL Thornton & Co., LLC a position he has held since September 2005. Mr. Kelly is an advisor to senior management teams of emerging growth companies on strategic business and financial matters. Previously, he worked for Société Generale (SG) where he was a member of the management committee of SG Americas which oversaw all of SG’s activities in the region, most recently serving as head of portfolio management for SG Americas with responsibility for overseeing over $26 billion of corporate credit assets. Mr. Kelly joined SG in January 1997 as head of capital markets for SG Securities Corporation, the predecessor company to SG Cowen, and was appointed chief operating officer and a member of the office of the chief executive of SG Cowen in July 1998. Prior to SG, Mr. Kelly served as managing director and head of Asian fixed income capital markets at Bear Stearns from 1994 to 1996, and was an investment banker at First Boston Corporation from 1982 to 1991, where he provided corporate financial advisory services to companies across an array of industries. He also worked at Rockefeller

Family & Associates where he managed private equity investments as president of Meriwether Capital. Mr. Kelly has a BA and MBA from Yale University.
      Gordon O. Rapkin, 51, has been a director since April 18, 2006. Mr. Rapkin currently serves as president and CEO of Protegrity Corporation, Inc., an international data security software company, where he has been responsible for the establishing a comprehensive sales and marketing strategy to address large enterprise customers. He has held this position since July 2004. From 2001 to 2004, Mr. Rapkin served as executive vice president and chief marketing officer of Trancentive, Inc., a global provider of technology and services for administering stock options and stock purchase plans, where he was responsible for international operations, global marketing and sales, and third party relationships. From 2000 to 2001, he served as executive vice president of business-to-business markets, for Kana Software, Inc., where he was responsible for spearheading the company’s strategic entry into the business-to-business markets, by overseeing product direction and strategic partnerships. From 1996 to 1999 Gordon was president and CEO of Decisionism, where he redirected the company into the business intelligence market, by expanding the executive management team, overseeing the launch of new products, and building the national sales force. He has also spent more than eight years at Hyperion Systems (now Hyperion Solutions, Inc.), the global leader in business performance management software, where he was instrumental in guiding Hyperion through successive years of extraordinary growth including a highly successful initial public offering. He holds a degree in biochemistry from Syracuse University, as well as an MBA and a law degree from Emory University.
Other Executive Officers of Halo
      Mark Finkel, 51, has been Halo’s Chief Financial Officer since December 28, 2005. On April 18, 2006, Mr. Finkel was appointed to the additional position of Company president. Mr. Finkel has over 20 years of senior financial and operational experience at both public and private companies. Prior to joining Halo, Mr. Finkel, served as chief executive officer of ISD Corporation from 2003 through February 2004, after being part of a group that purchased ISD from its founders. ISD is a leader in the payment technology industry. From 2001 through 2002, Mr. Finkel served as chief executive officer of RightAnswers, Inc., which provides enterprise customers with Self Service solutions for IT support. Mr. Finkel led a group of investors in acquiring Halo in 2001, which was then a division of a public company. After serving as CEO, Mr. Finkel continued to serve as non-executive chairman of ISD Corporation and RightAnswers, Inc. Since 1996, Mr. Finkel has also served as president of Emerging Growth Associates, a consulting firm for early stage, high growth companies, where he has provided counsel on strategic planning, business model development, market positioning, and operational execution. Mr. Finkel also serves as a venture partner with the Prism Opportunity Fund, a $50 million venture fund focused on early stage companies. Previously, Mr. Finkel has taken three companies public as CFO: Consilium, Inc, Logic Works, Inc. and ServiceWare Technologies, Inc. He also served as CFO of BackWeb Technologies, Inc. and Neuron Data, Inc. Mr. Finkel holds a J.D. from the University of California, Davis, an M.B.A. from New York University, and a B.A. from Oberlin College.
      Ernest C. Mysogland, 40, has been Chief Legal Officer, Executive Vice President and Secretary of Halo since August 4, 2004. Mr. Mysogland has more than 15 years experience in mergers and acquisitions, equity and debt financing and investment. From September, 2003 through the present, Mr. Mysogland has been a founder and Managing Partner of ISIS Capital Management, LLC (“ISIS”), an investment firm specializing in active investment strategies and strategic transactions in information technology and other sectors. Prior to ISIS, Mr. Mysogland managed the legal and administrative matters of Strategic Software Holdings, LLC from May, 2003 through September, 2003. Prior to Strategic Software Holdings, LLC, from September, 1990 through April, 2003, Mr. Mysogland engaged in private legal practice representing investors, issuers, acquirers and targets in hundreds of public and private mergers and acquisitions, equity and debt financings, and other strategic transactions ranging in size up to $3.5 billion. Mr. Mysogland’s clients have included numerous software and technology companies, private equity funds and institutional investors. Mr. Mysogland graduated from the University of Notre Dame and the Columbia University School of Law.

      Brian J. Sisko, 44, has been Chief Operating Officer of Halo since March 2005. Mr. Sisko has 20 years of experience in the areas of corporate finance, mergers and acquisitions and strategic development. From February 2002 to March 2005, Mr. Sisko ran B/ T Business and Technology, which served as an advisor and strategic management consultant to a variety of public and private companies, including Halo. From April 2000 to January 2002, he was Managing Director of Katalyst, LLC, a venture capital and operational advisory firm where he was responsible for business development and client/portfolio company engagement management in that firm’s Philadelphia and Boston offices. Mr. Sisko also previously served as Senior Vice President — Corporate Development and General Counsel of National Media Corporation, a large public company with international operations. In addition, Mr. Sisko was a partner in the Corporate Finance/ Mergers and Acquisitions practice group of the Philadelphia-based law firm, Klehr Harrison, Harvey Branzburg & Ellers. Mr. Sisko also teaches as an adjunct professor in the MBA program of the Fox School of Business at Temple University. He earned his Juris Doctorate from The Law School of the University of Pennsylvania and his B.S. from Bucknell University.
      Jeff Bailey, 52, Chief Executive Officer of Gupta Technology Holdings LLC (“Gupta”), a significant operating subsidiary of Halo since March 2005, and served as Interim Chief Financial Officer and Principal Financial Officer for Halo from March 2005 to December 2005. Since January 2002, Mr. Bailey served as Gupta’s Chief Executive Officer, responsible for guiding Gupta’s strategic direction as well as day-to-day operations. Mr. Bailey joined Gupta in October 2001 as its Chief Financial Officer. From August 2001 through October 2001, Mr. Bailey was also the CEO of DAVID Corporation. Prior to that experience, Mr. Bailey served as vice president of finance and CFO at Vivant Corporation until August 2001. He has also held positions as vice president of finance and CFO at Uniteq Application Systems Inc. and Phoenix Network Inc. He earned his B.S. in Business Administration from the University of California, Berkeley, and is a certified public accountant.
      Takeshi Taniguchi, 34, has been interim Principal Accounting Officer for Halo since March 2005. Since July 2004 through the present, Mr. Taniguchi has served as Corporate Controller of Gupta, responsible for the overall financial management of Gupta. Mr. Taniguchi has worked at Gupta or its predecessors since 2000, serving as a senior financial analyst prior to his current position. He earned his Master of Business Administration from the University of Nevada, Reno, and is a Certified Management Accountant.
      No director, executive officer, promoter or control person of Halo has, within the last five years: (i) had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations or similar misdemeanors); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (iv) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (the “Commission” or “SEC”) or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated. There are no family relationships among any directors and executive officers of Halo.
Audit Committee and Financial Expert
      We do not have a separately-designated standing audit committee but our full board of directors performs some of the same functions of an audit committee, including selecting the firm of independent certified public accountants to audit the annual financial statements, reviewing the independent auditors independence, the financial statements and the audit report, and reviewing Halo’s system of internal controls over financial reporting. Halo does not currently have a written audit committee charter or similar document.
      Although Halo does not have an audit committee, the board of directors has determined that it does have a director qualifying as an audit committee financial expert sitting on the board of directors. Mr. Lotke meets the definition of audit committee financial expert adopted by the SEC. Mr. Lotke is independent under the definition of independence contained in Rule 4200(a)(15) of the NASD’s listing standards.

EXECUTIVE COMPENSATION
Compensation Committee and Compensation Report
      The Halo board of directors first appointed a Compensation Committee on September 13, 2005. The committee currently consists of Mr. Boehmer, Mr. Lotke Mr. Kelly and Mr. Rapkin, all of whom meet the requirements of non-employee directors under the rules under section 16(b) of the Securities Exchange Act of 1934, as amended, and the requirements of outside directors under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee does not yet have a written charter. The Compensation Committee will administer the Halo Technology Holdings 2005 Equity Incentive Plan. The Compensation Committee did not meet during the fiscal year ended June 30, 2005.
      Since Halo did not have a compensation committee of the board of directors for the fiscal year ended June 30, 2005, the entire board of directors reviewed all forms of compensation provided to our executive officers, directors, consultants and employees including stock compensation. The board of directors had no existing policy with respect to the specific relationship of corporate performance to executive compensation. The board of directors has set executive compensation at what the board of directors considered to be the minimal levels necessary to retain and compensate the officers of Halo for their activities on Halo’s behalf.
Summary Compensation Table
      The following Summary Compensation Table sets forth information concerning the annual and long-term compensation earned by our Chief Executive Officer and each of the four other most highly compensated executive officers (collectively the “named executive officers”) at the end of the fiscal year ended June 30, 2005. This information includes the dollar value of base salaries and bonus awards and the number of stock options granted, and certain other compensation, if any.
Summary Compensation Table

					Long-Term Compensation

					Awards		Payouts
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Awards	Options/SAR	Payouts	Compensation
Executive Officer and Principal Position	Year	(US$)	(US$)	(US$)	(US$)	(#)	(US$)	(US$)

Rodney A. Bienvenu, Jr.(1)	2005	275,000	270,500	0	0	301,372	0	0
Chairman & Chief Executive	2004	0	0	0	0	0	0	0
Officer	2003	0	0	0	0	0	0	0
Ernest C. Mysogland(2)	2005	160,417	65,625	0	0	100,456	0	0
Executive Vice President,	2004	0	0	0	0	0	0	0
Chief Legal Officer, and	2003	0	0	0	0	0	0	0
Secretary
Brian J. Sisko(3)	2005	161,436	0	0	0	0	0	0
Chief Operating Officer	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
Jeff Bailey(4)	2005	93,656	202,322	0	0	0	0	0
Former Chief Financial	2004	0	0	0	0	0	0	0
Officer	2003	0	0	0	0	0	0	0
Gus Bottazzi(5)	2005	106,667	0	0	0	187,520	0	500,000
Former President and Director	2004	198,693	0	0	0	0	0	0
	2003	56,250	0	0	0	2,000	0	0

(1)	Rodney A. Bienvenu, Jr. Mr. Bienvenu was appointed Chief Executive Officer and Chairman of Halo on August 4, 2004. Mr. Bienvenu did not receive any compensation for fiscal 2004 or for fiscal 2003.

(2)	Ernest C. Mysogland. Mr. Mysogland was appointed Executive Vice President and Chief Legal Officer of Halo on August 4, 2004. Mr. Mysogland did not receive any compensation for fiscal 2004 or for fiscal 2003.

(3)	Brian J. Sisko. Mr. Sisko was appointed Chief Operating Officer of Halo in March 2005. Mr. Sisko did not receive any compensation for fiscal 2004 or for fiscal 2003. Amount under Salary includes consulting and transaction fees paid to or earned by Mr. Sisko during the fiscal year ended June 30, 2005 for his work as a consultant to Halo prior to March 2005 when he became Halo’s Chief Operating Officer.

(4)	Jeff Bailey. Mr. Bailey served as interim Chief Financial Officer of Halo from March 2005 through December 2005. Mr. Bailey did not receive any compensation for fiscal 2004 or for fiscal 2003. Bonus amounts include bonuses paid to Mr. Bailey in the fiscal year ended June 30, 2005, bonuses earned by Mr. Bailey due to the change in control of Gupta, and a performance bonus paid to Mr. Bailey in fiscal 2005, which related to the period prior to Halo’s acquisition of Gupta on January 31, 2005. Mr. Bailey continues to serve as Chief Executive Officer of Halo’s subsidiary, Gupta.

(5)	Gus Bottazzi. The compensation shown in this Summary Compensation Table represents the total compensation paid to Mr. Bottazzi for all executive positions held by him at Halo beginning April 15, 2003. As of June 30, 2005, Mr. Bottazzi was no longer employed with Halo. Amount under All Other Compensation represents the value of 200,000 shares of Series C Preferred Stock issued to Mr. Bottazzi pursuant to the terms of the Separation Agreement dated March 3, 2005.

Options Granted in Last Fiscal Year
      The following table contains certain information regarding stock options we have granted to our named executive officers during the fiscal year ended June 30, 2005.

		Percent of Total
	Number of Securities	Options Granted to	Exercise or
	Underlying Options	Employees in Fiscal	Base Price
Name	Granted	Year	($/share)	Expiration Date

Rodney A. Bienvenu, Jr.	301,372	45%	6.75	8/4/2014
Ernest C. Mysogland	100,456	15%	6.75	8/4/2014
Gus Bottazzi	187,520	28%	6.75	8/4/2014
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table contains certain information regarding stock options exercised during the past twelve months and stock options held as of June 30, 2005, by each of our named executive officers. The stock options listed below were granted without tandem stock appreciation rights. We have no freestanding stock appreciation rights outstanding.
Option Exercise Table

			Number of Securities
			Underlying Unexercised		Value of Unexercised In the
	Shares Acquired		Options at 6/30/05 (#)($)		Money Options at 6/30/05(1)
	On Exercise	Value
Name	(#)	Realized	Exercisable	Non-Exercisable	Exercisable	Non-Exercisable

Rodney A. Bienvenu, Jr.	—	—	—	301,372	—	—
Ernest C. Mysogland	—	—	—	100,456	—	—
Gus Bottazzi	—	—	189,520	—	—	—

(1)	Calculated on the basis of $1.75 per share, the last reported bid price of the common stock on the over-the-counter market on June 30, 2005, less exercise price payable for such shares.

Long-Term Incentive Plan (“LTIP”) Awards Table
      Halo made no long-term incentive awards in the fiscal year ended on June 30, 2005.
Compensation of Directors
      Halo has a verbal agreement with each of the non-employee directors pursuant to which Halo has agreed to pay each non-employee director (Messrs. Howitt, Boehmer, Kelly and Rapkin) either $30,000 in cash annually or options to acquire 45,000 shares of common stock. Directors receive no additional compensation for serving on committees of the board of directors. The Compensation Committee determines annually whether the non-employees directors will receive cash or options. With respect to the fiscal year ending June 30, 2006, on September 13, 2005, the Compensation Committee as compensation for serving as members of the Board of Directors granted each of Messrs. Howitt, Boehmer and Lotke an option to acquire 45,000 shares of common stock at an exercise price of 1.08 per share. The options have a ten year term and vest 25% on December 31, 2005 and ratably each month over the next 36 months provided that the director remains a director of Halo. These options were awarded subject to the approval of the Halo Technology Holdings 2005 Equity Incentive Plan. If the Plan is not approved by the stockholders, the non-employee directors will instead receive cash compensation. Mr. Bienvenu, Halo’s Chief Executive Officer, receives no additional compensation for his service on the board of directors.
Employment Contracts, Termination of Employment and Change in Control Arrangements
      Halo entered into a written employment agreement with Rodney A. Bienvenu, Jr., its Chairman and Chief Executive Officer as of August 4, 2004. Under the terms of this agreement, Halo agreed to pay Mr. Bienvenu a monthly salary of $25,000 beginning on August 4, 2004 through December 31, 2005. Upon execution of the agreement, Mr. Bienvenu was entitled to receive a payment equal to $37,500. In addition, Mr. Bienvenu agreed to defer 20% of his base salary for a period of time while Halo had little operating capital. This period lasted through March 2005. Under the agreement, Mr. Bienvenu was also entitled to receive an amount equal to 25% of his annual base salary upon the completion of the Gupta acquisition. This amount has not yet been paid. Halo expects to pay these deferred amounts in the second quarter of fiscal 2006. Mr. Bienvenu’s base salary is subject to upward adjustment pursuant to the terms of the employment agreement. In addition to the foregoing, the Board voted to award Mr. Bienvenu a discretionary bonus in the amount of $158,000 for fiscal 2005, and awarded him options to acquire 158,000 shares of common stock under Halo’s 2002 Equity Incentive Plan. The employment agreement automatically renews for successive one-year terms unless either party gives notice of his or its intention to terminate at least 60 days prior to the end of the term. Halo may terminate Mr. Bienvenu’s employment at any time for Cause (as defined in the employment agreement) or at any time on or after June 30, 2005 upon 60 days prior written notice other than for Cause. Mr. Bienvenu may terminate his employment at any time for Good Reason (as defined in the employment agreement) or upon 30 days written notice without Good Reason. Mr. Bienvenu is eligible for up to 12 months severance if he is terminated by Halo without Cause or terminates his employment with Good Reason. Pursuant to the terms of the employment agreement, Mr. Bienvenu was also required to execute Halo’s standard form of Non-Competition Agreement and Confidential Information Agreement. Mr. Bienvenu is permitted to continue his activities with respect to ISIS Capital Management, LLC, Bienvenu Management, LLC, their affiliates and portfolio companies. In addition, under the employment agreement, any investment, acquisition or other opportunities that Mr. Bienvenu may become aware of, other than through an employee, agent or representative of Halo, are not to be considered opportunities of Halo but shall be considered his personal opportunities.
      Also as of August 4, 2004, Halo entered into a written employment agreement with Ernest C. Mysogland, its Executive Vice President, Chief Legal Officer, and Secretary. Under the terms of this agreement, Halo agrees to pay Mr. Mysogland a monthly salary of $14,583.33 beginning on August 4, 2004 through December 31, 2005 as well as an annual bonus upon the achievement of specified financial and business objectives as determined by the board of directors. Upon execution of the employment agreement, Mr. Mysogland was entitled to receive a payment equal to $21,875. In addition,

Mr. Mysogland agreed to defer 20% of his base salary for a period of time while Halo had little operating capital. This period lasted through March 2005. Under the agreement, Mr. Mysogland was also entitled to receive an amount equal to 25% of his annual base salary upon the completion of the Gupta acquisition. This amount has not yet been paid. Halo expects to pay these deferred amounts in the second fiscal quarter. Mr. Mysogland’s base salary is subject to upward adjustment pursuant to the terms of the employment agreement. The agreement automatically renews for successive one-year terms unless either party gives notice of his or its intention to terminate at least 60 days prior to the end of the term. Halo may terminate Mr. Mysogland’s employment at any time for Cause (as defined in the employment agreement) or at any time on or after June 30, 2005 upon 60 days prior written notice other than for Cause. Mr. Mysogland may terminate his employment at any time for Good Reason (as defined in the employment agreement) or upon 30 days written notice without Good Reason. Mr. Mysogland is eligible for up to 12 months severance if he is terminated by Halo without Cause or terminates his employment with Good Reason. Pursuant to the terms of the employment agreement, Mr. Mysogland was also required to execute Halo’s standard form of Non-Competition Agreement and Confidential Information Agreement. Mr. Mysogland is permitted to continue his activities with respect to ISIS Capital Management, LLC, Bienvenu Management, LLC, their affiliates and portfolio companies. In addition, under the employment agreement, any investment, acquisition or other opportunities that Mr. Mysogland may become aware of, other than through an employee, agent or representative of Halo, are not to be considered opportunities of Halo but shall be considered his personal opportunity.
      On October 31, 2003, Gupta Technologies, LLC, a wholly-owned subsidiary of Halo, entered into a letter agreement with Jeffrey A. Bailey, Chief Executive Officer of Gupta and interim Chief Financial Officer and Principal Financial Officer of Halo, under which Mr. Bailey became entitled to severance benefits as described therein. In the event Gupta terminates Mr. Bailey’s employment without Cause or Mr. Bailey terminates his employment for Good Reason (as defined in the letter agreement), Gupta shall pay Mr. Bailey an amount equal to 12 months of his then current base salary and he and his dependents will remain eligible to receive medical, dental, vision health benefits during the term of the severance payments at the same rates and under the same conditions applicable to current employees of Gupta.
      On March 3, 2005, Halo entered into an agreement (“Separation Agreement”) with Gus Bottazzi related to Mr. Bottazzi’s resignation as an officer and director of Halo. Under the Separation Agreement, Halo committed to issue to Mr. Bottazzi 200,000 shares of Halo’s Series C Preferred Stock. In connection with this Separation Agreement, Halo recorded a non-cash charge of $500,000.
      On September 13, 2005, Rodney A. Bienvenu, Jr., Halo’s Chief Executive Officer, received stock options for 158,000 shares of Halo’s common stock. The exercise price for these options is $1.08 per share (the Fair Market Value on the date of grant by the Compensation Committee). These options have a ten year term. 25% of these options vested on December 31, 2005, and the remaining options vest ratably over the following 36 months, provided that Mr. Bienvenu remains with Halo.
      At the Annual Meeting of Stockholders of Halo, held October 21, 2005, the stockholders of Halo approved the Halo Technology Holdings 2005 Equity Incentive Plan (the “2005 Plan”) previously approved by the board of directors of Halo. The Compensation Committee of the board of directors of Halo will administer the 2005 Plan, including selecting the employees, consultants and directors to be granted Awards under the 2005 Plan and determining the type and size of each Award and the terms and conditions of each Award. Halo’s employees, consultants and directors, or the employees, consultants and directors of Halo’s related companies, may receive Awards under the 2005 Plan. The types of Awards that may be granted under the 2005 Plan are stock options (both incentive and non-qualified), stock appreciation rights, restricted stock, restricted stock units, performance stock, contract stock, bonus stock and dividend equivalent rights.
      Subject to adjustment for stock splits and similar events, the total number of shares of common stock that can be delivered under the 2005 Plan is 8,400,000 shares. No employee may receive options, stock appreciation rights, shares or dividend equivalent rights for more than four million shares during any calendar year. No incentive stock option will be granted under the 2005 Plan after September 13, 2015.

      As a result of stockholder approval of the 2005 Plan on October 21, 2005, certain executive officers and directors of Halo received options previously approved by the board of directors of Halo. Rodney A. Bienvenu, Jr., Brian Sisko, Ernest Mysogland and Jeff Bailey received stock options for 1,800,000 shares, 600,000 shares, 200,000 shares and 25,000 shares, respectively. The exercise price for Messrs. Bienvenu and Mysogland’s options is $1.19 per share (110% of Fair Market Value on the date of grant by the Compensation Committee) and the exercise price for Messrs. Sisko and Bailey’s options is $1.08 per share (the Fair Market Value on the date of grant by the Compensation Committee). The options granted to Messrs. Bienvenu and Mysogland have a five year term and the options granted to Messrs. Sisko and Bailey have a ten year term. John A. Boehmer, David M. Howitt and Mark J. Lotke, the non-employee directors, each received a stock option for 45,000 shares. These options all have an exercise price of $1.08 per share and a ten year term. Additionally, Jeff Bailey, Chief Executive Officer of Gupta Technologies, LLC, Halo’s subsidiary, and Takeshi Taniguchi, Corporate Controller of Gupta received performance-vesting stock options for 225,000 and 10,000 shares, respectively. These options will vest if Gupta achieves specified increases in EBITDA as determined by the Compensation Committee for the fiscal year July 1, 2005 through June 30, 2006. These options have an exercise price of $1.08 per share and a ten year term.
      Also as a result of the stockholder’s approval of the 2005 Plan, the Compensation Committee of the Halo board of directors determined to award cash bonus amounts, options and/or shares pursuant to the Fiscal 2006 Halo Senior Management Incentive Plan.
      On January 4, 2006, Mark Finkel, Halo’s Chief Financial Officer, received stock options for 600,000 shares of Halo’s common stock. The exercise price for Mr. Finkel’s options is $1.22 per share (the fair market value on the date of grant by the Compensation Committee). The options granted to Mr. Finkel have a ten year term. Twenty-five percent (25%) of these options vest on the first anniversary of the award, provided Mr. Finkel remains in his position through that date, and the remaining options vest ratably over the following 36 months, provided that Mr. Finkel remains employed by Halo.
Certain Relationships and Related Transactions
      On August 4, 2004, IAP II entered into that certain Series B-2 Preferred Stock Purchase Agreement (the “Series B-2 Purchase Agreement”) between and among Halo and the persons listed on Schedule 1.01 thereto. Under the Series B-2 Purchase Agreement, IAP II agreed to purchase 750 shares of Halo’s Series B-2 Preferred Stock (the “Series B-2 Preferred Stock”) and warrants to acquire 750 shares of Series B-2 Preferred Stock, for a purchase price of $750,000 (the “Series B-2 Warrants”). Upon the closings under the Series B-2 Purchase Agreement, IAP II received 750 shares of Series B-2 Preferred Stock and the Series B-2 Warrants, exercisable over five (5) years, to purchase an aggregate of 750 shares of Series B-2 Preferred Stock at an exercise price of $1,000 per share. On January 31, 2005, the 750 Shares of Series B-2 Preferred Stock converted into 389,114 shares of common stock. Also on January 31, 2005, the Series B-2 Warrants became warrants, exercisable over five (5) years, to purchase an aggregate of 375,000 shares of common stock at an exercise price of $1.00 per share.
      Mr. David Howitt, a director of Halo, invested $500,000 in IAP II and currently has approximately a fifty percent interest therein. ISIS Capital Management, LLC (“ISIS”), is the managing member of IAP II. The managing members of ISIS are Mr. Rodney A. Bienvenu, Jr., Chairman and Chief Executive Officer of Halo, and Mr. Ernest C. Mysogland, Halo’s Chief Legal Officer. Mr. Bienvenu holds a seventy percent equity interest in ISIS. Mr. Mysogland holds a thirty percent equity interest in ISIS. ISIS’s interest in IAP II provides for ISIS to receive twenty percent of the net profits received from IAP II’s investments.
      On August 4, 2004, ISIS and Halo entered into a Consulting Agreement, pursuant to which Halo will pay ISIS for services requested of ISIS from time to time, including, without limitation, research services, at ISIS’s regular rates or at the cost incurred by ISIS to provide such services, and will reimburse ISIS for any costs incurred by ISIS on behalf of Halo.
      On August 4, 2004, Halo granted ISIS certain non-qualified options to acquire 200,914 shares of common stock. All such options have an exercise price of $6.75 per share. The exercise of such options is subject to the achievement of certain vesting and milestone terms (subject to the terms of the stock option agreement). Any of the above-described options not previously exercisable shall be vested and exercisable on August 4, 2009.
      Halo has entered into a written employment agreements with Rodney A. Bienvenu, Jr., its Chairman and Chief Executive Officer, and Ernest C. Mysogland, its Executive Vice President, Chief Legal Officer and Secretary, each as of August 4, 2004. Under the terms of these agreements, any investment, acquisition or other opportunities that Mr. Bienvenu or Mr. Mysogland may become aware of, other than through an employee, agent or representative of Halo, are not to be considered opportunities of Halo but shall be considered personal opportunities.
      As of October 13, 2004, Halo entered into that certain Purchase Agreement Assignment (the “Assignment”). Under the Assignment, Halo acquired all of the rights and assumed all of the liabilities of the Purchaser under that certain Membership Interest Purchase Agreement (as amended by the Extension, the “Purchase Agreement”) made and entered into as of September 2, 2004, by and between ISIS Capital Management, LLC (as the “Purchaser”) and Gupta Holdings, LLC, an affiliate of Platinum Equity, LLC (“Platinum”) (the “Seller”).
      In contemplation of the Assignment to Halo ISIS negotiated for an extension of the closing date (originally scheduled for September 30, 2004) until October 15, 2004, and paid the Seller $1,000,000 in exchange for such right. Under the Assignment, Halo agreed to repay ISIS (or its assignees), for the $1,000,000 ISIS paid to the Seller. Halo has issued certain notes to ISIS evidencing such obligations in the principal amount of $1,000,000. On January 31, 2005, the notes were automatically converted into Series C Notes. On March 31, 2005, in accordance with their terms, the Series C Notes converted into 1,000,000 shares of Series C Preferred Stock and warrants to acquire 1,000,000 shares of common stock. These warrants have an exercise price of $1.25 per share and are exercisable for a period of five years from the date of issuance.
      Part of the consideration paid to the Seller under the Gupta Purchase Agreement consisted of a promissory note from ISIS in principal amount of $1,000,000, secured by the assets of ISIS. In order to compensate ISIS for issuing the note to the Seller, Halo issued to ISIS a $1,000,000 principal amount Series C Note. On March 31, 2005, ISIS converted the Series C Note into 1,010,000 shares of Halo’s Series C Preferred Stock and five-year warrants to purchase an additional 1,010,000 shares of Halo common stock at an exercise price of $1.25 per share. Effective May 15, 2006, ISIS agreed to convert its Series C Stock into Halo common stock. See “Description of Halo Securities — Series C Preferred Stock.”
      As Halo is organized under the laws of the State of Nevada, and as Messrs. Bienvenu and Mysogland have financial interests in, and are members of ISIS, Halo’s entering into the Assignment may be subject to restrictions on transactions involving interested directors or officers applicable to Nevada corporations. The Company approved the Assignment and the transactions contemplated thereunder in accordance with applicable requirements of Nevada law, including Nevada Revised Statutes section 78.140. At the time of the approval, the Company had two directors, Mr. Bienvenu and Gus Bottazzi (“Bottazzi”). As disinterested director, Bottazzi approved the Assignment and the contemplated transactions, finding the Assignment and contemplated transactions to be fair to the Company, and with knowledge of the financial interests, commonality of directorships and memberships, and other aspects of the relationships between Mr. Bienvenu, Mr. Mysogland, ISIS and the Company (as described herein).
      Furthermore, upon the acquisition of Gupta, in consideration of the Assignment and services previously performed by ISIS in connection with due diligence, financing contacts and structure, for its efforts in negotiating the terms of the acquisition (including the specific right to assign the Purchase Agreement to Halo), and undertaking the initial obligation regarding the purchase of Gupta, Halo agreed to pay ISIS, a transaction fee equal to $1,250,000, payable either in cash or, at the election of ISIS, in Series B-2 Securities, senior debt or senior equity issued in connection with the acquisition of Gupta. As of May 15, 2006, an aggregate of $50,000 of this transaction fee has been paid to ISIS. The remaining $1,200,000 has not yet been paid. Halo is also obligated to reimburse ISIS for any amount it incurred in connection with the negotiation and consummation of the transaction.

      As of May 15, 2006, the aggregate payments made to ISIS during the last two years were approximately $75,000, which amount included $50,000 of the transaction fee payable with respect to the Gupta assignment and approximately $25,000 reimbursed to ISIS under the Consulting Agreement for costs incurred by ISIS on behalf of the Company, including rent, postage, supplies, telephone and other facility charges. As of May 15, 2006, the Company owes ISIS an aggregate of $45,534 as payment under the Consulting Agreement and as reimbursement for amounts incurred in connection with the negotiation and consummation of the Gupta transaction.
      One of the Senior Noteholders under the Senior Note Agreement entered into in connection with the acquisition of Gupta, was B/T Investors, a general partnership. B/T Investors lent Halo a total of $975,000 under the Senior Note Agreement, and received Senior Notes in that principal amount. One of the partners in B/T Investors is Brian J. Sisko who is now Halo’s Chief Operating Officer. B/T Investors assigned its Senior Notes to its various partners, and Mr. Sisko received a Senior Note in the principal amount of $100,000. This note held by Mr. Sisko was paid off in August, 2005 when Halo refinanced its debt when it entered into the long term credit facility with Fortress Credit Corp.
      On October 26, 2005, the Company, through TAC/ Halo, Inc., a wholly owned subsidiary of the Company (the “Merger Sub”) acquired Tesseract Corporation (“Tesseract”) from Platinum, an affiliate of the Company. At the time of the Tesseract Acquisition, Gupta Holdings, LLC, an affiliate of Platinum, owned 2,020,000 shares of Series C Preferred Stock of the Company, which is convertible into 2,020,000 shares of Common Stock of the Company, and warrants to acquire 2,312,336 shares of Common Stock. On an as-converted basis prior to the consummation of Merger, the shares of Series C Preferred Stock held by Gupta Holdings, LLC represented approximately 10% of the then outstanding shares of Common Stock of the Company. In connection with the Tesseract Acquisition, the Company paid Platinum merger consideration consisting of (i) $4,500,000 in cash payable at closing, (ii) 7,045,454 shares of Series D Preferred Stock of the Company, and (iii) $1,750,000 payable no later than March 31, 2006 and evidenced by a Promissory Note. The merger agreement, as amended, provided for a working capital adjustment of $1,000,000 to be paid no later than November 30, 2005. If not paid by such date, at the option of Platinum, the working capital adjustment could be converted into up to 1,818,182 shares of Series D Preferred Stock. Additionally, if the working capital adjustment is not paid on or before November 30, 2005, the Company must pay Platinum a monthly transaction advisory fee of $50,000 per month, commencing December 1, 2005. As of May 15, 2006, the working capital adjustment has not yet been paid.
      Also on October 26, 2005, the Company completed the transactions contemplated by that certain Purchase Agreement (the “Purchase Agreement”) dated as of September 12, 2005 by and among the Company and Platinum, EnergyTRACS Acquisition Corp. (the “Foresight Seller”) and Milgo Holdings, LLC (the “Process Seller” and together with Platinum and the Foresight Seller, the “Sellers”) for the acquisition of 100% of the equity interests in DAVID Corporation, ProfitKey International, LLC, Foresight Software, Inc. and Process Software, LLC (the “Acquisition”). Pursuant to the Purchase Agreement, Platinum sold, assigned and delivered 100% of the common stock, no par value per share of DAVID Corporation, a California Corporation and a 100% membership interest in ProfitKey International LLC, a Delaware limited liability company, the Foresight Seller, an affiliate of Platinum, sold, assigned and delivered 100% of the common stock, par value $0.01 per share of Foresight Software, Inc., a Delaware corporation and the Process Seller, also an affiliate of Platinum, sold, assigned and delivered a 100% membership interest in Process Software, LLC, a Delaware limited liability company to the Company in exchange for the payment of an aggregate of Twelve Million Dollars ($12,000,000) in cash.
      As of May 15, 2006, Platinum held 7,045,454 shares of Halo’s Series D Preferred Stock, which is convertible into 7,045,454 shares of Halo’s common stock. Furthermore, under the Tesseract Merger Agreement, as amended, Platinum has the right to convert certain working capital adjustments into an additional 1,818,182 shares of Series D Preferred Stock. Platinum has not yet elected to do so. Gupta Holdings, LLC, an affiliate of Platinum, owns 2,020,000 shares of Halo Series C Preferred Stock, which is convertible into 2,020,000 shares of Halo common stock, and warrants to acquire 2,312,336 shares of common stock. As of May 15, 2006, Halo had 8,141,962 shares of common stock issued and outstanding,

13,362,688 shares of Series C Preferred Stock issued and outstanding and 7,045,454 shares of Series D Preferred Stock issued and outstanding. Accordingly, if all of Halo’s outstanding preferred stock were converted into common, Platinum would hold approximately 25% of the then outstanding shares of Halo’s common stock, and Gupta Holdings, LLC would hold an additional approximately 7% of the then outstanding shares of Halo common stock. However, there are certain restrictions in the Series D and Series C Preferred Stock, as well as on the warrants held by Gupta Holdings, LLC which restrict conversion in certain circumstances so that the holder does not acquire more than 9.9% of Halo’s then outstanding common stock. A majority of the Company’s Series C Preferred Stock including Gupta Holdings, LLC has agreed to convert the Series C Stock into common stock which the Company expects to be effective in June 2006.

Convertible Promissory Notes and Effect on Previously Issued Convertible Notes
      On January 11, 2006, Halo entered into certain convertible promissory notes (the “Series E Notes”) in the aggregate principal amount of Seven Hundred Thousand Dollars ($700,000) that automatically convert into (i) such number of fully paid and non-assessable shares of Halo’s Series E Preferred Stock (the “Series E Stock”) equal to the aggregate outstanding principal amount due under the Series E Notes plus the amount of all accrued but unpaid interest under the Series E Notes divided by $1.25, and (ii) warrants (the “Series E Warrants”) to purchase a number of shares of Halo’s common stock equal to 40% of such number of shares of Series E Stock issued to the holder.
      Also on January 11, 2006, Halo entered into certain Subscription Agreements (the “Series E Subscription Agreements”) for the sale of Series E Stock and Series E Warrants. In addition to the conversion of the principal and interest under the Series E Notes described above, investors under the Series E Subscription Agreements agreed to invest $150,000 in cash and committed to convert principal and interest due under certain other promissory notes issued by Halo.
      Certain of these transactions were entered into by Mr. David Howitt, a director of Halo. Mr. Howitt invested $350,000 under the notes, and agreed to invest another $150,000 under the Subscription Agreement. Mr. Howitt recused himself from the board of directors decisions approving these transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth as of March 23, 2006 (except with respect to Messrs. Rapkin and Kelly where the information is as of May 4, 2006), certain information regarding the beneficial ownership (1) of Halo’s capital stock outstanding by (i) each person who is known to Halo to own 5% or more of Halo’s Common Stock, Series C Preferred Stock or Series D Preferred Stock, the outstanding voting securities, (ii) each director of Halo, (iii) certain executive officers of Halo and (iv) all executive officers and directors of Halo as a group. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o Halo Technology Holdings, 200 Railroad Avenue, Greenwich, CT 06830. As of March 23, 2006, Halo had 7,810,840 shares of Common Stock issued and outstanding, 13,362,688 shares of Series C Preferred Stock issued and outstanding and 7,045,454 shares of Series D Preferred Stock issued and outstanding. As of March 23, 2006, the outstanding shares of Common Stock were held by approximately 400 stockholders of record, the outstanding shares of Series C Preferred Stock were held by 26 stockholders of record, and the outstanding shares of Series D Preferred Stock were held by one stockholder of record. The Series C Preferred Stock and Series D Preferred Stock vote together with the Common Stock as a single class on all matters submitted to a vote of the stockholders of Halo, each share of Series C Preferred Stock, each share of Series D Preferred Stock and each share of Common Stock is entitled to one vote per share.

				Percent of
		Amount and Nature of	Percent of	Outstanding Voting
Title of Class	Name and Address of Beneficial Owner(1)	Beneficial Ownership	Class	Securities(2)

Common	Rodney A. Bienvenu, Jr.(3)	5,192,625	9.99%	17.74%
Series C	Rodney A. Bienvenu, Jr.(3)	1,813,261	13.31%	17.74%
Common	Ernest C. Mysogland(4)	4,679,873	9.99%	15.96%
Series C	Ernest C. Mysogland(4)	1,813,261	13.31%	15.96%
Common	Brian J. Sisko(5)	175,000	2.19%	*
Common	Jeff Bailey(6)	7,290	*	*
Common	Gus Bottazzi(7)	603,863	7.18%	2.12%
Common	John A. Boehmer(8)	13,124	*	*
Common	David M. Howitt(9)	1,196,805	9.99%	4.12%
Common	Mark Finkel	—	—	—
Common	Gordon O. Rapkin(10)	45,000	*	*
Common	John L. Kelly(10)	45,000	*	*
Common	All directors and executive officers as a group (10 persons)(11)	6,560,239	41.71%	20.35%
Series C	All directors and executive officers as a group (9 persons)(11)	2,117,913	15.28%	20.08%
Common	Asset Managers International Ltd.(12)	2,406,319	9.99%	8.13%
Common	Manuel D. Ron.(13)	2,389,781	9.99%	8.13%
Series C	Asset Managers International Ltd.	1,000,000	7.22%	8.13%
Series C	Manual D. Ron.(13)	1,000,000	7.22%	8.13%
Common	Carmignac Infotech(14)	627,828	7.46%	2.20%
Common	Carmignac Technologies(15)	1,425,692	9.99%	4.93%
Series C	Carmignac Technologies	707,000	5.10%	4.93%
Common	Rajesh Varma(16)	2,053,520	17.45%	7.28%
Series C	Rajesh Varma(16)	1,010,000	7.29%	7.28%
Common	Carnegie Fund(17)	455,533	5.75%	1.61%
Common	Mikael Kadri(18)	455,533	5.75%	1.61%

				Percent of
		Amount and Nature of	Percent of	Outstanding Voting
Title of Class	Name and Address of Beneficial Owner(1)	Beneficial Ownership	Class	Securities(2)

Common	Viktor Rehnqvist(19)	455,533	5.75%	1.61%
Common	Crestview Capital Master, LLC(20)	7,661,407	9.99%	23.76%
Common	Robert Hoyt(21)	7,661,407	9.99%	23.76%
Series C	Crestview Capital Master, LLC	2,020,000	14.58%	23.76%
Series C	Robert Hoyt(21)	2,020,000	14.58%	23.76%
Common	CAMOFI Master LDC(22)	5,827,449	9.99%	18.21%
Common	Richard Smithline(23)	5,827,449	9.99%	18.21%
Series C	DCOFI Master LDC	2,000,000	14.43%	18.21%
Series C	Richard Smithline(23)	2,000,000	14.43%	18.21%
Common	Gibralt Capital Corporation(24)	472,873	5.88%	1.66%
Common	John Ciampi(25)	472,873	5.88%	1.66%
Common	Gupta Holdings, LLC(26)	4,384,316	9.99%	14.36%
Common	Tom T. Gores(27)	11,429,770	19.98%	39.33%
Common	Jerome N. Gold(28)	4,384,316	9.99%	14.36%
Common	Robert J. Joubran(29)	4,384,316	9.99%	14.36%
Common	Eva Kawalski(30)	4,384,316	9.99%	14.36%
Series C	Gupta Holdings, LLC	2,020,000	14.83%	14.36%
Series C	Tom T. Gores(27)	2,020,000	14.83%	39.33%
Series C	Jerome N. Gold(28)	2,020,000	14.83%	14.36%
Series C	Robert J. Joubran(29)	2,020,000	14.83%	14.36%
Series C	Eva Kawalski(30)	2,020,000	14.83%	14.36%
Common	ISIS Acquisition Partners II, LLC(31)	1,344,465	9.99%	4.66%
Common	ISIS Acquisition Partners, LLC(32)	485,085	5.85%	1.70%
Common	ISIS Capital Management, LLC(33)	4,621,541	25.83%	15.76%
Series C	ISIS Capital Management, LLC(34)	1,813,261	13.31%	15.94%
Common	Fortress Credit Corp.(35)	2,109,042	21.26%	6.95%
Common	OXA Trade and Finance, Inc.(36)	917,425	9.99%	3.19%
Common	Pogue Capital International Ltd.(37)	513,218	6.23%	1.80%
Common	DCI Master LDC(38)	1,476,727	9.99%	4.97%
Common	SEB Investments(39)	4,073,406	9.99%	13.47%
Common	Tobias Hagstrom(40)	4,073,406	9.99%	13.47%
Series C	SEB Investments	2,020,000	14.83%	13.47%
Series C	Tobias Hagstrom(40)	2,020,000	14.83%	13.47%
Common	Vision Opportunity Master Fund, Ltd.(41)	1,005,834	9.99%	3.44%
Common	Mai N. Pogue(42)	1,459,052	16.59%	5.09%
Common	Platinum Equity, LLC(43)	7,045,454	9.99%	24.97%
Series D	Platinum Equity, LLC	7,045,454	100%	24.97%
Series D	Tom T. Gores(27)	7,045,454	100%	39.33%

*	Indicates less than one percent.

(1)	As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

(2)	Considers Common Stock, Series C Preferred Stock and Series D Preferred Stock voting together as a single class, with the Common Stock entitled to one vote per share, the Series C Preferred Stock entitled to one vote per share of Series C Preferred Stock, and the Series D Preferred Stock entitled to one vote per share of Series D Preferred Stock.

(3)	Rodney A. Bienvenu, Jr. Amount includes the securities or rights to acquire securities held or deemed to be held by ISIS Acquisition Partners II LLC (“IAP II”), ISIS Acquisition Partners LLC (“IAP”), and by ISIS Capital Management, LLC (“ISIS”) as described in notes 31, 32, 33 and 34 below. Mr. Bienvenu is a managing member of ISIS, and ISIS is the managing member of IAP and IAP II. Mr. Bienvenu may be deemed to have voting and investment power with respect to shares beneficially owned by IAP II, IAP and/or ISIS and disclaims beneficial ownership of such shares, except to the extent of his respective proportionate pecuniary interest therein. Amount also includes(i) vested options to acquire 46,084 shares of Common Stock at an exercise price of $1.08 per share, and (ii) vested options to acquire 525,000 shares of common stock at an exercise price of $1.19 per share.

(4)	Ernest C. Mysogland. Amount includes the securities or rights to acquire securities held by ISIS Acquisition Partners II LLC (“IAP II”), ISIS Acquisition Partners LLC (“IAP”), and by ISIS Capital Management, LLC (“ISIS”) as described in notes 31, 32, 33 and 34 below. Mr. Mysogland is a managing member of ISIS, and ISIS is the managing member of IAP and IAP II. Mr. Mysogland may be deemed to have voting and investment power with respect to shares beneficially owned by IAP II, IAP and/or ISIS and disclaims beneficial ownership of such shares, except to the extent of his respective proportionate pecuniary interest therein. Amount also includes vested options to acquire 58,332 shares of common stock at an exercise price of $1.19 per share.

(5)	Brian J. Sisko. Amount includes vested options to acquire 175,000 shares of common stock at an exercise price of $1.08 per share.

(6)	Jeff Bailey. Amount includes vested options to acquire 7,290 shares of Common Stock at an exercise price of $1.08 per share.

(7)	Gus Bottazzi. Amount includes (i) vested options to acquire 187,520 shares of Common Stock at an exercise price of $6.75 per share, (ii) vested options to acquire 2,000 shares of common stock at an exercise price of $25.00 per share, (iii) 304,652 shares of Series C Preferred Stock, convertible into 304,652 shares of Common Stock and (iv) Warrants to acquire 104,652 shares of Common Stock at $1.25 per share. Mr. Bottazzi was a director and President of the Company until March, 2005.

(8)	John A. Boehmer. Amount includes vested options to acquire 13,124 shares of Common Stock at an exercise price of $1.08 per share.

(9)	David M. Howitt. Amount includes amounts held by IAP II as described in note 31 below, to the extent of Mr. Howitt’s interest in IAP II. Amount also includes vested options to acquire 13,124 shares of Common Stock at an exercise price of $1.08 per share, and 406,901 shares of Common Stock issuable upon conversion of principal and interest under a convertible promissory note held by Mr. Howitt.

(10)	Each of Gordon O. Rapkin and John L. Kelly. Amount includes vested options to acquire 45,000 shares of Common Stock at an exercise price of $1.19 per share.

(11)	Officers and Directors as a group. Amount includes shares held or deemed to be held by Messrs. Bienvenu, Mysogland and Howitt, without duplication, as described in notes 3, 4 and 7 above, and amounts held by Mr. Sisko and Mr. Bottazzi as described in notes 5 and 6 above.

(12)	Asset Managers International Ltd. Amount includes 1,000,000 shares of Series C Preferred Stock convertible into 1,000,000 shares of Common Stock, and warrants to acquire 1,389,781 shares of Common Stock at an exercise price of $1.25 per share.

(13)	Manuel D. Ron. Amount includes securities or rights to acquire securities held by Asset Managers International Ltd. as described in note 12 above. Mr. Manuel D. Ron exercises voting and investment power over the shares held by this entity. Mr. Ron disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(14)	Carmignac Infotech. Amount includes 21,828 shares of Common Stock, 303,000 shares of Series C Preferred Stock convertible into 303,000 shares of Common Stock, and warrants to acquire 303,000 shares of Common Stock at an exercise price of $1.25 per share.

(15)	Carmignac Technologies. Amount includes 707,000 shares of Series C Preferred Stock convertible into 707,000 shares of Common Stock, and warrants to acquire 707,000 shares of Common Stock at an exercise price of $1.25 per share.

(16)	Rajesh Varma. Amount includes securities and rights to acquire securities held by Carmignac Infotech and Carmignac Technologies as described in notes 14 and 15. Mr. Rajesh Varma exercises voting and investment power over the shares held by these entities. Mr. Varma disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(17)	Carnegie Fund. Amount includes 341,149 shares of Common Stock, warrants to acquire 8,000 shares of Common Stock for an exercise price of $2.00 per share, and warrants to acquire 104,653 shares of Common Stock at an exercise price of $1.25 per share.

(18)	Mr. Mikael Kadri. Amount includes securities and rights to acquire securities held by Carnegie Fund as described in note 17. Mr. Kadri exercises voting and investment power over the shares held by this entity. Mr. Kadri disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein.

(19)	Mr. Viktor Rehnqvist. Amount includes securities and rights to acquire securities held by Carnegie Fund as described in note 17. Mr. Rehnqvist exercises voting and investment power over the shares held by this entity. Mr. Rehnqvist disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein.

(20)	Crestview Capital Master, LLC. Amount includes 2,020,000 shares of Series C Preferred Stock convertible into 2,020,000 shares of Common Stock, warrants to acquire 2,020,000 shares of Common Stock at an exercise price of $1.25 per share, subordinated debt convertible into 2,000,000 shares of Common Stock, and 1,621,407 shares of Common Stock at an exercise price of $1.25 per share.

(21)	Robert Hoyt. Amount includes securities or rights to acquire securities held by Crestview Capital Master, LLC as described in note 20. Mr. Robert Hoyt exercises voting and investment power over the shares held by this entity. Mr. Hoyt disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(22)	CAMOFI Master LDC. Amount includes 2,000,000 shares of Series C Preferred Stock convertible into 2,000,000 shares of Common Stock, warrants to acquire 2,000,000 shares of Common Stock at an exercise price of $1.25 per share, warrants to acquire 779,562 shares of Common Stock at an exercise price of $1.25 per share, subordinated debt convertible into 500,000 shares of Common Stock, warrants to acquire 500,000 shares of Common Stock at an exercise price of $1.25 per share, and 47,887 shares of Common Stock.

(23)	Richard Smithline. Amount includes securities or rights to acquire securities held by DCOFI Master LDC as described in note 22. Mr. Smithline exercises voting and investment power over the shares held by this entity. Mr. Smithline disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(24)	Gibralt Capital Corporation. Amount includes 234,497 shares of Common Stock, warrants to acquire 234,497 shares of Common Stock at an exercise price of $1.25 per share, and 3,879 additional shares of Common Stock.

(25)	John Ciampi. Amount includes the securities and rights to acquire securities held by Gibralt Capital Corporation as described in note 24. Mr. Ciampi exercises voting and investment power over the shares held by this entity. Mr. Ciampi disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(26)	Gupta Holdings, LLC. Amount includes 2,020,000 shares of Series C Preferred Stock convertible into 2,020,000 shares of Common Stock, warrants to acquire 2,020,000 shares of Common Stock at an exercise price of $1.25 per share, warrants to acquire 292,336 shares of Common Stock at an exercise price of $1.25 per share, and 51,980 shares of Common Stock.

(27)	Tom T. Gores. Amount includes securities and rights to acquire securities held by Gupta Holdings, LLC as described in note 26, and Platinum Equity, LLC as described in note 43. Mr. Gores exercises voting and investment power over the shares held by these entities. Mr. Gores disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(28)	Jerome N. Gold. Amount includes securities and rights to acquire securities held by Gupta Holdings, LLC as described in note 26. Mr. Gold exercises voting and investment power over the shares held by this entity. Mr. Gold disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(29)	Robert J. Joubran. Amount includes securities and rights to acquire securities held by Gupta Holdings, LLC as described in note 26. Mr. Joubran exercises voting and investment power over the shares held by this entity. Mr. Joubran disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(30)	Eva Kawalski. Amount includes securities and rights to acquire securities held by Gupta Holdings, LLC as described in note 26. Ms. Kawalski exercises voting and investment power over the shares held by this entity. Ms. Kawalski disclaims beneficial ownership of the shares, except to the extent of her pecuniary interests therein.

(31)	ISIS Acquisition Partners II, LLC. Amount includes 389,114 shares of Common Stock, warrants to acquire 375,000 shares of Common Stock for an exercise price of $1.00 per share, 287,795 shares of Series C Preferred Stock convertible into 287,795 shares of Common Stock, and warrants to acquire 287,795 shares of Common Stock at an exercise price of $1.25 per share.

(32)	ISIS Acquisition Partners, LLC. Amount includes 240,553 shares of shares of Series C Preferred Stock convertible into 240,553 shares of Common Stock, and warrants to acquire 240,553 shares of Common Stock at an exercise price of $1.25 per share.

(33)	ISIS Capital Management, LLC (“ISIS”). Amount includes 1,284,913 shares of Series C Preferred Stock convertible into 1,284,913 shares of Common Stock, and warrants to acquire 1,284,913 shares of Common Stock at an exercise price of $1.25 per share. Amount also includes the securities or rights to acquire securities held by ISIS Acquisition Partners II LLC (“IAP II”) and by ISIS Acquisition Partners LLC (“IAP”) as described in footnotes 31 and 32. ISIS is the managing member of IAP and IAP II and has voting and investment power with respect to shares beneficially owned by IAP II and/or IAP.

(34)	ISIS Capital Management, LLC (“ISIS”). Amount includes 1,284,913 shares of Series C Preferred Stock. Amount also includes the Series C Preferred Stock held by ISIS Acquisition Partners II LLC (“IAP II”) and by ISIS Acquisition Partners LLC (“IAP”) as described in footnotes 31 and 32. ISIS is the managing member of IAP and IAP II and has voting and investment power with respect to shares beneficially owned by IAP II and/or IAP.

(35)	Fortress Credit Corp. Amount includes warrants to acquire 2,109,042 shares of Common Stock at an exercise price of $0.01 per share.

(36)	Oxa Trade and Finance, Inc. Amount includes 52,500 shares of Common Stock, warrants to acquire 50,000 shares of Common Stock for an exercise price of $1.00 per share, 313,958 shares of Series C Preferred Stock convertible into 313,958 shares of Common Stock, warrants to acquire 313,958 shares of Common Stock at an exercise price of $1.25 per share, 5,193 shares of Common Stock, and warrants to acquire 181,818 shares of Common Stock at $1.25 per share.

(37)	Pogue Capital International Ltd. Amount includes 88,348 shares of Common Stock, warrants to acquire 6,260 shares of Common Stock for an exercise price of $2.00 per share, 209,305 shares of

Series C Preferred Stock convertible into 209,305 shares of Common Stock, and warrants to acquire 209,305 shares of Common Stock at an exercise price of $1.25 per share.

(38)	DCI Master LDC. Amount includes warrants to acquire 363,636 shares of Common Stock, and 1,113,091 shares of Common Stock issuable upon the conversion of debt.

(39)	SEB Asset Management. Amount includes 2,020,000 shares of Series C Preferred Stock convertible into 2,020,000 shares of Common Stock, warrants to acquire 2,020,000 shares of Common Stock at an exercise price of $1.25 per share, and 33,406 shares of Common Stock.

(40)	Tobias Hagstrom. Amount includes securities and rights to acquire securities held by SEB Asset Management as described in note 39. Mr. Hagstrom exercises voting and investment power over the shares held by this entity. Mr. Hagstrom disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(41)	Vision Opportunity Master Fund, Ltd. Amount 1,005,834 shares of Common Stock issuable upon the conversion of debt.

(42)	Mai N. Pogue. Ms. Pogue, jointly with her husband, Gerald A. Pogue, owns 28,408 shares of Common Stock. In addition, the amount includes securities held by Oxa Trade and Finance, Inc. and Pogue Capital International as described in notes 36 and 37.

(43)	Platinum Equity, LLC. Amount includes 7,045,054 shares of Series D Preferred Stock, convertible into 7,045,054 shares of Common Stock.
DESCRIPTION OF PROPERTIES
      The principal executive offices of Halo are located at 200 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830. Halo amended its lease on May 1, 2006. The lease expires on August 31, 2010. Under the terms of the lease, the Company will pay an aggregate rent of $926,878. The property has a general-purpose use for sales and administration, and Halo believes it will be sufficient for our needs for the foreseeable future.
      Halo’s wholly-owned subsidiary, Gupta, leases 6,319 square feet of office space at its headquarters in Redwood Shores, California, and 5,349 square feet of office space in Munich, Germany. Gupta additionally leases small sales offices in Paris and London.
      The principal executive offices of Halo’s Process subsidiary are located in Framingham, Massachusetts. Halo’s subsidiary ProfitKey International leases 9,000 square feet of office space at its headquarters in Salem, New Hampshire. Halo’s DAVID Corporation subsidiary leases 5,180 square feet of office space at its headquarters in San Francisco, California. Empagio leases 1,788 square feet of office space at its headquarters in Atlanta, Georgia, and 13,500 square feet of office space in San Francisco, California. Halo believes these premises, together with any premises acquired in connection with the InfoNow and Unity mergers described herein, will be sufficient for our needs for the foreseeable future.
LEGAL PROCEEDINGS
      From time to time, Halo may be involved in litigation that arises in the normal course of its business operations. As of the date of this proxy statement/prospectus, Halo is not a party to any litigation that it believes could reasonably be expected to have a material adverse effect on its business or results of operations.

MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS
      Halo’s common stock, par value $.00001 per share, is quoted on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol “HALO”.
      The following table sets forth the range of high and low closing bid prices for Halo’s common stock for the periods indicated as reported by the National Quotation Bureau, Inc. These prices represent quotations between dealers, do not include retail markups, markdowns or commissions, and do not necessarily represent actual transactions.

		Bid Price

Fiscal Year	Quarter Ended	Low	High

2004	March 31, 2004	17.00	31.00
	June 30, 2004	6.00	18.00
2005	September 30, 2004	3.00	8.00
	December 31, 2004	1.50	5.00
	March 31, 2005	1.51	5.00
	June 30, 2005	1.60	4.00
2006	September 30, 2005	.92	2.85
	December 31, 2005	1.10	1.75
	March 31, 2006	1.20	1.80
      As of March 31, 2006, the National Quotation Bureau, Inc. reported that the closing bid and ask prices on the Halo’s common stock were $1.20 and $1.28 respectively.
Holders
      As of May 10, 2006, there were 8,141,962 shares of common stock outstanding.
      At May 10, 2006, there were approximately 400 common stockholders of record, including shares held by brokerage clearing houses, depositories or otherwise in unregistered form. The beneficial owners of such shares are not known to us.
Dividends
      We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except as provided under the rights and preferences of the Company’s Series C Preferred Stock (the “Series C Stock”) and the Company’s Series D Preferred Stock (the “Series D Stock”) which restrict, the payment of any dividend with respect to the common stock without paying dividends on the Series C Stock and Series D Stock, and which provide for a preference in the payment of the dividends on the Series C Stock and Series D Stock requiring such dividends to be paid before any dividend or distribution is made to the common stockholders. Dividends on the Series C Preferred Stock accrue at the rate of 6% of the stated value of the preferred stock per annum, and are payable in cash or in shares of common stock at the time of conversion of the Series C Stock. In addition, dividends may not be paid so as to render us insolvent. Dividends on the Series D Stock accrue at the rate of 13% of the stated value of the preferred stock per annum, and are payable in cash or in shares of common stock. Dividends on each share of Series D Stock shall be paid initially on March 31, 2006 and quarterly in arrears thereafter, in either cash or additional shares of common stock, at the election of the Company.
      Our dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans
      The following table sets forth as of June 30, 2005, certain information regarding the securities authorized for issuance under the 2002 Stock Incentive Plan, which is the sole equity compensation plan of the Company as of June 30, 2005.

Equity Compensation Plan
Information

	Number of		Number of
	Securities	Weighted-	Securities
	to be Issued	Average	Remaining
	Upon	Exercise	Available for
	Exercise of	Price of	Future
	Outstanding	Outstanding	Issuance
	Options,	Options,	Under Equity
	Warrants	Warrants	Compensation
	and Rights	and Rights	Plans

Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders	628,453	$6.84	148,158

Total	628,453	$6.84	148,158

      In November 2002, Halo’s board of directors approved and adopted the Warp Technology Holdings, Inc. 2002 Stock Incentive Plan (the “2002 Plan”) as a means through which Halo and its subsidiaries may attract, retain and compensate employees and consultants. So that the appropriate incentive can be provided, the 2002 Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Restricted Stock Awards and Stock Bonuses, or a combination of the foregoing. A total of 776,611 Shares have been reserved for issuance pursuant to the 2002 Plan plus shares that are subject to: (a) issuance upon exercise of an option but cease to be subject to such option for any reason other than exercise of such option; (b) an award granted under the 2002 Plan but forfeited or repurchased by the Company at the original issue price; and (c) an award that otherwise terminates without shares being issued. The 2002 Plan is administered by the board of directors. The board of directors may at any time terminate or amend the 2002 Plan in any respect, including without limitation amendment of any form of award agreement or instrument to be executed pursuant to the 2002 Plan; provided, however, that the board of directors will not, without the approval of the stockholders of the Company, amend the 2002 Plan in any manner that requires stockholder approval. Unless earlier terminated as provided under the 2002 Plan, the 2002 Plan will terminate November 2012. As of June 30, 2005, there were outstanding options to purchase 628,453 shares and 148,158 shares available for award under the 2002 Plan.
CERTAIN INFORMATION CONCERNING THE MERGER SUB
      UCA Merger Sub, Inc. is a wholly-owned subsidiary of Halo. If the merger is completed, UCA will be merged with and into Unify and its separate corporate existence will cease. As a result, Unify will become a wholly-owned subsidiary of Halo. UCA was incorporated by Halo in Delaware on March 9, 2006 with minimal capitalization and has conducted no business since its incorporation other than executing the merger agreement.
CERTAIN INFORMATION CONCERNING UNIFY
      Unify is sometimes referred to throughout this section as “we,” “us,” and “our.”
Description of Business

Company Overview
      Unify provides business software and services to a variety of customers in a variety of industries. Our software products include application development tools and databases for information technology professionals and business applications for the alternative insurance market. Our software helps customers build information-rich and database-driven business applications. Our customers buy from us because our software enables them to deliver information rapidly, efficiently and seamlessly and increase the efficiency of their operations and reduce operating costs.
      Our customers also include corporate information technology (IT) departments, software value added resellers (VARs), alternative risk insurance organizations such as risk pools, captives, risk retention groups, self insurance groups and third party administrators, solutions integrators (SIs) and independent software vendors (ISVs) from a variety of industries, including insurance, transportation, financial services, healthcare, government and manufacturing. We are headquartered in Sacramento, California with a subsidiary office in Paris, France and a sales office in the United Kingdom. We market, sell and support products directly in the United States, UK and France, and indirectly through worldwide distributors in Japan, Russia, South Africa, Italy, Brazil, Australia and Latin America with customers in more than 45 countries.
      Our mission is to deliver tools and business applications that give customers operational efficiency, a rich user experience and cost effectiveness with a high degree of customer satisfaction. We have received industry awards for our software and our strategy is to leverage our award-winning technology with our vertical business applications to deliver a broad set of solutions to the market. Specifically, our software includes technology such as business process management, web services, services oriented architecture (SOA), web portal and more which companies use to streamline and automate their business processes and workflow; create a rich user experience; and consolidated information from multiple sources. We believe that by integrating our technology and applications, we have created a unique and compelling offering in our marketplace. By combining best-of-breed capabilities, we offer customers a better way to manage, integrate, view and report data to help them drive their business objectives.
      Unify was incorporated in Delaware on April 10, 1996. Over the past five years we have expanded our product offering from development tools and databases which are our ACCELL, DataServer and VISION suite of products, to our Java based development platform, Unify NXJ, to our vertical business applications of NavRisk and ViaMode. We are organized into two business units comprised of the Insurance Risk Management division and the Unify Business Solutions division.

Insurance Risk Management
      As a result of the acquisition of Acuitrek, Inc., a developer of policy and underwriting systems for the alternative risk insurance market, in February 2005, we formed the Unify Insurance Risk Management (IRM) division. The integration of the companies was completed in May 2005 with IRM now including former Acuitrek employees, combined with the addition of Unify resources to support expansion and growth of the division. The division is responsible for the development, implementation and sales of the NavRisktm suite of products. NavRisk is a policy administration and underwriting application that provides a consolidated, streamlined view of all information and processes involved in the management and administration of policies and underwriting. Using NavRisk, underwriters can manage the tracking and valuing of exposures, rating, quoting and invoicing of premiums and issuing final policies and certificates. NavRisk eliminates intense manual entry of policy information, automatically sends policy information to brokers and agents and provides in-depth reporting and analysis.

Unify Business Solutions
      Unify Business Solutions is comprised of our technology products including Unify NXJ, ACCELL, DataServer and VISION product families. Our customers are corporate end user IT departments, ISVs, VARs and our worldwide distributors. This division is dedicated to providing exceptional technology and service to this customer base and continues to meet their current and future technology needs. This division serves our extensive customer installed base including providing sales and marketing, support, and professional services. Included in the division is our driver performance management application, ViaModetm, which was built on our Unify NXJ technology and sold through partnerships.

Products

Business Applications
      NavRisk is an end-to-end policy administration and underwriting solution used by the underwriters, administrators and risk managers of risk pools, risk retention groups, captives and other self insured entities. NavRisk is used to enable proactive risk management and administration of alternative risk groups by automating the complete policy cycle including renewal processing, rating, policy certificates, quoting, premium invoicing, reporting, loss control and communications with customers or members. NavRisk automates and enables data consolidation, tracking and valuing exposures, all aspects of quoting and invoicing premiums, issuing of final policy certificates and endorsements, and communications, including creating an audit trail so information is retrievable and accessible. NavRisk integrates with claims and accounting systems for comprehensive real-time reporting and analysis on all lines of business.
      ViaMode is a transportation software and services solution delivered in partnership by Unify and one of our premier domain partners. The ViaMode solution combines a software application built on Unify NXJ with professional services for driver efficiency within the transportation industry.

Java 2 Enterprise Edition Application Development Platform
      The Unify NXJ application development platform is used by IT developers to build business process-centric and collaborative web applications. Unify NXJ, Version 11, released in October 2005, enables IT organizations to rapidly build and deploy a range of custom applications built on industry standard Java technology, SOA and web services architecture, business process management and workflow, portal, reporting and graphically-rich, easy to navigate online forms. Organizations use Unify NXJ to productively and effectively automate business processes, consolidate older legacy systems into a single system or application, and deliver collaborative information to employees, suppliers and partners.

Rapid Application Development Tools
      Unify’s ACCELL® is a highly productive 4GL application development suite and database software for developing and deploying data-rich, database driven applications. 4GL is a fourth generation programming language designed to allow users to develop applications, particularly for the purpose of querying databases and producing reports. The ACCELL products support interfaces to leading database products including Unify DataServer, IBM DB2, Informix, Microsoft SQL Server, Oracle and Sybase. The ACCELL product suite includes ACCELL/ Web, ACCELL/ SQL and ACCELL/ IDS.

•	ACCELL/ Webtm — enables our customers with existing ACCELL/ SQL applications to convert them into fully featured graphical Web-based applications without rewriting the application or modifying the source code.

•	ACCELL/ SQLtm — is our powerful 4GL-based rapid application development software for developing client/server applications. ACCELL/ SQL connects to Unify, Oracle, Sybase and Informix databases creating a fast application performance environment.

•	ACCELL/ IDStm — powerful 4GL-based rapid application development software for applications that connect to Unify’s DataServer ELS database.

Database Management Product Line

•	DataServer® — A high performance enterprise relational database management system with minimal maintenance and memory requirements. It can quickly accommodate the growth of user requirements over time, making it an attractive choice for mission critical applications. DataServer makes it easy for developers to create graphical applications and migrate existing database applications to enterprise network and Internet environments.

•	DataServer® ELS — A high performance, embeddable database. Its small footprint and proven reliability make it an industry favorite for embedded applications that require relational databases.

Graphical Client/ Server Solution
      Unify VISION® is a powerful graphical, client/server application development system that allows for rapid creation and easy modification of complex business applications based on 4GL technology. Unify VISION consists of an object-oriented, repository-based component framework designed to enable developers to rapidly create and easily modify application components. VISION also contains an application server to allow organizations to integrate custom-built and packaged applications with the Internet.

Customers
      Unify’s customer base consists of a significant number of businesses of many sizes, public entities and independent software vendors who sell packaged applications and resellers. Unify sells to the alternative risk management insurance market, transportation labor market and broad horizontal markets including healthcare, government, education, financial services, technology, transportation, and manufacturing. No single customer accounted for 10% or more of Unify’s revenues in fiscal 2005, 2004 or 2003.

Sales, Marketing and Distribution
      Unify’s products and professional services are marketed and distributed to customers globally using a combination of a direct corporate sales force and indirect distribution channels, including ISVs, VARs, SIs and worldwide distributors. The indirect sales channels leverage Unify’s sales, support and consulting resources to provide complete solutions to our customers.
      Unify’s direct sales organization consists of sales representatives and pre-sales consultants. Our North America sales representatives are located in our headquarters. Unify markets its products internationally through offices in the UK and France. Unify has distributors in Asia Pacific, Europe, Japan, Latin America, Russia and South Africa. International revenues accounted for 65%, 68% and 54% of total revenues in fiscal 2005, 2004 and 2003, respectively.
      Unify’s marketing is focused on generating demand and marketing awareness for Unify products including efforts to support the direct and indirect sales channels. Marketing activities include e-business initiatives, strategic demand generation, public relations, customer communications, trade shows and our web site.
      As of April 30, 2006, Unify had 15 employees engaged in sales and marketing activities, 9 in North America and 6 in Europe. We expect to continue expanding our sales and marketing group as needed through targeted recruitment of qualified individuals.

Customer Support and Professional Services
      Unify’s customer support and professional services organizations play an important role in maintaining customer satisfaction, facilitating license sales and enabling customers to successfully architect, design, develop, deploy and manage applications.

Customer Support and Maintenance
      Unify provides customer support via telephone, Web, e-mail and fax from its support centers located in Sacramento, California and Paris, France. Distribution partners provide telephone support to international customers with technical assistance from the U.S.-based support personnel who also respond to e-mail inquiries. Customers are offered tailored support service levels including response time, information reporting, and other features, such as 24-hours a day, seven-days a week support. During each of the past three fiscal years, over 75% of our support and maintenance customers have renewed their annual support contracts.

Consulting
      Unify offers a full range of consulting services ranging from application implementation services including delivering proof of concepts to completed applications using our technology infrastructure. Our products allow companies to maximize return on investment, get to market quickly and be more efficient. Consulting services include: project implementations and application updates, business process-centric application development, Web-enablement, technology/knowledge transfer, application architecture audits and database tuning. The level of consulting services is tailored to customer-defined needs and includes development plans, hands-on development tasks and project management.

Education
      Unify offers education courses provided on a regularly scheduled basis at Unify training centers located in Sacramento, California and Paris, France. We also offer on-site training at customer facilities.
      As of April 30, 2006, we had a total of 18 employees engaged in providing professional services, 6 in support and 12 in consulting and training. Of those employees, 16 were located in the United States and 2 were located in Europe.

Product Development
      Unify focuses its development efforts on a combination of new development for its NavRisk and ViaMode applications and the Unify NXJ platform, as well as enhancing and broadening the functionality and ports of its database and application development products. During fiscal 2005, Unify developed and released Unify NXJ Version 10.5, ViaMode, a comprehensive application platform, as well as additional versions of our database and tools products. Additionally, Unify added the NavRisk policy administration and underwriting solution to its offerings with the acquisition of Acuitrek.
      Unify’s product development expenses for fiscal 2005, 2004, and 2003, were $2.8 million, $3.0 million and $4.1 million. In fiscal 2004, Unify made a strategic decision to focus more resources on sales and marketing initiatives which reduced product development expenditures 27% in fiscal 2004 compared to fiscal 2003.
      Most of Unify’s current software products have been developed internally; however, we have licensed certain software components from third parties and we may do so again in the future. We are committed to delivering products that meet customer and market needs today and in future periods.
      Unify’s product development activities are conducted at the Sacramento, California headquarters facility. As of April 30, 2006, Unify had a total of 16 employees in product development, including 12 software development engineers.

Intellectual Property
      Unify relies on a combination of copyright, trademark and trade-secret laws, non-disclosure agreements and other methods to protect its proprietary technology. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries in which we sell products do not protect our proprietary rights as fully as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad will be adequate or that competition will not independently develop similar technology.
      Although there are no pending lawsuits against Unify regarding infringement of any existing patents or other intellectual property rights and we have not received any notices that we are infringing or allegedly infringing the intellectual property rights of others, there can be no assurance that infringement claims will not be asserted by third parties in the future. If any such claims are asserted, there can be no assurance that we will be able to defend such claim or obtain licenses on reasonable terms. Our involvement in any patent dispute or any other intellectual property dispute or action to protect trade secrets and know-how may have an adverse effect on our business, operating results, and financial condition. Adverse determinations in any litigation may subject us to significant liabilities to third parties, require us to seek licenses from third parties, and prevent us from developing and selling its products. Any of these situations could have an adverse effect on our business, operating results and financial condition.
      Unify is dependent on third-party suppliers for certain software which is embedded in some of our products. Although we believe that the functionality provided by software which is licensed from third parties is obtainable from multiple sources or could be developed by us if any such third-party licenses were terminated or not renewed or if these third parties fail to develop new products in a timely manner, we could be required to develop an alternative approach to developing its products, which could require payment of additional fees to third parties, internal development costs and delays and might not be successful in providing the same level of functionality. Such delays, increased costs, or reduced functionality could adversely affect our business, operating results, and financial condition.
Competition
      The market for our Unify Business Solutions software is intensely competitive, subject to rapid change and significantly affected by new product introductions and other activities of market participants. With the Unify NXJ platform, we compete in the market with dozens of providers of Java-based application platform suites, integrated services environments and business process management infrastructure software. These competitors include BEA Systems, International Business Machines, Microsoft Corporation and Oracle Corporation. All of these competitors are large, well capitalized companies with significantly greater financial, technical and marketing resources as well as greater name recognition and larger customer bases. The Unify solutions are competitive from a technical capability, rich interface and ease of use, service and pricing perspectives, but our competitors have greater brand recognition and perceived financial strength.
      With our NavRisk application, we have one significant competitor in Computer Sciences Corporation, which is a large and well capitalized company. Other indirect competitors include solution consulting companies who offer to build custom policy administration systems for the NavRisk-focused market. The NavRisk application compares favorably to the current CSC offering from a technological, functional and ease of use perspective, and because of our installation methodologies, but CSC has greater brand recognition and perceived financial strength.
      The Company generally derives sales from new project initiatives, additional deployments of existing applications and product upgrades. As a result, the key competitive factor is generally the decision by a customer as to whether or not to begin a new project initiative or upgrade or keep things status quo. Organizations choose Unify software for a variety of factors including ability to build and implement applications quickly, the knowledge of Unify’s software among its IT developers, high level of customer service and support Unify provides and our price point giving our customers a cost-effective solution to their business problem. Organizations will typically choose a competitor because of their perceived financial strength.
      As new products and technologies are introduced, increased competition could result in fewer customer orders, reduced prices and reduced gross margins, any one of which could adversely affect our business, operating results, and financial condition. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and gain significant market share. Such competition could adversely affect our ability to sell additional licenses and maintenance and support renewals on favorable terms.

Employees
      As of April 30, 2006, Unify had a total of 60 employees, including 16 in product development, 15 in sales and marketing, 18 in customer support, consulting, and training, and 11 in finance, information systems, operations and general administration. Of these employees, 51 were located in the United States, 9 were located in Europe.
      Unify’s success depends in large part on its ability to attract and retain qualified employees, particularly senior management, engineering, direct sales and support personnel. The competition for such employees is intense. There can be no assurance that we will be successful in attracting or retaining key employees. Any failure we have in attracting and retaining qualified senior management, engineering, direct sales, and support personnel could adversely affect our business, operating results, and financial condition. None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good.
Description of Property
      Unify’s principal administrative offices and headquarters are in Sacramento, California where we lease a 38,000 square foot facility. We also lease sales and support offices in the United Kingdom and France. We believe that our existing facilities are adequate for our needs and that suitable additional or alternative space will be available on commercially reasonable terms as needed.
Legal Proceedings
      The Company is subject to legal proceedings and claims that arise in the normal course of business. If such matters arise, the Company cannot assure that it would prevail in such matters, nor can it assure that any remedy could be reached on mutually agreeable terms, if at all. Due to the inherent uncertainties of litigation, were there any such matters, the Company would not be able to accurately predict their ultimate outcome. As of May 22, 2006, there were no current proceedings or litigation involving the Company that management believes would have a material adverse impact on its financial position, results of operations, or cash flows.
Management’s Discussion and Analysis or Plan of Operations
      The following discussion and analysis of Unify should be read in conjunction with our financial statements and related notes appearing elsewhere in this proxy statement/ prospectus.
      Certain statements set forth below constitute forward-looking statements. These forward-looking statements are based on Unify’s current expectations, assumptions, estimates and projections about its industry and business and include statements about markets for its software and services, planned development of products and anticipated expense and revenue levels. These forward-looking statements contain words such as “anticipate,” “believe,” “plan,” “expect” or similar language. These forward-looking statements are made subject to the Private Securities Litigation Reform Act of 1995 and are subject to business and economic risks. Unify’s actual results could differ materially from those anticipated in such forward-looking statements as a result of many factors, including those set forth in this discussion and in other documents Unify has filed with the SEC.

Critical Accounting Policies
      The following discussion and analysis of the Company’s financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The areas that require significant judgment are as follows.

Revenue Recognition
      The Company generates revenue from software license sales and related services, including maintenance and support, and consulting services. The Company licenses its products to end user customers, independent software vendors (“ISVs”), international distributors and value added resellers (“VARs”). The Company’s contracts with ISVs, VARs and international distributors do not include special considerations such as rights of return, stock rotation, price protection, special acceptance or warranty provisions. With the exception of its NavRisk product, the Company recognizes revenue for software license sales in accordance with Statement of Position 97-2, “Software Revenue Recognition”. For the NavRisk product, the Company recognizes revenue for software licenses sales in accordance with Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” and Accounting Research Bulletin (“ARB”) 45, “Long-Term Construction Type Contracts”. The Company exercises judgment in connection with the determination of the amount of software and services revenue to be recognized in each accounting period. The nature of each licensing arrangement determines how revenues and related costs are recognized.
      With the exception of the NavRisk software application, the Company’s products are generally sold with a perpetual license. The Company sells the NavRisk software under both perpetual and term licenses. Term licenses allow the customer to use the NavRisk software for a fixed period of time, generally 3 to 5 years, and at the conclusion of the term the customer must cease using the software or purchase a new license term. The customer does not receive any additional software during the license term. Under both perpetual and term licenses the customer can, at their discretion, elect to purchase related maintenance and support on an annual basis.
      For software license arrangements that do not require significant modification or customization of the underlying software, revenue is recognized when the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, uncertainties regarding customer acceptance are resolved, collectibility is probable and persuasive evidence of an arrangement exists.
      For arrangements of $10,000 or more a signed noncancelable license agreement is required for revenue recognition. For arrangements that are less than $10,000 the Company considers a customer purchase order, a customer purchase requisition, or a sales quotation signed by an officer of the customer to be persuasive evidence that an arrangement exits such that revenue can be recognized.
      For software license arrangements that do require significant modification or customization of the underlying software, revenue is recognized based on contract accounting under the provisions of Accounting Research Bulletin (“ARB”) 45, “Long-Term Construction Type Contracts” and Statement of Position (“SOP”) 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”. This guidance is followed since contracts with customers purchasing the NavRisk application require significant configuration to the software and the configuration activities are essential to the functionality of the software. The Company is using the completed-contract method for revenue recognition as it has limited experience determining the accuracy of progress-to-completion estimates for installation hours and project milestones. Under the completed-contract method, revenue is recognized when the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, uncertainties regarding customer acceptance are resolved, collectibility is probable and persuasive evidence of an arrangement exists. Project costs incurred for contracts in progress are deferred and reflected on the Balance Sheet as Contracts in Progress. As of January 31, 2006 Contracts in Progress was $116,000. When a contract is completed, revenue is recognized and deferred costs are expensed. The Company anticipates it will switch to the percentage-of-completion method to recognize NavRisk revenue when it is capable of accurately establishing progress-to-completion estimates for the NavRisk contracts.

      The Company’s customer contracts include multi-element arrangements that include a delivered element (a software license) and undelivered elements (such as maintenance and support and/or consulting). The value allocated to the undelivered elements is unbundled from the delivered element based on vendor-specific objective evidence (VSOE) of the fair value of the maintenance and support and/or consulting, regardless of any separate prices stated within the contract. VSOE of fair value is defined as (i) the price charged when the same element is sold separately, or (ii) if the element has not yet been sold separately, the price for the element established by management having the relevant authority when it is probable that the price will not change before the introduction of the element into the marketplace. The Company then allocates the remaining balance to the delivered element (a software license) regardless of any separate prices stated within the contract using the residual method as the fair value of all undelivered elements is determinable.
      We defer revenue for any undelivered elements, and recognize revenue for delivered elements only when the fair values of undelivered elements are known, uncertainties regarding customer acceptance are resolved, and there are no customer-negotiated refund or return rights affecting the revenue recognized for delivered elements. If we cannot objectively determine the fair value of any undelivered element included in bundled software and service arrangements, we defer revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.
      An assessment of the ability of the Company’s customers to pay is another consideration that affects revenue recognition. In some cases, the Company sells to undercapitalized customers. In those circumstances, revenue recognition is deferred until cash is received, the customer has established a history of making timely payments or the customer’s financial condition has improved. Furthermore, once revenue has been recognized, the Company evaluates the related accounts receivable balance at each period end for amounts that we believe may no longer be collectible. This evaluation is largely done based on a review of the financial condition via credit agencies and historical experience with the customer. Any deterioration in credit worthiness of a customer may impact the Company’s evaluation of accounts receivable in any given period.
      Revenue from support and maintenance activities, which consist of fees for ongoing support and unspecified product updates, are recognized ratably over the term of the maintenance contract, typically one year, and the associated costs are expensed as incurred. Consulting service arrangements are performed on a “best efforts” basis and are generally billed under time-and-materials arrangements. Revenues and expenses relating to providing consulting services are recognized as the services are performed.

Valuation of Other Investments
      At January 31, 2006, we had $214,000 in long-term investments, which are accounted for under the cost method. We assess the valuation of long-lived assets whenever circumstances indicate that there is a decline in carrying value below cost that is other-than-temporary. Several factors can trigger an impairment review such as significant underperformance relative to expected historical or projected future operating results and significant negative industry or economic trends. In assessing potential impairment for such investments, we consider these factors as well as the forecasted financial performance. When such decline in value is deemed to be other-than-temporary, we recognize an impairment loss in the current period operating results to the extent of the decline.

Deferred Tax Asset Valuation Allowance
      As of January 31, 2006, we have approximately $21 million of deferred tax assets related principally to net operating loss carry forwards, reserves and other accruals, deferred revenue, and foreign tax credits. A valuation allowance has been recorded to offset these deferred tax assets. The ability of the Company to ultimately realize its deferred tax assets will be contingent upon the Company achieving taxable income. There can be no assurance that this will occur in amounts sufficient to utilize the deferred tax assets.

Should we determine that we would be able to realize the deferred tax assets in the future in excess of the recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made.

Recently Issued Accounting Standards
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123R, Share-Based Payment. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily with respect to transactions in which employee services are obtained in exchange for share-based payment. Statement 123R is effective as of the beginning of the first fiscal year that begins after June 15, 2005. We have not completed the process of evaluating the impact that will result from adopting this pronouncement. The Company is therefore unable to disclose the impact that adopting FASB Statement 123R will have on its financial position and the results of operations when such statement is adopted.
      In December 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. This statement addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. Provisions of this Statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 and were required to be adopted by the Company in the second quarter of fiscal 2006. The adoption of Statement 153 did not have a material impact on our financial position, cash flows or results of operations.
      In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections — a replacement of APB No. 20 and FAS No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 is required to be adopted in fiscal years beginning after December 15, 2005. We do not expect the adoption of this accounting pronouncement to have a material impact on our financial position, cash flows or results of operations.

Results of Operations — For the Quarter and Nine Months Ended January 31, 2006
      The following table sets forth, for the periods indicated, certain financial data (unaudited) as a percentage of total revenue:

	Three Months		Nine Months
	Ended		Ended
	January 31,		January 31,

	2006	2005	2006	2005

Revenues:
Software licenses	42.5%	49.2%	44.1%	46.1%
Services	57.5%	50.8%	55.9%	53.9%

Total revenues	100.0%	100.0%	100.0%	100.0%

Cost of revenues:
Software licenses	3.9%	3.2%	4.5%	3.1%
Services	26.2%	11.8%	17.4%	12.6%

Total cost of revenues	30.1%	15.0%	21.9%	15.7%

Gross profit	69.9%	85.0%	78.1%	84.3%

Operating expenses:
Product development	31.2%	22.7%	26.5%	24.7%
Selling, general and administrative	67.8%	85.2%	62.1%	80.5%

Total operating expenses	99.0%	107.9%	88.6%	105.2%

Loss from operations	(29.1)%	(22.9)%	(10.5)%	(20.9)%
Other income, net	0.6%	1.1%	0.3%	0.4%

Loss before income taxes	(28.5)%	(21.8)%	(10.2)%	(20.5)%
Provision for income taxes	0.0%	0.1%	0.0%	0.1%

Net loss	(28.5)%	(21.9)%	(10.2)%	(20.6)%

Revenues
      For the last several years the Company has experienced an ongoing erosion in its core products worldwide as the Company is no longer attracting the volume of new customers it historically has and existing customers are moving to competitor’s products for new projects more often. This combination of factors has resulted in a gradual decline in new software license revenue for the Company’s core products. Software license revenue for the year ended April 30, 2005 was $5.2 million compared to $6.1 million for the year ended in April 30, 2004, and $5.9 million for the year ended April 30, 2003. In January 2003, the Company released a new product, NXJ, which created some momentum into the fiscal year ended April 30, 2004. To date, NXJ has not been able to provide a sustained source of significant new software license revenue in an amount sufficient enough to offset the erosion in revenue from the company’s core products.
      Total revenues for the fiscal 2006 quarter ended January 31, 2006 were $2.4 million compared to total revenues for the third quarter of fiscal 2005 which were $3.0 million. Software license revenue for the quarter ended January 31, 2006 was $1.0 million compared to $1.5 million for the same quarter of the prior year. In the third quarter of the fiscal 2006 the Company experienced a general softness in the market in all geographic regions resulting in a decrease in software license revenue compared to previous quarters. Contributing to the decrease in software license revenue was the fact that for the third quarter of fiscal 2006 the Company had only one high dollar software license contract included in revenue while in prior quarters the Company has generally had several high value software license contracts. Services revenue was $1.4 million for the quarter ended January 31, 2006 and $1.5 million for the same quarter of the prior year. Included in the fiscal 2006 software license revenue was $0.3 million from NavRisk, the primary product of Unify’s Insurance Risk Management division.
      Total revenues for the nine months ended January 31, 2006 decreased by 8% to $7.8 million from the same period of the prior year when total revenues were $8.5 million. For the nine months ended January 31, 2006 software licenses were $3.4 million and services revenue was $4.4 million. For the same period in the prior year software licenses revenue was $3.9 million and services revenue was $4.6 million. For the nine months ended January 31, 2006 total revenue from NavRisk was $0.8 million which included $0.5 million in software license revenue and $0.3 million in services revenue.

Cost of Revenues
      Cost of software licenses consists primarily of product packaging and production costs as well as the amortization of royalties and license fees paid for licensed technology. Cost of software licenses was $0.1 million for both the three months ended January 31, 2006 and the three months ended January 31, 2005. For the nine months ended January 31, 2006 the cost of software licenses was $0.4 million compared to $0.3 million for the same period in the prior year. Cost of software licenses as a percent of software licenses revenues for the nine months ended January 31, 2006 was 10.3% as compared to 6.7% for the same period of fiscal 2005. The increase in the cost of software licenses was the result of an increase in amortization of purchased software licenses in fiscal year 2006. Costs associated with royalties and other direct production costs are expensed as incurred at the time of the sale and purchased technology from third parties is amortized ratably over their expected useful life.
      Cost of services consists primarily of employee, facilities and travel costs incurred in providing customer support under software maintenance contracts and consulting services as well as costs associated with providing customization and implementation services for NavRisk contracts. Total cost of services was $0.6 million for the third quarter of fiscal 2006 and $0.4 million for the third quarter of fiscal 2005. Total cost of services was $1.4 million for the nine months ended January 31, 2006 compared to $1.1 million for the same period of the prior year. Cost of services as a percent of services revenues was 31% for the nine months ended January 31, 2006 and 23% for the same period of fiscal 2005. The increase in cost of services for the nine months ended January 31, 2006 was primarily the result of an increase in the number of personnel providing customization and implementation services in support of NavRisk contracts. In the prior year the Company did not have NavRisk as a product line until February 2005.
      Cost of revenues for NavRisk is comprised of both costs associated with providing consulting services and costs for contracts that were completed in accordance with the completed contract method of accounting. Prior to contract completion, costs are deferred and reflected on the Balance Sheet as Contracts in Progress. When a contract is completed, revenue is recognized and deferred costs are expensed. For the three months ended January 31, 2006 costs of revenues for NavRisk was $0.3 million.

Product Development
      Product development expenses consist primarily of employee and facilities costs incurred in the development and testing of new products and in the porting of new and existing products to additional hardware platforms and operating systems. Product development costs were $0.8 million in the third quarter of fiscal 2006 and $0.7 million for the same period in the prior year. Product development costs as a percentage of total revenues were 26% for the nine months ended January 31, 2006 compared to 25% in the same period of fiscal 2005.

Selling, General and Administrative
      Selling, general and administrative (“SG&A”) expenses consist primarily of salaries and incentive pay, marketing programs, travel expenses, professional services, facilities expenses and bad debt expense or recoveries. SG&A expenses were $1.6 million for the third quarter of fiscal 2006 compared to $2.5 million for the third quarter of fiscal 2005. As a percentage of total revenue, SG&A expenses were 68% in the third quarter of fiscal 2006 and 85% in the third quarter of fiscal 2005. The $0.9 million reduction in

SG&A was primarily the result of reductions in sales personnel and marketing expenses. The largest change was in sales expenses which decreased by $0.5 million in the third quarter of fiscal 2006 compared to the same period in fiscal 2005. The major components of SG&A for the third quarter of fiscal 2006 were sales expenses of $0.8 million, marketing expenses of $0.2 million and general and administrative expenses of $0.6 million.

Provision for Income Taxes
      No federal or state tax provisions were recorded in the three and nine month periods ended January 31, 2006, as the Company has significant net operating loss carryforwards.
Results of Operations — For the Years Ended April 30, 2005, 2004 and 2003
      The following table sets forth our consolidated statement of operations expressed as a percentage of total revenues for the periods indicated:

	Years Ended April 30,

	2005	2004	2003

Revenues:
Software licenses	46.0%	51.2%	48.4%
Services	54.0	48.8	51.6

Total revenues	100.0	100.0	100.0

Cost of revenues:
Software licenses	3.0	5.0	2.2
Services	11.8	10.9	9.3

Total cost of revenues	14.8	15.9	11.5

Gross profit	85.2	84.1	88.5

Operating expenses:
Product development	24.9	25.1	33.7
Selling, general and administrative	81.6	65.7	52.6
Write-down of other investments	0.0	1.5	1.6

Total operating expenses	106.5	92.3	87.9

Income (loss) from operations	(21.3)	(8.2)	0.6
Other income (expense), net	0.4	(0.2)	0.1

Income (loss) before income taxes	(20.9)	(8.4)	0.7
Provision (benefit) for income taxes	0.0	0.1	0.3

Net income (loss)	(20.9)%	(8.5)%	1.0%

Total Revenues
      The Company generates revenue from software license sales and related services, including maintenance and support, and consulting services. We license our software through our direct sales force in the United States and Europe, and through indirect channels comprised of distributors, ISVs, VARs, and other partners worldwide. Revenues from our distributor, ISV and VAR indirect channels accounted for approximately 51%, 62%, and 54% of our software license revenues for fiscal 2005, 2004 and 2003, respectively. International revenues include all our software license and service revenues from customers located outside North America. International revenues accounted for 65%, 68%, and 54% of total revenues in fiscal years 2005, 2004 and 2003, respectively.

      Total revenues in fiscal 2005 were $11.3 million, a decrease of $0.6 million or 5% from fiscal 2004 revenues of $11.9 million. Total software licenses revenues were $5.2 million, a decrease of $0.9 million or 15% from fiscal 2004 while total services revenues were $6.1 million, an increase of $0.3 million or 5% from fiscal 2004. Total revenues in fiscal 2004 were $11.9 million, a decrease of $0.2 million or 2% from fiscal 2003 revenues of $12.2 million. Total software license revenues increased by $0.2 million or 4% from fiscal 2003 while total service revenues decreased $0.5 million or 7% from fiscal 2003.
      For fiscal 2005, the decrease in software license revenues of $0.9 million as compared to fiscal 2004 consists of new product revenues from our application products of $0.1 million, offset by a $0.2 million or 24% decrease in NXJ licenses, and a $0.8 million or 15% decrease in the database and tools products. The expected revenue growth from Unify NXJ did not materialize in fiscal 2005 as we had limited success attracting new customers, despite multiple NXJ product awards and customer success stories. We did experience customer wins from the Company’s existing installed base of IT and ISV customers and expect to see this trend continue during fiscal 2006. The decrease in database and tools product licenses year over year is subject to the timing of product upgrades, end user customers purchasing additional runtime licenses or upgrading hardware, and the health of our partner’s business and the number of runtime licenses generated from sales of their applications. Based upon the performance of the database and tools products for the last three years, we anticipate these revenues will continue to decline in fiscal 2006, but at a reduced rate as a result of an improved database and tools focused sales strategy and centralized, stronger sales management for all territories. We expect revenue from the application product families (NavRisk and ViaMode) to become significant over the next several years and eventually offset the database and tools revenue declines.
      For fiscal 2005, software license revenues from North America increased to 33% of total software licenses, up from 29% of total software licenses in fiscal 2004. Software license revenues from North America in absolute dollars were flat at $1.7 million. Software license revenues from our European territory were $2.3 million, a decrease of $0.2 million or 6%. Software license revenues from our distribution territories were $1.1 million, down $0.8 million or 43% from fiscal 2004 representing 80% of the total software license revenues decrease for fiscal 2005. The majority of the distribution territories decrease can be attributed to the Russian territory, with historical performance that is typically very strong every other year. In fiscal 2004, the territory had a strong performance followed by a moderate performance in fiscal 2005. Because of the significance of the distribution territory and the dramatic impact on the company’s financial performance, we centralized the management of all the non-European distributors back to corporate headquarters with the expectation of reversing this year over year decline. For fiscal 2004, software license revenues were $6.1 million, an increase of $0.2 million or 4% from $5.9 million in fiscal 2003. Software license revenues from North America decreased to 29% of total software licenses, down from 49% of total software licenses in fiscal 2003. Software license revenues from North America were $1.8 million, a decrease of 38% from fiscal 2003. These decreases in software license revenues in North America were from the decline in database and tools product licenses year over year as those revenues are subject to the timing of product upgrades and customers purchasing additional runtime licenses and the sales team was focused on sales of Unify NXJ. Sales of Unify NXJ from North America did substantially increase in fiscal 2004, but the absolute dollars did not offset the decrease in database and tools product licenses during the year. Software license revenues from outside of North America were $4.3 million, an increase of 44% from fiscal 2003. This increase was primarily from an increase in the database and tools products revenues with the largest contribution coming from the Russian territory.
      For fiscal 2005, consulting and training revenues were $0.6 million, an increase of $0.3 million or 100% as compared to fiscal 2004 as the Company provided additional consulting services implementing NXJ projects for North American customers. Consulting revenues for fiscal 2004 were $0.3 million and $0.7 million in fiscal 2003. In fiscal 2005, we renewed approximately 79% of our maintenance agreements, consistent with the previous years. Maintenance revenues remained consistent at $5.5 million for fiscal 2005, 2004 and 2003. The changes in total services revenue were entirely attributable to the changes in consulting revenues for fiscal 2005, 2004 and 2003.

Cost of Revenues
      Cost of Software Licenses. Cost of software licenses consists primarily of product packaging and production costs as well as the amortization of royalties and license fees paid for licensed technology. Cost of software licenses was $0.3 million for fiscal 2005, $0.6 million for fiscal 2004 and $0.3 million for fiscal 2003. The increase noted in fiscal 2004 was the result of higher third party royalties paid and the amortization of purchased technology. Costs associated with royalties and other direct production costs are expensed as incurred at the time of the sale and purchased technology from third parties are amortized ratably over their expected useful lives.
      Cost of Services. Cost of services consists primarily of employee, facilities and travel costs incurred in providing customer support under software maintenance contracts and consulting services. Total cost of services was $1.3 million for fiscal 2005, $1.3 million for fiscal 2004 and $1.1 million for fiscal 2003. The increase in fiscal 2004 from fiscal 2003 was the result of additional costs to support NXJ customers. Cost of services generally has a high component of fixed costs and therefore does not fluctuate directly with changes in services revenues. Our cost of services as a percent of services revenues in fiscal 2005 was 22% as compared to 22% in fiscal 2004 and 18% in fiscal 2003. We continue to carefully monitor and strive to improve the efficiency of our support, consulting and training operations. In fiscal 2006, we expect to expand our consulting and implementation teams as our application product customer wins increase. As a result, our service costs will increase and, as there is generally a period of time between when additional consulting personnel are hired and when they become fully productive, our results of operations may be adversely affected by the expansion of our services teams.

Operating Expenses
      Product Development. Product development expenses consist primarily of employee and facilities costs incurred in the development and testing of new products and in the porting of new and existing products to additional hardware platforms and operating systems. Product development costs were $2.8 million in fiscal 2005, $3.0 million in fiscal 2004 and $4.1 million in fiscal 2003. The decrease in fiscal 2004 was primarily the result of a reduction in the work force in June 2003 as the Company reduced its product development costs as part of a restructuring designed to afford increased investments in sales and marketing, particularly for Unify NXJ. Product development costs as a percentage of total revenues were 25% in fiscal 2005 and 2004 and 34% in fiscal 2003. The Company believes that investments in product development are critical to maintaining technological leadership and therefore intends to continue to devote significant resources to product development in line with typical software industry averages.
      Selling, General and Administrative. Selling, general and administrative (“SG&A”) expenses consist primarily of salaries and incentive pay, marketing programs, travel expenses, professional services, facilities expenses and bad debt expense or recoveries. SG&A expenses were $9.2 million in fiscal 2005, $7.8 million for 2004 and $6.4 million for 2003. As a percentage of total revenue, SG&A expenses were 82% in fiscal 2005, 66% in fiscal 2004 and 53% in fiscal 2003. However, included in fiscal 2005 SG&A expenses are $1.1 million of non-operating expenses for the North American and UK sales management teams and the conversion of the UK subsidiary to a sales office. As of April 30, 2005, the Company had a remaining severance accrual balance of $57,000 which was paid during the first quarter of fiscal 2005. The major components of SG&A for fiscal 2005, net of the non-operating expenses, were sales expenses of $4.8 million, marketing expenses of $1.2 million and general and administrative expenses of $2.2 million. Sales expenses increased by $0.2 million, net of $0.7 million of restructuring and severance charges. Marketing expenses increased by $0.6 million as a result of increased spending in lead generation and analyst relations for the NXJ products. General and administrative expenses decreased by $0.5 million, net of $0.4 million of professional services fees for restructuring the Unify UK subsidiary to a more normalized expense level. For fiscal 2004, the major components of SG&A were sales expenses of $4.5 million, marketing expenses of $0.6 million, and general and administrative expenses of $2.7 million. Sales expenses increased $1.0 million from fiscal 2003 as the Company increased its business development activities, hired a new Vice President of sales and marketing, and increased its direct sales force and telemarketing staff to focus on increasing sales of Unify NXJ. Marketing expenses were flat during the same period. General and administrative expenses increased by $0.6 million fiscal 2004 compared to fiscal 2003, primarily due to increases in professional fees associated with legal and accounting.
      Write-down of Other Investments. We continue to periodically review the recorded value of our investments. In fiscal 2004, we reduced the carrying value of our investment in Arango Software International, Inc. from $350,000 to its estimated fair value of $175,000. We reduced the carrying value of Arango as a result of a deterioration in Arango’s current financial condition and uncertainties surrounding their future financial outlook. Arango is a VAR based in South America and in fiscal 2004 they informed us that it had become more difficult to close business in Venezuela due to deteriorating economic conditions in the country and they were also experiencing extended sales cycles in the Dominican Republic. During fiscal 2003, we recorded impairment charges of $0.2 million related to Arango and Evergreen Internet, Inc. We record an investment impairment charge if and when we believe an investment has experienced a decline in market value that is other than temporary. Future adverse changes in market conditions or poor operating results of Arango could result in losses or an inability to recover the carrying value of the investment, thereby possibly requiring additional impairment charges in the future.
      Other Income (Expense). Other income (expense), net consists primarily of foreign exchange gains and losses, interest earned by the Company on our cash, cash equivalents and short-term investments offset by interest expense incurred on debt. Other income (expense) was $44,000, ($27,000) and $3,000 in fiscal 2005, 2004 and 2003, respectively.
      Provision for Income Taxes. For fiscal 2005, we recorded state income expense of $8,000 and with no federal or foreign tax provisions due to reported net losses. For fiscal 2004, we recorded a foreign income tax expense of $9,000 and a federal tax benefit of $6,000 for federal income tax refunds from prior periods related to NOL carry backs. For fiscal 2003, we recorded a foreign income tax benefit as a result of refunds applied for and a minimal state and federal tax benefit. At April 30, 2005, we had net operating losses for federal tax purposes of approximately $49.1 million.
Liquidity and Capital Resources
      At January 31, 2006, the Company had cash and cash equivalents of $2.7 million compared to $3.7 million at April 30, 2005. Working capital was $0.4 million as of January 31, 2006 and $0.8 million as of April 30, 2005.
      During the first quarter of fiscal 2006 the Company renewed its loan agreement with the Silicon Valley Bank. The agreement provides for a $1.0 million revolving line of credit and for term loans up to $250,000 for the purchase of qualifying equipment. As of January 31, 2006, the Company had $0.7 million outstanding under the line of credit and $0.2 million in available credit based upon eligible assets at that date. As of January 31, 2006, the company had a term loan balance of $0.1 million.
      A summary of certain contractual obligations as of January 31, 2006, is as follows (in thousands):

	Payments Due by Period

		1 Year	2-3	4-5	After 5
Contractual Obligations	Total	or Less	Years	Years	Years

Short-term borrowings	$675	$675	$—	$—	$—
Long-Term Debt	130	125	5	—	—
Capital Lease Obligations	12	7	5	—	—
Other Long-Term Liabilities	68	—	—	—	68
Operating Leases	2,135	958	1,168	9	—

Total Contractual Cash Obligations	$3,020	$1,765	$1,178	$9	$68

      Operating Cash Flows. Cash flows used by operations were $1.5 million for the first nine months of fiscal 2006, compared to a usage of cash for operations of $2.7 million for the first nine months of fiscal 2005. For the nine months ended January 31, 2006, operating cash was provided by a decrease in prepaid expenses of $0.1 million and an increase in deferred revenue of $0.2 million. Operating cash was used as a result of increases in accounts receivable of $0.2 million and contracts in progress of $0.1 million and decreases in accounts payable of $0.6 million, accrued compensation of $0.1 million and other accrued liabilities of $0.4 million.
      In fiscal 2005, we had negative cash flows from operations totaling $2.4 million. This compares to fiscal 2004 and 2003 where cash flows from operations were negative $0.1 million and positive $0.4 million, respectively. The negative operating cash flow for fiscal 2005 principally resulted from $2.4 million in net loss, a $0.3 million increase in other accrued liabilities, a $0.2 million decrease in deferred revenue, a $0.1 million increase in accrued compensation, and a $0.1 million increase in prepaid expenses and other expenses. Offsetting these amounts was a $0.4 million decrease in accounts receivable, a $0.1 increase in accounts payable and $0.2 million in depreciation.
      In fiscal 2004, we had negative cash flows from operations totaling $0.1 million. The negative operating cash flow for fiscal 2004 principally resulted from $1.0 million in net loss, offset by both a $0.6 million increase in other accrued liabilities, and a $0.3 million increase in deferred revenue. Other factors included $0.2 million in depreciation, $0.2 million write-down of other investments, $0.1 million in stock-based expense, together with a $0.2 million increase in accounts receivable, a $0.2 million increase in prepaid expenses and offset by a net $0.1 million increase in accounts payable and accrued compensation.
      In fiscal 2003, we had positive cash flows from operations totaling $0.4 million. The positive operating cash flow for fiscal 2003 principally resulted from $0.1 million in net income, a $1.1 million decrease in amounts owed by customers, net of a $0.6 million decrease in accrued liabilities and a $0.6 decrease in deferred revenue. Other factors include $0.2 million in depreciation, $0.2 million write-down of other investments, $0.1 in stock compensation, together with a $0.1 million decrease in prepaid expenses and offset by a $0.1 million decrease in accounts payable and a $0.1 million decrease in accrued compensation.
      Investing Cash Flows. For the nine months ended January 31, 2006 investing activities used cash of $0.1 million for the purchase of property and equipment. Net cash and cash equivalents used by investing activities approximated $0.7 million for fiscal 2005. Net cash and cash equivalents used by investing activities approximated $0.2 million in fiscal 2004 and $0.2 million in fiscal 2003. The use of cash by investing activities for fiscal 2005 was $0.2 million for capital expenditures, and $0.5 million for the purchase of Acuitrek, The use of cash by investing activities for fiscal 2004 and 2003 was $0.2 million of capital expenditures for both years.
      Financing Cash Flows. Cash provided by financing activities in the first nine months of fiscal 2006 was $0.7 million which was primarily the result of a net borrowings on the Company’s line of credit of $.7 million, proceeds from issuance of common stock from stock option exercises and purchases of common stock under the employee stock purchase plan of $0.1, offset by payments made on debt obligations of $0.2 million. Cash provided by financing activities in fiscal 2005 was $0.1 million, $3.8 million in fiscal 2004 and cash used in financing activities was $0.4 million in fiscal 2003. The cash provided in 2005 was the result of $0.1 million from the proceeds of the issuance of common stock from stock options exercises and purchases under the employee stock purchase plan with principal payments and borrowings under debt obligations offsetting each other. The cash provided in fiscal 2004 was the result of $3.8 million from the proceeds of the issuance of common stock from a private financing closed in April 2004, the issuance of common stock from stock options exercises, and purchases under the employee stock purchase plan. Cash was also provided by the collection of notes receivable from a stockholder of $0.1 million with principal payments and borrowings under debt obligations offsetting each other. The cash used in fiscal 2003 was the result of $0.3 million decrease in amounts payable to minority stockholders, a $0.2 million repayment of debt obligations and $0.1 million received for the issuance of our common stock.
      The Company’s cash flow also reflects a decrease of $0.1 million in the first nine months of fiscal 2006 as a result of the effect of currency exchange rates related to international operations.

CERTAIN COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Dividends
      We have never paid dividends on our common stock.
Equity Compensation Plan Information
      Unify maintains two compensation plans that provide for the issuance of its Common Stock to officers, directors and employees. These consist of the 2001 Stock Option Plan (the “Option Plan”) and the 1996 Employee Stock Purchase Plan (the “Purchase Plan”), which have been approved by the stockholders. The 1991 Stock Option Plan, which had a ten-year life, has expired and has therefore ceased to be available for new grants. In fiscal 2003, the Unify board adopted, without a need for shareholder approval, the 2002 Director Restricted Stock Plan (the “Director Restricted Stock Plan”) as part of a program to provide compensation they felt was necessary to attract, retain and reward members of their board of directors who were willing to provide the time and energy that we believe is required to meet our business goals. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of April 30, 2005:

Number of Shares
	Number of Shares		Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Shares Reflected in
	and Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders(1)	1,924,310	$0.42	1,320,295
Equity compensation plans not approved by stockholders:
Director Restricted Stock Plan(2)	365,284	$0.94	134,716
Non-Registered Options(3)	308,957	$0.44	0

(1)	Comprised of shares reserved for future issuance under the Purchase Plan (496,376 shares) and the Option Plan (823,919 shares). Since April 30, 2005, an additional 258,308 shares have been granted under the Option Plan and the Purchase Plan.

(2)	There are 500,000 shares authorized under the Director Restricted Stock Plan, of which 365,284 shares were awarded and outstanding on April 30, 2005. Since April 30, 2005, an additional 115,403 shares have been granted to Unify’s non-employee directors.

(3)	In fiscal 2003, the board of directors authorized the issuance of non-registered non-plan stock options for individual senior level executive recruitment.

Material Features of Director Restricted Stock Plan
      On May 1, 2002, Unify established the Director Restricted Stock Plan as part of a compensation program designed to attract and retain independent members for its board of directors. The maximum aggregate number of shares of common stock that may be issued under the Director Restricted Stock Plan is 500,000. In May, each independent director is granted a fully vested restricted stock award for the number of shares which is equal to $10,000 divided by the fair market value of a share of stock at the award date. There were 42,556 and 100,000 shares awarded in the fiscal 2005 and 2004 under this plan, respectively, and an additional 115,403 shares awarded during fiscal 2006.

Material Features of Individual Non-Registered Stock Options
      As of April 30, 2005, the Unify board granted options to purchase up to 735,000 shares of Unify common stock under individual, non-plan option agreements. During fiscal 2006 options were granted to purchase an additional 225,000 shares of Unify common stock under individual, non-plan option agreements. The options and shares issuable under such agreements are restricted securities under the Securities Act and may not be issued or sold except under an effective registration statement or an applicable exemption there from. The non-plan option agreements contain substantially similar terms as options issued under Unify’s 2001 Stock Option Plan.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
      At a meeting held on December 15, 2004, Unify dismissed the firm of Ernst and Young LLP (“Ernst and Young”) as its Independent Registered Public Accounting Firm effective December 15, 2004. In addition, the board of directors approved the engagement of Grant Thornton LLP (“Grant Thornton”) as its Independent Registered Public Accounting Firm for the fiscal year ending April 30, 2005. The Audit Committee of the board of directors approved the change in Independent Registered Public Accounting Firms on December 15, 2004.
      The reports of Ernst and Young on Unify’s financial statements for the two fiscal years ended April 30, 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
      In connection with the audits of Unify’s financial statements for each of the two fiscal years ended April 30, 2004 through the date of dismissal, there were no disagreements with Ernst and Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst and Young, would have caused Ernst and Young to make reference to the matter in their report.
      During the two fiscal years ended April 30, 2004, and through December 15, 2004, Unify did not consult Grant Thornton regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on Unify’s financial statements.
      On December 15, 2004, pursuant to the approval of the Audit Committee of Unify’s board of directors, Unify engaged Grant Thornton LLP (“Grant Thornton”) to serve as its independent auditors. During the fiscal year ended April 30, 2004 and during the subsequent period through December 15, 2004, Unify did not consult with Grant Thornton on any accounting or auditing issues.
COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS
      Unify is incorporated under the laws of the State of Delaware and Halo is incorporated under the laws of the State of Nevada. The holders of shares of Unify common stock, whose rights as shareholders are currently governed by Delaware law, Unify’s certificate of incorporation, and Unify’s bylaws, will, pursuant to the merger, become holders of Halo common stock, and their rights as stockholders will be governed by Nevada law, Halo’s articles of incorporation, and the bylaws of Halo. The material differences between the rights of holders of Unify common stock and the rights of holders of shares of Halo common stock, which are summarized below, result from differences in Delaware and Nevada law and the governing corporate documents of the two companies.
      The following summary does not purport to be a complete statement of the rights of holders of shares of Halo common stock under applicable Nevada law, Halo’s articles of incorporation, and Halo’s bylaws or a comprehensive comparison with the rights of the holders of shares of Unify common stock under Delaware law, Unify’s articles of incorporation, and Unify’s bylaws, or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the Delaware General Corporation Law and the Nevada Revised Statutes and the governing corporate documents of Halo and Unify, to which holders of shares of Unify are referred. See the section entitled “Where You Can Find More Information” at page 168.
Size of Board of Directors
      Delaware law permits the board of directors of a Delaware corporation to change the authorized number of directors by amendment to the corporation’s bylaws or in the manner provided in the bylaws, unless the number of directors is fixed in the corporation’s certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation. The Unify bylaws provide that the authorized number of directors constituting the board shall be four, and shall be subject to change as set from time to time pursuant to a resolution approved by a majority of the board of directors then in office.
      Under Nevada law, a corporation may provide in its articles of incorporation or bylaws for a fixed number of directors or a variable number of directors within a fixed minimum and maximum and for the manner in which the number of directors may be increased or decreased. Halo’s articles of incorporation and bylaws provide that the number of directors constituting the board shall be not less than one and not more than thirteen and the articles of incorporation state that the number of directors may from time to time be increased or decreased in such manner as will be provided by the bylaws.
Cumulative Voting
      In an election under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose, up to the number of directors to be elected. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person would be elected without the support of holders of a majority of the shares voting at such meeting.
      Under Delaware law, cumulative voting in the election of directors is not available unless specifically provided for in a corporation’s certificate of incorporation. The Unify certificate of incorporation does not provide for cumulative voting.
      Under Nevada law, cumulative voting in the election of directors is only available if the corporation’s articles of incorporation provide for such an election. Halo’s articles of incorporation do not provide for cumulative voting.
Power to Call Special Stockholders Meeting
      Under Delaware law, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the corporation’s certificate of incorporation or bylaws. The Unify bylaws provide that special meetings of stockholders may be called by the president of Unify, and by the board of directors.
      Nevada law provides that, unless otherwise provided in the corporation’s articles of incorporation or bylaws, the entire board of directors, any two directors or the president may call special meetings of stockholders. Halo’s bylaws provide that special meetings of stockholders may be called at any time by the holders of 10% of the voting shares of Halo, or by the president, or by the board of directors or a majority thereof.
Dissolution
      Under Delaware law, a dissolution must be approved by all the stockholders entitled to vote or the dissolution must be initiated by the board of directors and approved by the holders of a majority of the outstanding voting shares of the corporation.

      Under Nevada law, if the directors recommend dissolution to the stockholders, the corporation must then notify each stockholder entitled to vote on dissolution and the stockholders entitled to vote must approve the dissolution. Action by the stockholders on such a matter is approved if at a meeting of the stockholders the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.
Removal of Directors
      Under Delaware law, any director or the entire board of directors may be removed with or without cause by the holders of a majority of the shares entitled to vote unless the certificate of incorporation provides otherwise. Unify’s certificate of incorporation does not provide otherwise.
      Under Nevada law, a director may be removed by the vote of the holders of not less than two-thirds of the voting power of the voting stock, subject to certain restrictions concerning cumulative voting. However, a Nevada corporation may include in its articles of incorporation a provision requiring the approval of a larger percentage of the voting power to remove a director. The Halo articles of incorporation do not provide for a larger percentage of voting power to remove a director.
Filling Vacancies on the Board of Directors
      Under Delaware law, vacancies on the board of directors and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws of the corporation or the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy.
      Under Nevada law, all vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, even though less than a quorum, unless otherwise provided in the articles of incorporation.
      The Halo bylaws, like the Unify bylaws, provide that vacancies may be filled by a majority of the remaining directors though less than a quorum.
Voting Requirements to Amend Charter Documents and Bylaws
      Under Delaware law, unless otherwise specified in a Delaware corporation’s certificate of incorporation, an amendment to the certificate of incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Furthermore, under Delaware law, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the corporation’s certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or specific rights of the shares of such class so as to adversely affect them. The Unify certificate of incorporation does not contain any provision modifying the statute with respect to amendments to the certificate of incorporation.
      Delaware law provides that the power to amend the bylaws shall be in the stockholders, provided that a corporation may in its certificate of incorporation confer the power to amend the bylaws upon the directors. Delaware law also provides that granting the directors the power to amend the bylaws in no way impairs or limits the power to amend the bylaws conferred upon the stockholders by statute. The Unify certificate of incorporation expressly authorizes the board of directors to amend the bylaws.
      Under Nevada law, any amendment to the articles of incorporation must be proposed by the board of directors and submitted to the stockholders for approval by the holders of a majority of the outstanding stock entitled to vote thereon, and if such amendments would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, the holders of the outstanding shares of a class or series so affected shall be entitled to vote as a class or series to approve the amendment. The articles of incorporation may require, in the case of any specified amendments, the vote of a larger proportion of the voting power of stockholders. Although Halo’s articles of incorporation do not require such a vote of a larger proportion of the voting power of the stockholders for amendments that do not adversely affect any series of preferred stock, Halo’s articles of incorporation provide that no provision of the terms of the Series C Preferred Stock and Series D Preferred Stock, respectively, may be amended, modified or waived as to each such respective series without the approval of the holders of at least fifty-one percent (51%) of the then outstanding shares of each such respective series.
      Under Nevada law, unless otherwise prohibited by any bylaw adopted by the stockholders, directors may adopt, amend or repeal any bylaw, including any bylaw adopted by the stockholders. Nevada law also provides that the articles of incorporation may grant the authority to adopt bylaws exclusively to the directors. The Halo articles of incorporation and bylaws give both the Halo board and the shareholders the power to may amend, alter, or repeal the bylaws.
Inspection of Stockholders List
      Delaware law allows any stockholder to inspect the stockholder list for a purpose reasonably related to such person’s interest as a stockholder.
      Under Nevada law, a corporation must allow a stockholder who has been a stockholder of record of the corporation for at least six months or any stockholder (or authorized representative) holding at least fifteen percent of a corporation’s shares the right, upon at least five days’ written demand, to inspect, in person or by an agent, during normal business hours, the books of account and financial records of the corporation, to make extracts therefrom and to conduct an audit of such records, except any corporation listed and traded on any recognized stock exchange or any corporation that furnishes to its stockholders a detailed, annual financial statement is exempt from this requirement.
Dividends
      Subject to any restrictions contained in a corporation’s certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of surplus or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared an/or for the preceding fiscal year. Surplus is defined as net assets minus stated capital. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.
      Except as otherwise provided in the corporation’s articles of incorporation, Nevada law authorizes a corporation to make distributions to its stockholders as authorized by its board of directors; provided, however, the corporation may not make such a distribution if (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) unless otherwise specifically provided in the corporation’s articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus any amount owed, if the corporation were to be dissolved at the time of distribution, to stockholders with preferential rights superior to those receiving the distribution.
Transactions Involving Officers or Directors
      A Delaware corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, such loan or guarantee may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors or officers, such transactions are neither void nor voidable if either:

•	the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith, or

•	the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

      Pursuant to the Section 13(k) of the Exchange Act, an “issuer” (as defined by Section 12 of the Exchange Act) may not, directly or indirectly, extend or maintain credit, arrange for the extension of credit, or renew an existing extension of credit, in the form of a personal loan to or for a director or executive officer is thus barred from lending money to, or guaranteeing any obligation incurred by, its officers or directors.
      Under Nevada law, there is no corresponding provision with respect to loans or guarantees. A contract or transaction, under Nevada law, between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall not be void or voidable solely for that reason, or solely because the director or officer was present at or participated in the meeting of the board or committee thereof which authorized the contract or transaction, or solely because his or her vote was counted for such purpose, if:

•	the interest of the officer or director is known to the board of directors or committee, and the board or committee approves the transaction in good faith without counting the vote of the interested director,

•	the interest of the officer or director is known to the stockholders, and they approve the transaction in good faith by a majority vote of stockholders holding a majority of the voting power,

•	the interest of the officer or director is not known to the officer or director at the time the transaction is brought before the board of directors of the corporation for action, or

•	the transaction is fair as to the corporation at the time it is authorized or approved.
      The bylaws of Halo forbid a loan by the corporation to an officer or director unless it is first approved by the holders of two-thirds of the voting shares, and the corporation may not make a loan secured by its shares. Loans of up to $25,000 per individual may be made to officers or directors for moving expenses.
Limitation of Liability of Directors and Indemnification
      Under Delaware law, a corporation may include in its certificate of incorporation a provision that would, subject to the limitations described below, eliminate or limit directors’ liability for monetary damages for breaches of their fiduciary duty of care. Under the Delaware law, a director’s liability cannot be eliminated or limited:

•	for breaches of the duty of loyalty,

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	for the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or

•	for transaction from which such director derived an improper personal benefit.
      Pursuant to Unify’s certificate of incorporation and under Delaware law, directors of Unify are not liable to Unify or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.
      Under Nevada law, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that such act or failure to act constituted a breach of fiduciary duties as a director or officer; and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Such provisions, however, will not eliminate a director or officer’s liability to the corporation in the case of a judgment of ouster rendered against a corporation on account of the misconduct of the director or officer, a violation of Nevada state securities laws, or certain other violations of law.
      Under Section 78.7502 of the Nevada Revised Statutes, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, but only if such person did not breach his or her fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of law, or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person did not breach his or her fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of law or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.
      Nevada law further provides that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Nevada law provides for mandatory indemnification of a director, officer, employee or agent of a corporation to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.
      Halo’s bylaws and articles of incorporation provide for indemnification of directors and officers to the fullest extent permitted by Nevada law. The Halo bylaws also provide for the advancement of indemnified expenses.
Business Combinations/ Reorganizations
      A provision of Delaware law prohibits certain transactions between a Delaware corporation and an “interested stockholder.” An “interested stockholder” for purposes of this Delaware law provision is a stockholder that is directly or indirectly a beneficial owner of fifteen percent or more of the voting power of the outstanding voting stock of a Delaware corporation, or its affiliate or associate. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock unless:

•	the business combination is approved by the corporation’s board of directors prior to the stock acquisition date;

•	the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which such stockholder became an interested stockholder; or

•	the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of disinterested stockholders.
      Unify has not opted out of this provision through its certificate of incorporation, in accordance with such provision of Delaware law.

      Sections 78.411 to 78.444 of the Nevada Revised Statutes, inclusive, restrict the ability of a resident domestic corporation to engage in any combination with an interested stockholder for three years after the interested stockholder’s date of acquiring the shares that cause such stockholder to become an interested stockholder unless the combination or the purchase of shares by the interested stockholder on the interested stockholder’s date of acquiring the shares that cause such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets various fair price criteria. For purposes of the foregoing provisions, “resident domestic corporation” means a Nevada corporation that has 200 or more stockholders and “interested stockholder” means any person, other than the resident domestic corporation or its subsidiaries, who is:

•	the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the resident domestic corporation; or

•	an affiliate or associate of the resident domestic corporation and at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding shares of the resident domestic corporation.
      The above provisions do not apply to any combination involving a resident domestic corporation:

•	whose original articles of incorporation expressly elect not to be governed by Sections 78.411 to 78.444 of Nevada law, inclusive;

•	which does not, as of the date of acquiring shares, have a class of voting shares registered with the SEC under Section 12 of the Securities Act, unless the corporation’s articles of incorporation provide otherwise;

•	whose articles of incorporation were amended to provide that the corporation is subject to the above provisions and which did not have a class of voting shares registered under Section 12 of the Securities Act on the effective date of such amendment, if the combination is with an interested stockholder whose date of acquiring shares is before the effective date of such amendment; or

•	that amends its articles of incorporation, approved by a majority of the disinterested shares, to expressly elect not to be governed by Sections 78.411 to 78.444 of Nevada law, inclusive. Such an amendment, however, would not become effective until eighteen months after its passage and would apply only stock acquisitions occurring after the effective date of the amendment. The Halo articles of incorporation do not exempt Halo from the restrictions imposed by such provisions of Nevada law.
      Sections 78.378 to 78.3793 of the Nevada Revised Statutes, inclusive, provide in effect that a person acquiring a controlling interest in an issuing corporation, and those acting in association with such person, obtain only such voting rights in the control shares as are conferred by stockholders (excluding such acquiring and associated persons) holding a majority of the voting power of the issuing corporation. For purposes of the foregoing provisions, “issuing corporation” means a corporation organized in Nevada which has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada on the corporation’s stock ledger, and does business in Nevada directly or through an affiliate, and “controlling interest” means the ownership of outstanding voting shares enabling the acquiring person to exercise (either directly or in association with others) one-fifth or more but less than one-third, one-third but less than a majority, or a majority or more of the voting power of the issuing corporation in the election of directors. Accordingly, the provisions could require multiple votes with respect to voting rights in share acquisitions effected in separate stages.
      The above provisions do not apply to an acquisition of a controlling interest if the articles of incorporation or bylaws of the issuing corporation in effect on the tenth day following the acquisition of such controlling interest provide either specifically or generally that the provisions do not apply to such acquisitions. The provisions are also inapplicable to shares acquired pursuant to a statutory merger (such as the merger) effected pursuant to Nevada law or by operation of law such as inheritance or the enforcement of a judgment or security interest.
      Depending on the issuing corporation’s articles and bylaws in effect on the tenth day following the applicable controlling interest acquisition, the issuing corporation may have rights to redeem the shares so acquired, and its stockholders may have dissenters’ rights with respect to the approval of voting rights equivalent to those described under “Appraisal or Dissenters’ Rights” below and set forth in Annex D.
Appraisal or Dissenters’ Rights
      Under the Delaware General Corporation Law, dissenters’ rights of appraisal are available to a stockholder of a corporation only in connection with some mergers or consolidations involving that corporation. Appraisal rights are not available under the Delaware General Corporation Law if the corporation’s stock is either:

•	listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

•	held of record by more than 2,000 stockholders; except that appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than:

•	shares of the surviving corporation,

•	shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, or

•	cash in place of fractional shares.
      Additionally, no appraisal rights are available if the corporation is the surviving corporation, and no vote of its stockholders is required for the merger.
      A stockholder of a Nevada corporation, with certain exceptions, has the right to dissent from, and obtain payment of the fair value of his shares in the event of:

•	a merger or consolidation to which the corporation is a party,

•	consummation of a plan of exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan, and

•	any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or non-voting stockholders are entitled to dissent and obtain payment for their shares.
      Under Nevada law unless a corporation’s articles of incorporation provide otherwise, a stockholder does not have dissenters’ rights with respect to a plan of merger or share exchange if the shares held by the stockholder are either registered on a national securities exchange, or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by 2,000 or more stockholders. A stockholder of record of a Nevada corporation may dissent as to less than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. In such event, the stockholder’s rights will be determined as if the shares to which he dissented and his other shares were registered in the names of different stockholders.
Rights Plan
      Under both Delaware and Nevada law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to provisions in its charter documents. The price and terms of such shares must be stated in the charter documents or in a resolution adopted by the board of directors for the creation or issuance of such rights.
DESCRIPTION OF HALO SECURITIES
Common Stock
      Halo is registering shares of common stock, par value $0.00001. Halo has authorized 150,000,000 shares of common stock. The holders of Halo common stock:

•	are subject to the rights of the holders of Halo’s preferred stock, have equal ratable rights to dividends from funds legally available if and when declared by Halo’s board of directors;

•	are entitled to share ratably in all of Halo’s assets available for distribution to holders of common stock in the event of a liquidation, dissolution or winding up of Halo’s affairs;

•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

•	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.
Preferred Stock
      Halo also has authorized 50,000,000 shares of preferred stock, par value $0.00001 per share (“Preferred Stock”). Halo’s board of directors is authorized to issue shares of such Preferred Stock in series, to establish and change the number of shares constituting any series and to provide for and change the voting powers, designations, preferences, redemption prices, conversion rights and liquidation preferences of any such series, subject to limitations prescribed by law and Halo’s Articles of Incorporation.
      Currently, there are shares of Series C Preferred Stock (“Series C Stock”) and Series D Preferred Stock (“Series D Stock”) outstanding. Halo had previously issued Series A Preferred Stock, Series B Preferred Stock and Series B-2 Preferred Stock, but these series have been converted into common stock.
      The Series C Stock has the following material terms:

•	The Series C Stock is convertible into Halo common stock, at the option of the holder, at a conversion price (the “Series C Stock Applicable Conversion Price”) that will initially be equal to $1.00. Accordingly, the Series C Stock is convertible into Halo common stock at a one to one (1:1) ratio. However, the ratio is subject to adjustment pursuant to the anti-dilution protections extended to the holders of Series C Stock. Under the anti-dilution provisions, in the event Halo issues, at any time while shares of Series C Stock are still outstanding, shares of Halo common stock or any type of securities convertible or exchangeable for, or otherwise giving a right to acquire, shares of Halo common stock, at a price below the Series C Stock Applicable Conversion Price, then the Series C Stock Applicable Conversion Price will be adjusted to the price per share equal to the price per share paid for such Halo common stock in such subsequent financing. This full-ratchet anti-dilution protection on the Series C Stock will also be extended to any warrants received in connection with the Series C Subscription Agreements dated January 31, 2005 that are outstanding at such time. In addition to the full-ratchet protection, the Applicable Conversion Price will be equitably adjusted in the event of any stock split, stock dividend or similar change in Halo’s capital structure.

•	If Halo’s market capitalization based on the shares of Halo common stock outstanding (including all shares of Halo common stock underlying the Shares of Series C Stock on an as converted basis) exceeds $50,000,000, the shares of Halo common stock underlying the Series C Stock are registered, and Halo has an average daily trading volume for 20 consecutive trading days of 100,000 shares per day, then Halo may require the holders of Series C Stock to convert the Series C Stock into Halo common stock at the then Series C Stock Applicable Conversion Price.

•	The holders of shares of Series C Stock will be entitled to receive dividends, at a 6% annual rate, payable quarterly in arrears, either in cash, or at the election of Halo, in shares of Halo common stock. The dividends are preferred dividends, payable in preference to any dividends which may be declared on Halo common stock. Halo common stock delivered in payment of dividends will be valued at 90% of the average of the volume weighted average price for the 20 trading day period ending on the trading day immediately prior to the date set for payment of the dividend.

•	Any unconverted and non-redeemed Shares of Series C Stock outstanding on the third anniversary of the initial issuance of the Series C Stock, will be automatically redeemed on that date, in cash, at $1.00 per share, plus all accrued but unpaid dividends thereon (subject to equitable adjustment for all stock splits, stock dividends, or similar events involving a change in the capital structure of Halo).

•	In the event of any liquidation of Halo, the Series C Stock will receive an amount equal to the Series C Face Amount (as defined in the Certificate of Designations designating the Series C Stock), plus all accrued but unpaid dividends thereon, prior to any amounts being distributed to any junior series of Preferred Stock or to Halo common stock holders. After payment of all liquidation preferences to all holders of Preferred Stock, including the Series C Stock, the entire remaining available assets, if any, shall be distributed among the holders of Halo common stock, the holders of Series C Stock, and any other class or series of Preferred Stock entitled to participate with Halo common stock in a liquidating distribution, in proportion to the shares of Halo common stock then held by them and the shares of Halo common stock which they then have the right to acquire upon conversion of such shares of Preferred Stock held by them.

•	Holders of Series C Stock have the pre-emptive right to participate in offerings of Halo common stock, or securities convertible into or exercisable for Halo common stock, based on the holders’ pro-rata share, on an as-converted basis, of the number of shares of outstanding Series C Stock, plus the portion, if any, of such offering as to which other holders of Series C Stock have elected to not exercise this pre-emptive right.
      Effective as of May 15, 2006, the Company received the consent of the holders of a majority of the outstanding shares of Series C Stock to the conversion of their outstanding shares of Series C Stock into shares of common stock of the Company and to the amendment of the Certificate of Designation regarding the Series C Stock (the “Certificate”) to provide for the automatic conversion of all outstanding shares of Series C Stock into shares of common stock upon the first practicable date. Under the provisions of the Certificate, each share of Series C Stock will be converted into one share of common stock of the Company. The Company will amend the Certificate to reflect the automatic conversion and will terminate the Certificate upon conversion of all outstanding shares of Series C Stock. Upon completion, approximately 13,362,688 shares of Common Stock will be issued for the outstanding Series C Stock being converted.
      The Series D Stock has the following material terms:

•	The Series D Stock will be convertible into Halo common stock, at the option of the holder, at a conversion price (the “Series D Stock Applicable Conversion Price”) that will initially be equal to $1.10. Accordingly, the Series D Stock is convertible into Halo common stock at a ratio equal to the quotient obtained by dividing the sum of the Series D Face Amount (as defined in the Certificate of Designations designating the Series D Stock) plus any accrued but unpaid dividends by the Series D Applicable Conversion Price, in effect at the time of conversion. However, the ratio is subject to adjustment pursuant to the anti-dilution protections extended to the holders of Series D Stock. Under the anti-dilution provisions, in the event Halo issues, at any time while shares of Series D Stock are still outstanding, shares of Halo common stock or any type of securities convertible or exchangeable for, or otherwise giving a right to acquire, shares of Halo common stock, at a price below the Series D Applicable Conversion Price, then the Series D Applicable Conversion Price will be adjusted to the price per share equal to the price per share paid for such Halo common stock in such subsequent financing. In addition to the full-ratchet protection, the Series D Applicable Conversion Price will be equitably adjusted in the event of any stock split, stock dividend or similar change in Halo’s capital structure.

•	If Halo’s market capitalization based on the shares of Halo common stock outstanding (including all shares of Halo common stock underlying the Shares of Series D Stock on an as converted basis) exceeds $50,000,000, the shares of Halo common stock underlying the Series D Stock are registered, and Halo has an average daily trading volume for 20 consecutive trading days of 100,000 shares per day, then Halo may require the holders of Series D Stock to convert the Series D Stock into Halo common stock at the then Series D Stock Applicable Conversion Price.

•	The holders of shares of Series D Stock will be entitled to receive dividends, at a 13% annual rate, payable quarterly in arrears beginning on March 21, 2006, either in cash, or at the election of Halo, in shares of Halo common stock. The dividends are preferred dividends, payable in preference to any dividends which may be declared on the Series A 8% Cumulative Convertible Preferred Stock, the Series B 10% Cumulative Convertible Preferred Stock, the Series C Convertible Preferred Stock and Halo common stock. Halo common stock delivered in payment of dividends will be valued at 90% of the average of the volume weighted average price for the 20 trading day period ending on the trading day immediately prior to the date set for payment of the dividend.

•	Any unconverted and non-redeemed Shares of Series D Stock outstanding on the third anniversary of the initial issuance of the Series D Stock, will be automatically redeemed on that date, in cash, at an amount per share equal to the sum of the Series D Face Amount, as adjusted, plus all accrued but unpaid dividends thereon (subject to equitable adjustment for all stock splits, stock dividends, or similar events involving a change in the capital structure of Halo).

      In the event of any liquidation of Halo, the Series D Stock will receive an amount equal to the Series D Face Amount, plus all accrued but unpaid dividends thereon, prior to any amounts being distributed to any other series of Preferred Stock or to Halo common stock holders. After payment of all liquidation preferences to all holders of Preferred Stock, including the Series D Stock, the entire remaining available assets, if any, shall be distributed among the holders of Halo common stock, the holders of Series D Stock, and any other class or series of Preferred Stock entitled to participate with Halo common stock in a liquidating distribution, in proportion to the shares of Halo common stock then held by them and the shares of Halo common stock which they then have the right to acquire upon conversion of such shares of Preferred Stock held by them.
      Halo’s Articles of Incorporation and bylaws contain provisions, such as the authorization of the undesignated Preferred Stock and prohibitions on cumulative voting in the election of directors, which could make it more difficult for a third party to acquire Halo.
      Unless waived by the Unify board of directors, it is a condition to the closing of the Merger that that the shares of Series C Stock and Series D Stock convert into common stock of Halo prior to the effective time of the merger.
ADDITIONAL INFORMATION
Legal Matters
      The legality of the shares is being passed upon for Halo by Hale Lane Peek Dennison and Howard. It is a condition to the consummation of the merger that Day, Berry & Howard LLP, tax counsel to Halo, and DLA Piper Rudnick Gray Cary US LLP, counsel to Unify, will issue an opinion that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.
Experts
      The consolidated financial statements of Warp Technology Holdings, Inc. as of June 30, 2005 and 2004 and for the years then ended appearing herein have been audited by Mahoney Cohen & Company,

CPA, P.C., independent registered public accounting firm, as set forth in their report thereon included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The financial statements of Gupta Technologies, LLC as of December 31, 2004 and 2003 and for the years then ended appearing herein have been audited by Mahoney Cohen & Company, CPA, P.C., independent registered public accounting firm, as stated in their report thereon included herein. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The financial statements of Tesseract Corporation as of June 30, 2005 and 2004 and for the years then ended appearing herein have been audited by Mahoney Cohen & Company, CPA, P.C., independent registered public accounting firm, as stated in their report thereon included herein. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The combined financial statements of Process Software, LLC, and Affiliates as of June 30, 2005 and 2004 and for the years then ended appearing herein have been audited by Mahoney Cohen & Company, CPA, P.C., independent registered public accounting firm, as stated in their report thereon included herein. Such combined financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements of Unify Corporation as of April 30, 2004 and for the years ended April 30, 2004 and 2003, included in the Proxy Statement of Unify Corporation, which is referred to and made a part of the Halo Technology Holdings, Inc. Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements of Unify Corporation as of April 30, 2005 and for the year then ended, appearing herein, have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report thereon included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Stockholder Proposals
      Unify tentatively anticipates that its next annual meeting of stockholders will take place [in late fall 2006], but the annual meeting will not be held if the merger is completed before that time. The deadline for submitting a stockholder proposal for inclusion in Unify’s proxy statement and form of proxy for Unify’s 2006 annual meeting of stockholders, as calculated pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is                     . If a stockholder intends to submit a proposal at the Unify 2006 annual meeting, which proposal is not to be considered for inclusion in Unify’s proxy statement and form of proxy relating to such meeting, Unify must receive proper written notice on or before                    . Stockholders are also advised to review Unify’s bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. To be included in the proxy materials relating to the next Unify annual meeting, all proposals must have been received at Unify’s principal executive offices on or before the above mentioned date.

Where You Can Find More Information

Reports, proxy statements and other information concerning may be Halo inspected at:	Reports, proxy statements and other information concerning Unify may be inspected at:

Halo Technology Holdings, Inc. Attn: Investor Relations 200 Railroad Avenue, Third Floor Greenwich, Connecticut 06830 Telephone: (203) 422-2950	Unify Corporation Attn: Investor Relations 2101 Arena Blvd., Suite 100 Sacramento, California 95834 Telephone: (916) 928-6400

Requests for documents relating to Halo should be directed to:	Requests for documents relating to Unify should be directed to:

Halo Technology Holdings, Inc. Attn: Investor Relations 200 Railroad Avenue, Third Floor Greenwich, Connecticut 06830 Telephone: (203) 422-2950	Unify Corporation Attn: Investor Relations 2101 Arena Blvd., Suite 100 Sacramento, California 95834 Telephone: (916) 928-6400
      Alternatively, you may access these reports or documents from Halo’s and Unify’s websites at the following URLs: Unify: www.unify.com and Halo: www.haloholdings.com.
      Unify and Halo each file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of their respective reports, proxy statements and other information may be read and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission website is http://www.sec.gov.
      Halo will mail without charge to any holder of Halo common stock, upon written request, a copy of its annual report on Form 10-KSB, including the financial statements, schedules and list of exhibits. If you are a holder of Halo common stock and you would like to receive a copy of any exhibits listed in Halo’s Annual Report on Form 10-KSB, you should submit a request in writing to Halo at the address indicated above, and Halo will provide you with such exhibits upon the payment of a nominal fee (which fee will be limited to the expenses Halo incurs in providing you with the requested exhibits).
      Halo has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to Halo’s common stock to be issued to Unify stockholders in the merger. This proxy statement/ prospectus constitutes the prospectus of Halo filed as part of the registration statement. All information in this proxy statement/ prospectus regarding Halo has been furnished by Halo, and Halo is responsible for such information. All information in this proxy statement/ prospectus regarding Unify has been furnished by Unify, and Unify is responsible for such information. Halo represents that it has taken reasonable care to ensure that this prospectus does not make any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein not misleading. This proxy statement/ prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the Securities and Exchange Commission. You may inspect and copy the registration statement at any of the addresses listed above.
      This proxy statement/ prospectus, the articles of incorporation and the most recent annual report of Halo, will be available, without charge, at the offices of Halo, 200 Railroad Avenue, Third Floor, Greenwich, Connecticut 06830.
      You should rely only on the information contained in this proxy statement/ prospectus to vote to adopt the merger agreement. Halo and Unify have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/ prospectus. This proxy statement/ prospectus is

dated [          ], 2006. You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any date other than [          ], 2006, and neither the mailing of the proxy statement/ prospectus to Unify stockholders nor the issuance of Halo common stock in the merger shall create any implication to the contrary.
      This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the Halo common stock or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this proxy statement/ prospectus nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth in this document or in its affairs since the date of this proxy statement/ prospectus.
Information if Proxies, Consents or Authorizations are not to be Solicited or in an Exchange Offer
      Halo is not soliciting proxies from its stockholders, no stockholder consent of Halo stockholders is required for completion of the merger. Unify is soliciting proxies from its stockholders in connection with the merger.
MISCELLANEOUS
[Outside Back Cover of Prospectus]
      Until [                    25 days after effective date], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Unify Corporation	F-118
Report of Grant Thornton LLP, Independent Registered Public Accounting Firm	F-119
Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	F-120
Consolidated Balance Sheets as of April 30, 2005 and April 30, 2004	F-121
Consolidated Statements of Operations for the Years Ended April 30, 2005, 2004 and 2003	F-122
Consolidated Statements of Stockholders’ Equity	F-123
Consolidated Statements of Cash Flows for the Years Ended April 30, 2005, 2004 and 2003	F-124
Notes to Consolidated Financial Statements for the Year Ended April 30, 2005	F-125
Condensed Consolidated Balance Sheets as of January 31, 2006 and April 30, 2005	F-144
Condensed Consolidated Statements of Operations for the Three Months Ended January 31, 2006 and 2005 and the Nine Months Ended January 31, 2006 and 2005	F-145
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended January 31, 2006 and 2005	F-146
Notes to Condensed Consolidated Financial Statements for the Period Ended January 31, 2006	F-147
Unaudited Pro Forma Consolidated Condensed Financial Statements of Halo Technologies Holdings
Reflecting Acquisition of Unify Corporation	F-156
Pro Forma Consolidated Condensed Balance Sheet as of December 31, 2005	F-158
Notes to Pro Forma Consolidated Condensed Balance Sheet	F-159
Pro Forma Consolidated Condensed Statements of Operations for the Six Months Ended December 31, 2005	F-161
Pro Forma Consolidated Condensed Statements of Operations for the Year Ended June 30, 2005	F-162
Notes to Pro Forma Consolidated Condensed Statements of Operations	F-163
Unaudited Pro Forma Consolidated Condensed Financial Statements of Halo Technologies Holdings
Reflecting Acquisition of Unify and InfoNow	F-164
Pro Forma Consolidated Condensed Balance Sheet as of December 31, 2005	F-167
Notes to Pro Forma Consolidated Balance Sheet	F-168
Pro Forma Consolidated Condensed Statements of Operations for the Six Months Ended December 31, 2005	F-171
Pro Forma Consolidated Condensed Statements of Operations for Year Ended June 30, 2005	F-172
Notes to Pro Forma Consolidated Condensed Statements	F-173

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of
WARP Technology Holdings, Inc.
      We have audited the accompanying consolidated balance sheets of WARP Technology Holdings, Inc. and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WARP Technology Holdings, Inc. and subsidiaries as of June 30, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Mahoney Cohen & Company, CPA, P.C.
New York, New York
August 12, 2005, except for Note 21 paragraphs 29 through 33 which are
As of September 12, 2005 and paragraphs 34 and 35 which are as of September 20, 2005

WARP Technology Holdings, Inc.
Consolidated Balance Sheets

	June 30, 2005	June 30, 2004

Assets
Current assets:
Cash and cash equivalents	$1,548,013	$115,491
Accounts receivable, net of allowance for doubtful accounts of $30,845 and $0 respectively	2,024,699	117,847
Prepaid expenses and other current assets	409,496	29,878

Total current assets	3,982,208	263,216
Property and equipment, net	223,025	36,312
Deferred financing costs, net	476,876
Intangible assets, net of accumulated amortization of $756,064 and $277,083	15,678,736	252,917
Goodwill	7,055,264	3,893,294
Investment and other assets	884,379

Total assets	$28,300,488	$4,445,739

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$872,433	$672,105
Accrued expenses	3,752,731	336,496
Deferred revenue	3,392,896	155,826
Deferred compensation		444,000
Due to ISIS	1,293,534	—

Total current liabilities	9,311,594	1,608,427
Subordinate note	2,317,710	—
Senior note	6,446,750	—
Other long term liabilities	43,275	—

Total liabilities	18,119,329	1,608,427
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock (Canadian subsidiary)	2	4
Cumulative convertible preferred stock, Series B; $.00001 par value; (2,915 shares issued and outstanding with liquidation value of $2,915,100 at June 30, 2004)	—	2,915,100
Shares to be issued, cumulative, convertible Preferred stock of Series B (393 shares June 30, 2004)	—	392,939
Series C Preferred Stock: $.00001 par value; 16,000,000 shares authorized, 14,193,095 issued and outstanding (Liquidation value — $14,193,095) at June 30, 2005	14,193,095	—
Shares of Common Stock to be issued for accrued dividends on Series C Preferred Stock	212,897
Common stock, $.00001 par value; 150,000,000 shares authorized, 3,110,800 and 971,115 shares issued and outstanding, respectively	31	10
Additional paid-in capital	59,431,331	40,122,777
Deferred compensation	(970,711)	(891,833)
Accumulated other comprehensive loss	(105,262)	(4,990)
Accumulated deficit	(62,580,224)	(39,696,695)

Total stockholders’ equity	10,181,159	2,837,312

Total liabilities and stockholders’ equity	$28,300,488	$4,445,739

See accompanying notes to consolidated financial statements.

WARP Technology Holdings, Inc.
Consolidated Statements of Operations

	Year Ended	Year Ended
	June 30, 2005	June 30, 2004

Revenue
Licenses	$2,986,752	$705,697
Services	2,137,170	176,424

Total revenues	5,123,922	882,121
Cost of revenue
Cost of licenses	449,073	340,267
Cost of services	396,490	85,067

Total cost of revenues	845,563	425,334

Gross Profit	4,278,359	456,787
Product development	1,589,099	811,725
Sales, marketing and business development	3,652,117	2,310,055
General and administrative (including non-cash compensation of $1,542,686 and $6,007,255, respectively)	4,690,743	8,468,385
Late filing penalty	1,033,500	—
Intangible impairment	62,917	—
Goodwill impairment	3,893,294	—

Loss before interest	(10,643,311)	(11,133,378)
Interest (expense) income	(4,631,683)	63,073

Net loss before income taxes	(15,274,994)	(11,070,305)
Income taxes	(97,945)	—

Net Loss	$(15,372,939)	$(11,070,305)

Computation of loss applicable to common shareholders
Net loss before beneficial conversion and preferred dividends	$(15,372,939)	$(11,070,305)
Beneficial conversion and preferred dividends	(7,510,590)	(1,623,046)

Loss attributable to common stockholders	$(22,883,529)	$(12,693,351)

Basic and diluted net loss per share attributable to common stockholders	$(11.97)	$(16.58)

Weighted-average number common shares — basic and diluted	1,912,033	765,510

See accompanying notes to consolidated financial statements.

WARP Technology Holdings, Inc.
Consolidated Statements of Stockholders’ Equity

	Canadian		Convertible		Convertible
	Convertible		Preferred		Preferred
	Preferred		Series B-2		Series B

	Shares	Amount	Shares	Amount	Shares	Amount

BALANCE — JUNE 30, 2003	15,000	$15		$—		$—
Issuance of common stock to a Consultant
Conversion of Series A to Series B stock					976	975,940
Issuance of Series B shares and Warrants					3,706	3,705,780
Cost in connection with issuance
Warrant exchange program
Issuance of common stock
Cost in connection with issuance
Amortization of stock options
Forfeited stock options
Issuance of common stock to a Consultant
Issuance of common stock
Warrants issued to investors
Penalties on Series B stock					73	73,115
Dividends on Series B stock					60	60,000
Conversion of Series B stock					(1,900)	(1,899,735)
Shares issued to employees
Beneficial Conversion
Foreign currency
Canadian conversion of preferred stock	(10,736)	(11)
Net Loss for the year ended June 30, 2004

BALANCE — JUNE 30, 2004	4,264	4	—	—	2,915	2,915,100

Canadian conversion of preferred stock	(2,554)	(2)
Issuance of Series B-2 shares			1,600	1,600
Accrued dividends on Series B Stock
Conversion of Series B-2 shares			(1,600)	(1,600)
Issuance cost
Stock dividends on Series B stock
Beneficial conversion
Warrants issued to consultant
Options issued to Isis
Amortization of stock options
Forfeiture of stock options
Issuance of common stock relating to settlements
Settlements with Mr. Beller and Dr Milch					570	570,000
Mr. Bottazzi separation agreement
Conversion of Series B-2
Conversion of Series B					(3,485)	(3,485,100)
Conversion of Series C debt
Conversion of Bridge loan
Issuance of Series C shares
Issuance cost for Series C shares
Dividends on Series C stock
Warrants issued to note holders
Warrants issued to investment bankers
Warrants issued to consulting firm
Foreign currency
Net Loss for the year ended June 30, 2005

BALANCE — JUNE 30, 2005	1,710	$2	—	$—	—	$—

See accompanying notes to consolidated financial statements.

WARP Technology Holdings, Inc.
Consolidated Statements of Stockholders’ Equity — (Continued)

	Convertible Preferred
	Series C
			Shares to be	Common	Stock	Paid in	Deferred
	Shares	Amount	Issued Amount	Shares	Amount	Capital	Compensation

BALANCE — JUNE 30, 2003		$—	$—	672,626	$7	$37,659,644	$(7,911,000)
Issuance of common stock to a Consultant				50,000	1	949,999
Issuance of Series A stock and warrants, subsequently converted to Series B stock						(60,000)
Issuance of Series B shares and Warrants
Cost in connection with issuance						(368,258)
Warrant exchange program				44,373		658,858
Issuance of common stock				16,000	—	288,000
Cost in connection with issuance						(28,000)
Amortization of stock options							3,203,483
Forfeited stock options						(3,815,684)	3,815,684
Issuance of common stock to a Consultant				50,000	1	949,999
Issuance of common stock				1,302		24,411
Warrants issued to investors						285,193
Penalties on Series B stock			202,882
Dividends on Series B stock			190,057
Conversion of Series B stock				105,541	1	1,899,734
Shares issued to employees				20,537		305,881
Beneficial Conversion						1,372,989
Foreign Currency
Canadian conversion of preferred stock				10,736		11
Net Loss for the year ended June 30, 2004

BALANCE — JUNE 30, 2004			$392,939	971,115	10	$40,122,777	$(891,833)

Canadian conversion of preferred stock				2,555		2
Issuance of Series B-2 shares
Accrued dividends on Series B Stock			166,114
Conversion of Series B-2 shares			(559,053)	827,874	8	2,159,045
Issuance cost						(50,000)
Dividends on Series B stock						2,105,350
Beneficial conversion						5,026,230
Warrants issued to consultant						96,000
Options issued to Isis						1,052,919	(1,052,919)
Amortization of stock options							647,041
Forfeiture of stock options						(327,000)	327,000
Issuance of common stock relating to settlements				24,525		105,373
Settlements with Mr. Beller and Dr Milch						40,430
Mr. Bottazzi separation agreement	200,000	200,000				300,000
Conversion of Series B				1,284,731	13	3,485,087
Conversion of Series C debt	8,559,750	8,559,750
Conversion of Bridge loan	2,433,345	2,433,345
Issuance of Series C shares	3,000,000	3,000,000
Issuance cost for series C share						(180,000)
Dividends on Series C stock			212,897
Warrants issued to note holders						4,394,500
Warrants issued to investment bankers						1,023,907
Warrants issued to consulting firm						76,711
Foreign currency
Net Loss for the year ended June 30, 2005

BALANCE — JUNE 30, 2005	14,193,095	$14,193,095	$212,897	3,110,800	$31	$59,431,331	$(970,711)

See accompanying notes to consolidated financial statements.

WARP Technology Holdings, Inc.
Consolidated Statements of Stockholders’ Equity — (Continued)

			Annual
	Accumulated Other	Accumulated	Comprehensive
	Comprehensive Loss	Deficit	Income (Loss)	Totals

BALANCE — JUNE 30, 2003	$18,773	$(27,003,344)	$	$2,764,095
Issuance of common stock to a Consultant				950,000
Conversion of Series A to Series B stock				915,940
Issuance of Series B shares and Warrants				3,705,780
Cost in connection with issuance				(368,258)
Warrant exchange program				658,858
Issuance of common stock				288,000
Cost in connection with issuance				(28,000)
Amortization of stock options				3,203,483
Forfeited stock options				—
Issuance of common stock to a Consultant				950,000
Issuance of common stock				24,411
Warrants issued to investors				285,193
Penalties on Series B stock				275,997
Dividends on Series B stock		(250,057)		—
Conversion of Series B stock				—
Shares issued to employees				305,881
Beneficial Conversion		(1,372,989)		—
Foreign Currency	(23,763)		(23,763)	(23,763)
Canadian Conversion of Preferred Stock				—
Net Loss for the year ended June 30, 2004		(11,070,305)	(11,070,305)	(11,070,305)

BALANCE — JUNE 30, 2004	(4,990)	(39,696,695)	(11,094,068)	2,837,312

Canadian conversion of preferred stock
Issuance of Series B-2 shares				1,600,000
Accrued dividends on Series B Stock		(166,114)
Conversion of Series B-2 shares				—
Issuance cost				(50,000)
Dividends on Series B stock		(2,105,350)
Beneficial conversion		(5,026,230)
Warrants issued to consultants				96,000
Options issued to Isis
Amortization of stock options				647,041
Forfeiture of stock options
Issuance of common stock relating to settlements				105,373
Settlements with Mr. Beller and Dr Milch				610,430
Mr. Bottazzi separation agreement				500,000
Conversion of Series B-2
Conversion of Series B
Conversion of Series C debt				8,559,750
Conversion of Bridge loan				2,433,345
Issuance of Series C shares				3,000,000
Issuance cost for series C shares				(180,000)
Dividends on Series C stock		(212,897)
Warrants issued to note holders				4,394,500
Warrants issued to investment bankers				1,023,907
Warrants issued to consulting firm				76,711
Foreign currency	(100,272)		(100,272)	(100,272)
Net Loss for the year ended June 30, 2005		(15,372,939)	(15,372,939)	(15,372,939)

BALANCE — JUNE 30, 2005	$(105,262)	$62,580,224	$(15,473,211)	$10,181,159

See accompanying notes to consolidated financial statements.

WARP Technology Holdings, Inc.
Consolidated Statements of Cash Flows

	Year Ended	Year Ended
	June 30, 2005	June 30, 2004

Operating activities
Net loss	$(15,372,939)	$(11,070,305)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	991,717	241,017
Stock-based compensation, consulting and other fees	1,542,686	6,007,255
Non-cash interest expense	3,323,974	—
Goodwill and impairment charges	3,956,211	—
Changes in operating assets and liabilities net of effect of acquisition of business:
Accounts receivable	610,869	(105,398)
Inventory	—	207,000
Prepaid expenses and other	69,096	48,403
Accounts payable and accrued expenses	230,837	63,956
Deferred revenue	1,261,903	58,002
Deferred compensation payable	—	(250,000)

Net cash used in operating activities	(3,385,646)	(4,800,070)
Investing activities
Security deposits	—	28,115
Gupta acquisition net of cash acquired of $742,915	(15,007,085)	—
Kenosia acquisition deposit	(801,750)	—
Purchase of property and equipment	(40,610)	(3,179)

Net cash (used in) provided by investing activities	(15,849,445)	24,936
Financing activities
Proceeds from issuance of preferred stock, net of issuance costs	12,191,500	4,682,320
Repayment of bridge loan	—	(120,000)
Proceeds from subordinated notes	2,500,000	—
Proceeds from senior notes	6,075,000	—

Net cash provided by financing activities	20,766,500	4,562,320
Effect of exchange rate changes on cash	(98,887)	(31,759)

Net increase (decrease) in cash and cash equivalents	1,432,522	(244,573)
Cash and cash equivalents — beginning of year	115,491	360,064

Cash and cash equivalents — end of year	$1,548,013	$115,491

Supplemental disclosure of cash flow Information:
Income tax paid	$241,017	$2,546
Interest paid	$271,250	$—
      Supplemental schedule of non-cash investing and financing activities:
      For the year ended June 30, 2005, the Company recorded $212,897 in connection with Series C Convertible Preferred dividends.
      In connection with the acquisition of Gupta in 2005, the Company issued $2,000,000 of Series C note, $1,500,000 of Subordinated note and $750,000 of Senior note to the Seller.
      For the year ended June 30, 2005 and 2004, the Company recorded $166,114 and $392,939 for the issuance of approximately 166 and 393 shares of Series B Convertible Preferred Shares in connection with penalties and dividends due to preferred stockholders.
See accompanying notes to consolidated financial statements.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005

Note 1.	Organization, Merger, Description of Business and Basis of Presentation
      Warp Technology Holdings, Inc. (collectively with its subsidiaries, the “Company”) is a Nevada corporation with its principal executive office in Greenwich, Connecticut.
      The Company is a holding company whose subsidiaries operate enterprise software and information technology businesses. In addition to holding its existing subsidiaries, the Company’s strategy is to pursue acquisitions of businesses which either complement the Company’s existing businesses or expand the segments in which the Company operates.
      On January 31, 2005, the Company completed the acquisition of Gupta Technologies, LLC (together with its subsidiaries, “Gupta”). Gupta is now a wholly owned subsidiary of the Company, and Gupta’s wholly owned subsidiaries, Gupta Technologies GmbH, a German corporation, Gupta Technologies Ltd., a U.K. company, and Gupta Technologies, S.A. de C.V., a Mexican company, have become indirect subsidiaries of the Company.
      Gupta develops, markets and supports software products that enable software programmers to create enterprise class applications, operating on either the Microsoft Windows or Linux operating systems that are used in large and small businesses and governmental entities around the world. Gupta’s products include a popular database application and a well-known set of application development tools. The relational database product allows companies to manage data closer to the customer, where capturing and organizing information is becoming increasingly critical. This product is designed for applications being deployed in situations where there are little or no technical resources to support and administer databases or applications.
      Gupta recently released its Linux product line. Compatible with its existing Microsoft Windows-based product line, the Linux line of products will enable developers to write one application to run in both Microsoft Windows and Linux operating systems.
      Gupta has headquarters in California, and has regional office in Munich and sales offices in London and Paris.
      Warp Solutions, a wholly owned subsidiary of the Company, produce a series of application acceleration products that improve the speed and efficiency of transactions and information requests that are processed over the internet and intranet network systems. The subsidiaries’ suite of software products and technologies are designed to accelerate network applications, reduce network congestion, and reduce the cost of expensive server deployments for enterprises engaged in high volume network activities.
      On November 12, 2004, the Company filed a Current Report on Form 8-K which disclosed the Company’s one hundred for one (100:1) reverse stock split. The reverse split became effective on the opening of business on November 18, 2004 and is reflected in the financial statements for all periods presented.
      6043577 Canada, Inc., a wholly-owned subsidiary of the Company, was established in January 2003 to acquire SpiderSoftware, Inc a Canadian Corporation. Effective January 13, 2003 the Company, through its wholly owned subsidiary 6043577 Canada, Inc acquired SpiderSoftware, Inc.

Note 2.	Summary of Significant Accounting Policies

Principles of Consolidation
      The accompanying consolidated financial statements include the accounts of WARP and its wholly-owned subsidiaries, (collectively the “Company”). All inter-company transactions and balances have been eliminated in consolidation.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

Use of Estimates
      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment
      Property and equipment are stated at cost. Depreciation of property and equipment is provided by the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements are amortized on a straight-line basis over the lesser of their estimated useful lives or the life of the underlying lease.

Revenue Recognition
      The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition.
      Revenues are derived from the licensing of software, maintenance contracts, training, and other consulting services.
      In arrangements that include rights to multiple software products and/or services, the Company allocates and defers revenue for the undelivered items, based on vendor-specific objective evidence of fair value, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. In arrangements in which the Company does not have vendor-specific objective evidence of fair value of maintenance, and maintenance is the only undelivered item, the Company recognizes the total arrangement fee ratably over the contractual maintenance term.
      Software license revenues are recognized upon receipt of a purchase order and delivery of software, provided that the license fee is fixed or determinable; no significant production, modification, or customization of the software is required; and collection is considered probable by management. For licensing of Gupta’s software through its indirect sales channel, revenue is recognized when the distributor sells the software to its end-users, including value-added resellers. For licensing of software to independent software vendors, revenue is recognized upon shipment to the independent software vendors.
      Service revenue for maintenance contracts is deferred and recognized ratably over the term of the agreement. Revenue from training and other consulting services is recognized as the related services are performed.
      Vendor specific objective evidence of fair value for undelivered elements of an arrangement is based upon the normal pricing and discounting practices for those products and services when sold separately, and maintenance contracts measured by the renewal rate offered to the customer.

Cost of Revenue
      Cost of revenue includes costs related to product and service revenue and amortization of acquired developed technology. Cost of product revenue includes material, packaging, shipping, and other production costs. Cost of service revenue includes salaries, benefits, and overhead costs associated with employees providing maintenance and technical support, training, and consulting services. Third-party consultant fees are also included in cost of service revenue.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

Operating Segments
      The Company has reviewed the provisions of SFAS 131, “Disclosures about Segments of an Enterprise and Related Information” with respect to the criteria necessary to evaluate the number of operating segments that exist. Based on its review the Company has determined that it operates in one segment.

Shipping and Handling Costs
      Costs to ship products from the Company’s warehouse facilities to customers are recorded as a component of cost of revenues in the consolidated statement of income.

Reclassification
      Certain reclassifications have been made to the 2004 financial statements to conform to the 2005 presentation.

Cash Equivalents
      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Intangible Assets and Goodwill
      Intangible assets are primarily comprised of customer relationships, developed technology, trade names and contracts. Goodwill represents acquisition costs in excess of the net assets of businesses acquired. In accordance with SFAS 142, “Goodwill and Other Intangible Assets” goodwill is no longer amortized; instead goodwill is tested for impairment on an annual basis. The Company assesses the impairment of identifiable intangibles and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers to be important which could trigger an impairment review include the following:

•	Significant underperformance relative to expected historical or projected future operating results;

•	Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and

•	Significant negative industry or economic trends.
      When the Company determines that the carrying value of intangibles and other long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. As of June 30, 2005 the Company determined that the goodwill and intangible assets related to the acquisition of Spider Software were impaired and wrote off $3,956,211. Intangible assets, subject to amortization, are being amortized over their estimated useful lives of three to ten years.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

Concentration of Risk

Cash
      The company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

Accounts Receivable
      Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of accounts receivable. The Company performs on going credit evaluations of its customers and maintains allowances for potential credit issues. Historically, such loses have been within management’s expectations.

Product Development Costs
      Product development costs incurred in the process of developing product improvements and enhancements or new products are charged to expense as incurred. Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s product development process, technological feasibility is established upon the completion of a working model. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release has been insignificant.

Income Taxes
      The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized with respect to the future tax consequences attributable to differences between the tax basis of assets and liabilities and their carrying amounts for financial statement purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

Foreign Currency
      The functional currency of the Company’s international subsidiaries is the local currency. The financial statements of these subsidiaries are translated to United States dollars using period-end rates of exchanges for assets and liabilities, and average rates of exchanges for the period for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (losses) as a component of stockholders’ equity. Net gain and losses resulting from foreign exchange transactions are included in operations and were not significant during the periods presented.

Deferred Financing Costs
      Deferred financing costs, which are mainly costs associated with the Company’s Senior Note and the Company’s Subordinated Note, are amortized over the term of the notes on a straight-line basis.

Loss Per Share
      Basic and diluted net loss per share information for all periods is presented under the requirements of SFAS No. 128, Earnings Per Share. Basic loss per share is calculated by dividing the net loss attributable

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
to common stockholders by the weighted-average common shares outstanding during the period. Diluted loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding. The dilutive effect of preferred stock, warrants and options convertible into an aggregate of approximately 33,880,908 and 418,520 of common shares as of June 30, 2005 and June 30, 2004, respectively, are not included as the inclusion of such would be anti-dilutive for all periods presented.

Stock-Based Compensation
      The Company uses the intrinsic value method to account for stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and have adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Accordingly, no compensation cost has been recognized for fixed stock option grants. Had compensation costs for the Company’s stock option grants been determined based on the fair value at the grant dates for awards under these plans in accordance with SFAS No. 123, the Company’s net loss and loss per share would have been reduced to the proforma amounts as follows:

	Year Ended	Year Ended
	June 30, 2005	June 30, 2004

Net loss, as reported	$(15,372,939)	$(11,070,305)
Add: Stock-based employee compensation expense included in reported net loss	454,000	3,203,483
Deduct: Stock-based employee compensation expense determined under fair value method for all awards	(828,173)	(3,702,564)

Net loss, pro forma	(15,747,112)	(11,569,386)
Beneficial conversion and preferred dividends	(7,510,590)	(1,623,046)

Net loss attributable to common stockholders — Proforma	$(23,257,702)	$(13,192,432)

Basic and diluted net loss per share attributable to common stockholders, as reported	$(11.97)	$(16.58)

Basic and diluted net loss per share attributable to common stockholders pro forma	$(12.16)	$(17.23)

      Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if Warp had accounted for its employees’ stock options under the fair value method provided by this statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended	Year Ended
	June 30, 2005	June 30, 2004

Expected life	3 years	3 years
Risk-fee interest rate	3.00%	2.13%
Expected volatility	177.25%	183%
Dividend yield	0%	0%
      Option pricing models require the input of highly subjective assumptions. Because the Company’s employee stock has characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion,

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Fair Value of Financial Instruments
      For financial statement instruments, including cash, accounts receivable, subordinated note, senior note, the amount due to Isis and accounts payable, the carrying amount approximated fair value because of their short maturity.

Recent Accounting Pronouncement
      In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123 ® will be effective for the interim period beginning January 1, 2006. The impact on this new standard, if it had been in effect on the net loss and related per share amounts of our years ended June 30, 2005 and 2004 is disclosed above in Note 2 Summary of Significant Accounting Policies — Stock Based Compensation. We believe the adoption will have an effect on our results of operations.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 20, Accounting for Nonmonetary transactions.” The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement shall be applied prospectively and is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The Company does not anticipate that the adoption of SFAS No. 153 will have a significant impact on the Company’s overall results of operations or financial position.
      In May 2005 the FASB issued SFAS 154, Accounting Changes and Error Corrections, that applies to all voluntary changes in accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 will be effective for the Company for fiscal year ended June 30, 2006. The Company does not anticipate that the adoption of SFAS No. 154 will have an impact on the Company’s overall results of operations or financial position.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

Note 3.	Property and Equipment
      Property and equipment consists of the following:

	June 30, 2005	June 30, 2004

Purchased software	$78,088	$84,283
Computer equipment	165,476	144,596
Furniture, fixtures and equipment	54,322	98,679

	297,886	327,558
Accumulated depreciation	(74,861)	(291,246)

	$223,025	$36,312

      Depreciation expense was $45,653 and $51,091 for the years ended June 30, 2005 and 2004, respectively.

Note 4.	Accrued Expenses
      Accrued expenses consists of the following:

	June 30, 2005	June 30, 2004

Accrued professional fees	$960,032	$95,563
Accrued vendor costs	276,686	96,000
Accrued penalties on late registration	1,033,500	—
Accrued compensation expense	1,078,033	—
Other accrued expenses	404,480	144,933

	$3,752,731	$336,496

Note 5.	Stockholders’ Equity

Common and Preferred Stock
      In January 2005, the Company issued 889 shares of common stock to Mr. Malcolm Coster pursuant to the terms and conditions of his separation agreement as compensation for services rendered by Mr. Coster to the Company. The Company recorded $3,556 of non-cash compensation related to this stock issuance.
      In January, 2005, the Company issued 3,636 shares of common stock to CIV, a firm which had consulted to the Company, for services rendered. The Company recorded $15,817 of non-cash compensation related to this stock issuance.
      In January, 2005, the Company issued 20,000 shares of common stock and warrants to acquire 1,500 shares of Common Stock to Darien Corporation to settled all outstanding claims under a prior Fee Agreement. Warrants have $1.00 per share exercise price, cashless exercise feature and are exercisable over 5 years. The Company recorded an expense of $86,000 related to this settlement.
      On August 4, 2004, the Company entered into a Series B-2 Preferred Stock Purchase Agreement
(the “Purchase Agreement”). The Purchase Agreement related to the sale of 1,600 shares (the “Series B-2
Preferred Shares”) of the Company’s authorized but unissued shares of Preferred Stock, $0.00001 par value per share, designated Series B-2 Preferred Stock (the “Series B-2 Preferred Stock”) at a purchase price of $1,000 per share, and warrants, exercisable over five (5) years, to purchase an aggregate of 1,600 shares of Series B-2 Preferred Stock (the “Warrants” and together with the shares of Series B-2

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
Preferred Stock, collectively, the “Securities”) to investors. The aggregate purchase price for the Securities was $1,600,000, of which $1,474,500 was received by December 31,2004 and the remainder of $125,500 was received by the Company in January 2005. The Company incurred approximately $20,000 in dividends for the year ended June 30, 2005 to the Series B-2 shareholders. The number of shares of Common Stock receivable upon conversion shall be equal to the Series B-2 Face Amount, which is initially equal to the per share purchase price of $1,000, plus any accrued but unpaid dividends, divided by the conversion price, which was initially set at $5.00. Under certain anti-dilution protection rights of the Series B-2 Preferred Stock, the conversion price will adjust from time to time if the Company issues any shares of Common Stock, or options, warrants, or other securities convertible or exchangeable into Common Stock, at a purchase price below $5.00 per share, and will also be adjusted for any stock splits or similar corporate actions. Under the initial conversion price, each share of Series B-2 Preferred Stock is convertible into 200 shares of Common Stock. Accordingly, the Company recorded approximately $539,000 as beneficial conversion relating to this transaction because the fair market value of the common stock was greater than the conversion price. In January, 2005, in connection with the Series C financing, the conversion price of the Series B-2 stock was reduced from $5 to $2, and the Company recorded a stock dividend to the Series B-2 holders valued at approximately $2,280,000. In addition on January 31, 2005 all of the Series B-2 shareholders converted all of their outstanding shares into common stock.
      On April 22, 2004 the Company approved the issuance of 14,981 shares of common stock to employees. In connection with this issuance the Company recorded compensation of approximately $195,000.
      On March 29, 2004, the Company issued 50,000 shares of common stock to Noah Clark as consideration for financial consulting services beginning April 1, 2004, to be provided by Mr. Clark pursuant to the Consulting Agreement dated March 26, 2004 between the Company and Mr. Clark (the “Consulting Agreement”).The Company recognized approximately $950,000 of expense relating to this agreement. The shares issued to Mr. Clark were restricted shares on the date of issuance. On April 26, 2004, the Company filed an Amendment Number 1 to a Registration Statement on Form S-2 originally filed on April 4, 2004 (hereinafter referred to as the “April Form S-2”), which covered the shares of common stock issued to Mr. Clark under his consulting agreement. On April 29, 2004, the April Form S-2 was declared effective by the Securities and Exchange Commission.
      On March 12, 2004, the Company approved the issuance of 976 shares of common stock to Bradley L. Steere, Esq. as consideration for legal services rendered to the Company in the amount of approximately $18,500.
      On March 12, 2004, the Company approved the issuance of 326 shares of common stock to Mr. Wesley Ramjeet as consideration for professional accounting services rendered to the Company in the amount of approximately $5,900.
      On March 12, 2004, the Company approved the issuance of 5,555 shares of common stock to Mr. Malcolm Coster pursuant to the terms and conditions of his Employment Contract as compensation for services rendered by Mr. Coster to the Company in the amount of approximately $111,000 as its interim Chief Executive Officer.
      In fiscal 2005 and 2004, several holders of the preferred stock of 6043577 Canada, Inc., a wholly-owned subsidiary of the Company converted their preferred stock to shares of the Company’s common stock. Such conversions resulted in the issuance of 2,554 and 10,736 shares of common stock, respectively.
      On February 10, 2004, the Company completed an offering of 1,058 shares of Series B 10% Cumulative Convertible Preferred Stock (the “B Shares”) with gross proceeds to the Company from the

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
sales equaling $1,058,000. The B Shares had a purchase price of $1,000.00 per share. The B Shares have a cumulative dividend of 10% per year, which is payable in cash or stock at the time of conversion at the election of the Company. The B Share subscribers also received warrants to purchase a number of common shares equal to 50% of the common shares such subscriber would receive upon the conversion of their B Shares to common shares. The exercise price of the warrants is $33.00 per share of common stock and the exercise price is only payable with cash. Under certain anti-dilution protection rights of the Series B Preferred Stock, the conversion price will adjust from time to time if the Company issues any shares of Common Stock, or options, warrants, or other securities convertible or exchangeable into Common Stock, at a purchase price below the conversion price then in effect. In August 2004, the Company completed its first closing of the Series B-2 offering at an effective price of $5.00 per common share. As a result of the Series B-2 financing, the conversion price of the Series B Stock was reduced from $18.00 to $5.00, and the Company recorded a stock dividend to the Series B shareholders for approximately 121,290 shares of common stock valued at approximately $606,000. In January 2005 in connection with the Series C financing, the conversion price of all Series B stock was reduced from $5 to $3, and the Company recorded a dividend to the Series B holders of approximately $2,207,000. In addition, on January 31, 2005 all of the Series B holders converted all of their Series B stock, accrued dividend and penalties to common stock.
      On February 10, 2004, the Company closed an offering of 16,000 restricted shares of its common stock and 8,000 warrants to purchase common stock in a private transaction for gross proceeds of $288,000 in cash. The exercise price of the warrants is $33 per share of common stock and the exercise price is only payable with cash. The Company paid approximately $28,000 in placement agent fees relating to this private placement.
      In 2004, holders of 1,766.62 shares of the Company’s Series B 10% Cumulative Convertible Preferred Stock (“B Shares”) converted their B Shares into shares of the Company’s common stock. Such conversions resulted in the issuance of 98,145 shares of common stock. The 98,145 common shares issued on the conversions is derived from the B Shares’ $18 conversion price. In connection with the conversion an additional 3,305 shares were issued as payment of the B Shares 10% cumulative dividend, and 4,089 shares were issued as payment of a 6% penalty for the failure by the Company to cause its March Form S-2 to be declared effective in a timely manner.
      In December 2003, the Company issued 50,000 shares of common stock to Blue & Gold Enterprises LLC (“Blue & Gold”) as consideration for financial consulting services provided by Mr. Steven Antebi pursuant to the Consulting Agreement dated December 2003 between the Company and Mr. Antebi. The shares issued to Mr. Antebi were restricted shares on the date of issuance. The April Form S-2, declared effective on April 29, 2004, registered the shares of common stock issued to Mr. Antebi under his consulting agreement. In connection with this agreement the Company recorded approximately $950,000 as non-cash compensation.
      On November 4, 2003, the Company completed an offering of 2,647.78 shares of Series B 10% Cumulative Convertible Preferred Stock (the “B Shares”) with gross proceeds to the Company from the sale equaling $2,647,780. The B Shares had a cumulative dividend of 10% per year, which is payable in cash or stock at the time of conversion. The B Share subscribers also received warrants to purchase a number of common shares equal to 50% of the common shares such subscriber would receive upon the conversion of their B Shares to common shares. The exercise price of the warrants was $33.00 per share of common stock. The Company was required to pay a penalty equivalent to 6% of the common shares underlying the B Shares sold in this offering because it was not able to get its registration statement effective by the date in the purchase agreement. Under certain anti-dilution protection rights of the Series B Preferred Stock, the conversion price will adjust from time to time if the Company issues any shares of Common Stock, or options, warrants, or other securities convertible or exchangeable into

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
Common Stock, at a purchase price below the conversion price then in effect. In August 2004, the Company completed its first closing of the Series B-2 offering at an effective price of $5.00 per common share. As a result of the Series B-2 financing, the conversion price of the Series B Stock was reduced from $18.00 to $5.00, and the Company recorded a stock dividend to the Series B shareholders for approximately 290,770 shares of common stock valued at approximately $1,499,000.
      On September 30, 2003, the Company completed an offering of 975,940 shares of its Series A 8% Cumulative Convertible Preferred Stock (the “A Shares”) with gross proceeds to the Company from the sale equaling $975,940. Pursuant to a “most favored nation” provision of the A Shares offering, the holders of the A Shares were entitled to receive the better terms of any offering that was completed subsequent to the closing of the A Shares offering. As a result, the Company has cancelled all 975,940 A Shares which were to be issued and has instead issued 975.94 B Shares to the A Share subscribers. The A Share subscribers also received warrants with the same terms as the B Share subscribers. The conversion to common stock of all the B Shares issued to the A Share subscribers resulted in the Company issuing approximately 54,220 shares of common stock to the A Share subscribers. Pursuant to a registration rights agreement between the Company and the B Share subscribers, the Company was obligated to register the shares of common stock issuable upon conversion of the B Shares within 45 days of issuance of the B Shares. This registration rights agreement contained a penalty provision that required the Company to issue the number of shares of common stock equal to 2% of the shares of common stock issuable upon conversion of the B Shares for each 30-day period until such shares were registered. When the March 2004 Form S-2 was declared effective, the Company was obligated to issue an aggregate of 12,427 shares of common stock pursuant to this penalty provision. Exercise of all the warrants held by the A Share subscribers will result in the issuance of approximately 27,110 shares of common stock to the A Share subscribers. The Company recorded approximately $271,000 as beneficial conversion relating to this transaction because the fair market value of the common stock was greater than the conversion price. The March 2004 Form S-2, declared effective on March 31, 2004, covered the common shares issuable upon the conversion of the B Shares and warrants held by the A Share subscribers. The Company recorded approximately $60,000 for fees relating to this private placement.

Stock Options
      On August 4, 2004, the Company amended its 2002 Employee Stock Plan to increase the total number of shares authorized for issuance under the plan to a total of 776,611 shares of Common Stock, and to reserve such shares for issuance under the plan.
      On August 4, 2004 the Company granted its executive officers, Rodney A. Bienvenu, Jr., Gus Bottazzi, Ernest C. Mysogland and Michael D. Liss, certain options to acquire shares of Common Stock. The total number of shares subject to these options is 468,799. In addition, the Company granted ISIS certain non-qualified options to acquire 200,914 shares of Common Stock. All such options have an exercise price of $6.75 per share. The exercise of such options is subject to the achievement of certain vesting and milestone terms (subject in each case to the terms of the optionee’s stock option agreement). Any of the above-described options not previously exercisable shall be vested and exercisable on the fifth anniversary of the initial closing of the B-2 Financing. In connection, with the options granted to ISIS the Company recorded deferred compensation of approximately $1,053,000 that will be amortized over five years from the date of grant. The Company recognized approximately $193,000 of expense for the year ended June 30, 2005 relating to the ISIS options.
      In fiscal 2004, the Board of Directors granted 45,130 options to certain employees of the Company under the 2002 Plan. Of those options, 22,565 vested on the date of grant and the remainder vest over a two-year period. Such options have a term of ten years and have an exercise price of $13.00 per share, the fair market price of the stock on the date of grant.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
      In fiscal 2003 the Company’s Board of Directors granted 15,000 options to a consultant, Dr. Milch, at an exercise price of $25.00 per share. As of September 30, 2004 all 15,000 of these options have been vested. The Company had agreed to compensate this consultant in an amount equal to the difference between $100 and the market price of the stock received upon exercise of each option for up to 14,500 of these options. In January 2005 the Company issued 330 shares of Series B Preferred stock and 7,612 warrants to purchase common stock at $33 per share to settle all outstanding liability owed to this former consultant.
      In fiscal 2003, the Company granted 4,200 options to an employee, Mr. Beller, at an exercise price of $25.00 per share. The Company had agreed to compensate this employee in an amount equal to the difference between $100 and the market price of the stock received upon exercise of each option. The total amount was capped at $400,000 and expired in December 2003. In January 2005 the Company issued 240 shares of Series B Preferred stock and 5,973 warrants to purchase common stock at $33 per share to settle all outstanding liability owed to this former employee.
      In November 2002 the Company’s Board of Directors approved and adopted the Warp Technology Holdings, Inc. 2002 Stock Incentive plan (the “2002 Plan”) as a means through which the Company and its subsidiaries may attract, retain and compensate employees and consultants. In fiscal 2003, the Board of Directors issued 70,980 options to certain employees of the Company under the 2002 Plan. Of those options, 18,333 vested on the date of grant and the remainder vest over a two-year period. Such options have a term of ten years and have an exercise price of $.25 per share. For financial statement purposes the Company recorded deferred compensation of $18,996,000, representing the difference between the market price of the Company’s stock and $.25 on the date of grant. The amount recognized as expense for the period ending June 30, 2005 and 2004 was $454,000 and $3,562,241, respectively.
      Detailed information concerning WARP Technology Holding, Inc activity for the 2002 Plan is as follows:

		Weighted-
		Average	Average
		Exercise	Fair Value
	Options	Price	of Grants

Options outstanding at June 30, 2003	76,996	$25.00
Options cancelled	(31,793)	23.00
Options granted	45,130	13.00	$13.00

Options outstanding at June 30, 2004	90,333	22.00
Options cancelled	(131,592)	13.05
Options granted	669,712	6.75	$5.24

Options outstanding at June 30, 2005	628,453	$6.84

      The following table summarizes information about options outstanding at June 30,2005.

Options Outstanding			Options Exercisable

		Weighted
		Average
		Remaining	Weighted		Weighted
	Number	Contractual Life	Average Exercise	Number	Average Exercise
Exercise Price	Outstanding	(in Years)	Price	Exercisable	Price

$13	7,400	8.8	$13	6,000	$13
$25	31,705	7.0	$25	29,651	$25
$6.75	589,348	9.1	$6.75	187,519	$6.75
      As of June 30, 2005, there were 148,158 shares available for future grants under the 2002 Plan.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
      The fair value for options have been estimated on the date of grant using the Black-Scholes option pricing model thereafter, with the following assumptions:

	Year Ended	Year Ended
	June 30, 2005	June 30, 2004

Expected life	3 years	3 years
Risk-fee interest rate	3.0%	2.13%
Expected volatility	177.25%	183%
Dividend yield	0%	0%
      During 2005 and 2004, no options were issued or exercised under the Warp Solutions, Inc. 1999 Plan. Additionally, all previously outstanding options were canceled. Therefore, as of June 30, 2005, there are no options outstanding under the Warp Solutions, Inc. 1999 Plan.

Warrants
      During 2000, in conjunction with the sale of its Series B Convertible Preferred Stock to certain investors, The Company issued warrants to purchase 10,636 shares of its common stock at an exercise price of $9.05 per share. The warrants expire on the fifth anniversary of issuance. In fiscal 2003 certain holders of these warrants converted 7,334 of these warrants in a cashless exercise for 5,438 shares of the Company’s common stock.
      On August 1, 2000, the Company issued warrants to purchase 1,105 shares of its common stock to an outside consultant for services rendered. The warrants have an exercise price of $9.05 per share and expire on the fifth anniversary of issuance.
      In connection with the February, 2003 private placement the Company issued 4,209 warrants to purchase shares of its common stock at an exercise price of $10.00 per share. The warrants expire on the fifth anniversary of issuance. In fiscal 2004, 1,350 of these warrants were exercised; the Company received approximately, $13,500.
      In January 2004, the Company issued 15,000 warrants to Mr. Ray Musson and Killick & Co. as a settlement for not registering previously sold shares. The warrants have a (5) five-year term, an exercise price of $36 per share and no cashless exercise provision. The Company recorded as expense $180,000 relating to this warrants issuance. The March Form S-2, declared effective on March 31, 2004, registered the shares of common stock issuable upon the exercise of the warrants issued to Mr. Musson and Killick & Co.
      On March 5, 2004, the Company initiated a warrant exchange program (the “Program”) applicable to all of the Company’s outstanding warrants (collectively the “Original Warrants”). The Program was an opportunity for the Company’s warrant holders to choose whether they wanted to keep their Original Warrants or exchange them for new warrants (the “Exchanged Warrants”). The Exchanged Warrants had an exercise price of $15 per share, as compared to the Original Warrants, which have exercise prices of $36, $33, $25, or $18 per share, and were required to be exercised immediately after their issuance. The Program closed on March 18, 2004, and resulted in the exchange of 43,023 Original Warrants for Exchanged Warrants. The immediate exercise of the Exchanged Warrants caused the issuance by the Company of 43,023 shares of common stock for gross proceeds to the Company of $645,358. The Company recorded approximately $132,000 as a beneficial conversion dividend relating to this transaction because the fair market value of the common stock was greater than the conversion price.
      In April 2004, the Company issued warrants to purchase 8,600 shares of common stock at an exercise price of $25 per share to Lighthouse Capital Ltd and warrants to purchase 1,500 shares of common stock at an exercise price of $25 to Peter Bailey in payment of services provided by Lighthouse Capital Ltd to

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
the Company under the terms of a consulting agreement. In connection with this issuance the Company recorded an expense of approximately $105,000.
      In August 2004, the Company issued 20,000 warrants to purchase common stock to Malcolm Coster at an exercise price of $18.00 per share for services performed. In connection with this issuance the Company recorded an expense of approximately $96,000.
      In September 2004, the Company agreed to issue 35,200 warrants to purchase common Stock at an exercise price of $5.00 per share to Griffin Securities, Inc. for advisory services to be provided to the Company. In connection with these warrants the Company recorded an expense of $25,696.
      In January 2005 in connection with the various sales of the Bridge Notes, the Series C Notes, the Senior Notes and the Subordinated Notes under the financing agreements, the Company has incurred brokers or finders fees and commissions of a total of $1,058,900. In addition, the Company has committed to issue to such brokers and finders warrants to acquire up to an aggregate of 1,210,601 shares of Common Stock. These warrants are exercisable for a period of five years and 280,000 have an exercise price of $4.75 and 930,601 have an exercise price of $1.25 per share. These warrants were valued at $998,211 using the black-scholes model . The value of the warrants is being amortized over the length of the various debt financing as interest expense. The Company’s amortization expense for the year ended June 30, 2005 was $1,580,235.
      In May 2005 the Company issued warrants to purchase 50,000 shares of common stock at an exercise price of $2.25 to Lippert Heilshorn and Associates for consulting services. In connection with this issuance the Company valued the warrants at $76,711, which will be expensed ratably over the life of the consulting agreement.

Note 6.	Gupta Technologies, LLC Acquisition
      On January 31, 2005, the Company completed the acquisition of Gupta. The acquisition of Gupta (the “Acquisition”) was made pursuant to a Membership Interest Purchase Agreement (as amended, the “Purchase Agreement”) between the Company and Gupta Holdings, LLC (the “Seller”). The Board of Directors agreed to purchase Gupta because it fit the profile of the type of companies that is necessary for the Company to create a sustainable, profitable company. The Consolidated Statement of Operations for the year ended June 30, 2005 includes the results of operations of Gupta for five months beginning as of February 1, 2005.
      Under the Purchase Agreement, the total purchase price was $21,000,000, of which the Company delivered $15,750,000 in cash on or before the closing (ii) $750,000 Senior Note and related Senior Lender Warrant; (iii) $1,500,000 Gupta Note; (iv) $2,000,000 Series C Note; and (v) the Company’s provision of a $1,000,000 Secured Promissory Note issued by an Investor, ISIS Capital Management, LLC (“ISIS”) to the Seller (which ISIS agreed to issue in exchange for a $1,000,000 Series C Note from the Company). ISIS is a limited liability company whose managing members are Rodney A. Bienvenu, Jr. (“Bienvenu”), the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors, and Ernest C. Mysogland (“Mysogland”), the Executive Vice President and Chief Legal Officer of the Company in exchange for 100% of Gupta voting shares.
      In order to raise funds to pay the cash portion of the purchase price for Gupta, and in order to provide the non-cash portion of the purchase price, the Company entered into certain financing agreements described herein. An Amendment to the Company’s Articles of Incorporation was necessary to allow the Company to reserve for issuance of sufficient shares of Common Stock to be issued upon conversion or exercise of the securities sold by the Company pursuant to the financing agreements.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
      The financing agreements include the Subscription Agreement, the Bridge Notes, the Senior Note Agreement, the Subordinated Note Agreement, the Broker Warrants and the Assignment as such terms are defined below.
      The purchase price for Gupta was $21 million, plus transaction costs of $1,325,000, the purchase price allocation is as follows:

Cash	$742,915
Accounts Receivables	2,489,517
Other current assets	393,126
Fixed assets	161,345
Intangibles	16,434,800
Goodwill	7,055,264
Other assets	71,093
Accounts Payable and accrued expenses	(3,047,893)
Deferred Revenues	(1,975,167)

$22,325,000

      The Company’s management and the Board of directors believes that the purchase of Gupta that resulted in approximately $7,055,000 of goodwill is justified because of Gupta’s position in the marketplace and expected increased cash flows to the Company. The company expects all of the goodwill will be deductible for income tax purposes.
      Unaudited Pro Forma Financial Information
      The following unaudited pro forma financial information is provided for informational purposes only and should not be construed to be indicative of the Company’s consolidated results of operations had the acquisitions been consummated on the dates assumed and does not project the Company’s results of operations for any future period:
      The following unaudited pro forma financial information presents the consolidated operations of the Company for the years ended June 30, 2005 and 2004 as if the acquisition of Gupta had occurred as of July 1, 2004 and July 1, 2003, respectively.

	2005	2004

Revenue	$13,890,560	$16,675,544
Net loss	(14,122,849)	(10,231,577)
Loss per share	$(7.39)	$(13.36)

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

Note 7.	Acquired Intangible Assets
      In connection with the acquisition of Gupta the Company recorded intangible assets as follows:

Amortized Intangible Assets:
Developed Technology	2,284,100
Customer Relationships	6,165,800
Contracts	7,547,200

Total amortized intangible assets	$15,997,100

Accumulated amortization	756,064

Net	$15,241,036

Unamortized intangible assets:
Goodwill	$7,055,264

Trade names	$437,700

Estimated amortization expense:
For year ending June 30, 2006	$1,815,000
For year ending June 30, 2007	$1,815,000
For year ending June 30, 2008	$1,627,000
For year ending June 30, 2009	$1,610,000
For year ending June 30, 2010	$1,610,000
      Amortization expense for the years ended June 30, 2005 and June 30, 2004 were approximately $946,000 and $190,000 respectively.

Note 8.	Series C Subscription Agreement.
      On January 31, 2005, the Company entered into certain Series C Subscription Agreements (collectively, the “Subscription Agreement”), with the Investors. The Subscription Agreement has the following material terms:

•	An aggregate of $8,475,000 of Series C Notes were sold to Investors under the Subscription Agreement.

•	Most of the proceeds of the sale of the Series C Notes were used to fund a portion of the purchase price in the Gupta acquisition and the remainder of the proceeds were used for working capital purposes.

•	The Series C Notes were unsecured and bore interest at the rate of 6% per annum.

•	The Series C Notes were converted into a new series of Preferred Stock, the “Series C Stock” with a par value of $.00001 per share, and Warrants to acquire Common Stock.

•	On March 31, 2005, all amounts due under the Series C Notes (principal and interest) automatically converted into (i) 8,559,750 shares of Series C Stock, and (ii) Warrants (the “Warrants”) to acquire 8,559,750 shares of Common Stock. The Company reserved for issuance 17,119,500 shares of Common stock to cover those shares of Common Stock issuable upon conversion of the Series C Stock and exercise of the Warrants.

•	Since the Series C Notes were not converted by March 17, 2005, due to a delay in receiving approval required before effecting the Amendment to the Company’s Articles of Incorporation, the

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

Company may be required to pay to the Investors a penalty in cash equal to ten percent (10%) of the principal amount of the Series C Notes. Accordingly, the Company anticipates that it will need to obtain a waiver or an acknowledgment that the penalties do not apply. The Company intends to work with the Investors to obtain waiver of this penalty or an acknowledgement that no penalty is due, and has received such waiver and acknowledgement from certain Investors. However, there is no assurance that the Company will receive sufficient waivers or acknowledgements from other Investors. As such the Company has accrued $647,500 for this penalty.
      On March 31, 2005, all amounts due under the Series C Notes (principal and interest) automatically converted into (i) 8,559,750 shares of Series C Stock, and (ii) Warrants (the “Warrants”) to acquire 8,559,750 shares of Common Stock, and on April 4, 2005, under the Subscription Agreement, the Company issued an additional 3,000,000 shares of Series C Stock, and Warrants to acquire an additional 3,000,000 shares of Common Stock for $3,000,000 in cash.
      The Series C Stock which the Investors received upon conversion of their Series C Notes, has the following material terms:

•	The Series C Stock is convertible into Common Stock, at the option of the holder, at a conversion price (the “Applicable Conversion Price”) that is initially equal to $1.00. Accordingly, the Series C Stock is convertible into Common Stock at a one to one (1:1) ratio. However, the ratio is subject to adjustment pursuant to the anti-dilution protections extended to the holders of Series C Stock. Under the anti-dilution provisions, in the event the Company issues, at any time while shares of Series C Stock are still outstanding, shares of Common Stock or any type of securities convertible or exchangeable for, or otherwise giving a right to acquire, shares of Common Stock, at a price below the Applicable Conversion Price, then the Applicable Conversion Price will be adjusted to the price per share equal to the price per share paid for such Common Stock in such subsequent financing. This full-ratchet anti-dilution protection on the Series C Stock will also be extended to any warrants received in connection with the Subscription Agreement that are outstanding at such time. In addition to the full-ratchet protection, the Applicable Conversion Price will be equitably adjusted in the event of any stock split, stock dividend or similar change in the Company’s capital structure.

•	If the Company’s market capitalization based on the shares of Common Stock outstanding (including all shares of Common Stock underlying the Shares of Series C Stock on an as converted basis) exceeds $50,000,000, the shares of Common Stock underlying the Series C Stock are registered, and the Company has an average daily trading volume for 20 consecutive trading days of 100,000 shares per day, then the Company may require the holders of Series C Stock to convert the Series C Stock into Common Stock at the then Applicable Conversion Price.

•	The holders of shares of Series C Stock will be entitled to receive dividends, at a 6% annual rate, payable quarterly in arrears, either in cash, or at the election of the Company, in shares of Common Stock. The dividends are preferred dividends, payable in preference to any dividends which may be declared on the Common Stock. Common Stock delivered in payment of dividends will be valued at 90% of the average of the volume weighted average price for the 20 trading day period ending on the trading day immediately prior to the date set for payment of the dividend. As of June 30, 2005 the Company has accrued $212,897 for dividends.

•	Any unconverted and non-redeemed Shares of Series C Stock outstanding on the third anniversary of the initial issuance of the Series C Stock, will be automatically redeemed on that date, in cash, at $1.00 per share, plus all accrued but unpaid dividends thereon (subject to equitable adjustment for all stock splits, stock dividends, or similar events involving a change in the capital structure of the Company).

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

The Warrants issued to the Investors upon conversion of their Series C Notes, allow the Investors to purchase an aggregate of 8,559,750 shares of Common Stock. The Warrants have an exercise price of $1.25 per share. The Warrants are exercisable over a five-year term.

Note 9.	Bridge Notes.
      In October 2004, December 2004 and January 2005, the Company raised funds from investors in order to make certain payments, totaling $2,250,000 to the Seller, toward the purchase price of Gupta. In exchange for such investment the Company issued certain promissory notes (the “Bridge Notes”) in the aggregate principal amount of $2,250,000.
      The Bridge Notes had the following material terms:

•	Interest accrues at the annual rate of 12%.

•	Contemporaneously with the closing of the Gupta Purchase Agreement, the Bridge Notes were automatically converted into Series C Notes.

•	An aggregate of $2,409,253 of Series C Notes were issued upon conversion of the principal and accrued interest on the Bridge Notes.

•	In accordance with their terms, these Series C Notes converted into 2,433,345 shares of Series C Preferred Stock and Warrants to acquire 2,433,345 shares of Common Stock. These warrants (the “Bridge Warrants”) have an exercise price of $1.25 per share and are exercisable for a period of five years from the date of issuance. The Company reserved sufficient common stock to issue upon conversion of these Series C shares and exercise of the Bridge Warrants.

Note 10.	Senior Note and Warrant Purchase Agreement.
      On January 31, 2005, the Company entered into that certain Senior Note and Warrant Purchase Agreement (the “Senior Note Agreement”), by and among the Company and the Purchasers (the “Senior Noteholders”) identified therein.
      The Senior Note Agreement has the following material terms:

•	Senior Notes with an aggregate principal amount of $6,825,000 were sold.

•	The Senior Notes bear interest at an annual rate of 10%, with interest payments due quarterly in arrears.

•	Most of the proceeds of the sale of the Senior Notes was used to fund a portion of the purchase price in the Gupta acquisition and the remainder of the proceeds was used for working capital purposes.

•	The Senior Notes are due on July 31, 2005. The Senior Notes are not convertible.

•	The Senior Notes are secured by a first priority security interest in the assets of the Company, including the equity interests of the Company in Gupta and the Company’s other subsidiaries.
      Under the Senior Note Agreement the Senior Noteholders received warrants to purchase an aggregate of 2,670,000 shares of the Company’s Common Stock (the “Senior Lender Warrants”). These warrants have an exercise price of $1.25, and are exercisable for a period of five years from the date of issuance. The proceeds from the Senior Notes and the detachable warrants were allocated to the fair value of the warrants and the balance to the Senior Notes. Based on the fair market value, $2,269,500 was allocated to the warrants and the remainder of $4,556,500 was allocated to the Senior Notes. The discount to the note

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
will be accreted over 6 months. For the period ended June 30, 2005, $1,891,250 was accreted and charged to interest expense.
      In August 2005 the Company refinanced this debt with a long term credit facility from Fortress Credit Corp. (See Note 18 Subsequent Events) Accordingly, the Company has classified this debt as long-term in accordance with SFAS No. 6.

Note 11.	Subordinated Note and Warrant Purchase Agreement.
      On January 31, 2005, the Company entered into that certain Subordinated Note and Warrant Purchase Agreement (the “Subordinated Note Agreement”) by and among the Company and the Purchasers (the “Subordinated Noteholders”) identified therein.
      The Subordinated Note Agreement has the following material terms:

•	Subordinated Notes with an aggregate principal amount of $4,000,000 were issued of which $2,500,000 was sold for cash and $1,500,000 was issued to the Seller under the Purchase Agreement (the “Gupta Note”).

•	The Subordinated Notes bear interest at an annual rate of 10%, with interest payments due quarterly in arrears. Interest is payable in registered shares of Common Stock of the Company, provided that until such shares are registered, interest shall be payable in cash.

•	Most of the proceeds of the sale of the Subordinated Notes was used to fund a portion of the purchase price in the Gupta acquisition and the remainder of the proceeds was used for working capital purposes.

•	The Subordinated Notes are due on January 31, 2007, other than the Gupta Note, which is due on January 31, 2006.

•	The Subordinated Notes are secured by a security interest in the assets of the Company, including the equity interests of the Company in Gupta and the Company’s other subsidiaries, subordinated only to the security interest granted to secure the Senior Notes.

•	The Subordinated Noteholders have the right to convert all principal amounts due under the Subordinated Notes — other than the Gupta Note which is not convertible — into such number of Shares of Common Stock equal to the principal amount due under the Subordinated Notes divided by $1.00. Accordingly, an aggregate of 2,500,000 shares of Common Stock is issuable upon conversion of the Subordinated Notes.

•	Under the Subordinated Note Agreement, the Subordinated Noteholders — other than the holder of the Gupta Note — also received warrants to purchase 2,500,000 shares of the Company’s Common Stock (the “Subordinated Lender Warrants”). The Warrants will have an exercise price of $1.25, and will be exercisable for a period of five years from the date of issuance. The proceeds from the Subordinated Note and the detachable warrants were allocated to the fair value of the warrants and the balance to the Senior Notes. Based on the fair market value, $2,125,000 was allocated to the warrants and the remainder of $375,000 was allocated to the Senior Notes. The discount to the note will be accreted over 24 months. For the period ended June 30, 2005 $442,708 was accreted and charged to interest expense.
      In August 2005 the Company refinanced the $1,500,000 Gupta Note due January 31, 2006 with a long term credit facility from Fortress Credit Corp. (See Note 18 — Subsequent Events) Accordingly, the Company has classified this debt as long-term in accordance with SFAS No. 6.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

Note 12.	Registration Rights.
      The Company agreed, within forty-five (45) days after the closing of the Series C notes, Bridge Notes and Subordinated notes financing, to complete all required audits and make all related filings concerning the acquisition of Gupta. Within fifteen (15) days after the end of such 45-day period, the Company agreed to file a registration statement for the purpose of registering all of the Conversion Shares for resale, and to use its best efforts to cause such registration statement to be declared effective by the Securities and Exchange Commission (the “Commission”) at the earliest practicable date thereafter.
      If (i) the registration statement has not been filed with the Commission by the filing deadline or (ii) the registration statement has not been declared effective by the Commission before the date that is ninety (90) days after the filing deadline or, in the event of a review of the Registration Statement by the Commission, one hundred and twenty (120) days after the filing deadline, or (iii) after the registration statement is declared effective, the registration statement or related prospectus ceases for any reason to be available to the investors and noteholders as to all Conversion Shares the offer and sale of which it is required to cover at any time prior to the expiration of the effectiveness period (as defined in the Investors’ Agreement) for an aggregate of more than twenty (20) consecutive trading days or an aggregate of forty (40) trading days (which need not be consecutive) in any twelve (12) month period, the Company will pay to the Investors an amount in cash equal to 2% of the face value of the Series C Stock issued under the Subscription Agreement or upon conversion of the Bridge Notes, and 2% in cash of the principal amount of the Senior Notes and Subordinated Notes, and will continue to pay such 2% monthly penalties every thirty days until such registration statement if filed, declared effective and available to the investors at the earliest practicable date thereafter. The registration statement was filed after the date due. Accordingly, the Company may have incurred a penalty. The Company is seeking an acknowledgement from the affected investors that no penalty has yet incurred and that no such penalty will be incurred so long as the registration statement is declared effective within the applicable time period. If such acknowledgement is not forthcoming, the Company will seek a waiver of the penalty. As there can be no assurance it will receive an acknowledgement or waiver, the Company has accrued $386,000.

Note 13.	Separation Agreement.
      On March 3, 2005, the Company entered into an agreement (the “Separation Agreement”) with Gus Bottazzi related to Mr. Bottazzi’s resignation as an officer and director of the Company. Under the Separation Agreement, the Company committed to issue to Mr. Bottazzi 200,000 shares of the Company’s Series C Preferred Stock. In connection with this separation agreement the Company recorded a non-cash charge of $500,000.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

Note 14.	Income Taxes
      The income tax effects of significant items, comprising the Company’s net deferred tax assets and liabilities, are as follows:

	June 30,

	2005	2004

	(In thousands)
Deferred tax liabilities:
Differences between book and tax basis of goodwill	$41	—

Deferred tax assets:
Operating loss carryforwards	$13,211	$8,740

Net deferred tax asset	$13,170	$8,740

Valuation allowance	$13,170	$8,740

      The Company has foreign subsidiaries based in the United Kingdom, Canada and Germany and is responsible for paying certain foreign income taxes. As a result, there is an income tax provision of $97,945 and $0 for the years ended June 30, 2005 and 2004, respectively.
      For the U.S. operations the difference between the federal statutory tax rate of 40% and the effective rate of 0% reflected in the accompanying financial statements is attributable to no tax benefit being recorded for the future utilization of the net operating loss carry forward.
      The Company has a U.S. Federal net operating loss carry forward of approximately $33,028,000 as of June 30, 2005, which may be used to reduce taxable income in future years. These NOL’s will expire in the year 2020 through 2025. The deferred tax asset primarily resulting from net operating losses was approximately $13,170,000 at June 30, 2005 and $8,740,000 at June 30, 2004. Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a full valuation allowance against its net deferred tax asset. At such time as it is determined that it is more likely than not that the deferred tax asset is realizable, the valuation allowance will be reduced. Furthermore, some portion of the net operating loss carryforward will be subject to further limitation pursuant to Section 382 of the Internal Revenue Code.

Note 15.	Commitments and Contingencies

Legal Proceedings.
      On May 6, 2005, the Company received notice of a demand for arbitration before the American Arbitration Association from attorneys representing Michael Liss, a former employee of the Company who had the title Chief Operating Officer. Mr. Liss disputes the circumstances surrounding the termination of his employment and claims that he is entitled to severance benefits, other compensation and damages totaling approximately $187,000 in addition to attorneys fees and statutory damages. The Company believes that Mr. Liss’s claim is without merit and intends to vigorously defend itself. The Company has accrued $50,000 for legal cost related to this matter.

Leases
      Rent expense amounted to approximately $230,000 and $201,000 for the years ended June 30, 2005 and 2004, respectively.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
      Minimum rental payments under non-cancelable operating leases in California, Connecticut and Germany as of June 30, 2005 is as follows:

2006	$519,389
2007	316,279
2008	227,848
2009	187,024
2010	80,152

Total	$1,330,693

Note 16.	Amendment to Articles of Incorporation.
      The Company filed with the Nevada Secretary of State the Certificate of Amendment to Articles of Incorporation described in its Definitive Information Statement filed on March 11, 2005, increasing the Company’s authorized Common Stock from 5,000,000 to 150,000,000.

Note 17.	Series C Certificate of Designations.
      Effective March 31, 2005, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation establishing the series of preferred stock to be referred to as the Series C Preferred Stock.

Note 18.	Geographic Information
      The Company sells its products to customers primarily through direct sales to independent software vendors and end-users in North America and through distributors and value added resellers in the rest of the world. For the years ended June 30 2005 and 2004, the geographic breakdown of revenues was as follows:

	Year Ended June 30, 2005

	Product	Service	Total

North America	$1,283,296	$719,319	$2,002,615
Europe, Africa and the Middle East	1,447,982	1,228,744	2,676,726
Asia Pacific	177,767	139,180	316,947
Latin America	77,707	49,927	127,634

Total	$2,986,752	$2,137,170	$5,123,922

	Year Ended June 30, 2004

	Product	Service	Total

North America	$378,485	$94,621	$473,106
Europe, Africa and the Middle East	327,212	81,803	409,015

Total	$705,697	$176,424	$882,121

      Many of Gupta’s ISVs, VARs and end users place their orders through distributors. A relatively small number of distributors have accounted for a significant percentage of Gupta’s revenues. One of Gupta’s distributors, accounted for 22% of Gupta’s revenue for the years ended June 30, 2005 and 2004. The same distributor accounted for 23% of Gupta’s accounts receivable at June 30, 2005. In addition, Gupta had one customer which accounted for 15% of the Company’s revenue for the year ended June 30, 2005. The loss of this Gupta distributor, or this customer, unless it was offset by the attraction of sufficient new

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
customers, could have a material adverse impact on the business of Gupta, and therefore, the business of the Company as a whole.

Note 19.	Employee Benefit Plan
      The Company has a 401(k) plan, which covers substantially all employees. Participants in the plan may contribute a percentage of compensation, but not in excess of the maximum allowed under the Internal Revenue Code. The plan provides for matching contributions. The 401(k) expense for the year ended June 30, 2005 was $34,837.

Note 20.	Related Party Transactions.
      The Company has certain contractual relationships with ISIS which were entered into in connection with the Company’s Series B-2 Preferred Stock financing (as previously described in, and included as exhibits to, the Company’s Form 8-K dated August 4, 2004). In addition, certain individuals are members of ISIS and directors or officers of the Company.
      ISIS is a limited liability company whose managing members are Rodney A. Bienvenu, Jr. (“Bienvenu”), the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors, and Ernest C. Mysogland (“Mysogland”), the Executive Vice President and Chief Legal Officer of the Company. ISIS is the managing member of ISIS Acquisition Partners II LLC (“IAP II”). IAP II is a stockholder of the Company having purchased shares of the Company’s Series B-2 Preferred Stock (the “Series B-2 Preferred Stock”), pursuant to that certain Series B-2 Preferred Stock Purchase Agreement (the “Series B-2 Purchase Agreement”), as of August 4, 2004, between and among the Company and the investors. In addition, pursuant to that certain Stockholders Agreement, dated as of August 4, 2004, between and among the Company, the holders of the Series B-2 Preferred Stock and such other Stockholders as named therein (the “Stockholders Agreement”), IAP II and other Series B-2 Stockholders have certain rights to designate directors of the Company. Further, ISIS and the Company entered into a Consulting Agreement, dated as of August 4, 2004, pursuant to which the Company will pay ISIS for services requested of ISIS from time to time, including, without limitation, research services, at ISIS’s regular rates or at the cost incurred by ISIS to provide such services, and will reimburse ISIS for any costs incurred by ISIS on behalf of the Company.
      Furthermore, in October, 2004, Company and ISIS entered into that certain Purchase Agreement Assignment and Assumption (the “Assignment”), pursuant to which the Company acquired all of the rights and assumed all of the liabilities of the Purchaser under that certain Membership Interest Purchase Agreement to acquire Gupta Technologies, LLC.
      Under the Assignment, the Company agreed to repay ISIS (or its assignees), for the $1,000,000 ISIS paid to the Seller in October, 2004. Furthermore, upon the acquisition of Gupta, in consideration of the assignment, and services in connection with due diligence, financing contacts and structure, for its efforts in negotiating the terms of the acquisition (including the specific right to assign the Purchase Agreement to the Company), and undertaking the initial obligation regarding the purchase of Gupta, the Company shall pay ISIS and its investors, as allocated by ISIS, a transaction fee equal to $1,250,000, payable either in cash or, at the election of ISIS, in Series B-2 securities, or senior debt or senior equity issued in connection with the Gupta financing. As of June 30, 2005 this transaction fee was not paid to ISIS and is shown on the balance sheet as a due to ISIS. The Company will also reimburse ISIS for any amounts it has incurred in connection with the negotiation and consummation of the transaction. In addition, the Company also owed approximately $44,000 to Isis for various expenses paid by Isis on behalf of the Company.
      One of the Senior Noteholders under the Senior Note Agreement described above in Note 10, was B/ T Investors, a general partnership. B/ T Investors lent the Company a total of $975,000 under the

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
Senior Note Agreement, and received Senior Notes in that principal amount. One of the partners in B/ T Investors is Brian J. Sisko who is now the Company’s Chief Operating Officer. B/ T Investors assigned its Senior Notes to its various partners, and Mr. Sisko received a Senior Note in the principal amount of $100,000. This note held by Mr Sisko was paid off in August, 2005 when the Company refinanced its debt when it entered into the long term credit facility with Fortress Credit Corp.

Note 21.	Subsequent Events

Acquisition of Kenosia Corporation “Kenosia”
      On July 6, 2005 the Company purchased all of the stock of Kenosia Corporation from Bristol Technology, Inc. for an aggregate purchase price of $1,800,000 (net of working capital adjustment), subject to certain adjustments. Prior to the Closing, $800,000 of the Purchase Price was deposited into an escrow account, and subsequently released to Bristol at the Closing. The remainder of the Purchase Price is to be paid in two equal payments of $500,000 each, in cash. The first payment was made on September 1, 2005 and the second one is due January 31, 2006.
      The Company’s management and the Board of directors believes that the purchase of Kenosia will result in approximately $500,000 of goodwill and is justified because of Kenosia’s position in the marketplace and expected increased cash flows to the Company. The company expects all of the goodwill will be deductible for income tax purposes.

Credit Agreement
      On August 2, 2005, the Company entered a Credit Agreement (the “Credit Agreement”), with Fortress Credit Corp. as original lender (together with any additional lenders, the “Lenders”), and Fortress Credit Corp. as Agent (the “Agent”). In addition, the Company entered into a $10,000,000 Promissory Note (the “Note”) with the Lenders, an Intercreditor Agreement with the Lenders, the Agent and certain subordinated lenders (the “Intercreditor Agreement”), a Security Agreement with the Agent (the “Security Agreement”), Pledge Agreements with the Lender (the “Pledge Agreements”), and a Warrant Agreement with the Agent (the “Warrant Agreement”).
      Collectively the Credit Agreement, such other agreements and the subsidiary security agreements referenced below are referred to as the “Financing Documents”.
      The Credit Agreement and the other Financing Documents have the following material terms:

•	Subject to the terms and conditions of the Credit Agreement, the Lenders agreed to make available to the Company a term loan facility in three Tranches, Tranches A, B and C, in an aggregate amount equal to $50,000,000.

•	The maximum amount of loans under Tranche A of the credit facility is $10,000,000. The purpose of amounts borrowed under Tranche A is to refinance certain of the Company’s existing debt and to pay certain costs and expenses incurred in connection with the closing under the Credit Agreement.

•	The maximum amount of loans under Tranche B of the credit facility is $15,000,000. Amounts borrowed under Tranche B may be used only to partially fund the acquisition by the Company of one or more companies, the acquisition costs related thereto, and other costs and expenses incurred in connection with the Credit Agreement and to finance an agreed amount of working capital for the companies being acquired.

•	The maximum amount of loans under Tranche C of the credit facility is $25,000,000. Amounts borrowed under Tranche C may be used only to partially fund the acquisition by the Company of one or more publicly-traded companies, the acquisition costs related thereto, and other costs and

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

expenses incurred in connection with the Credit Agreement and to finance an agreed amount of working capital for the companies being acquired.

•	The Company has borrowed $10,000,000 under Tranche A of the credit facility to pay-off its existing senior indebtedness, in the aggregate principal amount of $6,825,000, plus accrued interest thereon, as well as certain existing subordinated indebtedness, in the aggregate principal amount of $1,500,000. In addition, amounts borrowed under this Tranche A were used to pay certain closing costs, including the Lender’s legal fees, commitment fees, and other costs and expenses under the Credit Agreement.

•	The obligation to repay the $10,000,000 principal amount borrowed at the closing, along with interest as described below, is further evidenced by the Note.

•	Advances under Tranche B and Tranche C must be approved by the Lenders, and are subject to the satisfaction of all conditions precedent required by the Lenders including the condition that a default not occur under the loans as a result of the advance.

•	The rate of interest (the “Interest Rate”) payable on the Loan for each calendar month (an “Interest Period”) is a floating percentage rate per annum equal to the sum of the “LIBOR” for that period plus the “Margin”. For theses purposes, LIBOR means for any Interest Period the rate offered in the London interbank market for U.S. Dollar deposits for the relevant Interest Period; provided, however, that for purposes of calculating the Interest Rate, LIBOR shall at no time be less than a rate equal to 2.65%. For these purposes, “Margin” means 9% per annum. Interest is due and payable monthly in arrears.

•	Provided there has been no event of default under the Loan, an amount of interest equal to 4% per annum that would otherwise be paid in cash instead may be paid in kind (“PIK”) by such amount being added to the principal balance of the Loan on the last day of each month. Such PIK amount will then accrue interest and be due and payable on the same terms and conditions as the Loan. The Company may, at its option, elect to terminate the PIK interest arrangement and instead pay such amount in cash.

•	If any sum due and payable under the credit facility is not paid on the due date therefore, the Company shall be liable to pay interest on such overdue amount at a rate equal to the then current Interest Rate plus 3% per annum.

•	Principal amounts due under the Loans begin to be amortized eighteen months after the closing date of the Credit Agreement, with the complete Loan to be repaid in full no later than the Maturity Date which is four years after the closing.

•	A mandatory prepayment is required if, prior to the date which is 9 months after the Closing Date, (i) the Company has not borrowed under Tranche B, and (ii) the Company has not acquired (without the incurrence of any indebtedness) 100% of the equity interests of any new subsidiary which at the time of acquisition had a twelve month trailing EBITDA of greater than $1,000,000. If prepayments are required due to this reason, the amount of the prepayment is 85% of the “Excess Cash Flow” — which means, cash provided by operations by the Company and its subsidiaries determined quarterly less capital expenditures for such period, provided that the Company shall at all times be allowed to retain a minimum of $1,500,000 of cash for operating purposes. In addition, the Company must prepay the loan in full no later than the date which is 21 months after the Closing Date.

•	The Credit Agreement contains certain financial covenants usual and customary for facilities and transactions of this type. In the event the Company completes further acquisitions, the Company and the Agent and lenders will agree upon modifications to the financial covenants to reflect the

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

changes to the Company’s consolidated assets, liabilities, and expected results of operations in amounts to be mutually agreed to by the parties.

•	The Company’s obligations are guaranteed by the direct and indirect subsidiaries of the Company, including, without limitation, Gupta Technologies, LLC, Kenosia Corporation, and Warp Solutions, Inc.

•	The Company and its subsidiaries granted first priority security interests in their assets, and pledged the stock or equity interests in their respective subsidiaries, to the Agent as security for the financial obligations under the Credit Agreement and the Financing Documents. In addition, the Company has undertaken to complete certain matters, including the delivery of stock certificates in subsidiaries, and the completion of financing statements perfecting the security interests granted under the applicable state or foreign jurisdictions concerning the security interests and rights granted to the Lenders and the Agent.

•	As additional security for the lenders making the loans under the Credit Agreement, certain subsidiaries of the Company have entered into Security Agreements with Fortress Credit. Corp. relating to their assets in the U.K., and have pledged their interests in the subsidiaries organized under English law, Gupta Technologies Limited and Warp Solutions Limited, by entering into a Mortgages of Shares with Fortress. Also, the Company’s subsidiary, Gupta Technologies, LLC (“Gupta”) and its German subsidiary, Gupta Technologies GmbH, have entered into a Security Trust Agreement with Fortress Credit Corp. granting a security interest in the assets of such entities located in Germany. Gupta has also pledged its interests in the German subsidiary under a Share Pledge Agreement with Fortress Credit Corp.

•	Under the Intercreditor Agreement, the holders of the Company’s outstanding subordinated notes which were issued pursuant to that certain Subordinated Note and Warrant Purchase Agreement dated January 31, 2005, agreed to subordinate the payment terms and security interests of the subordinated notes to the payment terms and security interests of the senior lenders under the Credit Agreement.

•	Pursuant to the Warrant Agreement, the Company agreed to issue warrants to acquire up to an aggregate of 7% of the fully diluted stock of the Company (as of the date of the Warrant Agreement) if the Lenders make all the advances under the total commitments of the credit facility. All warrants will have an exercise price of $0.01 per share. The exercise price and number of shares issuable upon exercise of each warrant are subject to adjustment as provided in the Warrant Agreement, including weighted average anti-dilution protection.

•	Warrants to acquire an aggregate of 5% of the fully diluted stock of the Company (2,109,042 shares of Common Stock, par value $.00001 per share) are issuable upon the Company receiving advances under Tranche A or B of the credit facility (“Tranche A/ B Available Shares”) in proportion to the amount of the advance compared with the total $25,000,000 in commitments under Tranche A and B.

•	Since the Company borrowed $10,000,000 under Tranche A at the closing, warrants to acquire 40% of the Available Tranche A/ B Shares (843,617 shares of the Company’s Common Stock) were issued at closing to the Lenders. The warrants have an exercise price of $.01 per share, have a cashless exercise feature, and are exercisable until December 10, 2010. As further advances are made to the Company under Tranche B, the Company will issue additional warrants in proportion to the advances received. Additionally, if the unused total commitments attributable to Tranche A and Tranche B are cancelled in accordance with the Credit Agreement, warrants shall be used for the number of shares based on the Pro Rata Portion of the Total Commitments attributable to Tranche A or Tranche B which are cancelled.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

•	Warrants to acquire an aggregate of 2% of the fully diluted stock of the Company (843,617 shares of Common Stock) are issuable upon the Company receiving advances under Tranche C of the credit facility (“Tranche C Available Shares”) in proportion to the amount of the Tranche C advance compared with the total $25,000,000 in commitments under Tranche C.

Lease of Office Space for Principal Executive Offices
      The Company entered into a lease for office space in Greenwich, Connecticut, where the Company has relocated its principal executive offices.
      The lease commenced on August 29, 2005 and expires on August 14, 2009. Under the terms of the lease, the Company will pay an aggregate rent over the term of the lease of $313,362.

Agreements to Acquire Five Software Companies
      On September 12, 2005, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Platinum Equity, LLC (the “David/ ProfitKey Seller”), EnergyTRACS Acquisition Corp. (the “Foresight Seller”) and Milgo Holdings, LLC (the “Process Seller” and together with the David/ ProfitKey Seller and the Foresight Seller, the “Sellers”) for the acquisition of 100% of the Equity Interests in The David Corporation, ProfitKey International, LLC, Foresight Software, Inc. and Process Software, LLC (the “Acquisition”). Under the terms of the Purchase Agreement, the David/ ProfitKey Seller shall sell, assign and deliver 100% of the common stock, no par value per share of the David Corporation, a California Corporation (the “David Stock”) and a 100% membership interest in ProfitKey International LLC, a Delaware limited liability company (the “ProfitKey Membership Interest”), the Foresight Seller shall sell, assign and deliver 100% of the common stock, par value $0.01 per share of the Forsight Software, Inc., a Delaware corporation (the “Foresight Stock”) and the Process Seller shall sell, assign and deliver a 100% membership interest in Process Software, LLC, a Delaware limited liability company (the “Process Membership Interest”) to the Company in exchange for the payment of an aggregate of Twelve Million Dollars ($12,000,000) in cash.
      The Acquisition is scheduled to close on September 30, 2005, subject to customary conditions precedent including accuracy of representations and warranties at the closing date, satisfaction of all closing conditions and simultaneous closing of the Tesseract Merger Agreement described below. The Company expects to raise the funds to close the Acquisition and the Merger described below from lenders under its existing Credit Agreement, and from equity investors.
      Platinum Equity, LLC is a Seller under the Purchase Agreement. An affiliate of Platinum Equity, Gupta Holdings, LLC, owns 2,020,000 shares of Series C Preferred Stock of the Company, which is convertible into 2,020,000 shares of Common Stock of the Company, and warrants to acquire 2,312,336 shares of Common Stock. On an as converted basis, the shares of Series C Preferred Stock held by Gupta Holdings, LLC would represent approximately 10% of the then outstanding shares of Common Stock of the Company.
      On September 12, 2005, the Company entered into a Merger Agreement (the “Merger Agreement”) with TAC/ Halo, Inc., a wholly owned subsidiary of the Company (the “Merger Sub”), Tesseract Corporation (“Tesseract”) and Platinum Equity, LLC (“Seller”). Under the terms of the Merger Agreement, Tesseract shall be merged with and into the Merger Sub (the “Merger”) and shall survive as a wholly-owned subsidiary of the Company. The aggregate consideration payable pursuant to the Merger to Seller as the holder of 100% of the common stock, par value $0.01 per share of Tesseract (the “Stock”) shall consist of (a) $5,500,000 in cash payable at the closing of the Merger, (b) that number of shares of Series D Preferred Stock as shall be obtained by dividing $6,750,000 by a divisor to be agreed upon by the Company and Seller, and (c) a promissory note in the original principal amount of

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
$1,750,000, delivered at closing and payable no later than March 31, 2006. The number of shares and terms of the Series D Preferred Stock have not yet been agreed upon.
      In connection with the issuance of Series D Preferred Stock to Tesseract, the Company has agreed to enter into a Registration Rights Agreement pursuant to which the Company agrees to register the common stock issuable upon conversion of the Series D Preferred Stock. This agreement will be in a form to be agreed upon by the Company and the Seller.

Promissory Note and Warrant
      On September 20, 2005, the Company entered into a Promissory Note (the “Note”) in the principal amount of Five Hundred Thousand Dollars ($500,000) payable to the order of DCI Master LDC or its affiliates. Interest accrues under the Note at the rate of ten percent (10%) per annum. The principal amount of the Note, together with accrued interest, is due and payable 90 days after the date it was entered into, December 19, 2005, unless the Note is converted into debt or equity securities of the Company in the Company’s next financing involving sales by the Company of a class of its preferred stock or convertible debt securities, or any other similar or equivalent financing transaction. The terms of such conversion have not yet been determined.
      Also on September 20, 2005, the Company issued to DCI Master LDC a Warrant to Purchase 181,818 Shares of Common Stock, par value $0.00001 per share of the Company. The Warrant was issued in connection with the Note described above. The exercise price for the Warrant Shares is $1.375, subject to adjustment as provided in the Warrant. The Warrant is exercisable until September 20, 2010. The Warrant contains an automatic exercise provision in the event that the warrant has not been exercised but the Fair Market Value of the Warrant Shares (as defined in the Warrant) is greater than the exercise price per share on the expiration date. The Warrant also contains a cashless exercise provision. The Warrant also contains a limitation on exercise which limits the number of shares of Common Stock that may be acquired by the Holder on exercise to that number of shares as will insure that, following such exercise, the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates will not exceed 9.99% of the total number of issued and outstanding shares of Common Stock. This provision is waivable by the Holder on 60 days notice.

Halo Technology Holdings, Inc.
Consolidated Balance Sheets

	March 31,
	2006	June 30, 2005

	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,749,926	$1,548,013
Marketable securities	33,800	—
Accounts receivable, net of allowance for doubtful accounts of $176,260 and $30,845 respectively	3,993,731	2,024,699
Due from Platinum Equity, LLC	465,000	—
Prepaid expenses and other current assets	873,006	409,496

Total current assets	7,115,463	3,982,208
Property and equipment, net	288,335	223,025
Deferred financing costs, net	1,653,701	476,876
Intangible assets, net of accumulated amortization of $2,759,621 and $756,064 respectively	24,302,862	15,678,736
Goodwill	31,517,696	7,055,264
Investment and other assets	168,179	884,379

Total assets	$65,046,236	$28,300,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of senior notes payable	$500,063	$—
Note payable to Platinum Equity, LLC	1,750,000	—
Notes payable	3,346,870	—
Accounts payable	1,929,685	872,433
Accrued expenses	6,091,890	3,752,731
Deferred revenue	14,085,877	3,392,896
Due to ISIS	1,243,712	1,293,534

Total current liabilities	28,948,097	9,311,594
Subordinate notes payable	1,695,004	2,317,710
Senior notes payable	21,481,806	6,446,750
Other long term liabilities	42,499	43,275

Total liabilities	52,167,406	18,119,329
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock (Canadian subsidiary)	2	2
Series C Preferred Stock: $.00001 par value; 16,000,000 shares authorized, 13,362,688 and 14,193,095 issued and outstanding (Liquidation value — $13,362,688 and $14,193,095) respectively	13,362,688	14,193,095
Shares of Common Stock to be issued for accrued dividends on Series C Preferred Stock	412,399	212,897
Series D Preferred Stock: $.00001 par value; 8,863,636 shares authorized, 7,045,454 issued and outstanding (Liquidation value — $7,750,000)	7,840,909	—
Shares of Common Stock to be issued for accrued interest on subordinated debt	104,167	—
Common stock: $.00001 par value; 150,000,000 shares authorized, 8,141,962 and 3,110,800 shares issued and outstanding respectively	81	31
Additional paid-in-capital	67,548,896	59,431,331
Deferred compensation	—	(970,711)
Accumulated other comprehensive loss	(48,072)	(105,262)
Accumulated deficit	(76,342,240)	(62,580,224)

Total stockholders’ equity	12,878,830	10,181,159

Total liabilities and stockholders’ equity	$65,046,236	$28,300,488

See accompanying notes to consolidated financial statements.

Halo Technology Holdings, Inc.
Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2006	2005	2006	2005

	(Unaudited)
Revenue
Licenses	$1,737,325	$1,610,615	$4,556,387	$1,822,231
Services	6,470,217	730,427	12,230,196	783,331

Total revenues	8,207,542	2,341,042	16,786,583	2,605,562
Cost of revenue
Cost of licenses	402,848	148,384	925,872	258,809
Cost of services	1,364,526	154,277	2,462,574	154,277

Total cost of revenues	1,767,374	302,661	3,388,446	413,086

Gross Profit	6,440,168	2,038,381	13,398,137	2,192,476
Product development	1,777,543	616,652	4,294,336	729,375
Sales, marketing and business development	1,967,044	1,322,358	5,403,501	1,798,933
General and administrative (including non-cash compensation three months — 2006-$403,600; 2005-$890,206; nine months — 2006-$676,823; 2005-$1,432,948)	4,485,547	1,888,664	9,629,205	3,050,380
Late filing penalty	—	1,033,500	—	1,033,500

Loss before interest	(1,789,966)	(2,822,793)	(5,928,905)	(4,419,712)
Interest expense	(3,038,357)	(2,452,004)	(6,592,164)	(2,497,683)

Loss before income taxes	(4,828,323)	(5,274,797)	(12,521,069)	(6,917,395)
Income taxes	85,298	50,000	171,786	50,000

Net Loss	$(4,913,621)	$(5,324,797)	$(12,692,855)	$(6,967,395)

Computation of loss applicable to common shareholders
Net loss before beneficial conversion and preferred dividends	$(4,913,621)	$(5,324,797)	$(12,692,855)	$(6,967,395)
Beneficial conversion and preferred dividends	(475,604)	(4,487,230)	(1,069,162)	(7,297,694)

Loss attributable to common stockholders	$(5,389,225)	$(9,812,027)	$(13,762,017)	$(14,265,089)

Basis and diluted net loss per share attributable to common stockholders	$(0.75)	$(4.12)	$(2.97)	$(9.96)

Weighted-average number common shares — basic and diluted	7,147,300	2,383,662	4,637,578	1,431,615

See accompanying notes to consolidated financial statements.

Halo Technology Holdings, Inc.
Consolidated Statements of Cash Flows

	Nine Months Ended March 31,

	2006	2005

	(Unaudited)
Operating Activities
Net Loss	$(12,692,855)	$(6,967,395)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,104,211	464,714
Provision for doubtful accounts	54,464	—
Non cash compensation	676,823	1,432,948
Non cash interest expense	4,322,268	1,683,326
Loss on disposal of property and equipment	3,270	—
Changes in operating assets and liabilities, net of effects of acquired business:
Accounts receivable	316,904	149,510
Prepaid expenses and other current assets	(295,514)	25,865
Accounts payable and accrued expenses	(70,594)	413,583
Deferred revenue	6,247,359	831,937
Deferred product cost	—	14,028

Net cash provided by (used in) operating activities	666,336	(1,951,484)
Investing activities
Purchase of property and equipment	(88,974)	(24,010)
Purchase of marketable securities	(40,577)	—
Gupta acquisition, net of cash acquired $742,915	—	(15,007,085)
Tesseract, Process and Affiliates acquisition, net of cash acquired of $632,898	(16,048,141)	—
ECI acquisition, net of cash acquired of $20,871	(557,700)	—
Kenosia acquisition, net of cash acquired of $6,125	(507,145)	—
Cash proceeds from Empagio, Inc. seller	36,224	—
Proceeds from sales of property and equipment	1,689	—

Net cash used in investing activities	(17,204,624)	(15,031,095)
Financing activities
Deferred financing cost in connection with senior notes	(1,726,486)	—
Repayment of subordinated notes	(1,500,000)	—
Repayment of senior notes	(6,825,000)	—
Repayment of Promissory notes	(550,000)	—
Repayment of Bristol Technology, Inc. note	(500,000)	—
Repayment of Platinum Equity, LLC note	(1,000,000)	—
Proceeds from subordinated notes	—	2,500,000
Proceeds from senior notes	25,000,000	6,075,000
Proceeds from Promissory notes	3,775,000	—
Proceeds from issuance of preferred and common stock, net of issuance costs	—	9,371,500

Net cash provided by financing activities	16,673,514	17,946,500
Effects of exchange rates on cash	66,687	1,109

Net increase in cash and cash equivalents	201,913	965,030
Cash and cash equivalents — beginning of period	1,548,013	115,491

Cash and cash equivalents — end of period	$1,749,926	$1,080,521

Supplemental disclosure of cash flow information:
Income tax paid	$145,008	$—
Interest paid	$1,458,993	$—

Supplemental schedule of non-cash investing and financing activities:
      For the nine months ended March 31, 2006, the Company recorded $1,069,162 in connection with convertible preferred dividends.
      In connection with the acquisition of Tesseract Corporation, the Company gave to Platinum Equity, LLC a Promissory Note and a working capital adjustment for $2,750,000, of which $1,000,000 was paid on March 31, 2006. The Company also issued Series D Preferred Stock of $6,750,000 for this acquisition. Transaction costs of $297,000 were accrued for the acquisitions of Tesseract, Process and Affiliates at March 31, 2006 (see Note 5).
      In connection with the acquisition of Empagio, Inc, the Company issued 1,438,455 shares of the Company’s common stock valued at $1,869,992. Transaction costs of $15,000 were accrued for this acquisition at March 31, 2006 (see Note 6).
      In connection with the acquisition of Executive Consultants, Inc, the Company issued 330,688 shares of the Company’s common stock valued at $558,863. Transaction costs of $15,000 were accrued for this acquisition at March 31, 2006 (see Note 7).
      On July 6, 2005, the Company acquired the stock of Kenosia (see Note 4). The following table summarizes the purchase transaction:

Purchase price:
Cash	$1,247,175
Transaction costs	67,845
Note Payable	500,000

Total purchase price	1,815,020
Fair Value of:
Assets acquired	(1,611,793)
Liabilities assumed	386,025

Goodwill	$589,252
      On October 26, 2005, the Company acquired Tesseract Corporation (see Note 5). The following table summarizes the purchase transaction:

Purchase price:
Cash	$3,500,000
Advances to Platinum made prior to September 30, 2005	1,000,000
Promissory Note and Working Capital Adjustment	2,750,000
Series D Preferred Stock	6,750,000
Transaction costs	126,500

Total purchase price	14,126,500
Fair Value of:
Assets acquired	(4,600,357)
Liabilities assumed	2,456,041

Goodwill	$11,982,184

      Also, on October 26, 2005, the Company acquired Process Software, LLC, David Corporation, ProfitKey International, LLC, and Foresight Software, Inc. (see Note 5). The following table summarizes the purchase transaction:

Purchase price:
Cash	$12,000,000
Transaction costs	351,500

Total purchase price	12,351,500
Fair Value of:
Assets acquired	(7,855,827)
Liabilities assumed	4,608,335

Goodwill	$9,104,008
      On January 13, 2006, the Company acquired Empagio, Inc. (see Note 6). The following table summarizes the purchase transaction:

Purchase price:
1,438,455 Common shares issued	$1,869,992
Cash received from seller	(36,224)
Transaction costs	15,000

Total purchase price	1,848,768
Fair Value of:
Assets acquired	(561,236)
Liabilities assumed	449,057

Goodwill	$1,736,589
      On March 1, 2006, the Company acquired Executive Consultants, Inc. (see Note 7). The following table summarizes the purchase transaction:

Purchase price:
Cash	$578,571
330,688 Common shares issued	558,863
Transaction costs	15,000

Total purchase price	1,152,434
Fair Value of:
Assets acquired	(274,765)
Liabilities assumed	172,731

Goodwill	$1,050,400
See accompanying notes to consolidated financial statements.

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements

Note 1.	Organization, Merger, Description of Business and Basis of Presentation
      Halo Technology Holdings, Inc. (collectively with its subsidiaries, the “Company”) is a Nevada corporation with its principal executive office in Greenwich, Connecticut. The Company changed its name to Halo Technology Holdings, Inc. from Warp Technology Holdings, Inc, effective April 2, 2006. As a consequence of the name change, the Company’s ticker symbol quoted on the OTC Bulletin Board changed from WARP to HALO. The new symbol has been effective since the open of business on Monday, April 3, 2006.
      The Company is a holding company whose subsidiaries operate enterprise software and information technology businesses. In addition to holding its existing subsidiaries, the Company’s strategy is to pursue acquisitions of businesses which either complement the Company’s existing businesses or expand the industries in which the Company operates.
      On January 31, 2005, the Company completed the acquisition of Gupta Technologies, LLC (together with its subsidiaries, “Gupta”). Gupta is now a wholly owned subsidiary of the Company, and Gupta’s wholly owned subsidiaries, Gupta Technologies GmbH, a German corporation, and Gupta Technologies Ltd., a U.K. company, have become indirect subsidiaries of the Company.
      Gupta develops, markets and supports software products that enable software programmers to create enterprise class applications, operating on either the Microsoft Windows or Linux operating systems that are used in large and small businesses and governmental entities around the world. Gupta’s products include a popular database application and a well-known set of application development tools. The relational database product allows companies to manage data closer to the customer, where capturing and organizing information is becoming increasingly critical. This product is designed for applications being deployed in situations where there are little or no technical resources to support and administer databases or applications.
      Gupta recently released its Linux product line. Compatible with its existing Microsoft Windows-based product line, the Linux line of products will enable developers to write one application to run in both Microsoft Windows and Linux operating systems.
      Gupta has headquarters in California, and has a regional office in Munich and sales offices in London and Paris.
      Warp Solutions, Inc. a wholly owned subsidiary of the Company, produces a series of application acceleration products that improve the speed and efficiency of transactions and information requests that are processed over the internet and intranet network systems. The subsidiary’s suite of software products and technologies are designed to accelerate network applications, reduce network congestion, and reduce the cost of expensive server deployments for enterprises engaged in high volume network activities.
      On July 6, 2005 the Company purchased Kenosia Corporation (“Kenosia”). Kenosia is a software company whose products include its DataAlchemy product line. DataAlchemy is a sales and marketing analytics platform that is utilized by global companies to drive retail sales and profits through timely and effective analysis of transactional data. Kenosia’s installed customers span a wide range of industries, including consumer packaged goods, entertainment, pharmaceutical, automotive, spirits, wine and beer, brokers and retailers.
      On October 26, 2005, the Company completed the acquisition of Tesseract and four other software companies, DAVID Corporation, Process Software, ProfitKey International, and Foresight Software, Inc. (collectively “Process and Affiliates”).
      Tesseract, headquartered in San Francisco, is a total HR solutions provider offering an integrated Web-enabled HRMS suite. Tesseract’s Web-based solution suite allows HR users, employees and external

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
service providers to communicate securely and electronically in real time. The integrated nature of the system allows for easy access to data and a higher level of accuracy for internal reporting, assessment and external data interface. Tesseract’s customer base includes corporations operating in a diverse range of industries, including financial services, transportation, utilities, insurance, manufacturing, petroleum, retail, and pharmaceuticals.
      DAVID Corporation is a pioneer in Risk Management Information Systems. DAVID Corporation offers client/server-based products to companies that provide their own workers’ compensation and liability insurance. Many of DAVID Corporation’s clients have been using its products for 10 years or longer.
      Process Software develops infrastructure software solutions for mission-critical environments, including industry-leading TCP/ IP stacks, an Internet messaging product suite, and an anti-spam software subscription service to large enterprises worldwide. With a loyal customer base of over 5,000 organizations, including Global 2000 and Fortune 1000 companies.
      ProfitKey International develops and markets integrated manufacturing software and information control systems for make-to-order and make-to-stock manufacturers. ProfitKey’s offering includes a suite of e-business solutions that includes customer, supplier and sales portals. ProfitKey’s highly integrated system emphasizes online scheduling, capacity management, and cost management.
      Foresight Software, Inc. provides client/server Enterprise Resource Planning and Customer Relationship Management software to global organizations that depend on customer service operations for critical market differentiation and competitive advantage. Foresight’s software products and services enable customers to deliver superior customer service while achieving maximum profitability.
      On January 13, 2006, the Company acquired Empagio, Inc. (“Emgagio”). Empagio delivers innovative on-demand human resources information systems through its SymphonyHR platform. SymphonyHR empowers both large and mid-sized organizations to deliver unparalleled HR services to their employees, while decreasing administrative burden. Featuring 100% on-shore service delivery and native web architecture, SymphonyHR is one of the most comprehensive, dependable, and affordable human resources solutions available for automating HR procedures and reducing paperwork, ranging from payroll to benefits administration.
      On March 1, 2006, the Company acquired Executive Consultants, Inc (“ECI”). ECI is an HR professional services firm providing implementation and consulting services for HR, payroll and payroll systems.
      Tesseract and ECI have subsequently been merged into Empagio. The combination of the subsidiaries will create a leader in the Human Resources Management Solutions (HRMS) industry, boasting an impressive roster of Fortune 1000 enterprise customers and more than two million lives under management. The merged company will be called Empagio and will be headquartered in Atlanta, Georgia.

Basis of Presentation
      The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2006.

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2005.

Note 2.	Summary of Significant Accounting Policies

Reclassification.
      Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

Segment
      The Company has reviewed the provisions of SFAS 131, “Disclosures about Segments of an Enterprise and Related Information” with respect to the criteria necessary to evaluate the number of operating segments that exist, based on its review the Company has determined that it operates in one segment.

Loss Per Share
      Basic and diluted net loss per share information for all periods is presented under the requirements of SFAS No. 128, Earnings Per Share. Basic loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average common shares outstanding during the period. Diluted loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding and common stock equivalents. The dilutive effect of preferred stock, warrants and options convertible into an aggregate of approximately 46,953,305 and 32,597,965 of common shares as of March 31, 2006 and March 31, 2005, respectively, are not included as the inclusion of such would be anti-dilutive for all periods presented.

Stock-Based Compensation
      Prior to January 1, 2006, the Company used the intrinsic value method to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees,” and had adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). As a result, compensation cost of the Company for the three months ended March 31, 2006 includes compensation expense for unvested portion of all the stock options outstanding and all the stock options granted after the effective date. No restatement has been made to prior periods. We had applied APB 25’s intrinsic value method up to December 31, 2005, and presented pro forma income statements in the footnote to show the effect of FAS123(R) as if it had been implemented in the prior periods. We will continue to do so to show the results of periods for which SFAS 123(R) was not effective in comparison to the results going forward.

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
      Had compensation costs for the Company’s stock option grants been determined based on the fair value at the grant dates for awards under these plans in accordance with SFAS 123(R), the Company’s net loss and loss per share would have been increased to the pro forma amounts as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,

	2006	2005	2006	2005

Net loss, as reported	$(4,913,621)	$(5,324,797)	$(12,692,855)	$(6,967,395)
Add: Stock-based employee compensation expense included in reported net loss	331,772	47,500	461,342	406,500
Deduct: Stock-based employee compensation expense determined under fair value method for all awards	(331,772)	(49,400)	(1,667,892)	(419,610)

Net loss, pro forma	(4,913,621)	(5,326,697)	(13,899,405)	(6,980,505)
Beneficial conversion and preferred dividends	(475,604)	(4,487,230)	(1,069,162)	(7,297,694)

Net loss attributable to common stockholders — Pro forma	$(5,389,225)	$(9,813,927)	$(14,968,567)	$(14,278,199)
Basic and diluted net loss per share attributable to common stockholders, as reported	$(0.75)	$(4.12)	$(2.97)	$(9.96)
Basic and diluted net loss per share attributable to common stockholders pro forma	$(0.75)	$(4.12)	$(3.23)	$(9.97)
      The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model. Option pricing models require the input of highly subjective assumptions. Because the Company’s employee stock has characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.
      The company used the following weighted-average assumptions in the three and nine months ended March 31, 2006:

	Three Months Ended	Nine Months Ended
	March 31, 2006	March 31, 2006

Expected volatility	160.88%	160.72%
Expected dividend yield	—%	—%
Expected risk-free interest rate	4.12%	4.20%
Expected term of options	4 years	4 years
Maximum contractual term	7 years	7 years
Range of estimated forfeitures	—%	—%

Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment”, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. For

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
the Company, SFAS No. 123(R) is effective as of January 1, 2006. The Company did not apply this method to prior periods. The impact on this new standard, if it had been in effect prior to January 1, 2006 is disclosed above in Note 2 — “Summary of Significant Accounting Policies” Stock Based Compensation.
      On March 29, 2005, the Staff of the Securities and Exchange Commission (SEC or the Staff) issued Staff Accounting Bulletin No. 107, “Share-Based Payment” (SAB 107). Although not altering any conclusions reached in SFAS 123(R), SAB 107 provides the views of the Staff regarding the interaction between SFAS 123(R) and certain SEC rules and regulations and, among other things, provide the Staff’s views regarding the valuation of share-based payment arrangements for public companies. The Company will follow the interpretative guidance on share-based payment set forth in SAB 107.
      In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections,” that applies to all voluntary changes in accounting principle. This statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 will be effective for us for the fiscal year ended June 30, 2007. We do not anticipate that the adoption of SFAS No. 154 will have an impact on our overall results of operations or financial position.
      In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140,” that allows a preparer to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. It also eliminates the exemption from applying Statement 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not anticipate that the adoption of SFAS No. 155 will have an impact on the Company’s overall results of operations or financial position.
      In March 2006, the FASB issued SFAS 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140,” that applies to the accounting for separately recognized servicing assets and servicing liabilities. This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not anticipate that the adoption of SFAS No. 156 will have an impact on the Company’s overall results of operations or financial position.

Note 3.	Stockholders’ Equity

Common and Preferred Stock
      On September 19, 2005, the Company issued 8,543 shares of Common Stock valued at $8,543 as a dividend to a former Series B preferred stockholder to settle a dispute on an inadvertent conversion.

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
      On September 23, 2005, the Company issued 47,963 shares of Common Stock to pay $100,000 of interest on its Subordinated Notes, which covers the interest period of May 1, 2005 to July 31, 2005.
      On September 23, 2005, the Company issued 90,973 shares of Common Stock as Series C Preferred Stock dividend. The dividend period was April 1, 2005 to June 30, 2005. The value of Common Stock was $212,897.
      On December 23, 2005, the Company issued 44,665 shares of Common Stock to pay $63,333 of interest on its Subordinated Notes, which covers the interest period of August 1, 2005 to October 31, 2005.
      Also on December 23, 2005, the Company issued 143,769 shares of Common Stock as Series C Preferred Stock dividend. The dividend period was July 1, 2005 to September 30, 2005. The value of Common Stock was $211,636.
      On December 31, 2005, the Company issued an aggregate of 664,577 shares of Common Stock valued at $910,470 to former Senior Noteholders and an aggregate of 1,100,000 shares valued at $1,507,000 to former and existing Subordinated Noteholders in exchange for the rescission of certain warrants as described below in “Warrants” section of Note 3 — “Stockholder’s Equity”.
      On October 26, 2005, the Company issued 7,045,454 shares of Series D Preferred Stock to Platinum Equity, LLC (“Platinum”) pursuant to the Amendment to the Tesseract Merger Agreement. Under the Amendment, Platinum agreed to retain 909,091 of the shares of Series D Preferred Stock delivered as part of the Merger Consideration, and to return such shares for cancellation, without additional consideration from the Company, if the Company repaid the $1,750,000 note on or before March 31, 2006. On March 31, 2006, the Company paid $1,000,000 to Platinum. Since the entire amount of the note was not paid by March 31, 2006, the 909,091 shares of Series D Preferred Stock described above were not returned by Platinum for cancellation and such shares remain outstanding. The details of these agreements are described in Note 5 — “Acquisition of Five Software Companies.”
      On January 13, 2006, the Company issued 1,438,455 shares of the Company’s common stock valued at $1,869,992 in connection with the acquisition of Empagio, Inc.
      On March 1, 2006, the Company issued 330,688 shares of the Company’s common stock valued at $558,863 in connection with the acquisition of Executive Consultants, Inc.
      On March 31, 2006, the Company issued 331,122 shares of Common Stock as Series D Preferred Stock dividend. The dividend period was October 26, 2005 to March 31, 2006. The value of Common Stock was $436,583.
      During the three months and nine months ended March 31, 2006, the holders of respectively 440,149 and 830,407 Series C Preferred Stocks converted their shares into Common Stock. The conversions were made on a one to one (1:1) ratio.

Stock Options
      As more fully described in Note 2 -“Summary of Significant Accounting Policies,” we adopted SFAS 123(R) as of January 1, 2006. The deferred compensation recognized from stock options outstanding from prior periods under the intrinsic value method is reversed as of the same date. The compensation costs for unvested portion of the outstanding options and awards subsequent to this effective date will be expensed as period costs over the service requisite periods of the options based on grant-date fair values.
      On September 13, 2005, the Board of Directors granted 158,000 options to the Company CEO, Rodney A. Bienvenu under the 2002 Plan. Of those options, 39,500 vested on December 31, 2005, and the

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
remainder vest ratably over the next 36 months. Such options have a term of ten years and have an exercise price of $1.08 per share. In connection with the options, the Company recorded a deferred compensation of $42,660. The Company recognized $10,665 of expense for the three months ended December 31, 2005 relating to these options. The remaining balance of $31,995 in deferred compensation related to these options was reversed as of January 1, 2006 in order to adopt SFAS 123(R). The Company recognized $12,701 in compensation expense for these options for the three months ended March 31, 2006, based on a grant-date fair value estimated by the Company.
      At the Annual Meeting of Stockholders of the Company held on October 21, 2005, the stockholders of the Company approved the Halo Technology Holdings 2005 Equity Incentive Plan (the “2005 Plan”) previously approved by the Board of Directors of the Company. A copy of the 2005 Plan was filed as Appendix A to the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 7, 2005. Subject to adjustment for stock splits and similar events, the total number of shares of common stock that can be delivered under the 2005 Plan is 8,400,000 shares. No employee may receive options, stock appreciation rights, shares or dividend equivalent rights for more than four million shares during any calendar year.
      Under the 2005 Plan, the Company issued 4,366,000 options to certain employees and directors of the Company and its subsidiaries. Of those options, 3,366,000 were issued to the Company’s senior management 25% of these options vested on December 31, 2005, and the remaining portion have or will vest ratably each month during the 36 months thereafter, provided that the employee remains an employee of the Company. 1,000,0000 of the 4,366,000 options were issued to the management of the Company’s subsidiaries. These options will vest based on each subsidiary’s performance. The vesting conditions are determined by the compensation committee. All the options have an exercise price of $1.08 and the term of ten years except for the options issued to the Company’s CEO, Rodney A. Bienvenu, Jr., and the CLO, Ernest C. Mysogland, which have an exercise price of $1.19 and a term of five years. In connection with the options issued to the corporate senior management, the company recorded a deferred compensation of $95,620. The Company recognized $23,905 of expense for the three months ended December 31, 2005 relating to these options. The remaining balance of $71,715 in deferred compensation related to these options was reversed as of January 1, 2006 in order to adopt SFAS 123(R). The Company recognized $212,871 in compensation expense for these options for the three months ended March 31, 2006, based on a grant-date fair value estimated by the Company. The Company did not recognize compensation cost for the options issued to the subsidiary management because the Company believes the achievement of the performance goals is not probable.
      On January 4, 2006, the Company issued stock options for 600,000 shares of the Company’s Common Stock to its newly appointed Chief Financial Officer, Mark Finkel, in connection with his employment by the Company, and under the Halo Technology Holdings 2005 Equity Incentive Plan. The exercise price for Mr. Finkel’s options is $1.22 per share. The options granted to Mr. Finkel have a ten-year term. 25% of these options vest on the first anniversary of the award, provided Mr. Finkel remains in his position through that date, and the remaining options vest ratably over the following 36 months, provided that Mr. Finkel remains with the Company. For the three months ended March 31, 2006, the Company recognized $46,673 of compensation expense for these options.
      In addition to the stock options listed above, there are awards granted in prior periods under 2002 Stock Incentive plan that are still outstanding and yet to be vested. For the three months ended March 31, 2006, the Company recognized $112,173 in compensation expense for these options.

Warrants
      On August 2, 2005, the Company issued warrants to acquire 843,617 shares of the Company’s Common Stock to Fortress Credit Corp. as part of a Credit Agreement entered into on the same date.

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
The warrants have an exercise price of $.01 per share, have a cashless exercise feature, and are exercisable until December 10, 2010. Additional information related to the issuance of these warrants is in Note 9 — “Credit Agreement”.
      On September 20, 2005, the Company issued to DCI Master LDC a warrant to Purchase 181,818 Shares of Common Stock, par value $0.00001 per share of the Company. The warrant was issued in connection with a Promissory Note issued to DCI Master LDC. Additional information related to the issuance of this warrant is in Note 10 — “Short-term Borrowings.” The exercise price for the warrant shares is $1.375, subject to adjustment as provided in the warrant. The warrant is exercisable until September 20, 2010. The warrant contains an automatic exercise provision in the event that the warrant has not been exercised but the fair market value of the warrant shares is greater than the exercise price per share on the expiration date. The warrant also contains a cashless exercise provision. The warrant also contains a limitation on exercise which limits the number of shares of Common Stock that may be acquired by the Holder on exercise to that number of shares as will insure that, following such exercise, the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates will not exceed 9.99% of the total number of issued and outstanding shares of Common Stock. This provision is waivable by the Holder on 60 days notice.
      On October 21, 2005, the Company issued warrants (the “Warrants”) to purchase an aggregate of 363,636 Shares of Common Stock, par value $0.00001 per share of the Company. The Warrants were issued in connection with the Convertible Promissory Notes described in Note 10 — (“Short-term Borrowings”). The exercise price for the Warrant Shares is $1.375, subject to adjustment as provided in the Warrant. The Warrants are exercisable for five years after the date of the Warrants. The Warrants contain an automatic exercise provision in the event that the warrant has not been exercised but the Fair Market Value of the Warrant Shares (as defined in the Warrant) is greater than the exercise price per share on the expiration date. The Warrants also contain a cashless exercise provision. The Warrants also contain a limitation on exercise which limits the number of shares of Common Stock that may be acquired by the Holder on exercise to that number of shares as will insure that, following such exercise, the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates will not exceed 9.99% of the total number of issued and outstanding shares of Common Stock. This provision is waivable by the Holder on 60 days notice.
      On October 26, 2005, the Company issued warrants to acquire 1,265,425 shares of the Company’s Common Stock to Fortress Credit Corp. as part of a Credit Agreement entered into on August 2, 2005. This issuance relates to the Company’s utilization of the Tranche B of the credit facility under the agreement. The warrants have an exercise price of $.01 per share, have a cashless exercise feature, and are exercisable until December 10, 2010. Additional information related to the issuance of these warrants is in Note 9 — “Credit Agreement”.
      On December 31, 2005, the Company has rescinded certain warrants (the “Senior Lender Warrants”) previously issued pursuant to that certain Senior Note and Warrant Purchase Agreement (the “Senior Note Agreement”), as of January 31, 2005, by and among the Company and the Purchasers (the “Senior Noteholders”) identified therein and certain warrants (the “Subordinated Lender Warrants”) issued pursuant to that certain Subordinated Note and Warrant Purchase Agreement (the “Subordinated Note Agreement”), as of January 31, 2005, by and among the Company and the Purchasers (the “Subordinated Noteholders”) identified therein. As originally issued, the Senior Lender Warrants were for an aggregate of 2,670,000 shares of Common Stock. Senior Lender Warrants to acquire 1,208,321 shares of Common Stock were rescinded. As originally issued, the Subordinated Lender Warrants were for an aggregate of 2,500,000 shares of Common Stock. Subordinated Lender Warrants to acquire 2,000,000 shares of Common Stock were rescinded. The Company issued an aggregate of 664,577 shares of Common Stock valued at $910,470 to former Senior Noteholders and an aggregate of 1,100,000 shares

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
valued at $1,507,000 to former and existing Subordinated Noteholders in exchange for the rescission of these warrants described above.

Note 4.	Kenosia Acquisition
      On July 6, 2005 the Company purchased all of the stock of Kenosia Corporation (“Kenosia”) from Bristol Technology, Inc. for an aggregate purchase price of $1,800,000, subject to certain adjustments. Prior to the Closing, $800,000 of the Purchase Price was deposited into an escrow account, and subsequently released to Bristol at the Closing. The remainder of the Purchase Price is to be paid in two equal payments of $500,000 each, in cash. The first payment $447,175 (net of working capital adjustment) was made on September 1, 2005 and the second payment was made on January 31, 2006. The results of Kenosia acquisition are reflected in the combined statement of operations as of the date of acquisition.
      The Company’s management and the Board of directors believes that the purchase of Kenosia that resulted in approximately $589,000 of goodwill is justified because of Kenosia’s position in the marketplace and “Track record of positive cash flow”. The tax deductibility of the acquired goodwill is to be determined.
      The net purchase price for Kenosia was $1,815,020, after certain transaction costs and net working capital adjustments. The preliminary purchase price allocation, which is subject to adjustment, is as follows:

Cash	$6,125
Accounts receivables	312,750
Other current assets	15,000
Fixed assets	7,635
Intangibles	1,270,283
Goodwill	589,252
Accounts payable and accrued expenses	(10,979)
Deferred revenues	(375,046)

$1,815,020

      For the period from July 1, 2005 through July 5, 2005, Kenosia had no significant operations.

Note 5.	Acquisition of Five Software Companies

Foresight, Milgo, ProfitKey International and David Corporation Purchase Agreement
      On October 26, 2005, the Company purchased the transactions contemplated by that certain Purchase Agreement (the “Purchase Agreement”) dated as of September 12, 2005 by and among Halo Technology Holdings, Inc. operating under the name Halo Technology Holdings (“Company”) and Platinum Equity, LLC (“Platinum”), EnergyTRACS Acquisition Corp. (the “Foresight Seller”) and Milgo Holdings, LLC (the “Process Seller” and together with Platinum and the Foresight Seller, the “Sellers”) for the acquisition of 100% of the Equity Interests in David Corporation (“David”), ProfitKey International, LLC (“Profitkey”), Foresight Software, Inc.(“Foresight”) and Process Software, LLC (“Process”). Pursuant to the Purchase Agreement, Platinum sold, assigned and delivered 100% of the common stock, no par value per share of the David Corporation, a California Corporation and a 100% membership interest in ProfitKey International LLC, a Delaware limited liability company, the Foresight Seller sold, assigned and delivered 100% of the common stock, par value $0.01 per share of the Foresight Software, Inc., a Delaware corporation and the Process Seller sold, assigned and delivered a 100% membership interest in Process Software, LLC, a Delaware limited liability company to the Company in exchange for the payment of an

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
aggregate of twelve million dollars ($12,000,000) in cash. These four companies are collectively referred to as “Process and Affiliates”. The Purchase Agreement has previously been filed as Exhibit 10.86 of the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 16, 2005 and is incorporated herein by reference.
      The Company’s management and the Board of directors believes that the purchase of Process and Affiliates that resulted in approximately $9,517,000 of goodwill is justified because of these companies’ positions in the marketplace and their record of positive cash flow. The tax deductibility of the acquired goodwill is to be determined.
      The net purchase price for Process and Affiliates was $12,351,500, after certain transaction costs. The preliminary purchase price allocation, which is subject to adjustment, is as follows:

Cash and cash equivalents	$378,141
Accounts receivable	1,723,231
Other current assets	726,478
Fixed assets	73,023
Intangibles	4,843,800
Goodwill	9,104,008
Other assets	111,154
Accounts payable and accrued expenses	(2,003,805)
Deferred revenue	(2,604,530)

$12,351,500

Tesseract Merger Agreement and Amendment
      On October 26, 2005, the Company completed the transactions contemplated by that certain Merger Agreement (the “Merger Agreement”) dated as of September 12, 2005 by and among the Company and TAC/ Halo, Inc., a wholly owned subsidiary of the Company (the “Merger Sub”), Tesseract Corporation (“Tesseract”) and Platinum Equity, LLC (“Platinum”), as amended by Amendment No. 1 to Merger Agreement (the “Amendment”) dated October 26, 2005 by and among such parties and TAC/ Halo, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“New Merger Sub”). Pursuant to the Merger Agreement, Tesseract was merged with and into the New Merger Sub (the “Merger”) which survived as a wholly-owned subsidiary of the Company. The Amendment provided that the Merger Consideration shall consist of (i) $4,500,000 in cash payable at Closing, (ii) 7,045,454 shares of Series D Preferred Stock of the Company, and (iii) $1,750,000 payable no later than March 31, 2006 and evidenced by a Promissory Note. The Amendment provided for a Working Capital Adjustment of $1,000,000 to be paid no later than November 30, 2005. If not paid by such date, at the option of the Seller, the Working Capital Adjustment may be converted into up to 1,818,181 shares of Series D Preferred Stock. Additionally, if the Working Capital Adjustment is not paid on or before November 30, 2005, the Company must pay Platinum a monthly transaction advisory fee of $50,000 per month, commencing December 1, 2005. As of March 31, 2006, the Working Capital Adjustment has not been paid or converted to Series D Preferred Stock. As such, the Company has accrued $200,000 for the advisory fee as of March 31, 2006. Under the Amendment, Platinum agrees to retain 909,091 shares of Series D Preferred Stock delivered as part of the Merger Consideration. If the Promissory Note is paid on or before March 31, 2006, Platinum will return for cancellation, without additional consideration from the Company, 909,091 shares of Series D Preferred Stock to the Company. The Amendment further provides that the rights, preferences and privileges of the Series D Preferred Stock will adjust to equal the rights, preferences and privileges of the next round of financing if such financing is a Qualified Equity Offering (as defined in the Amendment). If the next

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
round is not a Qualified Equity Offering, the rights, preferences and privileges of the Series D Preferred Stock will adjust to equal the rights, preferences and privileges of the next round of financing at the option of the holder.
      In connection with the issuance of Series D Preferred Stock, on October 26, 2005, the Company and Platinum entered into an Investor’s Agreement in order to provide Platinum with certain rights to register Conversion Shares (as defined in the Investor’s Agreement) issuable upon conversion of Series D Stock or as dividends or other distributions with respect to the Series D Stock or the Common Stock issuable upon conversion thereof. The Company has agreed to file a registration statement registering the Conversion Shares for resale within eighty (80) days after the closing of the transaction contemplated by the Merger Agreement, and to use its best efforts to cause such registration statement to be declared effective by the Securities and Exchange Commission (the “SEC”) at the earliest practicable date thereafter and to remain effective until the earlier of: (i) twenty-four (24) months after the date that the Registration Statement is declared effective by the SEC; (ii) the date when all the Conversion Shares are sold or (iii) the date when Rule 144(k) is available with respect to all of the securities covered by such Registration Statement.
      The Series D Stock has the following material terms:

•	The Series D Stock will be convertible into Common Stock, at the option of the holder, at a conversion price (the “Applicable Conversion Price”) that will initially be equal to $1.10. Accordingly, the Series D Stock is convertible into Common Stock at a ratio equal to the quotient obtained by dividing the sum of the Series D Face Amount plus any accrued but unpaid dividends by the applicable Conversion Price, in effect at the time of conversion. However, the ratio is subject to adjustment pursuant to the anti-dilution protections extended to the holders of Series D Stock. Under the anti-dilution provisions, in the event the Company issues, at any time while shares of Series D Stock are still outstanding, shares of Common Stock or any type of securities convertible or exchangeable for, or otherwise giving a right to acquire, shares of Common Stock, at a price below the Applicable Conversion Price, then the Applicable Conversion Price will be adjusted to the price per share equal to the price per share paid for such Common Stock in such subsequent financing. In addition to the full-ratchet protection, the Applicable Conversion Price will be equitably adjusted in the event of any stock split, stock dividend or similar change in the Company’s capital structure.

•	If the Company’s market capitalization based on the shares of Common Stock outstanding (including all shares of Common Stock underlying the Shares of Series D Stock on an as converted basis) exceeds $50,000,000, the shares of Common Stock underlying the Series D Stock are registered, and the Company has an average daily trading volume for 20 consecutive trading days of 100,000 shares per day, then the Company may require the holders of Series D Stock to convert the Series D Stock into Common Stock at the then Applicable Conversion Price.

•	The holders of shares of Series D Stock will be entitled to receive dividends, at a 13% annual rate, payable quarterly in arrears beginning on March 21, 2006, either in cash, or at the election of the Company, in shares of Common Stock. The dividends are preferred dividends, payable in preference to any dividends which may be declared on the Series A 8% Cumulative Convertible Preferred Stock, the Series B 10% Cumulative Convertible Preferred Stock, the Series C Convertible Preferred Stock and the Common Stock. Common Stock delivered in payment of dividends will be valued at 90% of the average of the volume weighted average price for the 20 trading day period ending on the trading day immediately prior to the date set for payment of the dividend.

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)

•	Any unconverted and non-redeemed Shares of Series D Stock outstanding on the third anniversary of the initial issuance of the Series D Stock, will be automatically redeemed on that date, in cash, at an amount per share equal to the sum of the Series D Face Amount, as adjusted, plus all accrued but unpaid dividends thereon (subject to equitable adjustment for all stock splits, stock dividends, or similar events involving a change in the capital structure of the Company).

•	In the event of any liquidation of the Company, the Series D Stock will receive an amount equal to the Series D Face Amount, plus all accrued but unpaid dividends thereon, prior to any amounts being distributed to any other series of Preferred Stock or to the Common Stock holders. After payment of all liquidation preferences to all holders of Preferred Stock, including the Series D Stock, the entire remaining available assets, if any, shall be distributed among the holders of Common Stock, the holders of Series D Stock, and any other class or series of Preferred Stock entitled to participate with the Common Stock in a liquidating distribution, in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of such shares of Preferred Stock held by them.

      The Company’s management and the Board of directors believes that the purchase of Tesseract that resulted in approximately $12,211,000 of goodwill is justified because of Tesseract position in the marketplace and its record of positive cash flow. The tax deductibility of the acquired goodwill is to be determined.
      The net purchase price for Tesseract was $14,126,500, after certain transaction costs. The preliminary purchase price allocation, which is subject to adjustment, is as follows:

Cash and cash equivalents	$254,757
Accounts receivable	1,299
Other current assets	333,871
Fixed assets	3,830
Intangibles	4,006,600
Goodwill	11,982,184
Accounts payable and accrued expenses	(1,015,350)
Deferred revenue	(1,422,282)
Other long term liabilities	(18,409)

$14,126,500

      The Company financed the purchase price under the Purchase Agreement and the Merger Agreement in part with borrowings under its $50,000,000 credit facility with Fortress Credit Opportunities I LP and Fortress Credit Corp. On October 26, 2005, in connection with the closings of the above described transactions, the Company entered into Amendment Agreement No. 1 (“Amendment Agreement”) between the Company, Fortress Credit Opportunities I LP (“Lender”) and Fortress Credit Corp., as Agent (the “Agent”) relating to the Credit Agreement dated August 2, 2005 between the Company, the Subsidiaries of the Company listed in Schedule 1 thereto (the “Subsidiaries”), Fortress Credit Corp., as original lender (together with any additional lenders, the “Original Lenders”), and the Agent under which the Lender made an additional loan of $15,000,000 under Tranche B of the credit facility under the Credit Agreement, as more fully described below in Note 9 “Credit Agreement.”
      The Company’s results of operations include results of operations of Tesseract, Process and Affiliates since October 27, 2005.

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
      On March 31, 2006, the Company and Platinum entered into an Amendment and Consent (the “Amendment”). Pursuant to the Amendment, the maturity of the $1,750,000 Promissory Note was modified such that the aggregate principal amount of the Note and all accrued interest thereon shall be due and payable as follows: (i) $1,000,000 on March 31, 2006; and (ii) the remaining $750,000 in principal, plus all accrued but unpaid interest on the earliest of (a) the second business day following the closing of the acquisition of Unify Corporation (“Unify”) by the Company, (b) the second business day following termination of the merger agreement pursuant to which Unify is to be acquired by the Company, (c) the second business day after the Company closes an equity financing of at least $2.0 million subsequent to the date of the Amendment or (d) July 31, 2006. In accordance with the Amendment, $1,000,000 was paid to Platinum on March 31, 2006. Since the entire amount of the Note was not paid on or before March 31, 2006, Platinum retained 909,091 shares of Series D Preferred Stock of the Company, which had been previously issued to Platinum under the Merger Agreement. In connection with the issuance of the 909,091 shares of Series D Preferred Stock, the Company recorded $1,090,909 of interest expense for the period ended March 31, 2006.

Note 6.	Acquisition of Empagio
      On January 13, 2006, the Company purchased Empagio, Inc. (“Empagio”), a human resources management software company whose signature product is its SymphonyHR hosted software solution which automates HR procedures and reduces paperwork, ranging from payroll to benefits administration. The Company issued 1,438,455 shares of its Common Stock valued at $1,869,992 to the shareholders of Empagio. Of the 1,438,455 shares, 107,884 shares were retained by the Company as security for Empagio Stockholder indemnification obligations under the Merger Agreement (the “Indemnity Holdback Shares”). The Indemnity Holdback Shares shall be released to the Empagio Stockholders on the later of (i) the first anniversary of the Closing Date and (ii) the date any indemnification issues pending on the first anniversary of the Closing Date are finally resolved. The total purchase price was $1,848,768 after net working capital adjustments and transaction costs.
      The purchase of Empagio resulted in approximately $1,737,000 of goodwill. The Company agreed to a transaction that resulted in a significant amount of goodwill for a number of reasons including: Empagio’s market position and brand; Empagio’s business model which complements the business models of certain of the Company’s other businesses; and growth opportunities in the markets in which Empagio operates. Empagio was acquired with the plan of merging with the Company’s other related businesses into Empagio. The Company’s Tesseract and ECI subsidiaries have been merged into Empagio. The predominant portion of the consideration paid for Empagio was based on the expected financial performance of Empagio and the combined business after the merger. The tax deductibility of the acquired goodwill is to be determined.
      The preliminary purchase price allocation, which is subject to adjustment, is as follows:

Accounts receivable	$163,706
Prepaid	2,530
Intangibles	395,000
Goodwill	1,736,589
Accounts payable and accrued expenses	(338,842)
Notes payable	(66,452)
Deferred revenue	(43,763)

$1,848,768

      The Company’s results include operations of Empagio as of January 14, 2006.

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)

Note 7.	Acquisition of Executive Consultants, Inc.
      On March 1, 2006, the Company completed the acquisition of Executive Consultants, Inc. (“ECI”). ECI is an HR professional services firm providing implementation and consulting services for HR, payroll and payroll systems. The Company issued 330,688 shares of its Common Stock valued $558,863 to the shareholders of ECI. The Company also paid $578,571 in cash. The total purchase price was $1,152,434, including transaction costs.
      The purchase of ECI resulted in approximately $1,050,000 of goodwill. The Company agreed to this transaction which resulted in a significant amount of goodwill for a number of reasons including: ECI’s market position and brand; ECI’s business model which complements the business models of certain of the Company’s other businesses; and growth opportunities in the markets in which ECI operates. ECI was acquired with the plan of merging ECI with the Company’s other related businesses. ECI has been merged into the Company’s Empagio subsidiary. The predominant portion of the consideration paid for ECI was based on the expected financial performance of ECI and the combined business after the merger. The tax deductibility of the acquired goodwill is to be determined.
      The preliminary purchase price allocation, which is subject to adjustment, is as follows:

Cash and cash equivalents	$20,871
Accounts receivable	139,414
Prepaid	2,480
Intangibles	112,000
Goodwill	1,050,400
Accounts payable and accrued expenses	(172,731)

$1,152,434

      The Company’s results include operations of ECI as of March 2, 2006.

Note 8.	Unaudited Pro Forma Financial Information
      The following unaudited pro forma financial information includes Gupta, Kenosia, Tesseract, David, Profitkey, Foresight, Process, Empagio and ECI. The pro forma consolidated operations of the Company for the three months ended March 31, 2006 and March 31, 2005 assume that the acquisitions had occurred as of January 1, 2006 and January 1, 2005, respectively. Similarly, the pro forma consolidated operations of the Company for the nine months ended March 31, 2006 and March 31, 2005 assume that the acquisitions had occurred as of July 1, 2005 and July 1, 2004, respectively.
      This financial information is provided for informational purposes only and should not be construed to be indicative of the Company’s consolidated results of operations had the acquisitions of Gupta, Kenosia,

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
Tesseract, David, ProfitKey, Foresight, Process. Empagio and ECI been consummated on the dates assumed and does not project the Company’s results of operations for any future period:

	Three Months Ended March 31,		Nine Months Ended March 31,

	2006	2005	2006	2005

Revenues	$8,718,184	$11,030,586	$27,698,275	$35,901,761
Net loss	(5,024,561)	(4,454,829)	(11,018,774)	(5,001,859)
Beneficial Conversion and preferred dividends	(475,604)	(4,487,230)	(1,069,162)	(7,297,694)

Loss attributable to common stockholders	(5,500,165)	(8,942,059)	(12,087,936)	(12,299,553)
Basic and diluted net loss per share attributable to common stockholders	$(0.73)	$(2.15)	$(2.03)	$(3.84)
Weighted-average number common shares	7,555,879	4,152,805	5,961,445	3,200,758
Supplemental Disclosure: (1)
Deferred revenue fair value reduction(2)	$1,622,661	$672,162	$4,684,516	$672,162
Revenues	$10,340,845	$11,702,748	$32,382,791	$36,573,923
Net loss	(3,401,900)	(3,782,667)	(6,334,258)	(4,329,697)
Beneficial Conversion and preferred dividends	(475,604)	(4,487,230)	(1,069,162)	(7,297,694)

Loss attributable to common stockholders	(3,877,504)	(8,269,897)	(7,403,420)	(11,627,391)
Basic and diluted net loss per share attributable to common stockholders	$(0.51)	$(1.99)	$(1.24)	$(3.63)

(1)	As more fully described in Business Combinations and Deferred Revenue under Critical Accounting Policies, the purchase accounting rules normally causes the deferred revenues of the acquired software companies to decrease substantially. To supplement our consolidated financial information, the Company believes the above pro forma information is helpful to an overall understanding of our past financial performance and prospects for the future.

(2)	As part of the purchase price allocations for the acquisitions, the Company estimated the fair value of underlying obligations which resulted in reduction of the deferred revenues of the acquired companies. These reductions are added back to the revenues to show pro forma results of operations.

Note 9.	Credit Agreement
      On August 2, 2005, the Company entered a Credit Agreement (the “Credit Agreement”), with Fortress Credit Corp. as original lender (together with any additional lenders, the “Lenders”), and Fortress Credit Corp. as Agent (the “Agent”). In addition, the Company entered into a $10,000,000 Promissory Note (the “Note”) with the Lenders, an Intercreditor Agreement with the Lenders, the Agent and certain subordinated lenders (the “Intercreditor Agreement”), a security agreement with the Agent (the “Security Agreement”), Pledge Agreements with the Lender (the “Pledge Agreements”), and a Warrant Agreement with the Agent (the “Warrant Agreement”).
      Collectively the Credit Agreement, such other agreements and the subsidiary security agreements referenced below are referred to as the “Financing Documents”.

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
      The Credit Agreement and the other Financing Documents have the following material terms:

•	Subject to the terms and conditions of the Credit Agreement, the Lenders agreed to make available to the Company a term loan facility in three Tranches, Tranches A, B and C, in an aggregate amount equal to $50,000,000.

•	The maximum amount of loans under Tranche A of the credit facility is $10,000,000. The purpose of amounts borrowed under Tranche A is to refinance certain of the Company’s existing debt and to pay certain costs and expenses incurred in connection with the closing under the Credit Agreement.

•	The maximum amount of loans under Tranche B of the credit facility is $15,000,000. Amounts borrowed under Tranche B may be used only to partially fund the acquisition by the Company of one or more companies, the acquisition costs related thereto, and other costs and expenses incurred in connection with the Credit Agreement and to finance an agreed amount of working capital for the companies being acquired.

•	The maximum amount of loans under Tranche C of the credit facility is $25,000,000. Amounts borrowed under Tranche C may be used only to partially fund the acquisition by the Company of one or more publicly-traded companies, the acquisition costs related thereto, and other costs and expenses incurred in connection with the Credit Agreement and to finance an agreed amount of working capital for the companies being acquired.

•	The Company has borrowed $10,000,000 under Tranche A of the credit facility to pay-off its existing senior indebtedness, in the aggregate principal amount of $6,825,000, plus accrued interest thereon, as well as certain existing subordinated indebtedness, in the aggregate principal amount of $1,500,000. In addition, amounts borrowed under this Tranche A were used to pay certain closing costs, including the Lender’s legal fees, commitment fees, and other costs and expenses under the Credit Agreement amounting to $1,083,872. In addition, the Company paid $642,614 in consulting and other fees in connection with the credit facility and in connection with the Tranche B described below. These closing costs have been deferred, and will be amortized over 4 years. For the three and nine months ended March 31, 2006, $121,634 and $251,784 respectively were amortized. The remaining balance of $664,003 was used for working capital needs.

•	The obligation to repay the $10,000,000 principal amount borrowed at the closing, along with interest as described below, is further evidenced by the Note.

•	Advances under Tranche B and Tranche C must be approved by the Lenders, and are subject to the satisfaction of all conditions precedent required by the Lenders including the condition that a default not occur under the loans as a result of the advance.

•	The rate of interest (the “Interest Rate”) payable on the Loan for each calendar month (an “Interest Period”) is a floating percentage rate per annum equal to the sum of the “LIBOR” for that period plus the “Margin”. For theses purposes, LIBOR means for any Interest Period the rate offered in the London interbank market for U.S. Dollar deposits for the relevant Interest Period; provided, however, that for purposes of calculating the Interest Rate, LIBOR shall at no time be less than a rate equal to 2.65%. For these purposes, “Margin” means 9% per annum. Interest is due and payable monthly in arrears.

•	Provided there has been no event of default under the Loan, an amount of interest equal to 4% per annum that would otherwise be paid in cash instead may be paid in kind (“PIK”) by such amount being added to the principal balance of the Loan on the last day of each month. Such PIK amount will then accrue interest and be due and payable on the same terms and conditions as the Loan. The Company may, at its option, elect to terminate the PIK interest arrangement and instead pay

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)

such amount in cash. As of March 31, 2006, the Company accrued and expensed $532,770 in relation to the PIK interest.

•	If any sum due and payable under the credit facility is not paid on the due date therefore, the Company shall be liable to pay interest on such overdue amount at a rate equal to the then current Interest Rate plus 3% per annum.

•	Principal amounts due under the Loans begin to be amortized on August 2, 2006, with the complete Loan to be repaid in full no later than the Maturity Date which is four years after the closing. The repayment due within one year is $1,373,063 as of March 31, 2006. $873,000 for the fair value of the warrants issued in connection of this loan will also be accreted within one year. Net of these two amounts, $500,063, is classified under “Current portion of senior note payable” on the Consolidated Balance Sheet.

•	A mandatory prepayment is required if, prior to the date which is 9 months after the Closing Date, (i) the Company has not borrowed under Tranche B, and (ii) the Company has not acquired (without the incurrence of any indebtedness) 100% of the equity interests of any new subsidiary which at the time of acquisition had a twelve month trailing EBITDA of greater than $1,000,000. If prepayments are required due to this reason, the amount of the prepayment is 85% of the “Excess Cash Flow” — which means, cash provided by operations by the Company and its subsidiaries determined quarterly less capital expenditures for such period, provided that the Company shall at all times be allowed to retain a minimum of $1,500,000 of cash for operating purposes. In addition, the Company must prepay the loan in full no later than the date which is 21 months after the Closing Date.

•	The Credit Agreement contains certain financial covenants usual and customary for facilities and transactions of this type. These financial covenants include Total Debt to EBITDA, Cash Interest Coverage Ratio, and Fixed Charge Covenant Ratio as defined. In the event the Company completes further acquisitions, the Company and the Agent and lenders will agree upon modifications to the financial covenants to reflect the changes to the Company’s consolidated assets, liabilities, and expected results of operations in amounts to be mutually agreed to by the parties. The Company is in compliance with all covenants under the Credit Agreement.

•	The Company’s obligations are guaranteed by the direct and indirect subsidiaries of the Company, including, without limitation, Gupta Technologies, LLC, Kenosia Corporation, and Warp Solutions, Inc. The Amendment Agreement described below adds TAC/ Halo, LLC, Process Software, LLC, David Corporation, Profitkey International, LLC, and Foresight Software, Inc. to this guarantee.

•	The Company and its subsidiaries granted first priority security interests in their assets, and pledged the stock or equity interests in their respective subsidiaries, to the Agent as security for the financial obligations under the Credit Agreement and the Financing Documents. In addition, the Company has undertaken to complete certain matters, including the delivery of stock certificates in subsidiaries, and the completion of financing statements perfecting the security interests granted under the applicable state or foreign jurisdictions concerning the security interests and rights granted to the Lenders and the Agent.

•	As additional security for the lenders making the loans under the Credit Agreement, certain subsidiaries of the Company have entered into Security Agreements with Fortress Credit. Corp. relating to their assets in the U.K., and have pledged their interests in the subsidiaries organized under English law, Gupta Technologies Limited and Warp Solutions Limited, by entering into a Mortgages of Shares with Fortress. Also, the Company’s subsidiary, Gupta Technologies, LLC (“Gupta”) and its German subsidiary, Gupta Technologies GmbH, have entered into a Security Trust Agreement with Fortress Credit Corp. granting a security interest in the assets of such

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)

entities located in Germany. Gupta has also pledged its interests in the German subsidiary under a Share Pledge Agreement with Fortress Credit Corp.

•	Under the Intercreditor Agreement, the holders of the Company’s outstanding subordinated notes which were issued pursuant to that certain Subordinated Note and Warrant Purchase Agreement dated January 31, 2005, agreed to subordinate the payment terms and security interests of the subordinated notes to the payment terms and security interests of the senior lenders under the Credit Agreement.

•	Pursuant to the Warrant Agreement, the Company agreed to issue warrants to acquire up to an aggregate of 7% of the fully diluted stock of the Company (as of the date of the Warrant Agreement) if the Lenders make all the advances under the total commitments of the credit facility. All warrants will have an exercise price of $0.01 per share. The exercise price and number of shares issuable upon exercise of each warrant are subject to adjustment as provided in the Warrant Agreement, including weighted average anti-dilution protection.

•	Warrants to acquire an aggregate of 5% of the fully diluted stock of the Company (2,109,042 shares of Common Stock, par value $.00001 per share) are issuable upon the Company receiving advances under Tranche A or B of the credit facility (“Tranche A/ B Available Shares”) in proportion to the amount of the advance compared with the total $25,000,000 in commitments under Tranche A and B.

•	Since the Company borrowed $10,000,000 under Tranche A at the closing, warrants to acquire 40% of the Available Tranche A/ B Shares (843,617 shares of the Company’s Common Stock) were issued at closing to the Lenders. The warrants have an exercise price of $.01 per share, have a cashless exercise feature, and are exercisable until December 10, 2010. As further advances are made to the Company under Tranche B, the Company will issue additional warrants in proportion to the advances received. Additionally, if the unused total commitments attributable to Tranche A and Tranche B are cancelled in accordance with the Credit Agreement, warrants shall be used for the number of shares based on the Pro Rata Portion of the Total Commitments attributable to Tranche A or Tranche B which are cancelled. The proceeds from the Tranche A were allocated to the fair value of the warrants and Tranche A. Based on the fair market value, $1,599,615 was allocated to the warrants and the remainder of $8,400,385 was allocated to Tranche A. The fair value of the warrants was determined by utilizing Black-Scholes method. The discount to Tranche A will be accreted over 48 months. For the three months and nine months ended March 31, 2006, $99,975 and $266,600 respectively were accreted and charged to interest expense.

•	On October 26, 2005, in connection with the acquisition of the five software companies (referred to as “Agreements to Acquire Five Software Companies” in Note 5 of the Notes to the Consolidated Financial Statements), the Company entered into Amendment Agreement No. 1 (“Amendment Agreement”) between the Company, Fortress Credit Opportunities I LP (“Lender”) and Fortress Credit Corp., as Agent (the “Agent”) relating to the Credit Agreement dated August 2, 2005 between the Company, Fortress Credit Corp., as original lender (together with any additional lenders, the “Original Lenders”), and the Agent. Pursuant to this Amendment Agreement, the Lender made a loan of $15,000,000 under Tranche B of the credit facility under the Credit Agreement. Additional information of this amendment is qualified in its entirety by reference to Amendment Agreement No. 1, which was previously filed as Exhibit 10.87 of the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 1, 2005.

•	Since the Company borrowed $15,000,000 under Tranche B on October 26, 2005, warrants to acquire 60% of the Available Tranche A/ B Shares (1,265,425 shares of the Company’s Common

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)

Stock) were issued to the Lenders. The warrants have an exercise price of $.01 per share, have a cashless exercise feature, and are exercisable until December 10, 2010. Based on the fair market value, $1,892,415 was allocated to the warrants and the remainder of $13,107,585 was allocated to Tranche B. The fair value of the warrants was determined by utilizing Black-Scholes method. The discount to Tranche B will be accreted over 45 months. For the three months and nine months ended March 31, 2006, $118,275 and $207,299 respectively were accreted and charged to interest expense.

•	Warrants to acquire an aggregate of 2% of the fully diluted stock of the Company (843,617 shares of Common Stock) are issuable upon the Company receiving advances under Tranche C of the credit facility (“Tranche C Available Shares”) in proportion to the amount of the Tranche C advance compared with the total $25,000,000 in commitments under Tranche C.

Note 10.	Notes Payable and Subscription Agreements
      On September 20, 2005, the Company entered into a Promissory Note (the “September 2005 Note”) in the principal amount of Five Hundred Thousand Dollars ($500,000). Interest accrues under the September 2005 Note at the rate of ten percent (10%) per annum. The principal amount of the September 2005 Note, together with accrued interest, is due and payable 90 days after the date it was entered into, December 19, 2005, unless the Promissory Note is converted into debt or equity securities of the Company. As of March 31, 2006, the Company has not repaid this Promissory Note or converted it into debt or equity securities. As such, interest of $26,667 was accrued and charged to interest expense in the current quarter. On January 11, 2006, the holder of this note agreed to convert the $500,000 principal (plus accrued interest) into equity securities of the Company under the Series E Subscription Agreement described below. Under the Series E Subscription Agreement, the holder of the September 2005 note had the right, in the event that the Company completed or entered into agreements to sell equity securities on or before February 15, 2006, to convert the securities received under the Series E Subscription Agreement into such other equity securities as if the investor had invested the amount invested in such securities. The holder of the September 2005 Note has indicated to the Company that it intends to exercise this right and receive the same securities as were issued under the January 2006 Subscription Agreements described below.
      Also on September 20, 2005, the Company issued to the holder of the September 2005 Note a Warrant to purchase 181,818 shares of common stock of the Company. The Warrant was issued in connection with the September 2005 Note described above. The exercise price for the Warrant shares is $1.375, subject to adjustment as provided in the Warrant. The Warrant is exercisable until September 20, 2010. The Warrant contains an automatic exercise provision in the event that the warrant has not been exercised but the Fair Market Value of the Warrant Shares (as defined in the Warrant) is greater than the exercise price per share on the expiration date. The Warrant also contains a cashless exercise provision. The Warrant also contains a limitation on exercise which limits the number of shares of Common Stock that may be acquired by the holder on exercise to that number of shares as will insure that, following such exercise, the total number of shares of Common Stock then beneficially owned by such holder and its affiliates will not exceed 9.99% of the total number of issued and outstanding shares of common stock. This provision is waivable by the holder on 60 days notice.
      The proceeds from the September 2005 Note were allocated to the fair value of the warrants and the note. Based on the fair market value, $276,606 was allocated to the Warrants and the remainder of $223,394 was allocated to the September 2005 Note. The fair value of the Warrants was determined by utilizing Black-Scholes method. The discount to the note will be accreted over 3 months. The entire $276,606 was accreted and charged to interest expense by December 31, 2005.

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
      On October 14, 2005, one of the Company’s directors, David Howitt, made a short-term loan to the Company for $150,000. On January 11, 2006, Mr. Howitt agreed to convert the principal (plus accrued interest) under this loan into equity securities of the Company under the Series E Subscription Agreement described below. Under the Series E Subscription Agreement, Mr. Howitt has the right, in the event that the Company completed or entered into agreements to sell equity securities on or before February 15, 2006, to convert the securities received under the Series E Subscription Agreement into such other equity securities as if he had invested the amount invested in such securities. Mr. Howitt has indicated to the Company that he intends to exercise this right and receive the same securities as were issued under the January 2006 Subscription Agreements described below.
      On October 21, 2005, the Company entered into certain convertible promissory notes (the “October 2005 Notes”) in the aggregate principal amount of One Million Dollars ($1,000,000). Interest accrues under the October 2005 Notes at the rate of ten percent (10%) per annum. The principal amount of the October 2005 Notes, together with accrued interest, was due February 19, 2006, or 90 days after the date the notes were entered into, unless the October 2005 Notes were converted into debt or equity securities of the Company in the Company’s next financing involving sales by the Company of a class of its preferred stock or convertible debt securities, or any other similar or equivalent financing transaction. During the three months ended March 31, 2006, interest of $19,444 was accrued and charged to interest expense.
      Also on October 21, 2005, the Company also issued warrants to purchase an aggregate of 363,636 shares of common stock of the Company in connection with the October 2005 Notes described above. The exercise price for the Warrant shares is $1.375, subject to adjustment as provided in the Warrant. The Warrants are exercisable for five years after the date of the Warrants. Based on the fair market value, $512,691 was allocated to the warrants and the remainder of $487,309 was allocated to the October 2005 Notes. The fair value of the Warrants was determined by utilizing Black-Scholes method. The discount to the October 2005 Notes will be accreted over 3 months. For the three months and nine months ended March 31, 2006, $108,230 and $512,691 respectively were accreted and charged to interest expense. As of March 31, 2006, $500,000 of the principal amount under the October 2005 Notes, plus $19,028 accrued interest, has been paid.
      On January 11, 2006, the holder of the remaining $500,000 October 2005 Note agreed to convert the $500,000 principal (plus accrued interest) under this October 2005 Note into equity securities of the Company under the Series E Subscription Agreement described below. Under the Series E Subscription Agreement, the holder of the October 2005 Note had the right, in the event that the Company completed or entered into agreements to sell equity securities on or before February 15, 2006, to convert the securities received under the Series E Subscription Agreement into such other equity securities as if the investor had invested the amount invested in such securities. The holder of the October 2005 Note has indicated to the Company that it intends to exercise this right and receive the same securities as were issued under the January 2006 Subscription Agreements described below.
      On October 26, 2005, as part of the Merger Consideration under the Tesseract Merger Agreement, the Company issued a Promissory Note in the amount of $1,750,000 to Platinum. The principal under the Promissory Note accrues interest at a rate of 9.0% per annum. The principal and accrued interest under the Promissory Note are due on March 31, 2006. Interest is payable in registered shares of common stock of the Company, provided that until such shares are registered, interest shall be paid in cash. During the three and nine months ended March 31, 2006, interest of $39,375 and $68,250 respectively were accrued and charged to interest expense. The Promissory Note contains certain negative covenants including that the Company will not incur additional indebtedness, other than permitted indebtedness under the Promissory Note. Under the Promissory Note, the following constitute an Event of Default: (a) the Company shall fail to pay the principal and interest when due and payable: (b) the Company fails to pay any other amount under the Promissory Note when due and payable: (c) any representation or warranty of

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
the Company was untrue or misleading in any material respect when made; (d) there shall have occurred an acceleration of the state maturity of any indebtedness for borrowed money of the Company or any Subsidiary of $50,000 or more in aggregate principal amount; (e) the Company shall sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets in one transaction or a series of related transactions, participate in any share exchange, consummate any recapitalization, reclassification, reorganization or other business combination transaction or adopt a plan of liquidation or dissolution or agree to do any of the foregoing; (f) one or more judgments in an aggregate amount in excess of $50,000 shall have been rendered against the Company or any subsidiary; (g) the Company breaches any covenant set forth in Section 4 of the Promissory Note; or (h) an Insolvency Event (as defined in the Promissory Note) occurs with respect to the Company or a subsidiary. Upon an Event of Default, the Holder may, at its option, declare all amounts owed under the Promissory Note to be due and payable.
      On March 31, 2006, the Company and Platinum entered into an Amendment and Consent, (the “Amendment”). Pursuant to the Amendment, the maturity of the Note was modified such that the aggregate principal amount of the Note and all accrued interest thereon shall be due and payable as follows: (i) $1,000,000 on March 31, 2006; and (ii) the remaining $750,000 in principal, plus all accrued but unpaid interest on the earliest of (a) the second business day following the closing of the acquisition of Unify Corporation (“Unify”) by the Company, (b) the second business day following termination of the merger agreement pursuant to which Unify is to be acquired by the Company, (c) the second business day after the Company closes an equity financing of at least $2.0 million subsequent to the date of the Amendment or (d) July 31, 2006. In accordance with the Amendment, $1,000,000 was paid to Platinum on March 31, 2006 (see Note 5).
      The Tesseract Merger Agreement also provided for a Working Capital Adjustment of $1,000,000 to be paid no later than November 30, 2005. Since the Working Capital Adjustment was not paid by such date, at the option of Platinum, the Working Capital Adjustment may be converted into up to 1,818,181 shares of Series D Preferred Stock. Additionally, since the Working Capital Adjustment was not paid on or before November 30, 2005, the Company must pay Platinum a monthly transaction advisory fee of $50,000 per month, commencing December 1, 2005. As of March 31, 2006, the Working Capital Adjustment has not been paid or converted to Series D Preferred Stock. As such, the Company accrued $200,000 for the advisory fee as of March 31, 2006.
      On January 11, 2006, the Company entered into certain convertible promissory notes (the “Series E Notes”) in the aggregate principal amount of Seven Hundred Thousand Dollars ($700,000). Interest accrues under the Series E Notes at the rate of ten percent (10%) per annum. The Notes provide that they automatically convert into (i) such number of fully paid and non-assessable shares of The Company’s Series E Preferred Stock (the “Series E Stock”) equal to the aggregate outstanding principal amount due under the Series E Notes plus the amount of all accrued but unpaid interest under the Series E Notes divided by $1.25, and (ii) warrants (the “Series E Warrants”) to purchase a number of shares of the Company’s common stock equal to 40% of such number of shares of Series E Stock issued to the holder. Under the terms of the Series E Notes, the automatic conversion was to occur upon the effectiveness of the filing of the Certificate of Designations, Preferences and Rights (the “Certificate of Designations”) pertaining to the Company’s Series E Stock, and, in the event that the Certificate of Designations was not filed 30 days after the Series E Notes were issued (February 10, 2006) then the holders of the Series E Notes may demand that the Company pay the principal amount of the Series E Notes, together with accrued interest. No demand for payment has been made.
      Under the Series E Subscription Agreements described below, holders of the Series E Notes had the right, in the event that the Company completed or entered into agreements to sell equity securities on or before February 15, 2006, to convert the Series E Notes into such other equity securities as if the investor had invested the amount invested in such securities. The holders of the Series E Notes have indicated to

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
the Company that they intend to exercise this right and receive the same securities as were issued under the January 2006 Subscription Agreements. The terms of the January 2006 Subscription Agreements are described more fully below.
      Also on January 11, 2006, the Company entered into certain Subscription Agreements (the “Series E Subscription Agreements”) for the sale of Series E Stock and Series E Warrants. In addition to the conversion of the principal and interest under the Series E Notes described above, investors under the Series E Subscription Agreements committed to convert the $150,000 short term loan made by Mr. Howitt, the $500,000 principal (plus accrued interest) under the September 2005 Note, and the $500,000 principal (plus accrued interest) under the outstanding October 2005 Note (each as described above). Accordingly, the Company has taken the position that these notes were amended by the Series E Subscription Agreement. Also under the Series E Subscription Agreement, an investor agreed to convert $67,500 in certain advisory fees due from the Company into Series E Stock and Warrants.
      The material terms of the Series E Subscription Agreements are as follows. the Company designates the closing date. The closing is anticipated to occur when the Series E Certificate of Designations becomes effective. The obligations of the investors under the Series E Subscription Agreement are revocable if the closing has not occurred within 30 days of the date of the agreement. No later than seventy five (75) days after the completion of the offering, the Company agreed to file with the SEC a registration statement covering the Company common stock underlying the Series E Stock and the Series E Warrants, and any common stock that the Company may elect to issue in payment of the dividends due on the Series E Stock.
      Upon the completion of this offering, with a full round of investment of $10,000,000, the Series E investors will have the right for 15 months to invest, in the aggregate, an additional $10,000,000 in common stock of the Company, at $2.00 per share of common stock (as adjusted for stock splits, reverse splits, and stock dividends) or a 20% discount to the prior 30 day trading period, whichever is lower. Each such investor’s right shall be his, her or its pro rata amount of the initial offering.
      In the event that the Company completes or enters into agreements to sell equity securities on or before February 15, 2006, investors in Series E Stock may convert the securities received under the Series E Subscription Agreement into such other equity securities as if the investor had invested the amount invested in such securities. the Company will provide the Series E investors with five business days notice of such right. The investor will be required to execute and deliver all such transaction documents as required by the Company in order to convert such securities into such other securities.
      Certain of the transactions in connection with the Series E Subscription Agreement were entered into by Mr. David Howitt, a director of the Company. Mr. Howitt invested $350,000 under the Series E Notes, and agreed to convert the $150,000 short term loan he had made to the Company under the terms of Series E Subscription Agreement. Mr. Howitt recused himself from the Company board of directors decisions approving these transactions.
      Investors under the Series E Subscription Agreements have indicated to the Company that they intend to exercise the right described above and receive the same securities as were issued under the January 2006 Subscription Agreements. The terms of the January 2006 Subscription Agreements are described more fully below.
      On January 27 and on January 30, 2006, the Company entered into certain convertible promissory notes (the “January 2006 Convertible Notes”) in the aggregate principal amount of One Million Three Hundred Seventy-Five Thousand Dollars ($1,375,000). The principal amount of the January 2006 Convertible Notes, together with accrued interest, shall be due and payable on demand by the holder thereof on the maturity date which is no earlier than sixty (60) days after the date such January 2006 Convertible Notes were issued (the “Original Maturity Date”), unless the January 2006 Convertible Notes

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
are converted into common stock and warrants as described below. In the event that the January 2006 Convertible Notes are not converted by their Original Maturity Date, interest will begin to accrue at the rate of ten percent (10%) per annum.
      Each January 2006 Convertible Note shall convert into (i) such number of fully paid and non-assessable shares of the Company’s common stock equal to the aggregate outstanding principal amount due under the January 2006 Convertible Note plus the amount of all accrued but unpaid interest on the January 2006 Convertible Note divided by $1.25, and (ii) warrants (the “January 2006 Warrants”) to purchase a number of shares of the Company’s common stock equal to 75% of such number of shares of common stock. The January 2006 Convertible Notes shall so convert automatically (“Mandatory Conversion”) and with no action on the part of the holder on their Original Maturity Date to the extent that upon such conversion, the total number of shares of common stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of the Company common stock. For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In the event that a portion of the principal and interest under the January 2006 Convertible Notes has not been converted on the first Mandatory Conversion (and the holder has not demanded payment), there will be subsequent mandatory conversions until all of the principal and interest has been converted, provided that at each such Mandatory Conversion the total number of shares of common stock then beneficially owned by such lender does not exceed 9.99% of the total number of issued and outstanding shares of common stock. Prior to any such mandatory conversion the holder may at its option by writing to the Company, convert all or a portion of the principal and interest due under such holder’s January 2006 Convertible Notes into common stock and January 2006 Warrants provided that at each such conversion the total number of shares of common stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of the Company common stock. By written notice to the Company, each holder may waive the foregoing limitations on conversion but any such waiver will not be effective until the 61st day after such notice is delivered to the Company.
      Also on January 27 and January 30, 2006, the Company entered into certain Subscription Agreements (the “January 2006 Subscription Agreements”) for the sale of the January 2006 Convertible Notes and the underlying common stock and January 2006 Warrants.
      The material terms of the January 2006 Subscription Agreements are as follows. the Company and the investors under the January 2006 Subscription Agreements made certain representations and warranties customary in private financings, including representations from the Investors that they are “accredited investors” as defined in Rule 501(a) of Regulation D (“Regulation D”) under the Securities Act.
      The January 2006 Subscription Agreements further provide that the Company shall register the shares of common stock issuable upon conversion of the January 2006 Convertible Notes and upon conversion of the January 2006 Warrants (together, the “Registrable Shares”) via a suitable registration statement. If a registration statement covering the Registrable Shares has not been declared effective after 180 days following the closing, the holders shall receive a number of shares of common stock equal to 1.5% of the number of shares received upon conversion of the January 2006 Convertible Notes for each 30 days thereafter during which the Registrable Shares have not been registered, subject to a maximum penalty of 9% of the number of shares received upon conversion of the January 2006 Convertible Notes.
      The January 2006 Subscription Agreements allow the Investors to “piggyback” on the registration statements filed by the Company. the Company agreed that it will maintain the registration statement effective under the Securities Act until the earlier of (i) the date that all of the Registrable Shares have been sold pursuant to such registration statement, (ii) all Registrable Shares have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, or (iii) all

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
Registrable Shares may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) under the Securities Act.
      Upon the completion of the offering under the January 2006 Subscription Agreements, with a full round of investment of $10,000,000, the investors will have the right for 15 months after the final closing to invest, in the aggregate an additional $10,000,000 in common stock of the Company. The price of such follow-on investment will be $2.00 per share of common stock or a 20% discount to the prior 30 day trading period, whichever is lower; provided that the price per share shall not be less than $1.25. Each investor’s portion of this follow-on right shall be such investor’s pro rata amount of the January 2006 Convertible Notes issued pursuant to the January 2006 Subscription Agreements. Once the Company has issued a total of $5,000,000 of January 2006 Convertible Notes, the investors will be able to invest up to 50% of the amount which they may invest pursuant to this follow-on right; subsequent to the completion of the full round of $10,000,000 the investors may invest the remainder of the amount which they may invest pursuant to this follow-on right.
      Notwithstanding anything to the contrary in the January 2006 Subscription Agreements, the number of shares of common stock that may be acquired by any investor upon any exercise of this follow-on right (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such investor and its Affiliates and any other persons whose beneficial ownership of common stock would be aggregated with such investor for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding shares of the Company common stock. By written notice to the Company, any investor may waive this provision, but any such waiver will not be effective until the 61st day after such notice is delivered to the Company.
      In addition to the $1,375,000 in January 2006 Convertible Notes issued January 27 and January 30, 2006, pursuant to the January 2006 Subscription Agreements, the following investors have expressed an intention to exercise their right to accept the terms of the January 2006 Subscription Agreements in lieu of the Series E Subscription Agreements:

•	the holder of the $500,000 principal amount September 2005 Note;

•	the holder of the $500,000 principal amount October 2005 Note that is still outstanding;

•	the holders of the $700,000 principal amount of Series E Notes;

•	David Howitt, who made a $150,000 short term loan to the Company;

•	the investor who had agreed to convert $67,500 in certain advisory fees due from the Company into a Series E Subscription Agreement.

      It is a condition to the closing of the merger with Unify that all such convertible notes and all shares of the Company preferred stock shall have been converted into common stock of the Company.

Note 11.	Registration Rights
      The Company agreed, within forty-five (45) days after the closing of the Series C notes, Bridge Notes and Subordinated notes financing, to complete all required audits and make all related filings concerning the acquisition of Gupta. Within fifteen (15) days after the end of such 45-day period, the Company agreed to file a registration statement for the purpose of registering all of the Conversion Shares for resale, and to use its best efforts to cause such registration statement to be declared effective by the Securities and Exchange Commission (the “Commission”) at the earliest practicable date thereafter.
      If (i) the registration statement has not been filed with the Commission by the filing deadline or (ii) the registration statement has not been declared effective by the Commission before the date that is

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
ninety (90) days after the filing deadline or, in the event of a review of the Registration Statement by the Commission, one hundred and twenty (120) days after the filing deadline, or (iii) after the registration statement is declared effective, the registration statement or related prospectus ceases for any reason to be available to the investors and noteholders as to all Conversion Shares the offer and sale of which it is required to cover at any time prior to the expiration of the effectiveness period (as defined in the Investors’ Agreement) for an aggregate of more than twenty (20) consecutive trading days or an aggregate of forty (40) trading days (which need not be consecutive) in any twelve (12) month period, the Company will pay to the Investors an amount in cash equal to 2% of the face value of the Series C Stock issued under the Subscription Agreement or upon conversion of the Bridge Notes, and 2% in cash of the principal amount of the Senior Notes and Subordinated Notes, and will continue to pay such 2% monthly penalties every thirty days until such registration statement if filed, declared effective and available to the investors at the earliest practicable date thereafter. The registration statement was filed after the date due. Accordingly, the Company may have incurred a penalty. The Company is seeking an acknowledgement from the affected investors that no penalty has yet incurred and that no such penalty will be incurred so long as the registration statement is declared effective within the applicable time period. If such acknowledgement is not forthcoming, the Company will seek a waiver of the penalty. As there can be no assurance it will receive an acknowledgement or waiver, the Company accrued $386,000 for the fiscal year ended June 30, 2005.

Note 12.	Series C Subscription Agreement.
      On January 31, 2005, the Company entered into certain Series C Subscription Agreements (collectively, the “Subscription Agreement”), with the Investors. Since the Series C Notes were not converted by March 17, 2005, due to a delay in receiving approval required before effecting the Amendment to the Company’s Articles of Incorporation, the Company may be required to pay to the Investors a penalty in cash equal to ten percent (10%) of the principal amount of the Series C Notes. Accordingly, the Company anticipates that it will need to obtain a waiver or an acknowledgment that the penalties do not apply. The Company intends to work with the Investors to obtain waiver of this penalty or an acknowledgement that no penalty is due, and has received such waiver and acknowledgement from certain Investors. However, there is no assurance that the Company will receive sufficient waivers or acknowledgements from other Investors. As such the Company accrued $647,500 for this penalty for the fiscal year ended June 30, 2005.

Note 13.	Commitments and Contingencies

Lease of Office Space for Principal Executive Offices
      The Company leases office space in Greenwich, Connecticut, where the Company has its principal executive offices.
      The lease commenced on August 29, 2005 and was amended to expand the leased premises on May 1, 2006. The lease expires on August 31, 2010. Under the terms of the lease, the Company will pay an aggregate rent over the term of the lease of $926,878.

Note 14.	Acquisition of InfoNow
      On December 23, 2005, the Company entered into a Agreement and Plan of Merger (the “Merger Agreement”) with WTH Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Company, and InfoNow Corporation (“InfoNow”) in a transaction valued at $7.2 million (the “Merger”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into InfoNow, with InfoNow surviving the merger as a wholly-owned subsidiary of the Company.

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
      Under the terms of the Merger Agreement, which was approved by both companies’ boards of directors, each share of InfoNow’s common stock outstanding immediately prior to the Merger will be converted into the right to receive approximately $0.71 in a combination of cash and common stock of the Company. The amount of cash per share to be received in the Merger by InfoNow stockholders will be determined by the amount of InfoNow’s cash on hand and net working capital available to it three days prior to the closing. The lesser of the two amounts will be paid in cash by the Company pro rata in proportion to each stockholder’s ownership in InfoNow at the closing of the Merger. The remainder of the approximately $0.71 per share Merger consideration will be paid in shares of the Company’s common stock, the value of which will be deemed to be the greater of $1.00 or the average closing price of the Company’s common stock as reported on the over-the-counter bulletin board for the twenty consecutive trading days ending two trading days prior to the closing of the Merger (the “HALO Conversion Price”). The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.
      In addition, each InfoNow common stock option outstanding at the closing with an exercise price less than $0.71 per share will be converted into the right to receive cash and the Company common stock to the extent that the approximately $0.71 per share merger consideration exceeds the applicable exercise price. The amount of cash and the Company common stock to be issued in respect of the outstanding in-the-money stock options as described above will be calculated based upon the relative proportions of the cash and the Company common stock issued in the Merger in respect of the outstanding Company common stock.
      The Company will also issue a contingent value right (a “CVR”) in respect of each share of the Company’s common stock issued in the Merger. The CVRs will be payable on the 18-month anniversary of the closing date, and will entitle each holder thereof to an additional cash payment if the trading price of the Company’s common stock (based on a 20-day average) is less than the HALO Conversion Price. The CVRs will expire prior to the 18-month payment date if during any consecutive 45-day trading period during that time when the volume of the Company’s common stock is not less than 200,000 per day, the stock price is 175% of the HALO Conversion Price. The shares of the Company common stock and related CVRs to be issued in the Merger are expected to be registered with the Securities and Exchange Commission (“SEC”).
      The Merger Agreement includes representations and warranties regarding, among other things, InfoNow’s corporate organization and capitalization, the accuracy of its reports and financial statements filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the absence of certain changes or events relative to InfoNow since September 30, 2005, and InfoNow’s receipt of a fairness opinion regarding the Merger from its financial advisor. Similarly, the Company makes representations and warranties regarding, among other things, its corporate organization and capitalization and the accuracy of its reports and financial statements filed under the Exchange Act. The Merger Agreement also includes covenants governing, among other things, InfoNow’s and the Company’s operations outside the ordinary course of business prior to the closing. Consummation of the Merger is subject to several closing conditions, including, among others, approval by a majority of InfoNow’s common shares entitled to vote thereon, negotiation of the final terms of the CVR agreement and the effectiveness of a registration statement on Form S-4 to be filed by HALO, registering the shares of HALO common stock and related CVRs to be issued in the Merger. In addition, the Merger Agreement contains certain termination rights allowing InfoNow, HALO or both parties to terminate the agreement upon the occurrence of certain conditions, including the failure to consummate the Merger by July 31, 2006.
      The Company currently holds 65,000 shares of InfoNow common stock. These shares are classified under marketable securities in the Consolidated Balance Sheet., and are revalued periodically at the fair

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
market value. The fair market value as of March 31, 2006 is $33,800. The decrease in the fair market value since the acquisition of these shares amounting to $6,778 has been charged to accumulated other comprehensive loss.
      InfoNow is a public enterprise software company, headquartered in Denver, Colorado. InfoNow provides channel visibility and channel management solutions, in the form of software and services, to companies that sell their products through complex networks of distributors, dealers, resellers, retailers, agents or branches (i.e., “channel partners”). Companies use InfoNow’s software and services to collaborate with their channel partners to create demand, increase revenues, lower operating costs and maximize the return on investment of their channel strategies. InfoNow’s clients are generally companies with extensive channel partner networks, and include companies such as Apple, Hewlett-Packard, Juniper Networks, NEC Display Solutions of America, The Hartford, Visa, and Wachovia Corporation.
      This Merger is expected to close in Fiscal Q4, 2006. A copy of the Merger Agreement is attached as Exhibit 10.110 to the Company’s Current Report on Form 8-K filed December 27, 2005, and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

Note 15.	Acquisition of Unify Corporation
      On March 14, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and between UCA Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Company, and Unify Corporation (“Unify”) in a transaction valued at approximately $21 million based on Halo’s then current market valuation (the “Merger”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Unify, with Unify surviving the merger as a wholly-owned subsidiary of HALO. In connection with the Merger Agreement, two shareholders of Unify representing approximately thirty-three percent (33%) of outstanding voting rights of Unify have executed stockholder agreements which, subject to limited exceptions, require these stockholders to vote their Unify shares in favor of the Merger.
      Under the terms of the Merger Agreement, which was approved by the boards of directors of each of HALO and Unify, each share of Unify’s common stock outstanding immediately prior to the Merger will be converted into the right to receive 0.437 shares of common stock of HALO (the “Exchange Ratio”). The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.
      In addition, each outstanding option to purchase shares of common stock of Unify that has an exercise price of less than $1.00 per share shall become and represent an option to purchase the number of shares of HALO common stock (rounded down to the nearest full share) determined by multiplying (X) the number of shares of Unify common stock subject to the option immediately prior to the effective time of the Merger by (Y) the Exchange Ratio, at an exercise price per share of HALO common stock equal to the result of dividing (A) the exercise price of the Unify option by (B) the Exchange Ratio, and rounding the result up to the nearest tenth of one cent. All other outstanding options to purchase Unify common stock shall be cancelled at the effective time of the Merger. The HALO options issued in substitution of Unify options shall contain substantially the same terms and conditions as the applicable Unify options.
      Each outstanding warrant to purchase shares of common stock of Unify shall become and represent a warrant to purchase the number of shares of HALO common stock (rounded down to the nearest full share) determined by multiplying (X) the number of shares of Unify common stock subject to the warrant immediately prior to the effective time of the Merger by (Y) the Exchange Ratio. The exercise price for the HALO shares issuable upon exercise of the HALO warrants issued in replacement of the

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
Unify warrants shall be $1.836 per share. The HALO warrants issued in substitution of Unify Warrants shall contain substantially the same terms and conditions as the applicable Unify warrants.
      The Merger Agreement includes representations and warranties regarding, among other things, Unify’s corporate organization and capitalization, the accuracy of its reports and financial statements filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the absence of certain changes or events relative to Unify since January 31, 2006, and Unify’s receipt of a fairness opinion regarding the Merger from its financial advisor. Similarly, HALO makes representations and warranties regarding, among other things, its corporate organization and capitalization and the accuracy of its reports and financial statements filed under the Exchange Act.
      The Merger Agreement also includes covenants governing, among other things, Unify’s and HALO’s operations outside the ordinary course of business prior to the closing.
      Consummation of the Merger is subject to several closing conditions, including, among others, approval by a majority of Unify’s common shares entitled to vote thereon, holders of less than ten percent (10%) of Unify’s outstanding common stock exercising appraisal or dissenter’s rights, HALO receiving a new equity investment of at least $2.0 million, HALO converting certain of its outstanding convertible debt into common stock of HALO, no material adverse change in the business or condition of either company prior to the effective time of the Merger, and the effectiveness of a registration statement on Form S-4 to be filed by HALO, registering the shares of HALO common stock to be issued in the Merger. In addition, the Merger Agreement contains certain termination rights allowing Unify, HALO or both parties to terminate the agreement upon the occurrence of certain conditions, including the failure to consummate the Merger by September 30, 2006.
      Unify provides automation solutions including specialty insurance risk management and driver performance applications. Unify’s solutions deliver a broad set of capabilities for automating business processes, integrating existing information systems and delivering collaborative information. Through its industry expertise and market leading technologies, Unify helps organizations drive business optimization, apply governance and increase customer service.

Note 16.	Employment Agreement and Related Agreements with Mark Finkel
      On December 28, 2005, the Company entered into an employment agreement with Mark Finkel in connection with Mr. Finkel’s appointment as the Company’s Chief Financial Officer. Under the terms of Mr. Finkel’s employment agreement, the Company agreed to pay Mr. Finkel a monthly salary of $20,833. Mr. Finkel’s base salary is subject to upward adjustment pursuant to the terms of the employment agreement. In addition to base salary, Mr. Finkel is to receive a quarterly bonus equivalent to 25% of his annual Base Salary for each quarter, commencing with the fiscal quarter ending March 31, 2006, in which Mr. Finkel has met the objectives determined by the Company’s Compensation Committee. In addition, Mr. Finkel will participate in cash and equity compensation bonuses under the Company’s Fiscal 2006 Senior Management Incentive Plan (which was filed as Exhibit 10.93 to the Company’s third Current Report on form 8-K filed on October 27, 2005). The initial term of the employment agreement ends on December 31, 2006. The employment agreement automatically renews for successive one-year terms unless either party gives notice of his or its intention to terminate at least 120 days prior to the end of the then current term. The Company may terminate Mr. Finkel’s employment at any time for Cause (as defined in the employment agreement) or at any time upon 120 days prior written notice other than for Cause. Mr. Finkel may terminate his employment at any time for Good Reason (as defined in the employment agreement) or upon 120 days written notice without Good Reason. Mr. Finkel is eligible for up to 12 months severance if he is terminated by the Company without Cause or terminates his employment with Good Reason.

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
      Pursuant to the terms of the employment agreement, Mr. Finkel was also required to execute the Company’s standard form of Non-Competition Agreement and Confidential Information Agreement. The Non-Competition Agreement provides that, during a period commencing with the execution of the agreement and terminating (i) one (1) year after the termination of Mr. Finkel’s employment with the Company, or (ii) if termination of employment is under circumstances where severance is due under the Employment Agreement, the period during which severance is paid by the Company, Mr. Finkel will not engage in certain activities which are competitive with the Company’s Business (as defined in such agreement). The Confidential Information Agreement provides that Mr. Finkel shall maintain the confidentiality of the Company’s Proprietary Information, and that Mr. Finkel assigns any intellectual property rights arising during his employment to the Company. A copy of the Non-Competition Agreement is attached as Exhibit 10.112 to the Company’s Current Report on Form 8-K filed January 4, 2006. A copy of the Confidentiality Agreement is attached as Exhibit 10.113 to the Company’s Current Report on Form 8-K filed January 4, 2006.

Note 17.	Subsequent Events

Amendments to Articles of Incorporation
      The Company filed with the Nevada Secretary of State the Certificate of Amendment to Articles of Incorporation described in its Definitive Information Statement filed on March 13, 2006. The amendment changed the Company’s name to Halo Technology Holdings, Inc., effective April 2, 2006.

Change of Company Name and Trading Symbol
      As a consequence of the name change, the Company’s symbol changed. The Company’s Common Stock had been quoted on the OTC Bulletin Board under the symbol WARP. The new symbol is HALO. The new symbol was effective at the open of business on Monday, April 3, 2006.

Amendment to Note Held by Platinum Equity
      As previously reported, on October 26, 2005, the Company completed the transactions contemplated by the Merger Agreement (the “Merger Agreement”) dated as of September 12, 2005 by and among the Company, TAC/ Halo, Inc., a wholly owned subsidiary of the Company (the “Merger Sub”), Tesseract Corporation (“Tesseract”) and Platinum Equity, LLC (“Platinum”), as amended by Amendment No. 1 to the Merger Agreement, dated October 26, 2005, by and among, the Company, Platinum, Tesseract, Merger Sub and TAC/ Halo, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“New Merger Sub”). The consideration payable pursuant to the Merger Agreement to Platinum included $1,750,000 payable no later than March 31, 2006 and evidenced by a Promissory Note (the “Note”). The descriptions of the Merger Agreement, Amendment No. 1 to the Merger Agreement and the Note are qualified in their entirety by reference to the Merger Agreement, which was previously filed as Exhibit 10.87 of the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 16, 2005, to Amendment No. 1 to the Merger Agreement which was previously filed as Exhibit 10.94 of the Current Report on Form 8-K filed by the Company with the Commission on November 1, 2005, and to the Note which was previously filed as Exhibit 10.96 of the Current Report on Form 8-K filed by the Company with the Commission on November 1, 2005.
      On March 31, 2006, the Company and Platinum entered into an Amendment and Consent, (the “Amendment”). Pursuant to the Amendment, the maturity of the Note was modified such that the aggregate principal amount of the Note and all accrued interest thereon shall be due and payable as follows: (i) $1,000,000 on March 31, 2006; and (ii) the remaining $750,000 in principal, plus all accrued but unpaid interest on the earliest of (a) the second business day following the closing of the acquisition of Unify Corporation by the Company, (b) the second business day following termination of the merger

Halo Technology Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
agreement pursuant to which Unify is to be acquired by the Company, (c) the second business day after the Company closes an equity financing of at least $2.0 million subsequent to the date of the Amendment or (d) July 31, 2006. In accordance with the Amendment, $1,000,000 was paid to Platinum on March 31, 2006. Since the entire amount of the Note was not paid on or before March 31, 2006, Platinum retained 909,091 shares of Series D Preferred Stock of the Company, which had been previously issued to Platinum as part of the consideration under the Merger Agreement. These shares would have been canceled if the Note had been paid in full by that date. This description of the Amendment is qualified in its entirety by reference to the Amendment was attached as Exhibit 10.120 of the Current Report on the Form 8-K filed on April 3, 2006, after becoming effective of March 31, 2006.

Commercial Lease
      On May 1, 2006, the Company entered into a Commercial Lease (the “Lease”) with 200 Railroad Avenue, LLC (the “Landlord”). The Lease supersedes that certain Commercial Lease between the Company and the Landlord (the “Existing Lease”) a copy of which was filed as Exhibit 10.85 to the Company’s Current Report on Form 8-K filed September 2, 2005. The Lease is for approximately 4,466 square feet of office space (the “Premises”); the Company currently occupies one section consisting of approximately 1,800 square feet (“Section 1”), pursuant to the Existing Lease. The other two sections consist of approximately 916 square feet (“Section 2”), and 1750 square feet (“Section 3”) all located at 200 Railroad Avenue, Greenwich, Connecticut, 06830, where the Company has its principal executive offices. The material terms of the Lease are as follows.
      The term commenced on the effective dates of the Existing Lease for Section 1 and April 1, 2006 for Section 2; the Lease commences July 1, 2006 for Section 3 (the “Commencement Dates”). The Lease expires on August 31, 2010 (the “Expiration Date”).
      This description of the Lease is qualified in its entirety by reference to the Lease, a copy of which was attached as Exhibit 10.121 to the Current Report Form 8-K filed on May 5, 2006.

REPORT OF INDEPENDENT AUDITORS
      We have audited the accompanying consolidated balance sheet of Gupta Technologies, LLC and subsidiaries (the “Company”) as of December 31, 2004, and the consolidated statements of operations, members equity, and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gupta Technologies, LLC and subsidiaries as of December 31, 2004, and the consolidated results of their operations and their cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States.

Mahoney Cohen & Company, CPA, P.C.
March 4, 2005
New York, NY

GUPTA TECHNOLOGIES, LLC
CONSOLIDATED BALANCE SHEET

2004

ASSETS
Current assets:
Cash and cash equivalents	$354,875
Accounts receivable, net of allowances of $74,095	3,292,195
Due from affiliates	13,380
Prepaid expenses and other current assets	415,265

Total current assets	4,075,715
Property and equipment, net	156,691
Other long-term assets	72,556
Intangible assets, net	4,198,002

Total assets	$8,502,964

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities:
Accounts payable	$531,131
Accrued compensation and related benefits	1,069,872
Other accrued liabilities	593,938
Due to Platinum Equity, LLC and affiliates	1,659,283
Deferred revenues	4,863,480

Total current liabilities	8,717,704
Commitments and contingencies
Member’s deficit	(214,740)

Total liabilities and member’s deficit	$8,502,964

See accompanying notes.

GUPTA TECHNOLOGIES, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2004	2003

Revenues:
Products	$6,847,490	$6,486,921
Services	8,960,306	9,401,735

Total revenues	15,807,796	15,888,656
Cost of revenues:
Cost of products	214,536	268,152
Cost of services	885,151	1,005,487
Amortization of developed technology	395,400	395,400

Total cost of revenues	1,495,087	1,669,039

Gross margin	14,312,709	14,219,617
Operating expenses:
Selling, general, and administrative expenses	7,910,077	7,963,236
Selling, general, and administrative expenses incurred from affiliates	106,578	216,752
Research and development expenses	2,631,304	2,676,542
Depreciation and amortization	994,433	1,064,410
Management fees to Platinum Equity, LLC	3,319,042	7,513,090

Total operating expenses	14,961,434	19,434,030

Loss from operations	(648,725)	(5,214,413)
Other income (expense):
Interest income	2,467	8,028
Foreign exchange (loss) gain	(62,094)	199,310
Other income, net	15,990	54,333

Loss before provision for income taxes	(692,362)	(4,952,742)
Provision for income taxes	287,675	302,850

Net loss	$(980,037)	$(5,255,592)

See accompanying notes.

GUPTA TECHNOLOGIES, LLC
CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY

			Accumulated
			Other	Total
	Member’s	Retained	Comprehensive	Member’s
	Capital	Earnings	(Loss)Income	Equity

Balance at January 1, 2003	$2,420,343	$1,194,932	$(24,690)	$3,590,585
Comprehensive loss:
Net loss	—	(5,255,592)	—	(5,255,592)
Unrealized gain from foreign currency translation:
Foreign currency translation adjustment-current period	—	—	238,679	238,679
Reclassification adjustment to statement of operations	—	—	70,609	70,609

			309,288	309,288

Comprehensive loss				(4,946,304)
Contribution	2,000,000	—	—	2,000,000

Balance at December 31, 2003	$4,420,343	$(4,060,660)	$284,598	$644,281
Comprehensive loss:
Net loss	—	(980,037)	—	(980,037)
Unrealized gain from foreign currency translation:
Foreign currency translation adjustment-current period	—	—	111,577	111,577
Reclassification adjustment to statement of operations	—	—	9,439	9,439

			121,016	121,016

Comprehensive loss				(859,021)

Balance at December 31, 2004	$4,420,343	$(5,040,697)	$405,614	$(214,740)

See accompanying notes.

GUPTA TECHNOLOGIES, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31

	2004	2003

OPERATING ACTIVITIES
Net loss	$(980,037)	$(5,255,592)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	55,133	125,110
Amortization of intangible assets	1,334,700	1,334,700
Loss on disposal of property and equipment	983	4,670
Changes in operating assets and liabilities:
Accounts receivable	(249,857)	917,948
Prepaid expenses and other assets	(196,502)	62,188
Accounts payable and accrued liabilities	1,270	(66,011)
Due to affiliates	192,565	1,386,000
Deferred revenues	(592,068)	(677,261)

Net cash used in operating activities	(433,813)	(2,168,248)
INVESTING ACTIVITIES
Purchases of property and equipment	(83,633)	(107,955)

Net cash used in investing activities	(83,633)	(107,955)
FINANCING ACTIVITY
Member contributions	—	2,000,000

Effect of currency translation on cash	135,576	303,869

Net (decrease) increase in cash and cash equivalents	(381,870)	27,666
Cash and cash equivalents at beginning of year	736,745	709,079

Cash and cash equivalents at end of year	$354,875	$736,745

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$207,868	$432,510

Cash paid for interest	$11	$829

See accompanying notes.

GUPTA TECHNOLOGIES, LLC
Notes to Consolidated Financial Statements
December 31, 2004

1.	Organization and Description of Business
      As of December 31, 2004, Gupta Technologies, LLC (“Gupta” or the “Company”) was a single member limited liability company, with 100% of its membership interests owned by Gupta Holdings, LLC (“Member”), a wholly-owned subsidiary of Platinum Equity, LLC (“Platinum”). On January 31, 2005, the Company was acquired by Warp Technology Holdings, Inc. (OTC BB: WARP). (See note 8)
      The Member had acquired certain assets of Centura Software Corporation (“Centura”) on February 21, 2001 (“Platinum Acquisition”). These assets included two main software product lines (as well as other related products): (i) SQLBase, an embeddable, low-administration database, and (ii) Team Developer, a rapid application development tool. Pursuant to the Platinum Acquisition, the Member also acquired certain domestic and international offices of Centura, including operations in the United Kingdom, Australia, Germany, the Netherlands (including branches in Denmark and Belgium), Austria, and Mexico. Effective as of February 21, 2001, the Member contributed all of the acquired assets to the Company and the Company began operating as Gupta Technologies, and thereafter changed the names of its active foreign subsidiaries accordingly. In or prior to 2002, the operations of the Danish and Belgian branches of the Netherlands’ subsidiary were terminated. In 2003 the Austrian subsidiary was liquidated then de-registered, and the Netherlands subsidiary was liquidated then dissolved. The Netherlands and Austrian subsidiaries completely ceased all operations in or prior to 2002, and remained inactive thereafter. The Australian subsidiary is currently in the final stages of liquidation. The costs associated with all liquidations have been minimal.
      Gupta develops, markets, and supports software products that enable software programmers to create enterprise class applications on both the Windows and Linux operating systems.

2.	Summary of Significant Accounting Policies

Basis of Presentation
      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
      The Company considers all highly liquid investments with original maturities of three months or less, when purchased, to be cash equivalents.
      In addition, the Company typically maintains cash and cash equivalents at commercial banks. At times, bank account balances exceed FDIC insurance limits. Generally, the FDIC insures depositor funds up to $100,000.

Concentration of Credit Risk and Certain Other Risks
      Financial instruments that subject the Company to concentrations of credit risk include trade receivables. The Company sells its products and services primarily to value-added resellers, independent

GUPTA TECHNOLOGIES, LLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2004
software vendors, and end-users on a worldwide basis. Credit is extended based on an ongoing evaluation of the customer’s financial condition and, generally, collateral is not required. The Company maintains allowances for potential credit losses based on management’s evaluation of the customer’s financial condition, past collection history, and age of the accounts receivable balances. As of December 31, 2004, the Company’s allowance for doubtful accounts was $74,095. Historically, losses have been within the range of management’s expectations.

Fair Value of Financial Instruments
      At December 31, 2004, the respective carrying values of the Company’s financial instruments, including receivables, accounts payable, and accrued liabilities, approximated their fair values. The fair value estimates presented herein were based on market or other information available to management. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

Comprehensive Income
      Statement of Financial Accounting Standard No. 130, Reporting Comprehensive Income, (“SFAS 130”) establishes standards for reporting and displaying comprehensive net income and its components in member’s equity. However, it has no impact on the Company’s net income as presented in these consolidated financial statements. SFAS 130 requires foreign currency translation adjustments to be included in comprehensive income. The components of accumulated other comprehensive income relate entirely to currency translation adjustments.

Property and Equipment
      Property and equipment recorded as part of the Platinum Acquisition was recorded at fair value. Property and equipment acquired subsequent to the date of the acquisition is recorded at cost. Significant renewals and betterments to property and equipment are capitalized and maintenance and repairs that do not improve or extend the lives of the assets are expensed as incurred. When assets are sold, replaced, or otherwise retired, the cost and related accumulated depreciation or amortization is eliminated from the accounts in the year of disposal and the related gains and losses are included in income. Depreciation or amortization is computed on the straight-line method over three years, the estimated useful lives of the assets.

Intangible Assets
      Identified intangible assets as of December 31, 2004, consisted of the following:

	December 31, 2004

	Gross
	Carrying	Accumulated	Intangible
	Amount	Amortization	Assets, Net

Customer relationships	$6,575,002	$3,620,800	$2,954,202
Developed technology	2,768,000	1,524,200	1,243,800

	$9,343,002	$5,145,000	$4,198,002

GUPTA TECHNOLOGIES, LLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2004
      All of the Company’s identified intangible assets are subject to amortization. Amortization expense of identified intangibles included the following for each of the years ended December 31, 2004 and December 31, 2003:

Customer relationships	$939,300
Developed technology	395,400

$1,334,700

      Amortization of intangible assets is computed using the straight-line method over seven years, the useful lives of the assets.
      The Company expects to incur amortization expense of $1,334,700 for each year ending December 31, 2005 through 2007 and $193,902 for the year ending December 31, 2008.

Revenue Recognition
      Revenues are derived from the licensing of software, maintenance contracts, training, and other consulting services.
      The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended. In arrangements that include rights to multiple software products and/or services, the Company allocates and defers revenue for the undelivered items, based on vendor-specific objective evidence of fair value, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. In arrangements in which the Company does not have vendor-specific objective evidence of fair value of maintenance, and maintenance is the only undelivered item, the Company recognizes the total arrangement fee ratably over the contractual maintenance term.
      Software license revenues are recognized upon receipt of a purchase order and delivery of software, provided that the license fee is fixed or determinable; no significant production, modification, or customization of the software is required; and collection is considered probable by management. For licensing of the Company’s software through its indirect sales channel, revenue is recognized when the distributor sells the software to its end-users, including value-added resellers. For licensing of the Company’s software to independent software vendors, revenue is recognized upon shipment to the independent software vendors.
      Service revenue for maintenance contracts is deferred and recognized ratably over the term of the agreement. Revenue from training and other consulting services is recognized as the related services are performed.
      At December 31, 2004, the Company recorded deferred revenue of $4,863,480, primarily for customer upfront payments on maintenance contracts and arrangements for which the Company is recognizing the total arrangement fee ratably over the contractual maintenance term.
      Vendor specific objective evidence of fair value for undelivered elements of an arrangement is based upon the normal pricing and discounting practices for those products and services when sold separately and maintenance contracts are measured by the renewal rate offered to the customers.

Cost of Revenue
      Cost of revenue includes costs related to product and service revenue and amortization of acquired developed technology. Cost of product revenue includes material, packaging, shipping, and other

GUPTA TECHNOLOGIES, LLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2004
production costs. Cost of service revenue includes salaries, benefits, and overhead costs associated with employees providing maintenance and technical support, training, and consulting services. Third-party consultant fees are also included in cost of service revenue.

Impairment of Long-lived Assets
      The Company evaluates its long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the future discounted cash flows compared to the carrying amount of the asset.

Income Taxes
      The Company is a single member limited liability company and is treated as a disregarded entity for federal income tax purposes and, therefore, is not liable for United States (“U.S.”) federal income taxes. As a limited liability company treated as a disregarded entity, the Company’s taxable income is included in the income tax returns of the Member. However, some states do not recognize the disregarded entity status and, therefore, the Company will continue to be taxed as a C corporation in those states. Additionally, there are certain states in the U.S. that assess a fee against limited liability companies. Accordingly, for those various states, the Company utilizes the liability method to determine the provision for income taxes.
      The Company has or had foreign subsidiaries based in the United Kingdom, Australia, Germany, the Netherlands, Denmark, Belgium, and Mexico and is, therefore, responsible for paying certain foreign income taxes. As a result, there is an income tax provision of $287,675 and $302,850 for the years ended December 31, 2004 and 2003, respectively.

Translation of Foreign Currency
      The local currency is the functional currency for the Company’s international subsidiaries and as such, assets and liabilities are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average exchange rates during the year. Any translation adjustments resulting from this process are shown as a separate component of accumulated other comprehensive loss. Gains and losses resulting from foreign currency transactions are included in income currently. In the event of sale or complete or substantial liquidation of an investment in a foreign entity, the foreign currency translation adjustment related to that entity is reclassified from comprehensive income to the statement of operations for that period.

Shipping and Handling Costs
      Costs to ship products from the Company’s warehouse facilities to customers are recorded as a component of cost of revenues in the consolidated statement of income.

Advertising Expense
      The Company expenses the costs of advertising when incurred. Advertising expense were $250,534 and $260,119 for the years ended December 31, 2004 and 2003, respectively.

GUPTA TECHNOLOGIES, LLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2004

Research and Development and Software Development Costs
      Research and development expenses are charged to operations as incurred. Research and development expenses were $2,631,304 and $2,676,542 for the years ended December 31, 2004 and 2003, respectively. Software development costs, which are required to be capitalized pursuant to Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, have been insignificant.

New Accounting Pronouncements
      Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, was issued in January 2003, and a revised interpretation of FIN 46 (“FIN 46-R”) was issued in December 2003. FIN 46 applies to any business enterprise that has a controlling interest, contractual relationship or their business relationship with a variable interest entities (“VIE”) and establishes guidance for the consolidation of VIEs that function to support the activities of the primary beneficiary. FIN 46 was effective immediately for enterprises with VIEs created after January 31, 2003, and will be effective January 1, 2005 for enterprises with VIEs created before February 1, 2003. The Company believes it has no investments in, or contractual or other business relationships with, VIEs. Therefore, the Company expects that the adoption of FIN 46 will not have any effect on its financial position or the results of its operations.
      In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123(R) will be effective for the interim period beginning July 1, 2005. The Company is the process of evaluating the impact to its financial statements. We believe the adoption will not materially effect the Company’s income statement.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 20, Accounting for Nonmonetary Transactions.” The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary asset that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement shall be applied prospectively and is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The Company does not anticipate that the adoption of SFAS No. 153 will have a significant impact on the Company’s overall results of operations or financial position.

GUPTA TECHNOLOGIES, LLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2004

3.	Property and Equipment
      At December 31, 2004, property and equipment consisted of the following:

Computer equipment	$307,365
Machinery and equipment	49,085
Furniture and fixtures	43,679
Construction in progress	75,934

476,063
Accumulated depreciation and amortization	(319,372)

Property and equipment, net	$156,691

4.	Related-Party Transactions

Management Fees and Expense Reimbursements
      At December 31, 2004, the Company is party to a management agreement with Platinum that requires Platinum to provide the Company with financial, management and strategic services. The Company incurred management fees of $3,319,042 and $7,513,090 to Platinum in 2004 and 2003, respectively.
      Expenses incurred by Platinum on behalf of the Company were $99,449 and $205,649 during 2004 and 2003, respectively. Such expense reimbursements are recorded in general and administrative expenses incurred from affiliates in the accompanying consolidated statements of operations. At December 31, 2004, the Company had $1,646,862 payable to Platinum for management fees, expense reimbursements and a $300,000 short-term promissory note whose maturity date is November 15, 2005 with an interest rate of 2.37% per annum.

Transactions with Affiliates
      The Company enters into certain transactions with companies that are owned directly or indirectly by Platinum. Sales to affiliates were $12,993 and $21,774 during the years ended December 31, 2004 and 2003, respectively. Purchases from affiliates were $7,129 and $11,103 during the years ended December 31, 2004 and 2003, respectively, and were included in selling, general, and administrative expenses incurred from affiliates in the consolidated statements of operations. Amounts due from affiliates at December 31, 2004 were $13,380. Amounts due to affiliates at December 31, 2004 were $12,421.

5.	Commitments and Contingencies

Legal Proceedings
      In October 2002, Gupta Technologies, S.A. de C.V. (“Gupta Mexico” (Gupta Technologies, LLC’s Mexican subsidiary)) was sued by a division of the Mexico City government (“GDF”) alleging that Gupta had not fulfilled its obligations under a consulting services agreement with GDF. The GDF suit seeks a return of approximately $880,000 in fees paid by GDF, together with penalties, interest, and other damages in the amount of approximately $11,000 per day since October 11, 2000. In November 2002, Gupta Mexico filed its answer, which points out that the agreement contains a liquidated damages provision limiting GDF’s damages to 10% of the value of the agreement, and contains a counterclaim seeking $1,300,000 in damages. In November 2003, the court issued its ruling in favor of Gupta Mexico, (a) that Gupta Mexico did not have to return any money, and (b) ordering the GDF to pay 1.9 million

GUPTA TECHNOLOGIES, LLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2004
Pesos to Gupta Mexico (approximately US $170,000). The GDF appealed this ruling and won in April 2003, when the court of appeals reversed the trial court and issued an order (i) rescinding the agreement between Gupta Mexico and the GDF, (ii) requiring Gupta Mexico to return money to the GDF (including interest from the filing date of the complaint), and (iii) requiring the GDF to return to Gupta Mexico all that it had received under the contract. In sum, Gupta Mexico was ordered to pay the GDF 7,662,647.82 Pesos, plus interest at 9% annually (per the current exchange rate, this amounts to approximately US $673,000).
      In April 2004, Gupta Mexico filed an Amparo review and, in September 2004, the Mexico City court of appeals issued its decision on remand that the GDF has no right to a refund of the money paid, and that Gupta Mexico does not have the right to collect the balance of the contract (Gupta Mexico’s counterclaim). Gupta Mexico appealed that decision insofar as it was denied the right to collect the balance of the contract; the GDF did not appeal. On January 28, 2005, the federal circuit court reversed the appeals court for the second time and remanded the case. The company is currently awaiting ruling of the appeals court. It is unlikely that Gupta Mexico will obtain a final ruling that orders the GDF to pay Gupta Mexico the amount of the counterclaims.
      The Company is subject to certain other asserted claims arising in the ordinary course of business. The Company intends to vigorously assert its rights and defend itself in any litigation that may arise from such claims. While the ultimate outcome and resolution of these matters could affect the results of operations in future periods, and while there can be no assurance with respect thereto, management believes after final disposition, any financial impact to the Company would not be material to the Company’s consolidated financial position.

Leases
      The Company has operating leases for certain office facilities and equipment. Rental expense for the years ended December 31, 2004 and 2003 was approximately $412,000 and $522,000, respectively. Future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2004, are as follows:

2005	$480,000
2006	382,000
2007	204,000
2008	126,000
2009	111,000
Thereafter	28,000

Total minimum lease payments	$1,331,000

      In December 2003, the Company subleased its facility in Seattle for the remaining term of the lease. Rental income related to the sublease is expected to be approximately $27,000 for the year ended December 31, 2005. As the sublease rental income is less than the Company’s obligation over the remaining term of the lease, the Company recorded a loss of approximately $57,000 in December 2003.
6.     Employee Benefits
      The Company maintains a qualified defined contribution plan for the benefit of all employees. The Company’s plan is part of Platinum’s defined contribution plan. Platinum’s plan allows participating companies to have different contribution and vesting formula. Participants may elect to defer up to 19% of

GUPTA TECHNOLOGIES, LLC
Notes to Consolidated Financial Statements — (Continued)
December 31, 2004
their wages (subject to the annual limitations imposed by Section 402 of the Internal Revenue Code). The Company matches participant contributions at the rate of 50% of the first 6% of salary contributed. The Company’s total contribution to the plan was $91,383 and $92,863 for the years ended December 31, 2004 and 2003, respectively.
7.     Geographic Information
      The Company sells its products to customers primarily through direct sales to independent software vendors and end-users in North America and through distributors and value added resellers in the rest of the world. For the year ended December 31, 2004 and 2003, the geographic breakdown of revenues was as follows:

	Year Ended December 31, 2004

	Product	Service	Total

North America	$1,832,330	$3,263,782	$5,096,112
Europe, Africa and the Middle East	4,238,583	4,904,882	9,143,465
Asia Pacific	582,009	613,425	1,195,434
Latin America	194,568	178,217	372,785

Total	$6,847,490	$8,960,306	$15,807,796

	Year Ended December 31, 2003

	Product	Service	Total

North America	$1,766,839	$3,813,486	$5,580,325
Europe, Africa and the Middle East	3,803,731	4,815,686	8,619,417
Asia Pacific	773,397	572,824	1,346,221
Latin America	142,954	199,739	342,693

Total	$6,486,921	$9,401,735	$15,888,656

      One Customer, a distributor, accounted for 20% and 17% of the Company’s revenue for the years ended December 31, 2004 and 2003, respectively. The same customer accounted for 28% of accounts receivable at December 31, 2004.
8.     Subsequent event
      On January 31, 2005, the Company was purchased by Warp Technology Holdings, Inc. Under the terms of the Purchase Agreement, the buyer paid $21,000,000 to Gupta Holdings, LLC for 100% of the member’s interest of the Company. The purchase price consisted of (i) Fifteen Million Seven Hundred Fifty Thousand Dollars ($15,750,000); (ii) a $750,000 Senior Note and related Senior Lender Warrant; (iii) $1,500,000 subordinated note (iv) a $2,000,000 Series C Note; and (v) a $1,000,000 Secured Promissory Note.
      Upon the sale of the Company, Platinum forgave $774,692 of management fees and loans that were outstanding at December 31, 2004.

FINANCIAL STATEMENTS
Tesseract Corporation
Years ended June 30, 2005 and 2004
with Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm
The Shareholders
Tesseract Corporation
      We have audited the accompanying balance sheet of Tesseract Corporation (the “Company”) as of June 30, 2005, and the statements of income, shareholder’s deficit, and cash flows for the years ended June 30, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tesseract Corporation as of June 30, 2005, and the results of its operations and its cash flows for the years ended June 30, 2005 and 2004 in conformity with accounting principles generally accepted in the United States.
Mahoney Cohen & Company, CPA, P.C.
January 6, 2006
New York, NY

Tesseract Corporation
Balance Sheet

June 30,
2005

ASSETS
Current assets:
Cash	$825,104
Accounts receivable, net of allowance for doubtful accounts of $2,809	126,630
Prepaid expenses and other current assets	89,036

Total current assets	1,040,770
Property and equipment, net of accumulated depreciation of $193,316	6,120
Intangible assets, net of accumulated amortization of $1,225,918	94,302
Due from affiliates	3,198,463

Total assets	$4,339,655

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$226,856
Other accrued liabilities	368,186
Due to affiliates	156,041
Loan payable	82,174
Note payable	72,442
Deferred revenue-current portion	4,649,081

Total current liabilities	5,554,780
Deferred revenue-long-term portion	101,734

Total liabilities	5,656,514
Commitments
Shareholder’s deficit:
Common stock, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding at June 30, 2005	1
Additional paid in capital	1,805,469
Accumulated deficit	(3,122,329)

Total shareholder’s deficit	(1,316,859)

Total liabilities and member’s deficit	$4,339,655

See accompanying notes.

Tesseract Corporation
Statements of Income

	Years Ended June 30,

	2005	2004

Revenues:
Products	$762,585	$127,604
Services	9,136,808	10,649,571

Total revenues	9,899,393	10,777,175
Cost of revenues:
Cost of products	85,647	128,767
Cost of services	1,522,840	1,637,651

Total cost of revenues	1,608,487	1,766,418

Gross profit	8,290,906	9,010,757
Operating expenses:
Selling, general, and administrative expenses	2,974,832	3,570,116
Research and development expenses	1,803,455	1,671,009
Depreciation and amortization	200,174	256,093
Management fees to Platinum Equity, LLC	2,575,000	2,400,000

Total operating expenses	7,553,461	7,897,218

Income from operations	737,445	1,113,539
Other income (expense):
Interest income	258,018	237,204
Interest expense	(102,354)	(85,853)
Other income (expense), net	12,000	(10,127)

Income before provision (benefit) for income taxes	905,109	1,254,763
Provision (benefit) for income taxes	(2,281)	43,066

Net income	$907,390	$1,211,697

Earnings per share	$9,073.90	$12,116.97

Weighted-average number of common shares	100	100

See accompanying notes.

Tesseract Corporation
Statements of Shareholder’s Deficit
For the Years Ended June 30, 2005 and 2004

				Accumulated
	Common Stock			Other		Total
			Paid in	Comprehensive	Accumulated	Shareholder’s
	Shares	Amount	Capital	(Loss)	Deficit	Deficit

Balance at July 1, 2003	100	$1	$496,419	$(53,253)	$(3,921,436)	$(3,478,269)
Contributions		—	500,000	—	—	500,000
Distributions		—	—	—	(1,319,980)	(1,319,980)
Unrealized holding gain arising during the year		—	—	38,423	—	38,423
Reclassification adjustment for realized loss		—	—	14,830	—	14,830
Net income		—	—	—	1,211,697	1,211,697

Balance at June 30, 2004		1	996,419	—	(4,029,719)	(3,033,299)
Contributions		—	809,050	—	—	809,050
Net income		—	—	—	907,390	907,390

Balance at June 30, 2005		$1	$1,805,469	$—	$(3,122,329)	$(1,316,859)

See accompanying notes.

Tesseract Corporation
Statements of Cash Flows

	Year Ended June 30

	2005	2004

OPERATING ACTIVITIES
Net income	$907,390	$1,211,697
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	200,174	256,093
Loss on sale of investments	—	14,830
Provision for bad debt	2,810	(26,711)
Changes in operating assets and liabilities:
Accounts receivable	55,097	289,950
Due from affiliates	(258,018)	(237,204)
Prepaid expenses and other assets	(11,869)	(20,770)
Accounts payable	2,232	(220,309)
Other accrued liabilities	(105,951)	(141,873)
Due to affiliates	1,927	(118,649)
Deferred revenue	(543,360)	132,418

Net cash provided by operating activities	250,432	1,139,472
INVESTING ACTIVITIES
Purchases of property and equipment	(3,760)	(5,589)
Proceeds from sale of securities	—	1,282,307

Net cash (used in) provided by investing activities	(3,760)	1,276,718
FINANCING ACTIVITIES
Shareholder distributions	—	(1,319,965)
Shareholder contributions	809,050	500,000
Repayments of note payable	(1,271,256)	(500,000)
Repayments of loan payable	(410,870)	—

Net cash used in financing activities	(873,076)	(1,319,965)
Net (decrease) increase in cash	(626,404)	1,096,225
Cash at beginning of year	1,451,508	355,283

Cash at end of year	$825,104	$1,451,508

Supplemental disclosures of cash flow information
Cash paid for income taxes	$22,080	$43,066

Cash paid for interest	$102,354	$85,853

See accompanying notes.

Tesseract Corporation
Notes to Financial Statements
June 30, 2005

1.	Organization and Nature of Business
      In January of 1999, Platinum Equity, LLC (“Platinum”), purchased Tesseract Corporation (“Tesseract” or “Company”) from Ceridian Corporation and Tesseract became a wholly owned subsidiary of Platinum. On October 26, 2005, the Company was acquired by WARP Technology Holdings, Inc. operating under the name Halo Technology Holdings, a publicly traded company. (See note 7). On December 31, 2004, Westgarde Holdings, Inc. (“Westgarde”), owned by Platinum, merged with Tesseract. Westgarde’s issued and outstanding shares of common stock were retired and cancelled, Westgarde ceased to exist and Tesseract was the surviving entity, Due to the common ownership of the companies, Tesseract’s financial statement give effect to the merger as of July 1, 2003.
      Tesseract, headquartered in San Francisco, is a total HR solutions provider offering an integrated Web-enabled HRMS suite. Tesseract’s Web-based solution suite allows HR users, employees and external service providers to communicate securely and electronically in real time. The integrated nature of the system allows for easy access to data and a higher level of accuracy for internal reporting, assessment and external data interface. Tesseract’s customer base features Fortune 100 corporations operating in a diverse range of industries, including financial services, transportation, utilities, insurance, manufacturing, petroleum, pharmaceuticals and retail.

2.	Summary of Significant Accounting Policies

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

Cash
      The Company typically maintains cash at commercial banks. At times, bank account balances exceed FDIC insurance limits. Generally, the FDIC insures depositor funds up to $100,000.

Concentration of Credit Risk and Certain Other Risks
      Financial instruments that subject the Company to concentrations of credit risk include accounts receivable. The Company sells its products and services primarily to end-users in the United States and limited in Canada. Credit is extended based on an ongoing evaluation of the customer’s financial condition and, generally, collateral is not required. The Company maintains allowances for potential credit losses based on management’s evaluation of the customer’s financial condition, past collection history, and age of the accounts receivable balances. Historically, losses have been within the range of management’s expectations.

Fair Value of Financial Instruments
      At June 30, 2005, the respective carrying values of the Company’s financial instruments, including accounts receivable, accounts payable, accrued liabilities, loans payable and notes payable approximated their fair values.

Tesseract Corporation
Notes to Financial Statements — (Continued)

Comprehensive Income
      Comprehensive income is comprised of net income or loss and unrelated gain or loss on marketable securities for the year ended June 30, 2004. For the year ended June 30, 2005, comprehensive income consisted of net income only. Comprehensive income for the year ended June 30, 2004 is as follows:

Net income	$1,211,697
Unrealized holding gain during the year	38,423
Reclassification adjustment for realized loss	14,830

Comprehensive income	$1,264,950

Marketable Securities
      Marketable securities are stated at fair value as determined by quoted market price. The Company has classified its securities as investments available for sale pursuant to Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The related unrealized holding gains and losses are excluded from operations and recorded in Accumulated Other Comprehensive Loss on the Statement of Shareholders Equity. Realized gains and losses and declines in value judged to be other-than-temporary on marketable securities are included in other expense. In September 2003, the Company sold all of its Marketable Securities and recognized a loss of $14,830 for the year ended June 30, 2004.

Property and Equipment
      Property and equipment recorded as part of the acquisition by Platinum was recorded at fair value. Property and equipment acquired subsequent to the date of the acquisition is recorded at cost. Significant renewals and betterments to property and equipment are capitalized and maintenance and repairs that do not improve or extend the lives of the assets are expensed as incurred. When assets are sold, replaced, or otherwise retired, the cost and related accumulated depreciation or amortization is eliminated from the accounts in the year of disposal and the related gains and losses are included in income. Depreciation or amortization is computed on the straight-line method over one to three years, the estimated useful lives of the assets.

Intangible Assets
      Amortization of intangible assets is computed using the straight-line method over seven years, the useful lives of the assets.

Earnings Per Share
      Earnings per share has been calculated by dividing net income by the weighted-average shares outstanding.

Revenue Recognition
      Revenues are derived from the licensing of software, maintenance contracts, training, and other consulting services.
      The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended. In arrangements that include rights to multiple software products and/or services, the Company allocates and defers revenue for the undelivered items, based on vendor-specific objective evidence of fair value, and

Tesseract Corporation
Notes to Financial Statements — (Continued)
recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. In arrangements in which the Company does not have vendor-specific objective evidence of fair value of maintenance, and maintenance is the only undelivered item, the Company recognizes the total arrangement fee ratably over the contractual maintenance term.
      Software license revenues are recognized upon receipt of a purchase order and delivery of software, provided that the license fee is fixed or determinable; no significant production, modification, or customization of the software is required; and collection is considered probable by management.
      Service revenue for maintenance contracts is deferred and recognized ratably over the term of the agreement. Revenue from training and other consulting services is recognized as the related services are performed.
      At June 30, 2005, the Company recorded deferred revenue of $4,750,815, primarily for customer upfront payments on maintenance contracts and arrangements for which the Company is recognizing the total arrangement fee ratably over the contractual maintenance term.
      Vendor specific objective evidence of fair value for undelivered elements of an arrangement is based upon the normal pricing and discounting practices for those products and services when sold separately, and maintenance contracts are measured by the renewal rate offered to the customer.

Cost of Revenue
      Cost of revenue includes costs related to product and service revenue. Cost of product revenue includes third-party licensing fees. Cost of service revenue includes salaries, benefits, and overhead costs associated with employees providing maintenance and technical support, training and consultant services. Third-party consultant fees are also included in cost of service revenue.

Impairment of Long-Lived Assets
      The Company evaluates its long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the future discounted cash flows compared to the carrying amount of the asset.

Income Taxes
      The Company is an S corporation and is treated as a disregarded entity for federal income tax purposes and, therefore, is not liable for United States (“U.S.”) federal income taxes. As an S corporation, the Company’s taxable income is included in the income tax returns of the shareholder. However, some states do not recognize the disregarded entity status and, therefore, the Company will continue to be taxed as a C corporation within those states. Additionally, there are certain states in the U.S. that assess a fee against S corporations. Accordingly, for those various states, the Company utilizes the liability method to determine the provision for income taxes.
      Income tax expense and benefit relates to state income taxes and income tax refunds. The book and tax basis of the assets and liabilities with the exception of deferred revenue, intangible assets and accrued interest receivable are the same. Since the Company is an S corporation, a deferred tax asset or liability was not recorded.

Shipping and Handling Costs
      Costs to ship products from the Company’s facilities to customers are recorded as a component of cost of products in the statements of income.

Tesseract Corporation
Notes to Financial Statements — (Continued)

Advertising Expense
      The Company expenses the costs of advertising when incurred. Advertising expense was $43,899 and $9,141 for the years ended June 30, 2005 and 2004, respectively.

Research and Development and Software Development Costs
      Research and development expenses are charged to operations as incurred. Software development costs, which are required to be capitalized pursuant to Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, have been insignificant. Accordingly, no software development costs have been capitalized. Research and development expense was $1,803,455 and $1,671,009 for the years ended June 30, 2005 and 2004, respectively.

New Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123(R) will be effective for the interim period beginning July 1, 2006. The Company believes the adoption will not have an effect on our results of operations.

3.	Property and Equipment
      At June 30, 2005, property and equipment consisted of the following:

Computer Equipment	$199,436
Less accumulated depreciation	(193,316)

Property and equipment, net	$6,120

      Depreciation expense was $11,570 and $67,489 for the years ended June 30, 2005 and 2004 respectively.

4.	Intangible Assets
      At June 30, 2005, intangible assets consisted of the following:

	Gross Carrying	Accumulated
	Amount	Amortization	Net

Customer relationships	$1,320,220	$1,225,918	$94,302

      Amortization expense was $188,604 for each of the years ended June 30, 2005 and 2004.
      Amortization expense for the year ending June 30, 2006 will be $94,302 relating to customer relationships.

5.	Related Party Transactions

Note Receivable, Management Fees and Expense Reimbursements
      The Note Receivable from Platinum was $3,198,463 for the year ended June 30, 2005. The Promissory Note has a principal amount of $2,000,000 with interest on unpaid principal amount at an

Tesseract Corporation
Notes to Financial Statements — (Continued)
interest rate equal to eight and one-half percent per annum due January 14, 2009. At June 30, 2005, accrued interest was $1,198,463. Interest income was $258,018 and $237,204 for the years ended June 30, 2005 and 2004, respectively.
      The Company is party to a management agreement with Platinum that requires Platinum to provide the Company with financial, management and strategic services. The Company incurred management fees of $2,575,000 and $2,400,000 to Platinum for the years ended June 30, 2005 and 2004, respectively.
      Expenses incurred by Platinum on behalf of the Company were $2,362 and $4,501 for the years ended June 30, 2005 and 2004, respectively. Such expense reimbursements are recorded in general and administrative expenses in the accompanying statements of operations. At June 30, 2005, the Company had $156,041 payable to Platinum for management fees and expense reimbursements.

Transactions with Affiliates
      The Company enters into certain transactions with companies that are owned directly or indirectly by Platinum. Sales to affiliates were $12,000 during the year ended June 30, 2005. Purchases from affiliates were $1,673 and $14,523 during the years ended June 30, 2005 and 2004, respectively, and were included in selling, general, and administrative expenses in the statements of operations.

6.	Notes and Loans Payable
      The Company has a loan payable to a bank in the amount of $82,174 that bears interest at the bank’s prime lending rate (6.25% at June 30, 2005). The loan was due July 2005 and was paid in full.
      The Company has an unsecured note payable to a lender in the amount of $72,442 that bears interest at 8.0% annually. The loan was due July 2005 and was paid in full.

7.	Commitments

Leases
      The Company has operating leases for certain office facilities. Rental expense for the years ended June 30, 2005 and 2004 was approximately $471,000 and $392,000, respectively. Future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of June 30, 2005, are as follows:

2006	$471,345
2007	392,790

Total minimum lease payments	$864,135

      Rental income in connection with a sublease was approximately $79,000 for the year ended June 30, 2004.

8.	Employee Benefits
      The Company has a 401(k) plan which includes an employer match of 50% of the first 6% of a participant’s eligible contributions. The Company made matching contributions of $78,149 and $96,498 for the years ended June 30, 2005 and 2004, respectively.

9.	Subsequent Event
      On October 26, 2005, WARP Technology Holdings, Inc. operating under the name Halo Technology Holdings (“Halo”) completed the transactions contemplated by that certain Merger Agreement (“the

Tesseract Corporation
Notes to Financial Statements — (Continued)
“Merger Agreement”) dated as of September 12, 2005 with Tac/ Halo, Inc., a wholly owned subsidiary of Halo (the “Merger Sub”), Tesseract and Platinum Equity, LLC (“Seller”). Under the terms of the Merger Agreement, Tesseract shall be merged with and into the Merger Sub (the “Merger”) and shall survive as a wholly-owned subsidiary of Halo. The aggregate consideration shall consist of (a) $4,500,000 in cash payable at the closing of the Merger, (b) 7,045,454 shares of Series D Preferred Stock as calculated by dividing $7,750,000 by $1.10, (c) a Promissory Note in the original principal amount of $1,750,000, delivered at closing and payable no later than March 31, 2006, and (d) a Working Capital Adjustment of $1,000,000 to be paid no later than November 30, 2005 (which have not been paid). If the Promissory Note is paid on or before March 31, 2006, Platinum will return for cancellation, without additional consideration from the Company, 909,091 shares of Series D Preferred Stock to Halo.
      In addition, the amount due from Platinum at the closing was forgiven by the Company and accordingly, will not be collected by the Company.

Combined Financial Statements
Process Software, LLC and Affiliates
Years ended June 30, 2005 and 2004
With Report of Independent Registered Public Accounting Firm
Contents

Report of Independent Registered Public Accounting Firm	F-98
Combined Balance Sheet as of June 30, 2005	F-99
Combined Statements of Operations for the years ended June 30, 2005 and 2004	F-100
Combined Statements of Member’s and Shareholder’s Equity for the years ended June 30, 2005 and 2004	F-101
Combined Statements of Cash Flows for the years ended June 30, 2005 and 2004	F-102
Notes to Combined Financial Statements	F-103

Report of Independent Registered Public Accounting Firm
The Members and Shareholders
Process Software, LLC and Affiliates
      We have audited the accompanying combined balance sheet of Process Software, LLC and Affiliates (the “Company”) as of June 30, 2005, and the combined statements of operations, member’s and shareholder’s equity, and cash flows for the years ended June 30, 2005 and 2004. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Process Software, LLC and Affiliates as of June 30, 2005, and the combined results of their operations and their cash flows for the years ended June 30, 2005 and 2004 in conformity with accounting principles generally accepted in the United States.
Mahoney Cohen & Company, CPA, P.C.
January 6, 2006
New York, NY

Process Software, LLC and Affiliates
Combined Balance Sheet

June 30,
2005

ASSETS
Current assets:
Cash and cash equivalents	$983,630
Accounts receivable, net of allowances of $112,281	1,546,015
Due from affiliates	22,138
Prepaid expenses and other assets	322,782

Total current assets	2,874,565
Property and equipment, net of accumulated depreciation of $2,411,177	101,540
Other assets	111,154
Goodwill	1,642,760
Intangible assets, net of accumulated amortization of $7,307,910	5,992,090

Total assets	$10,722,109

LIABILITIES AND MEMBER’S AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,214,904
Deferred revenues — current portion	5,688,873
Due to Platinum Equity, LLC	2,259,460

Total current liabilities	9,163,237
Deferred revenues — long term	20,323
Commitments
Member’s and shareholder’s equity:
Member’s equity	2,026,293
Common stock	120,000
Paid in capital	3,672,736
Accumulated deficit	(4,280,480)

Total member’s and shareholder’s equity	1,538,549

Total liabilities and member’s and shareholder’s equity	$10,722,109

See accompanying notes.

Process Software, LLC and Affiliates
Combined Statements of Operations

	Year Ended	Year Ended
	June 30	June 30
	2005	2004

Revenues:
Products	$2,463,329	$2,578,529
Service	13,654,402	15,364,931

Total revenues	16,117,731	17,943,460
Cost of revenues:
Cost of products	684,046	830,834
Cost of services	1,785,936	2,127,438

Total cost of revenues	2,469,982	2,958,272

Gross profit	13,647,749	14,985,188
Operating expenses:
Engineering and development	3,412,322	3,780,801
Selling and marketing	1,613,641	2,126,612
General and administrative	3,873,562	4,025,906
Depreciation and amortization	1,611,512	1,543,197
Management fees to Platinum Equity, LLC	2,916,046	4,509,677

Total operating expenses	13,427,083	15,986,193

Income (loss) from operations	220,666	(1,001,005)
Other income (expense):
Interest income, net	(35,924)	17,488
Other expense, net	(2,248)	(84,938)
Income (loss) before provision for taxes	182,494	(1,068,455)
Provision for Income taxes	22,707	6,900

Net income (loss)	$159,787	$(1,075,355)

See accompanying notes.

Process Software, LLC and Affiliates
Combined Statements of Member’s and Shareholder’s Equity

		David		Foresight				Accumulated
		Common Stock		Common Stock				Other
	Member’s					Paid in	Accumulated	Comprehensive
	Equity	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Totals

Balance at June 30, 2003	$1,003,019	10	$—	12,000,000	$120,000	$3,568,394	$(3,406,637)	$(109,986)	$1,174,790
Contributions		—		—	—	104,342			104,342
Distributions to Shareholder		—	—	—	—		(135,000)		(135,000)
Distributions to Member	(6,251)	—	—	—	—				(6,251)
Unrealized holding gain arising during the year								41,039	41,039
Reclassification adjustment for realized loss								68,947	68,947
Net loss	(684,038)						(391,317)		(1,075,355)

Balance at June 30, 2004	312,730	10	—	12,000,000	120,000	3,672,736	(3,932,954)	—	172,512
Contributions	1,306,250		—	—	—	—			1,306,250
Distributions to Shareholder			—	—	—		(100,000)		(100,000)
Net income (loss)	407,313						(247,526)		159,787

Balance at June 30, 2005	$2,026,293	10	—	12,000,000	$120,000	$3,672,736	$(4,280,480)	$—	$1,538,549

See accompanying notes.

Process Software, LLC and Affiliates
Combined Statements of Cash Flows

	Year Ended	Year Ended
	June 30, 2005	June 30, 2004

Operating activities
Net income (loss)	$159,787	$(1,075,355)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	1,611,512	1,543,197
Loss on sale of securities		68,947
Changes in operating assets and liabilities:
Accounts receivable	251,954	333,473
Due from affiliate	14,907	(3,387)
Prepaid expenses and other assets	103,102	70,293
Other assets	35,600	13,093
Accounts payable and accrued expenses	401,571	(467,159)
Due to affiliates	(3,519,528)	(547,820)
Deferred revenue	(790,071)	(668,804)

Net cash used in operating activities	(1,731,166)	(733,522)
Investing activities
Purchases of property and equipment	(61,912)	(170,789)
Sale of marketable securities	—	451,117

Net cash (used in) provided by investing activities	(61,912)	280,328
Financing activities
Stockholder’s and member’s distributions	(100,000)	(141,251)
Member’s contribution	1,306,250	104,342

Net cash provided by (used in) in financing activities	1,206,250	(36,909)

Net decrease in cash and cash equivalents	(586,828)	(490,103)
Cash and cash equivalents at beginning of year	1,570,458	2,060,561

Cash and cash equivalents at end of year	$983,630	$1,570,458

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$22,707	$6,900

Cash paid for interest	$35,770	$40,042

See accompanying notes

Process Software, LLC and Affiliates
Notes to Combined Financial Statements
June 30, 2005

1.	Organization and Nature of Business
      The combined financial statements include Process Software, LLC (“Process”), David Corporation (“David”), ProfitKey International, LLC (“ProfitKey”) and Foresight Software, Inc. (“Foresight”) (combined the “Company”). These four entities are affiliated through common ownership and management. Platinum Equity, LLC (“Platinum”) either directly or indirectly owns all the common stock or complete membership interest in these affiliated companies. All intercompany balances and transactions have been eliminated in combination.
      Process designs, develops and markets networking software solutions, including a suite of TCP/ IP applications and services for Compaq’s OpenVMS Alpha and VAX systems. Process focuses on providing the most advanced, secure and reliable networking software available. Process products are cross-platform, directory-centric solution sets for the administration and proactive provisioning of secure reliable end-to-end network services and applications.
      David provides risk management information systems, and serves clients ranging from Fortune 500 companies to public entities and third-party administrators. David offers client/server-based products to companies that provide their own workers’ compensation and liability insurance.
      ProfitKey designs, develops and markets ERP Software and Manufacturing Execution Software (“MES”) to small to mid-market make-to-order/make-to-stock manufacturers. ProfitKey focuses on providing a comprehensive solution including quality control, engineering change management and e-commerce capabilities. ProfitKey’s products are written using the GUPTA programming language and operate on the Oracle, SQL server and Linux database platforms.
      Foresight designs, develops and markets ERP and SMS software to small to mid-market make-to-order/make-to-stock manufacturers. The Foresight’s products are written using the Progress programming language and operate on the Progress database platform.

2.	Summary of Significant Accounting Policies

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk and Major Customers
      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable.
      The credit risk with respect to accounts receivable is limited due to the creditworthiness of the Company’s customers, and the Company’s credit and collection policies. The Company performs ongoing credit evaluations of its customers, generally does not require collateral and maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations. No one customer accounted for a significant percentage of the Company’s revenue during the years ended June 30, 2004 or 2005. Additionally, no one customer accounted for a significant percentage of the Company’s accounts receivable at June 30, 2005.

Process Software, LLC and Affiliates
Notes to Combined Financial Statements — (Continued)

Cash and Cash Equivalents
      The Company invests its excess cash primarily in money market mutual funds. Accordingly, these investments are subject to minimal credit and market risk. For financial reporting purposes, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Income Taxes
      Process and ProfitKey are single member limited liability companies that are treated as a disregarded entity for federal income tax purposes and, therefore, are not liable for United States (“U.S.”) federal income taxes. As a limited liability company treated as a disregarded entity, the Process and ProfitKey’s taxable income is included in the income tax returns of the member. However, some states do not recognize the disregarded entity status and, therefore, the Company will continue to be taxed as a C corporation in those states. Additionally, there are certain states in the U.S. that assess a fee against limited liability companies. Accordingly, for those various states, the Company utilizes the liability method to determine the provision for income taxes.
      David and Foresight are entities that are an S corporation and are treated as a disregarded entity for federal income tax purposes and, therefore, are not liable for United States (“U.S.”) federal income taxes. As an S Corporation they are treated as a disregarded entity, the David and Foresight’s taxable income is included in the income tax returns of the shareholder. However, some states do not recognize the disregarded entity status and, therefore, the Company will continue to be taxed as a C corporation in those states. Additionally, there are certain states in the U.S. that assess a fee against S corporations. Accordingly, for those various states, the Company utilizes the liability method to determine the provision for income taxes.
      Income tax expense relates to state income taxes. The book and tax basis of the assets and liabilities with the exception of deferred revenue, intangible assets and goodwill are the same. Since the Company comprises of entities that are limited liability companies and S corporations, a deferred tax asset or liability was not recorded.

Property and Equipment
      Property and equipment recorded are cost. Property and equipment acquired subsequent to the date of acquisition is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of the estimated life of the asset or lease term.

Engineering and Development and Software Development Costs
      Engineering and development expenses are charged to operations as incurred. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant. Accordingly no software development costs have been capitalized.

Goodwill and Intangible Assets
      Intangible assets are primarily comprised of customer relationships, and developed technology. Goodwill represents acquisition costs in excess of the net assets of businesses acquired. In accordance with SFAS 142, “Goodwill and Other Intangible Assets” goodwill is no longer amortized; instead goodwill is

Process Software, LLC and Affiliates
Notes to Combined Financial Statements — (Continued)
tested for impairment on an annual basis. We assess the impairment of identifiable intangibles and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider to be important which could trigger an impairment review include the following:

•	Significant underperformance relative to expected historical or projected future operating results;

•	Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and

•	Significant negative industry or economic trends.
      When we determine that the carrying value of intangibles and other long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, we record an impairment charge. We measure any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows.

Revenue Recognition
      Revenues are derived from the licensing of software, annual maintenance contracts software, training and other support services.
      Software license revenues are recognized upon receipt of a purchase order and delivery of software, provided that the license fee is fixed or determinable; no significant production, modification, or customization of the software is required; and collection is considered probable by management. For licensing of the Company’s software through its indirect sales channel, revenue is recognized when the distributor sells the software to its end-users, including value-added resellers. For licensing of the Company’s software to independent software vendors, revenue is recognized upon shipment to the independent software vendors. For licensing of the Company’s software through it’s indirect Sales channel revenue is recognized when the distributor sells the software to it’s end-user, including value-added resellers. For licensing of the Company’s software to independent software vendors, revenue is recognized upon shipment to the independent software vendors.
      The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended. In arrangements that include rights to multiple software products and/or services, the Company allocates and defers revenue for the undelivered items, based on vendor-specific objective evidence of fair value, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. In arrangements in which the Company does not have vendor-specific objective evidence of fair value of maintenance, and maintenance is the only undelivered item, the Company recognizes the total arrangement fee ratably over the contractual maintenance term.
      Service revenue for annual maintenance contracts is deferred and recognized ratably over the term of the agreement. Revenue from training and other services is recognized as the related services are performed.
      Vendor specific objective evidence of fair value for undelivered elements of an arrangement is based upon the normal pricing and discounting practices for those products and services when sold separately and for maintenance contracts are measured by the renewal rate offered to the customer.

Process Software, LLC and Affiliates
Notes to Combined Financial Statements — (Continued)

Deferred Revenue
      At June 30, 2005, the Company recorded deferred revenue of $5,709,196 primarily for customer upfront payments on maintenance contractual arrangements for which the Company is recognizing the total arrangement fee ratably over the contractual maintenance term.

Cost of Revenue
      Cost of revenue includes costs related to product and service revenue. Cost of product revenue includes material, packaging, shipping, and other production costs. Cost of service revenue includes salaries, benefits, and overhead costs associated with employees providing maintenance and technical support, training, and consulting services. Third-party consultant fees are also included in cost of service revenue.

Impairment of Long-Lived Assets
      The Company evaluates its long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the future discounted cash flows compared to the carrying amount of the asset.

Comprehensive Income
      For the year ended June 30, 2004, comprehensive loss consist of following:

Net loss	$(1,075,355)
Unrealized holding gain arising during the year	41,039
Reclassification adjustment for realized loss	68,947

Comprehensive loss	$(965,369)

      For the year ended June 30, 2005, comprehensive income consisted of net income only.

Marketable Securities
      Marketable securities are stated at fair value as determined by quoted stock price. The Company has classified its securities as investments available for sale pursuant to Statement of Financial Accounting Standards No. 115 “Accounting for Certain Investments in Debt and Equity Securities”. The related unrealized holding gains or losses are excluded from operations and recorded in Accumulated Other Comprehensive Loss on the Combined Statement of Member’s and Shareholder’s Equity. Realized gains and losses and declines in value judged to be other than temporary on marketable securities are included in other expense. In May 2004, the Company sold all of its securities for proceeds of approximately $451,000 and recognized a loss of approximately $69,000 for the year ended June 30, 2004.

Fair Value of Financial Instruments
      At June 30, 2005, the respective carrying values of the Company’s financial instruments, including receivables, accounts payable, and accrued liabilities, approximated their fair values.

Process Software, LLC and Affiliates
Notes to Combined Financial Statements — (Continued)

Shipping and Handling Costs
      Costs to ship products from the Company’s warehouse facilities to customers are recorded as a component of cost of products in the combined statement of operations.

Advertising Expense
      The Company expenses the costs of advertising when incurred. Advertising expense were $20,000 and $9,000 for the years ended June 30, 2005 and 2004, respectively.

Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment”, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123 (R) will be effective for the period beginning July 1, 2006. The adoption of SFAS No. 123 (R) will not have an effect on our results of operations.
Earnings (Loss) Per Share
      Earnings (Loss) per share for the years ended June 30, 2005 and 2004 is not applicable to the Company as they are a combination of privately held companies that are different legal entities, and accordingly, the weighted-average number of common shares outstanding is not determinable.

3.	Property and Equipment
      Property and equipment consisted of the following:

June 30,
2005

Computer equipment	$1,482,510
Furniture and fixtures	757,409
Leasehold improvements	272,798

2,512,717
Less accumulated depreciation and amortization	2,411,177

$101,540

      Depreciation and amortization expense was $199,012 in 2005 and $130,697 in 2004.

4.	Intangible Assets
      Intangible assets are amortized on a straight-line basis over their expected useful lives ranging from eight to ten years. Amortization expense was $1,412,500 in 2005 and 2004.

Process Software, LLC and Affiliates
Notes to Combined Financial Statements — (Continued)
      Intangible assets consisted of the following:

	Amortization	June 30
	Period (in
	Years)	2005

Customer relationships	10	$10,000,000
Technology — core and developed	8	3,300,000

		13,300,000
Less accumulated amortization		7,307,910

		$5,992,090

      The Company expects to incur amortization expense of the following:

Year ending June 30:
2006	$1,413,000
2007	1,413,000
2008	1,344,000
2009	1,000,000
2010	822,000

$5,992,000

5.	Related Party Transactions

Management Fees and Expense Reimbursements
      The Company is party to a management agreement with Platinum that requires Platinum to provide the Company with financial, management and strategic services. The Company incurred management fees of $2,916,046 and $4,509,677 to Platinum in 2005 and 2004, respectively. At June 30, 2005, $2,259,460 was payable to Platinum Equity, LLC for unpaid management fees.
      Expenses incurred by Platinum on behalf of the Company were $165,491 and $826,041 during 2005 and 2004, respectively. Such expense reimbursements are recorded in general and administrative expense in the accompanying combined statements of operations.
      The Company paid approximately $36,000 and $35,000, interest to Platinum for the years ended June 30, 2005 and 2004, respectively.

Transactions with Affiliates
      The Company enters into certain transactions with companies that are owned directly or indirectly by Platinum. Purchases from affiliates were $181,225 and $253,533 during the years ended June 30, 2005 and 2004, respectively, and were included in general, and administrative expense in the combined statements of operations. Amounts due from affiliates at June 30, 2005 were $22,138.

Process Software, LLC and Affiliates
Notes to Combined Financial Statements — (Continued)

6.	Lease Commitments
      The Company has operating leases for its principle office facilities.
      Future minimum lease payments required under all operating leases that have initial or remaining noncancelable lease terms in excess of one year as of June 30, 2005 are as follows:

Year ending June 30:
2006	$668,735
2007	572,488
2008	379,620

$1,620,843

      Rent expense incurred under these leases for the years ended June 30, 2005 and 2004 were approximately $764,000 and $742,000, respectively.
      Total minimum lease payments have not been reduced by $183,000 to be received in the future under a non-cancelable sublease with an uncombined affiliate. Rental income for the years ended June 30, 2005 and 2004 were approximately $88,000.
Note 7 — Common Stock
      At June 30, 2005 and 2004, common stock consists of:

David Corporation, No par value:
Authorized — 10,000,000 shares
Issued and outstanding — 10 shares	$—
Foresight Software, Inc., $0.01 par value:
Authorized — 15,000,000 shares
Issued and outstanding — 12,000,000	120,000

$120,000

8.	Employee Benefit Plan
      The Company maintains a qualified defined contribution plan for all employees. The Company’s plan is part of Platinum’s defined contribution plan. Platinum’s plan allows participating companies to have different contribution and vesting formula. Participants may elect to defer up to 19% of their wages (subject to the annual limitations imposed by Section 402 of the Internal Revenue Code). The Company matches participant contributions at the rate of 50% of the first 6% of salary contributed. The Company made matching contributions of $139,166 and $168,776 in 2005 and 2004, respectively.

Process Software, LLC and Affiliates
Notes to Combined Financial Statements — (Continued)

9.	Segment Information
      For the years ended June 30, 2005 and 2004, the breakdown of revenues and depreciation and amortization and total assets by segment were as follows:

	Year Ended June 30, 2005

	Process	David	ProfitKey	Foresight	Total

Revenue
Products	$917,839	$391,266	$491,815	$662,409	$2,463,329
Service	8,320,292	1,887,756	2,395,812	1,050,542	13,654,402

Total	$9,238,131	$2,279,022	$2,887,627	$1,712,951	$16,117,731

Depreciations and Amortization	$1,567,496	$25,200	$13,570	$5,246	$1,611,512
Net income (loss)	$260,989	$(372,312)	$146,324	$124,786	$159,787
Total Assets	$9,155,899	$745,134	$446,310	$374,766	$10,772,109

	Year Ended June 30, 2004

	Process	David	ProfitKey	Foresight	Total

Revenue
Products	$1,467,192	$415,942	$414,510	$280,885	$2,578,529
Service	9,574,852	2,013,645	2,388,011	1,388,423	15,364,931

Total	$11,042,044	$2,429,587	$2,802,521	$1,669,308	$17,943,460

Depreciations and Amortization	$1,486,779	$27,357	$23,411	$5,650	$1,543,197
Net income (loss)	$(644,418)	$101,770	$(39,620)	$(493,087)	$(1,075,355)
Total Assets	$10,735,257	$1,299,345	$674,089	$555,469	$13,264,160
      No one customer accounted for more that 10% of the Company’s revenue for the years ended June 30, 2005 and 2004. The Company sells its product and services to customers primarily in North America.

10.	Subsequent Event
      On October 26, 2005, WARP Technology Holdings Inc. (“Halo”) completed the transactions contemplated by WARP Technology Holdings Inc. operating under that certain Purchase Agreement (the “Purchase Agreement”) dated as of September 12, 2005 by and among the Halo and Platinum Equity, LLC (“Platinum”), EnergyTRACS Acquisition Corp. (the “Foresight Seller”) and Milgo Holdings, LLC (the “Process Seller” and together with Platinum and the Foresight Seller, the “Sellers”) for the acquisition of 100% of the Equity Interests in David, ProfitKey, Foresight, and Process (the “Acquisition”). Pursuant to the Purchase Agreement, Platinum sold, assigned and delivered 100% of the common stock of David and a 100% membership interest in ProfitKey, the Foresight Seller sold, assigned and delivered 100% of the common stock of Foresight, and the Process Seller sold, assigned and delivered a 100% membership interest in Process to Halo in exchange for the payment of an aggregate of $12,000,000.
      In addition, the amount due to Platinum at the closing was not be assumed by the Company.

WARP TECHNOLOGIES HOLDINGS, INC.
TESSERACT Corporation/Process Software, LLC and Affiliates
UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
      On October 26, 2005, Warp Technology Holdings, Inc. operating under the name Halo Technology Holdings (the “Company” or “WARP”), completed the transactions contemplated by that certain Merger Agreement (the “Merger Agreement”) dated as of September 12, 2005 by and among the Company and TAC/ Halo, Inc., a wholly owned subsidiary of the Company (the “Merger Sub”), Tesseract Corporation (“Tesseract”) and Platinum Equity, LLC (“Platinum”), as amended by Amendment No. 1 to Merger Agreement (the “Amendment”) dated October 26, 2005 by and among such parties and TAC/ Halo, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“New Merger Sub”). Pursuant to the Merger Agreement, Tesseract was merged with and into the New Merger Sub (the “Merger”) which survived as a wholly-owned subsidiary of the Company. The Amendment provided that the Merger Consideration shall consist of (i) $4,500,000 in cash payable at Closing, (ii) 7,045,454 shares of Series D Preferred Stock of the Company, and (iii) $1,750,000 payable no later than March 31, 2006 and evidenced by a Promissory Note. The Amendment provided for a Working Capital Adjustment of $1,000,000 to be paid no later than November 30, 2005. If not paid by such date, at the option of the Seller, the Working Capital Adjustment may be converted into up to 1,818,181 shares of Series D Preferred Stock. Additionally, if the Working Capital Adjustment is not paid on or before November 30, 2005, the Company must pay Platinum a monthly transaction advisory fee of $50,000 per month, commencing December 1, 2005. Under the Amendment, Platinum agrees to retain 909,091 shares of Series D Preferred Stock delivered as part of the Merger Consideration. If the Promissory Note is paid on or before March 31, 2006, Platinum will return for cancellation, without additional consideration from the Company, 909,091 shares of Series D Preferred Stock to the Company. The Amendment further provides that the rights, preferences and privileges of the Series D Preferred Stock will adjust to equal the rights, preferences and privileges of the next round of financing if such financing is a Qualified Equity Offering (as defined in the Amendment). If the next round is not a Qualified Equity Offering, the rights, preferences and privileges of the Series D Preferred Stock will adjust to equal the rights, preferences and privileges of the next round of financing at the option of the holder. The descriptions of the Merger Agreement and Amendment No. 1 to the Merger Agreement are qualified in their entirety by reference to the Merger Agreement, which was previously filed as Exhibit 10.87 of the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 16, 2005, and to Amendment No. 1 to the Merger Agreement filed as Exhibit 10.94 of the Current Report on Form 8-K filed on November 1, 2005.
      Also on October 26, 2005, the Company completed the transactions contemplated by that certain Purchase Agreement (the “Purchase Agreement”) dated as of September 12, 2005 by and among Warp Technology Holdings, Inc. operating under the name Halo Technology Holdings (“Company”) and Platinum Equity, LLC (“Platinum”), EnergyTRACS Acquisition Corp. (the “Foresight Seller”) and Milgo Holdings, LLC (the “Process Seller” and together with Platinum and the Foresight Seller, the “Sellers”) for the acquisition of 100% of the Equity Interests in David Corporation, ProfitKey International, LLC, Foresight Software, Inc. and Process Software, LLC (the “Acquisition”). Pursuant to the Purchase Agreement, Platinum sold, assigned and delivered 100% of the common stock, no par value per share of the David Corporation, a California Corporation and a 100% membership interest in ProfitKey International LLC, a Delaware limited liability company, the Foresight Seller sold, assigned and delivered 100% of the common stock, par value $0.01 per share of the Foresight Software, Inc., a Delaware corporation and the Process Seller sold, assigned and delivered a 100% membership interest in Process Software, LLC, a Delaware limited liability company to the Company in exchange for the payment of an aggregate of twelve million dollars ($12,000,000) in cash. These four companies are collectively referred to as “Process and Affiliates”. The Purchase Agreement has previously been filed as Exhibit 10.86 of the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 16, 2005 and is incorporated herein by reference.

WARP TECHNOLOGIES HOLDINGS, INC.
TESSERACT Corporation/Process Software, LLC and Affiliates
UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
      The following represents the acquisition of Tesseract and the preliminary allocation of the purchase price: The final allocation of the purchase price will be determined based on a comprehensive final evaluation of the fair value of the tangible and intangible assets acquired and liabilities assumed.
      Calculation of Purchase Price for Tesseract:

Cash	$3,500,000
Advances to Platinum made prior to September 30, 2005	1,000,000
Promissory note and Working Capital Adjustment	2,750,000
Series D Preferred Stock (6,136,363 shares)	6,750,000
Transaction costs	84,000

Total purchase price	$14,084,000

      Allocation of Purchase Price for Tesseract:

Assets:
Tesseract’s historical assets	$3,824,201
Write-up of intangibles assets consisting of trade names, developed technologies and customer relationships (see break out below)	3,919,650
Write-up of goodwill	12,094,214
Forgiveness of receivables due from Platinum	(3,275,685)
Liabilities:
Tesseract’s historical liabilities	(4,312,947)
Adjustment of deferred revenues to fair market value	1,681,030
Forgiveness of payables to Platinum	153,537

Total purchase price	$14,084,000

      The following represents the acquisition of Process and Affiliates and the preliminary allocation of the purchase price: The final allocation of the purchase price will be determined based on a comprehensive final evaluation of the fair value of the tangible and intangible assets acquired and liabilities assumed.
      Calculation of Purchase Price for Process and Affiliates:

Cash	$12,000,000
Transaction costs	266,000

Total purchase price	$12,266,000

WARP TECHNOLOGIES HOLDINGS, INC.
TESSERACT Corporation/Process Software, LLC and Affiliates
UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
      Allocation of Purchase Price for Process and Affiliates:

Assets:
Process and Affiliates’ historical assets	$10,471,343
Write-down of intangibles assets consisting of developed technologies and customer relationships (see break out below)	(891,481)
Increase in goodwill	6,998,535
Liabilities:
Process and Affiliates’ historical liabilities	(8,231,278)
Adjustment of deferred revenues to fair market value	2,879,758
Forgiveness of payables to Platinum	1,039,123

Total purchase price	$12,266,000

      Intangible Assets Acquired from Tesseract

	Estimated FMV	Estimated Life

Trade name	$141,000	7.18 Years
Developed technology	1,900,000	7.18 Years
Customer relationships	1,925,800	7.18 Years

Total intangible assets acquired	$3,966,800
      Intangible Assets Acquired from Process and Affiliates

	Estimated FMV	Estimated Life

Trade name	$101,520	6.75 Years
Developed technology	1,531,560	7.55 Years
Customer relationships	3,114,400	7.58 Years

Total intangible assets acquired	$4,747,480
      This unaudited pro forma information should be read in conjunction with the consolidated financial statements of the Company included in our Annual Report filed on Form 10-KSB for the year ended June 30, 2005 and our Quarterly Report filed on Form 10-QSB for the three months ended September 30, 2005 filed on November 14, 2005. In addition, this pro forma information should be read in conjunction with the financial statements of Tesseract for the years ended June 30, 2005 and 2004 and with the financial statements of Process and Affiliates for the years ended June 30, 2005 and 2004, both of which are included within this Amendment to Current Report on Form 8-K/A.
      The following unaudited pro forma statement of operations for the year ended June 30, 2005 has been prepared in accordance with accounting principles generally accepted in the United States to give effect to the October 26, 2005 acquisition of Tesseract, and Process and Affiliates as if the transaction occurred on July 1, 2004. The pro forma statement of operations combines the results of operations of the Company for the year ended June 30, 2005 with the results of operations of Tesseract, and Process and Affiliates for the year ended June 30, 2005. Pro forma adjustments include decrease in intangible amortization, decrease in deferred revenue amortization, elimination of management fees paid to Platinum, interest on debt relating to this acquisition, amortization of financing costs, and accretion of the fair value of the warrants issued as part of this financing. Platinum was the sole owner of Tesseract, and Process and Affiliates at June 30, 2005.

WARP TECHNOLOGIES HOLDINGS, INC.
TESSERACT Corporation/Process Software, LLC and Affiliates
UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
      The following unaudited pro forma statement of operations for the three months ended September 30, 2005 has been prepared in accordance with accounting principles generally accepted in the United States to give effect to the October 26, 2005 acquisition of Tesseract, and Process and Affiliates as if the transaction occurred on July 1, 2005. Such pro forma statement of operations combines the results of operations of the Company for the three months ended September 30, 2005 with the results of operations of Tesseract, and Process and Affiliates for the three months ended September 30, 2005. Pro forma adjustments include decrease in intangible amortization, decrease in deferred revenue amortization, elimination of management fees paid to Platinum, interest on debt relating to this acquisition, amortization of financing costs, and accretion of the fair value of the warrants issued as part of this financing.
      Under the purchase method of accounting, the estimated cost of approximately $14 million to acquire Tesseract, plus transaction costs, will be allocated to Tesseract’s underlying net assets at their respective fair values. Similarly, the estimated cost of approximately $12 million to acquire Process and Affiliates, plus transaction costs, will be allocated to their underlying net assets at their respective fair values. As more fully described in the notes to the pro forma consolidated condensed financial statements, a preliminary allocation of the excess of the purchase price over the value of the net assets acquired has been allocated to goodwill. Intangible assets consisting of trade names, customer relationships, and developed technologies, are expected to be amortized over approximately seven years. At this time, the work needed to provide the basis for estimating these fair values, and amortization periods, has not been completed. As a result, the final allocation of the purchase price, intangible assets acquired, and their estimated useful lives, as well as the amount recorded as goodwill could differ materially. Accordingly, a change in the amortization period would impact the amount of annual amortization expense.
      These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition of Tesseract, and Process and Affiliates been consummated as of the dates specified above.

WARP Technology Holdings, Inc.
Pro Forma Consolidated Condensed Statements of Operations
Three Months ended September 30, 2005

			Process and	Pro Forma		WARP
	WARP(A)	Tesseract(B)	Affiliates(C)	Adjustment		Pro Forma

	(Unaudited)
Revenue
Licenses	$1,314,569	$56,250	$877,518	$—		$2,248,337
Services	1,893,760	2,144,550	3,129,265			7,167,575

Total revenue	3,208,329	2,200,800	4,006,783			9,415,912
Cost of revenue
Cost of licenses	163,028	—	232,505	116,945	(F)	512,478
Cost of services	293,908	268,526	373,969	—		936,403

Total cost of revenue	456,936	268,526	606,474	116,945		1,448,881

Gross Profit	2,751,393	1,932,274	3,400,309	(116,945)		7,967,030
Product development	956,557	162,500	636,011	—		1,755,068
Sales, marketing and business development	1,372,525	51,194	355,697	—		1,779,416
General and administrative	1,315,926	818,388	1,064,075	—		3,198,389
Amortization of intangibles	369,138	47,151	366,610	(235,220	)(F)	547,679
Platinum management fees	—	50,000	(317,130)			(267,130)

Income (Loss) before interest	(1,262,753)	803,041	1,295,046	118,274		953,608
Interest (expense) income	(1,296,102)	25,101	203,533	(653,488	)(I,J,K)	(1,720,956)

Net Income (loss) before income taxes	(2,558,855)	828,142	1,498,579	(535,214)		$(767,348)
Income taxes	52,163	30	2,061	—	(L)	54,254

Net Income (loss)	$(2,611,018)	$828,112	$1,496,518	$(535,214)		$(821,602)

Computation of loss applicable to common shareholders
Net Income (loss) before preferred dividends	$(2,611,018)	$828,112	$1,496,518	$(535,214)		$(821,602)
Preferred dividends	(220,179)	—	—	—		(220,179)

Income (Loss) attributable to common stockholders	$(2,831,197)	$828,112	$1,496,518	$(535,214)		$(1,041,781)

Basic and diluted net loss per share	$(0.88)					$(0.32)

Weighted-average shares outstanding	3,209,597					3,209,597

See accompanying notes to unaudited pro forma consolidated condensed financial statement

WARP Technology Holdings, Inc.
Pro Forma Consolidated Condensed Statements of Operations
Year ended June 30, 2005

			Process and	Pro forma		Halo
	Halo(J)	Tesseract(D)	Affiliates(E)	Adjustment		Pro forma

Revenue
Licenses	$2,986,752	$762,585	$2,463,329	$—		$6,212,666
Services	2,137,170	9,136,808	13,654,402	—		24,928,380

Total revenue	5,123,922	9,899,393	16,117,731	—		31,141,046
Cost of revenue
Cost of licenses	449,073	85,647	684,046	467,782	(F)	1,686,548
Cost of services	396,490	1,522,840	1,785,936	—		3,705,266

Total cost of revenue	845,563	1,608,487	2,469,982	467,782		5,391,814
Gross Profit	4,278,359	8,290,906	13,647,749	(467,782)		25,749,233
Product development	1,589,099	1,803,455	3,412,322	—		6,804,876
Sales, marketing and business development	3,652,117	239,348	1,613,641	—		5,505,106
General and administrative	4,042,702	2,747,054	4,072,574	—		10,862,330
Amortization of intangibles	648,041	188,603	1,412,500	(886,937	)(F)	1,362,207
Platinum management fees(Q)	—	2,575,000	2,916,046	—		5,491,046
Late filing penalty	1,033,500	—	—	—		1,033,500
Intangible impairment	62,917	—	—	—		62,917
Goodwill impairment	3,893,294	—	—	—		3,893,294

Income (Loss) before interest	(10,643,311)	737,446	220,666	419,155		(9,266,043)
Interest (expense) income	(4,631,683)	167,663	(38,172)	(2,416,074	)(I,J,K)	(6,918,266)

Net Income (loss) before income taxes	(15,274,994)	905,109	182,494	(1,996,919)		(16,184,309)
Income taxes	97,945	(2,281)	22,707	—	(L)	118,371

Net Income (loss)	$(15,372,939)	$907,390	$159,787	$(1,996,919)		$(16,302,680)
Computation of loss applicable to common shareholders
Net Income (loss) before beneficial conversion and preferred dividends	$(15,372,939)	$907,390	$159,787	$(1,996,919)		$(16,302,680)
Beneficial conversion and preferred dividends	(7,510,590)	—	—	—		(7,510,590)

Income (Loss) attributable to common stockholders	$(22,883,529)	$907,390	$159,787	$(1,996,919)		$23,813,270

Basic and diluted net loss per share	$(11.97)					$(12.45)

Weighted-average shares outstanding	1,912,033					1,912,033

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED
STATEMENTS OF OPERATIONS (UNAUDITED)
      (A) Reflects the Company’s historical statement of operations for the three months ended September 30, 2005 and the year ended June 30, 2005.
      (B) Reflects Tesseract’s historical statement of operations for the three months ended September 30, 2005.
      (C) Reflects Process and Affiliates’ historical statement of operations for the three months ended September 30, 2005.
      (D) Reflects the historical operations of Tesseract for the year ended June 30, 2005, including various reclassifications to conform to the company’s financial statement presentation.
      (E) Reflects the historical operations of Process and Affiliates for the year ended June 30, 2005, including various reclassifications to conform to the company’s financial statement presentation.
      (F) To record the decreased amortization of intangibles for the three months ended September 30, 2005 for $118,274. To record decreased amortization of intangibles for the year ended June 30, 2005 of $419,155. The decrease in the amortization results from the increase in the estimated useful lives of the intangible assets acquired.
      (G) Not used.
      (H) Not used.
      (I) Record interest expense of $516,769 and $1,869,197 for the three months ended September 30, 2005 and for the year ended June 30, 2005, respectively, on the debt raised by the Company in connection with the acquisition of Tesseract, and Process and Affiliates.
      (J) To record amortization of deferred financing cost of $18,443 and $73,773 for the three months ended September 30, 2005 and for the year ended June 30, 2005, respectively, which is included in interest expense.
      (K) To record accretion of fair market value of the warrants issued in connection with the debt raised of $118,276 and $473,104 for the three months ended September 30, 2005 and for the year ended June 30, 2005, respectively, which is included in interest expense.
      The following summarizes the adjustment to interest expense:

		Three Months
	Year Ended	Ended
	June 30,	September 30,
Note	2005	2005

(I)	$1,869,197	$516,769
(J)	73,773	18,443
(K)	473,104	118,276

	$2,416,074	$653,488

      (L) The Company did not record an income tax benefit because the company provided a full valuation allowance against the deferred tax asset.

Financial Statements
Unify Corporation
Years Ended April 30, 2005 and 2004
with Report of Independent Registered Public Accounting Firm
Financial Statements

Report of Grant Thornton LLP, Independent Registered Public Accounting Firm
Board of Directors and Shareholders of Unify Corporation
      We have audited the accompanying consolidated balance sheet of Unify Corporation as of April 30, 2005 and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year ended April 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unify Corporation as of April 30, 2005 and the results of its operation and its cash flow for the year ended April 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP
Reno, Nevada
May 19, 2005 (except for Note 17, as to which the date is June 5, 2005)

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Unify Corporation:
      We have audited the accompanying consolidated balance sheet of Unify Corporation as of April 30, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended April 30, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Unify Corporation at April 30, 2004, and the consolidated results of its operations and its cash flows for the years ended April 30, 2004 and 2003, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP
Sacramento, California
June 3, 2004

UNIFY CORPORATION
CONSOLIDATED BALANCE SHEETS

	April 30,	April 30,
	2005	2004

	(In thousands, except
	share data)
ASSETS
Current assets:
Cash and cash equivalents	$3,675	$6,606
Accounts receivable, net of allowances of $195 in 2005, and $175 in 2004	2,519	2,650
Accounts receivable-related party	92	198
Prepaid expenses and other current assets	656	543

Total current assets	6,942	9,997
Property and equipment, net	429	338
Other investments	214	214
Goodwill and intangible assets	1,739	—
Other assets, net of allowances of $178 in 2005, and $357 in 2004	166	194

Total assets	$9,490	$10,743

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$739	$523
Current portion of long term debt	102	146
Current portion of long term debt-related party	64	—
Other accrued liabilities	1,336	1,340
Accrued compensation and related expenses	721	812
Deferred revenue	3,220	3,360

Total current liabilities	6,182	6,181
Long term debt, net of current portion	31	—
Royalty payable	514	—
Accrued support obligations	124	—
Other long term liabilities	72	70
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 40,000,000 shares authorized; 28,442,657 and 27,273,920 shares outstanding in 2005 and 2004	28	27
Additional paid-in capital	63,588	63,205
Accumulated other comprehensive income	73	18
Accumulated deficit	(61,122)	(58,758)

Total stockholders’ equity	2,567	4,492

Total liabilities and stockholders’ equity	$9,490	$10,743

See accompanying notes

UNIFY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended April 30,

	2005	2004	2003

	(In thousands, except per share data)
Revenues:
Software licenses	$5,205	$6,111	$5,895
Services	6,098	5,814	6,278

Total revenues	11,303	11,925	12,173

Cost of revenues:
Software licenses	336	595	263
Services	1,328	1,299	1,133

Total cost of revenues	1,664	1,894	1,396

Gross profit	9,639	10,031	10,777

Operating expenses:
Product development	2,814	2,996	4,108
Selling, general and administrative	9,225	7,840	6,391
Write-down of other investments	—	175	200

Total operating expenses	12,039	11,011	10,699

Income (loss) from operations	(2,400)	(980)	78
Other income (expense), net	44	(27)	3

Income (loss) before income taxes	(2,356)	(1,007)	81
Provision (benefit) for income taxes	8	3	(38)

Net income (loss)	$(2,364)	$(1,010)	$119

Net income (loss) per share:
Basic	$(0.09)	$(0.05)	$0.01

Diluted	$(0.09)	$(0.05)	$0.01

Shares used in computing net income (loss) per share:
Basic	27,777	21,558	20,939

Diluted	27,777	21,558	21,693

See accompanying notes.

UNIFY CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Note	Accumulated
	Common Stock		Additional	Receivable	Other		Total	Comprehensive
			Paid-In	from	Comprehensive	Accumulated	Stockholders’	Income
	Shares	Amount	Capital	Stockholder	Income (Loss)	Deficit	Equity	(Loss)

	(In thousands, except share data)
Balances at April 30, 2002	20,338,663	$20	$59,088	$(60)	$(210)	$(57,867)	$971
Comprehensive income
Net income	—	—	—	—	—	119	119	$119
Translation adjustments	—	—	—	—	167	—	167	167

Total comprehensive income								$286

Exercise of stock options	90,849	—	17	—	—	—	17
Issuance of common stock under employee stock purchase plan	478,308	1	104	—	—	—	105
Stock-based compensation	258,196	—	130	—	—	—	130

Balances at April 30, 2003	21,166,016	$21	$59,339	$(60)	$(43)	$(57,748)	$1,509
Comprehensive loss
Net loss	—	—	—	—	—	(1,010)	(1,010)	$(1,010)
Translation adjustments	—	—	—	—	61	—	61	61

Total comprehensive loss								$(949)

Issuance of common stock	5,665,500	6	3,702	—	—	—	3,708
Issuance of common stock warrants	—	—	32	—	—	—	32
Exercise of stock options	114,308	—	28	—	—	—	28
Issuance of common stock under employee stock purchase plan	228,096	—	64	—	—	—	64
Stock-based compensation	100,000	—	40	—	—	—	40
Repayment of note receivable from stockholder	—	—	—	60	—	—	60

Balances at April 30, 2004	27,273,920	$27	$63,205	$—	$18	$(58,758)	$4,492

Comprehensive loss
Net loss	—	—	—	—	—	(2,364)	(2,364)	$(2,364)
Translation adjustments	—	—	—	—	55	—	55	55
Total comprehensive loss								$(2,309)

Issuance of common stock	520,833	1	249	—	—	—	250
Costs related to private placement	—	—	(93)	—	—	—	(93)
Issuance of common stock warrants	—	—	3	—	—	—	3
Net exercise of common stock warrants	68,016	—	—	—	—	—	—
Exercise of stock options	269,170		83	—	—	—	83
Issuance of common stock under employee stock purchase plan	268,162	—	101	—	—	—	101
Stock-based compensation	42,556		40	—	—	—	40

Balances at April 30, 2005	28,442,657	$28	$63,588	$—	$73	$(61,122)	$2,567

See accompanying notes.

UNIFY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended April 30,

	2005	2004	2003

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(2,364)	$(1,010)	$119
Reconciliation of net income (loss) to cash provided by (used in) operating activities:
Depreciation	186	165	233
Write-down of other investments	—	178	200
Amortization	30	—	—
Fulfillment of support obligations	(99)	—	—
Employee stock based expense	40	40	130
Non employee stock based expense	3	44	—
Changes in operating assets and liabilities:
Accounts receivable	427	(240)	1,092
Prepaid expenses and other current assets	(123)	(244)	66
Accounts payable	138	(35)	(79)
Accrued compensation and related expenses	(113)	134	(79)
Other accrued liabilities	(296)	588	(632)
Deferred revenue	(196)	299	(608)

Net cash provided by (used in) operating activities	(2,367)	(81)	442

Cash flows from investing activities:
Acquisition, net of cash acquired	(504)	—	—
Purchases of property and equipment	(208)	(210)	(178)
Increase in other investments	—	—	(3)
Decrease (increase) in other assets	4	(19)	15

Net cash used in investing activities	(708)	(229)	(166)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	92	3,788	122
Borrowings under debt obligations	1,681	295	—
Principal payments under debt obligations	(1,694)	(349)	(240)
Payable to minority interest stockholders	—	—	(309)
Collection of notes receivable from stockholder	—	60	—

Net cash provided by (used in) financing activities	79	3,794	(427)

Effect of exchange rate changes on cash	65	92	188

Net increase (decrease) in cash and cash equivalents	(2,931)	3,576	37
Cash and cash equivalents, beginning of year	6,606	3,030	2,993

Cash and cash equivalents, end of year	$3,675	$6,606	$3,030

Supplemental noncash investing and financing activities:
Common stock issued in acquisition	$250	$—	$—
Supplemental cash flow information:
Cash paid (received) during the year for:
Interest	(42)	2	3
Income taxes	$6	$(112)	$(52)
See accompanying notes

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	The Company and Summary of Significant Accounting Policies

The Company
      Unify provides business process automation software solutions, including applications for specialty markets within the insurance and transportation industries. Our solutions deliver a broad set of capabilities for automating business processes, integrating existing information systems and delivering collaborative information. Through our industry expertise and market leading technologies, we help organizations reduce risk, drive business optimization, apply governance, and increase customer and member services. Our customers are in a variety of industries, including insurance, financial services, healthcare, government, manufacturing and many other industries. Unify is headquartered in Sacramento, California and has offices in the United Kingdom, France and Australia.

Basis of Presentation
      The accompanying consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The functional currency of the Company’s foreign subsidiary is their local currency. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at period-end exchange rates. Income and expense accounts are translated at average rates of exchange in effect during the reporting period. Foreign currency transaction gains or losses are included in other income, net. Foreign currency adjustments resulting from the translation process are excluded from net income (loss) and recorded in other comprehensive income (loss).
      The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the assessment of the carrying value of the other investments and the allowance for doubtful accounts for accounts receivable, long-term receivables and notes receivable. Actual results could differ from these estimates.

Cash Equivalents
      Cash equivalents are highly liquid investments with original maturities of three months or less when purchased and are stated at cost. Cash equivalents consist primarily of demand deposits with banks and money market funds.

Fair Value of Financial Instruments
      The carrying amounts of cash and cash equivalents, accounts receivable, notes receivable and accounts payable approximate fair value because of the short-term maturity of these instruments. Notes payable approximate fair value because the interest rates are tied to the prime rate.

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Concentrations of Credit Risk and Credit Evaluations
      Financial instruments potentially subjecting the Company to concentrations of credit risk consist primarily of cash, cash equivalents, accounts receivable and investments. The Company places its cash, cash equivalents and investments primarily with three financial institutions. The Company licenses its products principally to companies in the United States, Europe, and Japan and no single customer accounted for 10% or more of consolidated revenues in the years ended April 30, 2005, 2004 and 2003. The Company performs periodic credit evaluations of its customers and generally does not require collateral. Allowances are maintained for potential credit losses. International revenues include all our software license and service revenues from customers located outside North America. International revenues accounted for 65%, 68% and 54% of total revenues in fiscal years 2005, 2004 and 2003, respectively.

Allowance for Doubtful Accounts
      An allowance for doubtful accounts is established to ensure trade receivables are not overstated due to uncollectibility. Bad debt reserves are maintained for all customers based on a variety of factors, including the length of time receivables are past due, significant one-time events and historical experience. Additional reserves for individual accounts are recorded when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. Following is a schedule that details activity for the allowance for doubtful accounts and the allowance for long-term accounts and notes receivable.

				Additions
		Additions		(Deductions):
	Balance at	Charged to	Deductions:	Transfers	Balance
	Beginning	Operating	Write-offs	Between	at End
	of Period	Expenses	of Accounts	Accounts	of Period

	(In thousands)
Allowance for doubtful accounts receivable:
Year ended April 30, 2003	$318	$44	$(162)	$52	$252
Year ended April 30, 2004	252	(79)	1	1	175
Year ended April 30, 2005	175	27	(7)	—	195
Allowance for long-term accounts and notes receivable — reflected in other assets:
Year ended April 30, 2003	$1,296	$(117)	$(831)	$—	$348
Year ended April 30, 2004	348	45	(36)	—	357
Year ended April 30, 2005	357	—	(179)	—	178

Other Investments
      The Company carries other investments at the lower of cost or estimated fair value (Note 4).

Property and Equipment
      Property and equipment are stated at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term.

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Capitalized Software
      Under the criteria set forth in Statement of Financial Accounting Standard No. 86 “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” capitalization of software development costs begins upon the establishment of technological feasibility of the product. With respect to the Company’s software development process, technological feasibility is established upon completion of a working model. To date, the Company’s products have been released shortly after reaching technological feasibility. Therefore, development costs incurred after completion of a working model and prior to general release have not been significant. Accordingly, no software development costs have been capitalized by the Company to date.

Long-Lived Assets
      The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may be in excess of fair value or not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.
      The Company periodically reevaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated useful lives of the long-lived assets. The criteria used for these evaluations include management’s estimate of the asset’s continuing ability to generate income from operations and positive cash flows in future periods.

Goodwill
      Goodwill is the excess of cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is not amortized. Goodwill is tested for impairment on an annual basis as of May 1, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach. No impairment of goodwill has been identified during any of the periods presented (Note 5).

Intangible Assets
      Intangible assets are amortized using the straight-line method over their estimated period of benefit, typically three years. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No impairments of intangible assets have been identified during any of the periods (Note 5).

Revenue Recognition
      The Company generates revenue from software license sales and related services, including maintenance and support, and consulting services. The Company licenses its products to end user customers, independent software vendors and value added resellers. The Company recognizes revenue for software license sales in accordance with Statement of Position 97-2, “Software Revenue Recognition”. We exercise judgment in connection with the determination of the amount of software and services revenue to be recognized in each accounting period. The nature of each licensing arrangement determines how revenues and related costs are recognized.
      Revenue is recognized when a noncancelable license agreement has been signed or other persuasive evidence of an arrangement exists, the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, all uncertainties regarding customer acceptance are resolved and collectibility is probable.

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s customer contracts include multi-element arrangements that include a delivered element (a software license) and undelivered elements (such as maintenance and support and/or consulting). The value allocated to the undelivered elements is unbundled from the delivered element based on vendor-specific objective evidence (VSOE) of the fair value of the maintenance and support and/or consulting, regardless of any separate prices stated within the contract. VSOE of fair value is defined as (i) the price charged when the same element is sold separately, or (ii) if the element has not yet been sold separately, the price for the element established by management having the relevant authority when it is probable that the price will not change before the introduction of the element into the marketplace. The Company then allocates the remaining balance to the delivered element (a software license) regardless of any separate prices stated within the contract using the residual method as the fair value of all undelivered elements is determinable.
      We defer revenue for any undelivered elements, and recognize revenue for delivered elements only when the fair values of undelivered elements are known, uncertainties regarding customer acceptance are resolved, and there are no customer-negotiated refund or return rights affecting the revenue recognized for delivered elements. If we cannot objectively determine the fair value of any undelivered element included in bundled software and service arrangements, we defer revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.
      An assessment of the ability of the Company’s customers to pay is another consideration that affects revenue recognition. In some cases, the Company sells to undercapitalized customers. In those circumstances, revenue recognition is deferred until cash is received, the customer has established a history of making timely payments or the customer’s financial condition has improved. Furthermore, once revenue has been recognized, the Company evaluates the related accounts receivable balance at each period end for amounts that we believe may no longer be collectible. This evaluation is largely done based on a review of the financial condition via credit agencies and historical experience with the customer. Any deterioration in credit worthiness of a customer may impact the Company’s evaluation of accounts receivable in any given period.
      Revenue from support and maintenance activities, which consist of fees for ongoing support and unspecified product updates, are recognized ratably over the term of the maintenance contract, typically one year, and the associated costs are expensed as incurred. Consulting service arrangements are performed on a “best efforts” basis and are generally billed under time-and- materials arrangements. Revenues and expenses relating to providing consulting services are recognized as the services are performed.

Warranties and Indemnification
      The Company offers a limited warranty for product and service sales that generally provide the customer a sixty-day warranty period against defects. To date, the Company has not incurred any material costs as a result of such warranties and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.
      The Company’s license agreements generally include certain provisions for indemnifying customers against liabilities if its product or services infringe upon a third-party’s intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock-Based Compensation
      As permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123) and Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (SFAS 148), the Company accounts for stock-based awards using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, “Accounting For Stock Issued To Employees” and related interpretations. As such, compensation is recorded on the measurement date, generally the date of issuance or grant, as the excess of the current estimated fair value of the underlying stock over the purchase or exercise price. Any deferred compensation is amortized over the respective vesting periods of the equity instruments, if any.
      SFAS 123 requires the disclosure of pro forma net income (loss) and net income (loss) per share had the Company adopted the fair value method to account for its stock-based awards. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models which were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions. Such options differ significantly from the Company’s stock-based awards. These models require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company’s calculations are made using the Black-Scholes option pricing model, with the following weighted average assumptions: expected option life, 12 months following vesting; stock volatility, 222.6% in fiscal 2005, 117% in fiscal 2004 and 128% in fiscal 2003; risk-free interest rates, 3.3% in fiscal 2005, 1.7% in fiscal 2004 and 2.1% in fiscal 2003; and no dividends during the expected term. The Company’s calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur.
      The following table illustrates the effect on net income (loss) and net income (loss) per share if Unify had applied the fair value recognition provisions of SFAS 123, to stock-based employee compensation (in thousands, except per share amounts):

	Year Ended April 30,

	2005	2004	2003

Net income (loss) as reported	$(2,364)	$(1,010)	$119
Add: stock-based employee compensation included in reported net loss	40	40	130
Less: stock-based employee compensation expense, determined under fair value method for all awards	(583)	(288)	(519)

Pro forma net income (loss)	$(2,907)	$(1,258)	$(270)

Net income(loss) per share (basic and diluted), as reported	$(0.09)	$(0.05)	$0.01
Net income(loss) per share (basic and diluted), pro forma	$(0.10)	$(0.06)	$(0.01)

Income Taxes
      Deferred taxes are recorded for the difference between the financial statement and tax basis of the Company’s assets and liabilities and net operating loss carryforwards. A valuation allowance is recorded to reduce deferred tax assets to an amount whose realization is more likely than not. U.S. income taxes are not provided on the undistributed earnings of foreign subsidiaries as they are considered to be permanently invested.

Earnings (Loss) Per Share
      Statement of Financial Accounting Standards No. 128, “Earnings per Share”,requires a dual presentation of basic and diluted income (loss) per share (“EPS”). Basic EPS excludes dilution and is

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
computed by dividing net income attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (e.g. convertible preferred stock, warrants, and common stock options) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded for fiscal year 2005 and 2004 as their effect would be antidilutive.

Comprehensive Income (Loss)
      Comprehensive income (loss) includes net income and comprehensive income (loss). The Company’s components of other comprehensive income (loss) are gains and losses on foreign currency translation.

Segment Reporting
      For fiscal 2004 and 2003, the Company had two reportable segments, the Americas and Europe, which are organized, managed and analyzed geographically and operate in the infrastructure software segment selling and marketing application development software and related services. In fiscal 2005, a third reportable segment, Insurance Risk Management division, which sells and markets the NavRisk application, was added as a result of the acquisition of Acuitrek (see Note 2).

Recently Issued Accounting Standards
      In December, 2004 the Financial Accounting Standards Board (“FASB”) issued Statement No. 123R, Share-Based Payment. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily with respect to transactions in which employee services are obtained in exchange for share-based payment. Statement 123R is effective as of the beginning of the fiscal year that begins after June 15, 2005. The Company has not completed the process of evaluating the impact that will result from adopting this pronouncement. The Company is therefore unable to disclose the impact that adopting FASB Statement 123R will have on its financial position, cash flows or results of operations when such statement is adopted.
      In December 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. This statement addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. Provisions of this Statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 and are required to be adopted by the Company in the second quarter of fiscal 2006. The Company anticipates the adoption of Statement 153 will not have a material impact to our financial position, cash flows or results of operations.

Reclassifications
      Certain items in the fiscal 2004 and 2003 consolidated financial statements have been reclassified to conform to the fiscal 2005 presentation. These reclassifications had no effect on operating results or stockholders’ equity.

Note 2.	Acquisition
      On February 2, 2005, the Company acquired all of the issued and outstanding equity securities of Acuitrek, Inc. Acuitrek Inc., is a software provider of policy administration and underwriting solutions for the public entity self insured and risk pools insurance market. The acquisition enables the Company to access specialty vertical markets with its business process automation solutions. Under the terms of the agreement, Unify made an initial payment to the stockholders of $455,000 (which included 520,833 shares

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of Common Stock), and over the next three years has agreed to make retention-based earn-out payments of $1.1 million and potential performance-based earn-out payments, all to be paid with 50 percent cash and 50 percent Unify common stock (assuming profitability of the Acuitrek division). These payments will be recorded as compensation expense in accordance with EITF 95-8, accounting for contingent consideration paid to the shareholders of an acquired enterprise in a purchase business combination. Shares issuable in the future to the Sellers are based on the market value of the Unify common stock at the time of issuance. Unify has agreed to register the shares issuable under the Agreement pursuant to a Registration Rights Agreement with the former Acuitrek shareholders. Following is the opening balance sheet, including the purchase price allocation adjustments, for Acuitrek as of the acquisition date, February 2, 2005 (in thousands):

Current assets	$142
Property and equipment, net	27
Goodwill	1,070
Technology based intangible	200
Customer based intangible	164

Total assets	$1,603

Current liabilities	$512
Long-term liabilities	636
Shareholders’ equity	455

Total liabilities and shareholders’ equity	$1,603

      The unaudited financial information in the table below summarizes the combined results of operations of Unify and Acuitrek, on a pro forma basis, as though the companies had been combined as of the beginning of each of the periods presented. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of each of the periods presented.
      The unaudited pro forma financial information in fiscal 2005 combines the historical results for Unify for the year ended April 30, 2005, which includes the Acuitrek results for the three months ended April 30, 2005, and the historical results for Acuitrek for the nine months ended December 31, 2004. The unaudited pro forma financial information in fiscal 2004 combines the historical results for Unify for the year ended April 30, 2004 and the historical results for Acuitrek for the twelve months ended March 31, 2004.

	Year Ended April 30,

	2005	2004

	Unaudited
	(In thousands, except
	per share data)
Total revenues	$11,973	$12,190
Net income (loss)	(2,568)	(1,592)
Basic net income (loss) per share	(0.09)	(0.07)
Diluted net income (loss) per share	(0.09)	(0.07)

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.	Property and Equipment
      Property and equipment at April 30, 2005 and 2004 consisted of the following (in thousands):

	2005	2004

Equipment	$3,111	$3,001
Furniture and leasehold improvements	896	846

	4,007	3,847
Less accumulated depreciation and amortization	(3,578)	(3,509)

Property and equipment, net	$429	$338

Note 4.	Other Investments
      Other investments represent stock in closely held companies, which are accounted for under the cost method. The Company’s ownership interest in Arango Software International, Inc. (“Arango”) and the ownership interest in Unify Japan KK, a Japanese corporation that is a master distributor for the Company in Japan, is less than 15%. Sales to Unify Japan KK in fiscal 2005, 2004 and 2003 were $0.5 million, $0.5 million and $0.4 million, respectively. At April 30, 2005 and 2004 other investments consisted of the following (in thousands):

	2005	2004

Arango Software International, Inc.	$175	$175
Unify Japan KK	39	39

	$214	$214

      The Company holds a minority interest in Arango, a privately held corporation. During the fourth quarter of fiscal 2003, the Company re-evaluated the $500,000 carrying value of this investment and recorded a non-cash charge of $150,000 to bring the carrying amount to $350,000. During the first quarter of fiscal 2004, the Company re-evaluated the $350,000 carrying value of this investment and recorded a non-cash charge of $175,000 to bring the carrying amount to $175,000. The Company records an investment impairment charge if and when the Company believes an investment has experienced a decline in market value that is other than temporary. Future adverse changes in market conditions or poor operating results of Arango could result in losses or an inability to recover the carrying value of the investment that is not currently reflected in the investment’s carrying value, thereby possibly requiring additional impairment charges in the future.

Note 5.	Goodwill and Intangible Assets
      The components of goodwill and intangible assets at April 30, 2005, are as follows (in thousands):

	Gross		Net
	Carrying	Accumulated	Carrying	Estimated
	Amount	Amortization	Amount	Useful Life

Infinite Lives:
Goodwill	$1,405	$—	$1,405	—
Finite Lives:
Technology-based	200	(17)	183	3 years
Customer-related	164	(14)	150	3 years

Total	$1,769	$(31)	$1,738

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During fiscal 2005, we recorded additions to goodwill and intangible assets of $1.8 million, all related to the acquisition of Acuitrek, as described in Note 2 — Acquisitions.
      Acquired finite-lived intangibles are generally amortized on a straight line basis over their estimated useful life. Intangible assets amortization expense was $31 thousand for fiscal 2005. The estimated future amortization expense related to intangible assets as of April 30, 2005 is as follows (in thousands):

April 30	Amount

2006	$121
2007	121
2008	91

Total	$333

      Goodwill will be tested for impairment on an annual basis as of May 1, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach in accordance with FASB 142, Goodwill and Other Intangible Assets. Since there was no goodwill prior to the Acuitrek acquisition on February 2, 2005, there was no impairment review required, and therefore there is no impairment identified during any of the periods presented.

Note 6.	Credit Facility
      On June 3, 2004, the company renewed the Silicon Valley Bank revolving line of credit. The line of credit has a borrowing limit of $1 million. There was no amount outstanding under the line as of April 30, 2005, and based upon the amount of its eligible assets as year end, the Company had available for borrowing up to $852,000. The line is secured by qualifying foreign and domestic accounts receivable and has a one-year term. The Company incurs interest expense on funds used at the prevailing prime rate plus two percent per annum. The prime rate used in the determination of interest shall not be less than 4.0%. This credit facility expired in June 2005; however, it was renewed on June 5, 2005 (Note 17).
      In connection with the original June 6, 2003 $1.5 million revolving line of credit facility, the Company issued warrants to Silicon Valley Bank to purchase 115,385 shares of Company stock at a per share price of $0.39. The Company determined the fair value of the warrants using the Black-Scholes option pricing model with the following assumptions: volatility factor of 70%, risk free-interest rate of 2.1%, expected life of 10 years and no dividend yield. The fair value for the warrants totaling $34,600 was recorded as debt issuance costs and was amortized into interest expense over the one year term of the original credit facility. The warrants were exercised by Silicon Valley Bank during fiscal 2005 on a net basis.

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7.	Long-Term Debt
      The Company’s debt consists of the following at April 30, 2005 and April 30, 2004 (in thousands):

	April 30,	April 30,
	2005	2004

Unsecured note payable to a related party, due September 15, 2005 and bears no interest	$64	$—
Note payable to a financial institution, accruing interest at prime plus 2.0%, not to be less than 4% per annum (actual interest rate at April 30, 2005 was 8.25%), payable in monthly installments through October 2006	118	146
Capital lease payable, payable in monthly installments through August 2007	15	—

	197	146
Less current portion	(102)	(146)
Less current portion-related party	(64)	—

	$31	$—

Note 8.	Other Long Term Liabilities
      As part of the Acuitrek acquisition (see Note 2), the Company assumed a royalty payable of $600,000 as established by the 2001 funded software development and license arrangement with Acuitrek’s first customer. A minimum royalty is payable in quarterly installments equal to two percent of all gross revenues received from the sale or licensing of the NavRisk product through June 11, 2011. Any remaining royalty balance as of June 11, 2011 shall become fully due and payable on such date. The Company accrued the estimated costs of providing future support and maintenance services for the support and maintenance contracts as of the acquisition date. The future support obligation periods ranged from less than a year to greater than twenty (20) additional years. The support obligation for periods greater than one year from April 30, 2005 is $124,000 and is reflected as Accrued support obligations.
      In France, the Company is subject to mandatory employee severance costs associated with a statutory government regulated plan covering all employees. The plan provides for one month of severance for the first five years of service with an employer and one fifth of one year of severance for every one year of service thereafter. In order to receive their severance payment the employee may not retire before age 65 and must be employed at the time of retirement. The balance as of April 30, 2005 and 2004 is $72,432 and $70,283, respectively and is reflected as other long term liabilities.

Note 9.	Maintenance Contracts
      The Company offers maintenance contracts to its customers at the time they enter into a product license agreement and renew those contracts, at the customers’ option, annually thereafter. These maintenance contracts are priced as a percentage of the value of the related license agreement. The specific terms and conditions of these initial maintenance contracts and subsequent renewals vary depending upon the product licensed and the country in which the Company does business. Generally, maintenance contracts provide the customer with unspecified product maintenance updates and customer support services. Revenue from maintenance contracts is initially deferred and then recognized ratably over the term of the agreements.

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Changes in the Company’s deferred maintenance revenue during the periods are as follows (in thousands):

	Year Ended	Year Ended	Year Ended
	April 30,	April 30,	April 30,
	2005	2004	2003

Deferred maintenance revenue beginning balance	$3,081	$2,846	$2,932
Deferred maintenance revenue recognized during period	(5,462)	(5,497)	(5,547)
Deferred maintenance revenue of new maintenance contracts	5,230	5,732	5,461

Deferred maintenance revenue ending balance	$2,849	$3,081	$2,846

Note 10.	Stockholders’ Equity

Preferred Stock
      The Company may issue up to 5,000,000 shares of preferred stock in one or more series upon authorization by its board of directors. The board of directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock.

Stock Option Plan
      Under the 2001 Stock Option Plan (the “2001 Option Plan”), the Company may grant options to purchase up to 2,975,000 shares of common stock to eligible employees, directors, and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory stock options. Options granted under the 2001 Stock Option Plan generally vest over four years, are exercisable to the extent vested, and expire 10 years from the date of grant. In fiscal year 2005 we granted 735,000 option shares on a four-year vesting schedule to the management team outside of the 2001 Stock Option Plan. Under the 1991 Stock Option Plan (the “1991 Option Plan”) which expired as of March 2001, the Company was able to grant options to eligible employees, directors and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory stock options. Options granted under the 1991 Option Plan generally vest over four years, are exercisable to the extent vested, and expire 10 years from the date of grant.

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of stock option activity is as follows:

		Weighted
		Average
	Number of	Exercise
	Shares	Price

Outstanding at April 30, 2002	2,112,602	$1.38
Granted (weighted average fair value of $0.27)	922,000	0.46
Exercised	(90,849)	0.19
Cancelled/expired	(269,285)	1.87

Outstanding at April 30, 2003	2,674,468	1.05
Granted (weighted average fair value of $0.46)	620,500	0.51
Exercised	(114,308)	0.24
Cancelled/expired	(208,105)	1.81

Outstanding at April 30, 2004	2,972,555	0.92
Granted (weighted average fair value of $0.47)	1,259,500	0.47
Exercised	(269,170)	0.31
Cancelled/expired	(1,120,505)	0.55

Outstanding at April 30, 2005	2,842,380	0.92

      Additional information regarding options outstanding at April 30, 2005 is as follows:

	Options Outstanding			Options Exercisable

		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life (Years)	Price	Outstanding	Price

$0.12 - 0.18	208,598	0.67	$0.12	208,598	$0.12
0.25 - 0.25	355,520	6.64	0.25	349,686	0.25
0.26 - 0.26	445,875	6.55	0.26	382,436	0.26
0.27 - 0.43	353,020	8.66	0.39	128,602	0.38
0.44 - 0.54	359,416	9.76	0.48	22,290	0.45
0.55 - 0.55	548,270	7.17	0.55	416,656	0.55
0.64 - 19.69	571,681	5.04	3.11	428,905	3.90

0.12 - 19.69	2,842,380	6.61	0.92	1,937,173	1.12

      Options to purchase 1,699,499 and 1,309,187 shares at weighted average prices of $1.28 and $1.65 were exercisable at April 30, 2004 and 2003. At April 30, 2005, there were 823,919 shares reserved for future grants under the Stock Option Plan.

Stock Purchase Plan
      Under the 1996 Employee Stock Purchase Plan (the “Purchase Plan”), as Amended effective November 15, 2001, eligible employees may purchase the Company’s common stock through payroll deductions of up to 15% of their base compensation. Offering periods under the Purchase Plan are of 24 months’ duration with purchases occurring every six months. Common stock is purchased for the accounts of participating employees at a price per share equal to the lower of (i) 85% of the fair market value of a share of common stock at the beginning of the offering period or (ii) 85% of the fair market

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
value of a share of common stock on the date of purchase. At April 30, 2005, 496,376 shares were reserved for future issuance under the Purchase Plan.

Restricted Stock
      On May 1, 2002 the Company established the 2002 Director Restricted Stock Plan (“Director Restricted Stock Plan”) as part of a compensation program designed to attract and retain independent members for our board of directors. The maximum aggregate number of shares of common stock that may be issued under the Director Restricted Stock Plan is 500,000. In May, each independent director shall be granted a fully vested restricted stock award for the number of shares which is equal to $10,000 divided by the fair market value of a share of stock at the award date. There were 42,556 and 100,000 shares awarded in fiscal 2005 and 2004 under this plan, respectively, leaving a balance of 134,716 shares reserved for future awards at April 30, 2005.

Private Placement
      On April 26, 2004 the Company issued through a private placement 5,633,900 shares of common stock to a group of institutional investors at a price of $0.71 per share and 5-year warrants to purchase an aggregate of 2,253,560 shares of common stock at an exercise price of $0.90 per share. Net proceeds from the private placement were $3,696,000, net of estimated accrued costs of $304,000. The Company’s actual costs for the private placement were $397,000 which resulted in a further reduction of additional paid-in-capital of $93,000 during fiscal 2005.
      Due to the initial issuance of shares in the acquisition of Acuitrek in February 2005 which caused the application of the anti-dilution provision of the warrants, the warrant exercise price has been adjusted to $0.89 per share and the total number of warrant shares purchasable on exercise of the warrants has increased to 2,272,715 shares. Under certain circumstances, where the closing bid price of a share of common stock equals or exceeds $1.80, appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of common stock, for 20 consecutive trading days commencing after the registration statement covering the warrants shares has been declared effective, the Company, upon 20 days’ prior written notice to the warrant holders within one business day immediately following the end of such 20 day trading period, may call the warrants for 25% of the shares of the common stock initially purchasable pursuant to the warrants at a redemption price equal to $0.01 per share of common stock then purchasable pursuant to the warrants. If the call conditions are met again during the 30 day period immediately after consummation of a previous call, the Company may once again call the warrants for an additional increment of 25% of the shares of common stock initially purchasable pursuant to the warrants or such less amount as shall then remain purchasable and in the same manner and subject to the same notice requirements as the initial call, until all of the shares have been called.

Note Receivable from Stockholder
      Note receivable from stockholder at April 30, 2003 consisted of the principal balance due on a $60,000 full recourse note from one of the Company’s officers. The note had an interest rate of 5% annually, and was secured by 250,000 shares of common stock. The note was paid when due on October 1, 2003.

Note 11.	Income Taxes
      For fiscal 2005, the Company recorded state income expense of $8,000 and with no federal or foreign tax provisions due to the reported net losses. For fiscal 2004, we recorded a foreign income tax expense of $9,000 and a federal tax benefit of $6,000 for federal income tax refunds from prior periods related to

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOL carry backs. For fiscal 2003, we recorded a foreign income tax benefit as a result of refunds applied for and a minimal state and federal tax benefit.
      Income (loss) before income taxes and provision for income taxes, which consisted solely of current tax expense, for the years ended April 30 were as follows (in thousands):

	2005	2004	2003

Domestic	$(1,670)	$(1,334)	$(292)
Foreign	(686)	327	373

Total income (loss) before income taxes	$(2,356)	$(1,007)	$81

Foreign taxes	$—	$9	$(37)
Federal and state income taxes	8	(6)	(1)

Provision (benefit) for income taxes	$8	$3	$(38)

      The provision for income taxes for the years ended April 30, 2005, 2004 and 2003 differs from the amounts computed by applying the statutory U.S. federal income tax rate to pretax income (loss) as a result of the following (in thousands):

	2005	2004	2003

Computed tax expense (benefit)	$(801)	$(352)	$28
Increases (reductions) in tax expense resulting from:
Foreign taxes	—	(105)	(168)
Increase (decrease) in valuation allowance for deferred tax assets	710	573	279
Expiration of net operating loss carryforwards	—	—	—
Other	99	(113)	(177)

Provision (benefit) for income taxes	$8	$3	$(38)

      The Company provides deferred income taxes which reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at April 30 were as follows (in thousands):

	2005	2004

Deferred tax assets:
Net operating loss carryforwards	$16,923	$15,635
Capital loss carryforward	1,724	—
Foreign tax credits	100	360
Deferred revenue	840	990
Reserves and other accruals	114	1,905
Allowance for losses on accounts receivable	50	150
Other	105	103

Total deferred tax assets	19,855	19,143
Valuation allowance	(19,855)	(19,143)

Net deferred tax assets	$—	$—

      Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
valuation allowance increased by $710,000, $573,000 and $279,000 during fiscal 2005, 2004 and 2003, respectively. At April 30, 2005, the Company had approximately $45.1 million in federal net operating loss carryforwards that begin to expire in fiscal year 2006 through 2025, approximately $6.7 million in state net operating loss carryforwards that expire in fiscal years 2010 to 2015, approximately $2.5 million in foreign net operating loss carryforwards that do not expire, approximately $4.0 million in capital loss carryforwards that expire in 2010 and approximately $99,000 in foreign tax credit carryforwards. The Company’s ability to utilize these net operating loss carryforwards and credits may be subject to certain limitations in the event of a change in ownership.

Note 12.	Other Income (Expenses)
      Other income (expenses), net for the years ended April 30, consisted of the following (in thousands):

	2005	2004	2003

Interest income	$59	$16	$28
Interest expense	(26)	(68)	(27)
Foreign currency exchange loss	(3)	22	(5)
Other	14	3	7

Other income (expenses), net	$44	$(27)	$3

Note 13.	Earnings per Share
      The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years ended April 30 (in thousands except per share amounts):

	2005	2004	2003

Net Income (Loss) (Numerator):
Net income (Loss), basic and diluted	$(2,364)	$(1,010)	$119

Shares (Denominator):
Weighted average shares of common stock outstanding, basic	27,777	21,558	20,939
Effect of dilutive securities (stock options)	—	—	754

Weighted average shares of common stock outstanding, diluted	27,777	21,558	21,693

Per Share Amount:
Net income (loss) per share, basic	$(0.09)	$(0.05)	$0.01
Effect of dilutive securities	—	—	—

Net income (loss) per share, diluted	$(0.09)	$(0.05)	$0.01

      Potentially dilutive securities that are not included in the diluted income (loss) calculation because they would be antidilutive are employee stock options of 2,842,000, 2,973,000 and 1,192,000 as of April 30, 2005, 2004 and 2003, respectively, and common stock warrants of 2,273,000 and 2,369,000 as of April 30, 2005 and 2004.

Note 14.	Related Party Transactions
      Unify has an investment of less than 15% in Unify Japan KK who is the Company’s master distributor in Japan. Sales to Unify Japan KK in fiscal 2005, 2004 and 2003 were $0.5 million, $0.5 million and $0.4 million, respectively. Accounts receivable from Unify Japan KK as of April 30, 2005 and 2004 were $92,485 and $198,442, respectively.

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Transaction with an Officer
      As part of the acquisition of Acuitrek (see Note 2), the Company assumed a note payable to a major shareholder of Acuitrek that matures September 15, 2005.

Transaction with a Director
      Included as a component of stockholders’ equity at April 30, 2003 is a note receivable from the Company’s present chief executive officer executed in fiscal 2001 in the amount of $60,000 for the purchase of the Company’s common stock, upon the exercise of stock options. This full recourse note was paid when due on October 1, 2003. The note bore interest at 5% per annum.

Note 15.	Employee Retirement Plan
      The Company maintains a 401(k) profit sharing plan (the “401(k) Plan”). Eligible employees may contribute up to 15% of their pre-tax annual compensation to the 401(k) Plan, subject to certain statutory limitations. The Company can, at its discretion, voluntarily match the participating employees’ contributions not to exceed 6% of each employee’s annual compensation. In fiscal years 2005, 2004 and 2003, the Company contributed $47,000, $51,000 and $52,000, respectively, to the 401(k) Plan.

Note 16.	Commitments and Contingencies

Operating Leases
      The Company leases office space and equipment under non-cancelable operating lease arrangements. Future minimum rental payments under these leases as of April 30, 2005 are as follows (in thousands):

Years Ending April 30,

2006	$1,079
2007	957
2008	871
2009	16
2010	6
Thereafter	—

$2,929

      Rent expense under operating leases was $1,117,127, $1,098,687 and $1,336,091 for the years ended April 30, 2005, 2004 and 2003, respectively.

Litigation
      The Company is subject to legal proceedings and claims that arise in the normal course of business. If such matters arise, the Company cannot assure that it would prevail in such matters, nor can it assure that any remedy could be reached on mutually agreeable terms, if at all. Due to the inherent uncertainties of litigation, were there any such matters, the Company would not be able to accurately predict their ultimate outcome. As of April 30, 2005, there were no current proceedings or litigation involving the Company that management believes would have a material adverse impact on its financial position, results of operations, or cash flows.

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17.	Subsequent Events
      On June 5, 2005, the Company renewed its loan agreement with Silicon Valley Bank (see Notes 6 and 7). The agreement provides for a $1.0 million revolving line of credit and for term loans up to $250,000 for the purchase of qualifying equipment. The line of credit is secured by qualifying foreign and domestic accounts receivable and has a one-year term. The term loan is secured by purchased assets and is repaid over twenty four months. The Company will incur interest expense on the line of credit and the term loan at the prevailing prime rate plus 2.0% and 2.5% per annum, respectively. The prime rate used to determine the interest shall not be less than 4.0%.

Note 18.	Segment Information
      For fiscal 2005, 2004 and 2003, the Company maintained the two segments for the Unify Business Solution (“UBS”) division that sells and markets application development software and related services. The segments are the Americas, which includes the Company’s international distributors, and Europe, including the UK, France and the European based distributors. In fiscal 2005, a third reportable segment was added as a result of the acquisition of Acuitrek (see Note 2). This segment known as the Insurance Risk Management division sells and markets the NavRisk application.
      Financial information for the Company’s reportable segments is summarized below (in thousands):

	2005	2004	2003

Total net revenues:
UBS — Americas(3)	$5,879	$6,361	$7,430
UBS — Europe	5,410	5,564	4,743
Insurance Risk Management Division(2)	14	—	—

Total net revenues	$11,303	$11,925	$12,173

Operating income (loss):
UBS — Americas(2)	$(2,829)	$(2,036)	$(596)
UBS — Europe(3)	747	1,056	674
Insurance Risk Management Division	(318)	—	—

Total operating income (loss)	(2,400)	(980)	78

Interest income(4)	59	16	28

Interest expense(4)	$26	$68	$27

Identifiable assets:
UBS — Americas	$1,786	$1,994	$1,818
UBS — Europe	2,518	3,271	2,609
Insurance Risk Management Division	1,721	—	—

Subtotal identifiable assets	6,025	5,265	4,427
Corporate assets(5)	5,205	7,221	3,857
Elimination of inter-company balances	(1,740)	(1,743)	(1,609)

Total assets	$9,490	$10,743	$6,675

Depreciation expense(6)	$186	$165	$233

Capital expenditures(6)	$208	$210	$178

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	The Company allocates revenues to operating segments based on the location of the country where the license is installed or service is delivered. There were no transfers between segments during the periods presented. The accounting policies of the segments are the same as those described in Note 1.

(2)	Following the acquisition, the Company entered into two contracts which required deferral of license revenue until customer acceptance. The April 2005 Balance Sheet reflects deferred revenue of $157,000 for these contracts.

(3)	Americas operating income (loss) is net of corporate product development and general and administrative expenses.

(4)	Interest income and interest expense were primarily attributable to corporate assets located in the Americas for the periods presented. Interest income and interest expense in the Americas and Europe were not significant in those periods.

(5)	Corporate assets are located in the Americas and consist primarily of cash equivalents, investments, purchased technology and related maintenance contracts, property and equipment and intercompany receivables from Europe.

(6)	The majority of the Company’s capital expenditures are incurred for product development (which occurs exclusively in the Americas) and for corporate infrastructure. Consequently, capital expenditures and depreciation expense were primarily attributable to the Americas in the periods presented.
      Net revenues and long-lived assets by geographic area were as follows (in thousands):

	2005	2004	2003

Total net revenues:
Americas	$4,101	$3,872	$5,668
International Distributors	1,779	2,489	1,762

Subtotal Americas	5,879	6,361	7,430

United Kingdom	1,388	1,485	1,489
Central Europe — Germany, Benelux, Others	1,775	1,532	1,262
France	2,247	2,547	1,992

Subtotal Europe	5,410	5,564	4,743

Insurance Risk Management Division	14	—	—

Total net revenues	$11,303	$11,925	$12,173

Long-lived assets:
Americas	$78	$64	$100
Europe	107	100	102
Insurance Risk Management Division	1,762	—	—
Corporate Assets	601	582	649

Total long-lived assets	$2,548	$746	$851

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 19.	Quarterly Results of Operations (Unaudited)
      The following interim financial information presents the fiscal 2005 and 2004 results of operation on a quarterly basis:

	Quarter Ended

	July 31,	October 31,	January 31,	April 30,

	(In thousands, except per share data)
Year ended 2005:
Total revenues	$2,733	$2,810	$2,987	$2,773
Gross margin	$2,286	$2,363	$2,540	$2,450
Net loss	$(474)	$(634)	$(651)	$(605)
Net loss per share, basic	$(0.02)	$(0.02)	$(0.02)	$(0.02)
Net loss per share, diluted	$(0.02)	$(0.02)	$(0.02)	$(0.02)
Year ended 2004:
Total revenues	$3,301	$2,804	$2,644	$3,176
Gross margin	$2,895	$2,375	$2,116	$2,645
Net income (loss)	$(144)	$61	$(470)	$(457)
Net income (loss) per share, basic	$(0.01)	$0.00	$(0.02)	$(0.02)
Net income (loss) per share, diluted	$(0.01)	$0.00	$(0.02)	$(0.02)

UNIFY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2006	2005

	(Unaudited)	(Audited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$2,729	$3,675
Accounts receivable, net	2,674	2,611
Prepaid expenses & other current assets	502	656
Contracts in progress	116	—

Total current assets	6,021	6,942
Property and equipment, net	301	429
Other investments	214	214
Goodwill and intangible assets, net	1,648	1,739
Other assets, net	198	166

Total assets	$8,382	$9,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$161	$739
Short-term borrowings and current portion of long-term debt	812	166
Other accrued liabilities	724	1,336
Accrued compensation and related expenses	598	721
Deferred revenue	3,365	3,220

Total current liabilities	5,660	6,182
Other long-term liabilities	700	741
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock	29	28
Additional paid-in capital	63,886	63,588
Accumulated other comprehensive income	24	73
Accumulated deficit	(61,917)	(61,122)

Total stockholders’ equity	2,022	2,567

Total liabilities and stockholders’ equity	$8,382	$9,490

See accompanying notes to condensed consolidated financial statements.

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months		Nine Months
	Ended		Ended
	January 31,		January 31,

	2006	2005	2006	2005

	(In thousands, except per share data)
Revenues:
Software licenses	$1,029	$1,469	$3,444	$3,934
Services	1,393	1,518	4,365	4,596

Total revenues	2,422	2,987	7,809	8,530

Cost of Revenues:
Software licenses	95	96	355	264
Services	634	351	1,359	1,077

Total cost of revenues	729	447	1,714	1,341

Gross profit	1,693	2,540	6,095	7,189

Operating Expenses:
Product development	755	678	2,068	2,110
Selling, general and administrative	1,641	2,544	4,846	6,866

Total operating expenses	2,396	3,222	6,914	8,976

Loss from operations	(703)	(682)	(819)	(1,787)
Other income, net	15	34	24	35

Loss before income taxes	(688)	(648)	(795)	(1,752)
Provision for income taxes	—	3	—	7

Net loss	$(688)	$(651)	$(795)	$(1,759)

Net loss per share:
Basic	$(0.02)	$(0.02)	$(0.03)	$(0.06)
Dilutive	$(0.02)	$(0.02)	$(0.03)	$(0.06)
Shares used in computing net loss per share:
Basic	29,148	27,692	29,065	27,606
Dilutive	29,148	27,692	29,065	27,606
See accompanying notes to condensed consolidated financial statements.

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	January 31,

	2006	2005

	(In thousands)
Cash flows from operating activities:
Net loss	$(795)	$(1,759)
Reconciliation of net loss to net cash used in operating activities:
Depreciation	148	130
Loss on disposal of equipment	17	—
Amortization	101	—
Fulfillment of support obligations	(158)	—
Employee stock based expense	120	40
Stock based expense for acquisition earn-out payment	122	—
Changes in operating assets and liabilities:
Accounts receivable	(153)	(299)
Prepaid expenses and other current assets	135	(150)
Contracts in progress	(116)	—
Accounts payable	(578)	(186)
Accrued compensation and related expenses	(112)	(109)
Other accrued liabilities	(449)	(189)
Deferred revenue	183	(169)

Net cash used in operating activities	(1,535)	(2,691)

Cash flows from investing activities:
Purchases of property and equipment	(38)	(176)
Decrease in other assets	—	43

Net cash used in investing activities	(38)	(133)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	57	31
Borrowings/payments under line of credit, net	675	—
Borrowings under debt obligations	144	126
Principal payments under debt obligations	(200)	(128)

Net cash provided by financing activities	676	29

Effect of exchange rate changes on cash	(49)	104

Net decrease in cash and cash equivalents	(946)	(2,691)
Cash and cash equivalents, beginning of period	3,675	6,606

Cash and cash equivalents, end of period	$2,729	$3,915

Supplemental cash flow information:
Cash received during the period for:
Interest	$84	$29
Income taxes	$—	$14
See accompanying notes to condensed consolidated financial statements.

UNIFY CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation
      The condensed consolidated financial statements have been prepared by Unify Corporation (the “Company”, “we”, “us”, “our”) pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). While the interim financial information contained in this filing is unaudited, such financial statements, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation. The results for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year. These financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005 as filed with the SEC.

Revenue Recognition
      The Company generates revenue from software license sales and related services, including maintenance and support, and consulting services. The Company licenses its products to end user customers, independent software vendors (“ISVs”), international distributors and value added resellers (“VARs”). The Company’s contracts with ISVs, VARs and international distributors do not include special considerations such as rights of return, stock rotation, price protection, special acceptance or warranty provisions. With the exception of its NavRisk product, the Company recognizes revenue for software license sales in accordance with Statement of Position 97-2, “Software Revenue Recognition”. For the NavRisk product, the Company recognizes revenue for software licenses sales in accordance with Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” and Accounting Research Bulletin (“ARB”) 45, “Long-Term Construction Type Contracts”. The Company exercises judgment in connection with the determination of the amount of software and services revenue to be recognized in each accounting period. The nature of each licensing arrangement determines how revenues and related costs are recognized.
      With the exception of the NavRisk software application, the Company’s products are generally sold with a perpetual license. The Company sells the NavRisk software under both perpetual and term licenses. Term licenses allow the customer to use the NavRisk software for a fixed period of time, generally 3 to 5 years, and at the conclusion of the term the customer must cease using the software or purchase a new license term. The customer does not receive any additional software during the license term. Under both perpetual and term licenses the customer can, at their discretion, elect to purchase related maintenance and support on an annual basis.
      For software license arrangements that do not require significant modification or customization of the underlying software, revenue is recognized when the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, uncertainties regarding customer acceptance are resolved, collectibility is probable and persuasive evidence of an arrangement exists.
      For arrangements of $10,000 or more a signed noncancelable license agreement is required for revenue recognition. For arrangements that are less than $10,000 the Company considers a customer purchase order, a customer purchase requisition, or a sales quotation signed by an officer of the customer to be persuasive evidence that an arrangement exits such that revenue can be recognized.
      For software license arrangements that do require significant modification or customization of the underlying software, revenue is recognized based on contract accounting under the provisions of Accounting Research Bulletin (“ARB”) 45, “Long-Term Construction Type Contracts” and Statement of Position (“SOP”) 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”. This guidance is followed since contracts with customers purchasing the NavRisk application

UNIFY CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
require significant configuration to the software and the configuration activities are essential to the functionality of the software. The Company is using the completed-contract method for revenue recognition as it has limited experience determining the accuracy of progress-to-completion estimates for installation hours and project milestones. Under the completed-contract method, revenue is recognized when the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, uncertainties regarding customer acceptance are resolved, collectibility is probable and persuasive evidence of an arrangement exists. Project costs incurred for contracts in progress are deferred and reflected on the Balance Sheet as Contracts in Progress. When a contract is completed, revenue is recognized and deferred costs are expensed. The Company anticipates it will switch to the percentage-of-completion method to recognize NavRisk revenue when it is capable of accurately establishing progress-to-completion estimates for the NavRisk contracts.
      The Company’s customer contracts include multi-element arrangements that include a delivered element (a software license) and undelivered elements (such as maintenance and support and/or consulting). The value allocated to the undelivered elements is unbundled from the delivered element based on vendor-specific objective evidence (VSOE) of the fair value of the maintenance and support and/or consulting, regardless of any separate prices stated within the contract. VSOE of fair value is defined as (i) the price charged when the same element is sold separately, or (ii) if the element has not yet been sold separately, the price for the element established by management having the relevant authority when it is probable that the price will not change before the introduction of the element into the marketplace. The Company then allocates the remaining balance to the delivered element (a software license) regardless of any separate prices stated within the contract using the residual method as the fair value of all undelivered elements is determinable.
      We defer revenue for any undelivered elements, and recognize revenue for delivered elements only when the fair values of undelivered elements are known, uncertainties regarding customer acceptance are resolved, and there are no customer-negotiated refund or return rights affecting the revenue recognized for delivered elements. If we cannot objectively determine the fair value of any undelivered element included in bundled software and service arrangements, we defer revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.
      An assessment of the ability of the Company’s customers to pay is another consideration that affects revenue recognition. In some cases, the Company sells to undercapitalized customers. In those circumstances, revenue recognition is deferred until cash is received, the customer has established a history of making timely payments or the customer’s financial condition has improved. Furthermore, once revenue has been recognized, the Company evaluates the related accounts receivable balance at each period end for amounts that we believe may no longer be collectible. This evaluation is largely done based on a review of the financial condition via credit agencies and historical experience with the customer. Any deterioration in credit worthiness of a customer may impact the Company’s evaluation of accounts receivable in any given period.
      Revenue from support and maintenance activities, which consist of fees for ongoing support and unspecified product updates, are recognized ratably over the term of the maintenance contract, typically one year, and the associated costs are expensed as incurred. Consulting service arrangements are performed on a “best efforts” basis and are generally billed under time-and-materials arrangements. Revenues and expenses relating to providing consulting services are recognized as the services are performed.

UNIFY CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recently Issued Accounting Standards
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123R, Share-Based Payment. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily with respect to transactions in which employee services are obtained in exchange for share-based payment. Statement 123R is effective as of the beginning of the first fiscal year that begins after June 15, 2005. We have not completed the process of evaluating the impact that will result from adopting this pronouncement. The Company is therefore unable to disclose the impact that adopting FASB Statement 123R will have on its financial position and the results of operations when such statement is adopted.
      In December 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. This statement addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. Provisions of this Statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 and were required to be adopted by the Company in the second quarter of fiscal 2006. The adoption of Statement 153 did not have a material impact on our financial position, cash flows or results of operations.
      In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections — a replacement of APB No. 20 and FAS No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 is required to be adopted in fiscal years beginning after December 15, 2005. We do not expect the adoption of this accounting pronouncement to have a material impact on our financial position, cash flows or results of operations.

2.	Stock Compensation Information
      As permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) and Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (SFAS 148), the Company accounts for stock-based awards using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. As such, compensation is recorded on the measurement date, generally the date of issuance or grant, as the excess of the current estimated fair value of the underlying stock over the purchase or exercise price. Any deferred compensation is amortized over the respective vesting periods of the equity instruments, if any.
      SFAS 123 requires the disclosure of pro forma net income (loss) and net income (loss) per share had the Company adopted the fair value method to account for its stock-based awards. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models which were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions. Such options differ significantly from the Company’s stock-based awards. These models greatly affect the calculated values. The Company’s calculations are made using the Black-Scholes

UNIFY CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
option pricing model, with the following weighted average assumptions for the three months ended January 31, 2006 and 2005, respectively: expected option life, 12 months following vesting; stock volatility of 233% and 183%; risk-free interest rates of 4.4% and 3.4%; and no dividends during the expected term and for the nine months ended January 31, 2006 and 2005, respectively; expected option life, 12 months following vesting; stock volatility of 222% and 218%, and risk-free interest rates of 4.1% and 3.2%. The Company’s calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur.
      The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS 123, to stock-based employee compensation (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,

	2006	2005	2006	2005

Net loss as reported	$(688)	$(651)	$(795)	$(1,759)
Add: stock-based employee compensation included in reported net loss	120	—	242	40
Less: stock-based employee compensation expense, determined under fair value method for all awards	(24)	(238)	(213)	(398)

Pro forma net loss	$(592)	$(889)	$(766)	$(2,117)

Net loss per share (basic and diluted), as reported	$(0.02)	$(0.02)	$(0.03)	$(0.06)
Net loss per share (basic and diluted), pro forma	$(0.02)	$(0.03)	$(0.03)	$(0.08)

3.	Goodwill and Intangible Assets
      The following tables present details of the Company’s goodwill and intangible assets as of January 31, 2006 and April 30, 2005 (in thousands):

	Gross		Net
	Carrying	Accumulated	Carrying	Estimated
January 31, 2006	Amount	Amortization	Amount	Useful Life

Infinite Lives:
Goodwill	$1,405	$—	$1,405	—
Finite Lives:
Technology-based	200	(67)	133	3 years
Customer-related	164	(54)	110	3 years

Total	$1,769	$(121)	$1,648

	Gross		Net
	Carrying	Accumulated	Carrying	Estimated
April 30, 2005	Amount	Amortization	Amount	Useful Life

Infinite Lives:
Goodwill	$1,405	$—	$1,405	—
Finite Lives:
Technology-based	200	(16)	184	3 years
Customer-related	164	(14)	150	3 years

Total	$1,769	$(30)	$1,739

UNIFY CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Acquired finite-lived intangibles are generally amortized on a straight line basis over their estimated useful life. Intangible assets amortization expense for the three months and nine months ended January 31, 2006 was $31,000 and $91,000, respectively. The estimated future amortization expense related to intangible assets as of January 31, 2006 is as follows (in thousands):

FYE
April 30,	Amount

2006 (remaining three months)	$31
2007	121
2008	91

Total	$243

      Goodwill will be tested for impairment on an annual basis as of April 30, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach in accordance with FASB 142, Goodwill and Other Intangible Assets.

4.	Credit Facility
      On June 5, 2005, the Company renewed its loan agreement with the Silicon Valley Bank. The agreement provides for a $1.0 million revolving line of credit and for term loans up to $250,000 for the purchase of qualifying equipment. The line of credit is secured by qualifying domestic accounts receivable and has a one-year term. The term loan is secured by purchased assets and is repaid over twenty four months. The Company will incur interest expense on the line of credit and the term loan at the prevailing prime rate plus 2.0% and 2.5% per annum, respectively. The prime rate used to determine the interest shall not be less than 4.0%. As of January 31, 2006, the Company had $675,000 outstanding under the line of credit (see Note 5) and $0.2 million in available credit based upon eligible assets at that date. Additionally, as of January 31, 2006 the Company had $34,000 outstanding in term loans (see Note 5).

5.	Borrowings
      Borrowings consisted of the following at January 31, 2006 and April 30, 2005 (in thousands):

	January 31,	April 30,
	2006	2005

Unsecured note payable to a related party, bears no interest	$—	$64
Note payable, bears no interest, payable in installments through March 15, 2006	96	—
Notes payable to a financial institution, accruing interest at prime plus 2.5%, not to be less than 4% per annum (actual interest rate at January 31, 2006 was 9.75%), payable in monthly installments through September 2006	34	118
Short-term borrowings, accruing interest at prime plus 2.0%, not to be less than 4% per annum (actual interest rate at January 31, 2006 was 9.25%), payable in full by June 5, 2006	675	—
Capital lease payable, payable in monthly installments through August 2007	12	15

	817	197
Less current portion	(812)	(166)

	$5	$31

UNIFY CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Other Long-Term Liabilities
      In February 2005, the Company acquired all of the issued and outstanding equity securities of Acuitrek, Inc. As part of the Acuitrek acquisition, the Company assumed a royalty payable of $600,000 as established by the 2001 funded software development and license arrangement with Acuitrek’s first customer. A minimum royalty is payable in quarterly installments equal to two percent of all gross revenues received from the sale or licensing of the NavRisk product through June 11, 2011. Any remaining royalty balance as of June 11, 2011 shall become fully due and payable on such date. The Company accrued the estimated costs of providing future support and maintenance services for the support and maintenance contracts as of the acquisition date. The future support obligation periods ranged from less than a year to greater than twenty (20) additional years. The support obligation for periods greater than one year from January 31, 2006 is $121,000.
      The Company’s other long-term liabilities consist of the following at January 31, 2006 and April 30, 2005 (in thousands):

	January 31,	April 30,
	2006	2005

Long-term debt, net of current portion	$5	$31
Royalty payable	506	514
Accrued support obligations	121	124
Other long-term liabilities	68	72

	$700	$741

      In France, the Company is subject to mandatory employee severance costs associated with a statutory government regulated plan covering all employees. The plan provides for one month of severance for the first five years of service with an employer and one fifth of one year of severance for every one year of service thereafter. In order to receive their severance payment the employee may not retire before age 65 and must be employed at the time of retirement.

7.	Maintenance Contracts
      The Company offers maintenance contracts to its customers at the time they enter into a product license agreement and renew those contracts, generally at the customers’ option, annually thereafter. These maintenance contracts are generally priced as a percentage of the value of the related license agreement. The specific terms and conditions of these initial maintenance contracts and subsequent renewals vary depending upon the product licensed and the country in which the Company does business. Generally, maintenance contracts provide the customer with unspecified product maintenance updates and customer support services. Revenue from maintenance contracts is initially deferred and then recognized ratably over the term of the agreements.

UNIFY CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Changes in the Company’s deferred maintenance revenue during the periods are as follows (in thousands):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,

	2006	2005	2006	2005

Balances, beginning of period	$1,888	$2,202	$2,849	$3,068
Amount recognized during the period	(1,304)	(1,387)	(3,886)	(4,153)
Amount of new maintenance contracts	2,398	2,392	4,019	4,292

Balances, end of period	$2,982	$3,207	$2,982	$3,207

8.	Comprehensive Loss
      The Company’s total comprehensive loss for the periods shown was as follows:

	Three Months		Nine Months Ended
	Ended January 31,		January 31,

	2006	2005	2006	2005

Net loss	$(688)	$(651)	$(795)	$(1,759)
Foreign currency translation gain	(2)	13	(49)	60

Total comprehensive loss	$(690)	$(638)	$(844)	$(1,699)

9.	Earnings (Loss) Per Share
      SFAS No. 128, Earnings per Share, requires a dual presentation of basic and diluted income per share (“EPS”). Basic EPS excludes dilution and is computed by dividing net income (loss) attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (e.g. convertible preferred stock, warrants, and common stock options) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded for the three-month and nine-month periods ended January 31, 2006 and January 31, 2005 as their effect would be

UNIFY CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
antidilutive. The following is a reconciliation of the numerators and denominators of the basic and diluted income per share computations for the periods indicated (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,

	2006	2005	2006	2005

Net loss (Numerator):
Net loss	$(688)	$(651)	$(795)	$(1,759)

Shares (Denominator):
Weighted average shares of common stock outstanding, basic	29,148	27,692	29,065	27,606
Weighted average common equivalent shares outstanding	—	—	—	—

Weighted average shares of common stock outstanding, diluted	29,148	27,692	29,065	27,606

Per Share Amount:
Net loss per share, basic	$(0.02)	$(0.02)	$(0.03)	$(0.06)
Effect of dilutive securities	—	—	—	—

Net loss per share, diluted	$(0.02)	$(0.02)	$(0.03)	$(0.06)

10.	Segment Information
      In the fourth quarter of fiscal 2005, the Company acquired Acuitrek, Inc. This segment is now known as the Insurance Risk Management division (“IRM”), which sells and markets the NavRisk application. The Company’s technology products, including the Unify NXJ, Dataserver, VISION and ACCELL product families, are included in the Unify Business Solutions (“UBS”) segment.
      Financial information for the Company’s reportable segments is summarized below (in thousands):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,

	2006	2005	2006	2005

Total net revenues:
UBS-Americas	$1,403	$1,954	$4,829	$5,724
UBS-Europe	702	1,033	2,201	2,806
Insurance Risk Management Division	317	—	779	—

Total net revenues	$2,422	$2,987	$7,809	$8,530

Operating Income (loss):
UBS-Americas	$82	$(220)	$258	$(1,223)
UBS-Europe	(58)	(462)	215	(564)
Insurance Risk Management Division	(727)	—	(1,292)	—

Total operating loss	$(703)	$(682)	$(819)	$(1,787)

Interest income	$33	$14	$92	$41

Interest expense	$3	$6	$8	$18

UNIFY CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Net revenues by geographic area were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,

	2006	2005	2006	2005

Total net revenues:
Americas	$796	$912	$2,529	$2,958
International Distributors	335	401	1,595	1,261
Central Europe — Germany, Benelux, Others	272	641	705	1,505
United Kingdom	270	359	937	1,093
France	432	674	1,264	1,713
Insurance Risk Management Division	317	—	779	—

Total net revenues	$2,422	$2,987	$7,809	$8,530

11.	Subsequent Event
      On March 14, 2006, the Company entered into an Agreement and Plan of Merger with Warp Technology Holdings, Inc (“Warp”). Warp is a holding company that operates under the name Halo Technology Holdings, Inc. Under the terms of the merger agreement Halo would acquire all of the outstanding stock of Unify as part of an all stock transaction. Unify stockholders will receive 0.437 shares of Halo common stock for every share of Unify common stock.

HALO TECHNOLOGIES HOLDINGS, INC.
Unify Corporation
UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
      On March 14, 2006, Warp Technology Holdings, Inc. operating under the name Halo Technology Holdings (“Halo” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and between UCA Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Company, and Unify Corporation (“Unify”) in a transaction valued at approximately $21 million, excluding transaction costs, based on Halo’s then current market valuation (the “Merger”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Unify, with Unify surviving the merger as a wholly-owned subsidiary of Halo. In connection with the Merger Agreement, two shareholders of Unify representing approximately thirty-three percent (33%) of outstanding voting rights of Unify have executed stockholder agreements which, subject to limited exceptions, require these stockholders to vote their Unify shares in favor of the Merger.
      Under the terms of the Merger Agreement, which was approved by the boards of directors of each of Halo and Unify, each share of Unify’s common stock outstanding immediately prior to the Merger will be converted into the right to receive 0.437 shares of common stock of Halo (the “Exchange Ratio”). The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.
      In addition, each outstanding option to purchase shares of common stock of Unify that has an exercise price of less than $1.00 per share shall become and represent an option to purchase the number of shares of Halo common stock (rounded down to the nearest full share) determined by multiplying (X) the number of shares of Unify common stock subject to the option immediately prior to the effective time of the Merger by (Y) the Exchange Ratio, at an exercise price per share of Halo common stock equal to the result of dividing (A) the exercise price of the Unify option by (B) the Exchange Ratio, and rounding the result up to the nearest tenth of one cent. All other outstanding options to purchase Unify common stock shall be cancelled at the effective time of the Merger. The Halo options issued in substitution of Unify options shall contain substantially the same terms and conditions as the applicable Unify options.
      Each outstanding warrant to purchase shares of common stock of Unify shall become and represent a warrant to purchase the number of shares of Halo common stock (rounded down to the nearest full share) determined by multiplying (X) the number of shares of Unify common stock subject to the warrant immediately prior to the effective time of the Merger by (Y) the Exchange Ratio. The exercise price for the Halo shares issuable upon exercise of the Halo warrants issued in replacement of the Unify warrants shall be $1.836 per share. The Halo warrants issued in substitution of Unify Warrants shall contain substantially the same terms and conditions as the applicable Unify warrants.
      Consummation of the Merger is subject to several closing conditions (“Closing Conditions”), including, among others, approval by a majority of Unify’s common shares entitled to vote thereon, holders of less than ten percent (10%) of Unify’s outstanding common stock exercising appraisal or dissenter’s rights, Halo receiving a new equity investment of at least $2.0 million, Halo converting certain of its outstanding convertible debt into common stock of Halo, the holders of outstanding shares of Halo’s preferred stock converting to shares of Halo common stock, no material adverse change in the business or condition of either company prior to the effective time of the Merger, and the effectiveness of a registration statement on Form S-4 to be filed by Halo, registering the shares of Halo common stock to be issued in the Merger. In addition, the Merger Agreement contains certain termination rights allowing Unify, Halo or both parties to terminate the agreement upon the occurrence of certain conditions, including the failure to consummate the Merger by September 30, 2006.
      This unaudited pro forma information should be read in conjunction with the consolidated financial statements of the Company included in our Annual Report filed on Form 10-KSB for the year ended

HALO TECHNOLOGIES HOLDINGS, INC.
Unify Corporation
UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
June 30, 2005 and our Quarterly Report filed on Form 10-QSB for the nine months ended March 31, 2006. In addition, this pro forma information should be read in conjunction with the financial statements of Unify for the nine months ended January 31, 2006 and the years ended April 30, 2005 and 2004, which are included within this registration statement on form S-4.
      The following unaudited pro forma statement of operations for the year ended June 30, 2005 has been prepared in accordance with accounting principles generally accepted in the United States to give effect to the acquisition of Unify as if the transaction occurred on July 1, 2004. The pro forma statement of operations combines the results of operations of the Company for the year ended June 30, 2005 with the results of operations of Unify for the twelve months ended July 31, 2005. Pro forma adjustments include an increase in intangible amortization, a decrease in deferred revenue amortization, an increase in amortization of deferred compensation, and increases in expense for warrants issued in connection with convertible notes that are converted to common stock.
      The following unaudited pro forma statement of operations for the nine months ended March 31, 2006 has been prepared in accordance with accounting principles generally accepted in the United States to give effect to the acquisition of Unify as if the transaction occurred on July 1, 2005. Such pro forma statement of operations combines the results of operations of the Company for the nine months ended March 31, 2006 with the results of operations of Unify for the six months ended January 31, 2006. Pro forma adjustments include an increase in intangible amortization, a decrease in deferred revenue amortization, an increase in amortization of deferred compensation, and increases in expense for warrants issued in connection with convertible notes that are converted to common stock.
      The following unaudited pro forma balance sheet has been prepared in accordance with accounting principles generally accepted in the United States; gives effect to the acquisition of Unify as if the acquisition occurred on March 31, 2006; and combines the balance sheet of the Company as of March 31, 2006, which is included in the Company’s Quarterly Report filed on Form 10-QSB for the nine months ended March 31, 2006 with the balance sheet of Unify as of January 31, 2006.
      Under the purchase method of accounting, the estimated cost of approximately $16.9 million to acquire Unify, plus transaction costs of approximately $0.3 million, will be allocated to Unify’s underlying net assets at their respective fair values. As more fully described in the notes to the pro forma consolidated condensed financial statements, a preliminary allocation of the excess of the purchase price over the value of the net assets acquired has been allocated to goodwill. Intangible assets consisting of trade names, customer relationships, and developed technologies, are expected to be amortized over approximately seven years. At this time, the work needed to provide the basis for estimating these fair values, and amortization periods, has not been completed. As a result, the final allocation of the purchase price, intangible assets acquired, and their estimated useful lives, as well as the amount recorded as goodwill could differ materially. Accordingly, a change in the amortization period would impact the amount of annual amortization expense.
      These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition of Unify been consummated as of the dates specified above.

Halo Technology Holdings, Inc.
Pro Forma Consolidated Condensed Balance Sheet
March 31, 2006
(Unaudited)

			Pro Forma Adjustments

					Purchase		Halo
	Halo(A)	Unify(B)	Conditions(C)		Accounting		Pro Forma

ASSETS
Current Assets:
Cash and cash equivalents	$1,749,926	$2,729,170	$—		$—		$4,479,096
Marketable Securities	33,800	—	—		—		33,800
Accounts receivable, net of allowance for doubtful accounts	3,993,731	2,673,676	—		—		6,667,407
Due from Platinum Equity, LLC	465,000	—	—		—		465,000
Prepaid expenses and other current assets	873,006	618,100	—		—		1,491,106

Total current assets	7,115,463	6,020,946	—		—		13,136,409
Property and equipment, net	288,335	301,585	—		—		589,920
Deferred financing costs, net	1,653,701	—	—		—		1,653,701
Intangible assets, net of accumulated amortization	24,302,862	242,667	—		5,600,808	(F)	30,146,336
Goodwill	31,517,696	1,405,111	—		7,929,990	(F)	40,852,797
Investment and other assets	168,179	412,103	—		—		580,282

Total assets	$65,046,236	$8,382,411	$—		$13,530,798		$86,959,445

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of senior notes payable	$500,063	$—	$—		$—		$500,063
Accounts payable	1,929,685	160,764	—		—		2,090,449
Accrued expenses	6,091,890	1,325,816	(93,333	)(D)	275,000	(F)	7,599,373
Note payable to Platinum Equity, LLC	1,750,000	—	—		—		1,750,000
Notes payable	3,346,870	811,955	(3,225,000	)(D)	—		933,825
Deferred revenue	14,085,877	3,361,788	—		(1,633,565	)(F)	15,814,100
Due to ISIS	1,243,712	—	—		—		1,243,712

Total current liabilities	28,948,097	5,660,323	(3,318,333)		(1,358,565)		29,931,522
Subordinate notes payable	1,695,004	—	—		—		1,695,004
Senior notes payable	21,481,806	—	—		—		21,481,806
Other long term liabilities	42,499	699,762	—		—		742,261

Total liabilities	52,167,406	6,360,085	(3,318,333)		(1,358,565)		53,850,593
Commitments and contingencies	—	—	—		—		—
Stockholders’ equity:
Preferred stock (Canadian subsidiary)	2	—	—		—		2
Series C Preferred Stock	13,362,688	—	(13,362,688	)(E)	—		—
Series D Preferred Stock	7,840,909	—	(7,840,909	)(E)	—		—
Shares of Common Stock to be issued for accrued dividends on Series C Preferred Stock	412,399	—	—		—		412,399
Shares of Common Stock to be issued for accrued interest on subordinate debt	104,167	—	—		—		104,167
Common stock	81	29,373	27	(D)	128	(F)	448
			212	(E)	(29,373	)(G)
Additional paid-in-capital	67,548,896	63,885,760	5,110,691	(D)	16,911,561	(F)	110,774,533
			21,203,385	(E)	(63,885,760	)(G)
Accumulated other comprehensive loss	(48,072)	23,888	—		(23,888	)(G)	(48,072)
Accumulated deficit	(76,342,240)	(61,916,695)	(1,792,385	)(D)	61,916,695	(G)	(78,134,625)

Total stockholders’ equity	12,878,830	2,022,326	3,318,333		14,889,363		33,108,852

Total liabilities and stockholders’ equity	$65,046,236	$8,382,411	$—		$13,530,798		$86,959,445

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED)
      (A) Reflects the historical financial position of the Company at March 31, 2006.
      (B) Reflects the historical financial position of Unify at January 31, 2006.
      (C) Pro forma adjustments for the conditions to be met before closing this acquisition per the Merger Agreement.
      (D) Certain existing Halo convertible notes are to be converted to Halo’s common stock. As of March 31, 2006, these notes amounted to $3,225,000 in principal, and $93,333 in accrued interest. The total $3,318,333 is to be converted at $1.25 per share, issuing 2,654,666 shares of Halo’s common stock. The value of the common stock issued is $3,318,333 at $1.20 per share market price as of March 31, 2006. At the $.00001 par value, $27 is recorded as common stock, and $3,318,306 is recorded as additional paid in capital. One of these convertible notes were originally issued with warrants, whose fair market value was reduced from the principal. Furthermore, additional warrants are to be issued to the note holders on conversion of these notes. The fair market value of these warrants are estimated to be $1,792,385 using the Black-Scholes method.
      (E) Halo’s Preferred Series C and Preferred Series D Stock are to be converted to Halo’s common stock at a one share to one share ratio. 13,362,688 shares of Preferred Series C Stock (the liquidation value of $13,362,688) and 7,045,454 shares of Preferred Series D Stock (the liquidation value of $7,840,909) were converted into the same number of shares of Halo’s common stock. At the $.00001 par value, $212 ($134 for Series C and $78 for Series D) is recorded as common stock. $21,203,389 ($13,362,554 for Series C and $7,840,831 for Series D) is recorded as additional paid in capital.
      (F) The following represents the acquisition of Unify and the preliminary allocation of the purchase price. Estimates are made based on Halo’s stock price as of March 31, 2006, Unify’s balance sheet, common stock, warrants, and stock options information as of January 31, 2006. The fair market value (“FMV”) of options and warrants are estimated using the Black-Scholes method. The final allocation of the purchase price will be determined based on a comprehensive final evaluation of the fair value of the tangible and intangible assets acquired and liabilities assumed.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED) — (Continued)
Calculation of Purchase Price:

Estimated number of Unify shares to be acquired	29,373,201
Exchange Ratio	0.437

Estimated number of Halo shares to be issued	12,836,089
Halo stock price as of 3/31/06	$1.20

Estimated stock consideration		$15,403,307
FMV of vested Unify options to be converted to Halo options(1)		721,610
FMV of vested Unify warrants to be converted to Halo warrants(2)		786,772
Estimated Transaction Costs Accrued		275,000

Total Purchase Price		$17,186,689

(1)	Unify’s number of shares underlying the options outstanding as of 1/31/06 was 2,703,991, of which 2,406,374 options had an exercise price of less than $1.00, and of which 1,498,008 options were vested. These options are converted into 654,622 Halo options whose FMV is estimated to be $721,610.

(2)	Unify’s number of shares underlying the warrants outstanding as of 1/31/06 was 2,703,991. These warrants were fully vested and are converted into 993,176 Halo warrants whose FMV was estimated to be $786,772.

Allocation of Purchase Price:

Assets:
Unify’s historical assets	$8,382,411
Write-up of intangible assets consisting of developed technologies and customer relationships	5,600,808
Write-up of goodwill	7,929,990
Liabilities:
Unify’s historical liabilities	(6,360,085)
Adjustment of deferred revenue to fair market value	1,633,565

Total purchase price	$17,186,689

Details of Intangible Assets Acquired:

	Estimated FMV	Estimated Life

Trade name	$171,867	7 Years
Developed technology	2,234,270	7 Years
Customer relationships	3,437,338	7 Years

Total intangible assets acquired	$5,843,475
      (G) Unify’s stockholder’s equity related to the pre-acquisition period is eliminated.

Halo Technology Holdings, Inc.
Pro Forma Consolidated Condensed Statements of Operations
Nine Months ended March 31, 2006
(Unaudited)

Pro Forma	Halo Pro
Halo(H)	Unify(I)	Adjustments	Forma

Revenue
Licenses	$4,556,387	$3,443,802	$—	$8,000,189
Services	12,230,196	4,365,229	—	16,595,425

Total revenues	16,786,583	7,809,031	—	24,595,614
Cost of revenue
Cost of license	925,872	355,207	239,386	(K)	1,520,465
Cost of services	2,462,574	1,358,429	—	3,821,003

Total cost of revenues	3,388,446	1,713,636	239,386	5,341,468
Gross Profit	13,398,137	6,095,395	(239,386)	19,254,146
Product development	4,294,336	2,067,715	—	6,362,051
Sales, marketing and business development	5,403,501	3,086,721	—	8,490,222
General and administrative	8,187,431	1,668,588	111,732	(J)	9,967,751
Amortization of intangibles	1,441,774	90,999	386,701	(K)	1,919,474

Loss before interest	(5,928,905)	(818,628)	(737,819)	(7,485,352)
Interest (expense) income	(6,592,164)	23,720	349,679	(L)	(6,218,765)

Loss before income taxes	(12,521,069)	(794,908)	(388,140)	(13,704,117)
Income taxes	(171,786)	—	—	(M)	(171,786)

Net Loss	$(12,692,855)	$(794,908)	$(388,140)	$(13,875,903)

Computation of loss applicable to Common Shareholders
Net loss before Preferred dividends	$(12,692,855)	$(794,908)	$(388,140)	$(13,875,903)
Preferred dividends	(1,069,162)	—	—	(1,069,162)

Loss attributable to common stockholders	$(13,762,017)	$(794,908)	$(388,140)	$(14,945,065)

Basic and diluted loss per share pro forma	$(2.97)	$(0.37)

Weighted average shares outstanding pro forma	4,637,578	40,536,575	(N)

See accompanying notes to unaudited pro forma consolidated condensed financial statement

Halo Technology Holdings, Inc.
Pro Forma Consolidated Condensed Statements of Operations
Year ended June 30, 2005
(Unaudited)

Pro Forma	Halo Pro
Halo(H)	Unify(I)	Adjustments	Forma

Revenue
Licenses	$2,986,752	$5,210,035	$—	$8,196,787
Services	2,137,170	6,085,751	—	8,222,921

Total revenues	5,123,922	11,295,786	—	16,419,708
Cost of revenue
Cost of license	449,073	392,040	319,181	(K)	1,160,294
Cost of services	396,490	1,290,641	—	1,687,131

Total cost of revenues	845,563	1,682,681	319,181	2,847,425
Gross Profit	4,278,359	9,613,105	(319,181)	13,572,283
Product development	1,589,099	2,825,834	—	4,414,933
Sales, marketing and business development	3,652,117	6,231,706	—	9,883,823
General and administrative	4,042,702	2,537,618	146,235	(J)	6,726,555
Amortization of intangibles	648,041	60,666	515,601	(K)	1,224,308
Late filing penalty	1,033,500	—	—	1,033,500
Intangible impairment	62,917	—	—	62,917
Goodwill impairment	3,893,294	—	—	3,893,294

Loss before interest	(10,643,311)	(2,042,719)	(981,017)	(13,667,047)
Interest (expense) income	(4,631,683)	54,635	0	(L)	(4,577,048)

Loss before income taxes	(15,274,994)	(1,988,084)	(981,017)	(18,244,095)
Income taxes	(97,945)	(14,002)	—	(M)	(111,947)

Net Loss	$(15,372,939)	$(2,002,086)	$(981,017)	$(18,356,042)

Computation of loss applicable to Common Shareholders
Net loss before beneficial conversion — Preferred dividends	$(15,372,939)	$(2,002,086)	$(981,017)	$(18,356,042)
Beneficial conversion — Preferred dividends	(7,510,590)	—	—	(7,510,590)

Loss attributable to common stockholders	$(22,883,529)	$(2,002,086)	$(981,017)	$(25,866,632)

Basic and diluted loss per share pro forma	$(11.97)	$(0.68)

Weighted average shares outstanding pro forma	1,912,033	37,810,930	(U)

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
      (H) Reflects the Company’s historical statement of operations for the nine months ended March 31, 2006 and the year ended June 30, 2005.
      (I) Reflects Unify’s historical statement of operations for the nine months ended January 31, 2006 and the twelve months ended July 31, 2005, including various reclassifications to conform to the company’s financial statement presentation. In order to conform Unify’s fiscal year end from April 30 year end to Halo’s June 30 year end, Unify’s historical operating results have been derived from combinations of quarters in its two fiscal years. For the pro forma statements of operations for the nine months ended March 31, 2006, Unify’s results were derived by combining the quarter ended January 31, 2006 and quarter ended October 31, 2005 and July 31, 2005 in its fiscal year ending April 30, 2006. For the pro forma statements of operations for the year ended June 30, 2005, Unify’s results were derived by combining the quarter ended July 31, 2005 in the fiscal year ending April 30, 3006 and last three quarters of its fiscal year ended April 30, 2005.
      (J) To record the increased amortization of deferred compensation of $111,732 and $146,235 for the nine months ended March 31, 2006 and for the year ended June 30, 2005, respectively. These increases are the results of the conversion of unvested Unify stock options.
      (K) To record the increased amortization of intangibles of $626,087 and $834,782 for the nine months ended March 31, 2006 and for the year ended June 30, 2005, respectively. The increase in the amortization results from the increase in the fair market value of the intangible assets acquired.
      (L) To record the decreased interest expense of $349,679 and 0 for the nine months ended March 31, 2006 and for the year ended June 30, 2005, respectively. The decreased in the interest expense results from conversion of the convertible notes described in the note (E) of NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET.
      (M) The Company did not record an income tax benefit because the company provided a full valuation allowance against the deferred tax asset.
      (N) The weighted average number of shares are calculated as follows:

	Nine Months
	Ended March 31,	Year Ended
	2006	June 30, 2005

Halo’s weighted average shares as reported on 10-QSB and 10-KSB	4,637,578	1,912,033
Common stock to be issued under Closing Conditions
Convertible notes to be converted	2,654,666	2,654,666
Preferred Series C and Series D to be converted	20,408,142	20,408,142
Common stock to be issued to Unify stockholders	12,836,089	12,836,089

Weighted average shares pro forma	40,536,475	37,810,930

HALO TECHNOLOGIES HOLDINGS, INC.
Unify Corporation and InfoNow Corporation
UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
Acquisition of Unify Corporation
      On March 14, 2006, Warp Technology Holdings, Inc. operating under the name Halo Technology Holdings (“Halo” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and between UCA Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Company, and Unify Corporation (“Unify”) in a transaction valued at approximately $21 million, excluding transaction costs, based on Halo’s then current market valuation (the “Merger”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Unify, with Unify surviving the merger as a wholly-owned subsidiary of Halo. In connection with the Merger Agreement, two shareholders of Unify representing approximately thirty-three percent (33%) of outstanding voting rights of Unify have executed stockholder agreements which, subject to limited exceptions, require these stockholders to vote their Unify shares in favor of the Merger.
      Under the terms of the Merger Agreement, which was approved by the boards of directors of each of Halo and Unify, each share of Unify’s common stock outstanding immediately prior to the Merger will be converted into the right to receive 0.437 shares of common stock of Halo (the “Exchange Ratio”). The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.
      In addition, each outstanding option to purchase shares of common stock of Unify that has an exercise price of less than $1.00 per share shall become and represent an option to purchase the number of shares of Halo common stock (rounded down to the nearest full share) determined by multiplying (X) the number of shares of Unify common stock subject to the option immediately prior to the effective time of the Merger by (Y) the Exchange Ratio, at an exercise price per share of Halo common stock equal to the result of dividing (A) the exercise price of the Unify option by (B) the Exchange Ratio, and rounding the result up to the nearest tenth of one cent. All other outstanding options to purchase Unify common stock shall be cancelled at the effective time of the Merger. The Halo options issued in substitution of Unify options shall contain substantially the same terms and conditions as the applicable Unify options.
      Each outstanding warrant to purchase shares of common stock of Unify shall become and represent a warrant to purchase the number of shares of Halo common stock (rounded down to the nearest full share) determined by multiplying (X) the number of shares of Unify common stock subject to the warrant immediately prior to the effective time of the Merger by (Y) the Exchange Ratio. The exercise price for the Halo shares issuable upon exercise of the Halo warrants issued in replacement of the Unify warrants shall be $1.836 per share. The Halo warrants issued in substitution of Unify Warrants shall contain substantially the same terms and conditions as the applicable Unify warrants.
      Consummation of the Merger is subject to several closing conditions (“Closing Conditions”), including, among others, approval by a majority of Unify’s common shares entitled to vote thereon, holders of less than ten percent (10%) of Unify’s outstanding common stock exercising appraisal or dissenter’s rights, Halo receiving a new equity investment of at least $2.0 million, Halo converting certain of its outstanding convertible debt into common stock of Halo, the holders of outstanding shares of Halo’s preferred stock converting to shares of Halo common stock, no material adverse change in the business or condition of either company prior to the effective time of the Merger, and the effectiveness of a registration statement on Form S-4 to be filed by Halo, registering the shares of Halo common stock to be issued in the Merger. In addition, the Merger Agreement contains certain termination rights allowing

HALO TECHNOLOGIES HOLDINGS, INC.
Unify Corporation and InfoNow Corporation
UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
Unify, Halo or both parties to terminate the agreement upon the occurrence of certain conditions, including the failure to consummate the Merger by September 30, 2006.
Acquisition of InfoNow Corporation
      On December 23, 2005, Halo entered into an Agreement and Plan of Merger (the “Merger Agreement”) with WTH Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Company, and InfoNow Corporation (“InfoNow”) in a transaction valued at $7.2 million excluding transaction costs (the “Merger”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into InfoNow, with InfoNow surviving the merger as a wholly-owned subsidiary of Halo.
      Under the terms of the Merger Agreement, which was approved by both companies’ boards of directors, each share of InfoNow’s common stock outstanding immediately prior to the Merger will be converted into the right to receive approximately $0.71 in a combination of cash and common stock of Halo. The amount of cash per share to be received in the Merger by InfoNow stockholders will be determined by the amount of InfoNow’s cash on hand and net working capital available to it three days prior to the closing. The lesser of the two amounts will be paid in cash by Halo pro rata in proportion to each stockholder’s ownership in InfoNow at the closing of the Merger. The remainder of the approximately $0.71 per share Merger consideration will be paid in shares of Halo common stock, the value of which will be deemed to be the greater of $1.00 or the average closing price of Halo’s common stock as reported on the over-the-counter bulletin board for the twenty consecutive trading days ending two trading days prior to the closing of the Merger (the “Halo Conversion Price”). The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.
      In addition, each InfoNow common stock option outstanding at the closing with an exercise price less than $0.71 per share will be converted into the right to receive cash and Halo common stock to the extent that the approximately $0.71 per share merger consideration exceeds the applicable exercise price. The amount of cash and Halo common stock to be issued in respect of the outstanding in-the-money stock options as described above will be calculated based upon the relative proportions of the cash and Halo common stock issued in the Merger in respect of the outstanding Company common stock.
      Halo will also issue a contingent value right (a “CVR”) in respect of each share of Halo common stock issued in the Merger. The CVRs will be payable on the 18-month anniversary of the closing date, and will entitle each holder thereof to an additional cash payment if the trading price of Halo’s common stock (based on a 20-day average) is less than the Halo Conversion Price. The CVRs will expire prior to the 18-month payment date if during any consecutive 45-day trading period during that time when the volume of Halo’s common stock is not less than 200,000 per day, the stock price is 175% of the Halo Conversion Price. The shares of Halo common stock and related CVRs to be issued in the Merger are expected to be registered with the Securities and Exchange Commission (“SEC”).
Unaudited Pro Forma Information
      This unaudited pro forma information should be read in conjunction with the consolidated financial statements of the Company included in our Annual Report filed on Form 10-KSB for the year ended June 30, 2005 and our Quarterly Report filed on Form 10-QSB for the nine months ended March 31, 2006. In addition, this pro forma information should be read in conjunction with the financial statements of Unify for the nine months ended January 31, 2006 and the years ended April 30, 2005 and 2004, which are included within this registration statement S-4.

HALO TECHNOLOGIES HOLDINGS, INC.
Unify Corporation and InfoNow Corporation
UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
      The following unaudited pro forma statement of operations for the year ended June 30, 2005 has been prepared in accordance with accounting principles generally accepted in the United States to give effect to the acquisition of Unify and InfoNow as if the transaction occurred on July 1, 2004. The pro forma statement of operations combines the results of operations of the Company for the year ended June 30, 2005 with the results of operations of Unify for the twelve months ended July 31, 2005 and the results of operations of InfoNow for the twelve months ended June 30, 2005. Pro forma adjustments include an increase in intangible amortization, a decrease in deferred revenue amortization, an increase in amortization of deferred compensation, and increases in expense for warrants issued in connection with convertible notes that are converted to common stock.
      The following unaudited pro forma statement of operations for the nine months ended March 31, 2006 has been prepared in accordance with accounting principles generally accepted in the United States to give effect to the acquisition of Unify and InfoNow as if the transaction occurred on July 1, 2005. Such pro forma statement of operations combines the results of operations of the Company for the nine months ended March 31, 2006 with the results of operations of Unify for the nine months ended January 31, 2006 and the results of operations of InfoNow for the nine months ended March 31, 2006. Pro forma adjustments include an increase in intangible amortization, a decrease in deferred revenue amortization, an increase in amortization of deferred compensation, and increases in expense for warrants issued in connection with convertible notes that are converted to common stock.
      The following unaudited pro forma balance sheet has been prepared in accordance with accounting principles generally accepted in the United States; gives effect to the acquisition of Unify as if the acquisition occurred on March 31, 2006; and combines the balance sheet of the Company as of March 31, 2006, which is included in the Company’s Quarterly Report filed on Form 10-QSB for the nine months ended March 31, 2006 with the balance sheet of Unify as of January 31, 2006 and the balance sheet of InfoNow as of March 31, 2006.
      Under the purchase method of accounting, the estimated cost of approximately $21 million to acquire Unify, plus transaction costs of approximately $.3 million, will be allocated to Unify’s underlying net assets at their respective fair values. The estimated cost of approximately $7.2 million to acquire InfoNow, plus transaction costs of approximately $.3 million, will be allocated to InfoNow’s underlying net assets at their respective fair values. As more fully described in the notes to the pro forma consolidated condensed financial statements, a preliminary allocation of the excess of the purchase price over the value of the net assets acquired has been allocated to goodwill. Intangible assets consisting of trade names, customer relationships, and developed technologies, are expected to be amortized over approximately seven years. At this time, the work needed to provide the basis for estimating these fair values, and amortization periods, has not been completed. As a result, the final allocation of the purchase price, intangible assets acquired, and their estimated useful lives, as well as the amount recorded as goodwill could differ materially. Accordingly, a change in the amortization period would impact the amount of annual amortization expense.
      These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition of Unify and InfoNow been consummated as of the dates specified above.

HALO TECHNOLOGY HOLDINGS, INC.
PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
March 31, 2006
(Unaudited)

								Pro Forma
			Pro Forma Adjustments					Adjustment

					Purchase			Purchase		Halo
	Halo(A)	Unify(B)	Conditions(C)		Accounting		InfoNow(H)	Accounting		Pro Forma

Assets
Current Assets:
Cash and cash equivalents	$1,749,926	$2,729,170	$—		$—		$1,670,922	$(6,410	)(I)	$6,143,608
Marketable Securities	33,800	—	—		—		—	—		33,800
Accounts receivable, net of allowance for doubtful accounts	3,993,731	2,673,676	—		—		1,105,616	—		7,773,023
Due from Platinum Equity, LLC	465,000	—	—		—		—	—		465,000
Prepaid expenses and other current assets	873,006	618,100	—		—		432,040	—		1,923,146

Total current assets	7,115,463	6,020,946	—		—		3,208,578	(6,410)		16,338,577
Property and equipment, net	288,335	301,585	—		—		327,692	—		917,612
Deferred financing costs, net	1,653,701	—	—		—		—	—		1,653,701
Intangible assets, net of accumulated amortization	24,302,862	242,667	—		5,600,808	(F)	792,352	1,765,103	(I)	32,703,791
Goodwill	31,517,696	1,405,111	—		7,929,990	(F)	—	4,279,766	(I)	45,132,563
Investment and other assets	168,179	412,103	—		—		—	—		580,282

Total assets	$65,046,236	$8,382,411	$—		$13,530,798		$4,328,622	$6,038,459		$97,326,526

Liabilities and stockholders’ equity
Current liabilities:
Current portion of senior notes payable	$500,063	$—	$—		$—		$—	$—		$500,063
Accounts payable	1,929,685	160,764	—		—		1,227,462	—		3,317,911
Accrued expenses	6,091,890	1,325,816	(93,333	)(D)	275,000	(F)	308,924	275,000	(I)	8,183,297
Note payable to Platinum Equity, LLC	1,750,000	—	—		—		—	—		1,750,000
Notes payable	3,346,870	811,955	(3,225,000	)(D)	—		—	—		933,825
Deferred revenue	14,085,877	3,361,788	—		(1,633,565	)(F)	1,665,878	(474,775	)(I)	17,005,203
Due to ISIS	1,243,712	—	—		—		—	—		1,243,712

Total current liabilities	28,948,097	5,660,323	(3,318,333)		(1,358,565)		3,202,264	(199,775)		32,934,011
Subordinate notes payable	1,695,004	—	—		—		—	—		1,695,004
Senior notes payable	21,481,806	—	—		—		—	—		21,481,806
Other long term liabilities	42,499	699,762	—		—		148,087	(24,011	)(I)	866,337

Total liabilities	52,167,406	6,360,085	(3,318,333)		(1,358,565)		3,350,351	(223,786)		56,977,158
Commitments and contingencies	—	—	—		—		—	—		—
Stockholders’ equity:
Preferred stock (Canadian subsidiary)	2	—	—		—		—	—		2
Series C Preferred Stock	13,362,688	—	(13,362,688	)(E)	—		—	—		—
Series D Preferred Stock	7,840,909	—	(7,840,909	)(E)	—		—	—		—
Shares of Common Stock to be issued for accrued dividends on Series C Preferred Stock	412,399	—	—		—		—	—		412,399
Shares of Common Stock to be issued for accrued interest on subordinate debt	104,167	—	—		—		—	—		104,167
Common stock	81	29,373	27	(D)	128	(F)	10,157	60	(I)	508
			212	(E)	(29,373	)(G)		(10,157	)(J)
Additional paid-in-capital	67,548,896	63,885,760	5,110,691	(D)	16,911,561	(F)	40,172,116	7,240,456	(I)	118,014,989
			21,203,385	(E)	(63,885,760	)(G)		(40,172,116	)(J)
Accumulated other comprehensive loss	(48,072)	23,888	—		(23,888	)(G)	—	—		(48,072)
Accumulated deficit	(76,342,240)	(61,916,695)	(1,792,385	)(D)	61,916,695	(G)	(39,204,002)	39,204,002	(J)	(78,134,625)

Total stockholders’ equity	12,878,830	2,022,326	3,318,333		14,889,363		978,271	6,262,245		40,349,368

Total liabilities and stockholders’ equity	$65,046,236	$8,382,411	$—		$13,530,798		$4,328,622	$6,038,459		$97,326,526

      See accompanying notes to unaudited pro forma consolidated condensed financial statements.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (Unaudited)
      (A) Reflects the historical financial position of the Company at March 31, 2006.
Acquisition
      (B) Reflects the historical financial position of Unify at January 31, 2006.
      (C) Pro forma adjustments for the conditions to be met before closing this acquisition per the Merger Agreement.
      (D) Certain existing Halo convertible notes are to be converted to Halo’s common stock. As of March 31, 2006, these notes amounted to $3,225,000 in principal, and $93,333 in accrued interest. The total $3,318,333 is to be converted at $1.25 per share, issuing 2,654,666 shares of Halo’s common stock. The value of the common stock issued is $3,318,333 at $1.20 per share market price as of March 31, 2006. At the $.00001 par value, $27 is recorded as common stock, and $3,318,306 is recorded as additional paid in capital. One of these convertible notes were originally issued with warrants, whose fair market value was reduced from the principal. Furthermore, additional warrants are to be issued to the note holders on conversion of these notes. The fair market value of these warrants are estimated to be $1,792,382 using the Black-Scholes method.
      (E) Halo’s Preferred Series C and Preferred Series D Stock are to be converted to Halo’s common stock at a one share to one share ratio. 13,362,688 shares of Preferred Series C Stock (the liquidation value of $13,362,688) and 7,045,454 shares of Preferred Series D Stock (the liquidation value of $6,750,000) were converted into the same number of shares of Halo’s common stock. At the $.00001 par value, $212 ($134 for Series C and $78 for Series D) is recorded as common stock. $21,203,389 ($13,362,554 for Series C and $7,840,831 for Series D) is recorded as additional paid in capital.
      (F) The following represents the acquisition of Unify and the preliminary allocation of the purchase price. Estimates are made based on Halo’s stock price as of March 31, 2006, Unify’s balance sheet, common stock, warrants, and stock options information as of January 31, 2006. The fair market value (“FMV”) of options and warrants are estimated using the Black-Scholes method. The final allocation of the purchase price will be determined based on a comprehensive final evaluation of the fair value of the tangible and intangible assets acquired and liabilities assumed.
Calculation of Purchase Price:

Estimated number of Unify shares to be acquired	29,373,201
Exchange Ratio	0.437

Estimated number of Halo shares to be issued	12,836,089
Halo stock price as of 3/31/2006	$1.20

Estimated stock consideration		$15,403,307
FMV of vested Unify options to be converted to Halo options(1)		721,610
FMV of vested Unify warrants to be converted to Halo warrants(2)		786,772
Estimated transaction costs accrued		275,000

Total purchase price		$17,186,689

(1)	Unify’s number of shares underlying the options outstanding as of 1/31/06 was 2,703,991, of which 2,406,374 options had an exercise price of less than $1.00, and of which 1,498,008 options were vested. These options are converted into 654,622 Halo options whose FMV is estimated to be $721,610.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (Unaudited) — (Continued)

(2)	Unify’s number of shares underlying the warrants outstanding as of 1/31/06 was 2,272,715. These warrants were fully vested and are converted into 993,176 Halo warrants whose FMV was estimated to be $786,772.
Allocation of Purchase Price:

Assets:
Unify’s historical assets	$8,382,411
Write-up of intangible assets consisting of developed technologies and customer relationships	5,600,808
Write-up of goodwill	7,929,990
Liabilities:
Unify’s historical liabilities	(6,360,085)
Adjustment of deferred revenue to fair market value	1,633,565

Total purchase price	$17,186,689

      (G) Unify’s stockholder’s equity related to the pre-acquisition period is eliminated.
      (H) Reflects the historical financial position of InfoNow at March 31, 2006.
      (I) The following represents the acquisition of InfoNow and the preliminary allocation of the purchase price. Estimates are made based on InfoNow’s balance sheet, common stock, and stock options information as of March 31, 2006. The final allocation of the purchase price will be determined based on a comprehensive final evaluation of the fair value of the tangible and intangible assets acquired and liabilities assumed.
Calculation of Purchase Price:

Estimated number of InfoNow shares to be acquired	10,055,398
Conversion price	$0.71

Total conversion value	$7,139,333		100%
InfoNow cash balance as of 3/31/06	$1,670,922
InfoNow net working capital as of 3/31/06	$6,314

Lesser of two (to be paid in cash to InfoNow stockholders)		$6,314	0%
Total conversion value minus cash consideration (to be paid in Halo common shares)		$7,133,019	100%
Estimated value of InfoNow stock options with exercise price of $.71 or lower	$107,593		100%

Option conversion value allocated to cash		$96	0%
Option conversion value allocated to stock		$107,497	100%
Estimated transaction costs accrued		275,000

Total purchase price		$7,521,926

*	The estimated purchase prices by category: cash $6,410; common stock $7,240,516 (6,033,763 shares); and transaction costs $275,000.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (Unaudited) — (Continued)
Allocation of Purchase Price:

Assets:
InfoNow’s historical assets	$4,328,622
Write-up of intangible assets consisting of developed technologies and customer relationships	1,765,103
Recording of goodwill	4,279,766
Liabilities:
InfoNow’s historical liabilities ($24,011 of long-term liabilities)	(3,350,351)
Adjustment of deferred revenue to fair market value ($24,011 long term)	498,786

Total purchase price	$7,521,926

      (J) InfoNow’s stockholder’s equity related to the pre-acquisition period is eliminated.

HALO TECHNOLOGY HOLDINGS, INC.
PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
Nine Months Ended March 31, 2006
(Unaudited)

Pro Forma	Pro Forma	Halo
Halo(K)	Unify(L)	Adjustments	InfoNow(Q)	Adjustments	Pro Forma

Revenue
Licenses	$4,556,387	$3,443,802	$—	$—	$—	$8,000,189
Services	12,230,196	4,365,229	—	6,490,580	—	23,086,005

Total revenues	16,786,583	7,809,031	—	6,490,580	—	31,086,194
Cost of revenue
Cost of license	925,872	355,207	239,386	(M)	—	104,770	(R)	1,625,235
Cost of services	2,462,574	1,358,429	—	4,188,835	—	8,009,838

Total cost of revenues	3,388,446	1,713,636	239,386	4,188,835	104,770	9,635,073
Gross Profit	13,398,137	6,095,395	(239,386)	2,301,745	(104,770)	21,451,121
Product development	4,294,336	2,067,715	—	448,295	—	6,810,346
Sales, marketing and business development	5,403,501	3,086,721	—	741,075	—	9,231,297
General and administrative	8,187,431	1,668,588	111,732	(N)	1,773,604	—	11,741,355
Amortization of intangibles	1,441,774	90,999	386,701	(M)	—	169,243	(R)	2,088,717

Loss before interest	(5,928,905)	(818,628)	(737,819)	(661,229)	(274,013)	(8,420,594)
Interest (expense) income	(6,592,164)	23,720	349,679	(O)	63,311	—	(6,155,454)

Loss before income taxes	(12,521,069)	(794,908)	(388,140)	(597,919)	(274,013)	(14,576,048)
Income taxes	(171,786)	—	—	(P)	—	—	(S)	(171,786)

Net Loss	$(12,692,855)	$(794,908)	$(388,140)	$(597,919)	$(274,013)	$(14,747,834)

Computation of loss applicable to Common Shareholders
Net loss before Preferred dividends	$(12,692,855)	$(794,908)	$(388,140)	$(597,919)	$(274,013)	$(14,747,834)
Preferred dividends	(1,069,162)	—	—	—	—	(1,069,162)

Loss attributable to common stockholders	$(13,762,017)	$(794,908)	$(388,140)	$(597,919)	$(274,013)	$(15,816,996)

Basic and diluted loss per share pro forma	$(2.97)	$(0.34)

Weighted average shares outstanding pro forma	4,637,578	46,570,238	(T)

See accompanying notes to unaudited pro forma consolidated condensed financial statement

HALO TECHNOLOGY HOLDINGS, INC.
PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
Year ended June 30, 2005
(Unaudited)

Pro Forma	Pro Forma	Halo
Halo(K)	Unify(L)	Adjustments	InfoNow(Q)	Adjustments	Pro Forma

Revenue
Licenses	$2,986,752	$5,210,035	$—	$—	$8,196,787
Services	2,137,170	6,085,751	—	9,501,411	—	17,724,332

Total revenues	5,123,922	11,295,786	—	9,501,411	—	25,921,119
Cost of revenue
Cost of license	449,073	392,040	319,181	(M)	—	139,693	(R)	1,299,987
Cost of services	396,490	1,290,641	—	6,177,554	—	7,864,685

Total cost of revenues	845,563	1,682,681	319,181	6,177,554	139,693	9,164,672
Gross Profit	4,278,359	9,613,105	(319,181)	3,323,857	(139,693)	16,756,446
Product development	1,589,099	2,825,834	—	865,067	—	5,280,000
Sales, marketing and business development	3,652,117	6,231,706	—	1,534,301	—	11,418,124
General and administrative	4,042,702	2,537,618	146,235	(N)	3,002,134	—	9,728,689
Amortization of intangibles	648,041	60,666	515,601	(M)	—	225,658	(R)	1,449,966
Late filing penalty	1,033,500	—	—	—	—	1,033,500
Intangible impairment	62,917	—	—	—	—	62,917
Goodwill impairment	3,893,294	—	—	—	—	3,893,294

Loss before interest	(10,643,311)	(2,042,719)	(981,017)	(2,077,645)	(365,351)	(16,110,043)
Interest (expense) income	(4,631,683)	54,635	—	(O)	47,859	—	(4,529,189)

Loss before income taxes	(15,274,994)	(1,988,084)	(981,017)	(2,029,786)	(365,351)	(20,639,232)
Income taxes	(97,945)	(14,002)	—	(P)	—	—	(S)	(111,947)

Net Loss	$(15,372,939)	$(2,002,086)	$(981,017)	$(2,029,786)	$(365,351)	$(20,751,179)

Computation of loss applicable to Common Shareholders
Net loss before beneficial conversion — Preferred dividends	$(15,372,939)	$(2,002,086)	$(981,017)	$(2,029,786)	$(365,351)	$(20,751,179)
Beneficial conversion — Preferred dividends	(7,510,590)	—	—	—	—	(7,510,590)

Loss attributable to common stockholders	$(22,883,529)	$(2,002,086)	$(981,017)	$(2,029,786)	$(365,351)	$(28,261,769)

Basic and diluted loss per share pro forma	$(11.97)	$(0.64)

Weighted average shares outstanding pro forma	1,912,033	43,844,693	(T)

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

NOTES TO THE PRO FORMA CONSOLIDATED
CONDENSED STATEMENTS OF OPERATIONS — (Continued)
(Unaudited)
Notes related to Unify Corporation
      (K) Reflects the Company’s historical statement of operations for the nine months ended March 31, 2006 and the year ended June 30, 2005.
      (N) Reflects Unify’s historical statement of operations for the nine months ended January 31, 2006 and the twelve months ended July 31, 2005, including various reclassifications to conform to the company’s financial statement presentation. In order to conform Unify’s fiscal year end from April 30 year end to Halo’s June 30 year end, Unify’s historical operating results have been derived from combinations of quarters in its two fiscal years. For the pro forma statements of operations for the nine months ended March 31, 2006, Unify’s results were derived by combining the quarter ended January 31, 2006 and quarter ended October 31, 2005 and July 31, 2006 in its fiscal year ending April 30, 2006. For the pro forma statements of operations for the year ended June 30, 2005, Unify’s results were derived by combining the quarter ended July 31, 2005 in the fiscal year ending April 30, 3006 and last three quarters of its fiscal year ended April 30, 2005.
      (N) To record the increased amortization of deferred compensation of $111,732 and $146,235 for the nine months ended March 31, 2006 and for the year ended June 30, 2005, respectively. These increases are the results of the conversion of unvested Unify stock options.
      (M) To record the increased amortization of intangibles of $626,087 and $834,782 for the nine months ended March 31, 2006 and for the year ended June 30, 2005, respectively. The increase in the amortization results from the increase in the fair market value of the intangible assets acquired.
      (O) To record the decreased interest expense of $349,679 and 0 for the nine months ended March 31, 2006 and for the year ended June 30, 2005, respectively. The decrease in interest expense results from conversion of the convertible notes described in the note (E) of NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET.
      (P) The Company did not record an income tax benefit because the company provided a full valuation allowance against the deferred tax asset.
Notes related to InfoNow Corporation
      (Q) Reflects InfoNow’s historical statement of operations for the six months ended December 31, 2005 and the twelve months ended June 30, 2005, including various reclassifications to conform to the company’s financial statement presentation. In order to conform InfoNow’s fiscal year end from calendar year end to Halo’s June 30 year end, InfoNow’s historical operating results have been derived from combinations of quarters in its two fiscal years. For the pro forma statements of operations for the nine months ended March 31, 2006, InfoNow’s results were derived by combining the last two quarters ended December 31, 2005 in its fiscal year ended December 31, 2005 and the first quarter of 2006. For the pro forma statements of operations for the year ended June 30, 2005, InfoNow’s results were derived by combining the first two quarters of its the fiscal year ended December 31, 2005 and last two quarters of its fiscal year ended December 31, 2004.
      (R) To record the increased amortization of intangibles of $274,013 for the nine months ended March 31, 2006 and for the year ended June 30, 2005, respectively. The increase in the amortization results from the increase in the fair market value of the intangible assets acquired.
      (S) The Company did not record an income tax benefit because the company provided a full valuation allowance against the deferred tax asset.

NOTES TO THE PRO FORMA CONSOLIDATED
CONDENSED STATEMENTS OF OPERATIONS — (Continued)
(Unaudited)
      (T) The weighted average number of shares are calculated as follows:

	Nine Months
	Ended March 31,	Year Ended
	2006	June 30, 2005

Halo’s weighted average shares as reported on 10-QSB and 10-KSB	4,637,578	1,912,033
Common stock to be issued under Closing Conditions
Convertible notes to be converted	2,654,666	2,654,666
Preferred Series C and Series D to be converted	20,408,142	20,408,142
Common stock to be issued to Unify stockholders	12,836,089	12,836,089
Common stock to be issued to InfoNow stockholders	6,033,763	6,033,763

Weighted average shares pro forma	46,570,238	43,844,693

Annex A
AGREEMENT AND PLAN OF MERGER
      This AGREEMENT AND PLAN OF MERGER, dated as of March 14 2006 (this “Agreement”), is entered into by and among Warp Technology Holdings, Inc., operating under the name Halo Technology Holdings, a Nevada corporation (“Parent”), UCA Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and Unify Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are collectively referred to herein as the “Parties.”

A. The respective Boards of Directors of Parent, Merger Sub and the Company (i) have approved and have declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein and (ii) have determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals.

B. The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to set forth various conditions to the Merger.

C. For federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code” or “IRC”), and the Parties to this Agreement intend to adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations; and
      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
THE MERGER
      1.1     The Merger.
      Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”), shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL and shall become a wholly-owned subsidiary of Parent.
      1.2     Closing.
      The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the Parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the Parties hereto. The Closing will be held at the offices of the Parent at 200 Railroad Avenue, Third Floor, Greenwich, Connecticut 06830 or such other location as the parties may agree.
      1.3     Effective Time.
      Subject to the provisions of this Agreement, on the Closing Date, the Parties shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is filed with the Secretary of

State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger.
      1.4     Effects of the Merger.
      The Merger shall have the effects set forth in Section 259 of the DGCL.
      1.5     Certificate of Incorporation and Bylaws.
      At the Effective Time, subject to the provisions of Section 6.10, the certificate of incorporation of the Company shall be amended and restated to be the same in substance as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Company will remain unchanged), and said amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation. At the Effective Time, subject to the provisions of Section 6.10, the bylaws of the Company shall be amended and restated to be the same in substance as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated bylaws shall be the bylaws of the Surviving Corporation until thereafter amended.
      1.6     Directors and Officers.
      The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the next annual meeting of stockholders of the Surviving Corporation (or their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.
      1.7     Plan of Reorganization.
      For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The Parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Income Tax Regulations.
ARTICLE II
EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
      2.1     Effect on Stock.
      As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any securities of the Company or Merger Sub:

(a) Cancellation of Company Common Stock. Each share of Company Common Stock that is owned directly by the Company or by Parent or any of their wholly-owned Subsidiaries, if any, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Subject to Sections 2.1(e) and 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(a) and shares exercising appraisal rights in accordance with Section 2.1(f)) at the Effective Time shall be converted into the right to receive 0.437 of one share of Parent Common Stock (the “Exchange Ratio”). The shares of Parent Common Stock issued in exchange for Company Common Stock, together with the Substitute Options and the Substitute Warrants, constitutes the “Merger Consideration.” As of the Effective Time and without any action on the part of the holders thereof, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration and (ii) certain dividends and other distributions in accordance with Section 2.2(c).

(c) Conversion of Common Stock of Merger Sub. Each issued and outstanding share of common stock, no par value per share, of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Common Stock Options and Warrants.

(i) Prior to the Effective Time, each outstanding Company Stock Option that (1) has an exercise price of less than $1.00 per share, and (2) is unexercised as of the Effective Date shall become and represent an option to purchase (a “Substitute Option”) the number of shares of Parent Common Stock (rounded down to the nearest full share) determined by multiplying (X) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (Y) the Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the result of dividing (A) the exercise price of such Company Stock Option by (B) the Exchange Ratio and rounding the result up to the nearest tenth of one cent. All other outstanding options to purchase Company Common Stock shall be cancelled at the Effective Time. All Substitute Options shall contain substantially the same terms and conditions as the applicable Company Stock Option.

(ii) Prior to the Effective Time, each outstanding and unexercised warrant to purchase shares of Company Common Stock (each, a “Company Warrant”) shall become and represent a warrant to purchase (a “Substitute Warrant”) the number of shares of Parent Common Stock (rounded down to the nearest full share) determined by multiplying (X) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time by (Y) the Exchange Ratio, on such other terms and subject to such other conditions as are set forth in the form of Substitute Warrant attached hereto as Exhibit B.

(e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Common Stock), extraordinary dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

(f) Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares in favor of the Merger and who has or may properly demand appraisal rights in the manner provided by Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive a portion of the Merger Consideration unless and until the holder of such shares becomes ineligible for such appraisal rights. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Parent in accordance with the DGCL; provided, however, that (a) if any such holder of Dissenting Shares shall have failed to establish entitlement to appraisal rights as provided in Section 262 of the DGCL, (b) if any such holder of Dissenting Shares shall have effectively withdrawn demand for appraisal of such shares or lost the right to appraisal and payment for shares under Section 262 of the DGCL or (c) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall be treated as if it had been, as of the Effective Time, converted into a right to receive the applicable portion of the Merger Consideration, without interest thereon, as provided in Section 2.1(b) of this Agreement. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands with respect to any holder of Dissenting Shares before the Effective Time.

      2.2     Exchange of Certificates.
      (a) Exchange Agent. Prior to the Closing Date, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and as shall be reasonably satisfactory to the Company to act as exchange agent for the purpose of exchanging Certificates for the Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, the Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. Parent shall issue the Substitute Options and Substitute Warrants directly to the holders of outstanding Company Stock Options and Company Warrants. Parent shall also make available to the Exchange Agent, from time to time as required after the Effective Time, cash necessary to pay dividends and distributions in accordance with Section 2.2(c) and to make payments in lieu of any fractional shares in accordance with Section 2.2(e). Any certificates of Parent Common Stock and cash deposited with the Exchange Agent as provided above shall hereinafter be referred to as the “Exchange Fund.”
      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but no later than two days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the Merger Consideration pursuant to Section 2.1 of this Agreement, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a Parent certificate representing that number of whole shares of Parent Common Stock issuable to such holder pursuant to the Merger, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share in accordance with Section 2.2(e) that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. Any other cash distributions made in accordance with Section 2.2(c) and 2.2(e) shall be paid by check or wire transfer. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other non-income taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article II, and, if applicable, certain dividends or other distributions in accordance with Section 2.2(c). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.
      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Parent shall make available to the Exchange Agent cash for these purposes.
      (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been authorized or made by the Company on such shares of Company Common Stock that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.
      (e) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) As promptly as practicable following the Effective Time, Parent shall pay to each former holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) Parent’s Conversion Price.

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 2.2(c).
      (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock.
      (g) No Liability. None of Parent, the Company, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time, and shall not previously have been required to be escheated to or become the property of any Governmental Entity, any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
      (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund.
      (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.
      (j) Withholding Rights. Each of the Surviving Corporation, Parent and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, and delivered to the relevant taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.
      2.3     Further Assurances.
      At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      The Company hereby makes the following representations and warranties to Parent and Merger Sub as set forth in this Article III, subject to the exceptions disclosed in writing in the disclosure schedules of the Company delivered herewith (the “Company Disclosure Schedule”), each of which representations and warranties are being relied upon by Parent and Merger Sub as an inducement to enter into and perform this Agreement. For purposes of the Company’s representations and warranties, references to “Company” include “Company and its Subsidiaries.” It is acknowledged and agreed by Parent and Merger Sub that any matter set forth in any schedule, section or subsection of the Company Disclosure Schedule shall expressly not be deemed to constitute an admission by the Company, or otherwise imply, that any such matter rises to the level of a Material Adverse Effect or is otherwise material for purposes of this Agreement or the Company Disclosure Schedule.
      3.1     Corporate Organization.
      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. The Company and each Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to so qualify or to be in good standing has not had and would not likely have a Material Adverse Effect. The certificate of incorporation and bylaws of the Company and corresponding organizational documents of each Subsidiary, copies of which are attached at Section 3.1 of the Company Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. Section 3.1 of the Company Disclosure Schedule includes a listing of all Subsidiaries of the Company and all jurisdictions in which the Company or any Subsidiary is qualified to do business or has assets and/or conducts operations.
      3.2     Capitalization.
      The authorized capital stock of the Company consists of 45,000,000 shares of Company capital stock, of which 40,000,000 are designated as Company common stock (“Company Common Stock”), par value $.001 per share and of which 5,000,000 are designated as preferred shares, par value $.001 per share (“Company Preferred Shares”). As of the date hereof, there are (i) 29,376,201 shares of Company Common Stock issued and outstanding and 56,960 shares of Company Common Stock held in the Company’s treasury, (ii) 1,573,011 shares of Company Common Stock reserved for issuance upon exercise of Company Stock Options, (iii) 2,272,715 shares of Company Common Stock reserved for issuance upon exercise of Company Warrants and (iv) no Company Preferred Shares issued and outstanding, held in the Company’s treasury or reserved for issuance. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than as referenced above or disclosed in the Company SEC Reports, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any Company Common Stock or Company Preferred Shares or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any Company Common Stock or any other equity security of the Company. Except as disclosed in the Company SEC Reports, the Company owns 100% of the outstanding equity interests in each Subsidiary. Except for the Stockholder Agreement and except as disclosed in the Company SEC Reports, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. Except as disclosed in the Company SEC Reports, there are no existing rights with respect to the registration of Company Common Stock under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights. Except as disclosed in the Company SEC Reports or as set forth in Section 3.2 of the Company Disclosure Schedule, since October 31, 2005 through the date hereof no options or warrants have been issued or accelerated or had their terms modified.
      3.3     Authority; No Violation.
      (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of stockholder approval, to consummate the transactions contemplated hereby. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval at the Company Stockholders Meeting. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. Other than the Company Stockholders Meeting, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub of this Agreement) will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

      (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company, of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of the Company or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws applicable to the Company, or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any Company Contract, or by which they or any of their respective properties or assets may be bound or affected, except that in each case for such violations, breaches, defaults, or terminations as would not likely have, either individually or in the aggregate, a Material Adverse Effect on the Company.
      (c) The Company is not: (i) in violation of its certificate of incorporation or bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.
      3.4     Consents and Approvals.
      (a) Except for (i) the approval of this Agreement by the requisite vote of the stockholders of the Company, (ii) any required filings with the SEC and state securities authorities, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such other filings, authorizations, consents, notices or approvals as may be set forth in Section 3.4(a) of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”), or with any third party are necessary in connection with (x) the execution and delivery by the Company of this Agreement and (y) the consummation by the Company of the Merger and the other transactions contemplated hereby, except in each case for such consents, approvals or filings the failure of which to be obtained would not likely have a Material Adverse Effect on the Company.
      (b) The Company has no Knowledge of any reason why approval or effectiveness of any of the applications, notices, filings or waivers thereof referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.
      3.5     Reports and Financial Statements.
      (a) The Company has previously made available to Parent (including through the SEC’s EDGAR system) true and complete copies of: (a) the Company’s Annual Report on Form 10-K filed with the SEC for each of the years ended April 30, 2003 through 2005; (b) the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarters ended July 31, 2005 and October 31, 2005; (c) each definitive proxy statement filed by the Company with the SEC since April 30, 2003; (d) all Current Reports on Form 8-K filed by the Company with the SEC since April 30, 2003; and (e) each registration statement, prospectus and any amendments or supplements thereto filed by the Company with the SEC since April 30, 2003. As of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), such reports, proxy statements, registration statements, prospectuses, amendments and supplements (individually a “Company SEC Report” and collectively, the “Company SEC Reports”) (a) complied as to form in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports (including any related notes and schedules) complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto, and except that unaudited statements do not contain footnotes in substance or form required by GAAP, as is permitted by Form 10-Q of the Exchange Act) and fairly presented the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments). Since December 31, 2002, the Company has timely filed all reports and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.
      (b) Since October 31, 2005, there has not been any material change by the Company in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, which have not been filed with the SEC but which are required to be filed. The Company maintains a reasonable process or procedure under which management of the Company is aware of or authorizes material transactions of the Company such that such transactions may be recorded on the quarterly and annual financial reports of the Company in accordance with GAAP. The Company currently conducts its business in compliance in all material respects with all laws and regulations as currently applicable to the conduct of its business, including applicable provisions of the Sarbanes-Oxley Act of 2002.
      (c) The Company has no material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the Knowledge of the Company, there is no reasonable basis for the assertion of any material claim or liability of any nature against the Company, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended October 31, 2005, (ii) which have been incurred after the most recent Company SEC Reports in the ordinary course of business, consistent with past practice, or (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action).
      3.6     Broker’s Fees.
      Neither the Company nor any of its respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.
      3.7     Absence of Certain Changes or Events.
      (a) Except as disclosed in the Company SEC Reports (i) neither the Company nor any of its Subsidiaries has incurred any material liability, except as contemplated by the Agreement or in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      (b) The Company and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.
      3.8     Legal Proceedings.
      (a) Except as disclosed in the Company SEC Reports, the Company is not a party to any, and there are no pending or to the Knowledge of the Company, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the

Company in which, to the Knowledge of the Company, there is a reasonable probability of any material recovery against or other material effect upon the Company or which challenge the validity or propriety of the transactions contemplated by this Agreement.
      (b) Except as disclosed in the Company SEC Reports, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company or its assets.
      3.9     Taxes and Tax Returns.
      (a) The Company has duly filed all Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects), except for such failures to file, taken together, as would not likely have a Material Adverse Effect on Company, and has duly paid or made provision on the financial statements for the periods ended April 30, 2005, July 31, 2005 and October 31, 2005 included in the Company SEC Reports as referred to in Section 3.5 hereof in accordance with GAAP for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Taxing Authorities on or prior to the date hereof other than Taxes (a) that (x) are not yet delinquent or (y) are being contested in good faith and set forth in Section 3.9 of the Company Disclosure Schedule, (b) that have not been finally determined, and (c) the failure to pay, taken together, would not likely have a Material Adverse Effect on the Company. The Internal Revenue Service (“IRS”) has not notified the Company of, or to the Knowledge of the Company otherwise asserted, that there are any material deficiencies with respect to the federal income Tax Returns of the Company. There are no material disputes pending, or to the Knowledge of the Company claims asserted for, Taxes or assessments upon the Company. In addition, Tax Returns which are accurate and complete in all material respects have been filed by the Company for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor in accordance with GAAP has been included by the Company in the financial statements for the periods ended April 30, 2005, July 31, 2005 and October 31, 2005 and as referred to in Sections 3.5 and 6.6 hereto. The unpaid Taxes of the Company (i) did not, as of the date of any financial statement referred to in its annual reports filed on Form 10-K or in Section 6.6 hereto, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (other than the notes thereto) and (ii) will not as of the Closing Date exceed such reserve as adjusted for the passage of time though the Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns. The Company has not been asked to consent to, and has not consented to, any currently effective waiver or extension of any statute of limitations with respect to any Tax. The Company has not made an election under Section 341(f) of the Code. The Company has provided or made available to Parent complete and correct copies of its Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to taxes for the Company’s fiscal years 2004 and 2005. For this purpose, “correspondence and documents” include, without limitation, amended Tax Returns, claims for refunds, notices from Taxing Authorities of proposed changes or adjustments to Taxes or Tax Returns, consents to assessment or collection of Taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from Taxing Authorities relating to any material Tax liability of the Company. The Company is not a “foreign person” as that term is used in § 1.1445-2 of the Treasury Regulations promulgated under the IRC. The Company is not a “United States real property holding corporation” within meaning of § 897 of the IRC and was not a “United States real property holding corporation” on any “determination date” (as defined in § 1.897-2(c) of such Regulations) that occurred during any relevant period.
      (b) For purposes of this Agreement:

“Tax or Taxes” means any tax (including any income tax, capital gains tax, payroll, employment or withholding tax, value-added tax, franchise tax, sales or use tax, property tax, net worth tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

“Taxing Authority” means any:

(i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii) federal, state, local, municipal, foreign, or other government;

(iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(iv) multi-national organization or body; or

(v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
      3.10     Employee Plans.
      (a) For purposes of this Section 3.10, references to the Company shall include the Company and any other entity which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Code Section 414(b), (c) or (m). Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of ERISA), and each other plan, arrangement or agreement relating to deferred compensation, fringe benefits, flexible spending or other benefits of any current or former employee, that is maintained or contributed to as of the date of this Agreement by the Company or under which the Company has any material liability (collectively, the “Company Plans”).
      (b) The Company has heretofore delivered or made available to Parent true, correct and complete copies of each of the Company Plans currently in effect and all related documents, including but not limited to (i) the most recent determination letter from the IRS (if applicable) for such Company Plan, (ii) the current summary plan description and any summaries of material modification, (iii) all annual reports (Form 5500 series) for each Company Plan filed for the preceding two plan years, and (iv) all substantive correspondence relating to any such Company Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.
      (c) (i) Each of the Company Plans has been operated and administered in all material respects in compliance with its terms and applicable Laws, including but not limited to ERISA and the Code, (ii) each of the Company Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is designed to be so qualified, any trust created pursuant to any such Company Plan is designed to be exempt from federal income tax under Section 501(a) of the Code, each such Company Plan has either received from the IRS a favorable determination letter to such effect upon which the Company is entitled to rely as to such matters and which is currently applicable or may rely on a favorable opinion letter from the IRS as to such matters, and the Company is not aware of any circumstance or event which could reasonably be expected to jeopardize the tax-qualified status of any such Company Plan or the tax-exempt status of any related trust, or which could reasonable be expected to cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Company Plan, (iii) no Company Plan is subject to Title IV of ERISA, (iv) no Company Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) death benefits or retirement benefits under a Company Plan that is an “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Company Plan that are accrued as liabilities on the books of the Company, or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (vi) no Company Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by the Company as of the Effective Time with respect to each Company Plan and all other liabilities of each such entity with respect to each Company Plan, in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) the Company is not aware that it has engaged in a transaction in connection with which the Company could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Plans or any trusts related thereto by any current or former employee of the Company, and (x) no Company Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by the Company that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a “parachute payment” within the meaning of Code Section 280G after giving effect to the transactions contemplated by this Agreement nor would the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount of compensation due to any employee.
      (d) (A) None of the employees of the Company is represented in his or her capacity as an employee of such company by any labor organization; (B) the Company has not recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of its employees; and (C) to the Knowledge of the Company, there is no active or current union organization activity involving the employees of the Company, nor has there ever been union representation involving employees of the Company.
      (e) The Company has provided to Parent a description of all written employment policies under which the Company is operating.
      (f) The Company is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers’ safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company.
      (g) To the Knowledge of the Company, as of the date hereof, no executive, key employee or group of employees has any plans to terminate his or her employment with the Company.
      3.11     Contracts.
      (a) Except as disclosed in the Company SEC Reports, the Company is not a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, Merger Sub, the Company, or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by the Company, (iv) with or to a labor union or guild (including any collective bargaining agreement), or (v) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause (v), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan). Except as disclosed in the Company SEC Reports or in Section 3.11(a) of the Company Disclosure Schedule, there are no employment, consulting and deferred compensation agreements to which the Company is a party. Section 3.11(a) of the Company Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K or otherwise in an amount greater than $300,000 per annum) of the Company. Each contract, arrangement or commitment of the type described in this Section 3.11(a), whether or not set forth in Section 3.11(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and the Company has not received notice of, nor do any executive officers of such entities know of, any violation of any Company Contract.
      (b) (i) Each Company Contract is valid and binding and in full force and effect, (ii) the Company has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company under any such Company Contract, except where such default would not be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company.
      3.12     Environmental Matters.
      The Company is in material compliance with all Environmental Laws, except as would not likely have, either individually or in the aggregate, a Material Adverse Effect on Company. For purposes of this Section 3.12, the term “Environmental Law” means any applicable Law relating to the protection of human health and the environment.
      3.13     Properties and Assets.
      Section 3.13 of the Company Disclosure Schedule lists (i) all real property owned by the Company; (ii) each real property lease, sublease or installment purchase arrangement to which the Company is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which the Company is a party; and (iv) all items of the Company’s tangible personal property and equipment with a book value of $50,000 or more or having any annual lease payment of $50,000 or more. Except for (a) items reflected in the Company’s consolidated financial statements as of April 30, 2005, as filed in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005, (b) exceptions to title that do not interfere materially with the Company’s use and enjoyment of owned or leased real property, (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005), and (d) items listed in Section 3.13 of the Company Disclosure Schedule, the Company has good and, as to owned real property, marketable and insurable title to all their properties and assets, free and clear of all liens, claims, charges and other encumbrances. The Company, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by them, and the Company has not experienced any material uninsured damage or destruction with respect to such properties since April 30, 2005. All properties and assets used by the Company are in good operating condition and repair suitable for the purposes for which they are currently utilized and, to the Knowledge of the Company, comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect. The Company enjoys peaceful and undisturbed possession under all leases for the use of all property under which it is the lessee, and all leases to which the Company is a party are valid and binding obligations in accordance with the terms thereof. The Company is not in default with respect to any such lease, and there has occurred no default by the Company or event which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease, except where such default is not likely to have, either individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, there are no Laws, conditions of record, or other impediments which interfere materially with the intended use by the Company of any of the property owned, leased, or occupied by it.
      3.14     Insurance.
      Section 3.14 of the Company Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by the Company, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds or other insurance policies and bonds that have, from time to time, in respect of the nature of the risks insured against and amount of coverage provided are in full force and effect and have been in full force and effect since their respective dates of inception. As of the date hereof, the Company has not received any notice of cancellation or amendment of any such policy or bond, and is not in default under any such policy or bond, and no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. True, correct and complete copies of all such policies and bonds reflected at Section 3.14 of the Company Disclosure Schedule, as in effect on the date hereof, have been made available to Parent.
      3.15     Compliance with Applicable Laws.
      The Company has complied in all material respects with all Laws applicable to it or to the operation of its business, except where such noncompliance is not likely to have, either individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, the Company has not received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.
      3.16     Affiliates.
      Each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”)) of the Company is listed at Section 3.16 of the Company Disclosure Schedule. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, since the date of Company’s last proxy statement to its stockholders, no event has occurred that would be required to be reported by the Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.
      3.17     Ownership of Parent Common Stock.
      Neither the Company nor any of its directors, executive officers, or affiliates (as used above in Section 3.16) (i) beneficially own, directly or indirectly through an affiliate, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of outstanding capital stock of Parent (other than those agreements, arrangements or understandings specifically contemplated hereby).
      3.18     Fairness Opinion.
      The Company has received an opinion from Douglas Curtis & Allyn LLC to the effect that, in its opinion, the consideration to be paid to stockholders of the Company hereunder is fair to such stockholders from a financial point of view.
      3.19     Intellectual Property.
      (a) Section 3.19 of the Company Disclosure Schedule contains a correct and complete list of all Company Registered Intellectual Property and all material unregistered copyrights, trademarks and service marks of the Company.
      (b) To the Company’s Knowledge, no Intellectual Property owned by the Company and no Company Proprietary Software is subject to any proceeding or outstanding consent, decree, order or judgment (i) restricting in any manner the use thereof by the Company or (ii) that may affect the validity or enforceability thereof. To the Company’s Knowledge, no Intellectual Property licensed to the Company and no Company Licensed Software, either of which is material to the operations of the Company, is subject to any proceeding or outstanding consent, decree, order or judgment (i) restricting in any manner the use thereof by the Company or (ii) that may affect the validity or enforceability thereof.
      (c) Each item of Company Registered Intellectual Property is subsisting and in full force in all material respects in accordance with its terms. All necessary registration, maintenance and renewal fees currently due and owing in connection with Company Registered Intellectual Property have been paid and all necessary documents, recordations and certifications in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such

Company Registered Intellectual Property and recording ownership by the Company or any of its Subsidiaries of such Company Registered Intellectual Property.
      (d) To the Knowledge of the Company, the Company is the sole and exclusive owner of each item of Intellectual Property used by the Company, other than Intellectual Property that is licensed to the Company, free and clear of any lien, except Permitted Liens.
      (e) Section 3.19 of the Company Disclosure Schedule sets forth a correct and complete list of (i) the Company Proprietary Software, and (ii) the Company Licensed Software.
      (f) To the Knowledge of the Company, the operations of the Company as currently conducted, including the Company’s design, development, manufacture, use, reproduction, display, marketing and sale of the products or services (including Software) of the Company do not infringe or misappropriate the Intellectual Property of any third party.
      (g) The Company has no Knowledge and has not received during the past six years written notice from any third party that the operations of the Company as currently conducted, or any current product or service of the Company infringes or misappropriates the Intellectual Property of any third party.
      (h) To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property that is owned by or exclusively licensed to the Company.
      (i) The Company has taken commercially reasonable steps to protect the rights of the Company in the Confidential Information and any trade secret or confidential information of third parties used by the Company.
      (j) The Company maintains in place and has taken commercially reasonable steps to enforce appropriate policies designed to ensure that all Intellectual Property owned by the Company and developed by employees of the Company is developed by such employees while working within the scope of their employment at the time of such development. Where appropriate, the Company has taken commercially reasonable steps to require its agents, consultants, contractors or other Persons to execute appropriate instruments of assignment in favor of the Company as assignee to convey to the Company ownership of Intellectual Property developed by such agents, consultants, contractors or other Persons on behalf of the Company.
      3.20     Company Information.
      This Agreement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements regarding the Company herein, in light of the circumstances in which they are made, not misleading. The Company notice of the Company Stockholders Meeting (except for the portions thereof relating solely to Parent or any of its Subsidiaries, as to which the Company makes no representation or warranty) will comply in all material respects with the provisions of the DGCL.
      3.21     Proxy Materials; Registration Statement; Other Information.
      None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement on Form S-4 relating to the registration of the Parent Common Stock to be issued in exchange for Company Common Stock and issuable upon exercise of the Substitute Options and the Substitute Warrants (the “Registration Statement”) or the letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to Company stockholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Materials”) will (i) in the case of the Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Materials, at the time of the mailing of any of the Proxy Materials and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Materials or the Registration Statement, the Company shall promptly inform Parent, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent. The Registration Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Materials will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.
      3.22     Unlawful Payments and Contributions.
      To the Knowledge of the Company, neither the Company nor any of its respective directors, officers, employees or agents has, with respect to the businesses of the Company, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.
      3.23     Listings.
      Except as set forth in Section 3.23 to the Company Disclosure Schedule, the Company’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange.
      3.24     Permits.
      The Company holds all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its business as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Surviving Corporation shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation. The Company has not received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
      Parent and Merger Sub hereby make the following representations and warranties to Company as set forth in this Article IV, subject to the exceptions disclosed in writing in the disclosure schedules of the Parent and Merger Sub delivered herewith (the “Parent and Merger Sub Disclosure Schedule”), each of which representations and warranties are being relied upon by Company as an inducement to enter into and perform this Agreement. It is acknowledged and agreed by Company that any matter set forth in any schedule, section or subsection of the Parent and Merger Sub Disclosure Schedule shall expressly not be deemed to constitute an admission by the Parent and/or Merger Sub, as the case may be, or otherwise imply, that any such matter rises to the level of a Material Adverse Effect or is otherwise material for purposes of this Agreement or the Parent and Merger Sub Disclosure Schedule.

      4.1     Corporate Organization.
      Each of Parent, Merger Sub and Parent’s other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of their state or incorporation of organization. Each of Parent, Merger Sub and Parent’s other Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to so qualify or to be in good standing has not had and would not likely have a Material Adverse Effect on Parent. Gupta Technologies, LLC, a Delaware limited liability company, David Corporation, a California corporation, Foresight Software, Inc., a Delaware corporation, Process Software, LLC, a Delaware limited liability company, Profitkey International, LLC, a Delaware limited liability company, and Empagio, Inc., a Delaware corporation, a Delaware limited liability company are the only Subsidiaries of Parent, that qualify as a “Significant Subsidiary” as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”). Section 4.1 of the Parent and Merger Sub Disclosure Schedule includes a listing of all subsidiaries of Parent and all jurisdictions in which Parent or any Subsidiary of Parent is qualified to do business or has assets and/or conducts operations.
      4.2     Capitalization.
      (a) The authorized capital stock of Parent consists of 150,000,000 shares of common stock (“Parent Common Stock”), par value $0.00001 per share and 50,000,000 shares of preferred stock, par value $0.00001 per share (“Parent Preferred Shares”), of which 16,000,000 shares of Series C Preferred Stock have been designated and 8,863,636 shares of Series D Preferred Stock have been designated. As of the date hereof, there are (i) 7,810,840 shares of Parent Common Stock issued and outstanding and 0 shares of Parent Common Stock held in Parent’s treasury, (ii) 56,094,178 shares of Parent Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, (iii) 13,362,688 shares of Series C Preferred Stock issued and outstanding and (iv) 7,045,545 shares of Series D Preferred Stock issued and outstanding. There no issued and outstanding shares of Parent’s Series A Preferred Stock or Series B Preferred Stock. All of the issued and outstanding Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as disclosed in the Parent SEC Reports, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any Parent Common Stock or Parent Preferred Shares or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any Parent Common Stock or any other equity security of Parent. Except as disclosed in the Parent SEC Reports, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or to which it is bound relating to the voting of any shares of the capital stock of Parent. Except as disclosed in the Parent SEC Reports, there are no existing rights with respect to the registration of Parent Common Stock under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights. Except as disclosed in the Parent SEC Reports since December 31, 2005 through the date hereof no options or warrants have been issued or accelerated or had their terms modified.
      (b) Except as disclosed in the Parent SEC Reports, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

      4.3     Authority; No Violation.
      (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the required regulatory approvals specified herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by Company of this Agreement) will constitute valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
      (b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub, of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of Parent, Merger Sub and each of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any Laws applicable to Parent, Merger Sub and each of Parent’s other Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent, Merger Sub and each of Parent’s other Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Merger Sub and each of Parent’s other Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except in each case for such violations, breaches, defaults, or terminations as would not likely have, either individually or in the aggregate, a Material Adverse Effect on Parent.
      (c) Parent is not: (i) in violation of its certificate of incorporation or bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.
      4.4     Consents and Approvals.
      (a) Except for (i) any required filings with the SEC and state securities authorities, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) such other filings, authorizations, consents, notices or approvals as may be set forth in Section 4.4(a) of the Parent and Merger Sub Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (x) the execution and delivery by Parent or Merger Sub of this Agreement and (y) the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby, except in each case for such consents, approvals or filings the failure of which to be obtained would not likely have a Material Adverse Effect on Parent or Merger Sub. The approval of the stockholders of Parent is not required in connection with the execution and delivery by Parent or Merger Sub of this Agreement and the consummation by Parent or Merger Sub of the Merger and the other transaction contemplated hereby.
      (b) Parent and Merger Sub have no Knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis.
      4.5     Adequate Resources.
      Parent has or will have at the Effective Time cash on hand or borrowing availability under financing arrangements from financially responsible third Parties, or a combination thereof, in an aggregate amount sufficient to enable Parent to pay in full all fees and expenses payable by Parent in connection with this Agreement and the transactions contemplated hereby.
      4.6     Legal Proceedings.
      (a) Except as disclosed in the Parent SEC Reports, Parent and Merger Sub are not party to any, and there are no pending or to the Knowledge of Parent or Merger Sub, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or Merger Sub in which, to the Knowledge of Parent or Merger Sub, there is a reasonable probability of any material recovery against or other material effect upon Parent or which challenge the validity or propriety of the transactions contemplated by this Agreement.
      (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, Merger Sub, or their respective assets.
      4.7     Broker’s Fees.
      Neither Parent nor any Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.
      4.8     Reports and Financial Statements.
      (a) Parent has previously made available to the Company (including through the SEC’s EDGAR system) true and complete copies of (a) Parent’s Annual Reports on Form 10-KSB filed with the SEC for each of the years ended June 30, 2003 through 2005; (b) Parent’s Quarterly Reports on Form 10-QSB filed with the SEC for the quarters ended September 30, 2005 and December 31, 2005; (c) each definitive proxy statement filed by Parent with the SEC since December 31, 2003; (d) each registration statement, prospectus and any amendments or supplements thereto filed by Parent with the SEC since December 31, 2003; and (e) all Current Reports on Form 8-K filed by Parent with the SEC since December 31, 2003. As of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), such reports, proxy statements, registration statements, prospectuses, supplements and amendments (individually a “Parent SEC Report” and, collectively, “Parent SEC Reports”) (a) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto) and fairly presented the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments). Since June 30, 2003, Parent has timely filed all material reports and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

      (b) Since December 31, 2005, there has not been any material change by Parent in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, which have not been filed with the SEC but which are required to be filed. Parent maintains a reasonable process or procedure under which management of Parent is aware of or authorizes material transactions of Parent such that such transactions may be recorded on the quarterly and annual financial reports of Parent in accordance with GAAP. Parent currently conducts its business in compliance in all material respects with all laws and regulations as currently applicable to the conduct of its business, including the Sarbanes-Oxley Act of 2002.
      (c) Parent has no material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the Knowledge of Parent, there is no reasonable basis for the assertion of any material claim or liability of any nature against Parent, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Parent’s Quarterly Report on Form 10-QSB filed with the SEC for the quarter ended December 31, 2005 or in Parent SEC Reports filed after such Quarterly Report, (ii) which have been incurred after the most recent Parent SEC Reports in the ordinary course of business, consistent with past practice, or (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action).
      4.9     Absence of Certain Changes or Events.
      (a) Except as disclosed in the Parent SEC Reports (i) neither Parent nor any of its Subsidiaries has incurred any material liability, except as contemplated by the Agreement or in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.
      (b) Subject to the acquisitions and financing described in the Parent SEC Reports, since June 30, 2005, Parent and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.
      4.10     Taxes and Tax Returns.
      (a) Parent and its Subsidiaries have duly filed all Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects), except that all such failures to file, taken together, as would not likely have a Material Adverse Effect on Parent, and has duly paid or made provision on the financial statements for the periods ended December 31, 2004, March 31, 2005, June 30, 2005, September 30, 2005 and December 31, 2005, and as referred to in Section 4.8 hereof, in accordance with GAAP for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Taxing Authorities on or prior to the date hereof other than Taxes (a) that (x) are not yet delinquent or (y) are being contested in good faith and set forth in Section 4.10 of the Parent and Merger Sub Disclosure Schedule (b) that have not been finally determined, and (c) the failure to pay, taken together, would not likely have a Material Adverse Effect on Parent. The IRS has not notified Parent of, or to the Knowledge of Parent otherwise asserted, that there are any material deficiencies with respect to the federal income Tax Returns of Parent. There are no material disputes pending, or to the Knowledge of Parent claims asserted for, Taxes or assessments upon Parent or any of its Subsidiaries. In addition, Tax Returns which are accurate and complete in all material respects have been filed by Parent and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor in accordance with GAAP has been included by Parent in the financial statements for the periods ended December 31, 2004, March 31, 2005, June 30, 2005, September 30, 2005 and December 31, 2005, and as referred to in Section 4.8 hereof. The unpaid Taxes of Parent (i) did not, as of the date of any financial statement referred to in Parent’s Annual Reports on Form 10-KSB exceed the reserve for Tax liability

(rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (other than the notes thereto) and (ii) will not as of the Closing Date exceed such reserve as adjusted for the passage of time though the Closing Date in accordance with past custom and practice of Parent in filing its Tax Returns. Neither Parent nor any of its Subsidiaries has been asked to consent to, and has not consented to, any currently effective waiver or extension of any statute of limitations with respect to any Tax. Neither Parent nor any Subsidiary has made an election under Section 341(f) of the Code. Parent has provided or made available to Company complete and correct copies of its Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to taxes for Parent’s fiscal years 2003 and 2004. For this purpose, “correspondence and documents” include, without limitation, amended Tax Returns, claims for refunds, notices from Taxing Authorities of proposed changes or adjustments to Taxes or Tax Returns, consents to assessment or collection of Taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from Taxing Authorities relating to any material Tax liability of Parent or any Subsidiary.
      4.11     Employee Plans.
      (a) For purposes of this Section 4.11, references to Parent shall include Parent and any other entity which together with Parent would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Code Section 414(b), (c) or (m). Section 4.11(a) of the Parent Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of ERISA), and each other plan, arrangement or agreement relating to deferred compensation, fringe benefits, flexible spending or other benefits of any current or former employee, that is maintained or contributed to as of the date of this Agreement by Parent or under which Parent has any material liability (collectively, the “Parent Plans”) and that is not otherwise disclosed in the Parent SEC Reports.
      (b) Parent has heretofore delivered or made available to the Company true, correct and complete copies of each of the Parent Plans and all related documents, including but not limited to (i) the most recent determination letter from the IRS (if applicable) for such Parent Plan, (ii) the current summary plan description and any summaries of material modification, (iii) all annual reports (Form 5500 series) for each Parent Plan filed for the preceding two plan years, and (iv) all substantive correspondence relating to any such Parent Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.
      (c) (i) Each of the Parent Plans has been operated and administered in all material respects in compliance with its terms and applicable Laws, including but not limited to ERISA and the Code, (ii) each of the Parent Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is designed to be so qualified, any trust created pursuant to any such Parent Plan is designed to be exempt from federal income tax under Section 501(a) of the Code, each such Parent Plan has either received from the IRS a favorable determination letter to such effect upon which Parent is entitled to rely as to such matters and which is currently applicable or may rely on a favorable opinion letter from the IRS as to such matters, and Parent is not aware of any circumstance or event which could reasonably be expected to jeopardize the tax-qualified status of any such Parent Plan or the tax-exempt status of any related trust, or which could reasonably be expected to cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Parent Plan, (iii) no Parent Plan is subject to Title IV of ERISA, (iv) no Parent Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Parent beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) death benefits or retirement benefits under a Parent Plan that is an “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Parent Plan that are accrued as liabilities on the books of Parent, or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (vi) no Parent Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Parent as of the Effective Time with respect to each Parent Plan and all other liabilities of each such entity with respect to each Parent Plan, in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) Parent is not aware that it has engaged in a transaction in connection with which Parent could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or to the Knowledge of Parent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Plans or any trusts related thereto by any current or former employee of Parent, and (x) no Parent Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Parent that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a “parachute payment” within the meaning of Code Section 280G after giving effect to the transactions contemplated by this Agreement nor would the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount of compensation due to any employee.
      (d) (A) None of the employees of Parent is represented in his or her capacity as an employee of such company by any labor organization; (B) Parent has not recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has Parent signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of its employees; and (C) to the Knowledge of Parent, there is no active or current union organization activity involving the employees of Parent, nor has there ever been union representation involving employees of Parent.
      (e) Parent has provided or made available to the Company a description of all written employment policies under which Parent is operating.
      (f) Parent is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers’ safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on Parent.
      (g) To the Knowledge of Parent, as of the date hereof, no executive, key employee or group of employees has any plans to terminate his or her employment with Parent.
      4.12     Compliance with Applicable Laws.
      Parent and each of its Subsidiaries has complied in all material respects with all Laws applicable to it or to the operation of its business, except where such noncompliance would not likely have, either individually or in the aggregate, a Material Adverse Effect on Parent. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.
      4.13     Affiliates.
      Each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”)) of Parent is listed at Section 4.13 of the Parent Disclosure Schedule. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, since the date of Parent’s last proxy statement to its stockholders, no event has occurred that would be required to be reported by Parent as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.
      4.14     Proxy Materials; Registration Statement; Other Information.
      None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement or the Proxy Materials will (i) in the case of the Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Materials, at the time of the mailing of any of the Proxy Materials and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Materials or the Registration Statement, Parent shall promptly inform the Company, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent. The Registration Statement will (with respect to Parent) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Materials will (with respect to Parent) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.
      4.15     Ownership of Company Common Stock.
      Except as disclosed on the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries, directors, executive officers, or affiliates (as such term is described above in Section 3.16) (i) beneficially own, directly or indirectly through an affiliate, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of outstanding capital stock of Company (other than those agreements, arrangements or understandings specifically contemplated hereby).
      4.16     Takeover Statutes.
      The Board of Directors of Parent has approved the terms of this Agreement and to the knowledge of Parent no state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Merger or any of the other transaction documents contemplated by this Agreement.
      4.17     Unlawful Payments and Contributions.
      To the Knowledge of Parent, neither Parent nor any of its respective directors, officers, employees or agents has, with respect to the businesses of Parent, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.
      4.18     Listings.
      Parent’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange.
      4.19     Permits.
      Parent holds all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its business as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Surviving Corporation shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent or Surviving Corporation. Parent has not received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

      4.20     Parent Information.
      This Agreement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements regarding Parent herein, in light of the circumstances in which they are made, not misleading.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
      5.1     Covenants of the Company.
      During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, or with the prior written consent of Parent, the Company shall carry on its business in the ordinary course consistent with past practices. The Company will use its commercially reasonable efforts, consistent with past practices, to (x) preserve its business organization intact, (y) keep available to itself and Parent the present services of the employees of the Company and (z) preserve for itself and Parent the goodwill of the customers of the Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1(c) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by Parent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not:

(a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company;

(c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than issuances, deliveries or sales in the ordinary course consistent with past practices;

(d) amend its certificate of incorporation, bylaws or other similar governing documents;

(e) make individual capital expenditures of $50,000 in the aggregate;

(f) enter into any new line of business or any material partnership arrangements, joint development agreements or strategic alliances;

(g) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(h) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(i) change its methods of accounting in effect at April 30, 2005, except for changes effected to comply with Statement of Financial Accounting Standards No. 86, and except as required by changes in GAAP or regulatory accounting principles;

(j) (i) except as required by applicable law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Company Plan or any agreement, arrangement, plan or policy between the Company and one or more of its current or former directors or officers, (ii) increase in any manner the compensation of any director, executive officer or other employee who is a party to a contract relating to employment or severance referenced in Section 3.11 of this Agreement, or pay any benefit not required by any plan or agreement as in effect as of the date hereof (except for the granting of stock options, stock appreciation rights, restricted shares, restricted share units or performance units or shares granted in the ordinary course consistent with past practices), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment of compensation or benefits to any director, executive officer or employee who is a party to a contract relating to employment or severance referenced in Section 3.11 of this Agreement, (iv) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment of compensation or benefits to any employee who is not a director or executive officer or who is not a party to a contract relating to employment or severance referenced in Section 3.11 of this Agreement, other than normal annual cash increases in pay, consistent with past practice and not exceeding five percent on average of all employees’ base salary or wage, and ordinary course offer letters and stock option agreements to new hires permitted under the immediately following clause, (v) hire any new employee at an annual compensation in excess of $100,000, or (vi) promote any employee to a rank of senior vice president or more senior rank;

(k) incur any material indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the material obligations of any other individual, corporation or other entity, except for draw downs from the Company’s existing line of credit in the ordinary course of business consistent with past practice;

(l) sell, lease, license, encumber or otherwise dispose of any of the Company’s material properties or assets, except in the ordinary course of business consistent with past practice, or enter into a material lease, relocate, open or close any office;

(m) propose or enter into any contract, agreement or commitment relating to the settlement of any legal, administrative, arbitration or other proceeding, claim, action or governmental or regulatory investigation of any nature against the Company in excess of $50,000;

(n) Transfer or license to any person or entity or otherwise extend, amend or modify any material rights to the Company Intellectual Property (including rights to resell or relicense the Company Intellectual Property) or enter into grants to future patent rights, other than transactions entered into in the ordinary course of business consistent with past practices;

(o) Commence any material litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company’s business, provided that the Company consults with the Parent prior to the filing of such a suit (except that the Company shall not require the approval of, and shall not be required to consult with, Parent with respect to any claim, suit or proceeding by the Company against Parent or any of its affiliates; and

(p) agree or commit to do any of the actions set forth in (a) — (o) above or take any action that would result in any of the conditions to the Merger set forth in Article VII not being satisfied, or, except as otherwise allowed hereunder, that could reasonably be expected to prevent, impede, interfere with or significantly delay the transactions contemplated hereby.

      The consent of Parent to any action by the Company that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by an officer of Parent.
      5.2     Covenants of Parent
      During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, or with the prior written consent of the Company, Parent shall carry on its business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, and except as set forth in the Parent and Merger Sub Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by the Company in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Parent:

(a) shall notify the Company of any emergency or other change in the normal course of its or its Subsidiaries’ respective businesses or in the operation of its or its Subsidiaries’ respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity if such emergency, change, complaint, investigation or hearing would likely have a Material Adverse Effect on Parent;

(b) shall notify the Company of any material transaction;

(c) shall not declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (other than dividends on the Series C Preferred Stock and the Series D Preferred Stock);

(d) shall not (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of Parent, or any securities convertible into or exercisable for any shares of the capital stock of Parent;

(e) amend its certificate of incorporation, bylaws or other similar governing documents (other than an amendment to change the name of the Parent to “Halo Technology Holdings, Inc.”);

(f) shall not modify its operating model in any material respect;

(g) shall not acquire or agree to acquire any business or entity if the acquisition or announcement of the agreement for an acquisition would adversely affect the timing of the Merger or the preparation and distribution of the Proxy Materials and Registration Statement;

(h) shall not take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(i) shall not change its methods of accounting in effect at June 30, 2005, except for changes effected to comply with Statement of Financial Accounting Standards No. 86, and except as required by changes in GAAP or regulatory accounting principles;

(j) shall not sell, lease, license, encumber or otherwise dispose of any of Parents or any of Parent’s Subsidiaries’ material properties or assets, except in the ordinary course of business consistent with past practice; and

(k) shall not agree or commit to do any of the actions set forth in (a) — (j) above or take any action that would result in any of the conditions to the Merger set forth in Article VII not being satisfied, or, except as otherwise allowed hereunder, that could reasonably be expected to prevent, impede, interfere with or significantly delay the transactions contemplated hereby.
      The consent of the Company to any action by Parent that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by an officer of the Company.
      5.3     Compliance with Antitrust Laws.
      Each of Parent and the Company shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under antitrust laws, including, without limitation, the HSR Act. In the event a suit is threatened or instituted challenging the Merger as violative of antitrust laws, each of Parent and the Company shall use its reasonable best efforts to avoid the filing of, or resist or resolve such suit. Parent and the Company shall use their reasonable best efforts to take such action as may be required: (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or

Governmental Entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Reasonable best efforts shall not include, among other things and to the extent Parent so desires, the willingness of Parent to accept an order agreeing to the divestiture, or the holding separate, of any assets of Parent or the Company.
      5.4     No Solicitation.
      (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company will not, and will not permit its directors, officers, investment bankers, affiliates, representatives and agents to, (i) solicit, initiate, or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Company Acquisition Proposal, or (ii) engage in, or enter into, any negotiations or discussions concerning any Company Acquisition Proposal. Notwithstanding the foregoing, in the event that, notwithstanding compliance with the preceding sentence, the Company receives a Company Superior Proposal the Company may, to the extent that the Board of Directors of the Company determines in good faith (in consultation with outside counsel) that such action would be required by its fiduciary duties, participate in discussions regarding any Company Superior Proposal in order to be informed and make a determination with respect thereto. In such event, the Company shall, (i) no less than twenty four (24) hours prior to participating in any such discussions, inform Parent of the material terms and conditions of such Company Superior Proposal, including the identity of the Person making such Company Superior Proposal. and (ii) promptly keep Parent informed of the status including any material change to the terms of any such Company Superior Proposal. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.
      (b) For Purposes of this Agreement:
      “Company Acquisition Proposal” means any bona fide inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of the Company, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company, (v) tender offer or exchange offer for Company securities; in the case of (i), (ii), (iii), (iv) or (v) above, which transaction would result in a third party (or its shareholders) acquiring more than twenty percent (20%) of the voting power of the Company or the assets representing more than twenty percent (20%) of the net income, net revenue or assets of the Company on a consolidated basis, (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions, or (vii) public announcement of an agreement, proposal, plan or intention to do any of the foregoing, provided, however, that the term “Company Acquisition Proposal” shall not include the Merger and the transactions contemplated thereby.
      “Company Superior Proposal” means any offer not solicited by the Company, or by other persons in violation of the first sentence of Section 5.4(a), and made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than fifty percent (50%) of the Company Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Company, and otherwise on terms which the Board of Directors of the Company determines in good faith (based on its consultation with a financial advisor and other such matters that it deems relevant) would, if consummated, result in a transaction more favorable to the Company’s stockholders than the Merger and, in the reasonable good faith judgment of the Board of Directors of the Company after consultation with its financial advisor, the persons or entity making such Company Superior Proposal has the financial means to conclude such transaction.

      (c) Neither the Board of Directors of the Company nor any committee thereof shall, except as required by their fiduciary duties as determined in good faith in consultation with outside counsel, (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of the Company or such committee of this Agreement or the Merger, (ii) approve, recommend, or otherwise support or endorse any Company Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Company Acquisition Proposal. Nothing contained in this Section 5.4 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, in consultation with outside counsel, such disclosure is necessary for the Board of Directors to comply with its fiduciary duties under applicable law.
      (d) In addition to the obligations of the Company set forth in paragraphs (a) and (c) of this Section 5.4, the Company will promptly (and in any event within twenty-four (24) hours) advise Parent, orally and in writing, if any Company Acquisition Proposal is made or proposed to be made or any information or access to properties, books or records of the Company is requested in connection with a Company Acquisition Proposal, the principal terms and conditions of any such Company Acquisition Proposal or potential Company Acquisition Proposal or inquiry and the identity of the party making such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry. . The Company will keep Parent advised of the status and details (including amendments and proposed amendments) of any such request or Company Acquisition Proposal.
ARTICLE VI
ADDITIONAL AGREEMENTS
      6.1     Cooperation.
      (a) The Company and Parent shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

(i) prepare and file with the SEC as soon as is practicable the Proxy Materials and the Registration Statement registering the Parent Common Stock be issued in exchange for Company Common Stock and issuable upon exercise of the Substitute Options and the Substitute Warrants, and shall use all reasonable best efforts to cause the Proxy Materials and the Registration Statement to comply with the rules and regulations promulgated by the SEC, to cause the Registration Statement to qualify as a resale registration statement with respect to shares of Parent Common Stock of Persons who are “affiliates” within the meaning of Rule 145 under the Securities Act, to respond promptly to any comments of the SEC or its staff, and to have the Proxy Materials cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after it is filed;

(ii) as soon as reasonably practicable take all such action as may be required under state blue sky or securities laws of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote and the Company Stockholders Meeting; provided, however, that Parent shall not be required (A) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (B) to file a general consent to service of process in any jurisdiction.;

(iii) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

(iv) cooperate with one another in obtaining opinions of DLA Piper Rudnick Gray Cary US LLP, counsel to the Company, and Day, Berry and Howard, tax counsel to Parent, dated as of the date the Registration Statement is declared effective satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act and opinions of DLA Piper Rudnick Gray Cary US LLP and Day, Berry and Howard, dated as of the Effective Time, to the effect that the Merger qualifies as a reorganization under the provisions of Section 368(a) of the Code. In connection therewith, each of the Company and Parent shall deliver to DLA Piper Rudnick Gray Cary US LLP and Day, Berry and Howard representation letters dated as of the date of such opinions in form and substance satisfactory to such counsel.

      (b) Subject to the limitations contained in Section 6.2, the Company and Parent shall each furnish to one another and to one another’s counsel all such information as may be required in order to effect the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.
      (c) No party to this Agreement knows of any fact or has taken, or will take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
      (d) The Company will use all reasonable best efforts to cause the Proxy Materials to be mailed to the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Company, its Subsidiaries and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.1. If any event relating to the Company occurs that is required to be disclosed in an amendment or supplement to the Registration Statement or the Proxy Materials, or if the Company becomes aware of any information that is required to be disclosed in an amendment or supplement to the Registration Statement or the Proxy Materials, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. If any event relating to Parent or any of its Subsidiaries occurs that is required to be disclosed in an amendment or supplement to the Registration Statement or the Proxy Materials, or if Parent becomes aware of any information that is required to be disclosed in an amendment or supplement to the Registration Statement or the Proxy Materials, then Parent shall promptly inform the Company thereof and shall cooperate with the Company in filing such amendment or supplement with the SEC.
      (e) The Company and Parent will cooperate with one another in preparing and filing all necessary documentation to effect any other applications, notices, petitions and filings, and to obtain as promptly as practicable, all permits, consents, approvals and authorizations of all other third Parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided by the other party to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third Parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each of the Parties will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

(i) The Company shall, upon request, furnish Parent with all information concerning the Company and its directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement

(ii) Parent, Merger Sub and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement.
      6.2     Access to Information.
      (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company and Parent shall accord to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records.
      (b) No investigation by either of the Parties or their respective representatives shall affect the representations and warranties of the other set forth herein.
      6.3     Stockholder Meeting
      The Company shall take all reasonable steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders promptly after the date of this Agreement for the purpose of voting upon the approval of this Agreement and the Merger (the “Company Stockholders Meeting”). Management and the Board of Directors of the Company shall recommend to the Company’s stockholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby; provided, however, that the Company shall not be obligated to recommend or oppose, as the case may be, if the Board of Directors of the Company determines in good faith, after consultation with counsel, that such recommendation or opposition, as the case may be, would result in a breach of its fiduciary duties under applicable Delaware law.
      6.4     Legal Conditions to Merger.
      Each of Parent and the Company shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent in connection with the Merger and the other transactions contemplated by this Agreement.

6.5	Employees.
      (a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under the Section 401(k) plan maintained by Parent, as applicable, individuals who are employees of the Company at the Effective Time and who become eligible to participate in such plans will be credited with periods of service with the Company before the Effective Time as if such service had been with Parent, as applicable.
      (b) If required by Parent in writing delivered to the Company not less than five business days before the Closing Date, the Company shall, on the Closing Date or effective one day prior to the Closing Date contingent on the Closing occurring, (i) terminate any Company Plan that includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k) (collectively, the “401(k) Plans”) and no further contributions shall be made to any 401(k) Plan after such termination, or (ii) freeze the 401(k) Plans and no further contributions shall be made to any 401(k) Plan after such freeze, or (iii) cause the 401(k) Plans to be merged in to the Parent 401(k) Plan as soon as administratively possible after the Closing Date and the participants of the 401(k) Plans shall be governed by the Parent 401(k) Plan. The Company shall provide to Parent (i) certified copies of resolutions adopted by the Board of Directors of the Company, as applicable, authorizing such termination and (ii) an executed amendment to each 401(k) Plan in form and substance reasonably satisfactory to Parent to conform the plan document for such 401(k) Plan with all applicable requirements of the Code and regulations thereunder relating to the tax-qualified status of such 401(k) Plan. To the extent the applicable 401(k) Plan has been amended pursuant to this section, Parent will not be obligated to make any matching or other employer contributions to any 401(k) Plan after the Merger.
      (c) After the Effective Time, except to the extent that Parent or its Subsidiaries continues Company Plans in effect, employees of the Company who become employed by Parent or any of its Subsidiaries will be eligible for employee benefits that Parent or such Subsidiary, as the case may be, provides to its employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such employees, provided that nothing in this Agreement shall require any duplication of benefits. Parent will or will cause its Subsidiaries to give credit to employees of the Company, with respect to the satisfaction of the limitations as to pre-existing condition exclusions and waiting periods for participation and coverage that are applicable under the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) of Parent and credit employees of the Company with an amount equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any co-insurance, co-payment, deductible or out-of-pocket limit under the comparable employee welfare benefit plans of the Company.

6.6	Subsequent Financial Statements.
      As soon as reasonably available, but in no event more than thirty (30) days after the end of each month, the Company and Parent will deliver the unaudited financial statements of such party as of the end of each such month to the other party.

6.7	Additional Agreements.
      In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the proper officers and directors of each of Parent and the Company shall take all such necessary action as may be reasonably requested by Parent.

6.8	Advice of Changes.
      Parent and the Company shall promptly advise each other of any change or event that, individually or in the aggregate, has or would likely have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be.

6.9	Current Information.
      During the period from the date of this Agreement to the Effective Time, each of Parent and the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than semi-monthly) with representatives of the other Party and to report the general status of their respective ongoing operations. Parent and the Company will promptly notify each other of any material change in the normal course of business or in the operation of their properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Parent and the Company, and will keep each other fully informed of such events.

6.10	Execution of the Certificate of Merger.
      Prior to the Effective Time, Parent, Merger Sub and the Company each shall execute and deliver the Certificate of Merger in a form reasonably satisfactory to the Parties.

6.11	Indemnification and Insurance.
      (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Company (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company or any of its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Parties agree to cooperate and defend against and respond thereto to the extent permitted by applicable law and the certificate of incorporation and bylaws of the Company. It is understood and agreed that after the Effective Time, Parent and Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law and the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement (“Damages”) in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall be obligated pursuant to this paragraph to pay for only one counsel for each Indemnified Party, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (4) Parent shall not be obligated pursuant to this paragraph to the extent that a final judgment determines that any Damages are as a result of the gross negligence or willful misconduct or result from a decision made by the Indemnified Party when the Indemnified Party had no good faith belief that he or she was acting in the best interests of the Company. Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof; provided, however, that the failure to so notify shall not affect the obligations of Parent under this Section 6.11 except to the extent such failure to notify materially prejudices Parent. Parent’s obligations under this Section 6.11 continue in full force and effect for a period of five years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.
      If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, the successors and assigns of Parent shall assume the obligations set forth in this Section 6.11.
      Parent shall ensure than any officer or director of the Company who becomes an executive officer or director of Parent on or after the Effective Time shall, at the time such person becomes an executive officer or director of Parent, be named as an insured under Parent’s directors and officers liability policy to the same extent as other executive officers and directors of Parent.
      (b) Company shall purchase for the benefit of the persons serving as executive officers and directors of the Company immediately prior to the Effective Time, directors’ and officers’ liability insurance coverage for five years after the Effective Time, under either Company’s policy in existence on the date hereof, or under a policy of similar coverage and amounts containing terms and conditions which are generally not less advantageous than the Company’s current policy, and in either case, with respect to acts or omissions occurring prior to the Effective Time which were committed by such executive officers and directors in their capacity as such (“Tail Insurance”). Company shall not purchase Tail Insurance with a premium of more than $200,000.

6.12	Takeover Statute.
      If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

6.13	Accountants’ “Comfort” Letters.
      The Company and Parent will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

6.14	Additional Reports.
      The Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections 3.5 and 4.8 that it files with the SEC on or after the date hereof, and each of the Company and Parent, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company or Parent and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

6.15	Termination of Employee Stock Purchase Plan
      On or before the Closing Date, the Company shall terminate it’s Employee Stock Purchase Plan (the “ESPP”). On the earlier of March 31, 2006, or the date the ESPP expires by its own terms, the Company shall suspend contributions to the ESPP.

6.16	Stockholders Agreement.
      Concurrently with the execution and delivery of this Agreement, each of Special Situations Funds, AWM Investment Company, Inc. and Diker Management LLC and any entity owed or controlled by any of them shall execute and deliver the Stockholder Agreement.
ARTICLE VII
CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Merger.
      The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock entitled to vote thereon.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

(c) Registration Statement. The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect.

(d) Employment Agreements. Parent and Todd Wille shall have entered into a mutually acceptable employment agreement in substantially the form attached hereto as Exhibit C.

7.2	Conditions to Obligations of Parent.
      The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, all such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct in all material respects or true and correct in all respects, as the case may be, either individually or in the aggregate, will likely have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by each of the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Covenants and Agreements of the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, except where failure to perform would not likely have a Material Adverse Effect on Company. Parent shall have received a certificate signed on behalf of the Company by each of the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Consents under Agreements. The consent, approval or waiver of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company under any Company Contract shall have been obtained except for those, the failure of which to obtain, will not likely have a Material Adverse Effect on the Company or the Surviving Corporation.

(d) No Material Adverse Change. There shall have been no changes in the business, operations, condition (financial or otherwise), assets or liabilities of the Company regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would likely have a Material Adverse Effect on Parent.

(e) Stockholder Agreements. Each Stockholder Agreement shall remain in full force and effect.

(f) Dissenter’s or Appraisal Rights. To the extent available to the holders of the Company Common Stock in connection with the Merger, holders of not more than ten (10%) of the Company Common Stock shall have exercised and not withdrawn prior to the Effective Time dissenter’s or appraisal rights.

7.3	Conditions to Obligations of the Company.
      The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct in all material respects or true and correct in all respects, as the case may be, either individually or in the aggregate, will likely have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of both Parent and Merger Sub by each of the President or any Executive Vice President and the Chief Financial Officer or Treasurer of Parent to the foregoing effect.

(b) Performance of Covenants and Agreements of Parent. Parent shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, except where failure to perform would not likely have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of both Parent by each of the President or any Executive Vice President and the Chief Financial Officer or Treasurer of Parent to such effect.

(c) Consents under Agreements. The consent or approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Parent is a party or is otherwise bound shall have been obtained, except where failure to obtain such consent, approval or waiver would not likely have a Material Adverse Effect on Parent.

(d) No Material Adverse Change. There shall have been no changes in the business, operations, condition (financial or otherwise), assets or liabilities of the Parent regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would likely have a Material Adverse Effect on Parent.

(e) Additional Investment. Parent shall have received at least $2,000,000 in new money equity investment between the date hereof and the Effective Time.

(f) Capitalization. On or prior to the Effective Time (i) the holders of outstanding shares of the Parent’s Preferred Stock shall have converted such shares of preferred stock into common stock of Parent and (ii) the holders of convertible promissory notes of Parent listed on Schedule 7.3(f) shall have converted such promissory notes into shares of Common Stock of Parent.
ARTICLE VIII
TERMINATION AND AMENDMENT

8.1	Termination.
      This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company of the matters presented in connection with the Merger:

(a) by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either Parent or the Company upon written notice to the other party (i) 30 days after the date on which any request or application for a regulatory approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such regulatory approval, unless within the 30-day period following such denial or withdrawal the Parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b), if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before September 30, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or the Company (provided that the terminating party is not in breach of its obligations under Section 6.3 hereof) if the approval of the stockholders of the Company hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held Company Stockholders Meeting or at any adjournment or postponement thereof;

(e) by either Parent or the Company if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

(f) by either Parent or the Company if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

(g) by Parent, if the management of the Company or its Board of Directors, for any reason, (i) fails to call and hold a Company Stockholders Meeting to consider and approve this Agreement and the transactions contemplated hereby, (ii) fails to recommend to stockholders the approval of this Agreement and the transactions contemplated hereby, (iii) fails to oppose any third party proposal that is inconsistent with the transactions contemplated by this Agreement other than as expressly permitted by Section 5.4 of this Agreement, or (iv) violates Section 5.4 of this Agreement;

(h) by Parent or the Company if the Company has complied with Section 5.4 above, and has given written notice to Parent that the Company has agreed to enter into a Company Superior Proposal; provided, however, that such termination under this Section 8.1(h) shall not be effective unless and until the Company shall have complied with breakup fee provisions of Section 8.2 below.

8.2	Effect of Termination; Termination Fee.
      (a) Except as set forth in this Section 8.2, in the event of termination of this Agreement by either Parent or the Company as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates, officers, directors or stockholders except (x) with respect to the treatment of confidential information, the payment of expenses pursuant to Section 9.2, and Article IX generally, (y) to the extent that such termination results from the willful breach of a Party of any of its representations or warranties, or any of its covenants or agreements or (z) intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby.
      (b) In the event that (i)(1) a Company Acquisition Proposal or the intention to make a Company Acquisition Proposal shall have been made directly to the stockholders of the Company generally or otherwise publicly announced by the Company or the Person making such Company Acquisition Proposal, (2) such Company Acquisition Proposal or intention is not irrevocably and publicly withdrawn prior to the vote of the Company stockholders at the duly held Company Stockholders Meeting, and (3) this Agreement is terminated by either the Company or Parent (x) pursuant to Section 8.1(c) due to the Company Stockholders Meeting not occurring as a result of such Company Acquisition Proposal or (y) Section 8.1(d), (ii) this Agreement is terminated by Parent pursuant to Section 8.1(g) or (iii) this Agreement is terminated by either the Company or Parent pursuant to Section 8.1(h), then the Company shall promptly, but in no event later than the date of such termination, pay Parent a fee equal to $600,000 (the “Company Termination Fee”), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement, and accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.2(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.2(b), the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
      (c) If this Agreement is terminated under circumstances in which the Parent is entitled to receive a Company Termination Fee, the payment of such Company Termination Fee shall be the sole and exclusive remedy available to such party, except in the event of (x) a willful breach by the other party of any provision of this Agreement or (y) the intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby, in which event the non-breaching Party shall have all rights, powers and remedies against the breaching Party which may be available at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

8.3	Amendment.
      Subject to compliance with applicable law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4	Extension; Waiver.
      At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements.
      The respective representations and warranties made by the Company, Parent and Merger Sub in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time and no Person shall have any liability or obligation in connection with any such representation or warranty following the Effective Time.

9.2	Expenses.
      All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. The Registration Statement filing fee shall be borne by Parent and the cost of printing the Registration Statement and the Proxy Materials shall be borne one-half by Parent and one-half by the Company.

9.3	Notices.
      All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), or if sent by facsimile or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent and Merger Sub, to:
Halo Technology Holdings
200 Railroad Avenue, Third Floor
Greenwich, Connecticut 06830
Attn: Ernest (JR) Mysogland
Tel: (203) 422-2950
Fax: (203) 422-5329

(b)	if to Company, to:
Unify Corporation
2101 Arena Blvd., Suite 100
Sacramento, California 95834
Attn: Todd E. Wille
Tel: (916) 928-6387
Fax: (916) 928-6408

with a copy (which shall not constitute notice) to:
DLA Piper Rudnick Gray Cary US LLP
400 Capitol Mall, Suite 2400
Sacramento, CA 95814
Attn: Kevin A. Coyle
Tel: (916) 930-3200 Fax: (916) 930-3201

9.4	Interpretation.
      When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.5	Counterparts.
      This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. A facsimile or electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or Parties whose signature(s) appear thereon.

9.6	Entire Agreement.
      This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement by and among Parent and the Company, dated as of October 2, 2005 (which shall survive the execution and termination of this Agreement).

9.7	Governing Law.
      This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules.

9.8	Enforcement of Agreement.
      The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.9	Severability.
      Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.10	Publicity.
      Except as otherwise required by law or the rules of any exchange on which the Company Common Stock or the Parent Common Stock is or may become listed, so long as this Agreement is in effect,

neither Parent nor the Company shall, or shall permit any of Parent’s Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

9.11	Assignment; Limitation of Benefits.
      Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except for Section 6.11, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the Parties hereto and their permitted assigns.

9.12	Additional Definitions.
      In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.
      “Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company, including the Company Software.
      “Company Licensed Software” means all third party Software used by the Company except for “off the shelf” or other software widely available through regular commercial distribution channels on standard terms and conditions.
      “Company Proprietary Software” means all Software owned by the Company.
      “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by or filed in the name of the Company.
      “Company Software” means the Company Licensed Software and the Company Proprietary Software.
      “Company Stock Option” means options granted to Company employees, officers, directors or consultants to acquire Company Common Stock, including without limitation options granted pursuant to the Company’s 2001 Stock Option Plan and the Company’s 1991 Stock Option Plan.
      “Confidential Information” means any data or information of the Company (including trade secrets) that is valuable to the operation of the Company’s business and not generally known to the public or competitors.
      “GAAP” means generally accepted accounting principles as applied in the United States of America.
      “HSR Act” means the United States Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
      “Intellectual Property” means all intellectual property rights, including: (a) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals and continuations thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, manufacturing processes, test and qualification processes, designs, schematics, proprietary information, know-how, technology, technical data and customer lists; (c) all works of authorship (whether copyrightable or not), copyrights, copyright registrations and applications therefor throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all Software; and (f) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, and trademark and service mark and trade dress registrations and applications therefor throughout the world.

      “Knowledge” with respect to any entity, refers to the knowledge of such entity’s directors and officers in the ordinary course of their duties in such positions without inquiry.
      “Laws” means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.
      “Material Adverse Effect” means with respect to Parent, Merger Sub or the Company, as the case may be, a condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, results of operations, business or properties of Parent, Merger Sub or the Company, as the case may be, and its Subsidiaries taken as a whole (other than as a result of (i) any change, effect, event or occurrence relating to the United States economy or financial or securities markets in general, (ii) any change, effect, event or occurrence relating to the software applications industry to the extent not affecting such party to a materially greater extent than it affects other Persons in the software applications industry, (iii) any change, effect, event or occurrence relating to the announcement or performance of this Agreement and the transactions contemplated hereby, (iv) with respect to the Company or Parent, any change, effect, event or occurrence resulting from any action or omission taken with the prior consent of the other Party, and (v) effects arising from war or terrorism), or (B) the ability of Parent, Merger Sub or the Company to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.
      “Permitted Liens” means in the case of Intellectual Property, license agreements entered into in the ordinary course.
      “Person” means any natural person, corporation, business trust, joint venture, association, company, firm, partnership or other entity or government or Governmental Entity.
      “Registered Intellectual Property” means all United States and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks, service marks and trade dress, and applications to register trademarks, service marks and trade dress; (c) registered copyrights and applications to register copyrights; and (d) domain name registrations.
      “Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form.
      “Special Situations Funds” means Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., and Special Situations Technology Fund II, L.P.
      “Stockholder Agreement” means the Stockholder Agreements in the form of Exhibit A attached hereto between the Parent and each of Special Situations Funds, AWM Investment Company, Inc. and Diker Management LLC and any entity owed or controlled by any of them.
      “Subsidiary” with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

WARP TECHNOLOGY HOLDINGS, INC.,
operating under the name
HALO TECHNOLOGY HOLDINGS

By:	/s/ Ernest (JR) Mysogland

Name: Ernest (JR) Mysogland

Title:	Executive Vice President

UCA MERGER SUB, INC.

By:	/s/ Ernest (JR) Mysogland

Name: Ernest (JR) Mysogland

Title:	President and Sole Director

UNIFY CORPORATION

By:	/s/ Todd E. Wille

Name: Todd E. Wille

Title:	Chief Executive Officer

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
      This Amendment No. 1 to Merger Agreement dated as of May 24, 2006 (this “Amendment”), among Halo Technology Holdings, Inc., a Nevada corporation (“Parent”), UCA Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and Unify Corporation, a Delaware corporation (the “Company”).
WITNESSETH:
      WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of March 14, 2006 (the “Merger Agreement”), and desire to amend the Merger Agreement as set forth herein.
      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows (capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement):
1.     Amendment to Section 7.1. The following provision is added immediately following Section 7.1 (d):

(e) Opinion of Counsel to Company. The Parent shall have received from DLA Piper Rudnick Gray Cary US LLP, counsel to the Company, an opinion dated as of the date the Registration Statement is declared effective, in the form mutually agreed to by the parties to the effect that the Merger will constitute a reorganization under the provisions of Section 368(a) of the Code.
2.     Amendment to Section 7.1. The following provision is added immediately following Section 7.1 (e):

(f) Opinion of Tax Counsel to Parent. The Company shall have received from Day, Berry & Howard LLP, tax counsel to the Parent, an opinion dated as of the date the Registration Statement is declared effective, in the form mutually agreed to by the parties to the effect that the Merger will constitute a reorganization under the provisions of Section 368(a) of the Code.

3.	Miscellaneous.
      (a) The validity, construction and performance of this Amendment, and any action arising out of or relating to this Amendment shall be governed by the laws of the State of Delaware, without regard to the laws of the State of Delaware as to choice or conflict of laws.
      (b) Except as modified herein, all other terms and provisions of the Merger Agreement are unchanged and remain in full force and effect.
      (c) The captions contained in this Amendment are for convenience of reference only, shall not be given meaning and do not form part of this Amendment.
      (d) This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Amendment shall become effective when each party to this Amendment shall have received a counterpart hereof signed by the other parties to this Amendment.
      (e) This Amendment shall be binding upon any permitted assignee, transferee, successor or assign to any of the parties hereto.

      IN WITNESS WHEREOF, each of the parties has executed this Amendment as of the date first set forth above.

PARENT:

HALO TECHNOLOGY HOLDINGS, INC.

By:	/s/ Ernest C. Mysogland

Name: Ernest C. Mysogland

Title:	Executive Vice President

MERGER SUB:

UCA MERGER SUB, INC.

By:	/s/ Ernest C. Mysogland

Name: Ernest C. Mysogland

Title:	President and Sole Director

COMPANY:

UNIFY CORPORATION

By:	/s/ Todd Wille

Name: Todd Wille

Title:	President and Chief Executive Officer

Annex B
PERSONAL AND CONFIDENTIAL
March 10, 2006
Unify Board of Directors
Unify Corporation
2101 Arena Blvd., Suite 100
Sacramento, CA 95834
Gentlemen:
      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, no par value per share (the “Shares”) of Unify Corporation (the “Company”), of the 0.43 share of Warp Technology Holdings, Inc. common stock to be received by such holders pursuant to the terms contained in the draft Agreement and Plan of Merger, dated as of March 9, 2006 (the “Agreement”), among Warp Technology Holdings, Inc. (“Halo”), Target Merger Sub, a wholly owned subsidiary of Halo (“Merger Sub”), and the Company.
      Douglas, Curtis & Allyn LLC and its affiliates have not acted as a financial advisor to the Company in connection with, nor have we participated in any of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We have received fees for our services in connection with the Transaction, none of which were contingent upon consummation of the Transaction or upon the conclusion of our opinion, and the Company has agreed to indemnify us against certain liabilities arising out of our engagement.
      In connection with this opinion, we have reviewed, among other things, the Agreement; the Company’s and Halo’s Annual Reports on Form 10-KSB or Form 10-K, as the case may be; quarterly reports on Form 10-QSB or Form 10-Q, as the case may be; other SEC filings; and certain internal financial analyses and forecasts prepared by each company’s management. In that regard, we have assumed, with your consent, that the internal financial forecasts prepared by management of the Company and Halo, including cost savings and operating synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and Halo, and that such forecasts will be realized in the amounts and time periods contemplated thereby. We also have held discussions with members of senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial conditions and future prospects and risks of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar financial and stock market information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the Company’s software development tools and vertical software applications industry sectors specifically and in other software companies generally, and performed such other studies and analyses, and considered such other factors, as we considered appropriate.
      We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any intangible, contingent, derivative or off-balance-sheet assets and liabilities) of the Company, Halo or Merger Sub. Our opinion does not address the underlying business decision of the Company to engage in the Transaction. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company. Our services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.

B-1

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the 0.43 share of Halo common stock to be received by the holders of Shares pursuant to the terms contained in the draft Agreement and Plan of Merger dated March 9, 2006 is fair from a financial point of view to such holders.
Yours truly,
/s/ Douglas Curtis & Allyn LLC
Douglas Curtis & Allyn LLC

B-2

ANNEX C
STOCKHOLDER AGREEMENT
      This STOCKHOLDER AGREEMENT, is dated as of March 14, 2006, by and between Warp Technology Holdings, Inc., a Nevada corporation doing business as “Halo Technology Holdings” (“Parent”), and the undersigned, holder (“Stockholder”) of shares of common stock (“Company Common Stock”), of Unify Corporation, a Delaware corporation (“Company”).
      WHEREAS, in order to induce Parent to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Company, Parent has requested Stockholder and Stockholder has agreed, to enter into this Stockholder Agreement with respect to all shares of Company Common Stock now or hereafter beneficially owned by Stockholder of which Stockholder has the right to vote or direct the voting thereof (the “Shares”);
      NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
GRANT OF PROXY AND VOTING AGREEMENT
      1.1     Voting Agreement. In the event that any stockholder action is to be taken at any time with respect to the approval and adoption of the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto or contemplated thereby (collectively, the “Transaction Documents”), whether by written consent, vote of the shareholders of the Company at a meeting or otherwise, Stockholder agrees to vote all of the Shares in favor of the approval and adoption of the Transaction Documents. Stockholder hereby agrees that Stockholder will not vote any Shares in favor of the approval of any (i) Company Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of Company or any other extraordinary transaction involving Company, (iii) corporate action the consummation of which would frustrate the purposes of, or prevent or delay the consummation of the Merger or other transactions contemplated by the Transaction Documents or (iv) other matter relating to, or in connection with, any of the foregoing matters.
      1.2     Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Stockholder Agreement, Stockholder hereby grants a proxy appointing Parent, and each duly elected officer thereof, as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares to effect any action described in Section 1.1 above (including, without limitation, the right to sign its name (as Stockholder) to any consent, certificate or other document relating to Company that the law of the State of Delaware permit or require in furtherance of the approval and adoption of the Merger Agreement, the Merger and the Transaction Documents). Stockholder retains the right to vote or otherwise utilize its voting power for all purposes not inconsistent with this Section 1.2. The proxy granted by Stockholder pursuant to this Article I is irrevocable for the term of this Stockholder Agreement and is granted in consideration of Parent entering into this Stockholder Agreement and the Merger Agreement and incurring certain related fees and expenses.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
      Stockholder represents and warrants to Parent that:
      2.1     Authorization. This Stockholder Agreement has been duly executed and delivered by and the consummation of the transactions contemplated hereby are within the powers of Stockholder. If this Stockholder Agreement is being executed in a representative or fiduciary capacity, the person signing this

Stockholder Agreement has full power and authority to enter into and perform this Stockholder Agreement. The obligations under this Stockholder Agreement constitute the legal, valid and binding obligations of Stockholder.
      2.2     Non-Contravention. The execution, delivery and, subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) and securities laws, as applicable, performance by Stockholder of this Stockholder Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any person under, constitute a default under or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on Stockholder or (iii) result in the imposition of any encumbrance on the Shares.
      2.3     Ownership of Shares. Stockholder is the record and beneficial owner of the Shares, free and clear of any encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares) other than restrictions under the Securities Act of 1933, as amended. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of the Shares. Stockholder possesses the sole and exclusive right to vote all of the Shares in any vote of the shareholders of the Company.
      2.4     Total Shares. Except for the Shares set forth on the signature page hereto next to Stockholder’s name, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of Company, (ii) securities of Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company. If Stockholder acquires any additional Shares after the date hereof, Stockholder will notify Parent in writing within two business days of such acquisition, but in any event prior to the date of the shareholder meeting of the Company.
ARTICLE III
COVENANTS OF STOCKHOLDER
      Stockholder hereby covenants and agrees that:
      3.1     No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Stockholder Agreement, Stockholder shall not, without prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares with respect to any matter described in Section 1.1 of this Stockholder Agreement or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Stockholder Agreement other than pursuant to the Merger or the Transaction Documents. Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance of other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details required by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.
      3.2     Appraisal Rights. Stockholder agrees not to exercise any rights to demand appraisal of any Shares which may arise with respect to the Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
      Parent represents and warrants to Stockholder that:
      4.1     Authorization. This Stockholder Agreement has been duly executed and delivered by and the consummation of the transactions contemplated hereby are within the powers of Parent. The obligations under this Stockholder Agreement constitute the legal, valid and binding obligations of Parent.
      4.2     Non-Contravention. The execution, delivery and, subject to compliance with the HSR Act and securities laws, as applicable, performance by Parent of this Stockholder Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree or (ii) require any consent or other action by any person under, constitute a default under or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on Parent.
ARTICLE V
MISCELLANEOUS
      5.1     Termination. This Stockholder Agreement shall terminate and be of no further force or effect upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) written notice from the Stockholder to Parent following receipt by the Company of any Company Superior Proposal (as defined in the Merger Agreement).
      5.2     Further Assurances. Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Stockholder Agreement.
      5.3     Amendments. Any provision of this Stockholder Agreement may be amended or waived if, but only if, such amendment or waiver in writing is signed, in the case of an amendment, by each party to this Stockholder Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.
      5.4     Duties as Director. Nothing contained in this Stockholder Agreement shall be deemed to restrict Stockholder from taking actions in his capacity as a director of the Company as may be permitted under the Merger Agreement.
      5.5     Parties in Interest. This Stockholder Agreement shall be binding upon, inure to the benefit of, and be enforceable by, each party hereto and each party’s respective heirs, beneficiaries, executors, representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Stockholder Agreement.
      5.6     Expenses. All costs and expenses incurred in connection with this Stockholder Agreement shall be paid by the party incurring such cost or expense.
      5.7     Successors and Assigns. The provisions of this Stockholder Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Stockholder Agreement without the consent of the other party hereto, except that Parent may transfer or assign its rights and obligations to any affiliate of Parent.
      5.8     Governing Law. This Stockholder Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

      5.9     Consent to Jurisdiction. Each of Parent and Stockholder hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Stockholder Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in contract, tort, equity or otherwise, to the exclusive jurisdiction of any state or federal court located in the State of Delaware and waives any and all objections to jurisdiction that it may have under the laws of the United States or of any state. Each of Parent and Stockholder waives any objection that it may have (including, without limitation, any objection of the laying of venue or based on forum non conveniens) to the location of the court in any proceeding commenced in accordance with this Section 5.9.
      5.10     Counterparts; Effectiveness. This Stockholder Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instruments. This Stockholder Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.
      5.11     Severability. If any term, provision or covenant of this Stockholder Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Stockholder Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
      5.12     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Stockholder Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity without the posting of a bond or other security.
      5.13     Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.
      5.14     No Strict Construction. The language used in this Stockholder Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any person hereto.
      IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Agreement to be duly executed as of the day and year first above written.

Warp Technology Holdings, Inc.

By: Ernest C. Mysogland
Name: Ernest C. Mysogland
Title: Executive Vice President

Stockholder

By:

Its:

Shares Owned:

ANNEX D
8 Del. C. § 262
8 Del. C. § 262 (2005)
§ 262. Appraisal rights
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.
HISTORY: 8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      Under Nevada law, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that such act or failure to act constituted a breach of fiduciary duties as a director or officer; and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Such provisions, however, will not eliminate a director or officer’s liability to the corporation in the case of a judgment of ouster rendered against a corporation on account of the misconduct of the director or officer, a violation of Nevada state securities laws, or certain other violations of law.
      Under Section 78.7502 of the Nevada Revised Statutes, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, but only if such person did not breach his or her fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of law, or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person did not breach his or her fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of law or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.
      Nevada law further provides that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Nevada law provides for mandatory indemnification of a director, officer, employee or agent of a corporation to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.
      Halo’s bylaws and articles of incorporation provide for indemnification of directors and officers to the fullest extent permitted by Nevada law. The Halo bylaws also provide for the advancement of indemnified expenses.

Item 21.	Exhibits.
Halo Technology Holdings, Inc.
INDEX TO EXHIBITS

Exhibit No.		Description of Exhibit

2	.1(*)	Agreement and Plan of Merger, dated as of March 14, 2006, by and among Halo Technology Holdings, Inc., UCA Merger Sub, Inc. and Unify, Inc., excluding exhibits and schedules thereto as amended by Amendment No. 1 dated May 24, 2006 (included as Annex A to the proxy statement/ prospectus in this Registration Statement).
3	.1(1)	Articles of Incorporation of Warp Technology Holdings, Inc.
3	.2(1)	Bylaws of Halo Technology Holdings, Inc.
3	.3(2)	Form of the Articles of Merger of Abbott Mines Limited and Warp Technology Holdings, Inc.
3	.4(6)	Form of Certificate of Amendment to Articles of Incorporation of Warp Technology Holdings, Inc. filed with the Secretary of State of the State of Nevada on September 12, 2003.
3	.6(7)	Form of Certificate Of Designations, Preferences And Rights Of Series A 8% Cumulative Convertible Preferred Stock Of Warp Technology Holdings, Inc. as filed with the Secretary of State of the State of Nevada on October 1, 2003.
3	.7(7)	Form of Certificate Of Designations, Preferences And Rights Of Series B 10% Cumulative Convertible Preferred Stock Of Warp Technology Holdings, Inc. as filed with the Secretary of State of the State of Nevada on October 1, 2003.
3	.8(10)	Certificate of Designations, Preferences, and Rights of Series B-2 Preferred Stock, as filed with the Secretary of State of the State of Nevada on August 4, 2004.
3	.9(12)	Certificate of Change Pursuant to Nevada Revised Statutes Sec. 78.209, effecting 100 for 1 reverse split effective November 18, 2004, as filed with the Secretary of State of the State of Nevada on November 8, 2004.
3	.10(16)	Certificate of Amendment to Articles of Incorporation of Warp Technology Holdings, Inc., as filed with the Secretary of State of the State of Nevada on March 31, 2005.
3	.11(17)	Certificate of Designations of Series C Stock of Warp Technology Holdings, Inc.
3	.12(26)	Certificate of Designation for Nevada Profit Corporation, designating Series D Preferred Stock, as filed with the Secretary of State of the State of Nevada, effective October 26, 2005.
3	.13(35)	Certificate of Amendment to Articles of Incorporation of Halo Technology Holdings, Inc., as filed with the Secretary of State of the State of Nevada, effective April 2, 2006.
4	.1(1)	Specimen Certificate Representing shares of Common Stock, $.00001 par value per share, of Warp Technology Holdings, Inc.
4	.2(13)	Form of Bridge Note issued October 13, 2004 by the Company.
4	.3(14)	Form of Amended and Restated Subordinated Secured Promissory Note.
4	.4(14)	Form of Senior Secured Promissory Note.
4	.5(14)	Form of Initial Warrant and Additional Warrant.
4	.6(14)	Form of Subordinated Secured Promissory Note.
4	.7(14)	Form of Warrant.
4	.8(14)	Form of Convertible Promissory Note.
4	.9(19)	$1,000,000 Promissory Note, dated July 6, 2005, to Bristol Technology, Inc.
4	.10(20)	Form of Promissory Note.
4	.11(20)	Warrant Certificate, Form of Fact of Warrant Certificate, Warrants to Purchase Common
4	.12(24)	Stock of Warp Technology Holdings, Inc. Form of Promissory Note first issued October 21, 2005.

Exhibit No.		Description of Exhibit

4	.13(24)	Form of Warrant, first issued October 21, 2005, to purchase shares of Common Stock, par value $0.00001 per share, of the Company.
4	.14(31)	Form of Note first issued January 11, 2006.
4	.15(32)	Form of Note first issued January 27, 2006.
5	.1(*)	Opinion of Hale Lane Peek Dennison and Howard, a Professional Corporation.
8	.1(**)	Form of Opinion of DLA Piper Rudnick Gray Cary US LLP regarding tax matters.
8	.2(**)	Form of Opinion of Day, Berry & Howard LLP regarding tax matters.
10	.3(3)	Form of the Financial Consulting Agreement dated March 5, 2002 between Warp Solutions, Inc. and Lighthouse Capital, Inc.
10	.4(3)	Form of the Financial Consulting Agreement dated May 16, 2002 between the Company and Lighthouse Capital, Inc.
10	.5(3)	Form of Master Distributor Agreement between Macnica Networks Company and Warp Solutions, Inc. dated as of August 1, 2002.
10	.6(3)	Form of Master Distributor Agreement between CDI Technologies, Inc. and Warp Solutions, Inc. dated as of September 1, 2002.
10	.7(4)	Put and Call Agreement dated as of December , 2002 by and among Warp Technology Holdings, Inc. and all of the Shareholders of Spider Software Inc.
10	.8(5)	The Warp Technology Holdings, Inc. 2002 Stock Incentive Plan.
10	.9(5)	Form of Stock Option Grant agreement for options granted pursuant to The Warp Technology Holdings, Inc. 2002 Stock Incentive Plan.
10	.10(5)	Form of Strategic Alliance Agreement dated as of April 7, 2003 between Mirror Image Internet, Inc. and Warp Solutions, Inc.
10	.11(5)	Form of iMimic/OEM Software License Agreement dated April 2003 between iMimic Networking, Inc. and Warp Technology Holdings, Inc.
10	.12(6)	Form of Consulting Agreement between Warp Technology Holdings, Inc. and Dr. David Milch dated as of August 1, 2003.
10	.13(8)	Form of Consulting Agreement between Warp Technology Holdings, Inc. and Mr. Steven Antebi which was executed by the parties thereto on December 23, 2003.
10	.14(8)	Form of Employment Agreement between Warp Technology Holdings, Inc. and Mr. Malcolm Coster which was executed by the parties thereto on November 17, 2003.
10	.15(9)	Form of Consulting Agreement between Warp Technology Holdings, Inc. and Mr. Noah Clark which was executed by the parties thereto on March 29, 2004.
10	.16(10)	Series B-2 Preferred Stock Purchase Agreement entered into as of August 4, 2004 between and among Warp Technology Holdings, Inc. and the Persons listed on Schedule 1.01 thereto.
10	.17(10)	Stockholders Agreement, dated as of August 4, 2004, between and among Warp, the holders of the Series B-2 Preferred Stock and such other Stockholders as named therein.
10	.18(11)	Form of Employment Agreement for Ron Bienvenu and Warp Technology Holdings, Inc. made as of August 4, 2004.
10	.20(11)	Form of Employment Agreement for Ernest Mysogland and Warp Technology Holdings, Inc. made as of August 4, 2004.
10	.22(11)	Form of Incentive Stock Option Agreement for Ron Bienvenu to purchase an aggregate of 15,068,528 shares of Common Stock of Warp Technology Holdings, Inc., par value $0.00001 per share.
10	.24(11)	Form of Incentive Stock Option Agreement for Ernest Mysogland to purchase an aggregate of 5,022,843 shares of Common Stock of Warp Technology Holdings, Inc., par value $0.00001 per share.
10	.26(11)	Form of Consulting Agreement between Warp Technology Holdings, Inc. and ISIS Capital Management, LLC which was executed by the parties thereto on August 4, 2004.

Exhibit No.		Description of Exhibit

10	.27(11)	Form of Stock Option Agreement between Warp Technology Holdings, Inc. and ISIS Capital Management, LLC which was executed by the parties thereto on August 4, 2004.
10	.30(13)	Letter agreement dated September 13, 2004 between WARP Technology Holdings, Inc. and Griffin Securities, Inc. for Griffin to act on a best efforts basis as a non-exclusive financial advisor and placement agent for the Client in connection with the structuring, issuance, and sale of debt and equity securities for financing purposes.
10	.31(13)	Purchase Agreement Assignment and Assumption as of October 13, 2004, by and between ISIS Capital Management, LLC and Warp Technology Holdings, Inc.
10	.32(13)	Financial Advisory/Investment Banking Agreement dated September 20, 2004 between Warp Technology Holdings, Inc. and Duncan Capital LLC.
10	.33(14)	Amendment No. 2 to Extension Agreement by and between Warp Technology Holdings, Inc. and Gupta Holdings, LLC.
10	.34(14)	Amendment No. 3 to Extension Agreement by and between Warp Technology Holdings, Inc. and Gupta Holdings, LLC.
10	.35(14)	Amendment to Membership Interest Purchase Agreement made and entered into as of January 31, 2005, by and between Warp Technology Holdings, Inc. and Gupta Holdings, LLC.
10	.36(14)	Form of Series C Subscription Agreement entered into January 31, 2005 by and between Warp Technology Holdings, Inc. and the Investors as identified therein.
10	.37(14)	Investors’ Agreement entered into the 31st day of January, 2005 by and among Warp Technology Holdings, Inc., and the persons listed on Exhibit A thereto.
10	.38(14)	Senior Note and Warrant Purchase Agreement, as of January 31, 2005, by and among Warp Technology Holdings, Inc. and the Purchasers identified therein.
10	.39(14)	Subordinated Note and Warrant Purchase Agreement, as of January 31, 2005, by and among Warp Technology Holdings, Inc. and the Purchasers identified therein.
10	.40(14)	Senior Security Agreement, dated as of January 31, 2005, between Warp Technology Holdings, Inc. and Collateral Agent (as defined therein).
10	.41(14)	Senior Security Agreement, dated as of January 31, 2005, between Warp Solutions, Inc. and Collateral Agent (as defined therein).
10	.42(14)	Senior Security Agreement, dated as of January 31, 2005, between Gupta Technologies, LLC and Collateral Agent (as defined therein).
10	.43(14)	Senior Guaranty, dated as of January 31, 2005, between Warp Solutions, Inc. and Collateral Agent (as defined therein).
10	.44(14)	Senior Guaranty, dated as of January 31, 2005, between Gupta Technologies, LLC and Collateral Agent (as defined therein).
10	.45(14)	Subordinated Security Agreement, dated as of January 31, 2005, between Warp Technology Holdings, Inc. and Collateral Agent (as defined therein).
10	.46(14)	Subordinated Subsidiary Security Agreement, dated as of January 31, 2005, between Warp Solutions, Inc. and Collateral Agent (as defined therein).
10	.47(14)	Subordinated Subsidiary Security Agreement, dated as of January 31, 2005, between Gupta Technologies, LLC and Collateral Agent (as defined therein).
10	.48(14)	Subordinated Guaranty, dated as of January 31, 2005, between Warp Solutions, Inc. and Collateral Agent (as defined therein).
10	.49(14)	Subordinated Guaranty, dated as of January 31, 2005, between Gupta Technologies, LLC and Collateral Agent (as defined therein).
10	.50(14)	Intercreditor and Subordination Agreement dated as of January 31, 2005, by and among: the Subordinated Noteholders, the Senior Noteholders, the Company, Warp Solutions, Inc., Gupta Technologies, LLC, and the Collateral Agent (as such terms are defined therein).
10	.51(14)	Collateral Agency Agreement made as of January 31, 2005 by and among the Collateral Agent (as defined therein) and the Noteholders (as defined therein).

Exhibit No.		Description of Exhibit

10	.52(14)	Post Closing Agreement, dated as of January 31, 2005, by and among the Credit Parties and the Collateral Agent (as such terms are defined therein).
10	.53(15)	Separation Agreement, dated as of March 3, 2005, by and between Warp Technology Holdings, Inc. and Gus Bottazzi.
10	.54(18)	Letter Agreement dated October 31, 2003 by and between Gupta Technologies, LLC and Jeffrey L. Bailey.
10	.55(18)	Letter Agreement dated August 4, 2004 by and between Gupta Technologies, LLC and Jeffrey Bailey, as amended January 1, 2005.
10	.56(18)	Premium International Distribution Agreement dated January 1, 2004 by and between ADN Distribution, GmbH and Gupta Technologies, LLC.
10	.57(18)	Premium International Distribution Agreement dated March 1, 2005 by and between Scientific Computers and Gupta Technologies, LLC.
10	.58(18)	Premium International Distribution Agreement dated January 1, 2004 by and between NOCOM AB and Gupta Technologies, LLC, as amended January 1, 2005.
10	.59(18)	Premium International Distribution Agreement dated October 1, 2003 by and between Sphinx CST and Gupta Technologies, LLC, as amended October 1, 2004.
10	.60(18)	Premium International Distribution Agreement dated March 24, 2004 by and between Xtura B.V. and Gupta Technologies, LLC.
10	.61(18)	OEM Software License Agreement dated September 29, 1994 by and between United Parcel Service General Services Co. and Gupta Technologies, LLC, as amended September 8, 1995, September 30, 1999, December 21, 1999, March 23, 2001, and December 31, 2004.
10	.62(18)	Service Agreement dated March 27, 2002 by and between Offshore Digital Services Inc., DBA Sonata and Gupta Technologies, LLC, as amended March 28, 2003, July 21, 2003, and March 28, 2004.
10	.63(18)	Services Agreement dated September 20, 2004 by and between CodeWeavers, Inc. and Gupta Technologies, LLC.
10	.64(18)	OEM Product Agreement dated September 20, 2004 by and between CodeWeavers, Inc. and Gupta Technologies, LLC.
10	.65(18)	Qt Commercial License Agreement for Enterprise Edition dated as of December 15, 2004 by and between Trolltech Inc. and Gupta Technologies, LLC.
10	.66(18)	OEM License Agreement dated January 1, 2004 by and between Graphics Server Technologies, L.P. and Gupta Technologies, LLC.
10	.67(18)	Shrinkwrap software license agreement with Data Techniques, Inc. for the ImageMan software product.
10	.68(18)	Shrinkwrap software license agreement with Rogue Wave Software Inc. for the Rogue Wave Stingray software product.
10	.69(18)	Lease Agreement dated July 19, 2001 by and between Westport Joint Venture and Gupta Technologies, LLC, together with amendments thereto.
10	.70(18)	Stock Purchase Agreement by and among Warp Technology Holdings, Inc., Bristol Technology, Inc. and Kenosia, dated June 10, 2005.
10	.71(19)	Pledge and Security Agreement by and among Warp Technology Holdings, Inc., Kenosia, and Bristol Technology, Inc. dated July 6, 2005.
10	.72(20)	Credit Agreement dated August 2, 2005 between Warp Technology Holdings, Inc., the Subsidiaries of Warp Technology Holdings, Inc., Fortress Credit Corp., as Original Lender and Agent.
10	.73(20)	Agreement regarding issuance of warrant certificates dated as of August 2, 2005 between Warp Technology Holdings, Inc., and Fortress Credit Corp.
10	.74(20)	Security Agreement dated as of August 2, 2005 between Warp Technology Holdings, Inc. and Fortress Credit Corp.

Exhibit No.		Description of Exhibit

10	.75(20)	Stock Pledge Agreement dated as of August 2, 2005 between Warp Technology Holdings, Inc. and Fortress Credit Corp.
10	.76(20)	Pledge Agreement dated as of August 2, 2005 between Warp Technology Holdings, Inc. and Fortress Credit Corp.
10	.77(20)	Intercreditor and Subordination Agreement dated as of August 2, 2005 between Warp Technology Holdings, Inc, the Subsidiaries of Warp Technology Holdings, Inc., the Financial Institutions, the Holders of Subordinated Notes and Fortress Credit Corp.
10	.78(20)	Deed dated August 1, 2005 between Gupta Technologies, LLC and Fortress Credit Corp.
10	.79(20)	Deed dated August 2, 1005 between Gupta Technologies Limited and Fortress Credit Corp.
10	.80(20)	Deed dated August 2, 2005 between Warp Technologies Limited and Fortress Credit Corp.
10	.81(20)	Deed dated August 2, 1005 between Gupta Technologies, LLC and Fortress Credit Corp.
10	.82(20)	Deed dated August 2, 2005 between Warp Solutions, Inc. and Fortress Credit Corp.
10	.83(20)	Security Trust Agreement dated August , 2005 between Fortress Credit Corp., Fortress Credit Opportunities I LP, Finance Parties and Security Grantors.
10	.84(21)	Share Pledge Agreement dated August 2, 2005 between Gupta Technologies LLC, Fortress Credit Corp., Fortress Credit Opportunities I LP and Finance Parties.
10	.86(22)	Purchase Agreement dated as of September 12, 2005 by and between Warp Technology Holdings, Inc., Platinum Equity, LLC, Energy TRACS Acquisition Corp. and Milgo Holdings, LLC.
10	.87(22)	Merger Agreement dated as of September 12, 2005 by and between Warp Technology Holdings, Inc., TAC/Halo, Inc., Tesseract and Platinum Equity, LLC.
10	.88(23)	Promissory Note dated September 20, 2005 whereby Warp Technology Holdings, Inc. promises to pay to the order of DCI Master LDC in the principal amount of $500,000.
10	.89(23)	Warrant to purchase 181,818 shares of Common Stock , par value $0.00001 per share issued to DCI Master LDC.
10	.90(25)	Halo Technology Holdings 2005 Equity Incentive Plan.
10	.91(25)	Form of Employee Incentive Stock Option Agreement under Halo Technology Holdings 2005 Equity Incentive Plan.
10	.92(25)	Form of Non-Qualified Stock Option Agreement under Halo Technology Holdings 2005 Equity Incentive Plan.
10	.93(25)	Fiscal 2006 Halo Senior Management Incentive Plan 10.93(25).
10	.94(26)	Amendment No. 1 to Merger Agreement, dated as of October 26, 2005 among Platinum Equity, LLC, Warp Technology Holdings, Inc., TAC/Halo, Inc., TAC/HALO, LLC and Tesseract.
10	.95(26)	Investor’s Agreement, dated October 26, 2005 by and among Warp Technology Holdings, Inc. and Platinum Equity, LLC.
10	.96(26)	Promissory Note of Warp Technology Holdings, Inc. dated October 26, 2005 in the amount of $1,750,000.
10	.97(26)	Amendment Agreement No. 1 between Warp Technology Holdings, Inc., Fortress Credit Opportunities I LP and Fortress Credit Corp. dated October 26, 2005.
10	.98(26)	Intercreditor and Subordination Agreement between Warp Technology Holdings, Inc., the Subsidiaries of Warp Technology Holdings, Inc., the Financial Institutions listed in Part 2 of Schedule 1, the Holdings of Subordinated Notes listed in Part 3 of Schedule 1 and Fortress Credit Corp., dated October 26, 2005.
10	.99(26)	Pledge Agreement between Warp Technology Holdings, Inc. and Fortress Credit Corp. dated October 26, 2005 regarding Process Software, LLC.
10	.100(26)	Pledge Agreement between Warp Technology Holdings, Inc. and Fortress Credit Corp. dated October 26, 2005 regarding ProfitKey International, LLC.

Exhibit No.		Description of Exhibit

10	.101(26)	Pledge Agreement between Warp Technology Holdings, Inc. and Fortress Credit Corp. dated October 26, 2005 regarding and TAC/Halo, LLC.
10	.102(26)	Stock Pledge Agreement between Warp Technology Holdings, Inc. and Fortress Credit Corp. dated October 26, 2005 regarding DAVID Corporation.
10	.103(26)	Stock Pledge Agreement between Warp Technology Holdings, Inc. and Fortress Credit Corp. dated October 26, 2005 regarding Foresight Software, Inc.
10	.104(26)	Security Agreement between Process Software, LLC and Fortress Credit Corp. dated October 26, 2005.
10	.105(26)	Security Agreement between ProfitKey International, LLC and Fortress Credit Corp. dated October 26, 2005.
10	.106(26)	Security Agreement between TAC/Halo, LLC and Fortress Credit Corp. dated October 26, 2005.
10	.107(26)	Security Agreement between Foresight Software, Inc. and Fortress Credit Corp. dated October 26, 2005.
10	.108(26)	Security Agreement between DAVID Corporation and Fortress Credit Corp. dated October 26, 2005.
10	.109(27)	Merger Agreement, dated as of December 19, 2005, by and among Warp Technology Holdings, Inc., EI Acquisition, Inc., Empagio, and certain stockholders of Empagio.
10	.110(28)	Agreement and Plan of Merger, dated as of December 23, 2005 by and among Warp Technology Holdings, Inc., WTH Merger Sub, Inc., and InfoNow.
10	.111(29)	Employment Agreement with Mark Finkel.
10	.112(29)	Non-Competition Agreement with Mark Finkel.
10	.113(29)	Confidentiality Agreement with Mark Finkel.
10	.114(30)	Form of Agreement Regarding Warrants.
10	.115(31)	Subscription Agreement entered into January 11, 2006.
10	.116(32)	Subscription Agreement first entered into January 27, 2006.
10	.117(33)	Merger Agreement, dated as of January 30, 2006, by and among Warp Technology Holdings, Inc., ECI Acquisition, Inc., ECI, and certain stockholders of ECI.
10	.118(34)	Merger Agreement, dated as of March 14, 2006, by and among Warp Technology Holdings, Inc., operating under the name Halo Technology Holdings, UCA Merger Sub, Inc., and Unify Corporation.
10	.119(34)	Form of Stockholder Agreement, dated March 14, 2006, by and among Warp Technology Holdings, Inc., operating under the name Halo Technology Holdings, and the persons listed on Schedule I thereto.
10	.120(36)	Amendment and Consent, dated as of March 31, 2006 between Warp Technology Holdings, Inc. and Platinum Equity, LLC.
10	.121(37)	Commercial Lease dated as of May 1, 2006 by and between 200 Railroad Avenue LLC and Halo Technology Holdings, Inc.
10	.122(39)	Form of Consent Agreement entered into by certain Series C Preferred Stockholders and Halo Technology Holdings, Inc.
21	.1(38)	Subsidiaries of Halo Technology Holdings, Inc.
23	.1(*)	Consent of Hale Lane Peek Dennison and Howard, a Professional Corporation (contained in Exhibit 5.1).
23	.2(*)	Consent of Mahoney Cohen & Company, CPA, P.C.
23	.3(*)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.4(*)	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.
23	.5(*)	Consent of Douglas, Curtis & Allyn LLC.
23	.6(**)	Consent of DLA Piper Rudnick Gray Cary US LLP (contained in Exhibit 8.1).

Exhibit No.		Description of Exhibit

23	.7(**)	Consent of Day, Berry & Howard LLP (contained in Exhibit 8.2).
99	.1(**)	Opinion of Douglas, Curtis & Allyn LLC regarding the fairness of the merger consideration (included as Annex B to the proxy statement/ prospectus forming a part of this registration statement).
99	.2(**)	Form of Unify Proxy Card.

(1)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Registration Statement on Form SB-2 (File No. 333-46884).

(2)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed by Warp Technology Holdings, Inc. on September 3, 2002.

(3)	Incorporated herein by reference to the exhibits to the Annual Report on Form 10-KSB filed by Warp Technology Holdings, Inc. on October 7, 2002.

(4)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on January 27, 2003.

(5)	Incorporated herein by reference to the exhibits to the Quarterly Report on Form 10-QSB filed by Warp Technology Holdings, Inc. on February 14, 2003.

(6)	Incorporated herein by reference to the exhibits to the Annual Report on Form 10-KSB filed by Warp Technology Holdings, Inc. on October 14, 2003.

(7)	Incorporated herein by reference to the exhibits to 3.6 to the Quarterly Report on Form 10-QSB filed by Warp Technology Holdings, Inc. on November 14, 2003.

(8)	Incorporated herein by reference to the exhibits to the Quarterly Report on Form 10-QSB filed by Warp Technology Holdings, Inc. on February 12, 2004.

(9)	Incorporated herein by reference to the exhibits to the Quarterly Report on Form 10-QSB filed by Warp Technology Holdings, Inc. on May 17, 2004.

(10)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on August 20, 2004.

(11)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Annual Report on Form 10-KSB, filed on October 13, 2004.

(12)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on November 12, 2004.

(13)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Quarterly Report on Form 10-QSB, filed on November 15, 2004.

(14)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on February 4, 2005.

(15)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on March 9, 2005.

(16)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on April 1, 2005.

(17)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on April 4, 2005.

(18)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Registration Statement on Form S-2 (File Number 333-123864).

(19)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on July 11, 2005.

(20)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on August 16, 2005.

(21)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on September 2, 2005.

(22)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on September 16, 2005.

(23)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on September 26, 2005.

(24)	Incorporated herein by reference to the second of Warp Technology Holdings, Inc.’s Current Reports on Form 8-K filed on October 27, 2005.

(25)	Incorporated herein by reference to the third of Warp Technology Holdings, Inc.’s Current Reports on Form 8-K filed on October 27, 2005.

(26)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on November 1, 2005.

(27)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on December 23, 2005.

(28)	Incorporated herein by reference to the second of Warp Technology Holdings, Inc.’s Current Reports on Form 8-K filed on December 27, 2005.

(29)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on January 4, 2006.

(30)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on January 6, 2006.

(31)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on January 18, 2006.

(32)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on February 2, 2006.

(33)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on February 3, 2006.

(34)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on March 20, 2006.

(35)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on March 31, 2006.

(36)	Incorporated herein by reference to Halo Technology Holdings, Inc.’s Current Report on Form 8-K filed on April 3, 2006.

(37)	Incorporated herein by reference to Halo Technology Holdings, Inc.’s Current Report on Form 8-K filed on May 5, 2006.

(38)	Incorporated herein by reference to the exhibits to the Quarterly Report on Form 10-QSB filed by Halo Technology Holdings, Inc. on May 15, 2006.

(39)	Incorporated herein by reference to Halo Technology Holdings, Inc.’s Current Report on Form 8-K filed on May 19, 2006.

(*)	Filed herewith.

(**)	Previously filed.

2.	Financial Statement Schedules.
      Not applicable.

Item 22.	Undertakings.
      The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
      The registrant undertakes that every prospectus: (i) that is filed pursuant to the preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on May 31, 2006.

HALO TECHNOLOGY HOLDINGS, INC.

By:	/s/ Ernest C. Mysogland

Ernest C. Mysogland

Executive Vice President, Chief Legal Officer and Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Rodney A. Bienvenu, Jr.	Chief Executive Officer, Director, Chairman of Board of Directors	May 31, 2006

* Mark Finkel	President, Chief Financial Officer	May 31, 2006

* Takeshi Taniguchi	Controller, Chief Accounting Officer	May 31, 2006

* John A. Boehmer	Director	May 31, 2006

* David M. Howitt	Director	May 31, 2006

John L. Kelly	Director

Gordon O. Rapkin	Director

*By	/s/ Ernest C. Mysogland, attorney-in-fact